Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission take no responsibility for the contents of this Web Proof Information Pack, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Web Proof Information Pack.

Web Proof Information Pack of

SANDS CHINA LTD.

(incorporated in the Cayman Islands with limited liability)

WARNING

This Web Proof Information Pack is being published as required by The Stock Exchange of Hong Kong Limited (‘‘HKEx’’)/ the Securities and Futures Commission solely for the purpose of providing additional information to the public in Hong Kong.

This Web Proof Information Pack is in draft form. The information contained in it is incomplete and is subject to change which can be material. By viewing this Web Proof Information Pack, you acknowledge, accept and agree with Sands China Ltd. (the ‘‘Company’’), any of its sponsors, advisors and/or members of the underwriting syndicate that:

(a)	this Web Proof Information Pack is only for the purpose of facilitating equal dissemination of information to investors in Hong Kong and not for any other purposes. No investment decision should be based on the information contained in this Web Proof Information Pack;

(b)	the posting of the Web Proof Information Pack or any supplemental, revised or replacement pages thereof on the website of HKEx does not give rise to any obligation of the Company, any of its sponsors, advisers and/or members of the underwriting syndicate to proceed with an offering in Hong Kong or any other jurisdiction. There is no assurance that the Company will proceed with any offering;

(c)	the contents of the Web Proof Information Pack or any supplemental, revised or replacement pages thereof may or may not be replicated in full or in part in the actual prospectus;

(d)	this Web Proof Information Pack may be updated or revised by the Company from time to time but neither the Company nor any of its affiliates, sponsors, advisors or members of the underwriting syndicate is under any obligation, legal or otherwise, to update any information contained in this Web Proof Information Pack;

(e)	this Web Proof Information Pack does not constitute a prospectus, notice, circular, brochure or advertisement or document offering to sell any securities to the public in any jurisdiction, nor is it an invitation or solicitation to the public to make offers to acquire, subscribe for or purchase any securities, nor is it calculated to invite or solicit offers by the public to acquire, subscribe for or purchase any securities;

(f)	this Web Proof Information Pack must not be regarded as an inducement to subscribe for or purchase any securities, and no such inducement is intended;

(g)	neither the Company nor any of its affiliates, sponsors, advisors or members of the underwriting syndicate is offering, or is soliciting offers to buy, any securities in any jurisdiction through the publication of this Web Proof Information Pack;

(h)	neither this Web Proof Information Pack nor anything contained herein shall form the basis of or be relied on in connection with any contract or commitment whatsoever;

(i)	neither the Company nor any of its affiliates, sponsors, advisors or members of the underwriting syndicate makes any express or implied representation or warranty as to the accuracy or completeness of the information contained in this Web Proof Information Pack;

(j)	each of the Company and any of its affiliates, sponsors, advisors or members of the underwriting syndicate expressly disclaims any and all liability on the basis of any information contained in or omitted from, or any inaccuracies or errors in, this Web Proof Information Pack;

(k)	securities may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended (the ‘‘Securities Act’’) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The securities referred to in this Web Proof Information Pack have not been registered under the Securities Act. The Company does not intend to register the securities under the Securities Act or conduct a public offering in the United States. This Web Proof Information Pack is not an offer of securities for sale in the United States. You confirm that you are accessing this Web Proof Information Pack from outside of the United States;

(l)	as there may be legal restrictions on the distribution of this Web Proof Information Pack or dissemination of any information contained in this Web Proof Information Pack, you agree to inform yourself about and observe any such restrictions applicable to you.

THIS WEB PROOF INFORMATION PACK IS NOT FOR PUBLICATION OR DISTRIBUTION TO PERSONS IN THE UNITED STATES. ANY SECURITIES REFERRED TO HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITHOUT REGISTRATION THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM.

NEITHER THIS WEB PROOF INFORMATION PACK NOR THE INFORMATION CONTAINED HEREIN CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE UNITED STATES. THIS WEB PROOF INFORMATION PACK IS NOT BEING MADE AND MAY NOT BE DISTRIBUTED OR SENT INTO THE PEOPLE’S REPUBLIC OF CHINA (WHICH, FOR SUCH PURPOSES, DOES NOT INCLUDE THE HONG KONG OR MACAU SPECIAL ADMINISTRATIVE REGIONS OR TAIWAN), THE UNITED KINGDOM, CANADA OR JAPAN.

If an offer or an invitation is made to the public in Hong Kong in due course, prospective investors are reminded to make their investment decisions solely based on a prospectus of the Company registered with the Registrar of Companies in Hong Kong, copies of which will be distributed to the public during the offer period. No offer or invitation to the public in Hong Kong will be made until after a prospectus of the Company is registered with the Registrar of Companies in Hong Kong in accordance with the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONTENTS

This Web Proof Information Pack contains the following information in relation to the Company extracted from an amended version of the Listing Committee Post-Hearing Proof of the draft document:

• Summary

• Definitions

• Glossary of Technical Terms

• Forward-Looking Statements

• Risk Factors

• Directors

• Corporate Information

• History and Reorganization

• The Subconcession

• Industry Overview

• Business

• Internal Controls and Anti-money Laundering

• Regulation

• Financial Information

• Relationship with Our Controlling Shareholders

• Connected Transactions

• Directors and Senior Management

• Future Plans

• Appendix I	—	Accountant’s Report

• Appendix III	—	Profit Forecast

• Appendix IV	—	Property Valuation

• Appendix V	—	Summary of the Review of Anti-money Laundering Procedures, Systems and Controls

• Appendix VI	—	Summary of the Constitution of Our Company and Cayman Companies Law

• Appendix VII	—	Statutory and General Information

YOU SHOULD READ THE SECTION HEADED “WARNING” ON THE COVER OF THIS WEB PROOF INFORMATION PACK.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

OVERVIEW

We are the leading developer, owner and operator of integrated resorts and casinos in Macau as measured by EBITDA for the year ended December 31, 2008 and the six months ended June 30, 2009.(1) We are the largest operator of integrated resorts in Macau, which contain not only gaming areas but also meeting space, convention and exhibition halls, retail and dining areas and entertainment venues. We believe that our integrated resorts are unique to Macau and differentiate us from our competitors. VML, our subsidiary, holds one of six concessions or subconcessions permitted by the Macau Government to operate casinos or gaming areas in Macau. Macau is the largest gaming market in the world as measured by casino gaming revenue and is the only location in China offering legalized casino gaming.

We own The Venetian Macao, the Sands Macao and the Plaza Macao. We also own one of the largest convention and exhibition halls in Asia, Macau’s largest entertainment venue, The CotaiArena™, and one of three major high-speed ferry companies operating between Hong Kong and Macau. Our luxury and mid-market retail malls feature over 380 shops with well-known retail brands such as Calvin Klein, Cartier, Chanel, Esprit, Gucci, Hermès, Louis Vuitton, Nike and Prada, as well as the Malo Clinic and Spa, one of Asia’s largest medical and beauty spas. As of June 30, 2009, our properties featured a combined 3,554 suites and hotel rooms, 1,098 table games, 3,631 slot machines, over 60 different restaurants and food outlets, as well as other integrated resort amenities.

Our business strategy is to develop Cotai and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. Our ultimate plans for Cotai include five interconnected integrated resorts, which leverage a wide range of branded hotel and resort offerings to attract different segments of the market. When completed, we expect our Cotai Strip development to contain over 20,000 hotel rooms, over 1.6 million square feet of MICE space, over 2.0 million square feet of retail malls, six theaters and other amenities. We believe our business strategy and development plan will allow us to achieve more consistent demand, longer average lengths of stay in our hotels and higher margins than more gaming-centric facilities.

Our properties are designed to cater to a broad range of customers, including the following:

•	Leisure customers who visit resort destinations for quality accommodations, retail, dining, entertainment, spas and sightseeing, and who may opt to game as part of that experience;

•

MICE organizers who seek an environment which attracts more buyers and exhibitors to trade shows and exhibitions because of the quality and ambiance of the venue, business-friendly accommodations, dining and other resort facilities;

•	MICE participants who attend trade shows, exhibitions and conventions in venues that offer them quality business-friendly accommodations, entertainment, dining and retail facilities;

•	Mass market players, who represent the highest profit margin gaming segment, and are characterized by non-rolling chip and slot machine play; and

•	VIP and premium players, who enjoy our private Paiza Club gaming rooms, luxury accommodations and amenities, and are characterized by rolling chip play.

In May 2004, we opened the Sands Macao to target the mass market segment. The Sands Macao was the first Las Vegas-style casino in Macau, and currently contains a mix of gaming areas for mass market, VIP and premium players, and entertainment and dining facilities. In August 2007, we opened Macau’s largest integrated resort, The Venetian Macao, and in August 2008, we opened the

(1)	Based on publicly available information, including company financial reports.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

Plaza Macao, a boutique luxury integrated resort featuring a Four Seasons Hotel and the Plaza Casino. In July 2009, we opened our ultra-exclusive Paiza mansions at the Plaza Macao. These mansions are individually designed and made available by invitation only.

Our next phase of expansion is the integrated resort on Parcels 5 and 6 in Cotai, for which we have received a draft land concession from the Macau Government. At just under 13.3 million square feet, upon completion, the integrated resort on Parcels 5 and 6 will be a significant expansion of our footprint in Cotai. We expect to complete construction of Parcels 5 and 6 in three phases. Phases I and II of the integrated resort are expected to feature approximately 6,000 hotel rooms and approximately 1.2 million square feet consisting of retail, entertainment and dining facilities, MICE space and a multi-purpose theater. The integrated resort will also feature approximately 300,000 square feet of gaming space, which, subject to Macau Government approval, will be sufficient to accommodate up to 670 tables and 2,200 slot machines. Phase I is expected to consist of two hotel towers with over 3,700 Sheraton-, Shangri-La- and Traders-branded hotel rooms, as well as completion of the structural works for an adjacent 2,300-room Sheraton hotel tower. These hotel brands have over 47 sales, marketing and reservation offices worldwide, which we expect to be able to leverage to drive mid week MICE and leisure traveler business. Phase I will also consist of gaming space, a multi-purpose theater and partial opening of the retail and MICE facilities. The total cost to complete Phase I, excluding interest expense, is expected to be approximately US$2.0 billion. Phase II consists of the internal fit-out of the second Sheraton-branded hotel tower, as well as the completion and fit-out of the remaining retail facilities. The total cost to complete Phase II, excluding interest expense, is expected to be approximately US$190.0 million. Phase III, which is to commence at a future date as demand and market conditions warrant, is expected to include a luxury St. Regis-branded hotel and mixed use tower. The total cost to complete Phase III, excluding interest expense, is expected to be approximately US$443.0 million. We began construction of Parcels 5 and 6 in 2006 and suspended construction in November 2008 due to the global economic downturn. We plan to restart construction once we have sufficient funds necessary to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with [•], together with project financing of up to US$1.75 billion that we are currently seeking to obtain from a group of lenders and, to the extent necessary, cash flow from existing and future operations. As of the Latest Practicable Date, we have received aggregate commitments for project financing in the amount of US$1.45 billion from commercial banks and other financial institutions, including from [•], towards the targeted US$1.75 billion of total project financing that we are seeking. Once we recommence construction, we estimate that it will take approximately 18 months to complete construction of Phase I and another six months thereafter to complete the internal fit-out of the adjacent Sheraton hotel tower in Phase II. The remaining retail facilities of Phase II are expected to be completed within 24 months after the adjacent Sheraton hotel tower is completed. As of June 30, 2009, we had capitalized construction costs of approximately US$1.7 billion (HK$13.2 billion) on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phases I and II.

Once construction of Parcels 5 and 6 is completed, economic conditions improve, future demand warrants and additional financing is obtained, we will develop Parcel 3, for which we have obtained a land concession from the Macau Government, followed by Parcels 7 and 8, for which we have not yet obtained a land concession. Parcel 3 is presently planned to include over 4,000 branded hotel rooms and will be connected to the Plaza Macao and the convention and exhibition hall at The Venetian Macao. We expect Parcels 7 and 8 to contain an integrated resort that will be similar in size and scope to the integrated resort located on Parcels 5 and 6.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

Our total net revenues for the year ended December 31, 2008 were US$3,053.3 million with an adjusted EBITDAR of US$686.0 million, a 55.3% and 33.4% increase, respectively, over the same period in 2007. For the six months ended June 30, 2009, our total net revenues were US$1,500.6 million (HK$11,629.5 million) with an adjusted EBITDAR of US$337.7 million (HK$2,616.8 million). For the six months ended June 30, 2008, our total net revenues were US$1,490.6 million with an adjusted EBITDAR of US$349.2 million. The following table sets forth summary financial information for our operations for the periods indicated:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009	2009
	US$	US$	US$	US$	US$	HK$
	(in millions, except percentages)
Net revenues
Casino	1,265.2	1,846.2	2,669.7	1,325.4	1,317.1	10,207.7
Rooms	0.1	49.3	140.0	67.5	55.5	429.9
Food and beverage	12.9	28.1	54.3	24.5	25.4	197.2
Mall	—	24.8	123.0	48.4	64.1	496.9
Convention, ferry, retail and other	2.9	17.9	66.4	24.8	38.4	297.7

Total net revenues	1,281.1	1,966.2	3,053.3	1,490.6	1,500.6	11,629.5

Profit for the year/period	375.8	196.1	175.7	114.0	58.0	449.3

Adjusted EBITDAR(1) (unaudited)	457.7	514.3	686.0	349.2	337.7	2,616.8

Adjusted EBITDAR Margin	35.7%	26.2%	22.5%	23.4%	22.5%	22.5%

(1)	Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of adjusted EBITDAR to its most directly comparable IFRS measurement, operating profit for the years ended December 31, 2006, 2007 and 2008, for the six months ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009, see “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

As part of our business strategy, we intend to focus on the high-margin mass market gaming segment while continuing to provide luxury amenities and high service levels to our VIP and premium players, which have historically accounted for a substantial portion of our gross gaming revenue. For the six month period ended June 30, 2009, we derived approximately 12.2% of our total net revenues from non-gaming operations and 45.8% of our gross gaming revenue, or 81.9% of gross gaming profit, from mass market players. In line with our strategy, this percentage represents a material improvement in mass market play over the year ended December 31, 2008. For the year ended December 31, 2008, we derived approximately 12.6% of our total net revenues from non-gaming operations and 43.1% of our gross gaming revenue, or 72.4% of gross gaming profit, from mass market players. According to the DICJ, for the six months ended June 30, 2009, our three existing Macau properties enjoyed an approximately 24.6% share of Macau gaming revenue.

For information on our financial results as of and for the three months ended September 30, 2009, see “—Summary Combined Financial Information” and “Financial Information—Recent Developments.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

KEY STRENGTHS

We believe that we have a number of key strengths that differentiate our business from that of our competitors, including the following:

•	Diversified, high quality integrated resort offerings with substantial non-gaming amenities;

•	Substantial cash flow from existing operations and a significant development pipeline;

•	Established brands with broad regional and international market awareness and appeal;

•	Experienced management team with proven track record; and

•	Significant benefits from our on-going relationship with LVS.

BUSINESS STRATEGIES

Building on our key strengths, we seek to enhance our position as the leading developer and operator of integrated resorts and casinos in Macau by continuing to implement the following business strategies:

•	Develop and diversify our integrated resort offerings in Cotai to include a full complement of products and services to cater to different market segments;

•	Leverage our scale of operations to create and maintain an absolute cost advantage;

•	Focus on the high-margin mass market gaming segment while continuing to provide luxury amenities and high service levels to our VIP and premium players; and

•	Monetize our non-core assets to reduce net investment through the sale of retail malls and the sale or co-op of luxury apart-hotels.

RISK FACTORS

There are risks and uncertainties relating to our business, the gaming industry in Macau and operating in Macau and mainland China in general. A summary of these risks is set forth in “Risk Factors.” These risks can be classified as follows:

Risks Relating to Our On-going Operations

•	Our existing debt has substantial near term maturities and we may not be able to refinance such debt.

•

Recent disruptions in the financial markets could adversely affect our ability to refinance existing obligations or raise additional financing. Should general economic and capital market conditions not improve, should we be unable to obtain sufficient funding such that completion of our suspended projects is not feasible, or should management decide to abandon certain projects, all or a portion of our investment to date on our suspended projects could be lost.

•	Certain events relating to our Controlling Shareholders may trigger an event of default under our Macau Credit Facility.

•	Our current substantial debt or the incurrence of additional debt to finance our planned development projects could impair our financial condition, results of operations and cash flows.

•	The terms of our credit agreements may restrict our current and future operations, particularly our ability to finance additional growth or take actions that may otherwise be in our best interests.

•	Our business is particularly sensitive to reductions in discretionary consumer spending resulting from downturns in the economy or other factors.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

•

Our business is sensitive to the willingness or ability of our customers to travel. Acts of terrorism, regional political events, or outbreaks of epidemics or fears concerning such outbreaks could cause severe disruptions in travel and reduce the number of visitors to our facilities.

•	We are dependent upon a single market for all of our current cash flows.

•

The Macau Government can terminate VML’s Subconcession under certain circumstances without compensation to VML, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of VML’s Subconcession in 2022 or if the Macau Government exercises its redemption right.

•

As a result of LVS’s majority ownership in us, certain Nevada, Singapore and Pennsylvania gaming laws apply to our planned and on-going gaming activities and associations in Macau. If our operations, activities or associations do not comply with Nevada, Singapore and Pennsylvania gaming laws or laws of other jurisdictions in which LVS operates or may operate in the future, LVS may be compelled to curtail or sever its relationship with us, which would have a material adverse effect on us.

•	LVS, our Controlling Shareholder, is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise have.

•

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

•	We may not be able to monetize some of our non-core real estate assets.

•	The expiration of our exemptions from complementary tax and property tax could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We may have financial and other obligations to foreign workers managed by our construction contractors under government labor quotas.

•	Theoretical win rates for our casino operations depend on a variety of factors, some beyond our control.

•	We face the risk of fraud or cheating.

•

We may not be able to prevent the occurrence of money laundering activities at our casinos or gaming areas in spite of our anti-money laundering policies and compliance with applicable anti-money laundering laws.

•	We depend on the continued services of key management personnel and we may not be able to attract and retain professional staff necessary for our existing and future properties in Macau.

•	Our primary source of cash is and will be dividends from our subsidiaries, which are subject to limitations on their ability to pay dividends.

•	We are controlled by LVS, our Controlling Shareholder, whose interest in our business may be different from yours.

•

LVS operates and may develop additional integrated resorts or casinos outside of mainland China, Macau, Hong Kong and Taiwan that may compete with our properties. LVS may also compete with us when the undertakings in the Non-Competition Deed are terminated.

•	Our Group may lose its right to use certain critical trademarks if the Second Trademark Sub-License Agreement is terminated.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

•	We may not have full access to the resources of LVS and may experience increased costs resulting from our separation from LVS.
•	We may be unable to maintain effective internal controls, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•

An outbreak of highly infectious diseases, or fears concerning such an outbreak, could adversely affect the number of visitors to our facilities and disrupt our operations, resulting in a material adverse effect on our business, financial condition, results of operations and cash flows.

•	The food and beverage businesses in our properties could be disrupted if we or our retailers fail to obtain, or experience material delays in obtaining, the necessary licenses.

•	From time to time, we may be involved in legal and other proceedings arising out of our operations.

•	Our operations are subject to hazards which could cause personal injury, loss of life or damage to property.

Risks Relating to Gaming Promoters

•	We may be exposed to credit risk as a result of extending credit to certain of our premium players and our Gaming Promoters.

•	We are dependent upon Gaming Promoters for a significant portion of our gaming revenues in Macau.

•

If we are unable to ensure high standards of probity and integrity of our Gaming Promoters with whom we are associated, our reputation may suffer or we may be subject to sanctions, including the loss of VML’s Subconcession.

Risks Relating to Our Cotai Strip Development

•

We are constructing the portions of our Cotai Strip development on Parcels 5, 6, 7 and 8 for which we have not yet been granted land concessions. If we do not obtain these land concessions, we could forfeit all or a substantial part of our investment in these parcels to date, and would not be able to build or operate the planned facilities on these parcels.

•

We are required to build and open our developments on Parcel 3 of our Cotai Strip development by April 17, 2013. Unless we meet this deadline or obtain an extension, we may lose our right to the land concession or any properties developed under the land concession for Parcel 3.

•	Our strategy of building a critical mass of integrated resorts at our Cotai Strip development to make Macau a world-class destination may fail.

•

We face significant risks associated with our on-going and planned development projects, which could prevent or delay the opening of such projects or otherwise adversely affect the operations of these planned facilities.

•	We may experience difficulty or delay in restarting our suspended Cotai Strip projects on Parcels 5 and 6.

•	Our revised development plan may give certain of our hotel management companies for our Cotai Strip projects the right to terminate their agreements with us.

•

We operate a passenger ferry service between Macau (Taipa Temporary Ferry Terminal) and Hong Kong under an agreement with the Macau Government. The loss of our ferry agreement or our ferry operator could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

Risks Relating to the Gaming Industry in Macau

•	Conducting business in Macau has certain political, economic and regulatory risks which may affect us.

•	Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs.

•	Policies and measures adopted from time to time by the PRC government could materially and adversely affect our operations.

•	We face intense competition in the gaming industry in Macau, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•

The Macau Government could grant additional rights to conduct gaming in the future, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	Exchange rates could change and increase our foreign currency risk.

•	Macau’s transportation infrastructure may not be adequate to support the development of Macau’s gaming industry.

•	Macau is susceptible to typhoons that may disrupt operations and damage our properties.

BONDS

On September 4, 2009, VVDI (II), our immediate Controlling Shareholder, issued the Bonds in the aggregate principal amount of US$600.0 million to the Bondholders. VVDI (II) used the net proceeds of the issue of the Bonds to lend our Company US$582.0 million by way of an intercompany shareholder’s loan. Concurrent with the completion of [•], our obligations under the intercompany shareholder’s loan will be satisfied by our Company through the issuance of Shares directly to the Bondholders in connection with the mandatory and automatic exchange of the Bonds for Shares. The Bonds will be mandatorily and automatically exchanged for Shares upon [•] at an exchange price equal to 90.0% of [•]. Immediately upon the completion of [•], we will not have any shareholders’ loans or intercompany payables owed to the LVS Group, save for certain intercompany trade payables to related companies. For further details, please see “Relationship with Our Controlling Shareholders—Independence from the LVS Group.”

Each of the Bondholders and the investor groups holding the Bonds is a third party who is not connected with our Group, our Directors or their associates, the LVS Group or LVS’s directors or their associates. Upon the mandatory and automatic exchange of the Bonds for Shares, each of the nine investor groups holding the Bonds will own less than approximately 2.0% of our issued and outstanding share capital following the completion of [•] and the mandatory and automatic exchange of the Bonds for Shares (assuming [•] is not exercised and without taking into account any Shares which may be subscribed by each Bondholder in [•]).

Project Financing Commitments for Parcels 5 and 6

As of the Latest Practicable Date, our wholly owned indirect subsidiary, VOL has received commitments from a group of commercial banks and financial institutions, including from [•], to provide project financing of an aggregate principal amount of US$1.45 billion or equivalent to VOL to be used primarily to finance a portion of the total project costs expected to be incurred in relation to the recommencement of the development and construction of Phases I and II of the integrated resort on Parcels 5 and 6. VOL is actively seeking to obtain commitments from other commercial banks and financial institutions to provide additional project financing in the aggregate principal amount of up to US$300.0 million or equivalent, which, if obtained, would result in VOL having total commitments for project financing of US$1.75 billion. VOL is in advanced discussions with certain commercial banks and financial institutions to provide such additional project financing, and will continue to solicit

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

commitments for additional project financing until it has received its targeted aggregate commitments of at least US$1.75 billion.

The final extension of the proposed project facilities is subject to certain conditions being satisfied prior to funding. See “Financial Information—Recent Developments—Project Financing Commitments for Parcels 5 and 6.”

In connection with the final extension of the proposed project facilities to VOL, we will give an unconditional, unsecured payment and performance guarantee with customary terms and conditions to the lenders under the proposed project facilities, as well as an undertaking to ensure completion of Phases I and II of Parcels 5 and 6, so as to obtain all material occupational licenses required to commence substantial operations on Parcels 5 and 6 on or before December 31, 2012, subject to certain extensions, and to fund all funding and interest shortfalls, including cost overruns, in relation to the construction of Phases I and II of Parcels 5 and 6.

NET CURRENT LIABILITIES AND CAPITAL COMMITMENTS

As of December 31, 2006, 2007 and 2008, our net current liabilities were US$13.4 million, US$171.6 million and US$1,185.8 million, respectively. As of June 30, 2009, our net current liabilities were US$1,282.0 million (HK$9,935.2 million), of which US$1,233.8 million (HK$9,562.2 million) were payables to related companies that will be repaid by, or extinguished upon, completion of [•]. As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, our total borrowings amounted to US$1,387.5 million, US$2,941.5 million, US$3,643.2 million and US$3,542.5 million (HK$27.5 billion), respectively. In addition, as of December 31, 2006, 2007 and 2008 and as of June 30, 2009, we had total capital commitments of US$4,277.0 million, US$10,163.5 million, US$7,719.0 million and US$2,187.3 million (HK$16,951.6 million), respectively. See “Risk Factors—Risks Relating to Our On-going Operations” and “Financial Information—Factors Affecting Our Results of Operations.”

We have incurred, and will continue to incur, significant capital expenditures associated with the development of new integrated resorts as part of our strategy of building critical mass at our Cotai Strip development. As of June 30, 2009, we had capitalized construction costs of approximately US$1.7 billion (HK$13.2 billion) on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phases I and II of Parcels 5 and 6. We intend to fund our capital expenditure plans through a combination of debt and equity financings and internal resources. See “Risk Factors—Risks Relating to Our On-going Operations,” “Risk Factors—Risks Relating to Our Cotai Strip Development” and “Financial Information—Factors Affecting Our Results of Operations.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

KEY TERMS AND CONDITIONS RELATING TO VML’S SUBCONCESSION

Committed investment:	MOP4.4 billion(1) (US$0.6 billion)

Expiry Term:	June 26, 2022

Special gaming tax:	35.0% of gross gaming revenue(2); plus

Annual gaming premium(3):	MOP30.0 million (US$3.8 million) per annum fixed premium;

MOP300,000 (US$37,500) per annum per VIP gaming table(4);

MOP150,000 (US$18,750) per annum per mass market gaming table; and

MOP1,000 (US$125) per annum per electric or mechanical gaming machine including slot machines.

Special levies:

Contribution to a public foundation in Macau for promotion, development and study of culture, society, economy, education, science and charity events:	1.6% of gross gaming revenue(2)(5)

Contribution to the MSAR for urban development, tourism promotion and social security of the Macau Government:	2.4% of gross gaming revenue(2)(5)

Total:	4.0% of gross gaming revenue(2)(5)

(1)	On May 11, 2006, we received a letter from the DICJ confirming completion of our committed investment.
(2)	Gross gaming revenue is defined as all revenue derived from casino or gaming areas.
(3)	There is currently no limit on the number of VIP gaming tables, mass market gaming tables and electric or mechanical gaming machines that VML can set up.
(4)	VML’s VIP gaming tables include tables for VIP, premium and Paiza cash players.
(5)	The contribution percentages are subject to change upon re-negotiation between the Concessionaires or the Subconcessionaires, as the case may be, and the Macau Government in 2010.

The Subconcession Contract also contains various general covenants and obligations. Specifically, VML shall, among other obligations:

•	submit periodic, detailed financial and operating reports to the Macau Government and furnish any other information that the Macau Government may request;

•	arrange for its casinos or gaming areas to remain open for operations on a daily basis;

•	ensure the proper management and operation of casino games;

•	hire staff with appropriate qualifications;

•	undertake and operate casino games in a fair and honest manner and free from the influence of criminal activities;

•	safeguard and ensure the Macau Government’s tax revenue from operation of casino games; and

•	maintain required insurance coverage.

VML’s Subconcession may be terminated by agreement between VML and Galaxy, but Galaxy is not entitled to unilaterally terminate VML’s Subconcession unilaterally. The Macau Government, after consultation with Galaxy, has the right to unilaterally terminate VML’s Subconcession Contract for

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

non-compliance with fundamental obligations under the Subconcession Contract and applicable Macau laws such as:

•	operation of casino games without permission or operation of business beyond the scope of VML’s Subconcession;

•	suspension of operations of our gaming business without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year;

•	unauthorized transfer of all or part of VML’s gaming operations in Macau in violation of the relevant laws and administrative regulations governing the operation of casino games;

•	failure to pay taxes, premiums, levies or other amounts payable to the Macau Government;

•

refusal or failure to resume operations or failure to continue operations due to on-going serious disruption or insufficiency of its organization or operations following the temporary assumption of operations by the Macau Government;

•	repeated objections to the implementation of supervision and inspection power or repeated failure to comply with decisions of the Macau Government, in particular, DICJ Instructions;

•	systematic non-compliance with fundamental obligations stipulated in the applicable laws under the concession regime;

•	refusal or failure to provide or replenish the bank guarantee or surety in the Subconcession Contract within the prescribed period;

•	bankruptcy or insolvency of VML;

•	non-compliance with Macau laws, regulations and/or DICJ Instructions for the purpose of anti-money laundering and counter-terrorism financing;

•	fraudulent activity by VML to the detriment of the public interest;

•	serious violation of the applicable rules for the operation of casino games or harm to fairness of the casino games;

•	grant to a third party the managing powers over gaming activities; and

•	non-compliance with the obligation regarding transfer of shares.

These events could ultimately lead to the termination of VML’s Subconcession without compensation to VML or even result in potential liability to VML. Upon such termination, all of VML’s casinos, slot machine operations and related gaming equipment as well as all property rights to the casino premises in Macau would be automatically transferred to the Macau Government without compensation to VML, and we would cease to generate any revenue from VML’s gaming operations. In many of these instances, the Subconcession Contract does not provide a specific cure period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macau Government to give us an opportunity to remedy any such default.

ANTI-MONEY LAUNDERING PROCEDURES, SYSTEMS AND CONTROLS

The conclusion in PricewaterhouseCoopers Ltd.’s (“PwC Ltd.”) report on the limited assurance engagement on VML’s anti-money laundering internal control system states that, based on PwC Ltd.’s limited assurance engagement, nothing has come to PwC Ltd.’s attention that causes PwC Ltd. to believe that VML’s anti-money laundering control procedures do not comply, in all material respects, with anti-money laundering statutes and guidelines for the period from July 1, 2007 to June 30, 2009. See “Summary of the Review of Anti-Money Laundering Procedures, Systems and Controls” in Appendix V to this document for a full copy of this report. See also “Risk Factors—Risks Relating to Our On-going Operations—We may be unable to maintain effective internal controls, which could have a material adverse effect on our business, financial condition, results of operations and cash flows,” and “Risk Factors—Risks Relating to Our On-going Operations—We may not be able to prevent the occurrence of money laundering activities at our casinos or gaming areas in spite of our anti-money laundering policies and compliance with applicable anti-money laundering laws.” VML is also implementing additional measures and procedures to continue to enhance its anti-money laundering internal control system.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

SUMMARY COMBINED FINANCIAL INFORMATION

The following is a summary of our combined financial information as of and for the years ended December 31, 2006, 2007 and 2008 and our combined financial information as of June 30, 2009 and for the six months ended June 30, 2008 and 2009, extracted from the “Accountant’s Report” set out in Appendix I to this document. The summary combined financial information as of September 30, 2009 and for the three months ended September 30, 2008 and 2009 (except for adjusted EBITDAR data), as extracted from our condensed combined financial information for the three and nine months ended September 30, 2009 which was reviewed by our reporting accountant in accordance with ISRE 2410, reflects all adjustments that our management believes are necessary for the fair presentation of such information under IFRS. Results for interim periods are not indicative of results for the full year.

The results were prepared on the basis of presentation as set out in the Accountant’s Report. The summary combined financial information should be read in conjunction with the combined financial statements set out in the Accountant’s Report, including the related notes.

Combined Income Statements

	For the year ended December 31,			For the six months ended June 30,			For the three months ended September 30,
	2006	2007	2008	2008	2009	2009	2008	2009
	US$	US$	US$	US$	US$	HK$	US$	US$
	(audited)	(audited)	(audited)	(unaudited)	(audited)		(unaudited)	(unaudited)
	(in millions)
Net revenues
Casino	1,265.2	1,846.2	2,669.7	1,325.4	1,317.1	10,207.7	692.1	751.0
Rooms	0.1	49.3	140.0	67.5	55.5	429.9	34.2	31.3
Food and beverage	12.9	28.1	54.3	24.5	25.4	197.2	13.4	13.8
Mall	—	24.8	123.0	48.4	64.1	496.9	36.9	28.5
Convention, ferry, retail and other	2.9	17.9	66.4	24.8	38.4	297.7	20.1	21.5

Total net revenues	1,281.1	1,966.2	3,053.3	1,490.6	1,500.6	11,629.5	796.7	846.0

Operating expenses
Casino	742.2	1,238.0	1,875.4	903.1	916.2	7,100.3	491.1	493.7
Rooms	0.2	13.1	32.2	16.2	14.0	108.2	7.6	5.9
Food and beverage.	11.5	25.6	47.0	21.6	22.7	175.6	11.4	10.2
Mall	—	8.3	31.5	13.7	16.8	129.9	9.8	6.7
Convention, ferry, retail and other	3.0	24.8	109.4	46.2	59.7	462.5	36.7	31.6
Provision for doubtful accounts	0.4	1.2	15.0	0.9	18.7	145.2	4.7	13.8
General and administrative expense	68.7	146.6	269.0	146.8	115.9	898.0	66.3	56.9
Corporate expense	0.4	2.7	14.7	4.3	4.7	36.4	7.7	1.7
Land lease expense	0.8	9.8	11.9	5.9	6.1	47.5	2.9	3.1
Pre-opening expense	34.7	141.9	112.3	38.1	52.4	406.1	29.8	12.3
Development expense	2.7	—	—	—	—	—	—	—
Depreciation and amortization	35.2	104.0	268.2	123.4	158.4	1,227.9	69.7	80.1
Loss/(gain) on disposal of property and equipment	1.9	0.6	1.6	1.2	4.9	37.9	0.0	(0.3)
Fair value losses/(gains) on financial assets at fair value through profit or loss	0.5	0.6	0.0	(0.1)	—	—	0.0	0.5
Net foreign exchange losses/(gains)	0.7	5.2	(29.2)	(2.6)	0.1	1.0	(18.4)	(0.4)

Operating expenses	902.8	1,722.3	2,759.3	1,318.7	1,390.5	10,776.5	719.6	715.8

Operating profit	378.3	243.9	294.0	171.9	110.1	853.1	77.1	130.2
Interest income	27.8	29.2	4.8	2.5	0.3	2.2	1.4	0.2
Interest expense, net of amounts capitalized	(30.3)	(77.0)	(122.9)	(60.2)	(52.2)	(404.6)	(18.6)	(43.5)
Loss on modification of debt	—	—	—	—	—	—	—	(0.2)

Profit before income tax	375.8	196.1	175.9	114.1	58.1	450.6	60.0	86.7
Income tax (expenses)/credits	(0.0)	0.0	(0.2)	(0.1)	(0.2)	(1.3)	0.0	(0.1)

Profit for the year/period	375.8	196.1	175.7	114.0	58.0	449.3	60.0	86.7

Adjusted EBITDAR(1) (unaudited)	457.7	514.3	686.0	349.2	337.7	2,616.8	171.8	228.2

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

(1)	Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission.

The following table sets forth the reconciliation of adjusted EBITDAR to profit. Adjusted EBITDAR is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, development expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, land lease expense, share-based compensation, loss on modification of debt and fair value losses or gains on financial assets at fair value through profit or loss. With respect to adjusted EBITDAR for each of our properties, we make allocations of the shared support expenses based on revenue attributable to each property. Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission.

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30, 2008	For the three months ended September 30, 2009
	2006	2007	2008	2008	2009
	(US$ in millions)
Adjusted EBITDAR (unaudited)	457.7	514.3	686.0	349.2	337.7	171.8	228.2
Share-based compensation granted to employees by LVS	(4.1)	(9.6)	(15.2)	(7.3)	(3.5)	(4.0)	(2.0)
Corporate expense	(0.4)	(2.7)	(14.7)	(4.3)	(4.7)	(7.7)	(1.7)
Land lease expense	(0.8)	(9.8)	(11.9)	(5.9)	(6.1)	(2.9)	(3.1)
Pre-opening expense(1)	(33.2)	(138.0)	(111.4)	(37.9)	(52.0)	(29.4)	(12.3)
Development expense	(2.7)	—	—	—	—	—	—
Depreciation and amortization	(35.2)	(104.0)	(268.2)	(123.4)	(158.4)	(69.7)	(80.1)
Amortization of show production costs	—	—	1.9	—	2.1	0.8	1.1
Net foreign exchange (losses)/gains	(0.7)	(5.2)	29.2	2.6	(0.1)	18.4	0.4
(Loss)/gain on disposal of property and equipment	(1.9)	(0.6)	(1.6)	(1.2)	(4.9)	(0.0)	0.3
Fair value (losses)/gains on financial assets at fair value through profit or loss	(0.5)	(0.6)	(0.0)	0.1	—	(0.0)	(0.5)

Operating profit	378.3	243.9	294.0	171.9	110.1	77.1	130.2
Interest income	27.8	29.2	4.8	2.5	0.3	1.4	0.2
Interest expense, net of amounts capitalized	(30.3)	(77.0)	(122.9)	(60.2)	(52.2)	(18.6)	(43.5)
Loss on modification of debt	—	—	—	—	—	—	(0.2)

Profit before income tax	375.8	196.1	175.9	114.1	58.1	60.0	86.7
Income tax (expenses)/credits	(0.0)	0.0	(0.2)	(0.1)	(0.2)	0.0	(0.1)

Profit for the year/period	375.8	196.1	175.7	114.0	58.0	60.0	86.7

(1)	Pre-opening expense excludes share-based compensation expense of US$1.5 million, US$3.8 million, US$0.9 million, US$0.2 million and US$0.4 million for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2008 and 2009, respectively. Pre-opening expense for the three months ended September 30, 2008 and 2009 excludes share-based compensation expense of US$0.4 million and US$0.1 million, respectively.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

Combined Balance Sheets

	As of December 31,			As of June 30,		As of September 30, 2009
	2006	2007	2008	2009	2009
	US$	US$	US$	US$	HK$	US$
	(audited)	(audited)	(audited)	(audited)		(unaudited)

	(in millions)
ASSETS
Current assets
Inventories	1.7	8.4	10.9	10.1	78.4	9.9
Trade and other receivables and prepayments, net	17.7	240.0	287.9	244.3	1,893.6	268.6
Restricted cash	233.4	59.2	124.1	172.1	1,333.9	196.7
Cash and cash equivalents	278.5	439.4	417.8	340.6	2,639.8	394.7

Total current assets	531.2	747.0	840.7	767.2	5,945.7	869.9

Non-current assets
Investment properties, net	—	292.7	338.0	621.7	4,818.5	663.2
Leasehold interests in land, net	8.6	234.6	274.4	284.5	2,205.2	281.5
Property and equipment, net	2,008.7	3,568.7	5,235.8	5,008.0	38,811.7	4,991.8
Intangible assets, net	3.5	5.5	46.2	43.7	339.0	41.6
Deferred income tax assets, net	—	0.1	0.2	0.2	1.2	0.1
Financial assets at fair value through profit or loss	0.5	0.0	—	—	—	2.2
Other assets	2.4	34.7	60.8	58.2	451.2	54.1
Trade and other receivables and prepayments, net	—	25.1	91.5	61.7	478.0	21.2
Restricted cash	232.1	—	—	—	—	—

Total non-current assets	2,255.7	4,161.5	6,046.9	6,078.0	47,104.8	6,055.8

Total assets	2,786.9	4,908.5	6,887.6	6,845.2	53,050.5	6,925.6

LIABILITIES
Current liabilities
Trade and other payables	544.2	912.3	1,982.0	1,977.9	15,329.1	1,414.0
Current income tax liabilities	0.0	0.0	0.2	0.4	3.0	0.3
Borrowings	0.3	6.3	44.3	70.8	548.8	87.9

Total current liabilities	544.6	918.6	2,026.6	2,049.2	15,880.9	1,502.1

Non-current liabilities
Trade and other payables	0.3	6.8	12.7	12.9	99.8	13.0
Borrowings	1,387.1	2,935.2	3,598.9	3,471.7	26,905.4	4,009.6

Total non-current liabilities	1,387.4	2,942.1	3,611.5	3,484.5	27,005.1	4,022.6

Total liabilities	1,932.0	3,860.7	5,638.1	5,533.7	42,886.1	5,524.7

EQUITY
Capital and reserves attributable to equity holders of our Company
Combined capital	—	—	—	—	—	—
Capital reserve	80.0	80.0	80.0	80.0	620.4	80.7
Statutory reserve	6.2	6.2	6.2	6.3	48.9	6.3
Share-based compensation reserve	—	—	17.5	21.4	165.7	23.5
Currency translation reserve	0.5	(2.8)	5.6	5.8	45.1	5.8
Retained earnings	768.2	964.4	1,140.1	1,198.0	9,284.3	1,284.6

Total equity	855.0	1,047.9	1,249.5	1,311.5	10,164.5	1,400.9

Total equity and liabilities	2,786.9	4,908.5	6,887.6	6,845.2	53,050.5	6,925.6

Net current liabilities	(13.4)	(171.6)	(1,185.8)	(1,282.0)	(9,935.2)	(632.3)

Total assets less current liabilities	2,242.4	3,989.9	4,861.1	4,796.1	37,169.6	5,423.5

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

SUMMARY OPERATING DATA

The following table sets forth our key operating results for the periods indicated:

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30, 2009
	2006	2007	2008	2008	2009
	(US$ in millions, except percentages and hotel statistics)
The Venetian Macao(1)
Gaming statistics:
Non-rolling chip table games drop	—	1,115.8	3,530.1	1,731.6	1,623.3	834.9
Non-rolling chip table games win percentage	—	17.3%	19.9%	19.9%	23.2%	23.0%
Rolling chip volume	—	17,071.5	36,893.8	18,599.8	18,590.1	9,062.2
Rolling chip win percentage	—	2.6%	3.0%	3.0%	2.7%	2.8%
Slot handle	—	490.1	1,941.9	819.9	1,093.8	609.7
Slot hold percentage	—	7.9%	8.0%	8.3%	7.5%	7.5%
Hotel statistics:
Average daily rate	—	221	226	228	209	198
Occupancy rate	—	85.7%	85.3%	79.4%	76.7%	88.1%
Revenue per available room	—	190	193	181	160	175

Sands Macao(2)
Gaming statistics:
Non-rolling chip table games drop	4,178.7	3,525.6	2,626.9	1,381.3	1,208.4	626.4
Non-rolling chip table games win percentage	18.6%	18.7%	18.9%	19.8%	19.1%	19.0%
Rolling chip volume	17,115.0	26,325.3	25,182.2	11,789.8	9,845.3	5,479.1
Rolling chip win percentage	3.2%	3.0%	2.6%	2.7%	2.7%	3.4%
Slot handle	1,048.8	1,181.1	1,039.4	514.0	577.2	327.5
Slot hold percentage	7.7%	6.9%	7.8%	8.2%	6.7%	6.6%

Plaza Macao(3)
Plaza Casino gaming statistics:
Non-rolling chip table games drop	—	—	99.8	—	167.5	82.9
Non-rolling chip table games win percentage	—	—	21.1%	—	25.2%	22.3%
Rolling chip volume	—	—	630.1	—	1,125.2	2,183.7
Rolling chip win percentage	—	—	4.5%	—	3.2%	2.3%
Slot handle	—	—	38.2	—	100.0	60.6
Slot hold percentage	—	—	5.6%	—	5.7%	5.4%
Four Seasons Hotel statistics:
Average daily rate	—	—	344	—	293	294
Occupancy rate	—	—	32.0%	—	41.5%	56.2%
Revenue per available room	—	—	110	—	122	165

(1)	The Venetian Macao commenced operations in August 2007.
(2)	The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.
(3)	The Plaza Macao commenced operations in August 2008.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

PROFIT FORECAST

On the bases and assumptions set out in “Profit Forecast” in Appendix III to this document and, in the absence of unforeseen circumstances, certain profit forecast data of our Group for the year ending December 31, 2009 is set forth below:

	Based on [•]	Based on [•]
Forecast consolidated profit attributable to equity holders of our Company for the year ending December 31, 2009(1)	Not less than US$192.4 million	Not less than US$192.4 million

(1)	Our forecast consolidated profit attributable to equity holders of our Company for the year ending December 31, 2009 is extracted from “Financial Information—Profit Forecast for the Year Ending December 31, 2009.” The bases and assumptions on which the above profit forecast has been prepared are summarized in Appendix III to this document. Our Directors have prepared the forecast consolidated profit attributable to equity holders of our Company for the year ending December 31, 2009 based on the audited combined results of our Group for the six months ended June 30, 2009, the unaudited combined results based on the management accounts of our Group for the three months ended September 30, 2009 and a forecast of the consolidated results of our Group for the remaining three months ending December 31, 2009. The forecast has been prepared on a basis consistent in all material respects with the accounting policies presently adopted by our Group as set out in Note 2 of Section II of the Accountant’s Report, the text of which is set out in Appendix I to this document.

ADJUSTED EBITDAR FORECAST

The forecast adjusted EBITDAR of our Company has been derived from and on the same bases and assumptions as the “Profit Forecast” in Appendix III to this document. In the absence of unforeseen circumstances, forecast adjusted EBITDAR for the year ending December 31, 2009 will not be less than US$802.9 million.

Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation or construed as an alternative to profit or operating profit, or as an indicator of our IFRS operating performance, other combined operations or cash flow data prepared in accordance with IFRS, or as an alternative to cash flow as a measure of liquidity. In addition, adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of adjusted EBITDAR to its most directly comparable IFRS measurement, operating profit for the years ended December 31, 2006, 2007 and 2008, for the six months ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009, see “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

DIVIDEND POLICY

We do not expect to pay cash dividends on our Shares in the foreseeable future. We intend to retain earnings to finance our operations and the expansion of our business, including the development of additional integrated resorts in Cotai. Our Board of Directors will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions our Board may deem relevant. Our ability to declare and pay dividends on our Shares is also subject to the requirements of Cayman Islands law. Moreover, we are a holding company which is dependent upon the operations of our subsidiaries for cash and the terms of our subsidiaries’ debt and other agreements restrict the ability of our subsidiaries to make dividends or other distributions to us. Specifically, pursuant to the Macau Credit Facility, there are restrictions on VML’s ability to distribute dividends, and dividend distributions by VML are the principal means by which we would have the necessary funds to pay dividends on our Shares for the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

SUMMARY

foreseeable future. Therefore, unless and until we pay cash dividends on our Shares, any gains from your investment in our Shares must come from an increase in the market price of such Shares. There are no restrictions under the Macau Credit Facility, Ferry Financing Facility or the Motor Vehicle Facility on our Company’s ability to pay dividends.

Upon completion of [•] and the mandatory and automatic exchange of the Bonds for Shares, there will be no restrictions in any of our loan agreements or other debt instruments that would limit or restrict our ability to pay dividends on our Shares, should we elect to pay cash dividends in the future.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DEFINITIONS

In this document, unless the context otherwise requires, the following terms shall have the meanings set out below. Certain other terms are explained in “Glossary of Technical Terms.”

“Articles” or “Articles of Association”	our articles of association, conditionally adopted on November 8, 2009 and which will become effective upon [• ], and as amended from time to time, a summary of which is set out in “Summary of the Constitution of Our Company and Cayman Companies Law” in Appendix VI to this document

“associate(s)”	has the meaning ascribed to it under the Listing Rules

“Board” or “Board of Directors”	the board of directors of our Company

“Bondholders”	the holders of the Bonds

“Bonds”	the US$600.0 million Exchangeable Bonds due 2014 issued by VVDI (II), which will be mandatorily and automatically exchanged for Shares upon [•]

“business day”	any day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong are generally open for normal banking business

“CAGR”	compound annual growth rate

“Cayman Companies Law”	the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands

“China” or the “PRC”	the People’s Republic of China excluding, for the purpose of this document only, Hong Kong, Macau and Taiwan, unless the context otherwise requires

“Company,” “our,” “we,” “us,” or “Sands China”	Sands China Ltd., a company incorporated in the Cayman Islands on July 15, 2009 as an exempted company with limited liability and, except where the context otherwise requires, all of its subsidiaries, or where the context refers to the time before it became the holding company of its present subsidiaries, its present subsidiaries. When used in the context of gaming operations or the Subconcession, “we,” “us,” or “our” refers exclusively to VML

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Concessionaire(s)”	the holder(s) of a concession for the operation of casino games in the MSAR. As of the Latest Practicable Date, the Concessionaires were Galaxy, SJM and Wynn Macau

“connected person(s)”	has the meaning ascribed to it under the Listing Rules

“Controlling Shareholder(s)”	has the meaning ascribed to it under the Listing Rules and, with respect to our Company, the controlling shareholders as referred to in “Relationship with Our Controlling Shareholders”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DEFINITIONS

“Cotai”	the name given to the land reclamation area in the MSAR between the islands of Coloane and Taipa

“Cotai Strip”	integrated resort projects on Cotai being developed by us and inspired by the Las Vegas Strip in Las Vegas, Nevada, U.S.A. LVS has registered the Cotai Strip trademark in Hong Kong and Macau

“Cotai WaterJets (HK)”	Cotai Waterjets (HK) Ltd, our indirect, wholly owned subsidiary

“CotaiJet Holdings”	CotaiJet Holdings (II) Ltd, our indirect, wholly owned subsidiary

“Director(s)”	directors of our Company

“DICJ”	Gaming Inspection and Coordination Bureau (“Direcçāo de Inspecção e Coordenação de Jogos”) under the Secretary for Economy and Finance of the MSAR

“Drug Trafficking (Recovery of Proceeds) Ordinance”	the Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“DSEC”	the Statistics and Census Bureau of the MSAR (“Direcção dos Serviços de Estatistica e Censos”)

“DSF” or “MSAR Finance Department”	the Finance Services Bureau of the Macau Government (“Direcção dos Serviços de Finanças”)

“FATF”	the Financial Action Task Force on Money Laundering, an inter-governmental body created in 1989 to develop and promote national and international policies to combat money laundering and terrorist financing

“Four Seasons Hotel”	refers to the Four Seasons Hotel Macao, Cotai Strip®, which is managed and operated by FS Macau Lda., an affiliate of Four Seasons Hotels Limited

“Galaxy”	Galaxy Casino S.A. (also known as Galaxy Casino Company Limited), a company incorporated in Macau on November 30, 2001 and one of the three Concessionaires

“Gambling Ordinance”	the Gambling Ordinance (Chapter 148 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Gaming Commission”	the Macau Gaming Commission (“Comissão Especializada Para Sector dos Jogos de Fortuna ou Azar”)

“GDP”	gross domestic product

“Goldman Sachs”	Goldman Sachs (Asia) L.L.C.

“Group”	our Company and its subsidiaries and, in respect of the period before our Company became the holding company of such subsidiaries, the entities which carried on the business of the present Group at the relevant time

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DEFINITIONS

“HIBOR”	the Hong Kong Interbank Offered Rate

“HK$” or “HK dollars”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Share Registrar”	Computershare, the Hong Kong share registrar of our Company

“IFRS”	International Financial Reporting Standards issued by the International Accounting Standards Board

“ISRE 2410”	International Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the International Auditing and Assurance Standards Board

“Latest Practicable Date”	November 6, 2009, being the latest practicable date for the purpose of ascertaining certain information contained in this document before the printing of this document

“LIBOR”	London Interbank Offered Rate

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange (as amended from time to time)

“LVS”	Las Vegas Sands Corp., a company incorporated in Nevada, U.S.A. in August 2004 and the common stock of which is listed on the New York Stock Exchange

“LVS Dutch”	LVS Dutch Intermediate Holding BV, an indirect, wholly owned subsidiary of LVS

“LVS Group”	LVS and its subsidiaries (excluding our Group)

“Macau” or “MSAR”	the Macau Special Administrative Region of the PRC

“Macau Government”	the local government of the MSAR, established on December 20, 1999 and the local administration before this date

“Main Board”	the stock exchange (excluding the option market) operated by the Stock Exchange which is independent of and operated in parallel with the Growth Enterprise Market of the Stock Exchange

“Melco Crown”	Melco Crown Jogos (Macau), S.A., a private company limited by shares (“sociedade anónima”) incorporated on May 10, 2006 under the laws of Macau and one of the three Subconcessionaires

“Memorandum” or “Memorandum of Association”	our memorandum of association, adopted on November 8, 2009 and as amended from time to time, a summary of which is set out in “Summary of the Constitution of Our Company and Cayman Companies Law” in Appendix VI to this document

“MGM Grand Paradise”	MGM Grand Paradise, S.A. (also known as MGM Grand Paradise Limited), a private company limited by shares (“sociedade anónima”) incorporated on June 17, 2004 under the laws of Macau and one of the three Subconcessionaires

“MOP” or “pataca(s)”	Macau pataca, the lawful currency of Macau

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DEFINITIONS

“Non-Competition Deed”	the Deed of Non-Compete Undertakings dated November 9, 2009 entered into between our Company and LVS

“OSCO”	the Organised and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Parcel 1”	a land parcel in Cotai totaling 291,479 square meters described under Registration No. 23225 by the Macau Property Registry, on which The Venetian Macao has been constructed

“Parcel 2”	a land parcel in Cotai totaling 53,700 square meters described under Registration No. 23223 by the Macau Property Registry, on which the Plaza Macao has been constructed

“Parcel 3”	a land parcel in Cotai totaling 60,479 square meters described under Registration No. 23224 by the Macau Property Registry, which is expected to contain an integrated resort that will be connected to the Plaza Macao and the expo center at The Venetian Macao, and may contain over 4,000 branded hotel rooms, gaming areas and other integrated resort amenities. These plans are based on general building plans submitted to the Land, Public Works and Transport Bureau of the MSAR on June 18, 2009, which we are continuing to refine and update during the course of its overall design and development

“Parcels 5 and 6”	land parcels in Cotai totaling 150,134 square meters, including 44,576 square meters designated as a tropical garden, for which we have received a draft land concession and expect to formalize the land concession in due course following the usual MSAR land grant process

“Parcels 7 and 8”	land parcels in Cotai totaling 110,200 square meters for which we have not obtained a land concession and are expected to contain an integrated resort similar in size and scope to the integrated resort located on Parcels 5 and 6. These plans are based on initial conceptual designs, which we will continue to refine and update during the course of its overall design and development. The size of the land parcel may be subject to further surveyance

“Plaza Macao”	an integrated resort which includes (i) the Four Seasons Hotel; (ii) the Plaza Casino gaming area operated by VML; (iii) the Paiza mansions, the Shoppes at Four Seasons, restaurants and a spa, each of which are operated by us; and (iv) a luxury apart-hotel tower, which is anticipated to be branded and serviced by Four Seasons; except where the context indicates otherwise

“Reorganization”	the reorganization of our group of companies now comprising our Group, as described in ”History and Reorganization” and “Statutory and General Information—Further Information About Our Group—Corporate Reorganization” in Appendix VII of this document

“RMB” or “Renminbi”	Renminbi, the lawful currency of China

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DEFINITIONS

“ROVE(s)”	large sum transaction report(s) of certain large gaming transactions (equal to or exceeding HK$/MOP500,000 or their equivalents in other currencies) which must be filed with the DICJ pursuant to the DICJ’s anti-money laundering guideline (“Relatório de Operações de Valor Elevado”)

“Sands Macao”	the Sands Macao, which includes gaming areas, a hotel tower, restaurants and a theater

“Second Trademark Sub-License Agreement”	the trademark sub-license agreement dated November 9, 2009 entered into between LVS IP Holdings, LLC and Las Vegas Sands, LLC

“Securities and Futures Commission” or “SFC”	The Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Share Option Scheme”	the share option scheme conditionally adopted by our Company on [•], 2009, the principal terms of which are summarized in “Statutory and General Information—Share Option Scheme” in Appendix VII to this document

“Shared Services Agreement”	the agreement dated November 9, 2009 entered into between LVS and our Company to regulate the relationship with respect to the provision of certain shared services

“Share(s)”	ordinary shares in our Company with a nominal value of US$0.01 each

“Shareholder(s)”	holder(s) of Shares

“SJM”	Sociedade de Jogos de Macau, S.A., a private company limited by shares (“sociedade anónima”), incorporated on November 28, 2001 under the laws of Macau and one of the three Concessionaires

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Subconcession” or “Subconcession Contract”	the tripartite Subconcession Contract for the operation of casino games dated December 26, 2002 among Galaxy, the Macau Government and VML

“Subconcessionaire(s)”	the holder(s) of a subconcession for the operation of casino games in the MSAR. As of the Latest Practicable Date, the Subconcessionaires were VML (one of our subsidiaries), Melco Crown and MGM Grand Paradise

“subsidiary(ies)”	has the meaning ascribed to it under section 2 of the Companies Ordinance

“The Venetian Macao”	The Venetian Macao-Resort-Hotel®, an integrated resort which includes casino and gaming areas, a hotel, MICE space, The Grand Canal Shoppes™, over 50 different restaurants and food outlets, a 15,000-seat arena and other entertainment venues

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DEFINITIONS

“Track Record Period”	the three financial years of our Company ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009

“United Nations (Anti-Terrorism Measures) Ordinance”	the United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“United States,” “U.S.” or “U.S.A.”	the United States of America, including its territories and possessions and all areas subject to its jurisdiction

“US$” or “U.S. dollars”	United States dollars, the lawful currency of the United States

“VCL”	our subsidiary, Venetian Cotai Limited, a private company limited by shares (“sociedade anónima”) incorporated on November 11, 2004 under the laws of Macau

“Venetian Global”	Venetian Global Holdings Limited, an indirect, wholly owned subsidiary of LVS

“VML”	our subsidiary, Venetian Macau, S.A. (also known as Venetian Macau Limited), a private company limited by shares (“sociedade anónima”) incorporated on June 21, 2002 under the laws of Macau, one of the three Subconcessionaires and the holder of the Subconcession

“VVDIL”	Our subsidiary, Venetian Venture Development Intermediate Limited, a company incorporated in the Cayman Islands on June 21, 2002 as an exempted company with limited liability

“VVDI (I)”	Venetian Venture Development Intermediate I, an indirect, wholly owned subsidiary of LVS

“VVDI (II)”	Venetian Venture Development Intermediate II, a company incorporated in the Cayman Islands on January 23, 2003 as an exempted company with limited liability and an indirect, wholly owned subsidiary of LVS and our immediate Controlling Shareholder

“World Sourcing”	World Sourcing Services Limited, an indirect, wholly owned subsidiary of LVS

“Wynn Macau”	Wynn Resorts (Macau) S.A., a private company limited by shares (“sociedade anónima”) incorporated on October 17, 2001 under the laws of Macau and one of the three Concessionaires

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

GLOSSARY OF TECHNICAL TERMS

This glossary of technical terms contains terms used in this document as they relate to our business. As such, these terms and their meanings may not always correspond to the standard industry meaning or usage of these terms.

“adjusted EBITDAR”	adjusted EBITDAR is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, development expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, land lease expense, share-based compensation, loss on modification of debt and fair value losses or gains on financial assets at fair value through profit or loss. With respect to adjusted EBITDAR for each of our properties, we make allocations of the shared support expenses based on revenue attributable to each property. Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of adjusted EBITDAR to its most directly comparable IFRS measurement, operating profit for the years ended December 31, 2006, 2007 and 2008, for the six months ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009, see “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

“ADR” or “average daily rate”	the average daily rate per occupied room in a given time period, calculated as room revenue divided by the number of rooms sold

“cage”	a secure room within a casino with a facility that allows patrons to exchange cash for chips required to participate in gaming activities, or to exchange chips for cash

“casino(s)”	a gaming facility that provides casino games consisting of table games operated in VIP areas or mass market areas, electronic games, slot machines and other casino games

“casino games”	casino games of chance or games of other forms

“chip(s)”	tokens issued by a casino to players in exchange for cash or credit, which may be used to place bets on gaming tables, in lieu of cash

“collaborator(s)”	individuals who work as agents for Gaming Promoters in their respective authorized operations

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

GLOSSARY OF TECHNICAL TERMS

“drop”	for table games, the sum of markers exchanged for chips at the table, plus cash deposited in the table drop box. For slot machines, the amount of coins and bank notes in the drop box, plus any electronic money transfers made to the slot machine through the use of a cashless wagering system

“drop box”	a box or container that serves as a repository for coins, bank notes, chips and credit slips

“EBITDA”	earnings before interest, taxes, depreciation and amortization

“fills”	for table games, the refilling of a dealer’s chip tray with chips delivered from the cage. For slot machines and electronic games, the refilling of a machine’s container with coins and bank notes

“gaming area(s)”	a gaming facility that provides casino games consisting of table games operated in VIP areas or mass market areas, electronic games, slot machines and other casino games but has not been designated as a casino by the Macau Government

“Gaming Promoter(s)”	individuals or corporations licensed by and registered with the Macau Government to promote games of fortune and chance to patrons, through the arrangement of certain services, including extension of credit (regulated by Law No. 5/2004), transportation, accommodation, dining and entertainment, whose activity is regulated by Administrative Regulation No. 6/2002

“integrated resort(s)”	a resort which provides customers with a combination of hotel accommodations, casinos or gaming areas, retail and dining facilities, MICE space, entertainment venues and spas

“marker(s)”	evidence of indebtedness by a player to the casino or gaming operator. A marker is usually a counter check

“MICE”	Meetings, Incentives, Conventions and Exhibitions, an acronym commonly used to refer to tourism involving large groups brought together for an event or specific purpose

“mass market player(s)”	non-rolling chip players

“net-win”	the gross gaming revenue from gaming activities, which is the difference between gaming wins and losses to the casino operator; for table games, net-win equals the drop amount plus credit slips (receipts for chips returned from a gaming table chip tray to the treasury, indicating income to the table) and less fills to the table. For slot machines, net-win equals the drop amount less fills to the slot machine and jackpot payouts

“non-gaming revenue”	calculated as total property revenue less the portion of such revenue generated from casinos or gaming areas

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

GLOSSARY OF TECHNICAL TERMS

“non-negotiable chip(s)”	chips issued by a casino to VIP room Gaming Promoters for wagering in their respective VIP rooms

“non-rolling chip play”	play by non-VIP players, non-premium players and by Paiza cash players

“non-rolling chip volume”	total value of gaming chips originally purchased by the non-rolling chip player

“non-rolling chip table games drop”	casino revenue measurement, table games drop of mostly non-VIP players or non-premium players, measured as the sum of markers issued, plus cash deposited in the table drop box

“occupancy rate”	the number of hotel nights sold as a percentage of the number of room nights available, calculated as the total number of rooms sold divided by the number of rooms available

“Paiza cash”	a categorization for high limit cash players who typically play without credit and are characterized by non-rolling chip play

“pit boss(es)”	a supervisor whose primary duty is to monitor the floormen who, in turn, supervise table game dealers in a casino

“premium player(s)”	rolling chip players who have a direct relationship with gaming operators and typically participate in gaming activities in casinos or gaming areas without the use of Gaming Promoters

“RevPAR” or “revenue per available room”	revenue per available room, calculated as gross room revenue for the period divided by total room nights (total rooms multiplied by the number of days measured in the period), or by multiplying the average daily rate (ADR) by the occupancy rate

“rolling chip play”	play by VIP and premium players (excludes Paiza cash players) using non-negotiable chips

“rolling chip volume”	casino revenue measurement, measured as the sum of all non-negotiable chips wagered and lost by VIP and premium players (excludes Paiza cash players)

“slot handle”	the total value of slot machine credits wagered resulting from coins and bank notes in the drop box, plus the value of any electronic money transfers made to the slot machine through the use of a cashless wagering system

“slot machine(s)”	traditional gaming machines operated by a single player and electronic multiple-player gaming machines. In this document, the number of slot machines is counted on the same basis used by the DICJ, namely, the number of slot machines equals the number of single-player electronic gaming machines plus the number of player-positions on multiple-player electronic gaming machines

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

GLOSSARY OF TECHNICAL TERMS

“slot machine operations”	gaming areas authorized by the Macau Government where slot machines are housed

“table games”	typical casino games, including card games such as baccarat, blackjack and hi-lo (also known as “Sic bo”) as well as craps and roulette

“VIP player(s)”	rolling chip players who play almost exclusively in dedicated VIP rooms or designated casino or gaming areas and are sourced from Gaming Promoters

“VIP room(s)”	rooms or designated areas within a casino or gaming area where VIP players and premium players gamble

“visit(s)” or “visitation(s)”	with respect to visitation of our properties, the number of times a property is entered during a fixed time period. Estimates of the number of visits to our properties is based on information collected from digital cameras placed above every entrance in our properties which use video signal image processor detection and include repeat visitors to our properties on a given day

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. All statements other than statements of historical fact contained in this document, including, without limitation, the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources, the future development of our industry and the future development of the general economy of our key markets and any statements preceded by, followed by or that include words and expressions such as “expect,” “seek,” “believe,” “plan,” “intend,” “estimate,” “project,” “anticipate,” “may,” “will,” “would” and “could” or similar words or statements, as they relate to our Group or our management, are intended to identify forward-looking statements.

These statements are based on numerous assumptions regarding our present and future business strategy and the environment in which we will operate in the future. These forward-looking statements reflecting our current views with respect to future events are not a guarantee of future performance and are subject to certain known and unknown risks, uncertainties and assumptions, including the risk factors described in this document, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the risks associated with:

•	recent disruptions in the global capital markets and our ability to obtain sufficient funding for our current and future developments in Cotai;

•

our leverage, debt service and ability to maintain compliance with financial covenants in our debt agreements (including sensitivity to fluctuations in interest rates and other capital markets trends);

•	general economic and business conditions which may impact levels of disposable income, consumer spending, pricing of hotel rooms and retail and mall sales;

•	the uncertainty of tourist behavior related to spending and vacationing at integrated resorts in Macau;

•	our dependence upon properties in Macau for all of our cash flow;

•	the expected annualized savings and enhanced operating leverage to be generated from our business operational efficiency initiatives may not be fully realized;

•	disruptions or reductions in travel due to regional conflicts and any future terrorist incidents;

•	our ability to maintain VML’s Subconcession;

•	receipt of governmental approvals for our proposed developments in Macau and any other jurisdictions where we may operate in the future;

•

government regulation of the gaming industry, including loss of VML’s Subconcession or the granting of additional concessions or subconcessions to competitors, gaming license regulation and regulation of gaming on the Internet;

•	our insurance coverage, including the risk that we have not obtained sufficient coverage against acts of terrorism or will only be able to obtain additional coverage at significantly increased rates;

•	new taxes or changes to existing tax rates;

•	increased competition and additional construction in Macau, including recent and upcoming increases in hotel rooms, MICE space and retail space;

•	inherent risks associated with new developments, construction and ventures, including our Cotai Strip development;

•	pandemics or outbreaks of infectious diseases, such as swine flu, severe acute respiratory syndrome or avian flu, in our market areas;

•	the outcome of any on-going and future litigation, such as the current ferry litigation;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FORWARD-LOOKING STATEMENTS

•	the timing of completion of infrastructure projects in Macau;

•	the popularity of Macau as a convention and trade show destination;

•	fluctuations in the demand for suites and hotel rooms, occupancy rates and average daily rates in Macau;

•	the impact of the suspensions of certain of our development projects and our ability to meet certain development deadlines in Macau;

•

regulatory policies in mainland China or other countries in which our customers reside, including visa restrictions limiting the number of visits or the length of stay for visitors from mainland China to Macau and restrictions on foreign currency exchange or importation of currency; and

•	the legalization of gaming in other jurisdictions.

Subject to the requirements of applicable laws, rules and regulations, we do not have any and undertake no obligation to update or otherwise revise the forward-looking statements in this document, whether as a result of new information, future events or developments, or otherwise. As a result of these and other risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this document might not occur in the way we expect, or at all. Accordingly, you should not place undue reliance on any forward-looking information. All forward-looking statements contained in this document are qualified by reference to the cautionary statements set out in this section.

In this document, statements of or references to our intentions or any of our Directors are made as of the date of this document. Any such intentions may change in light of future developments.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

Risks Relating to Our On-going Operations

Our existing debt has substantial near term maturities and we may not be able to refinance such debt.

On May 25, 2006, our indirect subsidiaries, VML US Finance LLC (the “Borrower”) and VML, as guarantor, entered into a credit agreement (the “Macau Credit Facility”) to finance certain of our development projects. The Macau Credit Facility consists of three tranches:

Tranche	Description of Loans Included in the Tranche	Aggregate Outstanding Amount as of June 30, 2009	Scheduled Quarterly Principal Payments
(1) “Term B Loans”	(i) the delayed draw term B loans due 2012 (the “Delayed Draw Term B Loans”)	US$698.3 million	US$1.75 million per quarter commencing June 2009 the remainder of the loans will be payable in four equal quarterly installments beginning on September 30, 2011 with the fourth and final payment on May 25, 2012

	(ii) the funded term B loans due 2013 (the “Funded Term B Loans”)	US$1,795.5 million	US$4.5 million per quarter commencing June 2009 the remainder of the loans will be payable in four equal quarterly installments beginning on September 30, 2012 with the fourth and final payment on May 23, 2013

(2) “Local Term Loans”	the funded local currency term loans due 2011	US$94.3 million	US$6.25 million per quarter commencing June 2009

(3) “Revolving Loans”	the revolving loans due 2011	US$570.3 million	Not applicable

In addition, in October 2009, we began making scheduled principal payments equal to approximately US$8.8 million per quarter under our HK$1,770.6 million (approximately US$228.5 million) credit facility to finance the purchase of 14 ferries (the “Ferry Financing Facility”). See “Financial Information—Description of Material Indebtedness.”

The total aggregate balance of the Macau Credit Facility and the Ferry Financing Facility as of June 30, 2009 and as of the Latest Practicable Date was US$3,386.8 million and US$3,365.5 million, respectively. If financial conditions do not improve and we are unable to generate sufficient cash to service or repay these and our other debt obligations in addition to funding our working capital and our planned development projects, we may have to seek refinancing for such indebtedness. Options for refinancing may be unavailable, or available on different or less favorable terms than we have historically received.

We have pledged a substantial portion of our fixed assets to secure the Macau Credit Facility and the Ferry Financing Facility. These pledged assets represent substantially all of our revenues and profits. We pledged buildings; building, land and leasehold improvements; furniture, fixtures and equipment; and construction in progress with total net book values of US$1,453.6 million, US$1,419.6 million, US$340.8 million and US$335.0 million, respectively, as of June 30, 2009, to secure the obligations under the Macau Credit Facility; and 14 ferries with a total net book value of US$239.5 million as of June 30, 2009, to secure the obligations under the Ferry Financing Facility. The assets used to secure the Macau Credit Facility are owned by certain Group companies, principally VML and VCL, whose primary business operations are gaming and other related activities; and hotel, restaurants, shopping mall and conference and convention services, respectively.

As a result of the pledge of the assets outlined above, our ability to provide additional collateral for any refinancing is limited. Our inability to refinance our debt obligations as they become due may require us to divert a significant portion of our cash flow from operations to the payment of principal and interest on our indebtedness, which would reduce the funds available for our operations and future development projects.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

In the absence of sufficient operating results and refinancing options, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt and other obligations. We may not be able to consummate these dispositions at fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt obligations then due. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our existing indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the creditors of such indebtedness could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, and institute foreclosure proceedings against our assets, which could force us into bankruptcy or liquidation.

Recent disruptions in the financial markets could adversely affect our ability to refinance existing obligations or raise additional financing. Should general economic and capital market conditions not improve, should we be unable to obtain sufficient funding such that completion of our suspended projects is not feasible, or should management decide to abandon certain projects, all or a portion of our investment to date on our suspended projects could be lost.

Widely documented disruptions in the global financial markets have resulted in a tightening of credit markets worldwide, including in the Asia Pacific region. Liquidity in the global and regional credit markets has been severely contracted by these market disruptions, making it difficult and costly to refinance existing obligations or raise additional financing. The effects of these disruptions are widespread and difficult to quantify, and it is impossible to predict when the global and regional credit markets will improve or when the credit contraction will stop. In particular, our ability to fund our suspended projects is dependent upon the completion of additional financings. As of June 30, 2009, our net current liabilities amounted to US$1,282.0 million (HK$9,935.2 million) of which US$1,233.8 million (HK$9,562.2 million) were payables to related companies that will be repaid by or extinguished upon completion of [•]. Given the state of the current credit environment, it may be difficult to obtain additional financing on acceptable terms or at all, which would prevent us from completing our suspended development projects and have an adverse effect on our results of operations and business plans. As of the Latest Practicable Date, we have received aggregate commitments for project financing in the amount of US$1.45 billion from commercial banks and other financial institutions, including from affiliates of all the [•], towards the targeted US$1.75 billion of total project financing that we are seeking in relation to the recommencement of the development and construction of Parcels 5 and 6. The final extension of the proposed project facilities is subject to certain conditions being satisfied prior to funding. See “Financial Information—Recent Developments—Project Financing Commitments for Parcels 5 and 6” and “—Our existing debt has substantial near term maturities and we may not be able to refinance such debt.” In large part due to the general weakening of the global economy and increased financial instability of many borrowers, some of our lenders suffered losses relating to their lending and other financial dealings. In particular, Lehman Commercial Paper Inc., a lender under the Macau Credit Facility, contacted us last year and informed us of its inability to fund any future requested drawdowns of Revolving Loans, including the undrawn amount of US$6.6 million of its total US$15.4 million Revolving Loans commitment under the Macau Credit Facility. If additional lenders under our credit facilities become insolvent, we may also experience difficulty borrowing under the revolving portions of our existing credit facilities in the future. Our business, financial condition, results of operations and cash flows could be materially and adversely affected if we are unable to make drawdowns under these facilities because of a lender default.

If general economic conditions do not improve, we are unable to obtain sufficient funding to complete our suspended projects in a feasible manner, or if management decides to abandon certain projects, all or a portion of our investment to date on our suspended projects could be lost and would result in an impairment charge. See “Business—Our Development Projects.” The occurrence of any of the above events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

Certain events relating to our Controlling Shareholders may trigger an event of default under our Macau Credit Facility.

Our Macau Credit Facility sets forth several events relating to our Controlling Shareholder, LVS, and Mr. Sheldon Adelson’s ownership in LVS, which would constitute an event of default. Specifically, the following events could constitute an event of default under our Macau Credit Facility:

•

any involuntary bankruptcy proceeding filed against LVS or entry of a decree or order for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator or other similar officer;

•	any voluntary bankruptcy proceeding filed by LVS or upon 30 days after LVS is unable, fails generally to, or admits in writing that it is unable to, pay its debts as such debts become due;

•

if LVS contests in writing the validity or enforceability of the sponsor agreement executed simultaneously with the Macau Credit Facility in which, among other things, LVS agrees to ensure that it and each of its subsidiaries comply with all obligations and requirements under the Subconcession Contract and the related land concession contracts;

•

if LVS breaches any of its material obligations under the sponsor agreement, see “Financial Information—Description of Material Indebtedness—Macau Credit Facility” for a detailed discussion of the sponsor agreement; or

•

a change of control that occurs when: (a) LVS ceases to directly or indirectly own at least 50.1% of our Shares, subject to the usufruct agreement and mandatory minority shareholder requirements in Macau; (b) Mr. Sheldon Adelson and his affiliates or related parties cease to beneficially own at least 35.0% of the voting securities of LVS; (c) any person or group of related persons beneficially own a greater percentage of the voting securities of LVS than Mr. Sheldon Adelson and/or his affiliates and related parties; or (d) a change of control occurs under instruments of indebtedness of LVS, Las Vegas Sands, LLC or Venetian Casino Resorts, LLC in excess of US$75.0 million.

As of June 30, 2009, Mr. Sheldon Adelson and his affiliates or related parties’ ownership interest in LVS amounted to 52.1%. If not cured or waived, the above events could trigger a cross default in the Ferry Financing Facility and result in the acceleration of those and other outstanding debt obligations and the enforcement of security and guarantees given in respect of such obligations. As a result, the occurrence of any of the above events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our current substantial debt or the incurrence of additional debt to finance our planned development projects could impair our financial condition, results of operations and cash flows.

We have substantial debt service obligations and expect to incur additional debt to finance our planned development projects. As of June 30, 2009, we had approximately US$3.5 billion (HK$27.5 billion) of debt outstanding. This substantial indebtedness could have important consequences for us. For example, it could:

•	make it more difficult for us to satisfy our debt obligations as they become due;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, development projects, acquisitions or general corporate purposes;

•

require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available for our working capital needs and capital expenditures;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	require us to comply with financial and other covenants that impose significant restrictions on our existing and future businesses and operations;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	subject us to higher interest expense in the event of increases in interest rates as a significant portion of our debt is and will continue to be at variable rates of interest.

In addition, as a significant portion of our existing assets have been pledged to secure the Macau Credit Facility and the Ferry Financing Facility, our ability to provide additional collateral for any refinancing is limited. Any of the above could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The terms of our credit agreements may restrict our current and future operations, particularly our ability to finance additional growth or take actions that may otherwise be in our best interests.

Our current credit agreements contain, and any future credit agreements or other debt instruments likely will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to:

•	incur additional debt, including providing guarantees or other forms of credit support;

•	incur liens securing indebtedness or other obligations;

•	dispose of business, property or assets;

•	make certain acquisitions;

•	pay dividends or make distributions and other restricted payments, such as purchasing equity interests, repurchasing junior indebtedness or making investments in third parties;

•	enter into sale and leaseback transactions;

•	engage in any new businesses that are not related to our existing operations;

•	issue preferred stock; and

•	enter into certain transactions with our Shareholders and our affiliates.

In addition, our credit agreements contain financial covenants requiring that we satisfy certain financial tests and ratios, including maintaining or satisfying a:

•	maximum consolidated leverage ratio;

•	minimum consolidated interest coverage ratio; and

•	maximum annual capital expenditure test.

Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could trigger a cross default and result in the acceleration of those and other outstanding debt obligations and the enforcement of security and guarantees given in respect of them. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations, which could force us into bankruptcy or liquidation.

Our business is particularly sensitive to reductions in discretionary consumer spending resulting from downturns in the economy or other factors.

Demand for integrated resorts, trade shows and conventions and for the type of luxury amenities we offer is particularly sensitive to downturns in the global and regional economy and a corresponding

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

decrease in discretionary consumer spending, including on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions; the current global economic crisis; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a weakening job market; an actual or perceived decrease in disposable consumer income and wealth; fears of recession and changes in consumer confidence in the economy. These factors could reduce consumer demand for the luxury amenities and leisure activities we offer, impose practical limits on pricing and adversely affect our results of operations.

The general global and regional economic slowdown as well as other factors have resulted in a recent decline in the number of visitors to, and gaming revenue in, Macau. According to Macau Government statistics, visitor arrivals to Macau increased by 11.8% in 2008 as compared to visitor arrivals in 2007; however, for the six months ended June 30, 2009, visitation decreased by 11.4% compared to the corresponding period in 2008. Moreover, Macau’s total gaming revenue decreased 12.5% in the six months ended June 30, 2009 as compared to the corresponding period in 2008. If these recent trends continue or deteriorate further, our business, financial condition, results of operations and cash flows will be materially and adversely affected.

Our business is sensitive to the willingness or ability of our customers to travel. Acts of terrorism, regional political events, or outbreaks of epidemics or fears concerning such outbreaks could cause severe disruptions in travel and reduce the number of visitors to our facilities.

As most of our customers travel to reach our properties, the strength and profitability of our business depends on the willingness and ability of our customers to travel. Only a small amount of our business is generated by local residents. Acts of terrorism or regional political events could have a negative impact on international travel and leisure expenditures, including for lodging, gaming and tourism. We cannot predict the extent to which disruptions in air, ferry or other forms of travel as a result of any acts of terrorism, regional political events, outbreak of hostilities or escalation of war would adversely affect our business, financial condition, results of operations and cash flows. Furthermore, outbreaks of infectious diseases such as swine flu, SARS or avian flu, or fears concerning such outbreaks, could discourage potential customers from traveling and patronizing our integrated resorts. See also “—An outbreak of highly infectious diseases, or fears concerning such an outbreak, could adversely affect the number of visitors to our facilities and disrupt our operations, resulting in a material adverse effect on our business, financial condition, results of operations and cash flows.” Any extended period of disruption or decline in travel by air, ferry or land could significantly harm our operations.

Moreover, our VIP players, premium players and mass market players typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to Macau Government statistics, 81.2% of visitors to Macau during 2008 came from mainland China or Hong Kong. We and our competitors have made and intend to continue to make large investments in the construction of new hotels and integrated resorts based, among other things, on projections regarding the number of visitors to Macau, particularly visitors from mainland China. On July 10, 2008, the Zhuhai General Station of Exit and Entry Frontier Inspection of the PRC announced that residents of Guangdong Province in mainland China are only allowed to apply for a visa once every two months, instead of once every month. In addition, residents of mainland China visiting Hong Kong may no longer visit Macau on the same visa, but instead must obtain a separate visa for each entry into Macau. It is unclear whether these measures will continue to be in effect, or become more restrictive, in the future. These measures have the effect of reducing the number of visitors to Macau from mainland China, our primary feeder market. Any reduction in visitors to Macau, as a result of these measures or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

We are dependent upon a single market for all of our current cash flows.

Given that our operations are currently conducted at a limited number of properties in Macau and that our planned future developments are all in Macau, we will continue to be entirely dependent upon properties in Macau for all of our cash flows. The risks to which we will have a greater degree of exposure include the following, among other risks:

•	economic, political and competitive conditions in Macau;

•	travel restrictions to Macau imposed by mainland China or other countries in Asia;

•	inaccessibility to Macau due to inclement weather, road construction or closure of primary access routes such as by sea, air or highway;

•	decline in air or ferry passenger traffic to Macau due to higher ticket costs or fears concerning air or ferry travel;

•	changes in Macau governmental laws and regulations, including gaming laws and regulations and interpretations thereof;

•	liberalization in gaming laws and regulations in other regional economies that would compete with the Macau market;

•	natural and other disasters, including the risk of typhoons in the South China region or outbreaks of infectious diseases; and

•	a significant decline in the number of visitors to Macau.

Any of the above events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Macau Government can terminate VML’s Subconcession under certain circumstances without compensation to VML, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In June 2002, the Macau Government granted one of three concessions to operate casinos and gaming areas in Macau to Galaxy. In December 2002, VML entered into a tripartite Subconcession Contract with Galaxy and the Macau Government. The Subconcession Contract contains various general covenants, obligations and other provisions as to which determination of compliance is subjective. In many of these instances, the Subconcession Contract does not provide a specific cure period within which a breach of any provision of the Subconcession Contract may be cured and, instead, we would rely on consultations and negotiations with the Macau Government to give us an opportunity to remedy any such default. Accordingly, we will be dependent on our continuing communications and good faith negotiations with the Macau Government to ensure that we are performing our obligations in compliance with the Subconcession Contract. Pursuant to VML’s Subconcession, the Macau Government has the right, after consultation with Galaxy, to unilaterally terminate VML’s Subconcession in the event of serious non-compliance by VML with applicable Macau laws or VML’s basic obligations under the Subconcession Contract. Upon termination of VML’s Subconcession, all of VML’s casino premises and gaming-related equipment would be automatically transferred to the Macau Government without compensation to VML and we would cease to generate any revenues from these operations. For the six months ended June 30, 2009, we derived approximately 87.8% of our total net revenues from VML’s gaming operations. We cannot assure you that VML will perform all of its obligations under the Subconcession Contract in a way that satisfies the requirements of the Macau Government. For a more detailed description of these terms, see “The Subconcession.”

VML’s Subconcession Contract also allows the Macau Government to request various changes in the plans and specifications of our Macau properties and to make various other decisions and determinations that will be binding on us. For example, the Macau Government has the right to require that we increase the share capital of our Macau subsidiaries or that we provide certain deposits or

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

other guarantees of performance in any amount determined by the Macau Government to be necessary. Our ability to raise additional financing is subject to the requirement to first obtain the approval of the Macau gaming and governmental authorities before raising additional debt or equity. As a result, we cannot assure you that we will be able to comply with these requirements or any other requirements of the Macau Government or with the other requirements and obligations imposed by VML’s Subconcession.

Furthermore, under the Subconcession Contract, VML is obligated to comply with any laws and regulations that the Macau Government might promulgate in the future. We cannot assure you that VML will be able to comply with these laws and regulations or that these laws and regulations would not adversely affect our ability to construct or operate our Macau properties. If any disagreement arises between VML and the Macau Government regarding the interpretation of, or our compliance with, a provision of the Subconcession Contract, we will be relying on the consultation process with the applicable Macau governmental agency described above. During any consultation, we will be obligated to comply with the terms of the Subconcession Contract, as interpreted by the Macau Government.

Currently, there is no precedent concerning how the Macau Government will treat the termination of a concession or subconcession upon the occurrence of any of the circumstances mentioned above. The loss of VML’s Subconcession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of VML’s Subconcession in 2022 or if the Macau Government exercises its redemption right.

VML’s Subconcession Contract expires on June 26, 2022. Unless VML’s Subconcession is extended, or legislation with regard to reversion of casino premises is amended, all of VML’s casino premises and gaming-related equipment will be automatically transferred to the Macau Government on that date without compensation to us, and we will cease to generate any revenues from such gaming operations. Beginning on December 26, 2017, the Macau Government may redeem the Subconcession Contract by providing us at least one year’s prior notice. In the event the Macau Government exercises this redemption right, VML is entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of gaming and non-gaming revenue generated by The Venetian Macao, excluding the convention and exhibition facilities, during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of VML’s Subconcession. We cannot assure you that we will be able to renew or extend VML’s Subconcession Contract on terms favorable to us or at all. We also cannot assure you that if VML’s Subconcession is redeemed, the compensation paid to VML will be adequate to compensate for the loss of future revenues.

As a result of LVS’s majority ownership in us, certain Nevada, Singapore and Pennsylvania gaming laws apply to our planned and on-going gaming activities and associations in Macau. If our operations, activities or associations do not comply with Nevada, Singapore and Pennsylvania gaming laws or laws of other jurisdictions in which LVS operates or may operate in the future, LVS may be compelled to curtail or sever its relationship with us, which would have a material adverse effect on us.

LVS, our Controlling Shareholder, is subject to the laws, rules and regulations of the State of Nevada, U.S.A., and the laws of other jurisdictions in which LVS operates pertaining to gaming activities. Under the Nevada gaming laws, the foreign gaming operations of a Nevada gaming company must also be compliant with such laws. Hence, the Nevada gaming laws impose on LVS, as our Controlling Shareholder, oversight responsibilities over our gaming activities and associations, including with respect to our business partners, in Macau. Because LVS needs to retain control over these areas of regulation, it may have to act in its own best interest, even at the expense

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

of our Company, in order to ensure that it is in compliance with its obligations under these regulations. LVS will also be subject to disciplinary action by the Nevada Gaming Commission if we:

•	knowingly violate any laws applicable to our Macau gaming operation;

•	fail to conduct our Macau gaming operations in accordance with the standards of honesty and integrity required with respect to LVS’s Nevada gaming operations;

•

engage in any activity or enter into any association that is unsuitable for LVS because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

•

employ, contract with or associate with any person in our Macau gaming operations who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

In addition, if the State Gaming Control Board of Nevada determines that one of our actual or intended activities or associations in our Macau gaming operations fails to comply with one or more of the foregoing, LVS may be required to file an application with the Nevada Gaming Commission for a finding of suitability of such activity or association. If the Nevada Gaming Commission determines that our activities or associations in Macau are unsuitable or prohibited, LVS may be required to terminate such activity or association, or will be prohibited from undertaking such activity or association. LVS may also need to curtail or sever its relationship with us, including, but not limited to, divestment of its holdings in us, termination of the Shared Services Agreement, termination of the licenses to use certain trademarks, including the “Venetian” and “Sands” trademarks, which have significant brand recognition, and the resignation of those members of our Board that also hold positions in LVS. See “Connected Transactions.” In particular, if we are no longer able to rely upon the experience of key members of our Board, or if we are unable to utilize the “Venetian” and “Sands” brands, our business, financial condition, results of operations and cash flows will be materially and adversely affected.

LVS also has operations in Pennsylvania, is developing the Marina Bay Sands integrated resort in the Republic of Singapore, and in the future, may have operations in other jurisdictions. Accordingly, LVS will be subject to the gaming laws and regulations of these jurisdictions, including laws and regulations that relate to our operations. If any of our actions are deemed to be in violation of these gaming laws and regulations in jurisdictions where LVS has, or may in the future have, operations (even if compliant with the laws of the Cayman Islands, Macau and Hong Kong), LVS may be deemed to be in violation of such gaming laws and regulations. For example, to the best of our knowledge, the gaming regulations of both Singapore and Pennsylvania have a general requirement that a licensee establish its suitability and good character, honesty and integrity, including the avoidance of unsuitable associations. Although neither jurisdiction has a foreign gaming provision in its gaming regulations, either jurisdiction may likely determine it within its power to examine any association of a licensee (including us) that might be considered unsuitable. If any of our activities and associations were determined to be unsuitable under the laws of either Singapore or Pennsylvania, LVS may be required to curtail or sever its relationship with us. Should LVS decide to sever its ties with us in order to avoid liability as a result of our violation of these gaming laws and regulations, we will be materially and adversely affected.

LVS, our Controlling Shareholder, is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise have.

LVS, our Controlling Shareholder, is a reporting company pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”), and is subject to the U.S. federal securities laws and regulations. In addition, LVS is subject to other laws applicable to U.S. companies, such as the Foreign Corrupt Practices Act (the “FCPA”) and the anti-money laundering laws of the Bank Secrecy

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

Act of 1970, as amended, 31 U.S.C. §5311 et seq., and the regulations of the United States Department of the Treasury, 31 CFR §103.11 et seq. (the “U.S. Anti-Money Laundering Laws”), among others. LVS is also listed on the New York Stock Exchange (the “NYSE”) and must comply with the NYSE’s Listed Company Manual rules, including imposing certain on-going reporting obligations relating to its interest in us. LVS’s on-going compliance obligations with respect to any of the above may impose on us greater administrative burdens and costs that we would not otherwise have as a result of measures we need to take to monitor such compliance.

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

Although we have all-risk property insurance for our operating properties covering damage caused by a casualty loss (such as fire, natural disasters or certain acts of terrorism), each policy has certain exclusions. In addition, our property insurance coverage is in an amount that may be less than the expected full replacement cost of rebuilding the facilities if there were a total loss. Our level of insurance coverage may be inadequate to cover all possible losses in the event of a major casualty. In addition, certain casualty events, such as labor strikes, nuclear events, loss of income due to cancellation of room reservations or conventions due to fear of terrorism, or damage resulting from deterioration or corrosion, insects or animals and pollution, might not be covered under our policies. Therefore, certain acts and events could expose us to substantial uninsured losses. In addition to the damage caused to our properties by a casualty loss, we may suffer business disruption as a result of these events or be subject to claims by third parties who were injured or harmed. While we carry general liability insurance and limited business interruption insurance, this insurance may not continue to be available on commercially reasonable terms and, in any event, may not be adequate to cover all losses.

We also have builder’s risk insurance for our development projects. Builder’s risk insurance provides coverage for projects during their construction for damage caused by a casualty loss. In general, our builder’s risk coverage is subject to the same exclusions, risks and deficiencies as those described above for our all-risk property coverage. Our level of builder’s risk insurance coverage may not be adequate to cover all losses in the event of a major casualty event. Moreover, in the future, the cost of coverage may become so high that we may be unable to obtain the insurance policies we deem necessary for the construction and operation of our projects on commercially reasonable terms, or at all, or we may need to reduce our policy limits or agree to further exclusions from our coverage.

In addition, although we currently have insurance coverage for occurrences of terrorist acts with respect to our properties and for certain losses that could result from these acts, our terrorism coverage is subject to the same risks and deficiencies as those described above for our all-risk property coverage. The lack of sufficient insurance coverage for these types of acts could expose us to substantial losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks or otherwise, which could have a significant negative impact on our operations.

We renew our insurance policies (other than our builder’s risk insurance) on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits or increase deductibles to the minimum levels permitted under our loan agreements, or agree to certain exclusions from our coverage. There is also limited available insurance in Macau and our Macau insurance companies may need to secure reinsurance in order to adequately insure our properties and development projects. Among other factors, it is possible that regional political tensions, security concerns, other catastrophic events or any change in legislation governing insurance coverage for acts of terrorism could materially and adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits), additional exclusions from coverage or higher deductibles. Among other potential future adverse changes, we may elect not to, or may be unable to, obtain any coverage for losses due to acts of terrorism.

Our credit agreements, the Subconcession Contract and other material agreements require us to maintain a certain minimum level of insurance, a portion of which we have to procure from insurance

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

companies based in Macau. Failure to satisfy these requirements could result in an event of default under these credit agreements, the Subconcession Contract or material agreements and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to monetize some of our non-core real estate assets.

Part of our business strategy relies upon our ability to successfully sell and grant rights of use over certain of our non-core real estate assets once developed, including, but not limited to, retail malls and apart-hotels, and to use the proceeds of such operations and/or sales to refinance, or repay, part of our construction loans incurred to develop these assets, as well as to fund existing and future development. Our ability to monetize our non-core real estate assets will be subject to market conditions, applicable legislation and the approval by the Macau Government’s Chief Executive of the transfer of certain of our rights under our land concessions to a third-party purchaser. If we are unable to profitably monetize our non-core real estate assets, we may have to seek alternative sources of capital to refinance part of our construction loans. These alternative sources of capital may not be available on commercially reasonable terms or at all. Our failure to obtain such capital could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The expiration of our exemptions from complementary tax and property tax could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Complementary tax refers to Macau’s corporate income tax on profits from gaming operations. As of June 30, 2009, the Macau complementary tax rate was up to 12.0% of profits. Pursuant to the Dispatch of Chief Executive No. 250/2004, dated September 30, 2004, and No. 167/2008, dated May 21, 2008, since 2004, we have been exempted from paying complementary tax on profits generated by the operation of casino games and games of chance in Macau. We will continue to benefit from this tax exemption through the end of fiscal year 2013. We cannot assure you that this tax exemption will be extended beyond the expiration date. This tax exemption does not apply to our non-gaming activities. If our exemption is not extended, we will be subject to complementary tax on our profits generated by the operation of casino games and games of chance in Macau, which, based on our net income for the year ended December 31, 2008, could amount to an expense of approximately US$46.4 million. This could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Pursuant to Article 9 of the Property Tax Regulations, newly built commercial buildings are granted property tax exemptions for the first four and six years in Macau and its outlying islands, respectively, upon issuance of an occupancy permit for properties. The Sands Macao is exempt from property tax until April 2010 while The Venetian Macao and the Plaza Macao are entitled to an automatic statutory exemption from property tax for a period of six years once the necessary registration procedures are completed. Upon expiration of the respective exemptions from property tax, we would be subject to an effective property tax rate of 16.8% of our actual rental income from the respective properties, which could have a material adverse affect on our business, financial condition, results of operations and cash flows.

We may have financial and other obligations to foreign workers managed by our construction contractors under government labor quotas.

The Macau Government has granted us a quota to permit us to hire foreign workers. Our quota is used, in part, by our contractors for the construction of our Cotai Strip projects. We remain ultimately liable for all employer obligations relating to these employees, including for payment of wages and taxes and compliance with labor and workers’ compensation laws. We cannot assure you that our contractors will fulfill their obligations to employees hired under the labor quotas. Until we make final payments to our contractors, we have certain offset rights to collect amounts they may owe us, including amounts owed under the indemnities relating to employer obligations. After we have made the final payments, it may be more difficult for us to enforce any unpaid indemnity obligations.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

Theoretical win rates for our casino operations depend on a variety of factors, some beyond our control.

The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to help estimate what a certain type of player, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control such as a player’s skill and experience, the mix of games played, the financial resources of players, the volume of bets played and the amount of time players spend on gambling. As a result of the variability in these factors, the actual win rates at our casinos and gaming areas may differ from the theoretical win rates anticipated and could result in the winnings of our gaming patrons exceeding those of our Company. The variability in these factors, alone or in combination, has the potential to negatively impact our actual win rates, which may materially and adversely affect our business, financial condition, results of operations and cash flows.

We face the risk of fraud or cheating.

Players in our casinos or gaming areas may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, thereby materially and adversely affecting our business, financial condition, results of operations and cash flows.

We may not be able to prevent the occurrence of money laundering activities at our casinos or gaming areas in spite of our anti-money laundering policies and compliance with applicable anti-money laundering laws.

The gaming industry is prone to potential money laundering and Macau’s free port, offshore financial services and free movements of capital create an environment whereby Macau’s casinos or gaming areas could be exploited for money laundering purposes. We cannot assure you that our historical, current or future anti-money laundering measures have been or will be effective in preventing or detecting all money laundering activities. If we or any of our employees or Gaming Promoters are found or suspected to be involved in money laundering activities or other illegal activities, in certain circumstances, the Macau Government could terminate VML’s Subconcession. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees, our Gaming Promoters or our players could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

We depend on the continued services of key management personnel and we may not be able to attract and retain professional staff necessary for our existing and future properties in Macau.

Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Certain of these members of our senior management, including our chief executive officer, have recently joined us. The loss of the services of one or more of these members of our senior management team could hinder our ability to effectively manage our business and implement our growth and development strategies. There is significant competition in Macau for experienced senior management personnel and competition for these individuals is likely to increase as Macau’s gaming industry expands. We cannot assure you that any of our executive officers will remain with us. In addition, employees who are not residents of Macau must obtain work permits either on an individual basis or within a quota system from the Macau Government. Furthermore, members of our senior management team must apply for and undergo a suitability review process administered by the Macau gaming authorities. If the Macau gaming authorities were to find a member of our senior

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

management team unsuitable for licensing, we would have to sever all relationships with that person. In addition, the Macau gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. We currently do not have life insurance policies on any of the members of the senior management team. The death or loss of the services of any of our senior management personnel or our inability to attract and retain additional senior management personnel when needed could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our success also depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees. There is also significant competition in Macau for employees with the skills required to work at our properties and competition for these individuals is likely to increase as we open our remaining Cotai Strip projects and as other competitors expand their operations. In addition, the Macau Government requires us to only hire Macau residents as dealers in our casinos or gaming areas. We cannot assure you that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees. If we are unable to attract, retain and train skilled employees, our ability to adequately manage and staff our existing and planned casino or gaming areas and integrated resort properties could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our primary source of cash is and will be dividends from our subsidiaries, which are subject to limitations on their ability to pay dividends.

We are a holding company with limited business operations of our own. Our main assets consist of our direct and indirect shareholdings in our operating subsidiaries through which we conduct most of our business operations. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flows generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flows to pay dividends or distributions in the future. Our subsidiaries’ payments to us will be contingent upon their earnings and upon other business considerations. In addition, our subsidiaries’ credit agreements and other agreements limit or prohibit certain payments of dividends or other distributions to us. We expect that future credit agreements for the financing of our other developments will contain similar restrictions. On October 5, 2009, VML applied to the Macau Government to secure a special arrangement for payment of complementary tax on dividends distributed to its shareholders similar to those arrangements made between the Macau Government and other Concessionaires or Subconcessionaires. If we are unable to obtain such special arrangement, any dividends and other distributions that we receive from VML may become subject to complementary tax at a rate of up to 12.0%, which could have a material and adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay dividends on our Shares. See “Financial Information—Dividend Policy.”

We are controlled by LVS, our Controlling Shareholder, whose interest in our business may be different from yours.

Following the completion of [•] and the mandatory and automatic exchange of the Bonds for Shares and assuming the [•] is not exercised, LVS, through various intermediate companies, will control approximately [•]% of our outstanding Shares. Accordingly, LVS is our Controlling Shareholder under the Listing Rules and has the ability to exercise control over our business policies and affairs, such as the composition of our Board of Directors and any action requiring the approval of our Shareholders, including the adoption of amendments to our Articles of Association and the approval of a merger or sale of substantially all of our assets. In addition, LVS, through various intermediate companies, has the ability to control the selection of our senior management through its control of the Board. The concentration of ownership may also delay, defer or even prevent a change in control of our Company and may make some transactions more difficult or impossible without the support of LVS. The interests of LVS may conflict with the interests of other Shareholders, and LVS, as a Controlling Shareholder, may take actions, through its concentration of ownership, that are not in the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

best interests of other Shareholders. Additionally, a majority of LVS’s outstanding common stock is currently held by LVS’s chairman and chief executive officer, Mr. Sheldon Adelson, his family members and trusts for the benefit of Mr. Adelson and/or his family members, whose interests may conflict with ours and those of our other Shareholders. For additional information regarding the share ownership of, and our relationship with our Controlling Shareholders, see “Relationship with Our Controlling Shareholders.”

LVS operates and may develop additional integrated resorts or casinos outside of mainland China, Macau, Hong Kong and Taiwan that may compete with our properties. LVS may also compete with us when the undertakings in the Non-Competition Deed are terminated.

LVS operates integrated resorts or casinos in Las Vegas, Nevada and Bethlehem, Pennsylvania in the United States and is currently constructing Marina Bay Sands, an integrated resort in the Republic of Singapore. Pursuant to the Non-Competition Deed that we entered into with LVS, which limits the markets in which each of us may operate on a geographical basis, we are restricted from having any interest or involvement in gaming businesses outside of mainland China, Macau, Hong Kong and Taiwan and their respective territorial seas (collectively, the “Restricted Zone”), unless we receive LVS’s prior written consent. Moreover, the Non-Competition Deed does not impact LVS’s ability to continue to develop and operate new gaming projects, or engage in existing gaming operations, located outside of the Restricted Zone which, along with LVS’s current operations, may provide incentives or marketing promotions that attract regional or global customers who may otherwise have patronized our properties.

Under the Non-Competition Deed, LVS and its associates (other than our Group) is restricted from having any interest or involvement in gaming businesses in the Restricted Zone unless it receives our prior written consent. However, such restriction will terminate on the earlier of the date on which (i) LVS ceases to be our Controlling Shareholder and (ii) [•]. Once such restriction is terminated, LVS may also compete with us in the Restricted Zone. For details of the Non-Competition Deed, see “Relationship with Our Controlling Shareholders—Non-Competition Deed.”

Potential competition from LVS’s other integrated resorts and operations, particularly those in Asia, could have a material adverse effect on our business, financial condition, results of operations and cash flows. We cannot assure you that LVS will not make strategic and other decisions that materially and adversely affect our business.

Our Group may lose its right to use certain critical trademarks if the Second Trademark Sub-License Agreement is terminated.

Pursuant to the Second Trademark Sub-License Agreement, Las Vegas Sands, LLC granted to our Group a license to use the trademarks and the service marks set forth in “Statutory and General Information” in Appendix VII to this document (i) in the Restricted Zone for the development, operation and marketing of casinos, hotels, integrated resorts and associated facilities located in mainland China, Macau, Hong Kong and Taiwan and (ii) in the rest of the world, for the marketing of business in such four territories. In order to be more aligned with the initial term of VML’s Subconcession that expires on June 26, 2022, the Second Trademark Sub-License Agreement shall remain in effect for an initial term of slightly over twelve and a half years commencing from [•] and ending on December 31, 2022. However the Second Trademark Sub-License Agreement will terminate automatically, without any notice to the licensee, in the event that LVS is no longer our Controlling Shareholder, or in the event of any sale of all or substantially all of our assets, to any person or legal entity which is not a subsidiary or affiliate of LVS, our Company or the licensor. In such event, we will not be able to continue using any of the subject trademarks, including the “Sands” and “Venetian” trademarks, and would have to rebrand our businesses.

We may not have full access to the resources of LVS and may experience increased costs resulting from our separation from LVS.

Historically, LVS has provided us with corporate and shared services, such as executive oversight, risk management, information technology, marketing, construction management, accounting,

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following the completion of the [•], LVS will provide only certain limited services such as procurement; construction and operation services; procurement of insurance coverage; information technology services; third party intellectual property; transportation services and administrative services pursuant to the Shared Services Agreement. See “Connected Transactions.” The terms and conditions of any third-party service agreements that we enter into in relation to such services may not be comparable to those that we previously received from LVS as we may no longer be able to take advantage of LVS’s size and purchasing power in procuring goods, services and technology. As a result, we may be unable to obtain goods and services on prices and terms as favorable as those we obtained prior to our separation from LVS, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable to maintain effective internal controls, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have an internal control system in place and will continue to develop our internal controls and risk management procedures and policies following the completion of [•]. Because of its inherent limitations, any system of controls, however well designed and operated, can only provide reasonable, and not absolute, assurance that the objectives of the system are met. As such, we may be affected by risks arising in relation to our internal controls and risk management, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Moreover, given the dynamic nature of the gaming industry, even if we are able to address existing deficiencies, we cannot assure you that there will not be new deficiencies in our internal control policies and procedures. Any such deficiency, if material or significant, could adversely affect our management’s ability to monitor, evaluate and manage our business and operations, or lead to substantial business or operational risk or inaccurate financial reporting, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

An outbreak of highly infectious diseases, or fears concerning such an outbreak, could adversely affect the number of visitors to our facilities and disrupt our operations, resulting in a material adverse effect on our business, financial condition, results of operations and cash flows.

In 2003, mainland China, Hong Kong, Taiwan, the Republic of Singapore and certain other regions experienced an outbreak of a highly contagious form of atypical pneumonia known as severe acute respiratory syndrome (“SARS”). As a result of the outbreak, there was a decrease in travel to and from, and economic activity in, affected regions, including Macau. In addition, there have been fears concerning the spread of an “avian flu” in Asia. Furthermore, Macau confirmed its first swine flu case in June 2009 at the Macau International Airport, and the Macau Government’s Chief Executive warned that the number of infections might rise. Potential future outbreaks of SARS, swine flu, avian flu or other highly infectious diseases, or fears concerning such an outbreak, may adversely affect the number of visitors to our operating properties and properties we are currently developing. An outbreak might disrupt our ability to adequately staff our business and could disrupt our operations. If any of our customers or employees are suspected of contracting certain highly contagious diseases, we may be required to quarantine these customers or employees or close the affected areas of our facilities and temporarily suspend part or all of our operations at affected facilities. Any new outbreak of such highly infectious diseases could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The food and beverage businesses in our properties could be disrupted if we or our retailers fail to obtain, or experience material delays in obtaining, the necessary licenses.

Pursuant to Macau Government regulations, all food and beverage businesses must obtain a food and beverage license from the Macau Government Tourist Office or from the Macau Civil and Municipal Affairs Bureau. Before one of these departments issues us or our food and beverage

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

retailers a license, we or our retailers, as the case may be, must first meet specific licensing conditions. As of September 30, 2009, there were 39 food and beverage outlets in The Venetian Macao which were pending approval for licensing by either the Macau Government Tourist Office or the Macau Civic and Municipal Affairs Bureau. With respect to these 39 outlets, we have entered into agreements to assign the responsibility for obtaining licenses back to seven of these retailers and are in the process of assigning such responsibility back to eight of these retailers. We cannot guarantee that we or our retailers will not encounter serious delays or other difficulties in fulfilling the conditions for obtaining a license, or that we or our retailers will be able to adapt to new rules and regulations that may come into effect from time to time with respect to the food and beverage industry. There may also be delays on the part of the relevant regulatory bodies in reviewing our applications and granting such licenses.

Although our retailers are legally and contractually bound to obtain the necessary licenses to operate their respective food and beverage businesses, certain of these retailers made the decision to commence operation without a license. Our Group undertook the responsibility to obtain such licenses on behalf of these retailers as part of the complex process of opening The Venetian Macao. Consequently our Macau legal advisor, Leonel Alves Law Firm, is of the opinion that there may be indirect adverse consequences to our Group as a result of taking on this obligation. In the past, as a result of failure to obtain the necessary governmental licenses for these retailers, we have been assessed, and may in the future be assessed, a fine of MOP30,000 per retailer. In the event that we or our retailers fail to obtain, or encounter significant delays in obtaining, the necessary governmental licenses for any of the food and beverage outlets in our properties, we may be forced to shut down these outlets, which would disrupt the food and beverage business in our properties and could adversely affect the attractiveness of and the number of visitors to our properties. Moreover, if these retailers’ outlets are shut down due to our inability to obtain food and beverage licenses for their outlets, we may also be subject to claims by these retailers for business interruption or other damages.

From time to time, we may be involved in legal and other proceedings arising out of our operations.

We may be involved in disputes with various parties involved in the construction and operation of our properties, including contractual disputes with contractors, suppliers, construction workers and retailers or property damage or personal liability claims. Regardless of the outcome, these disputes may lead to legal or other proceedings and may result in substantial costs, delays in our development schedule, and the diversion of resources and management’s attention. In addition, litigation is often necessary to enforce intellectual property rights which can be expensive and difficult in Macau due to the early stage of the development of intellectual property laws. We may also have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings and unfavorable decisions that result in penalties and/or delay the development of our integrated resorts. In such cases, our business, financial condition, results of operations and cash flows could be materially and adversely affected. For information on our current legal and arbitration proceedings with Norte Oeste Expresso Ltd., Ngo Kee (Macau) Limited, Prema Birkdale Horticulture (Macau) Ltd, Chun Wo—San Meng Fai JV and relating to the registration of the expression “Cotai Strip,” see “Business—Legal Proceedings.”

Our operations are subject to hazards which could cause personal injury, loss of life or damage to property.

The construction of large-scale properties such as our integrated resort projects can be dangerous and standard industry safety precautions may not be adequate to prevent serious personal injuries or loss of life, damage to property or delays. We have in the past experienced accidents in our construction and ferry operations. If accidents occur during the construction of our projects, we may be subject to delays, including delays imposed by regulators, liabilities and possible losses, which may not be covered by insurance, and our business and reputation may be materially and adversely affected. If our ferry operations are involved in accidents which result in serious injury or loss of life, these events could result in a material adverse effect on our business, prospects and reputation. Such events could

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

also deter passengers from traveling on our ferries, which could result in a reduction of the number of visitors to our properties.

Risks Relating to Gaming Promoters

We may be exposed to credit risk as a result of extending credit to certain of our premium players and our Gaming Promoters.

Under Macau law, we are permitted to extend credit to our players. We may extend credit to those players whose level of play and financial resources, in the opinion of management, warrant an extension of credit. This credit is typically unsecured. Although we currently extend credit to players on a very limited basis, we may decide to extend more credit or extend credit to a broader range of customers in the future, thereby increasing our exposure to credit risk. Many of our players come from jurisdictions other than Macau, and those jurisdictions may not enforce gaming debts to the same degree as Macau, or at all. As such, we may be unable to collect gaming receivables from our credit players. Moreover, the gaming tax in Macau is calculated as a percentage of gross gaming revenue, but does not provide for deductions in subsequent periods for credit losses resulting from casino winnings in prior periods. As a result, we must still pay taxes on our winnings even if we are unable to collect on the related gaming receivables in a subsequent period. Our inability to collect large gaming receivables may have a material and adverse impact on our business, financial condition, results of operations and cash flows.

In addition, we are exposed to credit risk because we grant gaming credit to our Gaming Promoters. Generally, we maintain the right to offset commissions payable to our Gaming Promoters against credit extended to them. However, we cannot assure you that the accrued or other commissions payable to our Gaming Promoters will be sufficient to offset the credit extended to these Gaming Promoters. As of December 31, 2006, 2007 and 2008 as of June 30, 2009, the balance of VML’s advances to its Gaming Promoters was US$2.6 million, US$0.4 million, US$95.7 million and US$102.7 million (HK$796.0 million), respectively. If we accrue large receivables from our Gaming Promoters against which we are unable to offset commissions payable, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We are dependent upon Gaming Promoters for a significant portion of our gaming revenues in Macau.

A substantial portion of our total revenue is derived from our rolling chip volume. For the year ended December 31, 2008 and the six months ended June 30, 2009, our rolling chip play accounted for approximately 56.9% and 54.2% of our gross gaming revenue, respectively. Although we seek to establish direct relationships with high-limit players, we will remain significantly reliant on Gaming Promoters in the market. Gaming Promoters, who promote gaming and draw VIP players to our casinos or gaming areas, constitute a significant portion of our rolling chip volume. As of June 30, 2009, we had entered into agreements with 29 Gaming Promoters. With the rise in gaming in Macau, the competition for relationships with Gaming Promoters has increased. While we are undertaking initiatives to strengthen our relationships with our current Gaming Promoters and recruit new Gaming Promoters, we cannot assure you that we will be able to maintain or grow our relationships with Gaming Promoters. If we are unable to maintain or grow our relationships with Gaming Promoters, our ability to grow our gaming revenues will be hampered and we may need to seek alternative ways to develop relationships with VIP players. Furthermore, the loss of one or more key Gaming Promoters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to ensure high standards of probity and integrity of our Gaming Promoters with whom we are associated, our reputation may suffer or we may be subject to sanctions, including the loss of VML’s Subconcession.

The suitability of the Gaming Promoters with whom we deal is important to our ability to continue to operate in compliance with VML’s Subconcession. We cannot assure you that the Gaming Promoters with whom we are associated will always meet the standards and requirements established

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

by regulators in all relevant jurisdictions in which we or LVS operate. The background checks VML performs with respect to our Gaming Promoters or their directors and key employees are limited to the information that we can obtain under the applicable laws and procedures of each relevant jurisdiction. See “Business—Gaming Promoters.” In recent years, we have encountered instances of misconduct by Gaming Promoters and have terminated relationships or declined to execute agreements with Gaming Promoters due to concerns over one or more of the following: repeated untimely filing of ROVEs, identification of a major player of a Gaming Promoter as a politically exposed person through database searches, unresolvable concerns regarding suspected side betting transactions between a Gaming Promoter and one of its players or suspected abuse of our complimentary privileges. If a Gaming Promoter falls below our standards, we may suffer reputational harm, as well as worsening relationships with, and possibly sanctions from, gaming regulators with authority over our operations. Moreover, under Macau gaming laws, we are jointly and severally liable for any misconduct by our Gaming Promoters which may occur in our casinos or gaming areas, regardless of whether we have knowledge of or are involved in such misconduct.

As a Subconcessionaire, VML has an obligation under Macau gaming laws and the DICJ Instructions to supervise the activities of our Gaming Promoters and their directors, employees and collaborators conducted within our casinos or gaming areas, to ensure they comply with applicable laws and regulations, and to inform the Macau Judiciary Police and the DICJ of any suspicious activities carried out by our Gaming Promoters. If this obligation is breached, the Macau Government may, in its discretion, take enforcement action against each or both of us and the Gaming Promoter. If a fine is imposed as a result of the misconduct of a Gaming Promoter, any direct Shareholder holding over 10.0% of our share capital will be jointly and severally liable for the payment of such fines. If we are implicated in any material misconduct by a Gaming Promoter, we may, among other things, be deemed to have committed an administrative infringement, which is punishable by a fine. Serious breaches or repeated misconduct by our Gaming Promoters could ultimately result in the termination of VML’s Subconcession. Despite our efforts to supervise and regulate the operations and activities of our Gaming Promoters, we cannot assure you that the activities of our Gaming Promoters or their business associates or players will comply with applicable laws and regulations, such as usury or anti-money laundering laws or regulations, foreign exchange controls or sanctions imposed by the Office of Foreign Assets Controls of the U.S. Department of the Treasury. Any incidents of non-compliance or allegations, investigations or negative publicity relating to incidents of non-compliance with anti-money laundering or other laws and regulations involving us or our casinos or gaming areas, employees, Gaming Promoters, or players, whether or not validated, could harm our reputation or otherwise have a material and adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to Our Cotai Strip Development

We are constructing the portions of our Cotai Strip development on Parcels 5, 6, 7 and 8 for which we have not yet been granted land concessions. If we do not obtain these land concessions, we could forfeit all or a substantial part of our investment in these parcels to date, and would not be able to build or operate the planned facilities on these parcels.

Land concessions in Macau generally have 25-year terms, with automatic extensions of 10 years at the holder’s option thereafter in accordance with Macau law. There are common rates based on land use, which are generally applied to determine the cost of these land concessions. We have commenced construction or pre-construction on Parcels 5, 6, 7 and 8 of our Cotai Strip development based on permits and approvals issued by the Macau Government but have not yet formalized the land concession contracts with the Macau Government for these parcels. We have obtained a draft of the land concession contract for Parcels 5 and 6 from the Macau Government, and upon successfully obtaining such concession, will subsequently negotiate to obtain the land concession for Parcels 7 and 8. If we do not obtain land concessions for any of Parcels 5, 6, 7 and 8, we will not be able to complete, open and operate the planned projects on such parcels and we may have to forfeit all or a substantial part of our capitalized construction costs related to our developments on any or all of these parcels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. As of June 30, 2009, our total capitalized construction costs relating to planned developments on Parcels 5, 6, 7 and 8 amounted to US$1.8 billion (HK$14.2 billion).

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

We are required to build and open our developments on Parcel 3 of our Cotai Strip development by April 17, 2013. Unless we meet this deadline or obtain an extension, we may lose our right to the land concession or any properties developed under the land concession for Parcel 3.

The Macau Government recently granted us an extension of the development deadline under the land concession for Parcel 3. Under the terms of the land concession, we must complete development of Parcel 3 by April 17, 2013. Should we determine that we are unable to complete development of Parcel 3 by such deadline, we intend to apply for an additional extension from the Macau Government. We have commenced pre-construction on Parcel 3 and intend to commence construction of Parcel 3, after necessary government approvals are obtained, regional and global economic conditions improve, conceptual designs are further refined, future demand warrants and additional financing is obtained. We do not intend to restart construction of Phases I and II of Parcels 5 and 6 until supplemental financing is arranged, and currently estimate that it will take approximately 18 months to complete construction of Phase I and another six months thereafter to complete the internal fit-out of the additional Sheraton hotel tower in Phase II. The remaining retail facilities in Phase II of Parcels 5 and 6 are expected to be completed within 24 months after the additional Sheraton hotel tower is completed. If we are unable to complete the development of Parcel 3 by the deadline, and we are unable to secure an additional extension from the Macau Government, the Macau Government has the right to unilaterally terminate our land concession for Parcel 3 and we could lose our investment in, and right to operate, any properties developed under the land concession for Parcel 3 without compensation to us. Such event could result in a substantial or total loss of our US$35.6 million (HK$275.9 million) in capitalized construction costs for Parcel 3 as of June 30, 2009 and have a material adverse effect on our business, financial condition, results of operations and cash flows. See “—Risks Relating to Our On-going Operations—Recent disruptions in the financial markets could adversely affect our ability to refinance existing obligations or raise additional financing. Should general economic and capital market conditions not improve, should we be unable to obtain sufficient funding such that completion of our suspended projects is not feasible, or should management decide to abandon certain projects, all or a portion of our investment to date on our suspended projects could be lost.”

Our strategy of building a critical mass of integrated resorts at our Cotai Strip development to make Macau a world-class destination may fail.

We have incurred, and will continue to incur, significant capital expenditures associated with the development of new integrated resorts in our Cotai Strip development as part of our strategy of building critical mass at our Cotai Strip development. In addition to the construction of The Venetian Macao and the Plaza Macao, we have also made significant investments in transportation infrastructure in Cotai, such as our CotaiJet™ ferries and CotaiShuttle™ bus service in order to facilitate access to our Cotai Strip properties. As of June 30, 2009, we had invested approximately US$5.7 billion (HK$44.2 billion) to develop integrated resorts and supporting infrastructure for our Cotai Strip properties. Our strategy for developing our integrated resorts is based on our belief that these developments will increase the appeal of Macau as a resort destination and increase the scope and scale of visitation to Macau. These beliefs may be invalidated and our vision may not be realized. We may not be able to successfully implement our plans to develop additional integrated resorts or to promote and develop our Cotai Strip properties as major resort destinations. If our efforts in developing and promoting our Cotai Strip development are not successful in attracting the level of patronage that we are forecasting, we may be unable to maintain or grow our market share in the future or otherwise compete effectively. Our failure to successfully implement our current plans for the development of these integrated resorts could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As part of our strategy, we have also entered into agreements with hotel management companies such as Four Seasons Hotels Limited, Four Seasons Hotels and Resorts Asia Pacific Pte Ltd and FS Macau Lda. (collectively, “Four Seasons”) to operate the Four Seasons Hotel; and Sheraton International Inc. and Sheraton Overseas Management Co. (“Starwood”), and Shangri-La International

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

Hotel Management Limited (“Shangri-La”) to operate certain proposed hotel developments on Parcels 5 and 6 of our Cotai Strip development. We selected these partners primarily based on evaluations of their brand recognition and ability to attract brand-loyal customers to their properties. Should these hotel management brands fail to attract a diversified customer base and critical mass of additional customers to our hotel properties, the level of patronage of our related integrated resort facilities could vary significantly from our original estimates and therefore materially and adversely affect our business, financial condition, results of operations and cash flows.

We face significant risks associated with our on-going and planned development projects, which could prevent or delay the opening of such projects or otherwise adversely affect the operations of these planned facilities.

Our on-going and planned development projects entail significant risks. Construction activity requires us to retain qualified contractors and subcontractors, who may not be available when needed or available on acceptable terms. Development projects of this size and scope are subject to cost overruns and delays caused by events outside of our control or, in certain cases, our contractors’ or subcontractors’ control, such as shortages of materials or skilled labor, disputes with or defaults by contractors and subcontractors, unforeseen engineering, environmental and/or geological problems, work stoppages, fires, weather interference such as typhoons and other natural disasters, unanticipated cost increases, changes in applicable laws and regulations or in the interpretation and enforcement of laws and regulations relating to construction, zoning or land rights, and unavailability of construction equipment. Any of these construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from governmental or regulatory authorities could increase costs; delay, jeopardize or prevent the construction or opening of our projects, or otherwise affect the design and features of our projects. If we are unable to successfully manage our development projects, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have not entered into a fixed-price or guaranteed maximum price contract with a single construction manager or general contractor for the construction of any of our projects. As a result, we rely heavily on our in-house design, development and construction team to manage construction costs and coordinate the work of the various trade contractors. The lack of any fixed-price contract with a construction manager or general contractor will put more of the risk of cost-overruns and changes in construction costs, including, without limitation, construction materials and labor costs, on us. If we are unable to effectively manage these costs, we may not be able to open or complete these projects, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As of June 30, 2009, we had capitalized construction costs of approximately US$1.7 billion (HK$13.2 billion) on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phases I and II. The anticipated costs and completion dates for our projects are based on budgets, designs, engineering plans, development and construction documents, and schedule estimates that we have prepared with the assistance of architects and other design and development consultants. These design, development and construction documents are subject to change as they are finalized and as actual construction work is performed. We regularly expect revisions to our estimated project costs as we firm up our design plans and hire architects, engineers, contractors and sub-contractors for our projects. A failure to complete our projects on budget or on schedule may adversely affect our business, financial condition, results of operations and cash flows.

We may experience difficulty or delay in restarting our suspended Cotai Strip project on Parcels 5 and 6.

We have suspended the development of Phase I and Phase II of our Cotai Strip project on Parcels 5 and 6 while we pursue supplemental financing and plan to commence construction of Phase III at a future date as demand and market conditions warrant. We may need to rehire our

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

previous contractors or hire new contractors, subcontractors, engineers or workers to complete construction of Parcels 5 and 6. We are also currently negotiating amendments to our management agreements with Starwood to revise the construction and opening obligations and deadlines. See also “—Our revised development plan may give certain of our hotel management companies for our Cotai Strip projects the right to terminate their agreements with us.” The passage of time may also extend the ramp up time and cost necessary to remobilize and recommence construction efforts. If the costs of restarting the construction of this project becomes higher than expected or budgeted, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have received a draft of the land concession contract for Parcels 5 and 6 and expect to formalize the land concession in due course following the usual MSAR land grant process. Pursuant to the draft land concession, we must complete development of Parcels 5 and 6 within 48 months of publication of the land concession in the Macau Official Gazette. If we are unable to restart construction or to obtain the land concession, we would lose our investment in Parcels 5 and 6 to date. Should the Macau Government terminate our land concession to Parcels 5 and 6 due to our failure to complete our proposed development, we would forfeit all of our investments in Parcels 5 and 6 to date. As of June 30, 2009, our total capitalized construction costs relating to planned developments on Parcels 5 and 6 amounted to US$1.7 billion (HK$13.2 billion).

Our revised development plan may give certain of our hotel management companies for our Cotai Strip projects the right to terminate their agreements with us.

We have entered into management agreements with Starwood and are currently in discussions with others to manage hotels located on Parcels 3, 5 and 6 of our Cotai Strip development. Under our revised development plan, construction of these hotels has been suspended until supplemental financing is obtained and general economic and capital market conditions improve. Under our management agreements with Starwood, we are required to perform all work necessary to cause (i) the opening of the first Sheraton hotel tower on Parcels 5 and 6 to occur by June 1, 2009; (ii) the opening of the second Sheraton hotel tower to occur by January 1, 2010; and (iii) the opening of the St. Regis hotel to occur by January 1, 2010. Our failure to open the first Sheraton hotel tower by the above specified date entitles Starwood to terminate its hotel management agreements with us. As of the Latest Practicable Date, Starwood has not terminated its hotel management agreements with us. Upon termination of the hotel management agreements we would also be liable to pay Starwood for all expenses arising as a result of such termination. We are currently negotiating amendments to our management agreements with Starwood to revise the construction and opening obligations and deadlines. If negotiations are unsuccessful, we may be subject to claims for damages and expenses under the management agreements, including breach of contract claims, losses of payables due to pre-opening consultants for services rendered and the opportunity costs of negotiating and executing these agreements. In addition, in the event that Starwood terminates its agreements with us, we would have to find new managers and brands for the projects described above, and which, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We operate a passenger ferry service between Macau (Taipa Temporary Ferry Terminal) and Hong Kong under an agreement with the Macau Government. The loss of our ferry agreement or our ferry operator could have a material adverse effect on our business, financial condition, results of operations and cash flows.

For the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009, which were the periods during which our CotaiJet ferry was in operation, our net revenues derived from ancillary operations, which includes ferry, convention and retail operations, amounted to US$17.9 million, US$66.4 million and US$38.4 million (HK$297.7 million), respectively. We operate CotaiJet, a passenger ferry service between Macau (Taipa Temporary Ferry Terminal (“TTFT”)) and Hong Kong, under an agreement with the Macau Government. Pursuant to our ferry agreement, we were granted the right to operate passenger ferries between the TTFT and the Shun Tak ferry terminal in Sheung Wan, Hong Kong (“MFT”), until October 29, 2027. Another transportation company has claimed that entry into the agreement was improper and has sued the Macau Government seeking a review of the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

government’s decision. In February 2009, the Court of Second Instance in Macau held that it was unlawful for the Macau Government to enter into the ferry agreement with Cotai Ferry Company Limited without engaging in a public tender process, and that the ferry agreement with Cotai Ferry Company Limited was void. We and the Macau Government have appealed the decision to the Court of Final Appeal in Macau. Our Macau legal advisor is of the opinion that, although uncertain, the outcome of the decision of the Court of Final Appeal is more likely to be unfavorable than favorable. See “Business—Legal Proceedings.” If we lose this agreement or are otherwise unable to operate our ferry service, this could result in a significant loss of visitors to our Cotai Strip properties, including The Venetian Macao and the Plaza Macao, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. This may also result in a potential impairment charge on the approximately US$244.2 million in capitalized costs, as of June 30, 2009, related to our ferry operations. Moreover, under the terms of the Ferry Financing Facility, an event of default would occur if, upon losing the right to operate ferry services, we are unable to utilize available options to secure renewed rights to provide ferry services within six months of the loss of such right. Upon the occurrence of an event of default, our lender under the Ferry Financing Facility may cancel the Ferry Financing Facility and accelerate the repayment of the outstanding loans and interest, which would require us to repay such amounts with cash-on-hand or to seek any necessary refinancing to repay such amount. As of June 30, 2009, we had an aggregate outstanding principal amount of US$228.5 million. See “Financial Information—Description of Material Indebtedness—Ferry Financing Facility.”

Moreover, we rely on Chu Kong Passenger Transport Co., LTD (“CKS”) for the daily operation of our CotaiJet ferry service through a management services agreement. As there are a limited number of established and licensed ferry operators in the Pearl River Delta region, it may be difficult to secure a replacement for CKS’s services upon termination or failure to renew our operating agreement with CKS. The loss of CKS’s services would materially and adversely affect our CotaiJet ferry operations, which could result in reduced traffic to our properties and therefore have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to the Gaming Industry in Macau

Conducting business in Macau has certain political, economic and regulatory risks which may affect us.

As substantially all of our businesses and assets are located in Macau, our operations are governed principally by Macau laws and regulations. Current Macau laws and regulations concerning gaming and gaming concessions are, for the most part, fairly recent and there is limited precedent concerning the interpretation or enforcement of these laws and regulations by courts or administrative or regulatory bodies. Moreover, as a result of the limited volume of published decisions to guide the interpretation and enforcement of Macau’s laws and regulations, their interpretation and application involve some uncertainty which may have a material adverse effect on our business development plans, financial condition, results of operations and cash flows. In addition, some of the existing laws and regulations were enacted during a different economic environment and stage of development, and may not sufficiently cover all aspects of our economic activities or address some of the challenges created by the complexity and scope of our projects in Macau. In the past, constraints in the legal framework relating to construction, building and zoning have adversely affected our ability to develop our integrated resorts, resulting in delays or additional costs and the need to liaise with regulatory authorities to resolve such issues.

Amendments or differing interpretations, or implementation of tax laws and regulations, may also adversely affect our profitability after tax. For example, the percentage of our gross gaming revenues that we must contribute annually as special levies to the Macau authorities is subject to change in 2010. These factors may have a material adverse effect on our business, financial condition, results of operations and cash flows. As some of these laws and regulations have not yet been applied by the Macau Government, the scope and enforcement of the provisions of Macau’s gaming regulatory system cannot be fully assessed at this time and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue regulations, which differ from

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

our interpretation. Any such adverse developments in the regulation of our operations could be difficult to comply with and significantly increase our costs, which could cause our projects to be unsuccessful.

Our activities in Macau are subject to administrative review and approval by various government agencies. We cannot assure you that we will be able to obtain all necessary approvals, which may materially affect our long-term business strategy and operations. Macau laws permit redress to the courts with respect to administrative actions; however, such redress is largely untested in relation to gaming issues.

Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs.

The Macau Government has authority over the scope of permitted business activities and the corporate affairs of the concessionaires and subconcessionaires. As the gaming laws and regulation of Macau continue to develop and evolve, current laws, such as licensing requirements, tax rates and other regulatory obligations, including those for anti-money laundering, could change or become more stringent and result in additional regulations being imposed upon the gaming operations in our casinos or gaming areas. A court or administrative or regulatory body may also issue new or modified regulations that differ from our interpretation. Any such adverse developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could cause our existing operations and development projects to be unsuccessful.

Recently, the Macau Government announced its intention to review the size and growth of the Macau gaming industry, including the number of gaming tables currently in operation. In connection with this review, the Macau Government announced its intention to obtain scientific studies and research that would allow for a substantiated decision on this matter. If the Macau Government imposes a cap or any further limitation on the number of gaming tables, such restrictions may impact the number of gaming tables we may have at our future properties. In addition, we could face potential loss of gaming revenue and may not have sufficient tables to accommodate the number of gaming patrons visiting our properties or to generate sufficient revenues to sustain our operations. Because the Macau Government has yet to provide specific timelines and details on the proposed measures, we are currently unable to estimate the full extent of its impact on our operations.

The Macau Government also recently reiterated its intention to implement measures to raise the entry-age limit of casinos from 18 years old to 21 years old. If such age restrictions are put in place, the number of gaming patrons visiting our properties could be reduced. We would also need to ensure that our dealers and other gaming floor workers comply with such age limits, which could further restrict the pool of applicants for dealer positions in our casinos and gaming areas. See “Risk Factors—Risks Relating to Our On-going Operations—We depend on the continued services of key management personnel and we may not be able to attract and retain professional staff necessary for our existing and future properties in Macau.”

Policies and measures adopted from time to time by the PRC government could materially and adversely affect our operations.

As we expect a significant number of customers to come to our Macau properties from mainland China, general economic conditions and policies in mainland China could have a significant impact on our business, financial condition, results of operations and cash flows. Any slowdown in economic growth or changes to mainland China’s current restrictions on travel and currency movements could result in a reduction in the number of visitors from mainland China to our properties in Macau, as well as the amounts visitors are willing and able to spend while at our properties. For example, in June 2008, news media began reporting that certain additional proposed restrictions were imposed on exit visa applicants for travel to Macau from mainland China by the Chinese authorities. On July 10, 2008, the Zhuhai General Station of Exit and Entry Frontier Inspection of the PRC announced that residents of Guangdong Province in mainland China are only allowed to apply for a visa once every two months, instead of once every month. In addition, residents of mainland China visiting Hong Kong may no longer visit Macau on

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

the same visa, but instead must obtain a separate visa for any visit to Macau. It is unclear whether these measures will continue to be in effect, or become more restrictive in the future.

Currently, the PRC government also maintains certain restrictions limiting the export of Renminbi outside of mainland China and restrictions on the amount of Renminbi that can be converted into foreign currency, including the pataca. These restrictions, and any future policy developments that may be implemented, may have the effect of reducing the number of visitors to Macau from mainland China. Such events could adversely impact tourism and the gaming industry in Macau and limit the amount of money that players from mainland China spend on gaming activities, thereby restricting the growth of the gaming industry in Macau and negatively impacting our business, financial condition and results of operations.

We face intense competition in the gaming industry in Macau, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The gaming business in Macau is highly competitive. Our operations currently compete with numerous other casinos, gaming areas and resorts located in Macau, and we expect competition to increase in the near future from local and foreign casino operators. Many of our competitors have established gaming operations elsewhere, have a longer operating history, or may have greater financial and other resources than we do. In addition, we and many of our competitors in Macau are constructing or planning to construct additional casinos, gaming areas and resorts. The opening of additional casinos, gaming areas and resorts will result in a significant increase in gaming tables, VIP rooms, slot machines, hotel rooms and other entertainment and convention facilities, services and amenities. If these additional casinos or gaming areas fail to attract an incremental proportion of patrons, competition in Macau for existing customers will intensify and may lead to saturation of the Macau gaming industry. We cannot assure you that the increase in integrated resorts will lead to a corresponding increase in the number of customers, or in our revenue, or that we will be able to maintain or grow our market share in the future or otherwise compete effectively.

Our operations will also compete to some extent with casinos and integrated resorts located elsewhere in Asia, and elsewhere in the world. In addition, certain countries have legalized, and others may in the future legalize casino gaming. Gaming tax regimes may also be more favorable in certain jurisdictions, such as the Republic of Singapore, in which some of our competitors may operate, which would allow them to yield much higher gaming margins than us or provide their customers with more favorable terms. The proliferation of gaming venues in Southeast Asia and other regions could significantly and adversely affect our business, financial condition, results of operations and cash flows.

The Macau Government could grant additional rights to conduct gaming in the future, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We, through our subsidiary, VML, are one of six companies authorized by the Macau Government to conduct gaming activities in Macau. Pursuant to the terms of Law No. 16/2001, published in the Macau Official Gazette No. 39-I of September 24, 2001, the Macau Government was precluded from granting more than three gaming concessions. Under its concession contracts with Galaxy, SJM and Wynn Macau, the Macau Government also undertook not to grant any additional gaming concessions before April 1, 2009. If additional concessions or subconcessions are granted, we would face additional competition, which could cause us to lose market share and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Exchange rates could change and increase our foreign currency risk.

Our functional currency is patacas. The pataca is pegged to the Hong Kong dollar, which in turn is pegged against the U.S. dollar. We cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar and the pataca will remain pegged to the Hong Kong dollar. As such, our revenue or

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RISK FACTORS

expenses derived from our operations may be subject to currency fluctuation risks which may have a material adverse effect on our business, financial condition, results of operations and cash flows. We do not currently hedge for foreign currency risk.

Macau’s transportation infrastructure may not be adequate to support the development of Macau’s gaming industry.

In order to service the increased number of visitors to Macau, several infrastructure projects have been announced, including the construction of the Hong Kong-Zhuhai-Macau Bridge, expansion of the Macau International Airport and construction of a light railway system, a new ferry terminal in Taipa and improved pedestrian walkways and boundary crossings. These projects are in various stages of planning or development and we cannot assure you that any of these projects will be approved or completed at the same pace as the proposed improvements in transportation infrastructure, or that they will be completed at all. If any of these infrastructure projects are delayed or not completed or Macau’s transportation infrastructure is insufficient to meet the demands of an increased volume of visitors to Macau, the desirability of Macau as a gaming and tourist destination could be negatively impacted. Moreover, only a limited number of airlines have been able to successfully acquire concessions for airline routes to Macau. Failure to successfully implement improvements to Macau’s transportation infrastructure may impede the expected increase in visitation to Macau and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Macau is susceptible to typhoons that may disrupt operations and damage our properties.

In the event of a major typhoon or other natural disaster in Macau, our business may be disrupted and our results of operations could be adversely affected. We cannot assure you that our insurance coverage will be sufficient to fully indemnify us against all direct and indirect costs, including loss of business, that could result from substantial damage to, or partial or complete destruction of, our Macau properties or other damage to the infrastructure or economy of Macau as a result of such events.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS

Name	Address	Nationality
Executive Directors

Steven Craig Jacobs	Apartment 44B, Dynasty Court, 23 Old Peak Road, Mid-levels, Hong Kong	American

Stephen John Weaver	Apartment 25C, Estoril Court, 55 Garden Road, Mid-levels, Hong Kong	Australian

Non-executive Directors

Sheldon Gary Adelson	901 Trophy Hill Drive, Las Vegas, NV 89134, U.S.A.	American

Jeffrey Howard Schwartz	23 Carriage Lane, Cherry Hills Village, CO 80121, U.S.A.	American

Irwin Abe Siegel	750 Park Avenue NE, Apt. 13N, Atlanta, GA 30326, U.S.A.	American

Independent Non-executive Directors

Iain Ferguson Bruce	Apt. F, 7 Peel Rise, The Peak, Hong Kong	British

Yun Chiang	8N, Scenic Villas, Pokfulam, Hong Kong	Chinese

David Muir Turnbull	G/F., Block B, 23 Bisney Road, Pokfulam, Hong Kong	British

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CORPORATE INFORMATION

Registered Office in Cayman Islands	Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman KY1-9005 Cayman Islands

Principal Place of Business and Head Office in Macau	Estrada da Baía de Nossa Senhora da Esperança The Venetian Macao Resort Hotel Executive Offices, L2 Taipa, Macau

Place of Business in Hong Kong Registered under Part XI of the Companies Ordinance	Level 39, One Exchange Square 8 Connaught Place, Central, Hong Kong

Company’s Website	www.sandschinaltd.com (The information on the website does not form part of this document)

Joint Company Secretaries	Luis Nuno Mesquita de Melo Ho Siu Pik

Authorized Representatives	Steven Craig Jacobs
Luis Nuno Mesquita de Melo

Audit Committee	Iain Ferguson Bruce (Chairman) Chiang Yun Irwin Abe Siegel

Remuneration Committee	David Muir Turnbull (Chairman) Iain Ferguson Bruce Jeffrey Howard Schwartz

Cayman Islands Principal Share Registrar and Transfer Office	Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman KY1-9005 Cayman Islands

Hong Kong Share Registrar	Computershare Hong Kong Investor Services Limited Shops 1712-1716, 17th Floor Hopewell Centre 183 Queen’s Road East Wanchai Hong Kong

Principal Bankers	Banco Nacional Ultramarino S.A. Avenida Almeida Ribeiro, 22, Macau Bank of China Limited, Macau Branch Bank of China Building Avenida Doutor Mario Soares, Macau

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

OUR HISTORY

Our Company was incorporated as an exempted company with limited liability in the Cayman Islands on July 15, 2009. VML, one of our subsidiaries, holds one of the six concessions or subconcessions permitted by the Macau Government to operate casinos or gaming areas in Macau. Our subsidiary, VCL, owns and operates The Venetian Macao (except the casino) and the Plaza Macao (except the Plaza Casino and Four Seasons Hotel, each of which are owned, but not operated, by VCL). Our subsidiary, VML, owns and operates the Sands Macao and operates the gaming areas in The Venetian Macao and the Plaza Casino. The Sands Macao, The Venetian Macao and the Plaza Macao provide a complementary mix of gaming, hotel, retail, dining, MICE and entertainment facilities. We are the leading developer, owner and operator of integrated resorts and casinos in Macau as measured by EBITDA for the year ended December 31, 2008 and the six months ended June 30, 2009.(1) A summary of our history is set out below.

Following the liberalization of Macau’s gaming industry, the Macau Government launched an international tender process and granted three concessions in March 2002, under the terms of Law No. 16/2001, published in Macau Official Gazette No. 39-I of September 24, 2001 (the “Macau Gaming Law”) and passed other related legislation which authorizes the Macau Government to award up to three gaming concessions. Galaxy, SJM and Wynn Macau received these three gaming concessions. The Macau Government subsequently and successively authorized three subconcessions, permitting each of Galaxy, SJM and Wynn Macau to enter into the subconcession contracts with their respective Subconcessionaires to operate casino games in Macau. The granting of the subconcessions, which are contemplated in the Macau gaming regulatory framework, are prohibited unless specifically authorized by the Macau Government. VML executed a tripartite Subconcession Contract with Galaxy and the Macau Government on December 26, 2002. The Subconcession Contract and Macau gaming regulatory framework established the terms and conditions upon which Galaxy granted VML a Subconcession to operate casino games, as approved and authorized by the Macau Government. In addition, according to the Macau gaming regulatory framework, 10.0% of VML’s issued share capital must be held by its managing director, who must be appointed by VML and must be a permanent Macau resident.

After entering into VML’s Subconcession, we opened the Sands Macao, the first Las Vegas-style casino on the Macau peninsula, in 2004 and opened The Venetian Macao, which is the anchor property for our Cotai Strip development, in August 2007. In August 2008, we opened the Plaza Macao, which is connected to The Venetian Macao, and features, among others, upscale gaming facilities referred to as the Plaza Casino, the Four Seasons Hotel, the Paiza mansions, and the Shoppes at Four Seasons. FS Macau Lda. manages and operates the Four Seasons Hotel.

Given the challenging conditions in the capital markets and the global economy and their impact on our on-going operations, in November 2008, we suspended the construction of Parcels 5 and 6 on Cotai. We plan to restart construction once we have sufficient funds necessary to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with [•], together with project financing of up to US$1.75 billion that we are currently seeking to obtain from a group of lenders and, to the extent necessary, cash flow from existing and future operations. As of the Latest Practicable Date, we have received aggregate commitments for project financing in the amount of US$1.45 billion from commercial banks and other financial institutions, including from [•], towards the targeted US$1.75 billion of total project financing that we are seeking. Once we recommence construction, we estimate that it will take approximately 18 months to complete construction of Phase I and another six months thereafter to complete the internal fit-out of the additional Sheraton hotel tower in Phase II. We will commence construction of Phase III at a future date as demand and market conditions warrant. As of June 30, 2009, we have capitalized construction costs of US$1.7 billion (HK$13.2 billion) on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phase I and II.

(1)	Based on publicly available information, including company financial reports.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

OUR CORPORATE REORGANIZATION

Prior to the Reorganization, the simplified shareholding structure of our major operating subsidiaries, the companies involved in the Reorganization and companies referred to in this document was as follows:

(1)	According to the Macau gaming regulatory framework, 10.0% of each Subconcessionaire’s issued share capital must be held by its managing director, who must be appointed by the applicable Subconcessionaire and must be a permanent Macau resident. VVDIL has entered into an usufruct agreement with Mr. Antonio Ferreira, the managing director of VML, whereby Mr. Ferreira agreed to create a usufruct over 10.0% of VML’s issued share capital to the sole and exclusive benefit of VVDIL.

We were incorporated under the laws of the Cayman Islands on July 15, 2009. Prior to [•], a number of reorganization steps were taken. The Reorganization steps are set out below:

•

In the first stage of the Reorganization, on September 2, 2009, VVDI (I) and VVDIL entered into a sale and purchase agreement pursuant to which VVDI (I) agreed to sell and VVDIL agreed to purchase (i) the entire issued share capital of Cotai WaterJets (HK) at a consideration of HK$1.00; and (ii) the entire issued share capital of CotaiJet Holdings at a consideration of HK$1.00. Since the net asset values of both Cotai Waterjets (HK) and CotaiJet Holdings were

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

negative, a nominal amount of HK$1.00 was adopted as consideration for each of the sale of Cotai Waterjets (HK) and CotaiJet Holdings, respectively.

•

As part of the second stage of the Reorganization, on September 28, 2009, VVDIL and VVDI (I) entered into (i) a sale and purchase agreement pursuant to which VVDIL agreed to sell and VVDI (I) agreed to purchase the entire issued share capital of World Sourcing at a consideration of HK$4,838,000; and (ii) a sale and purchase agreement pursuant to which VVDIL agreed to sell and VVDI (I) agreed to purchase the entire issued share capital of Venetian Global at a consideration of US$1.00. The sale of World Sourcing was effected at its net asset value. Since Venetian Global recorded a negative asset value, a nominal amount of US$1.00 was adopted as consideration for the sale of Venetian Global.

•	In the third stage of the Reorganization, on September 29, 2009, LVS IP Holdings, LLC was organized under the laws of Nevada as a wholly owned subsidiary of our Company.

•

In the fourth stage of the Reorganization, on [•], 2009, VVDI (II) and our Company entered into a share transfer form pursuant to which VVDI (II) agreed to transfer by means of contribution to our Company the entire issued share capital of VVDIL for nil consideration.

[Our Macau legal counsel has confirmed to us that the [•] do not require the authorization, license, consent or approval of the Macau Government and no notice or filing is required to be made with the Macau Government.]

The table below sets out the subsidiaries which our Group disposed of during the Track Record Period:

Name of the subsidiary disposed of	Consideration		Basis of consideration
World Sourcing	HK$	4,838,000	Net asset value
Venetian Global	US$	1.00	Net asset value

World Sourcing provides global procurement consultancy services to the LVS Group in relation to the global procurement of raw materials, furniture, fixtures and equipment, operating supplies and room amenities, among other items, with respect to the design, development, construction, equipping, management and operation of casinos, casino hotels and integrated resorts. Venetian Global is an investment holding company holding investments in a number of companies which are either investment holding businesses or conducting businesses which are dissimilar to the business of our Group. Both World Sourcing and Venetian Global were disposed of by our Group as part of the Reorganization as they did not form part of the core business of our Group. The assets and liabilities and profit and losses of both World Sourcing and Venetian Global have been excluded from the financial information of our Group as, prior to and after the Reorganization, both companies had and have autonomous operations and financing, no more than incidental common facilities and costs with our Group and will not have material financial commitments, guarantees or contingent liabilities with our Group. The results of each of World Sourcing and Venetian Global during the Track Record Period are irrelevant and immaterial to the financial results of our Group.

Ownership of and Control over VML

As a result of the Reorganization, our Company (through VVDIL) holds 90.0% of the issued share capital and corresponding voting rights of VML. As mentioned above, with respect to the remaining 10.0% of the issued share capital of VML (the “10.0% shares”) held by Mr. Antonio Ferreira, the managing director of VML, a usufruct agreement dated November 10, 2008 (the “Usufruct Agreement”) was entered into between Mr. Ferreira and VVDIL. The Usufruct Agreement was entered into to grant VVDIL: (1) the right to all annual profits distributed by VML; (2) the right to any and all the amounts related to the 10.0% shares in the event of the winding up of VML; and (3) the right to vote in all the shareholders’ meetings of VML except for those held for the purpose of amending the articles of

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

association of VML, or for the merger, split-up, transformation or dissolution of VML, as allowed by the Macau Commercial Code. Under a power of attorney (the “Power of Attorney”) entered into on the same date, Mr. Ferreira also conferred on VVDIL full and unlimited powers to, among other things, dispose, alienate or donate, the 10.0% shares, for a price or under any conditions it deems convenient without prior authorization or approval by Mr. Ferreira. The aforementioned 10.0% shares were previously held by Mr. Joaquim Jorge Perestrelo Neto Valente pursuant to an agreement identical to the Usufruct Agreement. Our Group has been able to exercise all voting and economic rights of the relevant 10.0% shareholding interest in VML since its incorporation. The usufruct agreements were carried out between the parties in full force and effect pending the obtaining of the relevant government approval stipulated as a condition precedent to such agreements. The approval for the Usufruct Agreement has since been obtained on October 19, 2009.

The Usufruct Agreement is effective so long as VML is not dissolved or wound up, up to the maximum term permitted under Macau law, which is currently 30 years, unless VVDIL and Mr. Ferreira mutually agree to reduce such term, or VVDIL unilaterally renounces the Usufruct Agreement. Pursuant to Macau law, the Power of Attorney is not limited in duration and cannot be rescinded or limited in any way without VVDIL’s consent.

Our Macau legal advisor has confirmed that the Usufruct Agreement is valid and binding between the parties to the Usufruct Agreement and is effective under the laws of Macau. Although (a) the condition precedent of the Usufruct Agreement requiring government approval of such agreement was only obtained on October 19, 2009 and the Usufruct Agreement only became effective at such time with prospective effect and (b) the condition precedent of the usufruct agreement between VVDIL and Mr. Joaquim Jorge Perestrelo Neto Valente requiring government approval was not obtained, our Macau legal advisor is of the opinion that upon the relevant government approval being obtained on October 19, 2009, the validity, binding nature and effectiveness of the Usufruct Agreement under the laws of Macau is not affected by the past non-fulfillment of the aforementioned conditions precedent under the usufruct agreements, and that the Group will not suffer any sanctions or other legal consequences for non-fulfillment of such conditions precedent under the usufruct agreements.

There have been no changes in the shareholding of VML since its date of incorporation other than for: (1) the transfer of 10.0% of the shares in VML from VML’s former managing director, Mr. Joaquim Jorge Perestrelo Neto Valente, to Mr. Ferreira on November 10, 2008, with no consideration being paid for such transfer, and (2) the transfer of 0.005% of the shares in VML from Mr. Bradley Hunter Stone, a former director of VML, to Mr. Steven Craig Jacobs on October 6, 2009, no consideration being paid for such transfer.

BONDS

Issue of the Bonds

On September 4, 2009, VVDI (II), our immediate Controlling Shareholder, issued the Bonds in the aggregate principal amount of US$600.0 million to the Bondholders. The Bonds will be mandatorily and automatically exchanged for Shares upon [•] at an exchange price equal to 90.0% of [•]. Our Macau legal advisor has advised us that because (i) the Bonds will be mandatorily and automatically exchanged for Shares upon [•], and tradeable thereafter, and (ii) the Bonds exchanged for Shares by each of the investor groups holding the Bonds will represent less than 2.0% of VML’s share capital, the issue of the Bonds and the subsequent mandatory and automatic exchange of the Bonds for Shares do not require the approval of the Macau Government. The Bonds are neither secured nor guaranteed by any party.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

Principal Terms and Conditions of the Bonds

The following is a summary of the principal terms and conditions of the Bonds:

Interest Rate:

The Bonds bear interest at the following rate, calculated by reference to the principal amount of the Bonds:

•     from (and including) September 4, 2009 to (but excluding) September 4, 2010 — 9.0% per annum;

•     from (and including) September 4, 2010 to (but excluding) September 4, 2011 — 12.0% per annum; and

•     from (and including) September 4, 2011 to (but excluding) September 4, 2014 (the “Maturity Date”) — 15.0% per annum.

Exchange:	Each Bond will be mandatorily and automatically exchanged for Shares at an exchange price equal to 90.0% of [•] on the [•].

Rights:

The Bondholders do not have any voting or other rights in respect of the Shares prior to the mandatory and automatic exchange of the Bonds for Shares.

The Bondholders also do not have any right to subscribe for the Shares or the debentures of our Company or any of our subsidiaries before [•].

Save in relation to other customary rights in the trust deed constituting the Bonds and save as disclosed in this document, the Bondholders do not have any other rights.

Status:	The Bonds constitute direct, senior, unconditional, unsubordinated in right of payment and unsecured obligations of VVDI (II) and will at all times rank pari passu and without any preference or priority among themselves and at least equally with all other present and future unsubordinated, unsecured obligations of VVDI (II), except as may be required by mandatory provisions of law.

Redemption at Maturity:	Unless previously redeemed, exchanged, or purchased and cancelled, VVDI (II) will redeem the Bonds at 100% of the aggregate principal amount of the Bonds together with accrued but unpaid interest to the date of redemption on the Maturity Date.

Redemption at the Option of VVDI (II):	The Bonds may be redeemed at the option of VVDI (II) at 100% of the principal amount of the Bonds, in whole or in part, together with accrued but unpaid interest to the date of redemption at any time from (and including) the date falling 30 days after September 4, 2009 to (but excluding) the Maturity Date, subject to redemption of a minimum of US$50,000,000 in principal amount of the Bonds. In order to exercise such option, VVDI (II) will give not less than 30 days’ nor more than 60 days’ notice to, among others, the Bondholders.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

Redemption at the Option of the Bondholders:	Any Bondholder may, unless notice of redemption of all of the Bonds has been previously given by VVDI (II) (as referred to in the immediately preceding paragraph) on or prior to the date of deposit of a demand of redemption by such Bondholder, upon not less than 30 days nor more than 60 days prior to September 4, 2012, require VVDI (II) to redeem all or a portion (being US$250,000 in aggregate principal amount or an integral multiple thereof) of the Bonds held by such Bondholder at 100% of the aggregate principal amount of the Bonds, together with all accrued and unpaid interest to the date of redemption.

Repurchase in the Event of Change of Control:

If a Change of Control (as defined below) has occurred, VVDI (II) will as soon as possible give notice of that fact to, among others, the Bondholders within three days after it becomes aware of such Change of Control.

If a Change of Control occurs, each Bondholder will have the right, at such Bondholder’s option, to require VVDI (II) to repurchase all (or any portion of the aggregate principal amount thereof which is US$250,000 or an integral multiple thereof) of such Bondholder’s Bonds on the date set by VVDI (II) for such repurchase, which shall not be less than 30 days nor more than 60 days following the date on which VVDI (II) notifies, among others, the Bondholders in writing of the Change of Control, at a price equal to 100% of the principal amount of the Bonds, together with accrued but unpaid interest to the date of redemption.

“Change of Control” means any sale, pledge or other transfer of equity securities whereby (a) LVS ceases to own, directly or indirectly, at least 50.1% of the voting equity securities of our Company and VVDI (II); or (b) VVDI (II) ceases to own directly or indirectly 100% of the equity securities of certain subsidiaries (subject to applicable mandatory minority shareholder requirements in accordance with legal requirements of Macau and subject to certain exceptions).

Issue of Warrants:

In the event the Bonds are redeemed at the option of VVDI (II) prior to their mandatory and automatic exchange for Shares on [•], VVDI (II) will issue to each Bondholder one warrant for every US$250,000 in aggregate principal amount of the Bonds being redeemed.

Each warrant comprises the right of the warrantholder to receive such number of Shares calculated by dividing US$250,000 (converted into Hong Kong dollars) by a price equal to 90.0% of [•] upon payment of the exercise price of US$250,000 by the warrantholder. The Company will issue new Shares to the warrantholders upon the exercise of the warrants.

Each warrant may be exercised at any time prior to the fifth business day prior to [•] and will otherwise not be exercisable in any other circumstances.

All warrants will automatically lapse to the extent they are not exercised prior to the fifth Business Day prior to [•], or remain outstanding on September 4, 2014, whichever is earlier.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

Lock-up Period:

Each Bondholder has undertaken to Goldman Sachs, in its capacity as the placement agent of the Bonds, and VVDI (II) that, for a period from (and including) [•] and ending on (but excluding) the same calendar date in the sixth calendar month following the month in which [•] occurred, neither the Bondholder nor its, his or her nominee or trustee holding any Shares on its, his or her behalf or any other person acting on behalf of any of such persons will, except with the prior written approval of VVDI (II) and Goldman Sachs:

(a)      issue, offer, sell, grant, contract to sell, pledge, encumber or otherwise transfer or dispose of any Shares received upon exchange of the Bonds or any securities convertible or exchangeable into or exercisable for such Shares or warrants or options or other rights to purchase or sell such Shares or any security or financial product whose value is determined directly or indirectly by reference to the price of such Shares, including equity swaps, forward sales and options representing the right to receive or dispose of any such Shares (whether or not such contract is to be settled by delivery of such Shares or such other securities, in cash or otherwise); or

(b)      enter into any other arrangement that obligates it, him or her to transfer to others, in whole or in part, any of the economic consequences of ownership of such Shares; or

(c)      publicly announce any such issuance, offer, sale, grant, contract, pledge, encumbrance, transfer or disposal of any such Shares set out in sub-paragraph (a) above or make public any intention to do so; or

(d)      engage in any transaction, arrangement or activity having an economic effect similar to any of the activities set out in sub-paragraph (a), (b) or (c) above.

In the event the Bonds are redeemed by VVDI (II) and warrants are issued to the Bondholders, the warrantholders will give the same lock-up undertaking described above to Goldman Sachs and VVDI (II) in respect of the Shares obtained upon exercise of the warrants.

Transferability:	The Bonds may be transferred by the Bondholders subject to the consent of VVDI (II) (which consent shall not be unreasonably withheld, it being understood that (a) consent may not be withheld to a transfer by a Bondholder to one of its affiliates (except such consent may be withheld pursuant to sub-paragraph (b) below), provided that such affiliate remains an affiliate of such Bondholder after the transfer; and (b) consent may be withheld with respect to a transfer to any person who or whose affiliate is engaged in any business activity that competes with the business of VVDI (II) and certain subsidiaries or with respect to any transfer which would or might, in the reasonable opinion of VVDI (II), have a material adverse effect on VVDI (II)’s ability or the ability of certain subsidiaries to comply with applicable gaming regulatory requirements).

Governing Law:	English law

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

HISTORY AND REORGANIZATION

Use of Proceeds From the Issue of the Bonds

The net proceeds received by VVDI (II) from the sale and issuance of the Bonds were on-lent to our Company by way of an intercompany shareholder’s loan. Through this shareholder’s loan, we borrowed US$582.0 million, an amount equal to the net proceeds received by VVDI (II). The shareholder’s loan bears interest at the same rate as that of the Bonds, is not secured by assets of the Group and is due upon demand. The proceeds received by our Company under the shareholder’s loan were on-lent by our Company to certain members of our Group by way of intercompany loans in order to repay outstanding intercompany payables owed to certain members of the LVS Group. The intercompany loans between our Company and certain members of our Group do not bear interest, are not secured by assets of the respective obligors and are due upon demand. The intercompany loans between our Company and certain members of our Group will remain in place after [•]. Concurrent with the completion of the [•], our obligations under the intercompany shareholder’s loan will be satisfied by our Company through the issuance of Shares directly to the Bondholders in connection with the mandatory and automatic exchange of the Bonds for Shares. Immediately upon the completion of the [•], we will not have any shareholders’ loans or intercompany payables owed to the LVS Group, save for certain intercompany trade payables to related companies. For further details, please see “Relationship with Our Controlling Shareholders—Independence from the LVS Group.”

Bondholders

The Bonds were issued to 25 Bondholders comprising nine separate investor groups (including high net worth individuals, hedge funds and private equity funds). Each of the Bondholders and the investor groups holding the Bonds is a third party who is not connected with our Group, our Directors or their associates, the LVS Group or LVS’s directors or their associates. Upon the mandatory and automatic exchange of the Bonds for Shares, each of the nine investor groups holding the Bonds will own less than approximately 2.0% of our issued and outstanding share capital following the completion of the [•] and the mandatory and automatic exchange of the Bonds for Shares (without taking into account any Shares which may be subscribed by each Bondholder in [•]). None of the nine investor groups holding the Bonds will become substantial shareholders (as defined under the Listing Rules) of our Company following the completion of [•] and the mandatory and automatic exchange of the Bonds for Shares.

As of the Latest Practicable Date, none of the Bonds has been redeemed or repurchased by VVDI (II) or our Company.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

THE CONCESSION REGIME

Following its decision to open Macau’s gaming industry, the Macau Government conducted an international tender process for gaming concessions in Macau. In March 2002, the Macau Government awarded three gaming concessions to Galaxy, SJM and Wynn Macau, respectively, pursuant to the terms of the Macau Gaming Law and other related legislation. The Macau Government subsequently and successively authorized three subconcessions, permitting each of Galaxy, SJM and Wynn Macau to enter into the subconcession contracts with their respective Subconcessionaires to operate casino games and other games of chance in Macau. The granting of the subconcessions is prohibited unless specifically authorized by the Macau Government. The existing concessions and subconcessions do not place any limit on the number of casinos or gaming areas that may be operated under each concession or subconcession, although governmental approval is required before a Concessionaire or Subconcessionaire can commence operation of a casino or gaming area. As of June 30, 2009, we operated three of the 32 casinos or gaming areas in Macau. Of the remaining casinos or gaming areas in Macau, SJM operated 19, Galaxy operated five, Melco Crown operated three, and Wynn Macau and MGM Grand Paradise each operated one.

Galaxy, SJM and Wynn Macau entered into subconcession contracts with VML, MGM Grand Paradise and Melco Crown, respectively. These contracts sets out the terms and conditions of their subconcession with their respective Concessionaire, as authorized by the Macau Government. We, through VML, our subsidiary, executed a Subconcession Contract with Galaxy on December 26, 2002. Galaxy will develop hotel and casino projects that are independent from us. If the Galaxy concession is terminated for any reason, VML’s Subconcession will remain in effect. See “Regulation—Overview of Macau’s Regulatory Framework on Gaming Operations.”

Details of the concessions and subconcessions are set forth below:

Concessionaire(1):	Galaxy	SJM	Wynn Macau
Committed investment of the Concessionaire:	MOP8.8 billion(2) (US$1.1 billion)	MOP4.7 billion (US$0.6 billion)	MOP4.0 billion(3) (US$ 0.5 billion)

Expiry Term:	June 26, 2022	March 31, 2020	June 26, 2022

Special levies:

Contribution to a public foundation in Macau for promotion, development and study of culture, society, economy, education, science and charity events:	1.6% of gross gaming revenue(4)(5)	1.6% of gross gaming revenue(4)(5)	1.6% of gross gaming revenue(4)(5)

Contribution to the MSAR for urban development, tourism promotion and social security of the Macau Government:	2.4% of gross gaming revenue(4)(5)	1.4% of gross gaming revenue(4)(5)(6)	2.4% of gross gaming revenue(4)(5)

Total:	4.0% of gross gaming revenue(4)(5)	3.0% of gross gaming revenue(4)(5)	4.0% of gross gaming revenue(4)(5)

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

Subconcessionaire(1):	VML	MGM Grand Paradise	Melco Crown
Committed investment of the Subconcessionaire:	MOP4.4 billion(2) (US$0.6 billion)	MOP4.0 billion (US$0.5 billion)	MOP4.0 billion(3) (US$0.5 billion)

Expiry term:	June 26, 2022	March 31, 2020	June 26, 2022

Special levies:

Contribution to a public foundation in Macau for promotion, development and study of culture, society, economy, education, science and charity events:	1.6% of gross gaming revenue(4)(5)	1.6% of gross gaming revenue(4)(5)	1.6% of gross gaming revenue(4)(5)

Contribution to the MSAR for urban development, tourism promotion and social security of the Macau Government:	2.4% of gross gaming revenue(4)(5)	2.4% of gross gaming revenue(4)(5)	2.4% of gross gaming revenue(4)(5)

Total:	4.0% of gross gaming revenue(4)(5)	4.0% of gross gaming revenue(4)(5)	4.0% of gross gaming revenue(4)(5)

Source:	DICJ
(1)	Pursuant to the Macau Gaming Law, the Macau Government is precluded from granting more than three gaming concessions. The Macau Government subsequently and successively authorized three subconcessions permitting each of Galaxy, SJM and Wynn Macau to enter into a subconcession contract with its respective Subconcessionaire to operate casino games in Macau.
(2)	Under the tripartite Subconcession Contract executed among Galaxy, the Macau Government and VML, VML was responsible for MOP4.4 billion of Galaxy’s original investment obligations of MOP8.8 billion under the Galaxy concession. On May 11, 2006, we received a letter from the DICJ confirming completion of our committed investment.
(3)	Under the subconcession contract between Wynn Macau and Melco Crown, as authorized by the Macau Government, Melco Crown is required to invest at least MOP4.0 billion in Macau for one resort-hotel-casino complex to be concluded and open to the public by December 2010.
(4)	The contribution percentages are subject to changes upon re-negotiation between the Concessionaires or Subconcessionaires, as the case may be, and the Macau Government in 2010.
(5)	Gross gaming revenue is defined as all revenue derived from casino or gaming areas.
(6)	Under the concession contract between the Macau Government and SJM, SJM agreed it would contribute only 1.4% of its gross gaming revenue, taking into consideration SJM’s commitment to be jointly responsible with one of its controlling shareholders for Macau’s navigation channel dredging service with the support of the corresponding consideration costs. There are no similar arrangements between the Macau Government and the other two Concessionaires.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

The following information in connection with contributions to the Macau Government is common to all Concessionaires and Subconcessionaires:

Special gaming tax:	35.0% of gross gaming revenue(1); plus

Annual gaming premium(2):	• MOP30.0 million (US$3.8 million) per annum fixed premium;

• MOP300,000 (US$37,500) per annum per VIP gaming table(3);

• MOP150,000 (US$18,750) per annum per mass market gaming table; and

• MOP1,000 (US$125) per annum per electric or mechanical gaming machine including slot machines.

Source:	DICJ
(1)	Gross gaming revenue is defined as all revenue derived from casino or gaming areas.
(2)	A Concessionaire or Subconcessionaire may increase or decrease the number of gaming tables and/or slot machines it operates upon sending an advance notice to the DICJ. There is currently no limit on the number of VIP gaming tables, mass market gaming tables and electric or mechanical gaming machines that VML can set up.
(3)	VML’s VIP gaming tables include tables for VIP, premium and Paiza cash players.

The Subconcession Contract

The tripartite Subconcession Contract executed among Galaxy, the Macau Government and VML and its related laws and regulations set out the terms and conditions of the Subconcession granted to VML for the operation of casino games. VML does not have the right to grant a subconcession to third parties pursuant to the Subconcession Contract.

Our Group did not pay any amount to, or for the benefit of, Galaxy for the Subconcession. Instead, Galaxy and VML agreed that VML would share half of Galaxy’s investment obligations under its concession, amounting to MOP4.4 billion (US$0.6 billion). Because the Subconcession is independent from Galaxy’s concession, it will not be affected by any modification, suspension, redemption, termination or rescission of Galaxy’s concession. In addition, an early termination of Galaxy’s concession before June 26, 2022 would not result in the termination of VML’s Subconcession. Our Macau legal advisor is of the opinion that the Subconcession was authorized and approved by the Macau Government and that its negotiation and formalization process complied with the applicable legal framework in Macau, including the Macau Gaming Law, the “Regulation of the public tender for awarding licenses to operate casino games of chance in casino,” the concession contracts and the suitability and financial standing of the candidates (Administrative Regulation No. 26/2001). In addition, our Macau legal advisor has advised us that, absent any change to VML’s legal status, rights, duties and obligations towards the Macau Government, VML shall continue to be validly and unconditionally entitled to operate independently under and pursuant to the Subconcession, notwithstanding the termination or rescission of Galaxy’s concession, the insolvency of Galaxy and/or the replacement of Galaxy as concessionaire in the Subconcession Contract. Pursuant to the Subconcession Contract, each of the Macau Government and Galaxy is obligated to cooperate with VML so that VML can fulfill its legal and contractual obligations under the Subconcession Contract. VML’s Subconcession expires on June 26, 2022.

VML may operate other gaming-related activities, provided that it receives prior approval from the Macau Government. If VML’s Subconcession Contract is not extended or renewed upon its expiration on June 26, 2022, on that date, all of its casino premises and gaming-related equipment would be automatically transferred to the Macau Government without compensation and VML would cease to generate any revenues from such operations. See “Risk Factors—Risks Relating to Our On-going

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

Operations—The Macau Government can terminate VML’s Subconcession under certain circumstances without compensation to VML, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.” Beginning on December 26, 2017, the Macau Government may redeem the Subconcession by providing VML at least one year’s prior notice. In the event the Macau Government exercises this redemption right, VML is entitled to fair compensation or indemnity. Pursuant to VML’s Subconcession Contract, the amount of such compensation or indemnity will be determined based on the amount of gaming and non-gaming revenue generated by The Venetian Macao (but not the Sands Macao or the Plaza Macao), excluding the convention and exhibition facilities, during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of the Subconcession.

The Subconcession Contract requires, among other things: (i) approval of the Macau Government for transfers of shares in VML, or of any rights over or inherent to such shares, including the grant of voting rights or other stockholder’s rights to persons other than the original owners, as well as for the creation of any charge, lien or encumbrance on such shares; (ii) approval of the Macau Government for transfers of shares, or of any rights over such shares, in any of our direct or indirect stockholders, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal to or higher than 5.0% of VML’s share capital; and (iii) that the Macau Government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholder’s rights to persons other than the original owners on shares in any of the direct or indirect stockholders in VML, provided that such shares or rights are equivalent to an amount that is equal to or higher than 5.0% of VML’s share capital. The requirements in provisions (ii) and (iii) above will not apply, however, to securities listed as tradable on a stock exchange. As of the Latest Practicable Date, other than the terms of the Usufruct Agreement set forth in the “History and Reorganization” section, which create an encumbrance in favor of a Group company, there are no encumbrances over ownership or other rights relating to shares of our Company or our subsidiaries.

In addition, VML, as a Subconcessionaire, must obtain prior approval from the Macau Government for the issuance of shares or bonds or the listing of its shares in a stock exchange. Our Macau legal advisor has advised us that, as a parent company of VML, [•] does not require Macau Government authorization, license, consent or approval, nor any notice to or filing with the Macau Government pursuant to the Subconcession Contract.

The transfer or creation of encumbrances over VML’s gaming assets (including casinos and gaming equipment and utensils) is also subject to approval of the Macau Government.

To ensure VML’s suitability and financial capacity as a Subconcessionaire, the Macau Government requires VML’s directors, certain key employees and shareholders holding 5.0% or more of VML’s share capital to be subject to suitability assessment and on-going suitability screening during the Subconcession term, and accept the persistent and long-term inspection and supervision exercised by the Macau Government. The Macau Government may investigate relevant individuals at any time and may object to suitability for any cause it deems reasonable. VML is required to immediately notify the Macau Government should it become aware of any fact that may be material to the appropriate qualification of any shareholder who owns 5.0% of its share capital, or any officer, director or key employee. Changes in our officers, directors or key employees must be reported to the Macau gaming authorities and, in addition to their authority to object to a finding of suitability, the Macau gaming authorities have jurisdiction to disapprove a change in corporate position. If the Macau gaming authorities were to find one of our officers, directors or key employees unsuitable for licensing, we would have to sever all relationships with that person. In addition, the Macau gaming authorities may require us to terminate the employment of any person who refuses to be subject to a suitability review. Any person who refuses to after being ordered to do so by the Macau gaming authorities may be found unsuitable. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

•	pay that person any dividend or interest upon its shares;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

•	allow that person to exercise, directly or indirectly, any voting right conferred through shares held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish its shares.

VML is also required to: (i) notify and obtain prior approval from the Macau Government before it may provide loans to, or enter into similar contracts with, VML’s board of directors, shareholders and key employees in its casinos or other gaming areas; and (ii) obtain the Macau Government’s prior approval of any recapitalization plan proposed by VML’s board of directors. The Chief Executive of the MSAR could also require VML to increase its issued share capital if he deems it necessary and duly justified on a case-by-case basis.

The Macau Government imposes a special gaming tax on the Concessionaires and Subconcessionaires at the rate of 35.0% of gross gaming revenue, payable on a monthly basis. The special gaming tax accounted for approximately 76.9%, 76.1% and 82.5% of Macau’s total public revenue for fiscal years 2006, 2007 and 2008, making it the biggest contributor to Macau’s public revenue. The Macau Government also requires the Concessionaires and Subconcessionaires to pay a percentage of the gross gaming revenue as a special levy to be given to (i) a public foundation designated by the Macau Government and (ii) the Macau Government for urban development, tourism promotion and social security. As with all other Concessionaires and Subconcessionaires, VML is exempt from payment of complementary tax, which acts as a tax on profit, pursuant to the Dispatch of Chief Executive No. 167/2008, until the end of fiscal year 2013. All Concessionaires and Subconcessionaires currently in operation. The relevant exemption periods are:

(a)	For VML: Fiscal year 2004 until fiscal year 2013 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 250/2004, dated September 30, 2004 and No. 167/2008, dated May 21, 2008.

(b)	For SJM: Fiscal year 2007 until fiscal year 2011 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 333/2007, dated December 8, 2007.

(c)	For Galaxy: Fiscal year 2004 until fiscal year 2013 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 249/2004, dated September 30, 2004 and No. 326/2008 dated November 20, 2008.

(d)	For Wynn Macau: Fiscal year 2006 until fiscal year 2010 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 283/2006, dated September 19, 2006.

(e)	For Melco Crown: Fiscal year 2007 until fiscal year 2011 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 180/2007, dated June 7, 2007.

(f)	For MGM Grand Paradise: Fiscal year 2007 until 2011 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 186 / 2008, dated June 19, 2008.

VML is also required to remit annually to the Macau Government a gaming premium with a fixed portion and a variable portion based on the number and type of gaming tables and electronic gaming machines operated by VML as described below. The fixed portion is MOP30.0 million (US$3.8 million), while the variable portion is dependent upon the number of gaming tables or gaming machines. The variable portion of the gaming premium shall not be less than MOP45.0 million (US$5.6 million) per annum. VML is required to pay the fixed portion of the gaming premium by January 10 of each year or upon the request of the Macau Government, make the payment on a monthly basis, and one-twelfth of the variable portion of the gaming premium must be paid by the 10th day of each month. VML is required under Article 33 of the Subconcession Contract and section 432 of the Macau Commercial Code to maintain a legal reserve fund equal to one-fourth of its share capital. In addition, the Subconcession Contract requires VML to provide, for the first five years ended December 26, 2007, a “first demand” guarantee of an amount not exceeding MOP500.0 million (US$62.5 million) and from

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

that date until 180 days after the term of the Subconcession, an amount not exceeding MOP300.0 million (US$37.5 million).

Under the terms of the Subconcession Contract, VML is required to carry certain types of insurance policies for the entire duration of the Subconcession. As of the Latest Practicable Date, VML maintained all-risk property insurance for substantially all of its owned and leased properties, buildings, equipment and gaming-related inventories such as chips relating to any of its casino, gaming area and slot machine operations. VML is also required by the Subconcession Contract to carry general third-party liability insurance in connection with the operation of casino games located in the MSAR and the development of gaming-related services included in the Subconcession Contract that are not already covered by existing insurance policies.

Based on (i) the DICJ’s confirmation dated September 16, 2009, which confirms full compliance by VML with the Subconcession Contract and that no default or event of default exists thereunder; (ii) due inquiry of VML’s anti-money laundering legal and regulatory framework; (iii) examination of the agreements executed between VML and its five largest Gaming Promoters in terms of income contribution, as well as a random sample of VML’s agreements with its remaining Gaming Promoters; (iv) inquiry of several of our top officials in relation to the modus operandi of VML’s compliance checks; and (v) the nonexistence of noticed investigations by the DICJ in relation to non-compliance of VML or any Gaming Promoter engaging in business activities with VML, our Macau legal advisor is of the opinion that VML is in compliance with its obligations as a Subconcessionaire, which include compliance with anti-money laundering legal and regulatory framework requirements and the relevant laws relating to VML’s business operations with Gaming Promoters. Our Macau legal advisor has advised us that VML is the only company in our Group which is bound by the obligations pertaining to the prevention and repression of money laundering offenses.

There are no renewal conditions imposed under the Subconcession Contract. However, the Macau Government may impose new conditions for renewal. See “Risk Factors—Risks Relating to Our On-going Operations—The Macau Government can terminate VML’s Subconcession under certain circumstances without compensation to VML, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

VML is not required to make any one-off payments to the Macau Government under the Subconcession but has certain payment obligations under the Subconcession Contract and pursuant to Macau Gaming Law, which include payment of a special gaming tax, annual gaming premiums and contributions to a public foundation in Macau and to urban development, the promotion of tourism and social security. Pursuant to the Subconcession Contract VML also agreed to a committed investment of MOP4.4 billion (US$0.6 billion) which was completed as of December 31, 2005. The following table sets out some of the major terms and conditions of the Subconcession Contract:

Committed investment:	MOP4.4 billion (US$0.6 billion)(1)

Term:	19 1/2 years to June 26, 2022

Special gaming tax:	35.0% of gross gaming revenue(2)

Annual gaming premium(3):	MOP30.0 million (US$3.8 million) per annum fixed premium

MOP300,000 (US$37,500) per annum per VIP gaming table(4)

MOP150,000 (US$18,750) per annum per mass market gaming table

MOP1,000 (US$125) per annum per electric or mechanical gaming machine including slot machines

Special levies:

Contribution to a public foundation in Macau	1.6% of gross gaming revenue—for promotion, development or study of culture, society, economy, education, science and charity events(2)(5)

Contribution to the MSAR	2.4% of gross gaming revenue—for urban development, tourism promotion and social security(2)(5)

Total	4.0% of gross gaming revenue(2)(5)

(1)	On May 11, 2006, we received a letter from the DICJ confirming completion of our committed investment.
(2)	Gross gaming revenue is defined as all revenue derived from casino or gaming areas.
(3)	There is currently no limit on the number of VIP gaming tables, mass market gaming tables and electric or mechanical gaming machines that VML can set up.
(4)	VML’s VIP gaming tables include tables for VIP, premium and Paiza cash players.
(5)	The contribution percentages are subject to changes upon re-negotiation between the Concessionaires or the Subconcessionaires, as the case may be, and the Macau Government in 2010.

The Subconcession Contract also contains various general covenants and obligations. Specifically, VML shall, among other obligations:

•	submit periodic, detailed financial and operating reports to the Macau Government and furnish any other information that the Macau Government may request;

•	arrange for its casinos or gaming areas to remain open for operations on a daily basis;

•	ensure the proper management and operation of casino games;

•	hire staff with appropriate qualifications;

•	undertake and operate casino games in a fair and honest manner and free from the influence of criminal activities;

•	safeguard and ensure the Macau Government’s tax revenue from operation of casino games; and

•	maintain required insurance coverage.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

VML’s Subconcession may be terminated by agreement between VML and Galaxy, but Galaxy is not entitled to unilaterally terminate VML’s Subconcession. Although the Subconcession Contract specifies that the Macau Government has the right to unilaterally terminate the Subconcession after consultation with Galaxy, the Subconcession Contract does not explicitly grant Galaxy any veto rights, nor require Galaxy’s consent in order to allow the Macau Government to exercise its unilateral termination rights. Moreover, in a letter from the Macau Government received in May 2006, the Macau Government reconfirmed that VML’s Subconcession is separate from Galaxy’s concession and that VML does not have any obligations to Galaxy pursuant to the Subconcession Contract, except with respect to the investment obligations under the Subconcession Contract which were completed as of December 31, 2005.

The Macau Government, after consultation with Galaxy, has the right to unilaterally terminate VML’s Subconcession Contract for non-compliance with fundamental obligations under the Subconcession Contract and the applicable Macau laws such as:

•	operation of casino games without permission or operation of business beyond the scope of VML’s Subconcession;

•	suspension of operations of VML’s gaming business without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year;

•	unauthorized transfer of all or part of VML’s gaming operations in Macau in violation of the relevant laws and administrative regulations governing the operation of casino games;

•	failure to pay taxes, premiums, levies or other amounts payable to the Macau Government;

•

refusal or failure to resume operations or failure to continue operations due to on-going serious disruption or insufficiency of its organization or operations following the temporary assumption of operations by the Macau Government;

•	repeated objections to the implementation of supervision and inspection power or repeated failure to comply with decisions of the Macau Government, in particular, DICJ Instructions;

•	systematic non-compliance with fundamental obligations stipulated in the applicable laws under the concession regime;

•	refusal or failure to provide or replenish the bank guarantee or surety in the Subconcession Contract within the prescribed period;

•

bankruptcy or insolvency of VML. The terms “bankruptcy” or “insolvency” are not expressly defined in the Subconcession Contract. However, the Macau Civil Procedure Code expressly establishes that a company is deemed “bankrupt” when a court judges that such company is “unable to fulfill its obligations timely” and that a debtor becomes “insolvent” when its liabilities are greater than its assets. Although a company cannot be declared legally “insolvent” by a court pursuant to the Macau Civil Procedure Code, our Macau legal advisor has advised us that this legal definition of insolvency is frequently used to provide contracting parties with remedies in a situation whereby a counterparty is, for all intents and purposes, bankrupt, but has not yet been legally so declared by a court. Accordingly, our Macau legal advisor has advised us that the Macau Government will not need to have a court judgment declaring VML’s bankruptcy in order to unilaterally terminate VML’s Subconcession as the Macau Government can unilaterally terminate VML’s Subconcession upon determining that VML’s liabilities are greater than its assets;

•	non-compliance with Macau laws, regulations and/or DICJ Instructions for the purpose of anti-money laundering and counter-terrorism financing;

•	fraudulent activity by VML to the detriment of the public interest;

•	serious violation of the applicable rules for the operation of casino games or harm to fairness of the casino games;

•	grant to a third party the managing powers over gaming activities; and

•	non-compliance with the obligation regarding transfer of shares.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

THE SUBCONCESSION

These events could ultimately lead to the termination of VML’s Subconcession without compensation to VML or even result in potential liability to VML. Upon such termination, all of VML’s casinos, slot machine operations and related equipment and property rights to the casino premises in Macau would be automatically transferred to the Macau Government without compensation to VML and we would cease to generate any revenue from VML’s operations. In many of these instances, the Subconcession Contract does not provide a specific cure period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macau Government to give us an opportunity to remedy any such default.

Beginning on December 26, 2017, the Macau Government will be allowed to exercise its right to redeem the Subconcession by providing VML with at least one-year prior written notice. In such event, VML is entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of gaming and non-gaming revenue generated by The Venetian Macao, excluding the convention and exhibition facilities, during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of the Subconcession.

Investment Obligations under the Subconcession Contract

As part of the requirements under the Subconcession Contract, VML was required to make certain capital investments of a stipulated value of MOP4.4 billion (US$0.6 billion) in Macau within a specified period. Under VML’s Subconcession Contract, this investment by VML was taken into account for the purpose of assessing Galaxy’s compliance with the investment obligations established for Galaxy under its concession, and Galaxy was responsible for any shortfall in VML’s committed capital investments under its Subconcession Contract. Our Macau legal advisor has advised us that with respect to these investment obligations, Galaxy and VML were severally, but not jointly, obligated vis-à-vis the Macau Government until VML’s fulfillment of its investment obligations but Galaxy and VML were not, and are not, co-obligees, either severally, jointly, nor severally and jointly, for compliance with either Galaxy’s concession or the Subconcession in any other respects. The Macau Government may request or approve the request to make changes in the plans and specifications of VML’s properties in Macau. Under the investment plan attached to the Subconcession Contract, VML’s obligation to invest in the construction and development of The Venetian Macao was subsequently extended to December 2009. The construction and development costs of the Sands Macao were also applied to the fulfillment of this total investment obligation. We opened the Sands Macao in May 2004 and The Venetian Macao in August 2007 and on May 11, 2006, the DICJ issued a certificate affirming that, as of December 31, 2005, VML had fulfilled its investment obligations under the Subconcession. VML has therefore met its required investment obligations through its investments in The Venetian Macao and the Sands Macao. VML’s agreement to make these capital investments constitutes the sole consideration to Galaxy in connection with the entering into the Subconcession Contract. Under the Subconcession Contract, VML is not obligated to make any further payments or contribution to Galaxy.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

This section and other sections of this document contain information relating to Macau, Hong Kong, the PRC, Las Vegas, Nevada, and Atlantic City, New Jersey. The information has been derived from various publications of government agencies of Macau, Hong Kong, PRC, Nevada, New Jersey and other government agencies. While we and our Directors have taken reasonable care in the extraction, compilation and reproduction of the information derived from government sources, we cannot assure you as to the accuracy or completeness of such information. We have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading. Neither we nor any of our respective affiliates or advisors have prepared or independently verified the accuracy or completeness of such information directly or indirectly derived from government sources, and such information may not be consistent with that available from other sources and should not be unduly relied upon.

Overview of Macau

The MSAR was established on December 20, 1999 following more than 400 years of administration by Portugal. Macau is located on the southeast coast of mainland China to the west of Guangdong Province. Macau consists of the Macau peninsula and the islands of Taipa and Coloane and the reclaimed area of Cotai. Three bridges link the Macau peninsula to Taipa while the two islands are connected by the land reclamation area known as Cotai.

Macau is the only region in China to offer legalized casino gaming. Historically, Macau’s gaming industry was controlled pursuant to a monopoly, which ended formally in 2002 when the Macau Government launched an international tender process and granted three concessions to Galaxy, SJM and Wynn Macau. The Macau Government subsequently and successively authorized three subconcessions. In December 2002, Galaxy, the Macau Government and VML, our subsidiary, entered into the Subconcession Contract, which allows us to develop and operate gaming facility projects in Macau independently from Galaxy. The two other Subconcessionaires are Melco Crown and MGM Grand Paradise.

Following the liberalization of its gaming laws, Macau has become the largest gaming market in the world based on casino gaming revenue, surpassing Las Vegas in 2006 and growing by over 90.0% between 2006 and 2008, based on information published by the DICJ and the Nevada Gaming Control Board. The growth in the gaming market in Macau has contributed to the strong growth in Macau’s GDP.

Recently, the Macau Government announced its intention to review the size and growth of the Macau gaming industry, including the number of gaming tables currently in operation in an effort to prevent over-expansion of the gaming industry. In connection with this review, the Macau Government announced its intention to obtain scientific studies and research that would allow for a substantiated decision on this matter but has not yet announced any firm timelines or details of such a review. The Macau Government also recently announced its intention to change the entry-age limit for casinos from 18 years old to 21 years old. See “Risk Factors—Risks Relating to the Gaming Industry in Macau—Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

According to the DSEC, 30.2 million people visited Macau in 2008, representing a CAGR of 16.0% from 16.7 million visitors in 2004 when the Sands Macao first opened. Tourism and gaming account for the majority of Macau’s GDP. In 2008, tourism GDP totaled US$17.4 billion, representing 81.1% of GDP. Of the tourism GDP, gaming GDP accounted for US$13.4 billion, or 76.8%, of such expenditures. The following table illustrates Macau’s total GDP and tourism and gaming GDP from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
	(US$ millions, except percentages)
Total GDP	10,279	11,524	14,214	18,682	21,483	9,629
Year-on-year Change, nominal	—	12.1%	23.3%	31.4%	15.0%	—

Tourism GDP(1)	7,881	8,409	10,162	13,946	17,422	7,991
Tourism GDP as a % of Total GDP	76.7%	73.0%	71.5%	74.7%	81.1%	83.0%

Gaming GDP(2)	5,375	5,788	7,023	10,225	13,383	6,304
Gaming GDP as a % of Tourism GDP	68.2%	68.8%	69.1%	73.3%	76.8%	78.9%

Source:	DSEC. Converted from MOP at the exchange rate stated in [•].
(1)	Defined as tourism expenditures of non-residents of Macau.
(2)	Defined as gaming expenditures of non-residents of Macau.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

Proximity to Significant Population Mass

Macau is centrally located in the Asian region, which is home to more than three billion people. The map below shows the approximate travel times to Macau from key gateway cities in Asia.

Visitors traveling to Macau generally come from mainland China and other locations in Asia, such as Hong Kong and Taiwan. According to the DSEC statistics, 81.2% of visitors to Macau during 2008 came from mainland China and Hong Kong. Since July 2003, residents from mainland China have been allowed to apply for a visa to visit Macau and Hong Kong on an individual basis under the facilitated individual travel (“FIT”) scheme. Following implementation of the FIT scheme, the number of mainland Chinese tourists has significantly increased and mainland China has become one of Macau’s most important markets for tourism. According to the Macau Yearbook 2008, by the end of 2007, the FIT scheme had been extended to residents of all of Guangdong Province, Beijing, Shanghai and other major cities which may be approved from time to time. In June 2008, however, news media began reporting that certain PRC authorities were imposing additional restrictions on exit visa applicants for travel to Macau from mainland China. On July 10, 2008, the Zhuhai General Station of Exit and Entry Frontier Inspection of the PRC announced that residents of Guangdong Province in mainland China are only allowed to apply for a visa once every two months, instead of once every month. In addition, residents of mainland China visiting Hong Kong may no longer visit Macau on the same visa, but instead must obtain a separate visa for any visit to Macau. See “Risk Factors—Risks Relating to the Gaming Industry in Macau—Policies and measures adopted from time to time by the PRC government could materially and adversely affect our operations.” Although total visitation in Macau has declined in 2009 as a result of the visa restrictions imposed in 2008, recent disruptions in the global financial markets and the outbreak of swine flu, we expect that visitation from mainland China, Hong Kong and Taiwan will continue to be strong because of a growing middle class with a high propensity to game.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

Although starting from a very low base and still only accounting for a small percentage of total visitation, in 2008, visitors from Southeast Asia grew 24.7% compared to 2007. This included visitors from Thailand, whose numbers increased 79.1% from 2007 to 2008. Similarly, in 2008, visitors from other parts of Asia grew 25.7% compared to 2007. From 2007 to 2008, this growth included visitors from India, South Korea and Japan, which grew 81.1%, 24.1% and 22.6%, respectively. We believe that the increasing appeal of Macau, led primarily by the development of world-class integrated resorts, economic growth throughout Asia, and expanding infrastructure development will enable Macau to attract visitors from an increasingly wider radius. The following table presents information on visitor arrivals to Macau by place of residence from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,										For the six months ended June 30, 2009
	2004		2005		2006		2007		2008(1)
	Visitors	%	Visitors	%	Visitors	%	Visitors	%	Visitors	%	Visitors	%
	(in millions)
Mainland China	9.5	57.2%	10.5	55.9%	12.0	54.5%	14.9	55.1%	11.6	50.6%	5.1	49.5%
Hong Kong	5.1	30.3%	5.6	30.0%	6.9	31.6%	8.2	30.3%	7.0	30.6%	3.3	32.1%
Taiwan	1.3	7.7%	1.5	7.9%	1.4	6.5%	1.4	5.3%	1.3	5.7%	0.6	6.0%
Southeast Asia(2)	0.3	1.6%	0.4	2.1%	0.7	3.2%	1.2	4.4%	1.5	6.4%	0.6	6.3%
Other Asia(3)	0.2	1.3%	0.3	1.7%	0.4	1.9%	0.6	2.2%	0.7	3.3%	0.3	3.1%
Others(4)	0.3	2.0%	0.4	2.3%	0.5	2.3%	0.7	2.7%	0.8	3.4%	0.3	3.2%

Total	16.7	100.0%	18.7	100.0%	22.0	100.0%	27.0	100.0%	22.9	100.0%	10.4	100.0%

Source: DSEC Visitor Arrivals by Place of Residence.

(1)	On February 24, 2009, the DSEC amended its methodology for the computation of visitor arrivals by excluding visitors such as imported workers and foreign students. Therefore, the number of visitor arrivals in 2008 was revised from 30.2 million to 22.9 million. The DSEC did not revise the figures published for previous years, which affects the year-on-year comparability of the data above. To allow a direct comparison of year-on-year visitor arrivals prior to 2007, the number of arrivals in 2008 would total 30.2 million.
(2)	Includes Philippines, Indonesia, Malaysia, Singapore, Thailand and other Southeast Asian countries.
(3)	Includes India, Japan, South Korea and other East and South Asian countries not already listed separately.
(4)	Includes the Americas, Europe, Oceania, Africa and the Middle East.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

Regional Economic Growth

In 2008, China’s GDP (in current prices) totaled US$4.4 trillion (RMB30.1 trillion) compared to US$2.3 trillion (RMB15.7 trillion) in 2004, representing a CAGR of 17.1%. In addition, regional Chinese economies surrounding Macau, such as Guangdong Province, have also exhibited substantial growth. We believe that the continuing strong economic performance of the economies of mainland China, particularly Guangdong Province, and Hong Kong will help support future development of tourism and gaming projects in Macau. The following table illustrates the annual growth rate of GDP for mainland China, including Guangdong Province, and Hong Kong from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
	(US$ in billions, except percentages)
Total China GDP	2,337	2,679	3,098	3,762	4,396	2,045
Year-on-year Change, nominal	—	14.6%	15.7%	21.4%	16.9%	—
Total Hong Kong GDP	167	178	190	208	216	100
Year-on-year Change, nominal	—	7.0%	6.7%	9.5%	3.8%	—
Total Guangdong Province GDP	276	317	383	454	522	242
Year-on-year Change, nominal	—	15.0%	20.8%	18.6%	14.8%	—

Sources:	National Bureau of Statistics of China, Statistics Bureau of Guangdong Province and Hong Kong Census and Statistics Department. Converted from Hong Kong dollars and RMB at the exchange rate stated in [•].

Accessibility of Macau

Visitors from southeastern China, Hong Kong, Taiwan and other locations in Asia can reach Macau in a relatively short period of time using a variety of transportation methods. One of the major methods of transportation to Macau from Hong Kong is the ferry service, including our CotaiJet ferry service, which commenced operation in late 2007. Our CotaiJet ferry service and the TurboJet ferry service operate 24 hours a day and take approximately one hour to travel between Hong Kong and Macau, with departures occurring at 15 to 30-minute intervals during peak times. Visitors from more distant locations in Asia can take advantage of short travel times by air to Macau, Zhuhai, Shenzhen, Guangzhou or to Hong Kong (followed by a car, ferry or helicopter trip to Macau). Several airline carriers currently fly directly to Macau International Airport from many major cities in Asia. In 2009, several airlines announced plans for new direct routes to Macau from countries such as Vietnam, South Korea, Japan and India.

We believe that improved transportation to and within Macau will also contribute to growth in visitation and mass market gaming. According to the National Development and Reform Commission, the PRC Government has expressed support for a more open, modern and integrated transportation system within the region as outlined in its Outline of the Plan for the Reform and Development of the Pearl River Delta (2008-2020). The PRC Government’s plan lists as transportation priorities the Hong Kong-Zhuhai-Macau Bridge, the eastern passage between Shenzhen and Hong Kong, the loop expressway of the Pearl River Delta, the Zhongshan-Shenzhen passage across the estuary of the Pearl River and a number of railways. Below is a summary of certain announced infrastructure improvement projects:

•

the new Taipa Ferry Terminal, which is expected to be completed by 2012, will be the second permanent ferry terminal in Macau, together with the existing terminal on the Macau peninsula. It is expected to have sixteen 400-passenger berths, three 1,200-passenger berths and a heliport;

•

the proposed Hong Kong-Zhuhai-Macau bridge, which is expected to be completed between 2015 and 2016, will link Hong Kong’s Lantau Island to Zhuhai via Macau and would reduce travel time by car from central Hong Kong to Macau from 4.5 hours to only 40 minutes;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

•	the proposed Guangzhou-Zhuhai High Speed Railway, which is expected to be completed by 2015, will result in travel time from Guangzhou to Macau of 40 to 50 minutes;

•

the proposed Macau Light Rapid Transit, which is expected to commence construction in June 2010 and be completed in 2011, will link the ferry terminals to key locations via 12 stops on the Macau peninsula and 11 stops on Cotai and Taipa; and

•	the addition of new routes and air service between key feeder markets and the Macau International Airport.

Macau’s Casino Gaming Industry

According to the DICJ, as of June 30, 2009, the Macau gaming market had 32 gaming facilities, 22 of which are located on the Macau peninsula. The Macau peninsula is connected to mainland China and was historically the only gaming destination in Macau. The 32 gaming facilities vary greatly in terms of size of operations and amenities offered. The majority of casinos on the Macau peninsula were constructed prior to the implementation of the concession system in 2002 and are characterized by casinos spread across multiple floors with very few non-gaming amenities. Following the opening of the Sands Macao in 2004, more facilities on the Macau peninsula have begun to introduce more modern casinos and non-gaming amenities in an attempt to broaden the appeal of Macau to a wider audience of potential customers. Cotai is an area of new gaming development in Macau and features large-scale, integrated resorts. These facilities tend to have more significant non-gaming and leisure areas than many of those on the Macau peninsula.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

The table below shows the year-on-year change in the number of casinos and slot machines in Macau for the periods indicated:

	As of December 31,					As of June 30, 2009
	2004	2005	2006	2007	2008
Casinos	15	17	24	28	31	32
Year-on-year Change (%)	—	13.3%	41.2%	16.7%	10.7%	—
Gaming Tables	1,092	1,388	2,762	4,375	4,017	4,390
Year-on-year Change (%)	—	27.1%	99.0%	58.4%	(8.2)%	—
Slot Machines	2,254	3,421	6,546	13,267	11,856	13,509
Year-on-year Change (%)	—	51.8%	91.3%	102.7%	(10.6)%	—

Source: DICJ.

Following the liberalization of Macau’s gaming industry, total gaming revenue in Macau increased from approximately US$5.4 billion in 2004 to approximately US$13.7 billion in 2008, reflecting a CAGR of 26.0%. These revenues are generated primarily by casino gaming, consisting of table games and slot machines, and to a lesser extent, non-casino gaming activities, including greyhound racing, horse racing, sports lotteries and instant lotteries. The following table sets forth gaming revenues in Macau from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
	(US$ in millions, except percentages)
Casino Gaming Revenue	5,172	5,756	7,078	10,378	13,597	6,428
Year-on-year Change	—	11.3%	23.0%	46.6%	31.0%	—
Non-casino Gaming Revenue	267	136	112	103	132	56
Year-on-year Change	—	(49.0)%	(17.4)%	(8.1)%	27.8%	—
Total Gaming Revenue	5,439	5,892	7,190	10,481	13,728	6,484
Year-on-year Change	—	8.3%	22.0%	45.8%	31.0%	—

Source:	DICJ. Converted from MOP at the exchange rate stated in [•].

In 2006, casino gaming revenue in Macau surpassed that of Las Vegas, making Macau the largest gaming market in the world as measured by casino gaming revenue. In 2008, Macau’s casino gaming revenue was more than twice as large as that of Las Vegas and over three times as large as that of Atlantic City. The following table shows the casino revenue of Macau compared to that of Las Vegas and Atlantic City from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					CAGR 2004-2008	For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
	(US$ in millions, except percentages)
Macau	5,172	5,756	7,078	10,378	13,597	27.3%	6,428
Las Vegas	5,334	6,034	6,688	6,828	6,126	3.5%	2,731
Atlantic City	4,738	4,957	5,167	4,889	4,500	(1.3)%	1,926

Sources:	DICJ, Nevada Gaming Control Board and New Jersey Casino Control Commission. Macau gaming revenue converted from MOP at the exchange rate stated in [•].

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

Mass Market, VIP and Premium Players

The Macau gaming market consists of three segments: mass market, VIP and premium players. Historically, gaming operators in Macau focused on VIP players, however, gaming operations have now begun to focus on the fast-growing mass market segment:

•

Mass Market Players.    The mass market segment consists of both table games and slot machines played on public mass gaming floors for lower stakes. The mass market segment is generally viewed as a higher-margin component of the overall gaming market versus the VIP player segment due to the commission costs of operating the VIP player segment. Mass market gaming revenues have grown significantly since the introduction in 2004 of casino properties that cater to the mass market. According to the DICJ, from 2004 to December 31, 2008, mass market table and slot operations have grown at a CAGR of 27.9% and 72.4%, respectively. Mass market table and slot operations accounted for approximately 29.7% and 6.0%, respectively, of total casino gaming revenue in Macau for the six months ended June 30, 2009.

•

VIP Players.    VIP players in Macau are typically wealthy persons who play mostly in dedicated VIP rooms or designated gaming areas. VIP players are sourced by Gaming Promoters. Many VIP players in Macau rely on Gaming Promoters to make travel and other arrangements for them to play at a particular casino or gaming area, provide concierge services and arrange their purchases of chips. Gaming Promoters also often extend credit to VIP players that they source and bring to the casinos or gaming areas. In accordance with general industry practice, Gaming Promoters typically commit to certain casino-specified minimum rolling chip purchases per VIP room per month. In return for their services, the gaming operator typically pays a commission to the Gaming Promoter based on either gaming wins or losses or the rolling chip volume of the VIP players they direct to the casinos or gaming areas. The obligation to pay commissions to Gaming Promoters means that although this segment accounts for a large proportion of total gaming revenues, margins are lower than those of the mass market segment. VIP players typically receive various forms of complimentary services, including transportation, accommodation and food and beverage services from the Gaming Promoters or casinos. These complimentary services also affect the margins associated with the rolling chip segment of the business.

•

Premium Players.    Premium players are players brought in through the direct marketing efforts of the gaming operators who select VIP rooms based on their relationship with or preference for a particular gaming operator. As such, premium players have potentially higher margins compared to VIP players. Like VIP players, premium players typically receive various forms of complimentary services from gaming operators.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

The following table shows Macau casino gaming revenue by segment from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
	(US$ in millions, except percentages)
VIP Baccarat(1)	3,723	3,608	4,598	6,970	9,222	4,139
Year-on-year Change	—	-3.1%	27.4%	51.6%	32.3%	—
Mass Market Baccarat	748	1,306	1,489	2,064	2,658	1,463
Year-on-year Change	—	74.7%	14.0%	38.7%	28.8%	—
Other Mass Market Table Gaming	622	686	735	894	1,010	443
Year-on-year Change	—	10.3%	7.1%	21.7%	13.0%	—
Slot Machine	80	156	257	449	707	383
Year-on-year Change	—	95.3%	64.2%	75.1%	57.3%	—

Total	5,172	5,756	7,078	10,378	13,597	6,428

Year-on-year Change	—	11.3%	23.0%	46.6%	31.0%	—

Source:	DICJ. Macau gaming revenue converted from MOP at the exchange rate stated in [• ].
(1)	Includes revenue from both VIP and premium players.

Macau’s Hotel, Convention and Retail Industries

Prior to the liberalization of the Macau gaming industry, many of the casino properties were gaming-centric facilities that contained a relatively limited offering of non-gaming amenities. Conversely, recent developments have consisted of larger properties that offer a variety of non-gaming services such as high quality hotel room options, retail and dining areas, MICE space and entertainment amenities in addition to traditional gaming areas. According to statistics reported by the DSEC, visitor spending on non-gaming services accounted for 23.2% and 21.1% of total visitor spending on services in Macau for 2008 and the six months ended June 30, 2009, respectively. In comparison, according to statistics reported by the Nevada Gaming Control Board, non-gaming spending accounted for 60.3% of total spending in Las Vegas for the 12 months ended June 30, 2008. We expect that, over time, non-gaming services will represent a larger percentage of total visitor spending in Macau, similar to the trend of non-gaming spending in Las Vegas.

The Macau Hotel and Convention Market

According to the Macau Statistics and Census Service, there were 54 hotels, containing approximately 16,928 rooms, in operation in Macau as of December 31, 2008. This represented an increase from 39 hotels, containing approximately 8,608 rooms in operation as of December 31, 2004. We believe that the introduction of additional high quality hotels, in combination with MICE space, will continue to enhance Macau’s reputation as a world-class tourist and business destination and to contribute to an increase in the average length of stay in Macau.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

Following the opening of The Venetian Macao, Macau’s first integrated resort, and other new developments, overnight hotel visitation increased from 23.0% of total visitation to Macau in 2004 to 28.0% of total visitation at the end of 2008, with an average length of stay of 1.4 nights in 2008. The following table shows total available guest rooms, total hotel guests, average length of stay, occupancy and ADR statistics for the Macau hotel market from 2004 to the six months ended June 30, 2009:

	As of or for the year ended December 31,					As of or for the six months ended June 30, 2009
	2004	2005	2006	2007	2008
Total available guest rooms(1)	9,168	10,872	12,978	16,148	17,490	18,128
Total hotel guests (in millions)(2)	4.0	4.1	4.7	5.7	6.5	3.1
Average length of stay (nights)	1.2	1.2	1.2	1.3	1.4	1.4
Occupancy (%)	75.6%	70.9%	72.3%	77.2%	74.5%	66.9%
ADR (US$)(3)	—	78	85	98	104	122

Source:	DSEC and Macau Government Tourist Office. Converted from MOP at the exchange rate stated in [•].
(1)	Total available rooms as of year end. Includes both hotel rooms and guest houses.
(2)	Includes guests that stay in hotel rooms and guest houses.
(3)	Based on three-, four- and five-star hotels in Macau.

We believe the average length of stay in Macau will continue to improve and Macau will ultimately develop into a hotel market similar to Las Vegas. According to the “2008 Las Vegas Visitor Profiles Study” published by the Las Vegas Convention and Visitors Authority, visitors in 2008 stayed on average 3.5 nights in Las Vegas. Convention facilities in Macau are still limited in size as compared to other regional convention markets. The largest convention facility in Macau is located at The Venetian Macao, which opened in August 2007 and contains 1.2 million square feet of meeting, convention and exhibition space. According to the Macau Government Tourist Office, meeting and convention attendance in Macau has grown at a CAGR of 81.6% from 2004 to 2008. Despite this growth, however, Macau hosted fewer than 400,000 conventioneers in 2008. Conversely, according to the Las Vegas Convention and Visitors Authority, conventioneers totaled 5.9 million in Las Vegas during the same period. Furthermore, according to the Hong Kong Tourism Board, overnight MICE arrivals in Hong Kong totaled approximately 1.2 million in 2008.

According to the DSEC, during the six months ended June 30, 2009, a total of 730 MICE events were held at various venues in Macau, comprising 694 meetings/conferences and 36 exhibitions. These events were attended by 211,287 participants and the average length of stay by visitors attending these events was 2.0 days. The following table shows the number of MICE events and participants in Macau from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
Total Number of MICE Events	278	305	360	1,177	1,240	730
Year-on-year Change (%)	—	9.7%	18.0%	227.0%	5.4%	—
Total MICE Participants	33,501	43,531	57,089	301,979	364,320	211,287
Year-on-year Change (%)	—	29.9%	31.1%	429.0%	20.6%	—

Source:	DSEC.

According to the National Development and Reform Commission’s Outline of the Plan for the Reform and Development of the Pearl River Delta, the region will seek to grow its convention and exhibition industries through the creation and global marketing of specialized conventions and exhibitions, and through increased cooperation between Macau, Hong Kong and the Pearl River Delta. We expect future developments to create a critical mass of high quality accommodations and other amenities which we believe will enable Macau to develop into a leading MICE destination.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

Retail Market

The retail market in Macau is growing and becoming an increasingly important part of the Macau economy. Retailers benefit from Macau’s luxury goods tax-exemption (like Hong Kong but unlike mainland China), making Macau a relatively attractive and inexpensive place to shop for mainland Chinese visitors. Existing retail areas of scale total approximately 1,643,000 gross square feet and include:

Opened	Retail Area	Property	Square Footage(1)
2007	The Grand Canal Shoppes	The Venetian Macao	1,000,000
2008	The Shoppes at Four Seasons	Plaza Macao	211,000
2009	The Boulevard	City of Dreams	175,000	(2)
2009	New Yaohan	New Yaohan	257,000

(1)	Square footage for The Grand Canal Shoppes and The Shoppes at Four Seasons represent net square footage. Square footage for The Boulevard and New Yaohan represent gross square footage.
(2)	Includes both phases. Currently, only Phase I (85,000 square feet) is open. Phase II (90,000 square feet) is expected to open in December 2009.

Based on our management’s experience, we believe that the build-out of integrated resorts on Cotai will drive retail spending in a manner similar to that experienced in Las Vegas following the opening of integrated resorts and related retail facilities such as The Grand Canal Shoppes at The Venetian in Las Vegas. The following table illustrates the growth in total shopping spending by visitors to Macau from 2004 to the six months ended June 30, 2009:

	For the year ended December 31,					CAGR 2004-2008	For the six months ended June 30, 2009
	2004	2005	2006	2007	2008
	(US$ in millions, except percentages)
Total shopping spending(1)	1,409	1,457	1,906	2,224	2,638	17.0%	756

Source:	DSEC Visitor Expenditure Survey. Converted from MOP at the exchange rate stated in [• ].
(1)	Shopping spending as calculated by the DSEC consists of spending for clothing, jewelry, local food products, cosmetics, electrical equipment, shoes, handbags, wallets and others.

According to DSEC Tourism Statistics, total shopping spending, driven by the substantial growth in visitation and the development of Las Vegas-style casinos and integrated resort destinations beginning in 2004, has increased at a CAGR of 17.0% from approximately US$1,409 million in 2004 to US$2,638 million in 2008.

Competition

The gaming operators in Macau currently consist of the six Concessionaires or Subconcessionaires. As of June 30, 2009:

•	VML, our subsidiary, operated three gaming facilities: The Venetian Macao, the Sands Macao and the Plaza Casino at the Plaza Macao;

•	Galaxy operated five gaming facilities in Macau, including StarWorld Hotel, and is developing the Galaxy Mega Resort, which is adjacent to The Venetian Macao;

•	Melco Crown operated three gaming facilities, including the Altira and City of Dreams, a property located across the street from The Venetian Macao;

•	MGM Grand Paradise Limited operated one gaming facility, the MGM Grand Macau;

•	SJM operated 19 gaming facilities in Macau, including the Lisboa and the Grand Lisboa; and

•	Wynn Macau operated one gaming facility, the Wynn Macau.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INDUSTRY OVERVIEW

In addition, some of these gaming operators have planned or are currently developing projects, which will increase future casino supply and intensify competition. The Macau market also faces competition from casinos located in other areas of Asia and from other major gaming centers worldwide. See “Risk Factors—Risks Relating to the Gaming Industry in Macau—We face intense competition in the gaming industry in Macau, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.” The relative scale of our properties and gaming operations and those of the other operators is shown in the table below:

	Number of Casinos			Gaming Tables(1)			Slot Machines(2)
Operator	As of December 31,		As of June 30, 2009	As of December 31,		As of June 30, 2009	As of December 31,		As of June 30, 2009
	2007	2008		2007	2008		2007	2008
VML	2	3	3	1,450	1,202	1,098	5,134	4,260	4,291
Other	26	28	29	2,925	2,815	3,292	8,133	7,596	9,218

Total	28	31	32	4,375	4,017	4,390	13,267	11,856	13,509

Source:	DICJ.
(1)	Includes VIP rooms and mass market gaming tables.
(2)	As of December 31, 2007 and 2008 and as of June 30, 2009, VML had 4,237, 3,445 and 3,631 slot machines, respectively, which were active on the floor.

Based on the publicly available data shown in the table below, we estimate that our three existing Macau properties enjoy approximately 23.9% and 24.6% of the share of Macau gaming revenue for the year ended December 31, 2008 and the six months ended June 30, 2009, respectively. This market share exceeds those of several of our competitors in Macau.

	For the year ended December 31, 2007		For the year ended December 31, 2008		For the six months ended June 30, 2009
Company	Gaming Revenue	%	Gaming Revenue	%	Gaming Revenue	%
	(US$ in millions, except percentages)
VML	2,198	21.2%	3,246	23.9%	1,584	24.6%
Others	8,179	78.8%	10,350	76.1%	4,844	75.4%

Total	10,377	100.0%	13,596	100.0%	6,428	100.0%

Source:	DICJ.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

OVERVIEW

We are the leading developer, owner and operator of integrated resorts and casinos in Macau as measured by EBITDA for the year ended December 31, 2008 and the six months ended June 30, 2009.(1) We are the largest operator of integrated resorts in Macau which contain not only gaming areas but also meeting space, convention and exhibition halls, retail and dining areas and entertainment venues. We believe that our integrated resorts are unique to Macau and differentiate us from our competitors. VML, our subsidiary, holds one of six concessions or subconcessions permitted by the Macau Government to operate casinos or gaming areas in Macau. Macau is the largest gaming market in the world as measured by casino gaming revenue and is the only location in China offering legalized casino gaming.

We own The Venetian Macao, the Sands Macao, and the Plaza Macao. We also own one of the largest convention and exhibition halls in Asia, Macau’s largest entertainment venue, The CotaiArena™, and one of three major high-speed ferry companies operating between Hong Kong and Macau. Our luxury and mid-market retail malls feature over 380 shops with well-known retail brands such as Calvin Klein, Cartier, Chanel, Esprit, Gucci, Hermès, Louis Vuitton, Nike and Prada, as well as the Malo Clinic and Spa, one of Asia’s largest medical and beauty spas. As of June 30, 2009, our properties featured a combined 3,554 suites and hotel rooms, 1,098 table games, 3,631 slot machines, over 60 different restaurants and food outlets, as well as other integrated resort amenities.

Our business strategy is to develop Cotai and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. Our ultimate plans for Cotai include five interconnected integrated resorts, which leverage a wide range of branded hotel and resort offerings to attract different segments of the market. When completed, we expect our Cotai Strip development to contain over 20,000 hotel rooms, over 1.6 million square feet of MICE space, over 2.0 million square feet of retail malls, six theaters and other amenities. We believe our business strategy and development plan will allow us to achieve more consistent demand, longer average lengths of stay in our hotels and higher margins than more gaming-centric facilities.

Our properties are designed to cater to a broad range of customers, including the following:

•	Leisure customers who visit resort destinations for quality accommodations, retail, dining, entertainment, spas and sightseeing, and who may opt to game as part of that experience;

•

MICE organizers who seek an environment which attracts more buyers and exhibitors to trade shows and exhibitions because of the quality and ambiance of the venue, business-friendly accommodations, dining and other resort facilities;

•	MICE participants who attend trade shows, exhibitions and conventions in venues that offer them quality business-friendly accommodations, entertainment, dining and retail facilities;

•	Mass market players, who represent the highest profit margin gaming segment, and are characterized by non-rolling chip and slot machine play; and

•	VIP and premium players, who enjoy our private Paiza Club gaming rooms, luxury accommodations and amenities, and are characterized by rolling chip play.

In May 2004, we opened the Sands Macao to target the mass market segment. The Sands Macao was the first Las Vegas-style casino in Macau, and currently contains a mix of gaming areas for mass market, VIP and premium players, and entertainment and dining facilities. In August 2007, we opened Macau’s largest integrated resort, The Venetian Macao, and in August 2008, we opened Macau’s first luxury branded integrated resort, the Plaza Macao, a boutique luxury integrated resort featuring a Four Seasons Hotel and the Plaza Casino. In July 2009, we opened our ultra-exclusive Paiza mansions at the Plaza Macao. These mansions are individually designed and made available by invitation only.

(1)	Based on publicly available information, including company financial reports.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Our next phase of expansion is the integrated resort on Parcels 5 and 6 in Cotai, for which we have received a draft land concession from the Macau Government. At just under 13.3 million square feet, upon completion, the integrated resort on Parcels 5 and 6 will be a significant expansion of our footprint in Cotai. We expect to complete construction of Parcels 5 and 6 in three phases. Phases I and II of the integrated resort are expected to feature approximately 6,000 hotel rooms, approximately 1.2 million square feet of retail, entertainment and dining facilities, MICE space and a multi-purpose theater. The integrated resort will also feature approximately 300,000 square feet of gaming space, which, subject to Macau Government approval, will be sufficient to accommodate up to 670 tables and 2,200 slot machines. Phase I is expected to consist of two hotel towers with over 3,700 Sheraton-, Shangri-La- and Traders-branded hotel rooms, as well as completion of the structural works for an adjacent 2,300-room Sheraton hotel tower. These hotel brands have over 47 sales, marketing and reservation offices worldwide, which we will be able to leverage to drive mid week MICE and leisure traveler business. Phase I will also consist of the completion of gaming space, a multi-purpose theater and partial opening of the retail and MICE facilities. The total cost to complete Phase I, excluding interest expense, is expected to be approximately US$2.0 billion. Phase II consists of the internal fit-out of the second Sheraton-branded hotel tower as well as the completion and fit-out of the remaining retail facilities. The total cost to complete Phase II, excluding interest expense, is expected to be approximately US$190.0 million. Phase III, which is to commence at a future date as demand and market conditions warrant, is expected to include a luxury St. Regis-branded hotel and mixed use tower. The total cost to complete Phase III, excluding interest expense, is expected to be approximately US$443.0 million. We began construction of Parcels 5 and 6 in 2006 and suspended construction in November 2008 due to the global economic downturn. We plan to restart construction once we have sufficient funds necessary to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with [•], together with project financing of up to US$1.75 billion that we are currently seeking to obtain from a group of lenders and, to the extent necessary, cash flow from existing and future operations. As of the Latest Practicable Date, we have received aggregate commitments for project financing in the amount of US$1.45 billion from commercial banks and other financial institutions, including from [•], towards the targeted US$1.75 billion of total project financing that we are seeking. Once we recommence construction, we estimate that it will take approximately 18 months to complete construction of Phase I and another six months thereafter to complete the internal fit-out of the adjacent Sheraton hotel tower in Phase II. The remaining retail facilities of Phase II are expected to be completed within 24 months after the adjacent Sheraton hotel tower is completed. As of June 30, 2009, we had capitalized construction costs of approximately US$1.7 billion (HK$13.2 billion) on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phases I and II.

Once construction of Parcels 5 and 6 is completed, economic conditions improve, future demand warrants and additional financing is obtained, we will develop Parcel 3, for which we currently have a land concession from the Macau Government, followed by Parcels 7 and 8, for which we have not yet received a land concession. Parcel 3 is presently planned to include over 4,000 branded hotel rooms and will be connected to the Plaza Macao and the convention and exhibition hall at The Venetian Macao. We expect Parcels 7 and 8 to also contain an integrated resort that will be similar in size and scope to the integrated resort located on Parcels 5 and 6.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Our total net revenues for the year ended December 31, 2008 were US$3,053.3 million with an adjusted EBITDAR of US$686.0 million, a 55.3% and 33.4% increase, respectively, over the same period in 2007. For the six months ended June 30, 2009, our total net revenues were US$1,500.6 million (HK$11,629.5 million) with an adjusted EBITDAR of US$337.7 million (HK$2,616.8 million). For the six months ended June 30, 2008, our total net revenues were US$1,490.6 million with an adjusted EBITDAR of US$349.2 million. The following table sets forth summary financial information for our operations for the periods indicated:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009	2009
	US$	US$	US$	US$	US$	HK$
	(in millions, except percentages)
Net revenues
Casino	1,265.2	1,846.2	2,669.7	1,325.4	1,317.1	10,207.7
Rooms	0.1	49.3	140.0	67.5	55.5	429.9
Food and beverage	12.9	28.1	54.3	24.5	25.4	197.2
Mall	—	24.8	123.0	48.4	64.1	496.9
Convention, ferry, retail and other	2.9	17.9	66.4	24.8	38.4	297.7

Total net revenues	1,281.1	1,966.2	3,053.3	1,490.6	1,500.6	11,629.5

Profit for the year/period	375.8	196.1	175.7	114.0	58.0	449.3

Adjusted EBITDAR(1) (unaudited)	457.7	514.3	686.0	349.2	337.7	2,616.8

Adjusted EBITDAR Margin	35.7%	26.2%	22.5%	23.4%	22.5%	22.5%

(1)	Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of adjusted EBITDAR to its most directly comparable IFRS measurement, operating profit for the years ended December 31, 2006, 2007 and 2008, for the six months ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009, see “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

As part of our business strategy, we intend to focus on the high-margin mass market gaming segment while continuing to provide luxury amenities and high service levels to our VIP and premium players, which have historically accounted for a substantial portion of our gross gaming revenue. According to the DICJ, for the six months ended June 30, 2009, our three existing Macau properties enjoyed an approximately 24.6% share of Macau gaming revenue. Over the same period, we derived approximately 12.2% of our total net revenues from non-gaming operations and 45.8% of our gross gaming revenue, or 81.9% of gross gaming profit, from mass market players. In line with our strategy, this percentage represents a material improvement in mass market play over the year ended December 31, 2008. For the year ended December 31, 2008, we derived approximately 12.6% of our total net revenues from non-gaming operations and 43.1% of our gross gaming revenue, or 72.4% of gross gaming profit, from mass market players.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

KEY STRENGTHS

We believe that we have a number of key strengths that differentiate our business from that of our competitors, including the following:

•

Diversified, high quality integrated resort offerings with substantial non-gaming amenities.    We have designed our properties in anticipation of growing acceptance in Macau of Las Vegas-style integrated resorts, where visitors not only seek a gaming experience but also a multi-night resort destination. Our properties include:

Hotels:	We have an array of high quality room products, managed and operated either by us or by Four Seasons. We offer Paiza suites and Paiza mansions to certain of our VIP and premium players, while simultaneously accommodating the hotel needs of business and leisure travelers with our suites and other room product offerings. We believe that offering a diversified range of room products increases the attractiveness of our properties and extends the average length of stay. Following the opening of The Venetian Macao in August 2007, the average length of stay for our customers in Macau increased from approximately 1.3 nights in 2007 to 1.4 nights in 2008. For the six months ended June 30, 2009, The Venetian Macao’s average length of stay was approximately 1.6 nights overall and approximately 1.8 nights for MICE participants.

MICE:	The Venetian Macao has been named by CEI Asia as the “Best MICE Hotel in Asia” in each of the two years since we opened in August 2007. Our 1.2 million square feet of MICE facilities are capable of hosting large trade shows, conventions, exhibitions and corporate meetings. Convention and group meeting visitors typically generate mid-week demand, have relatively longer lengths of stay and are a significant source of repeat visitation and non-gaming spending. Our key MICE-related achievements in 2008 include hosting more than 25 trade shows, more than 875 group meetings and over 250,000 MICE participants.

Malls:	The Grand Canal Shoppes at The Venetian Macao, together with The Shoppes at Four Seasons, consist of approximately 1.2 million square feet of retail space which feature a variety of high-end designers such as Cartier, Chanel, Gucci, Hermès, Louis Vuitton, and Prada and mass appeal retailers such as Calvin Klein, Coach, Diesel, Esprit, Mango, and Nike. The malls also consist of a 1,000-seat food court and more than 60 restaurants and food outlets, including a diverse range of cuisines from around the world and several Michelin Guide-rated restaurants. We believe that our retail and dining areas will increase multi-night visitation and retail traffic in a manner similar to that experienced in Las Vegas following the opening of the integrated resort and related retail facilities at The Venetian Las Vegas, with the added advantage that Macau may attract customers as a luxury-tax-exempt region. We regard the scope and diversity of our retail and dining areas as key to increasing mass market visitation to Macau and to attracting an increased share of this segment to our properties.

Entertainment:	The Venetian Macao contains The CotaiArena™ and other theater facilities that host world-class sporting events, concerts, a Cirque du Soleil show and other performances designed to increase the appeal of Macau among non-gaming visitors. We have had a significant number of entertainment offerings at The Venetian Macao, including concerts, sporting events, cultural and television broadcast events. During 2008 and the six months ended June 30, 2009, over 350,000 people and approximately 225,000 people, respectively, attended entertainment events at our properties.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

•

Substantial cash flow from existing operations and a significant development pipeline.    For the year ended December 31, 2008 and for the six months ended June 30, 2009, our properties generated adjusted EBITDAR of US$686.0 million and US$337.7 million (HK$2,616.8 million), respectively. We believe that our significant cash flow from operations will enable us to reinvest in our properties and, in conjunction with supplemental financing, continue to help fund our development pipeline. Our plans for Cotai include first completing the integrated resort on Parcels 5 and 6 and then subsequently developing the integrated resorts on Parcels 3, 7 and 8. We believe that our future development pipeline is among the largest in Macau and will enhance our future cash flow.

•

Established brands with broad regional and international market awareness and appeal.    Our premium gaming and resort offerings have enabled us to capture significant market share as measured by gaming revenues. Our market position is supported by our first-mover status in building Las Vegas-style casino, hotels and integrated resorts, which improved the recognition of our Company and the “Venetian” and “Sands” brands in Macau. We believe that the strength of our brands is demonstrated by the average daily rates at our properties, which are above market averages. For example, in the six months ended June 30, 2009, we achieved average daily rates of US$209 for The Venetian Macao, compared to Macau’s average daily rates of US$122.

•

Experienced management team with proven track record.    We have a proven, experienced nine-person management team which has an average of approximately 23 years of experience in the hotel, gaming and convention, development and asset management industries. Our senior management team, which has a combination of international as well as significant local experience, places us in a strong competitive position to capitalize on future opportunities in Macau.

We also have a significant in-house development and construction staff. This team has been integral in the construction of all our existing properties and is expected to lead our future construction projects on Cotai.

•

Significant benefits from our on-going relationship with LVS.    LVS, which will have a majority ownership interest in our Company after [•], is a strategic Shareholder with extensive industry knowledge and has successfully operated the convention-based, integrated resort business model in Las Vegas. By virtue of the Shared Services Agreement to be executed in conjunction with [•], we will continue to have access to LVS’s trademarks and brands and will be able to leverage LVS’s expertise and economies of scale in procurement, construction and operation services; procurement of insurance coverage; information technology services; transportation services and administrative services.

BUSINESS STRATEGIES

Building on our key strengths, we seek to enhance our position as the leading developer and operator of integrated resorts and casinos in Macau by continuing to implement the following business strategies:

•

Develop and diversify our integrated resort offerings in Cotai to include a full complement of products and services to cater to different market segments.    Our ultimate plans for Cotai include five integrated resorts, MICE space, additional retail, dining and entertainment facilities and a range of hotel offerings to cater to different segments of the market. We plan to diversify our existing base of five-star hotel rooms on Cotai with four- and three-star hotel rooms. After completion of our remaining integrated resorts in Cotai, we expect to have, among others, Sheraton-, Shangri-La- and Traders-branded hotel rooms. We intend to leverage the recognition and the sales, marketing and reservation capabilities of these premier hotel brands to attract a new segment of customers to our properties. We believe our partnership with renowned hotel management partners, our diverse integrated resort offerings and the convenience and accessibility of our properties will further increase the appeal of our properties to both the business and leisure customer segments.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

•

Leverage our scale of operations to create and maintain an absolute cost advantage.    Management expects to benefit from lower unit costs due to the economies of scale inherent in its operations. Opportunities for lower unit costs include, but are not limited to, lower utility costs, more efficient staffing of hotel and gaming operations, laundry, transportation, marketing and sales, and procurement. In addition, our scale allows us to consolidate certain back office functions and, where appropriate, to relocate these functions to Zhuhai, China. Zhuhai labor rates are approximately one-third of those in Macau. As of September 30, 2009, we have over 150 employees in Zhuhai and expect this number to increase significantly in the near term.

•

Focus on the high-margin mass market gaming segment while continuing to provide luxury amenities and high service levels to our VIP and premium players.    Our properties cater not only to VIP and premium players but also to mass market customers, which comprise our most profitable gaming segment. We believe that the mass market segment will continue to be a fast-growing segment as a result of the introduction of more high quality gaming facilities and non-gaming amenities in the market. As of June 30, 2009, our properties contained approximately 849,000 square feet of gaming space consisting of 1,098 table games and 3,631 slot machines, 797 tables of which were dedicated to mass market play. Our management estimates that our mass market table revenues typically generate a gross margin that is approximately four times higher than that of our typical VIP player table revenues. Additionally, because mass market players do not receive extensive complimentary services, including provision of hotel rooms, meals or other products or services, they contribute significantly to our non-gaming revenues.

At the same time, we are focused on growing our share of the premium players segment via direct marketing efforts and by leveraging our Paiza brand and luxury amenities that enable us to differentiate our properties from those of our competitors, who typically rely more on Gaming Promoters for their VIP players. To attract premium players, we offer them accommodations in our exclusive Paiza suites and Paiza mansions, complete with private gaming and concierge services. Our management estimates that our premium player table revenues generate a gross margin that is approximately 1.0 to 1.5 times higher than our typical VIP player table revenues.

•

Monetize our non-core assets to reduce net investment through the sale of retail malls and the sale or co-op of luxury apart-hotels.    Our integrated resorts include retail facilities and apart-hotels. These assets can be sold to increase our financial flexibility and improve our returns on invested capital. The sale of these assets does not diminish the ability of the retail facilities and apart-hotels to attract traffic to our properties. Below is a description of our retail malls and the apart-hotel tower, which is anticipated to be branded and serviced by Four Seasons, as well as the potential methodologies to monetize the apart-hotel:

Retail Malls:	We have existing retail malls at The Venetian Macao (The Grand Canal Shoppes) and the Plaza Macao (The Shoppes at Four Seasons) and additional malls planned at our other Cotai Strip projects. We plan to sell these retail malls when we believe market conditions support appropriate and optimized valuations. In connection with any future negotiation with respect to the sale of the retail malls, we will endeavor to maintain operational influence in the form of product positioning and certain consent and approval rights through binding agreements that would be entered into with any purchaser of the retail malls, which could include approval of the classes and types of stores permitted in the retail mall. In addition, as part of our negotiations with the potential buyers, we will endeavor to require the buyer to commit to operating the retail malls in accordance with the “Venetian” theme or other applicable up-scale or high-end theme, and at a level of quality and service which would continue to complement our adjoining properties.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Apart-Hotel:

We are currently constructing an apart-hotel tower, which is anticipated to be branded and serviced by Four Seasons, and expect to complete construction in the fourth quarter of 2009. We plan to monetize this apart-hotel tower through one of the following methods:

•     sale of the entire apart-hotel tower as one unit;

•     sale of exclusive rights to use individual apart-hotel units under a cooperative scheme; or

•     if we obtain approval to sub-divide the apart-hotel tower into separate lots for each unit, sale of individual condominium-titled apartments.

OUR EXISTING OPERATIONS

Our operations consist of The Venetian Macao, the Sands Macao, the Plaza Macao and the other operations that support these properties, including our high-speed CotaiJet ferry service between Hong Kong and Taipa. The following table sets forth data on our existing operations as of June 30, 2009:

	The Venetian Macao	Sands Macao	Plaza Macao	Total
Opening date	August 2007	May 2004	August 2008	—
Hotel rooms	2,841	289	360	3,490
Paiza suites	64	—	—	64
Paiza mansions	—	—	19	19
MICE (square feet)	1,200,000	—	25,000	1,225,000
Theater / arena	1,800-seat theater	650-seat theater	—	—
	15,000-seat arena	—	—	—
Total retail (square feet)	1,000,000	—	211,000	1,211,000
Number of shops	302	—	83	385
Number of restaurants and food outlets	59	6	3	68
Total gaming facility (square feet)	550,000	229,000	70,000	849,000
Gaming units :
Tables	599	405	94	1,098
Slots	2,191	1,176	264	3,631

The Venetian Macao

In August 2007, we opened The Venetian Macao, the anchor property of our Cotai Strip development, located approximately three kilometers from the TTFT on Macau’s Taipa Island. As of June 30, 2009, The Venetian Macao included approximately 550,000 square feet of casino and gaming areas spread across exclusive VIP rooms and an expansive mass market gaming floor. As of June 30, 2009, The Venetian Macao featured 599 table games and 2,191 slot machines. The mass market gaming floor is divided into four uniquely designed areas: Red Dragon, Golden Fish, Phoenix and Imperial House. The Venetian Macao, with a theme similar to that of The Venetian Las Vegas, features replicas of many famous sites in Venice, Italy, including St. Mark’s Square, the Campanile Tower and Doge’s Palace. During the six months ended June 30, 2009, The Venetian Macao had a total of approximately 14.1 million visits.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Our total net revenues derived from The Venetian Macao for the six months ended June 30, 2009 were US$930.9 million (HK$7,214.6 million), as compared to total net revenues of US$949.0 million for the same period in 2008 and US$651.6 million and US$1,941.6 million for the years ended December 31, 2007 and 2008, respectively. The following table sets forth key operating results of The Venetian Macao for the periods indicated:

	For the year ended December 31,		For the six months ended June 30,
	2007(1)	2008	2008	2009	2009
	US$	US$	US$	US$	HK$
	(in millions, except percentages and hotel statistics)
Total net revenues	651.6	1,941.6	949.0	930.9	7,214.6
Adjusted EBITDAR(2) (unaudited)	144.7	497.2	249.7	230.9	1,789.3
Adjusted EBITDAR margin	22.2%	25.6%	26.3%	24.8%	24.8%
Gaming statistics:
Non-rolling chip table games drop	1,115.8	3,530.1	1,731.6	1,623.3	12,580.6
Non-rolling chip table games win percentage	17.3%	19.9%	19.9%	23.2%	23.2%
Rolling chip volume	17,071.5	36,893.8	18,599.8	18,590.1	144,073.3
Rolling chip win percentage	2.6%	3.0%	3.0%	2.7%	2.7%
Slot handle	490.1	1,941.9	819.9	1,093.8	8,477.0
Slot hold percentage	7.9%	8.0%	8.3%	7.5%	7.5%
Hotel statistics:
Average daily rate	221	226	228	209	1,620
Occupancy rate	85.7%	85.3%	79.4%	76.7%	76.7%
Revenue per available room	190	193	181	160	1,240
Retail mall statistics:
Occupancy rate	49.2%	76.8%	67.7%	76.7%	76.7%

(1)	The Venetian Macao commenced operations in August 2007.
(2)	Adjusted EBITDAR is defined in “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

In addition to gaming facilities, The Venetian Macao features a 39-floor five-star hotel tower with over 2,900 suites. Standard suites consist of a raised sleeping area and bathroom as well as a sunken living / working area. We believe that these designs are responsive to the needs of regional leisure and business travelers as well as players, and help attract more multi-night leisure or business visitors to Macau, as typically seen in Las Vegas. The Venetian Macao also offers 64 Paiza suites that range from 2,300 to 8,000 square feet. Each Paiza suite in The Venetian Macao offers a living room, a dining room, at least two bedrooms and private concierge service. Some larger suites include private massage rooms, gyms, pools, and media / karaoke rooms.

The Venetian Macao also provides a broad selection of entertainment options and amenities, which cater to mass market customers, including families, and also targets VIP and premium players with special products and services, such as the Paiza Club. The Venetian Macao has approximately 1.0 million square feet of retail and dining areas at the Grand Canal Shoppes, consisting of 302 stores and over 50 restaurants, including a food court. Visitors and guests can access The Grand Canal Shoppes at The Venetian Macao from several different locations, including the main road through Cotai, The Venetian Macao hotel and The Venetian Macao gaming floor. Offerings include a wide variety of shops, ranging from well-known international brands such as Agnès b, Calvin Klein, Coach, Diesel, Emporio Armani and Lacoste, to mid-end retail offerings such as Esprit, Mango, Nike, United Colors of Benetton and Zara. The mall has an extensive selection of high-end jewelry and watch retailers such as Tiffany & Co., Franck Muller, Charriol, Piaget and Mikimoto. The mall also features The Manchester United Experience store, Manchester United Football Club’s first licensed merchandising outlet in Asia, selling team footballs, clothing, accessories and other memorabilia. The second floor of the store includes interactive sporting displays with 360-degree, high-definition screens

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

installed, allowing customers to experience football skills training and virtual tours of the Manchester United Football Club, including Old Trafford Stadium. The restaurants and stores are set along streetscapes reminiscent of historical streetscapes in Venice. The common areas within the retail space include St. Mark’s Square and a series of three canals and gondola rides, similar to The Grand Canal Shoppes at The Venetian Las Vegas. The Venetian Macao also contains Asia’s first Malo Clinic and Malo Clinic Spa, an 85,000-square foot facility owned and managed by the Lisbon-based MALO CLINIC Health Group, which opened in July 2009 and offers comprehensive medical treatments and spa services.

In addition, The Venetian Macao features a convention center and meeting room complex of approximately 1.2 million square feet. These MICE facilities provide a flexible and expansive space that can be configured to provide small, mid-size or large meeting rooms and/or accommodate large-scale multi-media events or trade shows. MICE events typically take place on weekdays, thereby drawing traffic during the portion of the week when hotels and casinos in Macau normally experience lower demand relative to weekends and holidays when occupancy and room rates are typically at their peak due to leisure travel. We hosted six trade shows during the six months ended June 30, 2009. In 2008, we hosted over 25 trade shows and 875 corporate groups, representing over 250,000 visitors. The Venetian Macao also has a 15,000-seat arena, The CotaiArena, that has hosted a wide range of entertainment and sporting events, and a 1,800-seat theater that currently features Zaia, an original production and the first resident show in Asia from Cirque Du Soleil, an entertainment company based in Montreal, Quebec, Canada.

Sands Macao

We opened the Sands Macao in May 2004. The Sands Macao was the first Las Vegas-style casino in Macau and currently contains a mix of gaming areas for mass market, VIP and premium players, and entertainment and dining facilities. The Sands Macao is situated on the Macau peninsula near the New Macau Maritime Ferry Terminal on a waterfront parcel centrally located between the Gongbei border gate and the central business district in Macau. This location provides the Sands Macao access to a large customer base, particularly the approximately 9.2 million visitors who arrived in Macau by sea at either the TTFT, the inner harbor or the New Macau Maritime Ferry Terminal in 2008 according to DSEC statistics. During the six months ended June 30, 2009, the Sands Macao had a total of approximately 3.5 million visits.

As of June 30, 2009, the Sands Macao contained 289 suites, which are furnished with modern and luxurious amenities and decorated with stylish dark wood paneling and high-end furniture. These rooms are made available primarily for our VIP or premium players, typically on a complimentary basis. As of June 30, 2009, the Sands Macao also included approximately 229,000 square feet of gaming space and had 405 table games and 1,176 slot machines.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Our total net revenues derived from the Sands Macao for the six months ended June 30, 2009 were US$458.6 million (HK$3,554.2 million), as compared to total net revenues of US$536.5 million for the same period in 2008 and US$1,281.1 million, US$1,314.5 million and US$1,032.1 million for the years ended December 31, 2006, 2007 and 2008, respectively. The following table sets forth key operating results of the Sands Macao for the periods indicated. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009	2009
	US$	US$	US$	US$	US$	HK$
	(in millions, except percentages and hotel statistics)
Total net revenues	1,281.1	1,314.5	1,032.1	536.5	458.6	3,554.2
Adjusted EBITDAR(1) (unaudited)	457.7	374.1	214.4	119.6	111.4	863.0
Adjusted EBITDAR margin	35.7%	28.5%	20.8%	22.3%	24.3%	24.3%

Gaming statistics:
Non-rolling chip table games drop	4,178.7	3,525.6	2,626.9	1,381.3	1,208.4	9,365.1
Non-rolling chip table games win percentage	18.6%	18.7%	18.9%	19.8%	19.1%	19.1%
Rolling chip volume	17,115.0	26,325.3	25,182.2	11,789.8	9,845.3	76,301.1
Rolling chip win percentage	3.2%	3.0%	2.6%	2.7%	2.7%	2.7%
Slot handle	1,048.8	1,181.1	1,039.4	514.0	577.2	4,473.3
Slot hold percentage	7.7%	6.9%	7.8%	8.2%	6.7%	6.7%

(1)	Adjusted EBITDAR is defined in “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

In addition to gaming facilities and hotel accommodations, the Sands Macao also includes restaurants, spa facilities, entertainment areas and other amenities. The dining venues feature popular regional cuisine and include a Cantonese restaurant, a Macanese/Portuguese restaurant and an upscale western-style steakhouse.

Plaza Macao

In August 2008, we opened the Plaza Macao, located adjacent and connected to The Venetian Macao in our Cotai Strip development. We believe that the Plaza Macao complements The Venetian Macao by providing a five-star luxury hotel and resort experience to our high-end customers. The Plaza Macao consists of the Four Seasons Hotel, which includes 360 suites managed and operated by Four Seasons, the Plaza Casino (including the Paiza mansions), The Shoppes at Four Seasons, several restaurants and bars, a fitness center, swimming pool and spa as well as conference, banquet and other related facilities operated by us. As of June 30, 2009, the Plaza Casino had approximately 70,000 square feet of gaming space, 94 table games and 264 slot machines, and included exclusive VIP rooms designed for VIP and premium players. The Plaza Macao was designed specifically to provide an intimate luxury experience for high-end table games customers with special products and services, such as the exclusive Paiza mansions. During the six months ended June 30, 2009, the Plaza Macao had a total of approximately 2.2 million visits.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Our total net revenues derived from the Plaza Macao for the six months ended June 30, 2009 were US$95.7 million (HK$741.6 million). The following table sets forth key operating results of the Plaza Macao for the periods indicated:

	For the year ended December 31,	For the six months ended June 30,
	2008	2008(1)	2009	2009
	US$	US$	US$	HK$
	(in millions, except percentages and hotel statistics)
Total net revenues	62.5	—	95.7	741.6
Adjusted EBITDAR(2) (unaudited)	7.3	—	9.8	76.1
Adjusted EBITDAR margin	11.7%	—	10.3%	10.3%

Plaza Casino gaming statistics:
Non-rolling chip table games drop	99.8	—	167.5	1,298.1
Non-rolling chip table games win percentage	21.1%	—	25.2%	25.2%
Rolling chip volume	630.1	—	1,125.2	8,720.3
Rolling chip win percentage	4.5%	—	3.2%	3.2%
Slot handle	38.2	—	100.0	775.0
Slot hold percentage	5.6%	—	5.7%	5.7%
Four Seasons Hotel statistics:
Average daily rate	344	—	293	2,271
Occupancy rate	32.0%	—	41.5%	41.5%
Revenue per available room	110	—	122	946
Retail mall statistics:
Occupancy rate	88.7%	—	86.7%	86.7%

(1)	The Plaza Macao commenced operations in August 2008.
(2)	Adjusted EBITDAR is defined in “Financial Information—Summary of Results of Operations—Adjusted EBITDAR.”

Hotel rooms at the Four Seasons Hotel are spread over 14 floors and range in size from 575 to 4,000 square feet. The Four Seasons Hotel also includes a luxurious spa and fitness center, and high-end retail space of approximately 211,000 square feet. The Shoppes at Four Seasons is Macau’s largest luxury shopping mall and features a mix of more than 80 luxury branded stores, some of which had not previously established stores in Macau, as well as high-quality dining facilities. Offerings include brands such as Brioni, Canali, Cartier, Chanel, Emporio Armani, Gucci, Hermès, La Perla, Louis Vuitton, Valentino and Versace. The Shoppes at Four Seasons also include a variety of exclusive customer services, including a mall concierge, image consultants, private shoppers, hotel delivery service and complimentary limousine transportation. The mall is connected to The Grand Canal Shoppes at The Venetian Macao.

The Plaza Macao also features the Paiza mansions, which we operate and manage and which are generally provided to VIP and premium players on a complimentary basis. Each of the mansions averages approximately 7,000 square feet, are individually designed and located in a separate structure from the main hotel tower directly above the Plaza Casino with direct access to the Plaza Casino. The mansions include a full complement of ultra-exclusive amenities for our most important customers.

In addition, the Plaza Macao will include an apart-hotel tower, consisting of approximately 1.0 million square feet of luxury apart-hotel units and common areas and is expected to be branded and serviced by Four Seasons. Following the completion of the structural works for the apart-hotel tower in the fourth quarter of 2009, we intend to monetize this apart-hotel tower through one of the above-mentioned methods. See “—Business Strategies.” As of June 30, 2009, we had capitalized construction costs of US$307.0 million (HK$2,379.3 million) with respect to the apart-hotel tower. We expect to spend approximately US$147.0 million (HK$1,139.3 million) on additional costs to complete the apart-hotel tower, including furniture, fixtures and equipment, pre-opening costs and additional land premiums, and to pay outstanding construction payables.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

OUR DEVELOPMENT PROJECTS

We have submitted plans to the Macau Government for three integrated resort developments on an area of approximately 320,000 square meters (which we refer to as Parcels 3, 5, 6, 7 and 8). The following map indicates the location of our existing and planned Cotai Strip properties:

We expect these integrated resorts on Parcels 3, 5, 6, 7 and 8 to include hotels, MICE facilities, casinos or gaming areas, showrooms, theaters, shopping malls and other amenities.

Given the recent challenging conditions in the capital markets and the global economy, we suspended these development projects. As of June 30, 2009, we had capitalized construction costs of approximately US$1.9 billion for non-completed projects, including US$1.7 billion for our projects on Parcels 5 and 6 and US$115.7 million for our projects on Parcels 7 and 8. See “Risk Factors—Risks Relating to Our Cotai Strip Development.”

We currently intend to develop our other Cotai Strip properties as follows:

•

Parcels 5 and 6.    Parcels 5 and 6 will together comprise an integrated resort located across the street from The Venetian Macao and the Plaza Macao, and which we expect will be connected to our other existing and future Cotai Strip properties via elevated, covered pedestrian bridges. Upon completion of Phases I and II, the integrated resort is expected to feature approximately 6,000 hotel rooms, approximately 1.2 million square feet of retail, entertainment and dining facilities, MICE space and a multi-purpose theater. The integrated resort will also feature approximately 300,000 square feet of gaming space, which, subject to Macau Government approval, will be sufficient to accommodate up to 670 tables and 2,200 slot machines. We have entered into management agreements with Shangri-La to manage hotels under its Shangri-La and Traders brands, and with Starwood to manage two hotel towers under its Sheraton brand and a luxury hotel and mixed use tower under its St. Regis brand.

Phase I is expected to consist of two hotel towers with over 3,700 Sheraton-, Shangri-La- and Traders-branded hotel rooms, as well as completion of the structural works for an adjacent 2,300 room Sheraton hotel tower. Phase I will also consist of the completion of gaming

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

space, which is expected to include approximately 670 tables and 2,200 slot machines, a multi- purpose theater, and a partial opening of the retail and MICE facilities. The total cost to complete Phase I, excluding interest expense, is expected to be approximately US$2.0 billion.

Phase II consists of the internal fit-out of the second Sheraton-branded hotel tower, as well as completion and fit-out of the remaining retail facilities. The second Sheraton-branded hotel tower is expected to take another six months to complete and the remaining retail facilities are expected to be completed within 24 months after the second Sheraton-branded hotel tower is completed. The total cost to complete Phase II, excluding interest expense, is expected to be approximately US$190.0 million.

Phase III is expected to include a luxury St. Regis-branded hotel and mixed use tower. The total cost to complete Phase III, excluding interest expense, is expected to be approximately US$443.0 million. Consistent with our strategy to monetize non-core assets, we plan to sell the retail mall located within our integrated resort project on Parcels 5 and 6. Subject to Macau Government approval, and reaching agreement with Starwood, we also plan to monetize the St. Regis mixed use tower. See “—Business Strategies.”

In November 2008, we suspended construction on Parcels 5 and 6. We plan to restart construction once we have sufficient funds necessary to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with [•], together with project financing of up to US$1.75 billion that we are currently seeking to obtain from a group of lenders and, to the extent necessary, cash flow from existing and future operations. As of the Latest Practicable Date, we have received aggregate commitments for project financing in the amount of US$1.45 billion from commercial banks and other financial institutions, including from [•], towards the targeted US$1.75 billion of total project financing that we are seeking. Once we recommence construction, we estimate that it will take approximately 18 months to complete construction of Phase I and another six months thereafter to complete the internal fit-out of the additional Sheraton hotel tower in Phase II. We expect to commence construction of Phase III at a future date as demand and market conditions warrant.

As of June 30, 2009, we had capitalized construction costs of approximately US$1.7 billion (HK$13.2 billion) on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phases I and II. Our management agreements with Starwood impose certain development deadlines and opening obligations on us. As a result of the delays described above, we have not met certain of these deadlines and obligations. See “Risk Factors—Risks Relating to Our Cotai Strip Development.”

•

Parcel 3.    Parcel 3 is expected to contain an integrated resort that will be connected to the Plaza Macao and the The Venetian Macao, and may contain over 4,000 branded hotel rooms, gaming areas and other integrated resort amenities. These plans are based on general building plans submitted to the Land, Public Works and Transport Bureau of the MSAR on June 18, 2009, which we are continuing to refine and update during the course of its overall design and development. We commenced pre-construction and had capitalized construction costs of US$35.6 million (HK$275.9 million) as of June 30, 2009, which consisted primarily of consultant costs, in particular for architect and interior designer consultant costs. We are unable to provide any details on necessary financing, the estimated total development costs or the time required to complete the integrated resort on Parcel 3. We only intend to commence construction of Parcel 3 after the completion of Parcels 5 and 6, after necessary government approvals are obtained, regional and global economic conditions improve, conceptual designs are further refined, future demand warrants and additional financing is secured. See also “Risk Factors—Risks Relating to Our Cotai Strip Development.”

•

Parcels 7 and 8.    Parcels 7 and 8 are expected to contain an integrated resort similar in size and scope to the integrated resort located on Parcels 5 and 6. These plans are based on initial conceptual designs, which we will continue to refine and update during the course of its overall design and development. We have commenced pre-construction on Parcels 7 and 8 and had

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

capitalized construction costs of US$115.7 million (HK$896.7 million) as of June 30, 2009, which consisted primarily of site preparation, piling and architect and interior designer consultant costs. As of the Latest Practicable Date, we have obtained soil investigation licenses, a ground improvement works license and a revalidation of ground investigation works license for Parcels 7 and 8. In addition to these licenses, we have applied for the land concession for Parcels 7 and 8 and must obtain construction licenses and architectural plan approval, in order to commence construction on Parcels 7 and 8. We are unable to provide any details on the necessary financing, the estimated total development costs or the time required to complete the integrated resort on Parcels 7 and 8. We only intend to commence construction after necessary government approvals are obtained, regional and global economic conditions improve, conceptual designs are further refined, future demand warrants and additional financing is secured. See “—Land Concessions” below.

As Parcels 5, 6, 7 and 8 are not designated by the Macau Government for our Group’s projects that formed part of the investment obligations that VML agreed to pursuant to the Subconcession Contract or pursuant to any other agreement, our Group has separately engaged in discussions with the Macau Government to obtain land concessions for these parcels.

Our Macau legal advisor is of the opinion that although we have commenced development on Parcels 5 and 6 without a land concession to these land parcels, we commenced development on Parcels 5 and 6 with the authorization of the Macau Government, including authorization through the grant of relevant construction licenses prior to commencing development. Based on our experience with Parcels 1 and 2, in which we commenced development with Macau Government authorization before the land concession was received, but nonetheless subsequently obtained the land concession, our Macau legal advisor is of the opinion that the Macau Government will adopt the same procedure as with Parcels 1 and 2 in the granting of land concessions for Parcels 5, 6, 7 and 8. In the event that we do not secure the land concession for Parcels 5, 6, 7 and 8, however, we will not be entitled to any occupier or compensation rights for the buildings or other developments erected on the land.

See “Risk Factors—Risks Relating to Our On-going Operations—Our current substantial debt or the incurrence of additional debt to finance our planned development projects could impair our financial condition, results of operations and cash flows.”

LAND CONCESSIONS

Land concessions in Macau generally have 25-year terms, with automatic extensions of 10 years thereafter in accordance with Macau law. There are common rates based on land use, which are generally applied to determine the cost of these land concessions. See “Regulation—Land Use and Title Process Laws in Macau.” We have received land concessions from the Macau Government to build the Sands Macao and Parcels 1, 2 and 3 in our Cotai Strip development, including the parcels on which The Venetian Macao (Parcel 1) and the Plaza Macao (Parcel 2) are located. While we do not own these land parcels in Macau, the land concession grants us exclusive use of the land for a term of 25 years, starting from April 18, 2007, and is renewable at our option and in accordance with Macau law. As specified in the land concessions, we are required to pay premiums for each parcel, which are either payable in a single lump sum upon acceptance of the land concession by the Macau Government or in seven semi-annual installments, provided that the outstanding balance is due upon the completion of the corresponding integrated resort, as well as annual rent for the term of the land concession, which may be revised every five years by the Macau Government.

In October 2008, the Macau Government amended our land concession to separate the retail and hotel portions of the Plaza Macao parcel and allowed us to subdivide the parcel into four separate components, consisting of retail, hotel (including gaming areas), apart-hotel tower and parking areas. In consideration for the amendment, we paid an additional land premium of approximately US$17.8 million. At the time when we decide to sell The Grand Canal Shoppes, we will apply to the Macau Government to amend the land concession to separate the retail and hotel portions of The Venetian Macao to permit the sale of The Grand Canal Shoppes. In consideration for the amendment, we expect to pay an additional land premium.

Parcel 3: Under our original land concession relating to Parcel 3, we were required to complete the development of Parcel 3 by August 2011. The Macau Government has agreed to provide us with

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

an extension to complete the development of Parcel 3 by April 17, 2013. We have obtained clarification from the Macau Government through a letter dated August 20, 2009, that although the land concession in relation to Parcel 3 is part of the same land concession contract as Parcels 1 and 2, it is considered to be legally autonomous from the land concessions for Parcels 1 and 2 and any hypothetical event of default relating to Parcel 3 will not cause a breach of the land concession for Parcels 1 and 2.

Parcels 5 and 6: We have received a draft land concession contract for Parcels 5 and 6 and expect to formalize the land concession in due course following the usual MSAR land grant process. Following receipt and acceptance by us of the draft land concession for Parcels 5 and 6 from the Macau Government, the land concession could be finalized within one to two months, depending on the timing for authorization and publication by the Macau Government in the Macau Official Gazette. The estimated land premium for Parcels 5 and 6 is calculated based on the type of development proposed for the land parcels. Based on discussions with the Public Works Department, we expect the total land premium for Parcels 5 and 6 to be MOP1.9 billion (US$0.2 billion).

Parcels 7 and 8: We do not have all the necessary Macau Government approvals that we will need in order to develop Parcels 7 and 8. Although we have commenced construction or pre-construction for our Cotai Strip projects on Parcels 7 and 8, we have not yet obtained a land concession for these parcels from the Macau Government. We intend to negotiate the land concession for Parcels 7 and 8 upon successfully obtaining the land concession for Parcels 5 and 6 and believe we will be successful in obtaining it. However, in the event we are unable to obtain a concession for the land underlying Parcels 7 and 8, we could lose all or a substantial part of our US$115.7 million (HK$896.7 million) in capitalized construction costs related to our developments on Parcels 7 and 8 as of June 30, 2009. See “Risk Factors—Risks Relating to Our Cotai Strip Development.” At this stage, we are unable to estimate the expected timeline for obtaining the land concession for Parcels 7 and 8 or the amounts of land premium to be assessed.

As of June 30, 2009, there was no land premium paid or payable by our Group for Parcels 5, 6, 7 and 8.

As of the Latest Practicable Date, save as disclosed in “—Legal Proceedings,” there has been no dispute as to the ownership of Parcels 1, 2, 3, 5, 6, 7 and 8. As the above land parcels are developed under separate land concessions which contain completion deadlines established for those particular parcels, our Macau legal advisor has advised us that there are no cross-defaults between the different land concession agreements for these land parcels. Our Macau legal advisor is also of the opinion that there is no legal impediment to our ability to obtain definitive land concessions for Parcels 5, 6, 7 and 8, provided that we reach an agreement with the Macau Government and successfully complete and conclude all land concession formalities, including the payment of land premium.

OTHER OPERATIONS

As part of our goal of driving visitation to Cotai and improving the customer experience in Macau, we have made targeted investments to help develop Macau’s transportation infrastructure. Our transportation operations consist of our high-speed CotaiJet ferry service between Hong Kong and Macau, airplane service available for VIP and premium players, CotaiShuttle bus service, CotaiLimo™ service and a travel agency.

CotaiJet Ferry Services

In November 2007, we launched our high-speed CotaiJet ferry service between MFT in Hong Kong and TTFT near our Cotai Strip development. Our CotaiJet ferry service currently provides 40 daily round trip sailings. With our 14 ferries, we have the ability to run ferries on 15-minute intervals as needed to meet demand. We transferred approximately 9,700 passengers per day for the year ended December 31, 2008 and approximately 12,700 passengers per day for the six months ended June 30, 2009.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

The CotaiJet service is fully managed and operated on our behalf by Cotai Chu Kong Shipping Management Services Co., Ltd. of Hong Kong using catamarans owned by our wholly owned indirect subsidiaries. Each custom-built catamaran has the capacity to carry more than 400 passengers and operates at top speeds of approximately 42 knots.

We operate our passenger ferry service pursuant to an agreement with the Macau Government. The scope of the agreement is to operate ferries which transport passengers between the TTFT, in the MSAR and the MFT in Hong Kong. The initial term of the agreement is for a period of 20 years, starting from October 29, 2007. The term may be extended by agreement. The parties undertake to meet in the third year before the end of the initial term to discuss and agree to the terms of any extension of the initial term. The terms and conditions in the agreement may be reviewed during the 10th year prior to the expiration of the initial term and after the first five years of the initial term in order to make any necessary changes to the terms of the operation of the passenger ferry service, or to the terms governing the use of port infrastructure and terminals for passengers in Macau. The Macau Government and Cotai Ferry Company Limited have agreed to negotiate any revisions to the agreement in good faith and to allow Cotai Ferry Company Limited to be bound by the same terms and conditions that the Macau Government adopts in relation to the other operators of ferry passenger services to and from Macau.

The Macau Port Authority has jurisdiction over the execution of the agreement. The operation of the ferry services by Cotai Ferry Company Limited is also accompanied and permanently supervised by a delegate from the Macau Government nominated by dispatch from the Chief Executive of the MSAR.

There are currently eight similar contracts, with different operators, for passenger ferry service between the MSAR and other destinations in the Pearl River Delta, including Hong Kong, via different routes. The rights given to the operators are non-exclusive and the Macau Government may enter into similar contracts with other operators for the same services or routes at its discretion. Currently, Cotai Ferry Company Limited is the only operator operating a route to and from the TTFT to MFT in Hong Kong. The award of our ferry agreement has been challenged by a competitor, see “—Legal Proceedings” and “Risk Factors—Risks Relating to Our Cotai Strip Development.”

Airplanes

Through a Shared Services Agreement with LVS, we have access to a fleet of 14 corporate configured airplanes, three of which are currently stationed full-time in Asia. All airplanes are owned by various entities controlled by our Controlling Shareholder and are operated by Sands Aviation LLC, an affiliate of our Company. We can deploy these airplanes to bring VIP and premium players from around the globe to our properties in Macau.

CotaiShuttle Bus Service

We operate a fleet of 79 (62 owned, 17 rented) complimentary shuttle buses that transport passengers between our properties and from the New Macau Maritime Ferry Terminal, the TTFT and the Macau International Airport to our properties every five to 10 minutes during peak periods. These shuttle buses are also supported by an additional 30 coaches. The CotaiShuttle also runs to and from two border checkpoints with mainland China, the Gongbei Border Gate and the Lotus Bridge, transporting visitors directly to and between our properties every five to eight minutes during peak periods. Certain bus service routes, such as those from the New Macau Maritime Ferry Terminal and TTFT and between our properties, run 24 hours per day and help us direct visitors to our properties. Based on our operational data, our management estimates that over 5.0 million passengers arrived at The Venetian Macao, the Sands Macao and the Plaza Macao on our complimentary shuttle bus service in the six months ended June 30, 2009. In addition, a free shuttle bus service operates between our Cotai properties and the City of Dreams. This service will cease once pedestrian bridges have been constructed to connect the Cotai properties. All of these routes maintain a regular schedule although exact operating hours are dependent on the specific route. Most routes operate for at least 16 hours every day.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

CotaiLimo

Our CotaiLimo service fleet consists of 71 limousines and operates 24 hours per day and includes three signature vehicles, a Maybach 62, a Bentley Arnage and a Rolls Royce Phantom EWB, which are provided on an exclusive basis to our VIP and premium players. Fleet deployment is managed through a centralized dispatch office for all pre-booked services while additional vehicles are on standby at various locations to provide “on demand” services. As a result of the conversion of some vehicles to dual plate limousines, which would allow such vehicles to operate in both Macau and mainland China, we expect that cross-border business, which we currently outsource, can be provided internally in the near future.

Cotai Ticketing

Our Cotai Ticketing operations were established in 2007 and provide all ticketing requirements for events and services at The Venetian Macao and the Sands Macao. Cotai Ticketing currently sells tickets for the CotaiArena, “Zaia,” Sands Theater events, Venetian Ballroom events, Venetian pool parties, Gondola rides and the CotaiJet ferry. Our Cotai Ticketing operations consist of eight box office locations across The Venetian Macao, one box office at the Sands Macao and a call center based in Macau with three language options and both a Macau and Hong Kong direct phone number. We also sell tickets online 24-hours a day at our website, www.CotaiTicketing.com, which is available in numerous language options.

Travel Agencies

We have our own travel agency, Cotai Travel Services. We have also developed partnerships with a large number of tour and travel companies throughout Asia. These agencies assist with reservations and booking for travel to Macau and for various shows and other activities and entertainment amenities at our properties in Cotai.

MARKETING

We advertise through several types of media and undertake various marketing activities to promote our operations. These activities capitalize upon our well-recognized Sands, Venetian and Paiza brands, our product offerings and our network of relationships with travel service providers. We seek to attract customers through the following marketing activities and plans:

•

Advertising.    We have an internal advertising team responsible for promoting our properties and marketing preferred products and services to potential customers in the region. Advertising includes newspapers, magazines, billboards, radio and television spots (to the extent permitted by Macau and other applicable laws) and handouts that promote general market awareness of our properties and brands.

•

Casino marketing.    We engage in extensive marketing to our players, subject to the requirements of Macau and other applicable laws. We have developed gaming patron databases in order to attract new and repeat premium players as well as marketing strategies to attract mass market customers. Where permitted, we actively engage in direct marketing and telemarketing targeted at specific market segments. In addition, we engage in database marketing which focuses on the premium players in our rolling chip segment.

•

Cotai Rewards Club.    We operate the Cotai Rewards Club, which gives members rewards including complimentary gifts, restaurant discounts and invitations to exclusive events at The Venetian Macao and the Sands Macao.

•

Media and public relations.    We utilize the local, regional and international media as a tool to market our properties to a large number of people across several market segments. Such publicity includes press releases or conferences relating to our projects and operations before our openings or our continued daily operations. We have a dedicated public relations team that develops and maintains our media relationships. Members of the media and public relations team specialize in communicating with the media on matters that are of public interest and also

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

work to ensure that accurate and timely messages are communicated to the public on matters which are important for our brand image.

•

Paiza Club.    As part of our premium branding strategy and our efforts to cater to “high-end” gaming customers, we operate the Paiza Club, which is a membership club reserved for our VIP and premium players. Invitation-only benefits for Paiza Club members include private limousine, helicopter and jetfoil service, 24-hour concierge service, private entrances and club lounges, privileged access to VIP rooms and exclusive VIP suites, 24-hour butler service and food and beverage services.

•

Sales network.    We have 40 sales positions in Macau and other regions throughout Asia, 25 of which are focused on MICE sales. Our sales staff works in conjunction with experts in operations, information technology and other departments to develop messages and invitations for our target market segments. Our sales people are compensated on an incentive basis based on revenue attributable to their clients.

•

Special events.    We also host different types of entertainment events and exclusive functions designed to attract customers to our properties, including parties at peak period times or during special occasions. We target various market segments with customer-specific events, which are designed to cater to our customers’ needs and expectations, with the objective of cultivating repeat customer visitation and developing long-term customer relationships. We issue invitations by conducting direct mail and e-mail campaigns, as well as by placing personal phone calls and making personal visits to select customers.

Participation in LVS-operated International Marketing and MICE Sales

In addition to our existing sales force and MICE sales force, LVS provides us with regional marketing and sales services in markets outside of mainland China, Macau, Hong Kong and Taiwan. As part of our on-going relationship with LVS, these services are provided on a cost plus basis and are allocated between our properties and those of LVS based on the benefits received. LVS has a sales team across the U.S., Japan, South Korea, India and Singapore. These employees are involved in marketing all of the properties of LVS Group, including our properties. To ensure the impartial representation of both LVS’s properties and our properties, LVS’s operational guidelines specify that its sales force is required to present all of our respective properties to prospective customers, and any leads are then booked or sent to our properties for follow up. In addition, all sales compensation is based on gross sales so as not to create an advantage or disadvantage for us or LVS. At all times, we maintain the right to establish our own regional and/or global sales and marketing network should management believe it to be in our best interests. Pursuant to the Shared Services Agreement, we will reimburse LVS for a pro rata portion of such employees’ compensation plus 5.0% based on the percentage of gross sales.

GAMING CUSTOMERS

Our gaming customers include premium players, mass market players and Gaming Promoters who help source our VIP players. For the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2009, respectively, our top five gaming customers accounted for approximately 19.3%, 30.1%, 13.1% and 21.9%, respectively, of our gross revenues. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, our single largest gaming customer accounted for approximately 8.5%, 13.2%, 10.5% and 10.2%, respectively, of our gross revenues.

Premium and Mass Market Players

Unlike VIP players, premium and mass market players come to our properties for a variety of reasons, including our direct marketing efforts, brand recognition, selection of VIP rooms, the quality and comfort of our mass market gaming floors, and our non-gaming offerings. Premium and mass

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

market players account for a significant portion of our total gross profit as no commission costs are payable, unlike in the VIP player segment.

Gaming is conducted on a cash basis, and we generally only grant credit to our players on a very limited basis such as to selected premium players. See “Risk Factors—Risks Relating to Our On-going Operations—We may be exposed to credit risk as a result of extending credit to certain of our premium players and our Gaming Promoters.” We generally do not charge interest nor require any security. Repayment terms as well as gaming credit can vary case-by-case. Absent special approval, the credit period granted to our players is typically seven days, with the credit typically repaid within 15 days. As of June 30, 2009, we had established a bad debt provision of US$25.2 million relating to the extension of credit to individual players.

Gaming Promoters

VML engages Gaming Promoters to promote its VIP rooms primarily due to their knowledge of the Macau gaming market and operations, experience in the logistics of sourcing and attracting VIP players and their extensive customer relations network. Gaming Promoters are independent third parties that include both individuals and corporate entities (which must consist of solely non-corporate shareholders pursuant to Macau law). Gaming Promoters are officially licensed in Macau by the DICJ and identified by our International Marketing Department either because they are a known business operating in Macau or because they approached us directly to offer their services. As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, VML engaged 16, 38, 34 and 29 Gaming Promoters, respectively.

Consistent with LVS’s compliance committee policies, VML has established procedures to screen prospective Gaming Promoters prior to their engagement, and conducts periodic checks that are designed to ensure that the Gaming Promoters with whom VML associates meet suitability standards. The background checks VML performs with respect to its Gaming Promoters or their directors and key employees are limited to the information that VML can obtain under the applicable laws and procedures of each relevant jurisdiction, some of which are more comprehensive than others. For jurisdictions where VML is unable to obtain certified records from the relevant authorities regarding the absence of a criminal record of any individual, it relies on the strict licensing process of the DICJ, together with a self declaration certified by the relevant individual, to the extent applicable, and other publicly available information. There can be no assurance that VML is able to obtain all information that may be relevant to VML’s assessment of the suitability of any particular Gaming Promoter. See “Risk Factors—Risks Relating to Gaming Promoters—If we are unable to ensure high standards of probity and integrity of our Gaming Promoters with whom we are associated, our reputation may suffer or we may be subject to sanctions, including the loss of VML’s Subconcession.”

VML typically enters into Gaming Promoter agreements for up to one year, unless the agreement is terminated or breached. Gaming Promoter agreements are non-exclusive and Gaming Promoters are therefore free to contract with other gaming operators in Macau. The agreement is valid as long as the Gaming Promoter has a valid license issued by the DICJ. The Gaming Promoter agreements may be terminated (i) by either party without cause upon 30 days advance written notice; (ii) upon a finding of the Gaming Promoter’s unsuitability by the DICJ unless the bureau orders otherwise; (iii) in the event of dishonesty, gross negligence or willful malfeasance in the performance of Gaming Promoter duties and obligations; or (iv) if any party to the agreement cannot carry out its obligations under the agreement and this results in a material breach of the terms of the agreement.

Gaming Promoters are responsible for a significant portion of our gaming revenues. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, gross gaming revenue attributable to Gaming Promoters accounted for approximately US$482.5 million, US$1,131.3 million, US$1,518.0 million and US$653.3 million (HK$5,063.0 million), respectively, representing approximately 34.4%, 51.3%, 46.8% and 41.3% of our gross gaming revenue, respectively. We believe that we have formed strong relationships with some of the top Gaming Promoters in Macau and have built a network of selected Gaming Promoters that help us market our properties and source and assist in managing their VIP players at our properties. Under standard arrangements utilized in Macau, we provide Gaming Promoters with exclusive access to one or more VIP rooms and support from dealers and other casino or gaming staff, while the Gaming Promoter

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

supplies the casino or gaming area with VIP players and guarantees a minimum amount of rolling chip purchases per month. The minimum amount of rolling chip purchases on a monthly or annual basis serves as target levels of chip sales to the relevant Gaming Promoters. However, such target levels of chips do not constitute any form of guaranteed income to VML.

VML’s Gaming Promoters are compensated through commission arrangements which are calculated on a monthly basis. We generally offer our Gaming Promoters commission payment structures that are calculated by reference to revenue or monthly rolling chip turnover volumes. Under the revenue-based arrangements, the Gaming Promoter participates in the gaming operator’s gaming wins or losses from the VIP players brought in by the Gaming Promoter. Wins and losses are typically split in favor of the gaming operator in proportions of 55.0% to 45.0%. Under the rolling chip turnover volume model, commission rates on monthly rolling chip turnover volumes vary between 1.0% to 1.3%.

In July 2009, all Concessionaires and Subconcessionaires entered into an agreement to cap Gaming Promoter commissions. Under this agreement, commission payments to Gaming Promoters cannot exceed 1.25% of rolling chip volumes regardless of the commission structure adopted. As a result of the amendments made to Administrative Regulation No. 6/2002 by the recently enacted Administrative Regulation 27/2009 dated August 10, 2009, the Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% Gaming Promoter commission cap, as agreed between all Concessionaires and Subconcessionaires, which is expected to become effective on December 1, 2009. The amendment sets forth standards for what constitutes a commission to Gaming Promoters, including all types of payments, either monetary or in specie, that are made to Gaming Promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on Gaming Promoters, Concessionaires and Subconcessionaires to report regularly to the DICJ and imposes fines or other sanctions for non-compliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to Gaming Promoters. In anticipation of the implementation of the commission cap, we began implementing the necessary internal control systems to ensure compliance with the additional reporting obligations and rules pursuant to Administrative Regulation 27/2009.

In addition to commissions, our Gaming Promoters historically received food and beverage allowances and hotel and transportation allowances rather than cash payments to encourage them to provide complimentary tickets, entertainment and hotel accommodation to their VIP players in order to induce them to play in VML’s VIP rooms. The amounts expensed from allowances provided to VML’s Gaming Promoters for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009 were US$13.8 million, US$32.6 million, US$38.2 million and US$16.6 million (HK$128.4 million), respectively. Under the agreement to cap commissions and Administrative Regulation 29/2009, these allowances must be included in the 1.25% cap on Gaming Promoter commissions.

VML’s Gaming Promoters may utilize their respective employees and other collaborators, to assist in the operation and promotion of VIP rooms. VML does not have a commercial, legal or other relationship with such collaborators and does not pay them any fees. Under VML’s Gaming Promoter agreements, VML’s Gaming Promoters agree to fully comply with all applicable Macau laws and regulations as well as VML’s rules and procedures, including, but not limited to, those relating to gaming, Gaming Promoter licensing, gaming credit extension, internal controls and anti-money laundering laws and regulations. VML has established complaint channels for reporting any misconduct by its Gaming Promoters and their collaborators, supervises and monitors activities in its VIP rooms, and has set up surveillance systems in its VIP rooms to prevent any misconduct by its Gaming Promoters. See “Internal Controls and Anti-Money Laundering.” As a result of such supervision and monitoring, the Company has terminated relationships or declined to execute agreements with Gaming Promoters due to concerns over one or more of the following: repeated untimely filing of ROVEs, identification of a major player of a Gaming Promoter as a politically exposed person through database searches, unresolvable concerns regarding suspected side betting transactions between a Gaming Promoter and one of its players or suspected abuse of our complimentary privileges. The Company has not been subject to investigation, sanction, fine or penalty in this respect.

VML is not liable or jointly liable for any misconduct on the part of its Gaming Promoters that occurs outside of its casinos or gaming areas. During the Track Record Period, our Group was not

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

subject to any material investigation, sanction, fine or penalty due to violations of Macau gaming laws by our Gaming Promoters.

Our Macau legal advisor has (i) reviewed the DICJ’s confirmation dated September 16, 2009, which confirms full compliance by VML with the Subconcession Contract and that no default or event of default exists thereunder; (ii) made due inquiry of VML’s anti-money laundering legal and regulatory framework; (iii) examined the agreements executed between VML and its five largest Gaming Promoters in terms of income contribution, as well as a random sample of VML’s agreements with its remaining Gaming Promoters; (iv) inquired of several of our senior officers in relation to the modus operandi of VML’s compliance checks; and (v) confirmed the nonexistence of noticed investigations by the DICJ in relation to non-compliance of VML or any Gaming Promoter engaging in business activities with VML, and is of the opinion that VML’s business operations with its Gaming Promoters comply with relevant Macau laws and regulations. In addition, PwC Ltd. has assessed the control procedures on reporting the practice of criminal activities, including money laundering, by the Gaming Promoters and has concluded that nothing has come to its attention that caused it to believe that VML’s anti-money laundering control procedures did not comply in all material respects with the relevant anti-money laundering statutes and guidelines in Macau for the period from July 1, 2007 to June 30, 2009. See “Summary of the Review of Anti-Money Laundering Procedures, Systems and Controls” in Appendix V to this document.

From time to time, VML may extend interest-free credit to its Gaming Promoters for short-term, renewable periods, as stipulated in VML’s credit agreements with its Gaming Promoters. The repayment period is typically within one month following the granting of the credit. This repayment deadline aligns with the month-end settlement deadline for local Gaming Promoters and the trip-end settlement for foreign Gaming Promoters wherein VML determines the money owed to the respective parties. This deadline provides VML with the opportunity, as stipulated in the contract, to deduct the remaining amount of credit owed from money owed to the Gaming Promoter. This credit is granted based on the performance and financial background of the relevant Gaming Promoters and that of the Gaming Promoter’s guarantor, if different. Although the amount of such credit may exceed accrued commissions payable to the Gaming Promoters, it is generally secured by personal cheques from guarantors or other forms of security such as bank guarantees or letters of credit from the Gaming Promoters to VML. Credit may be granted to Gaming Promoters who have good credit histories and track records of large business volumes that may likely exceed one month of commissions payable. VML’s finance and credit departments provide monthly reports, with aging analyses, on the status of credits granted to VML’s Gaming Promoters. Pursuant to its Gaming Promoter contracts, VML reserves the unilateral right to make any changes in the amount of credit issued to a Gaming Promoter. In the event that a Gaming Promoter fails to repay credit granted by VML, VML has the right, pursuant to its Gaming Promoter agreements, to withhold accrued commissions payable to the Gaming Promoter to offset the credit extended until full repayment is made. The balance of VML’s advances to its Gaming Promoters as of December 31, 2006, 2007 and 2008 and as of June 30, 2009 was US$2.6 million, US$0.4 million, US$95.7 million and US$102.7 million (HK$796.0 million), respectively. The balance of VML’s advances to its Gaming Promoters has increased in relation to the opening of new properties and granted more advances to secure gaming promotion services from Gaming Promoters in the Track Record Period. The balance due from VML’s Gaming Promoters as of December 31, 2006, 2007 and 2008, as a percentage of gross revenue from Gaming Promoters was 0.5%, 0.0%, and 6.3%, respectively. The balance due from VML’s Gaming Promoters as of the six months ended June 30, 2008 and 2009, as a percentage of gross revenue from Gaming Promoters was 7.3% and 15.7%, respectively. As of the Latest Practicable Date, our Group has collected US$82.8 million of the US$102.7 million (HK$796.0 million) of advances that were outstanding as of June 30, 2009.

A Credit Committee comprised of members from the finance, legal, gaming operations, and casino marketing departments establishes and oversees credit policies and procedures. The credit committee meets on a regular basis to monitor and manage the disposition of the credit accounts to ensure credit policies and procedures are effective and being followed and to take any necessary follow-up action to recover overdue debts and to minimize credit risk. The VML credit department, credit collection department, and credit committee review the recoverable amount of each individual advance and receivable from VML’s Gaming Promoters at each balance sheet date to ensure that

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

adequate impairment losses are made for irrecoverable amounts. As a result, our Directors consider our exposure to credit risk on these advances and receivables to be significantly reduced.

Our Macau legal advisor has confirmed that VML is legally entitled to extend credit for gaming pursuant to the Law No. 5/2004, enacted on June 14, 2004 (“Gaming Credit Law”) and such credit is enforceable in Macau courts. During the Track Record Period, VML did not experience any material default with respect to credit extended to its Gaming Promoters. As of June 30, 2009, however, we had a bad debt provision of US$93,161 for one foreign Gaming Promoter.

SUPPLIERS

We depend on our suppliers to provide primarily construction, engineering and consulting services. In 2006, 2007, 2008 and the six months ended June 30, 2009, our five largest suppliers accounted for approximately 52.2%, 31.8%, 30.0% and 26.4%, respectively, of our total product and services purchases. In 2006, 2007, 2008 and the six months ended June 30, 2009, our single largest supplier accounted for approximately 22.6%, 9.5%, 8.8% and 10.0%, respectively, of our total products and services purchases. In general, suppliers grant us credit periods of 35 to 60 days.

EMPLOYEES

As of September 30, 2009, we had 15,732 full-time employees, including 4,216 dealers at our casinos and gaming areas. We hire temporary employees on an as-needed basis. Most of our workforce has been recruited from Macau but we also employ experienced casino or gaming staff recruited from outside Macau. The following table sets forth the number of our employees as of the date indicated:

	As of December 31,			As of September 30, 2009
	2006	2007	2008
Management and Administrative	170	381	408	426
Gaming	5,726	9,335	8,871	7,804
Hotel	157	1,217	1,222	1,092
Retail	3	51	60	50
Food and Beverage	1,234	3,136	2,806	2,297
Property Operations	10	1,772	1,683	1,450
Marketing	41	59	123	85
MICE	26	114	47	43
Others	1,354	2,934	3,278	2,485
Total	8,721	18,999	18,498	15,732

(1)	Includes 159 international marketing employees.

The Macau Government has granted us permission to hire foreign workers subject to a quota. Our quota is also used by our contractors for the construction of our Cotai Strip projects but we remain ultimately liable for all employer obligations relating to these employees, including for payment of wages and taxes and compliance with labor and workers’ compensation laws. See “Risk Factors—Risks Relating to Our On-going Operations—We may have financial and other obligations to foreign workers managed by our construction contractors under government labor quotas.”

We are not aware of any union activity. Generally, we believe that we have good relations with our employees. See also “Risk Factors—Risks Relating to Our On-going Operations—We depend on the continued services of key management personnel and we may not be able to attract and retain professional staff necessary for our existing and future properties in Macau.”

As of the Latest Practicable Date, our Group was in compliance with all currently applicable labor and employment regulations. We currently have in place internal control systems and risk management procedures to monitor compliance with labor, employment and other applicable regulations. Going forward, our Company, through its legal department, will continue to monitor all labor issues to ensure compliance with all applicable labor and employment regulations.

INTELLECTUAL PROPERTY

We have registered or applied to register numerous trademarks in connection with our properties, facilities and development projects. We have also entered into trademark license agreements with

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

members of the LVS Group that give us access to certain trademarks owned by the LVS Group. These trademarks are brand names under which we market our properties and services. We consider these brand names to be important to our business since they have the effect of developing brand identification and awareness. We believe that the name recognition, reputation and image that we have developed attract customers to our facilities. It is our intent to pursue and maintain our trademark registrations and our trademark agreements with the LVS Group consistent with our goals for brand development and identification, and enforcement of our trademark rights. See “Connected Transactions.”

INFORMATION TECHNOLOGY

We believe that we operate one of the most advanced information technology systems in the Macau gaming market. Our information technology team is responsible for ensuring all systems and applications are running at their optimal levels. Our information technology team consists of departments ranging from security and compliance to infrastructure, with a set of proven and highly integrated solutions for the day-to-day operation of our integrated resorts and gaming areas. Our information technology infrastructure includes firewalls, virus protection, intrusion protection and monitoring which works in conjunction with redundant servers for all major applications. In line with our strategic goal of improving the cost-effectiveness of our operations, we intend to continue to develop these systems to provide further operational efficiencies. We will also focus on upgrading our systems and infrastructure for compliance and to further integrate our applications in order to allow the business to function efficiently and effectively. We also aim to provide a stable and reliable platform that will allow employees and guests to more readily understand our integrated resort offerings and options for gaming and to provide a convenient and reliable way for our guests to book reservations.

INSURANCE

VML’s Subconcession Contract requires us to maintain a minimum level of insurance. We maintain all-risk property insurance which covers damage caused by a casualty loss (such as fire and natural disasters) for our operating properties and ferries, as well as additional coverage for our development projects, transportation insurance which covers the transport of gaming chips, playing cards and equipment; third party liability coverage and employee compensation and medical insurance for gaming staff. Each such policy has customary exclusions. We plan to purchase similar policies for our future properties. We also carry some business interruption insurance. See also “Risk Factors—Risks Relating to Our On-going Operations—Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.”

INTERNAL CONTROLS

Our Group utilizes the same internal control and anti-money laundering policies as VML. VML’s anti-money laundering policies were modeled after the requirements of former Nevada Gaming Commission Regulation 6A and the particular requirements of Macau law. See “Internal Controls and Anti-Money Laundering.” Our Group’s internal controls and anti-money laundering policies were also designed to comply with all applicable requirements under the Nevada Gaming Control Act, including the foreign gaming provisions of the Nevada Gaming Control Act, and requirements relating to our planned and on-going gaming activities and associations.

Our knowledge of the gaming regulations of Nevada, Singapore and Pennsylvania and the suitability and good character requirements is based on information from LVS’s corporate compliance team, which monitors compliance with gaming and regulatory laws in all jurisdictions in which its subsidiaries operate including Nevada, Pennsylvania and Singapore and includes a corporate compliance committee, a corporate compliance officer, and a corporate compliance department which reports to the corporate compliance officer. The compliance officers of LVS’ subsidiaries in Singapore and Pennsylvania also have a reporting relationship with the corporate compliance department and committee. In addition, our Group participates in quarterly corporate compliance committee meetings of the LVS Group, which include members of LVS’s compliance teams in Nevada, Pennsylvania and Singapore.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

Because we have our own Compliance Department and participate in the Corporate Compliance Committee where reports are made from members of the Corporate Compliance Committee regarding Nevada matters, and from the Compliance Officers in Singapore and Pennsylvania and because the Corporate Compliance Officer has knowledge of the gaming and other regulatory laws in Nevada, Pennsylvania and Singapore, neither we nor the Corporate Compliance Officer typically consult with outside legal counsel for day-to-day compliance issues. However, outside counsel may be engaged for regulatory matters if, for instance, there is any uncertainty in the interpretation or application of any regulatory requirement.

ENVIRONMENTAL MATTERS

We confirm that there were no material environmental pollution incidents discovered during the Track Record Period, and that all the required permits and environmental approvals for construction were obtained and that there was no administrative penalty imposed upon our Group as a result of violation of environmental rules and regulations. In the absence of any complaints stating otherwise, our Macau legal advisors are of the opinion that our Group complies with Macau regulations and environmental rules and regulations in force.

LEGAL PROCEEDINGS

In January 2008, Hong Kong ferry operator, Norte Oeste Expresso Ltd., filed an administrative action challenging an order from the Chief Executive of the MSAR with respect to the Macau Government’s entry into an agreement with Cotai Ferry Company Limited related to the operation of ferry service between Hong Kong and Taipa. The administrative action named our indirect, wholly owned subsidiary, Cotai Ferry Company Limited (previously named Cotai Waterjets (Macau) Limited) as an interested party. The basis of the legal challenge is that under Macau law any concessions or agreements related to the provision of a public service must be awarded through a public tender process. In February 2009, the Court of Second Instance in Macau held that it was unlawful for the Macau Government to enter into the ferry agreement with Cotai Ferry Company Limited without engaging in a public tender process, and therefore the ferry agreement with Cotai Ferry Company Limited is void. Based on the advice of our Macau legal advisor, we believe that we have complied with all applicable laws and procedures and Macau practice with respect to entry into the ferry agreement. We believe that all other agreements with the Macau Government to operate ferries to and from Macau were entered into in the same fashion as the ferry agreement with Cotai Ferry Company Limited. Accordingly, we and the Macau Government have appealed the decision to the Court of Final Appeal in Macau. We have been advised by our Macau legal advisor that the appeals process could take several months. We will cooperate with the Macau Government during the appeal period to resolve this matter. We expect to continue to operate our ferry service until a decision on the appeal is rendered or the matter is otherwise resolved. If the decision is upheld by the Court of Final Appeal, the ferry agreement entered into by Cotai Ferry Company Limited may be void, absent other action by the Macau Government.

Our Macau legal advisor is of the opinion that, although uncertain, the outcome of the decision of the Court of Final Appeal is more likely to be unfavorable than favorable. As the dispute relates to challenging the entry into the ferry agreement and no financial amount is claimed by the plaintiffs, we are unable to estimate the potential losses to our Group as a result of such an adverse ruling. We are exploring the legal rights and remedies available to protect our ferry operations and investments and, should we receive an adverse ruling, will explore all legal options with the Macau Government to try to ensure that we suffer no ferry business disruption. We expect the Macau Government to take measures to secure the continuous operations of ferry services to and from Taipa in order to protect the public interest, and we believe we would be permitted to continue to operate our business on this basis. If it is determined that we are unable to continue to operate our ferry service, we will attempt to develop alternative means of attracting and transporting visitors to our Cotai Strip properties. If we are unable to do so, we might suffer from a significant loss of visitors to our Cotai Strip properties, which could have a material adverse effect on our financial condition, results of operations, or cash flow. Such event could also result in a potential impairment charge on the approximately US$244.2 million in

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

capitalized costs related to our ferry operations as of June 30, 2009. Please see “Risk Factors—Risks Relating to Our Cotai Strip Development” for a discussion of the impact of the loss of our ferry agreement. For the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009, which were the periods during which our CotaiJet ferry was in operation, our net revenues derived from ancillary operations, which includes ferry, convention and retail operations, amounted to US$17.9 million, US$66.4 million and US$38.4 million (HK$297.7 million), respectively.

On December 2, 2008, we received a notice of referral to arbitration from Ngo Kee (Macau) Limited (“Ngo Kee”), our independent contractor, which alleged various claims for additional costs and damages relating to valuation and measurement of the podium themed external facades, delays and prolongation of construction period and valuation of variations relating to work performed on The Venetian Macao and totaling approximately US$74.8 million. Based on information submitted by Ngo Kee in support of its claims, our construction manager and cost consultant have assessed Ngo Kee’s entitlement to be approximately US$6.6 million (MOP53.2 million) against the items in dispute, of which we have paid approximately US$5.4 million (MOP43.4 million) as of September 30, 2009.(1) We are currently preparing to file a cross claim for liquidated damages for late completion and defective works and the matter is currently in arbitration.

On July 20, 2009, we received a notice of referral to arbitration from Prema Birkdale Horticulture (Macau) Ltd (“Prema Birkdale”), our independent contractor, relating to the valuation of work completed to the date of suspension, suspension costs, tendering costs and loss of profit relating to work performed on Parcels 5 and 6 and totaling approximately US$5.4 million. On October 9, 2009, Prema Birkdale issued a revised final account, reducing the amount of their claim to approximately US$3.0 million. Our construction manager and cost consultant have assessed Prema Birkdale’s entitlement to be approximately US$1.9 million against the disputed items, which has been paid as of the Latest Practicable Date.(1)

On October 5, 2009, we received a notice of referral to arbitration from Chun Wo—San Meng Fai JV (“Chun Wo”), our independent contractor, for additional costs and damages relating to construction of the reinforced concrete frame and space frame roof for The CotaiArena and meeting facilities at The Venetian Macao totaling approximately US$25.1 million. Based on the information submitted by Chun Wo in support of its claims, our construction manager and cost consultant have assessed that we will not have any further liability to Chun Wo for any additional costs or damages after deductions of items that the Company considers due from Chun Wo.(1)

We establish our contingency provisions based on the professional judgment of our cost consultants, construction managers and in-house construction and development team. The contingencies for each respective project are separately established and we consider them to be adequate to meet the contingent liabilities which may arise as a result of an unfavorable outcome to any of the above arbitrations.

On January 21, 2009, three Macau residents commenced court proceedings against VML, VCL, Venetian Travel Limited, LVS and Bank of Nova Scotia to obtain a court order declaring null and void all Macau-registered trademarks, or applications for trademark registration in Macau, containing the expression, “Cotai Strip.” The defendants have filed their reply with the court, and the suit is now pending. There is no quantifiable financial impact that would result from the loss of these trademarks. Our Macau legal advisor is of the opinion that a favorable outcome is likely and that there will be no out-of-court settlement.

(1)	Our construction manager and cost consultant’s assessment of each contractor or claimant’s entitlement is based on their professional opinion (as administrators of the contracts) of the contractual basis of each claim and, when a contractual basis to a claim is established, the extent to which the amount claimed, if any, has been substantiated. Reasons for the differences in the amounts claimed and the assessments include, without limitation: (1) differences in the interpretation of the provisions of the relevant contracts; (2) differences in the interpretation of the relevant Macau laws; (3) differences over the proper application of principles of valuation and measurement; (4) failure by each of the contractors to establish a proper contractual or legal basis for the claims; (5) failure by the contractors to account for their own culpability; (6) failure by the contractors to satisfactorily substantiate the quantum of their claims; and (7) the Company’s assessment of the claimant’s litigation strategy, which typically involves alleging the highest number and amount of plausible claims.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

BUSINESS

On October 16, 2009, we received a letter from counsel to Far East Consortium International Ltd. notifying us that it may pursue various claims seeking, among other things, monetary damages and entitlement to an ownership interest in Parcel 3, which was granted to us in accordance with the Subconcession Contract. We believe such claims, which are based on a non-legally binding memorandum of agreement that expired by its terms over three years ago, are frivolous, baseless and without merit. We intend to vigorously contest any claims or lawsuits brought by Far East Consortium International Ltd. Far East Consortium International Ltd. is an affiliate of a Bondholder.

In addition to the matters described above, we are party to various legal matters and claims arising in the ordinary course of business.

Other than our disputes in relation to our ferry services, Ngo Kee, and Chun Wo described above, we believe that we are currently not involved in any litigation, arbitration or other administrative proceedings which, if decided against us, would individually or in the aggregate have a material adverse effect on our business, financial condition, results of operations or cash flows.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

INTERNAL CONTROLS

VML has established internal control policies and procedures for the management of its casinos, gaming areas and other related operations. VML’s internal control system is designed to meet the internal control requirements issued by the DICJ set forth in DICJ Instruction 2/2006 on Anti-Money Laundering, any applicable laws and regulations in Macau as well as the requirements set forth in the Subconcession Contract between VML, Galaxy and the Macau Government. These include but are not limited to the following:

•	table game management, such as table fills and credits, table opening and closing, gaming payouts, and safeguarding of cash and chips on tables, playing cards and dice;

•	slot operations management, such as slot counts, slot ticket redemption, jackpot payout and monthly inventory count;

•	cage and count management, such as drop box collection, counting procedures at all cashiers and treasury offices, and banking procedures;

•	management of VML’s premium player programs and Gaming Promoters, such as commissions and allowances;

•	fraud prevention, such as surveillance monitoring, fraud detection, key controls, internal audit and follow-up investigations;

•	risk management, such as regular exception reviews, independent internal audit process and independent compliance committee review;

•	financial closing and reporting; and

•

anti-money laundering procedures, such as procedures on reporting large sum transactions and suspicious transactions; on-going monitoring of gaming-related currency transactions and operations by Gaming Promoters; and staff training. See “—Anti-Money Laundering.”

Table Game Management

VML has established internal control procedures which include, among other things, table fills and credits, pit marker reconciliation and transfer, chip purchase, voucher issuance, rolling of non-negotiable chips, table drop and table inventory, key controls, card and dice controls, and disposal of gaming assets. VML uses information technology systems such as Table Touch, a table games management system that helps us conduct several day-to-day pit operations, stores security photos, sets floor and game event alerts, produces reports, issues complimentary requests and accesses floor and player information, and Advanced Casino Systems Corporation system (“ACSC”), a casino information technology system that we license for purposes of managing slot monitoring, which provides an audit trail for accounting and player database management.

On a daily basis, staff from the DICJ inspect and monitor key processes, such as the issuance of chips, table fills and credits, drop box collections and the counting of cash and chips. The DICJ verifies revenues from table games on a daily basis.

Slot Operation Management

VML uses a cashless wagering system in its slot operations. Cashless wagering is a gaming system in which wagering can be conducted through use of a magnetic strip player card, which accesses a player’s account at the host system in the casino or gaming area. All slot machines operated by VML have been certified by independent test laboratories for compliance with regulatory requirements of Gaming Laboratories International’s Standard on Gaming Devices in Casinos (GLI 11) or other acceptable standard of the DICJ, to ensure all equipment operates within industry and manufacturer’s specifications and in accordance with regulatory requirements. VML has established internal control procedures to manage the slot wagering system and to cover slot drop and count, ticket

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

redemption, jackpot pay-out, player tracking and slot audit procedures, among other procedures, to ensure the slot operations meet the internal control requirements of the DICJ.

DICJ on-site inspectors are involved in daily slot operations. The movement of slot machines, adoption of new slot games, modification to existing games as well as disposition of slot machines must be authorized by the DICJ in advance. When jackpot pay-outs exceed certain limits, DICJ inspectors are informed and witness the pay-out. Slot drop and count procedures are monitored by the DICJ in order to verify the accuracy of the revenue from slot operations. At the end of each month, all slot machines operated by VML are reconciled for revenue and accounting purposes in accordance with DICJ Instructions. The premiums payable per slot machine pursuant to VML’s Subconcession Contract are then computed based upon this reconciliation and it is sent to the DICJ for verification and confirmation before final payment is issued.

Cage and Count Management

VML has adopted comprehensive controls over the cage and count operations, which cover, among other areas, chip inventory, cash count, slot ticket in/ticket out count, chip movement, daily revenue calculations and reconciliation with DICJ inspectors on daily revenues. VML’s internal control procedures set out controls over these risk sensitive areas, particularly the controls over chips and the movement of chips. We closely monitor access to all sensitive areas such as cages, count rooms and vaults in compliance with clearly defined procedures set forth in our internal control system.

Internal Control Measures Relating to Chips

VML employs internal control measures on purchasing, receipt, storage, issuing, redemption of chips and destruction of chips. Also, VML has implemented the following internal control measures applicable to any cage where chips are stored:

•	keys are kept in electronic key safes with restricted access;

•	electronic security systems have been installed at all cages, including the use of biometric and badge scans at main entry points of the cage to prevent unauthorized access;

•	cages are guarded by personnel from VML’s security department to prevent unauthorized entry;

•	surveillance cameras have been installed to monitor entry and exit at the cages;

•	stock records for each cage are kept by VML’s finance department and are reconciled on a monthly basis;

•	personnel from VML’s finance department conduct comprehensive physical counts of VML chips on a quarterly basis, together with representatives from the DICJ; and

•	personnel from VML’s finance department reconcile the movement of chips and cage inventory at VML on a per shift basis.

VML’s internal audit department periodically inspects the cages and counts selected VML chip inventories on a non-scheduled basis. In addition, on a quarterly basis, representatives from the DICJ and VML’s internal audit department would be present and observe the counting process conducted by personnel from VML’s finance department. VML’s internal audit department also conducts periodic gaming-related audits pursuant to an annual audit plan that is filed with the DICJ and that complies with DICJ requirements.

Cage and Vault Inventory

Cage and vault inventories are counted by two employees at the end of every shift if any activity has taken place. If no activity took place, this procedure is performed at least once daily. The count is recorded on a cage inventory form, which tracks the inventory of chips and is signed by both employees.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

All transactions that flow through the casino cage are reflected on a main bank accountability sheet, which is the balance sheet in which VML’s finance department uses to balance chips, cash, foreign exchange, disbursements and other accountabilities at the end of each shift. The main bank accountability sheet must be supported by appropriate documentation which tracks any increases or decreases in the cage inventory. This documentation will indicate the date and shift, the purpose of the increase or decrease, the person(s) completing the transaction, and where there is a decrease, indicates the person or department receiving the cage funds.

The main bank accountability sheets and cage inventory forms are forwarded to VML’s internal audit department on a daily basis and the changes to accountability are reflected in the accounting system through preparation of a daily general ledger journal entry.

Table Drop and Count Procedures

The table chip inventories are counted and table drop boxes are removed daily at the end of the 24-hour period when the gaming day ends. The table chip inventories are recorded in the Table Touch System by a pit boss who is independent of the table inventory count and verification process.

The contents of the drop boxes are counted daily by an independent count team. The count team is independent with respect to supervision and the transactions being reviewed and counted. For internal control purposes, members of the count team rotate job functions on a periodic basis. The room where funds are counted is secured with restricted access and surveillance coverage. DICJ inspectors witness and perform an independent reconciliation of count funds. After the daily count data is reconciled and agreed by the DICJ, it is uploaded into the ACSC using the software developed by our count equipment manufacturer. Once count data has been uploaded into the ACSC, no subsequent alteration is allowed.

All table drop boxes are sealed with seals provided by the DICJ. Any exceptions are reported immediately to the DICJ representative. An internal review of any procedural violations is immediately initiated with assistance from VML’s surveillance department.

Slot Drop and Count Procedures

The collection and counting of slot machine funds (the “slot drop”) is performed on days and times designated by the DICJ in writing but are performed at least bi-weekly. Prior to the slot drop, we must notify VML’s surveillance department and the on-site DICJ inspector.

The count is performed in a count room with restricted access and surveillance coverage. The team which collects the funds from the slot machines is called the “drop team.” The drop team is independent with respect to supervision and the transactions being reviewed, counted and recorded in VML’s accounting system. The team that counts the funds (the “count team”) consists of at least three individuals. The count team members are rotated so that the count team does not consist of the same three individuals on more than four days per week. Each member of the count team is independent with respect to supervision and the transactions being reviewed and counted.

DICJ inspectors monitor the count process until the proceeds are accepted in the cage/vault accounting system.

The currency count interface is restricted from unauthorized access via password protection. The currency counters and interface are tested (all types of wagering instruments that are counted in the count rooms are tested) by VML’s internal audit department at least quarterly. These tests are performed on an unannounced basis and results are documented and retained.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

Management of Premium Player Programs and Gaming Promoters

VML has offered incentive programs to both premium players and Gaming Promoters using the rolling of non-negotiable chips as the basis for commissions, complimentary allowances and other incentives. All incentive programs are managed and monitored by various departments such as marketing, gaming, finance, surveillance and compliance to ensure that all programs are carried out according to VML’s established procedures and controls.

All incentive programs must be approved by senior management and documented in writing with standard terms and conditions. Settlement of the programs must be executed according to the timeline set forth within programs and related settlement procedures. Withholding taxes are withheld from the Gaming Promoter program settlements as required by the DICJ.

Gaming Promoters who wish to participate in VML’s incentive programs must be licensed by the DICJ in advance. Employees of the Gaming Promoters operating within VML properties must be properly identified and display a badge. Key employees and collaborators of the licensed Gaming Promoters must be registered with the DICJ. VML’s compliance department maintains a register to capture information on Gaming Promoters, including responsible persons, commission schemes, license numbers as well as quarterly updated lists of all employees and collaborators of the licensed Gaming Promoters for government filing and internal record purposes.

In addition to the initial licensing review conducted by VML’s compliance department, all licensed Gaming Promoters are subject to on-going review and monitoring. A recheck of the backgrounds of all Gaming Promoters’ shareholders holding no less than a 5.0% interest in the Gaming Promoter’s company as well as their directors is conducted once every two years according to the VML’s internal procedures. For details on the measures undertaken by VML to prevent breaches of its obligations as a Subconcessionaire and to prevent misconduct by Gaming Promoters, see “—Anti-Money Laundering—Regulatory Regime—Anti-Money Laundering Controls.”

Fraud Prevention and Detection

VML has implemented a system designed to detect cheating and fraud scams in table and slot games, which includes a comprehensive surveillance system and experienced surveillance monitoring and security enforcement teams. Prevention and investigation of fraud and cheating in VML’s casino and gaming areas is primarily carried out by the gaming operations department with the cooperation of the finance, security and surveillance departments. VML’s surveillance department operates independently from all other operational departments to ensure integrity of operations and compliance with operational policies and procedures.

In addition, VML employs what it believes to be “state-of-the-art” technology and techniques in its gaming facilities to prevent and detect potential fraud, cheating or counterfeiting activities. These methods include the use of cards and chips with embedded authentication features such as holograms in chips and barcodes on cards, infrared readers, money note scanners, electronic card readers and a 24-hour closed circuit television (“CCTV”) surveillance system. All gaming equipment inventory and card sorting and storage are under 24-hour CCTV surveillance. The majority of the playing cards are pre-shuffled by the manufacturer and properly secured in VML’s playing-card room and a log book is kept for the issuance and receipt of playing cards to and from the casino or gaming areas. In addition, all VIP room gaming tables are equipped with dealing shoes that not only assist in preventing cheating but also interface with the CCTV system as well.

Staff of the table games division of VML’s gaming operations department and surveillance department are also trained in gaming protection techniques. VML’s table games division and surveillance department conduct reviews and checks on gaming equipment independent of VML’s internal audit department to help ensure that game integrity has not been compromised and to help prevent collusion.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

In addition, VML’s surveillance department monitors large betting activities or any irregular activity reported by the gaming operations or security department. VML’s surveillance department monitors all activities in the casino or gaming areas through the use of a CCTV network of security cameras placed throughout the casino or gaming areas. Whenever there is a table loss of a certain value, close-up and enlarged images of the table activities are reviewed to detect any potential cheating. VML’s surveillance department scrutinizes any losses by reviewing gaming equipment, gaming activities and/or patrons and personnel involved. High resolution video images of the gaming activities recorded are typically archived for a period of no less than seven days. In more sensitive areas such as the cages, images are archived for longer periods.

VML’s dealers, supervisors, cashiers, cash and chip counters, security, count, and surveillance personnel are subject to a rotation plan in order to mitigate the risk of wrongdoing resulting from collusion.

Access to all sensitive areas such as count rooms, inventory store rooms, and cages is safeguarded with the use of physical access controls, including staff identification cards, biometrics, passwords, keys, double-layered doors and security guards. Access to the gaming systems such as ACSC and Table Touch is also controlled and managed. Only authorized team members are allowed access to the gaming systems in performing their daily tasks. Access to customer deposit accounts which are dormant for more than 60 days would require the cage shift manager’s override before access is allowed. Daily delivery of all gaming table drop boxes to VML count rooms are also escorted by VML’s security officers or other personnel, while under the independent scrutiny of VML’s surveillance department.

VML also works closely with officers of the Judiciary Police of the MSAR, which are stationed 24-hours at VML’s casino or gaming areas. If a member of VML’s staff identifies suspicious activity which may constitute a crime, VML’s security department must report such activity to the stationed officers for further investigation, regardless of whether the victim wishes to pursue to case. In addition, VML’s security department conducts daily joint sweeps of the gaming floor to ensure that Macau Government blacklisted persons, money launderers, terrorists and other sanctioned individuals are not present in the casino or gaming areas.

Procedures for Extension of Credit

VML extends credit based on an evaluation of all available personal, business and gaming information relating to a gaming patron or Gaming Promoter. Regardless of the country of origin, VML will conduct background checks and searches on all credit applicants with respect to gaming history, bank reference information, and criminal background. VML also conducts searches on databases of relevant jurisdictions and Internet news and public records.

In addition to the above measures, VML also requires a personal cheque from each credit player as a collateral form of advance payment. This policy has been used effectively as a collection vehicle and as proof of the gaming patron’s intention to honor the gaming debt.

Risk Management Processes

Regular Exception Review

All exceptions or variances from the internal control procedures or the standard operating procedures in all operating areas such as table games, slots and cages as well as non-gaming outlet cashiers, including cash variances, are documented as exceptions and discussed at least bi-monthly at a meeting involving department heads responsible for these respective areas. Corrective or follow-up actions are documented for future trend analysis and for internal records.

Independent Auditing Process

VML employs a team of internal auditors to perform gaming regulatory, operational and financial audits on a regular basis, which includes audits of the internal control systems. VML’s internal audit

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

department conducts its audits pursuant to an annual audit plan that covers gaming and non-gaming-related areas of VML’s business. The audit plan is developed based on (i) regulatory requirements of the DICJ and other regulatory requirements; and (ii) a formal company-wide risk assessment that identifies areas of material risk to VML’s operations. The department also audits VML’s network of risk management, control, and governance processes for their adequacy. As of the Latest Practicable Date, there were 19 internal auditors in VML’s internal audit department.

Independent Compliance Committee Review

VML’s compliance committee was formed in 2003. It consists of representatives from the legal, compliance, finance, gaming operations, surveillance, security, investigation and internal audit departments. The committee meets once a quarter or upon special request, including by a member of the compliance committee or senior management, to review all material compliance related matters since the last meeting. The compliance committee provides resolutions or recommendations on material control or compliance-related matters.

Independent Reporting Hotline

VML has an ethics reporting hotline which is administered by an outside independent party located in Portland, Oregon, U.S.A. The hotline is designed to provide a reporting channel for employees within VML to report any ethical or legal concerns such as suspected accounting fraud, unethical behavior, violations of VML’s policies and/or violations of laws and regulations. Reported matters are fully reviewed and investigated by VML and a summary of the reported matters is reported to VML’s compliance committee at least once a quarter. Material matters must also be reported to the audit committee.

Crime Insurance Coverage

Under the LVS Group Crime Protection Policy, VML has a coverage limit of US$10.0 million per occurrence and a deductible of US$0.1 million for each claim. The policy insures against employee dishonesty, forgery or alteration of cheques and other banking instruments, computer and fund transfer fraud, unpaid money orders and counterfeit paper currency, loss of money and securities, including chips, inside our premises or banking premises and outside these premises so long as under the custody of a messenger or armored motor vehicle company.

Other Risk Management Tools

VML has a defined Approval and Authorization Policy for expenditures. Under the policy, proper approval of all purchase orders must be obtained and, for projects that exceed certain thresholds, VML must follow tendering procedures when selecting vendors and service providers. With the exception of purchase orders for the purchase of goods with standard terms and conditions that have previously been approved, all contracts are reviewed by our legal department.

VML’s key departments have job description manuals in which roles and responsibilities are clearly specified and communicated. Employee handbooks as well as VML’s Code of Conduct and other important corporate governance policies are issued to all new recruits upon commencement of work within VML. Staff working in gaming-related areas are required to attend specific pre-job training programs provided by the gaming operations department and complete anti-money laundering live training prior to commencing work. A performance evaluation system has also been put in place for staff evaluation, feedback and performance improvement purposes.

The conclusion in PwC Ltd.’s report on the limited assurance engagement on VML’s anti-money laundering internal control system states that, based on PwC Ltd.’s limited assurance engagement, nothing has come to PwC Ltd.’s attention that causes PwC Ltd. to believe that VML’s anti-money laundering control procedures do not comply, in all material respects, with anti-money laundering

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

statutes and guidelines for the period from July 1, 2007 to June 30, 2009. See “Summary of the Review of Anti-Money Laundering Procedures, Systems and Controls” in Appendix V to this document for a full copy of this report. See also “Risk Factors—Risks Relating to Our On-going Operations—We may be unable to maintain effective internal controls, which could have a material adverse effect on our business, financial condition, results of operations and cash flows,” and “Risk Factors—Risks Relating to Our On-going Operations—We may not be able to prevent the occurrence of money laundering activities at our casino or gaming areas in spite of our anti-money laundering policies and compliance with applicable anti-money laundering laws.” VML is also implementing additional measures and procedures to continue to enhance its anti-money laundering internal control system.

Financial Closing and Reporting

VML has developed a comprehensive set of policies and procedures for its financial closing and reporting process. This covers accounts preparation, recording, reconciliations and reporting. Monthly and quarterly financial reports are prepared by VML’s finance department and reviewed by VML’s senior management. VML is also required to provide periodic reports to the DICJ which include, but are not limited to: (i) quarterly trial balances; (ii) quarterly cash count reports; (iii) quarterly bank account reconciliations; (iv) annual lists of fixed assets; (v) audited annual consolidated and unconsolidated financial statements; and (vi) monthly gaming tax payment schedules. The DICJ also performs periodic site audits and obtains third party confirmations relating to VML, including those from VML’s banks.

ANTI-MONEY LAUNDERING

Regulatory Regime

VML has complied with all of its material obligations under the relevant laws and regulations as required by the Subconcession Contract as well as all relevant laws and regulations relating to anti-money laundering. For Macau’s regulatory regime on anti-money laundering measures that are applicable to VML, see “Regulation—Anti-Money Laundering Regulations.”

Anti-Money Laundering Controls

VML has put in place controls designed to detect and prevent money laundering in casino or gaming operations and, in May 2004, established an anti-money laundering compliance team.

Whenever there are changes in the anti-money laundering laws and regulations, the compliance department, along with other operational departments, updates VML’s policies and procedures accordingly. Any new legal and regulatory changes are communicated to VML by the DICJ in the form of DICJ Instructions. VML will meet and discuss with the DICJ any unclear issues in the DICJ Instruction so as to attain a common understanding and interpretation of the regulatory requirements. The DICJ’s approval of VML’s anti-money laundering policies and procedures is only required at the time of its initial adoption. Subsequently, with respect to minor revisions, it is sufficient to notify the DICJ on an annual basis for information and recording purposes. However, if there are any major changes in the relevant laws and regulations, such as when a new DICJ Instruction is issued, VML is required to substantially amend its anti-money laundering policies and procedures and to submit the revised version to the DICJ for approval.

On November 13, 2006, the DICJ issued a guideline concerning anti-money laundering measures and anti-terrorism measures, which was in line with the 40 recommendations and nine special recommendations of the FATF. The guideline requires reporting of certain gaming transactions equal to or exceeding HK$/MOP500,000 or their equivalents in other currencies to the DICJ, and all suspicious activities, to the Gabinete de Informação Financeira (the Financial Intelligence Office hereinafter referred to as “GIF”). For further details, see “Regulation—Anti-Money Laundering Regulations.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

After a series of discussions with the DICJ, VML revised its anti-money laundering policies and submitted the revised policies to the DICJ in August 2007, and subsequently obtained approval of such policies from the DICJ. The revised policies cover the following additional reporting requirements, which VML had implemented since November 2006:

•

gaming operations department staff members and cage staff members are required to fill out a Large Sum Transaction Report (hereinafter referred to as “ROVE”) for any single or aggregated transactions of a single gaming patron for an amount equal to or exceeding HK$/MOP500,000 (a “large sum transaction”);

•

gaming operations department staff members are required to fill out a ROVE for VML when issuing any winning cheque or jackpot pay out to a single gaming patron for an amount equal to or exceeding HK$/MOP500,000; VML submits special ROVEs for Gaming Promoter-related transactions and for premium player transactions.

•

cage staff are required to fill out a ROVE for any gaming patron or Gaming Promoter who purchases cash chips or promotional chips using cash or exchanges cash chips for cash in an amount equal to or exceeding HK$/MOP500,000;

•	cage staff are required to record and report all non-cash large sum transactions, including money wires, bank drafts and other bank transfers; and

•	VML’s Gaming Promoters are required to report large sum transactions within their operations by filling out a ROVE form and submitting it to VML every 15 days.

All ROVEs, together with the supporting documents, will be submitted to the compliance department which will consolidate and prepare a ROVE summary every 15 days and submit it to the DICJ. All ROVEs and their supporting documents must be kept by VML for five years.

VML continuously updates its anti-money laundering policies in order to ensure full compliance with any relevant new laws, administrative regulations, guidelines and DICJ Instructions. Various departments and functional groups are involved in and contribute to ensuring compliance with anti-money laundering policies including legal, finance, human resources, gaming operations, international marketing, marketing, surveillance, security and internal audit departments. The personnel in VML’s compliance department are required to keep abreast of anti-money laundering regulations by closely monitoring any new guideline issued by the DICJ concerning anti-money laundering measures and discussing with the DICJ, if necessary. During the Track Record Period and as of the Latest Practicable Date, we believe that our Group is in full compliance with all anti-money laundering regulations applicable to VML and has not received any notification from the Macau Government for any material non-compliance with such regulations.

VML’s anti-money laundering policies require:

•

full compliance with all anti-money laundering legal and regulatory requirements in the MSAR, including but not limited to filing ROVE summaries with the DICJ and filing reports of any suspicious transactions to the GIF;

•	regular assessment of the risks of money laundering in VML’s operations and indicators of suspicious activity;

•	a system of procedures and controls designed to detect and report suspicious activities in gaming operations through cage, gaming operations, security, surveillance and compliance departments;

•

background due diligence through our automatic screen system as well as other search engines and databases such as WorldCheck and LexisNexis, in which, among others, suspicious activities are identified, and further diligence is conducted to identify suspected violators, Macau Government blacklisted persons, money launderers, terrorists and other sanctioned individuals and organizations;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

•	strict controls over the issuance of cheques requiring identification of patrons, verification of winnings and background checks for anti-money laundering purposes;

•

a system to monitor the activities of VML’s Gaming Promoters, on an on-going basis, for potential money laundering activities, and to report any detected suspicious activity on the part of VML’s Gaming Promoters to the GIF;

•	VML’s compliance department to compile and analyze all relevant anti-money laundering reports and data and to fulfill regulatory obligations;

•

comprehensive training of all relevant staff prior to the commencement of their work and on an annual basis thereafter, concerning VML’s anti-money laundering mission, policy, procedures and controls and job-specific information to help identify indicators of suspicious activity;

•	an annual review regarding implementation and effectiveness of the anti-money laundering compliance program conducted by VML’s compliance department and other operational departments; and

•	at least four times a year, audits of the anti-money laundering compliance program by VML’s internal audit department to identify any potential deficiencies in the program.

The key safeguards in VML’s anti-money laundering policies include the following:

•	reporting large sum transactions in gaming operations to the DICJ and detecting and reporting any suspicious activities identified in the process. This process includes:

•	logging single transactions that are equal to or exceed MOP200,000 on the Multiple Transaction Form (“MTL”) if conducted by a single patron within a defined gaming day;

•

reporting to the DICJ any single or aggregated large sum transactions. The patron conducting the transaction(s) must produce valid official government-issued identification, such as a passport or identification card as well as other required information, including occupation, source of funds and agent-principal relationship for recording and reporting purposes.

•

pre-job training of staff to log transactions on MTLs and ROVEs as well as to detect indicators of suspicious activity, regardless of transaction size, appropriate to their job function and to report suspicious activity;

•

training of dealers, supervisors, pit bosses, attendants and casino or gaming area shift managers in the tables games division to identify reportable large sum transactions and to detect any suspicious activity in the conduct of gaming by players.

•	recording and record keeping of MTL and ROVE transactions from each gaming monitoring area and reporting of any suspicious activity identified;

•

risk-sensitive record keeping and identification requirements for patrons purchasing or selling chips and any money transfers or related transactions as well as reporting of any suspicious activity related to cage transactions;

•

the foreign exchange desks within the cages of VML’s casino or gaming areas are subject to the anti-money laundering requirements and independent supervision of the Macau Monetary Authority. This includes additional due diligence measures applicable for high risk transactions involving currency exchanges equal to or exceeding HK$/MOP250,000 or equivalent in any other currencies;

•	monitoring and reporting of suspicious activity conducted by VIP, premium and mass market players in conjunction with monitoring by the security and surveillance departments; and

•	conducting background screening of all employees within VML.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

•	additional controls over the issuance of cheques, wire transfers and other related money transactions apply if a patron requests a check or wire transfer in lieu of cash including:

•	submission by the patron of valid, official government-issued identification, such as a passport or identification card

•

gaming operations department staff then verify via the ACSC system or via gaming pits whether the funds deposited for cheque(s) or wire(s) are winnings from gaming activities within the VML casino or gaming area or solely for the return of front money previously deposited by a patron but for which less than 75.0% has been put at risk for gaming purposes;

•

an automatic screening via the computer system against databases consisting of Macau Government-blacklisted persons, known criminals, the United Nations terrorist list, known money launderers, undesirable individuals and other sanctioned individuals and organizations;

•	employment of profiling techniques and player rating systems to track the patron’s activities and verify the existence of any winning records by the respective patron; and

•	rejection of the patron’s request for a cheque or wire and the filing of a suspicious transaction report to the GIF, if any of the above conditions cannot be fulfilled.

•	in addition, VML’s compliance department is responsible for on-going monitoring of its Gaming Promoters for the avoidance of money laundering activities. Key safeguards include, without limitation:

•

conducting internal background checks and compliance reviews on Gaming Promoters prior to engaging in a contract with any Gaming Promoter and submitting an application to the DICJ for such Gaming Promoter’s licensing;

•	Gaming Promoters must have obtained a Gaming Promoter license from the DICJ, the application of which involves a comprehensive vetting process;

•	Gaming Promoters must have entered into Gaming Promoter agreements with VML, prior to the commencement of business;

•

once every two years, our internal Investigation Department rechecks the background of our Gaming Promoters; part of the re-check procedures will require our internal Investigation Department to make queries with relevant operational departments for any observed misconduct or concerns regarding Gaming Promoters;

•	on-going training to Gaming Promoters relating to anti-money laundering reporting and retention of supporting documents;

•	issuance of badges to all Gaming Promoter employees working within our Group’s properties;

•	credit checks and related business due diligence on Gaming Promoter directors and/or guarantors prior to the issuance of casino credit to any Gaming Promoter;

•

on-going surveillance of Gaming Promoter employees, players and our employees working within VIP rooms; the monitoring measures include detailed analysis of tables which have lost more than HK$5.0 million in a single day, periodic checks on equipment such as dealing shoes and cards used by Gaming Promoter players, monitoring of Gaming Promoter rolling and high risk play, reports of any unacceptable behavior within VIP rooms, implementing internal bars, or submission to the DICJ for barring, of Gaming Promoter players or employees identified as being involved in illegal or undesirable behavior and assignment of dedicated staff to each shift to specifically monitor Gaming Promoter play;

•	requiring Gaming Promoter applicants to review and sign an affidavit confirming that they will comply with the requirements of the FCPA;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

INTERNAL CONTROLS AND ANTI-MONEY LAUNDERING

•	VML provides Gaming Promoters with compliance letters, checklists and instructions upon commencement of operations, requiring them to:

•	comply with all applicable laws and regulations in Macau;

•	to diligently carry out their duties and the obligations imposed by the DICJ under DICJ Instruction 2/2006 and other anti-money laundering responsibilities;

•	comply with VML’s general directives and internal control measures;

•	promptly inform VML and the competent entities, including the DICJ and the GIF, of any suspected money laundering activities by their collaborators, employees or players;

•	cooperate with VML as well as Macau Government agents or auditors on record production and information sharing if required to fulfill their anti-money laundering compliance obligations;

•	identify their players and obtain necessary identification and personal information in order to complete ROVEs as required by DICJ Instruction 2/2006

•

analysis of known connections and associations of VML’s Gaming Promoters and their VIP players and performance of background checks against databases of Macau Government-blacklisted persons, terrorists, undesirable individuals, organizations and related persons;

•

review of suspicious transaction reports and other related incident reports, including but not limited to transactions relating to the VIP rooms, Gaming Promoter chip purchases, cheque requisition activities and other money transfers;

•

issuing cheque(s) to VML’s Gaming Promoters only to registered names and only after verifying winnings from legitimate gaming activities or from verified commission payments as well as recording and verifying VML’s Gaming Promoters’ personal data and issuing cheques/wires to patrons based only on verified winnings by that particular patron as reflected by the individual rating in the player rating system; and

•

upon detecting suspicious activity by VML’s Gaming Promoters, ensuring appropriate follow up action, including requests for related information, enhanced monitoring, restrictions on business activity and, under severe circumstances, cessation of the business relationship.

VML has also consistently put in place internal controls and procedures in relation to its gaming operations in all its casino or gaming areas since the commencement of its Subconcession. In addition, with respect to compliance with anti-money laundering laws and regulations in Hong Kong, we confirm that, to the best of our knowledge after due enquiry, no member of our Group was in violation of the Drug Trafficking (Recovery of Proceeds) Ordinance, the United Nations (Anti-Terrorism Measures) Ordinance and OSCO during the Track Record Period and as of the Latest Practicable Date. VML confirms that there are no actions or lawsuits by any government agency against it in relation to money laundering activities. For the legal concerns presented by OSCO, see “Regulation—Regulations relating to Hong Kong—OSCO.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

OVERVIEW OF MACAU’S REGULATORY FRAMEWORK ON GAMING OPERATIONS

The operation of casino games of chance (or games of other forms) authorized by the Macau Government is subject to general administrative, civil and criminal laws and to the specific gaming laws, in particular, Law No. 16/2001. Law No. 16/2001 introduced and established the legal framework and the principal rules for operation of casino games and further sets out the governing framework for regulation of casino or gaming areas in Macau.

The operation of casino games in Macau is reserved to the MSAR. The concession regime restricts the operation of such games to private companies incorporated in Macau that have concessions granted by the MSAR pursuant to the concession contracts and applicable gaming laws and regulations. Pursuant to Law No. 16/2001 and Administrative Regulation No. 26/2001, the MSAR granted concessions to Galaxy, SJM and Wynn Macau under an international public tender. The Macau Government also authorized three subconcessions, one by Galaxy to VML, one by SJM to MGM Grand Paradise and one by Wynn Macau to Melco Crown. It is provided under the concession contracts of SJM, Galaxy and Wynn Macau that the Concessionaires cannot enter into subconcessions without the authorization of the Macau Government. The Macau Government has stated in public announcements that only three subconcessions will be permitted. See “The Subconcession.”

The DICJ’s Role and Authority

The DICJ is the primary regulator and supervisory institution of the MSAR’s gaming industry. The DICJ plays an active role in fulfilling the objectives set forth in Law No. 16/2001. The main objectives of Law No. 16/2001 are (i) that Concessionaires and Subconcessionaires carry on adequate operation of casino games; (ii) that parties involved in the operation, management and supervision of casino games are suitable to perform their functions and undertake their respective responsibilities; (iii) that operation of casino games authorized by the Macau Government are performed in a just, honest manner and free from criminal influences; and (iv) that the MSAR’s public interests relating to special gaming tax and other contributions are well protected by maintaining effective controls and procedures.

Pursuant to Administrative Regulation No. 34/2003, the DICJ is entrusted with the responsibility to assist and support the Chief Executive of the MSAR in the definition and execution of economic policies for operation of casino games in the MSAR. The DICJ’s principal responsibilities are to:

•	collaborate in the definition, coordination and execution of economic policies for the operation of casino games and gaming activities offered to the public;

•	examine, supervise and monitor the activities of Concessionaires and Subconcessionaires, especially compliance with their legal, statutory and contractual obligations;

•	examine, supervise and monitor the suitability and financial capability of Concessionaires and Subconcessionaires or other parties stipulated by the law;

•	collaborate with the Macau Government in the process for authorization and classification of locations and places for operation of casino games;

•	authorize and certify all equipment and apparatus used by Concessionaires and Subconcessionaires within the approved business scope stipulated in their respective concessions and subconcessions;

•	issue licenses for Gaming Promoters;

•

examine, supervise and monitor the activities of Gaming Promoters, especially relating to their compliance with their legal, statutory and contractual obligations and other responsibilities stipulated in other applicable legislation;

•	examine, supervise and monitor the eligibility of Gaming Promoters, their collaborators and key employees;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

•	investigate and penalize any administrative violations according to the applicable substantive and procedural laws;

•

ensure that the relationship between the Concessionaires and Subconcessionaires, the Macau Government and the public is in compliance with applicable regulations and is in the best interest of the MSAR; and

•	perform any task not mentioned above but with a similar nature according to the orders of the Chief Executive of the MSAR or applicable laws.

Among other requirements, Concessionaires and Subconcessionaires are required to submit to the DICJ for record or inspection all significant documentation and periodic reports regarding their business and operation, as well as to submit to the DICJ all matters requiring the Macau Government’s approval or authorization as required by laws, such as changes in shareholding structure, changes in control, directorship and key employees, gaming equipment, the concession or subconcession contracts, as applicable, and other matters related to the operation of casino games.

In addition, the DICJ is responsible for assessing the gross daily income of the Concessionaires and Subconcessionaires. The DICJ continuously monitors the Concessionaires’ and Subconcessionaires’ daily operations and tabulation of net-win generated from casino games including casino table games and slot machines through various control procedures conducted in the casinos.

Gaming Commission

The Gaming Commission was created by the MSAR Chief Executive’s Dispatch No. 120/2000, of July 4, 2000, further amended by Dispatch No. 194/2003 of August 5, 2003 and Dispatch 291/2007 of October 16, 2007. The Gaming Commission is a specialized commission directly reporting to and presided over by the MSAR Chief Executive, with the responsibility of formulating policies and facilitating the development of Macau’s gaming operations and relevant regulatory framework.

REGULATIONS RELATING TO MACAU’S GAMING INDUSTRY

The following are the pertinent laws and regulations relating to us and the gaming industry in Macau.

Law No. 16/2001, published in Macau Official Gazette No. 39-I of September 24, 2001 (“Macau Gaming Law”)

The Macau Gaming Law established the legal framework and the principal rules for the operation of casino games or other forms of gaming in the MSAR. It sets forth the objectives of the legal system governing the operation of casino games and defines the permitted types of casino games, places, locations and periods for operation. It further sets forth principal rules for the concession regime and obligations of the Concessionaires, including submitting their accounts and records to the Macau Government and paying a special gaming tax to the MSAR.

Administrative Regulation No. 26/2001 (“Gaming Tender Regulation”)

The Gaming Tender Regulation sets forth the terms of the public tender procedures for the granting of concessions for the operation of casino games, and the suitability and financial capacity requirements of bidders (also applicable to the subconcessions). The Gaming Tender Regulation also contains relevant provisions that impose information obligations on the Concessionaires and Subconcessionaires and provides the Macau Government with approval rights in relation to the Concessionaires or Subconcessionaires obtaining loans or credit in an amount over MOP5.0 million. It was amended by Administrative Regulation No. 34/2001 and No. 4/2002, rectified in the Macau Official Gazette 13/2002 of April 1, 2002, on November 2, 2001 and April 1, 2002, respectively, and supplemented by the following administrative releases:

(i)	Dispatch of the Chief Executive No. 215/2001 (setting out the fixed annual premium payable by the Concessionaires as consideration of the granting of concessions for the operation of casino games);

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

(ii)	Dispatch of the Chief Executive No. 216/2001 (creating the First Public Bidding Committee in charge of Games of Fortune or Chance in Casino for the granting of concessions);

(iii)	Dispatch of the Chief Executive No. 217/2001 (opening the international public tender for the granting of the three concessions for the operation of casino games);

(iv)	Dispatch of the Secretary for Economy and Finance dated November 21, 2001 (delegating the power to the First Public Bidding Committee in charge of casino games to authorize local or international renowned firms for the first tender to prepare risk evaluation reports);

(v)	Dispatch of the Chief Executive No. 250/2001 (setting the framework applicable to the association of tenderors and the respective admissible terms); and

(vi)	Dispatch of the Chief Executive No. 26/2002 (granting three gaming concessions).

The Subconcession Contract

On December 26, 2002, VML entered into a tripartite Subconcession Contract with Galaxy and the Macau Government for the operation of casino games in Macau. The Subconcession Contract details the rights of VML and its obligations towards the Macau Government and in particular to the DICJ. See “The Subconcession” for further details on all material rights and obligations under the Subconcession Contract.

The Rules of Casino Games

The Macau Government has promulgated additional rules to supplement the rules of casino games set forth in Section 55 of the Macau Gaming Law. These supplemental rules were approved by, among others, the External Dispatches of the Secretary for Economy and Finance Nos. 41/2003, 42/2003, 69/2003, 55/2004, 56/2004, 57/2004, 58/2004, 59/2004, 60/2004, 61/2004, 65/2004, 89/2004, 73/2005, 74/2005, 69/2006, 30/2007, 42/2007, 63/2007, 64/2007, 67/2007, 11/2008, 78/2008 and 71/2009, which set out or renewed the detailed procedures and rules of certain casino games, namely football poker, wheel of fortune, baccarat, soccer poker, blackjack, craps, roulette, Q poker, fan-tan and stud poker.

Administrative Regulation No. 6/2002, Enacted on April 1, 2002 (“Gaming Promoters Regulation”)

The Gaming Promoters Regulation sets forth the requirements and procedures to engage and operate casino gaming promotion activities. See “—Gaming Promoters Regulation” below.

Administrative Regulation No. 27/2009, Enacted on August 10, 2009

As a result of the amendments made to Administrative Regulation No. 6/2002 by the recently enacted Administrative Regulation 27/2009 dated August 10, 2009, the Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% Gaming Promoter commission cap, as agreed between all Concessionaires and Subconcessionaires. The commission cap is expected to become effective on December 1, 2009. The amendment sets forth standards for what constitutes a commission to Gaming Promoters, including all types of payments, either monetary or in specie, that are made to Gaming Promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on Gaming Promoters, Concessionaires and Subconcessionaires to report regularly to the DICJ and imposes fines or other sanctions for non-compliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to Gaming Promoters.

Law No. 5/2004, Enacted on June 14, 2004 (“Gaming Credit Law”)

The Gaming Credit Law governs the granting of gaming credit in the MSAR and authorizes the (i) Concessionaires; (ii) Subconcessionaires; and (iii) Gaming Promoters who enter into a contract with a Concessionaire or Subconcessionaire to grant gaming credit. Pursuant to the Gaming Credit Law, the granting of gaming credit is limited to the following three circumstances: (i) a Concessionaire or a Subconcessionaire as a creditor may grant gaming credit to a gaming patron as a borrower; (ii) an

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

authorized Gaming Promoter as a creditor may grant gaming credit to a gaming patron as a borrower; or (iii) a Concessionaire or a Subconcessionaire as a creditor may grant gaming credit to an authorized Gaming Promoter as a borrower. It also forbids the assignment or transfer in any form of the power to grant gaming credit. The Gaming Credit Law provides for the obligations of the credit grantors towards the DICJ and scope of the DICJ’s supervision. Specifically, the granting of gaming credit is enforceable as a civil debt pursuant to Article 4 of the Gaming Credit Law.

Under the Gaming Credit Law, restrictions and conditions imposed on Concessionaires and Subconcessionaires include:

(i)	to act prudently and with integrity, with full respect to laws, regulations and standards of professional conduct (Section 9, Gaming Credit Law);

(ii)	to keep all information obtained while providing credit confidential (Section 10, Gaming Credit Law), other than for exceptions enumerated in Section 11, Gaming Credit Law;

(iii)	to collaborate with the DICJ to enable its supervision as well as to provide information requested by the Judiciary Police of the MSAR while investigating a crime (Section 15, Gaming Credit Law); and

(iv)	as the obligation to repay the debt is qualified as a civil obligation under Section 4, Gaming Credit Law, the credit grantors and the granting of credit shall also be subject to the restrictions and limitations established in the Macau Civil Code, namely the limits of usury established in Section 1073; these limits are triple the legal interest rate for remuneration of the loan and for compensation the limit is five times the legal interest rate—currently 9.75%, stipulated in the Executive Order No. 29/2006, applicable ex vi Section 552, Macau Civil Code. Contracts stipulating higher interests may be annulled based upon usury or the interests statutorily reduced to the legal limit (Section 1073, Nos. 3 and 4, Macau Civil Code).

Pursuant to Section 16 of the Gaming Credit Law, the acts taken while granting credit under the Gaming Credit Law shall not be considered usury for gaming, and are thus expressly excluded from Law No. 8/96/M prohibiting illicit gaming.

Law No. 8/96/M, Enacted on July 22, 2002 (“Law on Illicit Gaming”)

The Law on Illicit Gaming prohibits all forms of operation, promotion or assistance to gaming outside the authorized areas, as well as any fraudulent gaming in authorized areas, or any unlicensed granting of loans or gaming credits to players.

GAMING PROMOTERS REGULATION

Compulsory Licensing Requirements for Gaming Promoters

The DICJ initiated the first licensing process in Macau for Gaming Promoters under the transition arrangements introduced by the Gaming Promoters Regulation. Pursuant to a notice issued by the DICJ on April 21, 2006, the DICJ prescribed a deadline for the first licensing process of June 1, 2006 by which date the Gaming Promoters who have not yet been licensed must be licensed by the DICJ and must be transacting business with a Concessionaire or a Subconcessionaire in order to be permitted to carry on gaming promotion activities in the MSAR. The Gaming Promoters must also execute a contract with the Concessionaire or Subconcessionaire after obtaining Gaming Promoter licenses. As of the Latest Practicable Date, all Gaming Promoters who provide gaming promotion services to us have been licensed by the DICJ. The DICJ offers a register of licensed Gaming Promoters for public inspection.

The Gaming Promoters Regulation restricts the operation of gaming promotion to licensed corporate entities, commercial partnerships or individuals that are registered as entrepreneurs with the MSAR Finance Department and meet the relevant requirements promulgated by the DICJ. In order to obtain a license for gaming promotion, the applicant must submit its application for suitability assessment by the DICJ, which includes assessment of the suitability of the Gaming Promoters’ key

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

employees. When the Gaming Promoter is a commercial partnership or a company, the suitability of the Gaming Promoter’s directors and shareholders holding 5.0% or more of the share capital is also assessed. A Gaming Promoter license is valid until December 31 in the year it is granted and can be renewed each year upon submission of an application to the DICJ. The renewal application must include a signed declaration by the legal representative of the relevant Concessionaire or Subconcessionaire with which such Gaming Promoter is transacting business that the Concessionaire or Subconcessionaire intends to operate with such Gaming Promoter in the following year. Gaming Promoters that are sole proprietors are subject to compulsory assessment of their suitability every three years, and Gaming Promoters that are commercial partnerships or companies are subject to compulsory assessment every six years. Extraordinary suitability assessment may also be conducted by the DICJ.

Concessionaires and Subconcessionaires are jointly liable to the Macau Government for the activities conducted by their Gaming Promoters and Gaming Promoters’ employees and collaborators, within their respective casinos and gaming areas. Gaming Promoters are jointly liable for the activities of their employees and collaborators within the casinos and gaming areas of Concessionaires and Subconcessionaires and for their compliance with applicable laws and regulations. Failure by the Gaming Promoters or the Concessionaires or Subconcessionaires to fulfill their major obligations under the Gaming Promoters Regulation may result in the following consequences:

•	the issue of a non-suitability report;

•	refusal to grant a new gaming promotion license or to renew an existing license;

•	upon notice by the Concessionaire or Subconcessionaire to the DICJ, suspension of the gaming promotion activities of Gaming Promoters; and

•	administrative liability arising out of violation of the Gaming Promotion Regulation without prejudice of contractual liability of the Gaming Promoter towards the Concessionaire or Subconcessionaire.

Major Obligations Imposed upon Gaming Promoters

Gaming Promoters are required to comply with the following obligations:

•

to register with Concessionaires or Subconcessionaires and operate under the terms agreed in a written contract submitted to the DICJ, including, in particular, the amount and payment method of commissions or other agreed remunerations, the nature of their activities in the casinos or gaming areas, including the designation of any VIP rooms or other premises within the casinos or gaming areas, the amounts and forms of required securities and guarantees and the waiver indicating that Concessionaires or Subconcessionaires and Gaming Promoters agree to submit to the exclusive jurisdiction of the MSAR courts and defer to Macau laws;

•	to execute written contracts with their collaborators and submit copies of such contracts to the DICJ;

•

to submit annually, through Concessionaires or Subconcessionaires, a list containing the identification of their chosen collaborators for the following year, and copies of their identification documents and certificates of no criminal record or equivalent documents to the DICJ for approval;

•	to comply with laws and regulations relating to Gaming Promoters and Gaming Promoter-related announcements and instructions issued by the DICJ;

•	to accept auditing carried out by the DICJ and the MSAR Finance Department;

•	to make all books and records available for the inspection and review by the DICJ and the MSAR Finance Department and provide any additional information and materials upon their request;

•	to perform all contractual obligations, especially obligations to players;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

•	to comply with the reasonable instructions issued by the Concessionaires or Subconcessionaires to the extent that such instructions do not interfere with the Gaming Promoters’ autonomy;

•	to perform all contractual obligations stipulated in the written contracts with Concessionaires or Subconcessionaires; and

•	to comply with all legal and regulatory requirements required by the laws and regulations of the MSAR.

Major Obligations Imposed upon Concessionaires and Subconcessionaires

Concessionaires and Subconcessionaires are required to comply with the following obligations with respect to their Gaming Promoters:

•

to submit to the DICJ annually a list of Gaming Promoters with whom they intend to operate in the following year (the Macau Government, through the DICJ, determines annually the maximum number of Gaming Promoters and issues licenses to the Gaming Promoters identified in lists provided to it by the Concessionaires and Subconcessionaires);

•

to submit to the DICJ, prior to the 10th of each month, a detailed list of the amounts of commissions or other remunerations paid to each Gaming Promoter in the previous month, as well as the amounts of taxes withheld;

•	to prepare and maintain an updated list of the names of registered Gaming Promoters, their directors, key employees and collaborators for submission to the DICJ quarterly;

•	to inform the DICJ or proper authorities of any fact that may affect the solvency of their Gaming Promoters;

•	to maintain and update the book records with their Gaming Promoters;

•	to supervise the activities of their Gaming Promoters, in particular the Gaming Promoters’ compliance with legal and contractual obligations;

•	to inform the authorities of any potential criminal activity by their Gaming Promoters, in particular potential money laundering activities;

•	to promote a healthy relationship with registered Gaming Promoters;

•	to settle commissions or other remunerations agreed upon with their Gaming Promoters in a timely manner; and

•	to pay withholding taxes for their Gaming Promoters in a timely manner.

ANTI-MONEY LAUNDERING REGULATIONS

The MSAR has been a member of the Asia/Pacific Group on Money Laundering (“APG”) since 2000. As a member of APG, the MSAR undertook to implement the 40 recommendations and nine special recommendations of the FATF between 1990 and 2004. As of July 24, 2007, the APG and Offshore Group of Banking Supervisors (“OGBS”), in their “Mutual Evaluation Report on Macau, China Against the FATF 40 Recommendations (2003) and 9 Special Recommendations,” determined that, despite non-compliance with Special Recommendation 9 relating to cross border declaration and disclosure, Macau had demonstrated a strong commitment towards implementing laws and institutional bodies to enhance its compliance with international anti-money laundering standards. The MSAR Legislative Assembly approved a new anti-money laundering law on March 23, 2006 to combat money laundering by further strengthening the record-keeping and reporting requirements relating to suspicious activities.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

The following are the pertinent laws and regulations relating to the anti-money laundering regulations in Macau that have been enacted:

Law No. 2/2006, published in Macau Official Gazette No. 14 of April 3, 2006

This law (the “new anti-money laundering law”) took effect on April 4, 2006. However, regarding the duties imposed upon the subject entities in relation to the new anti-money laundering law, this law only came into effect on November 12, 2006.

The new anti-money laundering law requires Concessionaires and Subconcessionaires, Gaming Promoters, and other entities such as financial institutions, insurance companies, exchange houses, money-remittance companies and professionals to assist the Macau Government in its efforts to combat money laundering activities. The entities mentioned must comply with the following duties as set out in Section 7 of the new anti-money laundering law:

(i)	identify contracting parties, clients or users whenever any transactions with such parties may indicate money laundering practices or involve high transaction amounts;

(ii)	identify the transactions and/or operations referred to in the preceding item;

(iii)	refuse to carry on the transactions or operations whenever the relevant information necessary to fulfill the duties set forth in items (1) and (2) is not provided;

(iv)	maintain, for a reasonable period of time, documents and records relating to the duties set forth in items (1) and (2);

(v)	report transactions and/or operations when they indicate money laundering practices or transactions; and

(vi)	collaborate with all authorities in charge of anti-money laundering measures.

The centralization, analysis and general monitoring of compliance with these duties is entrusted to the GIF.

Under the new anti-money laundering law, corporate entities and associations are responsible and liable for money laundering when the crime is committed in their name and corporate interest by: (i) their corporate bodies or representatives, or (ii) a person under their authority, when the crime became possible by virtue of an unlawful breach of the vigilance or control duties pending on such entity.

Law No. 3/2006, published in Macau Official Gazette No. 15 of April 10, 2006

The anti-terrorism law took effect on April 11, 2006.

Administrative Regulation No. 7/2006, published in Macau Official Gazette No. 20 of May 15, 2006

Administrative Regulation No. 7/2006 sets out in detail the duties of relevant entities set forth in the new anti-money laundering law and anti-terrorism law, establishing the supervision and monitoring mechanism and determining the penalties for non-compliance. The administrative regulation has been in force since November 12, 2006.

Dispatch No. 227/2006, published in Macau Official Gazette No. 32 of August 7, 2006

Under this dispatch, the Chief Executive of the Macau Government created the GIF for the specific task of centralizing, monitoring, analyzing and providing information gathered in relation to actions against money laundering and financing of terrorism to police and judicial authorities. The GIF has the power to (i) request information from any private or public entity and (ii) provide information to foreign entities in compliance with any third party, including international agreements or other international instruments to which the MSAR is a party.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

Instruction No. 2/2006, issued by the DICJ on November 13, 2006

The instruction was issued in relation to compliance with the provisions of Section 2, No. 2 of Administrative Regulation No. 7/2006, to define the minimal compulsory duties, rules and procedures for Concessionaires and Subconcessionaires, including corporate entities entrusted by their management, lottery or sports betting Concessionaires, and Gaming Promoters, under the new anti-money laundering laws. Any breach of these duties can result in fines or administrative action from the DICJ, leading to heavy fines under the terms of Administrative Regulation No. 7/2006.

The following are other laws and regulations in Macau which relate to anti-money laundering:

Section 34 of the Gaming Law

This section imposes a duty on the external auditors of the Concessionaires, Subconcessionaires and managing companies of gaming operations to inform the DICJ and the MSAR Finance Department about any facts that may give rise to a suspicion of that entity, the members of the relevant corporate bodies or the employees of such entities of being involved in money laundering.

Section 30 of the Gaming Promoters Regulation

This section provides that the Concessionaires and Subconcessionaires must inform the relevant authorities about any fact indicating that Gaming Promoters or their collaborators are involved in acts of money laundering.

Please also refer to “Internal Controls and Anti-Money Laundering” and “Risk Factors—Risks Relating to Our On-going Operations.”

LAND USE AND TITLE PROCESS LAWS IN MACAU

Land Concessions

The Macau Government grants the use of either new land that is claimed or to land that is vacant without being previously privately owned through an agreement called a “Land Concession.” The Land Concession is basically a lease and is published in the Official Gazette of Macau Government. Each Land Concession creates an obligation on the developer/grantee to develop the land that is being granted. Therefore, the land is initially conceded on a provisional basis, subject to completion of the proposed development. Upon completion of the development, the Land Concession is converted into definitive status through registration with the Macau Property Registry. In accordance with the terms of each Land Concession, the developer must pay to the Macau Government an annual rent in addition to an upfront land premium. The Land Concession is granted for a determined period of time not to exceed 25 years, and it may be renewed successively for 10 year periods indefinitely. Applications for the renewal of the Land Concession (a “Declaration”) can be filed by any proprietor, co-owner or mortgagee, or any other person having an interest either in the land, or in a building or unit built on the such land, and appropriately registered. Furthermore, any holder of a right that could be affected by the expiration of the Land Concession (e.g., owner, lessee, mortgagee of any unit within a building developed in the land) can issue the Declaration for the purpose of renewing the Land Concession. All acts regarding the Land Concession are submitted to the Macau Property Registry and available for public review by any person. The individual strata title rights over any building or unit under any Land Concession may be privately owned, mortgaged or sold on terms similar to any full ownership rights over real estate built on privately owned land. All ownership rights over the properties or buildings subject to a Land Concession (being strata title for residential units or full ownership of any building or fraction thereof) are also registered with the Macau Property Registry and fall under a full private ownership regime.

Any transaction involving the transfer of ownership rights over real estate property must be notarized in a deed before a notary, which deed must subsequently be submitted to the Macau Property Registry. Similar procedures are applicable with respect to the execution of a mortgage.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

ENVIRONMENTAL REGULATIONS

Our Company, as well as all corporate entities in Macau, have to comply with the environmental principles of environment protection according to Macau laws, namely in respect of noise, pollution and construction nuisance.

All new projects and construction have to comply with Macau environmental ordinances and international conventions applicable in Macau, which require that plans and projects that may affect the environment and health of the citizens must be done with a study of the environmental impact. The conditions of the study are regulated by law and, after detailed analysis on the impact, the Macau Government may authorize the relevant projects as well as any alteration of a project or construction that is also under the approval of the Macau Government (Construction Bureau). These rules and regulations are established in Decree-Laws No. 79/85/M and No. 44/91/M regarding construction, Decree-Law No. 34/93/M regarding noise and Regulation No. 123/98/M on measures to deal with electrical accidents. Our Company also has to comply with the provisions of Decree-Law No. 37/89/M which establishes the environmental law-related rules and conditions for office and commercial spaces.

LABOR AND SAFETY REGULATIONS

Pursuant to Macau laws and regulations. Macau employers must register their employees under the mandatory Social Security Fund (pursuant to Decree-Law No. 58/93/M—Sections 3 and 4), make social security contributions for each of its employees (Dispatch No. 45/GM/98) and contract insurance to protect the rights and interests of their employees in the event of work-related accidents and/or occupational illnesses (as required from VML pursuant to Article 40 of the Subconcession Contract). In the particular case of gaming concessionaires or subconcessionaires, there is a general obligation to make annual contributions for urban construction, tourism promotion and social security (Section 22, No. 8 of the Macau Gaming Law and Articles 48 and 49 of the Subconcession Contract).

Employment relations and contracts are regulated under Law 7/2008 (“Labor Relations Law”), which came into force in January 2009. The Labor Relations Law contains various rules concerning employment contracts that range from, among other things, general principles applicable to employment relationships, duties and obligations of the employer and the employee, probation time, employment contract requirements, employment contract for a fixed term, working hours, overtime, weekly time-off, annual leave, remuneration to causes for termination, termination without cause and compensation due to the employee for termination without cause. Although certain of the above provisions are mandatory, some of these provisions can be changed by agreement between the employer and employee.

Law No. 21/2009, published in Macau Official Gazette No. 43 of October 27, 2009 (“Law on Employment of Non-Resident Workers”)

The Law on Employment of Non-Resident Workers established a general framework for the employment of non-resident workers to perform work in the MSAR. It sets forth the terms for granting and renewing work permits for non-resident workers, measures to ensure equal treatment of Macau residents and non-resident workers and the minimum contract terms and certain limits on the duration of employment contracts with non-resident employees. The Law on Employment of Non-Resident Workers is currently anticipated to become effective in April 2010.

REGULATIONS RELATING TO HONG KONG

Three laws of general application in Hong Kong relate to money laundering. Regulations or guidelines have also been promulgated for certain industries, but none are of specific application to our Company and its subsidiaries. The three laws of general application are the Drug Trafficking (Recovery of Proceeds) Ordinance, the United Nations (Anti-Terrorism Measures) Ordinance, and OSCO. Each of these ordinances defines various offenses in relation to money laundering.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

Drug Trafficking (Recovery of Proceeds) Ordinance

The Drug Trafficking (Recovery of Proceeds) Ordinance provides for the tracing, confiscation and recovery of the proceeds of drug trafficking and defines various offenses in relation to the laundering of proceeds of drug trafficking. The offenses most likely to be relevant to our Company include:

(a)	dealing with property known or believed to represent proceeds of drug trafficking (section 25); and

(b)	failing to disclose to the authorities knowledge or suspicion that any property represents any person’s proceeds of drug trafficking or was used, or is intended to be used, in connection with drug trafficking (section 25A).

United Nations (Anti-Terrorism Measures) Ordinance

The United Nations (Anti-Terrorism Measures) Ordinance implements various directives and covenants of the United Nations with respect to anti-terrorism policies, including a decision of the Security Council of the United Nations in its Resolution 1373 of September 28, 2001 relating to measures for the prevention of terrorist acts and certain of the Special Recommendations on Terrorist Financing of the Financial Action Task Force. In relation to money laundering, the provisions most likely to be relevant to our Company are sections 6, 7, 8 and 12 of such ordinance.

Section 6(1) provides that where the Secretary for Security has reasonable grounds to suspect that any funds held by any person are terrorist property, the Secretary for Security may direct that the funds not be made available to any person except under the authority of a license granted by the Secretary for Security.

Section 7 provides that a person may not provide or collect funds by any means with the intention that the funds be used or knowing that the funds will be used to commit one or more terrorist acts, whether or not the funds are actually so used.

Section 8 further provides that no person may, except under the authority of a license granted by the Secretary for Security, make any funds or financial or related services available to or for the benefit of a person who the first-mentioned person knows or has reasonable grounds to believe is a terrorist or terrorist associate.

Section 12 requires that where a person knows or suspects that any property is terrorist property, then the person must disclose to an authorized officer the information or other matter on which the knowledge or suspicion is based as soon as practicable.

OSCO

OSCO is the anti-money laundering legislation of the broadest application in Hong Kong. OSCO creates two money laundering offenses, namely:

(a)	dealing with property known or believed to represent the proceeds of an indictable offense (section 25(1)); and

(b)	failing to disclose to the authorities knowledge or suspicion that any property represents any person’s proceeds of an indictable offense or was used, or is intended to be used, in connection with an indictable offense (section 25A(l) and (7)).

The Gambling Ordinance

Under the Gambling Ordinance, operating, managing or controlling a gambling establishment is an indictable offense in Hong Kong.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

The Stock Exchange announced in March 2003 that it has no objections to foreign casinos being listed in Hong Kong so long as the activity is legal in the foreign jurisdiction and is not unlawful under the Gambling Ordinance.

We confirm that, to the best of our knowledge after due enquiry, no member of our Group was in violation of the Drug Trafficking (Recovery of Proceeds) Ordinance, the United Nations (Anti-Terrorism Measures) Ordinance, OSCO and the Gambling Ordinance during the Track Record Period.

Our Company will use its best endeavors to seek to ensure that the operation of its casino gaming activities in Macau is in compliance with all applicable laws in Macau and does not contravene the Gambling Ordinance.

REGULATIONS RELATING TO NEVADA

As a result of its gaming operations in Nevada, U.S.A., our parent company, LVS, is subject to regulatory oversight responsibilities imposed by the Nevada regulatory authorities. See “Risk Factors— Risks Relating to Our On-going Operations—As a result of LVS’s majority ownership in us, certain Nevada, Singapore and Pennsylvania gaming laws apply to our planned and on-going gaming activities and associations in Macau. If our operations, activities or associations do not comply with Nevada, Singapore and Pennsylvania gaming laws or laws of other jurisdictions in which LVS operates or may operate in the future, LVS may be compelled to curtail or sever its relationship with us, which would have a material adverse effect on us.” The following descriptions highlight certain laws and regulations under the Nevada Gaming Control Act which impose obligations or responsibilities relating to our Macau gaming operations.

Approval and Investigation of Foreign Gaming Operations

Pursuant to Section 463.680 of the Nevada Revised Statutes, “foreign gaming” refers to the conduct of gaming outside of the State of Nevada. Pursuant to Section 463.700 of the Nevada Revised Statutes, any licensee who proposes to participate in foreign gaming as defined under Section 463.680 of the Nevada Revised Statutes must deposit with the State Gaming Control Board of Nevada (the “Gaming Control Board”) and thereafter maintain a refundable revolving fund in the amount of US$10,000 to pay the expenses of investigation by the Gaming Control Board of his participation in foreign gaming no later than 30 days after either: (i) his execution of a definitive agreement pertaining to the proposed participation in foreign gaming or (ii) his filing of an application for licensing or related approval pertaining to the proposed participation, whichever is earlier. In particular cases, the Nevada Gaming Commission may also increase or decrease the required amount of the revolving fund. Upon the licensee’s termination of all proposed and actual participation in foreign gaming, the Gaming Control Board shall refund the remaining balance in the licensee’s revolving fund. Prior to participating in foreign gaming, a licensee shall provide to the Gaming Control Board all such information pertaining to his proposed participation as the Gaming Control Board may request.

As a gaming licensee in Nevada, our parent, LVS, is subject to these requirements with respect to the conduct of foreign gaming operations in Macau by us as its subsidiary.

On-going Reporting Obligations

Pursuant to Section 463.710 of the Nevada Revised Statutes, unless otherwise ordered by the Gaming Control Board or the Nevada Gaming Commission, a licensee who participates in foreign gaming shall file with the Gaming Control Board:

•	As soon as participation in foreign gaming begins:

•	all documents filed by him or by an affiliate with the foreign jurisdiction; and

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

•	the systems of accounting and internal control utilized in the foreign gaming operation and any amendments to the systems as soon as made.

•	Annual operational and regulatory reports describing compliance with regulations, procedures for audit, and procedures for surveillance relating to the foreign gaming operation.

•	Quarterly reports regarding any of the following information which is within the knowledge of the licensee:

•	any changes in ownership or control of any interest in the foreign gaming operation;

•	any changes in officers, directors or key employees of the foreign gaming operation;

•

all complaints, disputes, orders to show cause and disciplinary actions, related to gaming, instituted or presided over by an entity of the United States, a state or any other governmental jurisdiction concerning the foreign gaming operation;

•	any arrest of an employee of the foreign gaming operation involving cheating or theft, related to gaming, in the foreign jurisdiction; and

•

any arrest or conviction of an officer, director, key employee or owner of equity in the foreign gaming operation for an offense that would constitute a gross misdemeanor or felony in the State of Nevada.

•	Any other information that the Nevada Gaming Commission may require by regulation.

Compliance Review and Reporting System

The Nevada Gaming Commission also has the authority to impose conditions upon any license or order of registration to require implementation of a compliance review and reporting system by the licensee or registrant if the Nevada Gaming Commission determines that special circumstances exist which require additional management review by such licensee or registrant. The terms of the condition may include, without limitation: (i) that the condition expire on a certain date or after a designated period of time without action by the Nevada Gaming Commission; (ii) that the condition be administratively removed by the Gaming Control Board if a specified activity ceases or a specified event occurs; or (iii) that a periodic review will be conducted by the Gaming Control Board and upon such review the Gaming Control Board may recommend and the Nevada Gaming Commission may remove or continue to require any such condition. Subject to the approval of the Nevada Gaming Commission, and based on recommendations of the Gaming Control Board, such conditions may be modified or removed upon application by the licensee or registrant.

The compliance review and reporting system is created for the purpose of monitoring activities relating to the licensee’s or registrant’s continuing qualifications under the provisions of the Nevada Gaming Control Act and regulations of the Nevada Gaming Commission in accordance with a written plan to be approved by the Gaming Control Board administratively or as otherwise ordered by the Nevada Gaming Commission. The written plan must provide for the following: (i) the operation of the compliance review and reporting system and designation of parties which will be responsible for this system; (ii) involvement of at least one person knowledgeable of the provisions of the Nevada Gaming Control Act, as amended, and the regulations of the Nevada Gaming Commission, as amended; and (iii) periodic reports to senior management of the licensee or registrant. Periodic reports provided to senior management pursuant to this written plan shall be advisory and the licensee or registrant shall maintain responsibility for compliance with the Gaming Control Act and regulations of the Nevada Gaming Commission. Copies of the reports must also be provided to the Gaming Control Board.

The activities to be monitored pursuant to the compliance review and reporting system must be set forth in the written plan and must be determined by the circumstances applicable to the licensee or registrant. Without limitation, the activities that may be required to be monitored pursuant to the compliance review and reporting system include the following: (i) associations with persons denied licensing or other related approvals by the Nevada Gaming Commission or who may be deemed to be

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

unsuitable to be associated with a licensee or registrant; (ii) business practices or procedures that may constitute grounds for denial of a gaming license or registration; (iii) compliance with other special conditions that may be imposed by the Nevada Gaming Commission upon the licensee or registrant; (iv) review of reports submitted pursuant to the Nevada Gaming Control Act and regulations of the Nevada Gaming Commission; (v) compliance with the laws, regulations, or orders of duly constituted governmental agencies or entities having jurisdiction over the gaming affairs, or such other business activities which the Gaming Control Board or the Nevada Gaming Commission may deem necessary or proper, of the licensee, registrant, or its affiliates; and (vi) review of such other activities determined by the Gaming Control Board or the Nevada Gaming Commission as being relevant to the licensee’s or registrant’s continuing qualifications under the provisions of the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission.

Compliance Committee

Pursuant to LVS’s order of registration, which was approved by the Nevada Gaming Commission, LVS must establish and maintain a gaming compliance program for the purpose of, at a minimum, performing due diligence, determining the suitability of relationships with other entities and individuals, and to review and ensure compliance by LVS, its subsidiaries and any affiliated entities, with the Nevada Gaming Control Act, as amended, the Nevada Gaming Commission’s regulations, as amended, and the laws and regulations of any other jurisdictions in which LVS, its subsidiaries and any affiliated entities operate. The gaming compliance program, any amendments thereto, and the members of the compliance committee (one such member who shall be independent and knowledgeable of the Nevada Gaming Control Act, as amended) and the Nevada Gaming Commission’s regulations, as amended, shall be administratively reviewed and approved by the Chairman of the Gaming Control Board or his designee. LVS shall amend the gaming compliance program, or any element thereof, and perform such duties as may be assigned by the Chairman of the Gaming Control Board or his designee, related to a review of activities relevant to the continuing qualification of LVS, under the provisions of the Nevada Gaming Control Act, as amended, and the Nevada Gaming Commission’s regulations, as amended.

The approved Compliance Plan of LVS requires that any subsidiary of LVS that is involved in foreign gaming shall have its own designated compliance officer who may be a member of the LVS Compliance Committee or otherwise shall report to the LVS Compliance Committee directly or through the LVS Compliance Officer.

Prohibited Practices and Suitability Reviews of Certain Activities or Associations of Licensee

Pursuant to Section 463.720 of the Nevada Revised Statutes, a licensee shall not, in a foreign gaming operation, knowingly:

•	violate a foreign, federal, tribal, state, county, city or township law, regulation, ordinance or rule, or any equivalent thereof, concerning the conduct of gaming;

•	fail to conduct the operation in accordance with the standards of honesty and integrity required for gaming in the State of Nevada;

•	engage in an activity or enter into an association that is unsuitable for a licensee because it:

•	poses an unreasonable threat to the control of gaming in Nevada;

•	reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in the State of Nevada; or

•	is contrary to the public policy of the State of Nevada concerning gaming;

•	engage in an activity or enter into an association that interferes with the ability of the State of Nevada to collect all license fees imposed under Chapter 463 of the Nevada Revised Statutes; or

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

REGULATION

•

employ, contract with or associate with a person whom the Nevada Gaming Commission or a court in the State of Nevada has found guilty of cheating or to whom the Nevada Gaming Commission has denied a gaming license, or finding of suitability, on the ground of unsuitability.

Pursuant to Section 463.715 of the Nevada Revised Statutes, if the Gaming Control Board determines that an actual or intended activity or association of a licensee in a foreign gaming operation may be prohibited because it: (i) poses an unreasonable threat to the control of gaming in Nevada; (ii) reflects or tends to reflect discredit or disrepute upon Nevada or gaming in Nevada; or (iii) is contrary to the public policy of Nevada concerning gaming (hereinafter referred to as “subsection 3 of Section 463.720 of the Nevada Revised Statutes”), the Gaming Control Board may require the licensee to file an application for a finding of suitability to be made by the Nevada Gaming Commission concerning the activity or association. The licensee shall file the application for a finding of suitability within 30 days after receiving the request from the Gaming Control Board unless the Chairman of the Gaming Control Board grants an extension of time.

In lieu of filing an application for a finding of suitability as set forth above, within 30 days after receiving a request from the Gaming Control Board, a licensee may petition the Nevada Gaming Commission to review the request and determine whether the licensee is required to file the application. A licensee may also file an application for a finding of suitability concerning his actual or intended activity or association in a foreign gaming operation without a request from the Gaming Control Board.

If the Nevada Gaming Commission determines that an intended activity or association of a licensee in a foreign gaming operation is unsuitable pursuant to subsection 3 of Section 463.720 of the Nevada Revised Statutes, the licensee shall not engage in the activity or enter into the association. If an activity or association of a licensee in a foreign gaming operation is prohibited pursuant to subsection 3 of Section 463.720 of the Nevada Revised Statutes, the licensee shall terminate the activity or association within the time prescribed by the Nevada Gaming Commission.

OTHER REGULATORY CONSIDERATIONS

Our Controlling Shareholder, LVS, is subject to U.S. federal securities and other laws, such as the FCPA and the U.S. Anti-Money Laundering Laws. In addition, LVS is also subject to the gaming laws and regulations of the Commonwealth of Pennsylvania and will be subject to the gaming laws and regulations of the Republic of Singapore. In order for LVS to comply with the above, we, as a principal operating subsidiary of LVS, will need to take actions that we would not otherwise need to take, including but not limited to filing of quarterly financial statements, maintenance of books and records in line with the requirements of the FCPA, and implementing procedures to monitor compliance with anti-money laundering rules and other applicable laws and regulations. LVS is also listed on the NYSE and must comply with the NYSE’s Listed Company Manual rules.

We understand from LVS that the issue of the Bonds by VVDI (II), the subsequent mandatory and automatic exchange of the Bonds for shares and the spin-off of our Company from LVS are not subject to U.S. regulatory approval or the approval of LVS shareholders. Although we are not directly subject to U.S. Listing rules or regulations, as a result of LVS’s on-going compliance obligations with respect to the above laws and regulations, we will need to monitor our compliance with several U.S. federal and state laws in addition to Macau laws and regulations. See “Risk Factors—Risks Relating to Our On-going Operations—LVS, our Controlling Shareholder, is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise have.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The following is our selected combined financial information as of and for the years ended December 31, 2006, 2007 and 2008 and our combined financial information as of June 30, 2009 and for the six months ended June 30, 2008 and 2009, extracted from the “Accountant’s Report” set out in Appendix I to this document. The selected combined financial information as of September 30, 2009 and for the three months ended September 30, 2008 and 2009 (except for adjusted EBITDAR data), as extracted from our condensed combined financial information for the three and nine months ended September 30, 2009 which was reviewed by our reporting accountant in accordance with ISRE 2410, reflects all adjustments that our management believes are necessary for the fair presentation of such information under IFRS. Results for interim periods are not indicative of results for the full year.

This selected combined financial information was prepared on the basis of presentation as set out in Note 1 of Section II of the Accountant’s Report. The selected combined financial information should be read in conjunction with the combined financial statements set out in this document, including the related notes.

SELECTED FINANCIAL DATA

Combined Income Statements

	For the year ended December 31,			For the six months ended June 30,			For the three months ended September 30,
	2006	2007	2008	2008	2009	2009	2008	2009
	US$	US$	US$	US$	US$	HK$	US$	US$
	(audited)	(audited)	(audited)	(unaudited)	(audited)		(unaudited)	(unaudited)
	(in millions)
Net revenues
Casino	1,265.2	1,846.2	2,669.7	1,325.4	1,317.1	10,207.7	692.1	751.0
Rooms	0.1	49.3	140.0	67.5	55.5	429.9	34.2	31.3
Food and beverage	12.9	28.1	54.3	24.5	25.4	197.2	13.4	13.8
Mall	—	24.8	123.0	48.4	64.1	496.9	36.9	28.5
Convention, ferry, retail and other	2.9	17.9	66.4	24.8	38.4	297.7	20.1	21.5

Total net revenues	1,281.1	1,966.2	3,053.3	1,490.6	1,500.6	11,629.5	796.7	846.0

Operating expenses
Casino	742.2	1,238.0	1,875.4	903.1	916.2	7,100.3	491.1	493.7
Rooms	0.2	13.1	32.2	16.2	14.0	108.2	7.6	5.9
Food and beverage.	11.5	25.6	47.0	21.6	22.7	175.6	11.4	10.2
Mall	—	8.3	31.5	13.7	16.8	129.9	9.8	6.7
Convention, ferry, retail and other	3.0	24.8	109.4	46.2	59.7	462.5	36.7	31.6
Provision for doubtful accounts	0.4	1.2	15.0	0.9	18.7	145.2	4.7	13.8
General and administrative expense	68.7	146.6	269.0	146.8	115.9	898.0	66.3	56.9
Corporate expense	0.4	2.7	14.7	4.3	4.7	36.4	7.7	1.7
Land lease expense	0.8	9.8	11.9	5.9	6.1	47.5	2.9	3.1
Pre-opening expense	34.7	141.9	112.3	38.1	52.4	406.1	29.8	12.3
Development expense	2.7	—	—	—	—	—	—	—
Depreciation and amortization	35.2	104.0	268.2	123.4	158.4	1,227.9	69.7	80.1
Loss/(gain) on disposal of property and equipment	1.9	0.6	1.6	1.2	4.9	37.9	0.0	(0.3)
Fair value losses/(gains) on financial assets at fair value through profit or loss	0.5	0.6	0.0	(0.1)	—	—	0.0	0.5
Net foreign exchange losses/(gains)	0.7	5.2	(29.2)	(2.6)	0.1	1.0	(18.4)	(0.4)

Operating expenses	902.8	1,722.3	2,759.3	1,318.7	1,390.5	10,776.5	719.6	715.8

Operating profit	378.3	243.9	294.0	171.9	110.1	853.1	77.1	130.2
Interest income	27.8	29.2	4.8	2.5	0.3	2.2	1.4	0.2
Interest expense, net of amounts capitalized	(30.3)	(77.0)	(122.9)	(60.2)	(52.2)	(404.6)	(18.6)	(43.5)
Loss on modification of debt	—	—	—	—	—	—	—	(0.2)

Profit before income tax	375.8	196.1	175.9	114.1	58.1	450.6	60.0	86.7
Income tax (expenses)/credits	(0.0)	0.0	(0.2)	(0.1)	(0.2)	(1.3)	0.0	(0.1)

Profit for the year/period	375.8	196.1	175.7	114.0	58.0	449.3	60.0	86.7

Adjusted EBITDAR(1) (unaudited)	457.7	514.3	686.0	349.2	337.7	2,616.8	171.8	228.2

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

(1)	Adjusted EBITDAR is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, development expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, land lease expense, share-based compensation, loss on modification of debt and fair value losses or gains on financial assets at fair value through profit or loss. Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of adjusted EBITDAR to its most directly comparable IFRS measurement, operating profit for the years ended December 31, 2006, 2007 and 2008, for the six months ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009, see “—Summary of Results of Operations—Adjusted EBITDAR.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Combined Balance Sheets

	As of December 31,			As of June 30,		As of September 30, 2009
	2006	2007	2008	2009	2009
	US$	US$	US$	US$	HK$	US$
	(audited)	(audited)	(audited)	(audited)		(unaudited)

	(in millions)
ASSETS
Current assets
Inventories	1.7	8.4	10.9	10.1	78.4	9.9
Trade and other receivables and prepayments, net	17.7	240.0	287.9	244.3	1,893.6	268.6
Restricted cash	233.4	59.2	124.1	172.1	1,333.9	196.7
Cash and cash equivalents	278.5	439.4	417.8	340.6	2,639.8	394.7

Total current assets	531.2	747.0	840.7	767.2	5,945.7	869.9

Non-current assets
Investment properties, net	—	292.7	338.0	621.7	4,818.5	663.2
Leasehold interests in land, net	8.6	234.6	274.4	284.5	2,205.2	281.5
Property and equipment, net	2,008.7	3,568.7	5,235.8	5,008.0	38,811.7	4,991.8
Intangible assets, net	3.5	5.5	46.2	43.7	339.0	41.6
Deferred income tax assets, net	—	0.1	0.2	0.2	1.2	0.1
Financial assets at fair value through profit or loss	0.5	0.0	—	—	—	2.2
Other assets	2.4	34.7	60.8	58.2	451.2	54.1
Trade and other receivables and prepayments, net	—	25.1	91.5	61.7	478.0	21.2
Restricted cash	232.1	—	—	—	—	—

Total non-current assets	2,255.7	4,161.5	6,046.9	6,078.0	47,104.8	6,055.8

Total assets	2,786.9	4,908.5	6,887.6	6,845.2	53,050.5	6,925.6

LIABILITIES
Current liabilities
Trade and other payables	544.2	912.3	1,982.0	1,977.9	15,329.1	1,414.0
Current income tax liabilities	0.0	0.0	0.2	0.4	3.0	0.3
Borrowings	0.3	6.3	44.3	70.8	548.8	87.9

Total current liabilities	544.6	918.6	2,026.6	2,049.2	15,880.9	1,502.1

Non-current liabilities
Trade and other payables	0.3	6.8	12.7	12.9	99.8	13.0
Borrowings	1,387.1	2,935.2	3,598.9	3,471.7	26,905.4	4,009.6

Total non-current liabilities	1,387.4	2,942.1	3,611.5	3,484.5	27,005.1	4,022.6

Total liabilities	1,932.0	3,860.7	5,638.1	5,533.7	42,886.1	5,524.7

EQUITY
Capital and reserves attributable to equity holders of our Company
Combined capital	—	—	—	—	—	—
Capital reserve	80.0	80.0	80.0	80.0	620.4	80.7
Statutory reserve	6.2	6.2	6.2	6.3	48.9	6.3
Share-based compensation reserve	—	—	17.5	21.4	165.7	23.5
Currency translation reserve	0.5	(2.8)	5.6	5.8	45.1	5.8
Retained earnings	768.2	964.4	1,140.1	1,198.0	9,284.3	1,284.6

Total equity	855.0	1,047.9	1,249.5	1,311.5	10,164.5	1,400.9

Total equity and liabilities	2,786.9	4,908.5	6,887.6	6,845.2	53,050.5	6,925.6

Net current liabilities	(13.4)	(171.6)	(1,185.8)	(1,282.0)	(9,935.2)	(632.3)

Total assets less current liabilities	2,242.4	3,989.9	4,861.1	4,796.1	37,169.6	5,423.5

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited combined financial information as of and for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, including the notes thereto, included in the “Accountant’s Report” set out in Appendix I to this document. Our audited combined financial information has been prepared in accordance with IFRS. Our combined financial information as of September 30, 2009 and for the three months ended September 30, 2008 and 2009 (except for adjusted EBITDAR data), as extracted from our condensed combined financial information for the three and nine months ended September 30, 2009 which was reviewed by our reporting accountant in accordance with ISRE 2410, reflects all adjustments that our management believes are necessary for the fair presentation of such information under IFRS. The following discussion involves forward-looking statements that involve risks and uncertainties. For additional information regarding these risks and uncertainties. See “Risk Factors.”

OVERVIEW

We are the leading developer, owner and operator of integrated resorts and casinos in Macau as measured by EBITDA for the year ended December 31, 2008 and the six months ended June 30, 2009.(1) We are the largest operator of integrated resorts in Macau, which contain not only gaming areas but also convention and exhibition halls, retail and dining areas and entertainment venues. We believe that our integrated resorts are unique to Macau and differentiate us from our competitors. VML, our subsidiary, holds one of six concessions or subconcessions permitted by the Macau Government to operate casinos or gaming areas in Macau. Macau is the largest gaming market in the world as measured by casino gaming revenue and is the only location in China offering legalized casino gaming.

We own The Venetian Macao, the Sands Macao and the Plaza Macao. We also own one of the largest convention and exhibition halls in Asia, Macau’s largest entertainment venue, The CotaiArena™, and one of three major high speed ferry companies operating between Hong Kong and Macau. Our luxury and mid-market retail malls feature over 380 shops with well-known retail brands such as Calvin Klein, Cartier, Chanel, Esprit, Gucci, Hermès, Louis Vuitton, Nike and Prada as well as the Malo Clinic and Spa, one of Asia’s largest medical and beauty spas. As of June 30, 2009, our properties featured 3,554 suites and hotel rooms, 1,098 table games, 3,631 slot machines, over 60 different restaurants and food outlets as well as other integrated resort amenities.

Our business strategy is to develop Cotai and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. Our ultimate plans for Cotai include five interconnected integrated resorts, which leverage a wide range of branded hotel and resort offerings to attract different segments of the market. When completed, we expect our Cotai Strip development to contain over 20,000 hotel rooms, over 1.6 million square feet of MICE space, over 2.0 million square feet of retail malls, six theaters and other amenities. We believe our business strategy and development plan will allow us to achieve more consistent demand, longer average lengths of stay in our hotels and higher margins than more gaming-centric facilities.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

Key factors affecting our financial condition and results of operations include:

Growth of Macau’s Gaming and Tourism Markets

Macau is the only region in China offering legal casino gaming. In addition to Macau’s unique position as the only gaming enclave in China, the gaming and tourism markets in Macau have also historically benefited from a combination of macroeconomic and demographic drivers.

(1)	Based on publicly available information, including company financial reports.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Historically, Macau’s gaming industry was a monopoly. Following the liberalization of Macau’s gaming industry and the continued development of Macau’s tourism and transportation infrastructure, the number of casinos in Macau increased from 15 as of December 31, 2004 to 32 as of June 30, 2009 and total gaming revenue increased from approximately US$5.4 billion in 2004 to approximately US$13.7 billion in 2008, reflecting a CAGR of 26.0%. During the six months ended June 30, 2009, total gaming revenue was approximately US$6.4 billion. Casino gaming has consistently accounted for the majority of gaming revenues generated in Macau.

In 2006, casino gaming revenue in Macau surpassed that of Las Vegas, making Macau the largest gaming market in the world by casino gaming revenue. In 2008, Macau’s casino gaming revenue was almost twice as large as that of Las Vegas and over three times as large as that of Atlantic City.

The majority of visitors to Macau in recent years have been from mainland China and Hong Kong, accounting for 81.2% of visitors during 2008 according to Macau Government statistics. Mainland China is one of the world’s fastest growing major economies and is expected to continue to contribute significantly to the gaming and tourism markets in Macau. Hong Kong enjoys one of the highest per capita income in the region, has convenient transportation links to Macau and is expected to be a continued significant source of visitors. Moreover, strong economic growth leading to large and growing middle and upper-middle classes in Asia with large disposable income has also contributed, and we expect to continue to contribute, to the increase in the number of visitors to Macau. In addition to mainland China and Hong Kong, other major sources of visitation include Thailand, Taiwan, South Korea and Japan, among others. See “Industry Overview.”

While the general global and regional economic slowdown has resulted in a recent decline in the number of visitors to and gaming revenue in Macau, we believe that, over the long term, the economy of mainland China and the region generally is likely to grow significantly, and that, accordingly, the growth of Macau’s gaming and tourism markets is likely to continue. See “Risk Factors—Risks Relating to Our On-going Operations—Our business is particularly sensitive to reductions in discretionary consumer spending resulting from downturns in the economy or other factors.”

The Development and Opening of Our Properties

Our results of operations are significantly affected by the development and opening of our properties. The commencement of operations of a property can be, and historically has been, the primary driver for changes in our results of operations. When a property commences operations, we begin recording the related revenues and expenses as well as depreciation and interest expense. In 2006, our only property in operation was the Sands Macao, while The Venetian Macao and the Plaza Macao opened in August 2007 and August 2008, respectively. In addition, expenses incurred prior to the opening of a property could be significant. For example, in 2008, we incurred significant pre-opening costs in connection with the Plaza Macao. We anticipate our pre-opening costs for the year ending December 31, 2009 will be significant due to the suspension of our construction of Parcels 5 and 6 of our Cotai Strip development, as expenses associated with the development are not capitalized during the suspension period. For the six months ended June 30, 2009, these suspension costs accounted for US$41.8 million of the total pre-opening expenses of US$52.4 million.

Future Focus on High Margin Gaming Business Segments

We seek to attract mass market players as well as high-end VIP and premium players. As of June 30, 2009, our properties contained approximately 849,000 square feet of gaming space, 1,098 table games and 3,631 slot machines, of which 797 tables were dedicated to mass market play. We believe that the non-gaming elements of our properties will also attract an increasing number of mass market players. Our management estimates that our mass market table revenues generate a gross margin that is approximately four times higher than that of our typical VIP player table revenues. This is primarily because we do not pay our mass market players commissions to attract their business and

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

we do not provide extensive complimentary services, such as hotel rooms, meals or other amenities. Because mass market players do not require extensive complimentary services, their consumption of our non-gaming services contribute to our non-gaming revenues.

At the same time, we are focused on increasing the premium player market segment of our rolling chip volume. Our management estimates that our premium player table revenues generate a gross margin that is approximately 1.0 to 1.5 times higher than our typical VIP player table revenues. This is primarily because the commissions we typically pay to premium players are lower than those we pay to Gaming Promoters. We plan to increase our market share in the premium player market segment through direct marketing efforts and by leveraging our Paiza brand and offering amenities that enable us to differentiate our properties from those of our competitors, many of whom are more reliant on Gaming Promoters for their VIP patronage. We offer some of our premium players lodging in our exclusive Paiza suites and mansions, which include private gaming and concierge services.

The following table summarizes the breakdown of gaming revenue and gross gaming profit between mass market play and rolling chip play, which includes VIP and premium players:

	For the year ended December 31, 2008	For the six months ended June 30, 2009
Gross Gaming Revenue
Rolling Chip Play	56.9%	54.2%
Mass Market Play	43.1%	45.8%

	100.0%	100.0%

Gross Gaming Profit
Rolling Chip Play	27.6%	18.1%
Mass Market Play	72.4%	81.9%

	100.0%	100.0%

We expect the mass market proportion of our business to continue to increase in the future as players in this segment are increasingly drawn to Macau by the combination of gaming, MICE and leisure offerings at our properties and elsewhere in the market.

Business Operational Efficiency Initiatives

We established a cost savings program in early 2008 to improve operational efficiencies and eliminate positions that have become redundant. This program includes initiatives to decrease payroll expenses as well as non-payroll related expenses, such as utilities, bank charges and operating supplies. We have right-sized the number of casino tables and optimized transportation services for our staff and guests. Our cost savings program remains an important component of our operating strategy and although we have already completed the majority of our headcount reduction, we expect to implement the remaining cost savings initiatives by December 31, 2009. Management believes that these cost savings will provide enhanced operating leverage once the global economy improves.

Finance Costs and Depreciation

We are a growing company with significant financial needs. Since opening the Sands Macao in 2004, we opened The Venetian Macao and the Plaza Macao and commenced our ferry operations. The commencement and continued operation of these projects requires significant capital expenditures. As of December 31, 2006, 2007 and 2008, our net current liabilities were US$13.4 million, US$171.6 million and US$1,185.8 million, respectively. As of June 30, 2009, our net current liabilities were US$1,282.0 million (HK$9,935.2 million) of which US$1,233.8 million (HK$9,562.2 million) were payables to related companies that will be repaid by or extinguished upon completion of

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

the [•]. As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, our total borrowings amounted to US$1,387.5 million, US$2,941.5 million, US$3,643.2 million and US$3,542.5 million (HK$27.5 billion), respectively. In addition, as of December 31, 2006, 2007 and 2008 and as of June 30, 2009, we had total capital commitments of US$4,277.0 million, US$10,163.5 million, US$7,719.0 million and US$2,187.3 million (HK$16,951.6 million), respectively.

We expect to have significant capital expenditures in the foreseeable future as we continue to develop our properties. In addition, we have incurred, and will continue to incur, significant capital expenditures associated with the development of new integrated resorts in our Cotai Strip development as part of our strategy of building critical mass at our Cotai Strip development. See “Risk Factors—Risks Relating to Our On-going Operations” and Risk Factors—Risks Relating to Our Cotai Strip Development.”

When we place an asset in service, we cease to capitalize interest expense and begin to incur depreciation. Our results of operations have been, and will continue to be, affected by increased pre-opening expenses, depreciation and amortization, and interest expense. When construction of our projects is suspended, as in the case of Parcels 5 and 6 of our Cotai Strip development, our results of operations are materially impacted as we cannot capitalize certain operating and financing expenses incurred during the suspension period. During such periods, we continue to incur costs to maintain the development sites.

Historically, we relied substantially on our operating cash flow, borrowings from third parties as well as equity contributions and other financing from the LVS Group to meet our financing needs. Our major financings are the Macau Credit Facility and the Ferry Financing Facility. See “—Description of Material Indebtedness.” We intend to fund our capital expenditure plans through a combination of debt and equity financings and internal resources, including the proceeds of [•]. See “—Capital Expenditures.”

Competition

We compete in the casino gaming industry as well as the hotel, MICE and retail businesses. VML is one of six Concessionaires or Subconcessionaires that is permitted to operate gaming facilities in Macau. Although no additional operators are currently permitted to enter the gaming industry in Macau, we expect competition among the existing six Concessionaires or Subconcessionaires to continue and, in certain instances, intensify. Largely as a result of a combination of increased volume and increasing competition, we have increased the amount of credit extended to our premium players and Gaming Promoters. Credit table games play represented approximately 5.1%, 10.7%, 23.7%, 18.2% and 29.4% in the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively, of total table games play. See “—Critical Accounting Policies and Estimates—Allowance for Doubtful Accounts.” Although we have not been operating in Macau for as long as some of our other competitors, we believe that we enjoy a first-mover advantage by having introduced Las Vegas-style casinos in Asia. We expect competition in Macau to intensify with the opening of new larger-scaled resorts, including those we intend to open as well as those to be opened by our competitors. Competition for the hotel, MICE and retail businesses in Macau has recently increased and we expect such trend to continue in the near future. In addition, our operations compete with similar businesses in other parts of Asia, including key tourism markets such as Hong Kong and Singapore.  See “Industry Overview.”

BASIS OF PRESENTATION

LVS owned and controlled our Company before the Reorganization and continues to control our Company after the Reorganization. The Reorganization is considered as a business combination under common control in a manner similar to pooling of interests. The financial information includes the combined financial position, results and cash flows of the companies now comprising our Group as if the existing group structure had been in existence throughout the Track Record Period or since the respective dates of incorporation/establishment or acquisition, whichever is the shorter period.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The financial information has been prepared in accordance with IFRS under the historical cost convention, as modified by the revaluation of financial assets at fair value through profit or loss. The preparation of the financial information in conformity with IFRS requires the use of certain critical accounting estimates and requires management to exercise its judgment in applying our Group’s accounting policies.

SUMMARY OF RESULTS OF OPERATIONS

The following table summarizes our results of operations:

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30,
	2006	2007	2008	2008	2009	2008	2009
	(audited)	(audited)	(audited)	(unaudited)	(audited)	(unaudited)	(unaudited)

	(US$ in millions)
Net revenues	1,281.1	1,966.2	3,053.3	1,490.6	1,500.6	796.7	846.0
Operating expenses	902.8	1,722.3	2,759.3	1,318.7	1,390.5	719.6	715.8
Operating profit	378.3	243.9	294.0	171.9	110.1	77.1	130.2
Profit before income tax	375.8	196.1	175.9	114.1	58.1	60.0	86.7
Profit for the year/period	375.8	196.1	175.7	114.0	58.0	60.0	86.7
Adjusted EBITDAR(1) (unaudited)	457.7	514.3	686.0	349.2	337.7	171.8	228.2

(1)	Adjusted EBITDAR is defined in “— Adjusted EBITDAR.”

The following table summarizes certain line items as a percentage of net revenues:

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30,
	2006	2007	2008	2008	2009	2008	2009
Operating expenses	70.5%	87.6%	90.4%	88.5%	92.7%	90.3%	84.6%
Operating profit	29.5%	12.4%	9.6%	11.5%	7.3%	9.7%	15.4%
Profit before income tax	29.3%	10.0%	5.8%	7.7%	3.9%	7.5%	10.2%
Profit for the year/period	29.3%	10.0%	5.8%	7.6%	3.9%	7.5%	10.2%
Adjusted EBITDAR(1) (unaudited)	35.7%	26.2%	22.5%	23.4%	22.5%	21.6%	27.0%

(1)	Adjusted EBITDAR is defined in “— Adjusted EBITDAR.”

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Adjusted EBITDAR

The following table sets forth the reconciliation of adjusted EBITDAR to profit. Adjusted EBITDAR is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, development expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, land lease expense, share-based compensation, loss on modification of debt and fair value losses or gains on financial assets at fair value through profit or loss. With respect to adjusted EBITDAR for each of our properties, we make allocations of the shared support expenses based on revenue attributable to each property. Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission.

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30, 2008	For the three months ended September 30, 2009
	2006	2007	2008	2008	2009
	(US$ in millions)
Adjusted EBITDAR (unaudited)	457.7	514.3	686.0	349.2	337.7	171.8	228.2
Share-based compensation granted to employees by LVS	(4.1)	(9.6)	(15.2)	(7.3)	(3.5)	(4.0)	(2.0)
Corporate expense	(0.4)	(2.7)	(14.7)	(4.3)	(4.7)	(7.7)	(1.7)
Land lease expense	(0.8)	(9.8)	(11.9)	(5.9)	(6.1)	(2.9)	(3.1)
Pre-opening expense(1)	(33.2)	(138.0)	(111.4)	(37.9)	(52.0)	(29.4)	(12.3)
Development expense	(2.7)	—	—	—	—	—	—
Depreciation and amortization	(35.2)	(104.0)	(268.2)	(123.4)	(158.4)	(69.7)	(80.1)
Amortization of show production costs	—	—	1.9	—	2.1	0.8	1.1
Net foreign exchange (losses)/gains	(0.7)	(5.2)	29.2	2.6	(0.1)	18.4	0.4
(Loss)/gain on disposal of property and equipment	(1.9)	(0.6)	(1.6)	(1.2)	(4.9)	(0.0)	0.3
Fair value (losses)/gains on financial assets at fair value through profit or loss	(0.5)	(0.6)	(0.0)	0.1	—	(0.0)	(0.5)

Operating profit	378.3	243.9	294.0	171.9	110.1	77.1	130.2
Interest income	27.8	29.2	4.8	2.5	0.3	1.4	0.2
Interest expense, net of amounts capitalized	(30.3)	(77.0)	(122.9)	(60.2)	(52.2)	(18.6)	(43.5)
Loss on modification of debt	—	—	—	—	—	—	(0.2)

Profit before income tax	375.8	196.1	175.9	114.1	58.1	60.0	86.7
Income tax (expenses)/credits	(0.0)	0.0	(0.2)	(0.1)	(0.2)	0.0	(0.1)

Profit for the year/period	375.8	196.1	175.7	114.0	58.0	60.0	86.7

(1)	Pre-opening expense excludes share-based compensation expense of US$1.5 million, US$3.8 million, US$0.9 million, US$0.2 million and US$0.4 million for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2008 and 2009, respectively. Pre-opening expense for the three months ended September 30, 2008 and 2009 excludes share-based compensation expense of US$0.4 million and US$0.1 million, respectively.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

KEY COMPONENTS OF OUR OPERATING RESULTS

The key components of our operating results are set forth below.

Net casino revenue:    Gross casino revenue is the aggregate of gaming wins and losses. We record commissions rebated directly or indirectly through Gaming Promoters to customers, cash discounts and other cash incentives to customers related to gaming play as a reduction to gross casino revenue to obtain net casino revenue. We segregate table games into two groups, consistent with the Macau market’s convention: rolling chip play, which are all VIP and premium players, and non-rolling chip play, which are mostly non-VIP players. The volume measurement for rolling chip play is non-negotiable gaming chips wagered and lost. The volume measurement for non-rolling chip play is table games drop. Rolling chip volume and non-rolling chip volume measurements are not comparable as amounts wagered are substantially higher than amounts dropped. Slot handle is the gross amount wagered or coins placed into slot machines in aggregate for the relevant period.

We measure rolling chip table games win as a percentage of rolling chip volume, non-rolling chip table games win as a percentage of non-rolling chip drop and slot hold as a percentage of slot handle. Win or hold percentage represents the percentage of rolling chip volume and non-rolling chip drop or handle, respectively, that is won by the casino and recorded as casino revenue. In our experience, average win percentages remain steady when measured over extended periods of time but can vary considerably within shorter time periods as a result of the statistical variances that are associated with games of chance in which large amounts are wagered. Additionally, management actions in terms of adjusting table games mix may also affect win percentage for table games.

Net room revenue:    Gross room revenue is revenue derived from occupancy of our hotel rooms. Rooms that are offered to our customers on a complimentary basis are recorded as a deduction from gross revenue to obtain net revenue.

We measure our performance by occupancy, ADR and revenue per available room. Complimentary rooms, which are set at a discount from standard walk-in rates, are included in the calculation of these measures. Room occupancy rate is the average percentage of available hotel rooms occupied during a period while ADR is the average price of occupied rooms per day. Revenue per available room represents a summary of average daily rates and occupancy. Because not all available rooms are occupied, average daily rates are normally higher than revenue per available room. Reserved rooms where the guests do not show up for their stay and lose their deposit may be re-sold to walk-in guests. These rooms are considered to be occupied twice for statistical purposes since the original deposit and the payment by the walk-in guest are both recorded as revenue. In cases where a significant number of rooms are re-sold, occupancy rates may be in excess of 100% and revenue per available room may be higher than the average daily rate. Room revenues are not material for the Sands Macao as these rooms are primarily provided to customers on a complimentary basis.

Net food and beverage revenue:    Gross food and beverage revenue is derived from the sale of food and beverage offerings in outlets that we own and operate, including those located in our hotel facilities. Food and beverage services offered on a complimentary basis are recorded as a deduction from gross revenue to obtain net revenue.

Mall revenue:    Mall revenue is derived from our granting the right of use to retailers in The Grand Canal Shoppes at The Venetian Macao and The Shoppes at Four Seasons, and related management fees, other license fees and levies. Payments from our retailers are calculated based on periodic fixed amounts, on turnover based formulas, or a combination thereof.

Net convention, ferry, retail and other revenue:    Gross convention, ferry, retail and other revenue are derived from the services rendered for the leasing of convention and meeting space, entertainment revenue from theater shows, concerts and sporting events, ferry ticket sales, retail sales and other

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

services. Services that are offered on a complimentary basis are recorded as a deduction from gross revenue to obtain net revenue.

Casino expenses:    Casino expenses consist primarily of gaming taxes and a gaming premium, rolling commissions paid to Gaming Promoters (net of amounts indirectly rebated to customers), payroll expenses and gaming supplies. Gaming taxes include a 35.0% special gaming tax and a 4.0% special levy on casino revenues payable to the Macau Government. The gaming premium consists of a fixed portion and a variable portion based on the number of VIP gaming tables, mass market gaming tables and gaming machines, including slot machines. See “The Subconcession.”

Room expenses:    Room expenses consist primarily of payroll expenses, supplies and laundry expenses.

Food and beverage expenses:    Food and beverage expenses include the costs associated with our food and beverage outlets, as well as operating supplies and payroll expenses.

Mall expenses:    Mall expenses primarily include the costs associated with common area maintenance, promotional activities and mall management services.

Convention, ferry, retail and other expenses:    These expenses include, but are not limited to, expenses for ferry fuel and maintenance, payroll and operating expenses.

Provision for doubtful accounts:    Our provision for doubtful accounts primarily relates to receivables due from our gaming patrons and retailers. Provision for doubtful accounts can vary over short periods of time because of factors specific to the customers or retailers who owe us money at any given time. We believe that the amount of our provision for doubtful accounts in the future will depend upon the state of the economy, our credit standards, our risk assessments and the judgment of management responsible for granting credit.

General and administrative expenses:    General and administrative expenses include payroll, marketing and advertising and other property operating expenses.

Pre-opening expenses:    Pre-opening expenses represent payroll expenses, professional fees and other costs incurred prior to the opening of new ventures, which are expensed as incurred.

RECENT DEVELOPMENTS

Project Financing Commitments for Parcels 5 and 6

Project Facilities

As of the Latest Practicable Date, our wholly owned indirect subsidiary, VOL, has received commitments from a group of commercial banks and financial institutions, including from [•], to provide project financing of an aggregate principal amount of US$1.45 billion or equivalent to VOL to be used primarily to finance a portion of the total project costs expected to be incurred in relation to the recommencement of the development and construction of Phases I and II of the integrated resort on Parcels 5 and 6. VOL is actively seeking to obtain commitments from other commercial banks and financial institutions to provide additional project financing in the aggregate principal amount of up to US$300.0 million or equivalent, which, if obtained, would result in VOL having total commitments for project financing of US$1.75 billion. VOL is in advanced discussions with certain commercial banks and financial institutions to provide such additional project financing, and will continue to solicit commitments for additional project financing until it has received its targeted aggregate commitments of at least US$1.75 billion.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Assuming aggregate commitments of US$1.75 billion are obtained, the project financing is currently expected to consist of (i) a US$750.0 million or equivalent funded Term Loan Facility I (“TLF I”) available for up to 30 days after closing of the project financing; (ii) a US$750.0 million or equivalent delayed draw Term Loan Facility II (“TLF II”) available for up to 18 months after closing of the project financing; and (iii) a US$250.0 million or equivalent Revolving Credit Facility (“RCF”) available until one month prior to maturity of the project financing (collectively, the “Proposed Project Facilities”).

The material terms of the Proposed Project Facilities set forth in the current term sheet on which the existing and future commitment letters from the group of commercial banks and financial institutions are, or will be, based are described below.

Conditions to Funding Under the Proposed Project Facilities

The final extension of the Proposed Project Facilities is subject to certain conditions being satisfied prior to funding, including, amongst others, (i) [•] (ii) the signing and delivery of satisfactory legal, security and other documentation; (iii) the appointment of construction, insurance and environmental consultants and the delivery of reasonably acceptable reports by such consultants; (iv) confirming or obtaining all necessary governmental approvals or permits for work to date and work in progress, including all relevant planning and building approvals relating to the development of Phases I and II of Parcels 5 and 6; (v) obtaining approval from the Macau Government for a mortgage on the land concession for Parcels 5 and 6 (and the related improvements thereon) to secure the obligations under the Proposed Project Facilities; (vi) completion of satisfactory due diligence and a formal valuation report confirming the gross development value of Parcels 5 and 6 to be at least an amount to be agreed between VOL, our Company and the coordinators of the Proposed Project Facilities and (vii) in respect of certain commercial banks and financial institutions only, a satisfactory arrangement under which VML operates the gaming areas located at the integrated resort on Parcels 5 and 6.

In addition, the commitment of Barclays Bank PLC, is subject to [•] which will be used to repay the outstanding intercompany payables and shareholder loans owed to the LVS Group and provide funding to the LVS Group.

The facility agreement for the Proposed Project Facilities is currently expected to be entered into by the parties, and the first loan proceeds are expected to be drawn down, in the first quarter of 2010. The commitments of the prospective lenders under the Proposed Project Facilities will expire on or around April 30, 2010 if the definitive documentation for the Proposed Project Facilities is not entered into by such date.

Interest and Fees

The interest rate on the Proposed Project Facilities is currently expected to be HIBOR (if in Hong Kong dollars) or LIBOR (if in U.S. dollars), as applicable, plus a margin of 4.50% per annum. A standby fee at the rate of 2.00% per annum and 1.50% per annum will be charged on the daily undrawn portion of TLF II and RCF, respectively, payable on a quarterly basis in arrears.

Final Maturity Date and Repayment

The final maturity date of the Proposed Project Facilities will be the date falling five years from the date of first drawdown under TLF I (the “Final Maturity Date”). The aggregate principal balance of each of the TLF I and TLF II will be repayable pro rata in quarterly installments pursuant to an agreed upon amortization schedule commencing on the quarter ending March 31, 2013, and the RCF will be repayable in full on the Final Maturity Date. The aggregate principal amount outstanding under TLF I and TLF II shall also be mandatorily prepaid pro rata with certain assets sale proceeds, insurance proceeds, debt incurrence proceeds and with an agreed upon percentage of excess cash flow generated by the project, subject to certain reinvestment rights and exceptions.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Security

Security for the Proposed Project Facilities will consist of a first priority security interest in substantially all of the assets of VOL and its subsidiaries which are designated as restricted subsidiaries (collectively, the “VOL Restricted Group”), including, but not limited to, substantially all tangible personal, real and mixed property and all intangible assets, intercompany notes and receivables and contract and leasehold rights of the VOL Restricted Group, subject to certain agreed upon exceptions. The Proposed Project Facilities will also require the VOL Restricted Group to provide a negative pledge standard and customary for project financings of the type contemplated by the Proposed Project Facilities pursuant to which the VOL Restricted Group agree not to provide a pledge of certain collateral for the benefit of other creditors of the VOL Restricted Group.

Covenants

VOL will be required to comply with certain financial covenants including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio, and a maximum maintenance capital expenditure covenant, and other affirmative and negative covenants standard and customary for project financings similar to the Proposed Project Facilities, with certain customary and agreed upon exceptions and carve-outs.

Events of Default

The Proposed Project Facilities will be subject to standard and customary events of defaults for project financings similar to the Proposed Project Facilities and consistent with those financings agreements involving our affiliates, including but not limited to (i) substantial operations of Phase I of Parcels 5 and 6 not commencing within 12 months after the initial expected commencement date for such operations, subject to force majeure extensions; (ii) VOL failing to pay principal, interest and fees when due, subject to applicable grace periods; (iii) the costs necessary to complete Phases I and II of Parcels 5 and 6 are projected to exceed the funds available to VOL; (iv) the VOL Restricted Group breaches the representations and warranties or fails to comply with the financial, affirmative and negative covenants set forth in the definitive documentation with respect to the Proposed Project Facilities, subject to applicable grace periods; (v) we breach our sponsor obligations; (vi) the occurrence of certain cross-defaults with respect to other indebtedness of the VOL Restricted Group or, in certain circumstances, our Group; (vii) there is a change of control whereby (a) LVS ceases to own, directly or indirectly, 35.0% of our voting securities; (b) we cease to own, directly or indirectly, at least 50.1% of VOL; or (c) VOL ceases to own, directly or indirectly, 100% of each other member of the VOL Restricted Group (subject to the usufruct agreement and mandatory minority shareholder requirements in accordance with applicable Macanese law) or certain unrestricted subsidiaries; (viii) the termination or suspension of the Subconcession; and (ix) certain circumstances resulting in [•], subject in certain circumstances to materiality thresholds and grace periods.

Guarantee and Undertakings from Our Company

In connection with the final extension of the Proposed Project Facilities to VOL, we will give an unconditional, unsecured payment and performance guarantee with customary terms and conditions to the lenders under the Proposed Project Facilities, as well as an undertaking to ensure completion of Phases I and II of Parcels 5 and 6, so as to obtain all material occupational licenses required to commence substantial operations on Parcels 5 and 6 on or before December 31, 2012, subject to certain extensions, and to fund all cost overruns, funding and interest shortfalls in relation to the construction of Phases I and II of Parcels 5 and 6.

Three Months Ended September 30, 2009 Compared to the Three Months Ended September 30, 2008

The selected combined financial information as of and for the three months ended September 30, 2008 and 2009 (except for adjusted EBITDAR data) reflects all adjustments that our management believes are necessary for the fair presentation of such information under IFRS. Results for interim periods are not indicative of results for the full year.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Net Revenues

Our net revenues consisted of the following:

	For the three months ended September 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages)
Casino	692.1	751.0	8.5%
Rooms	34.2	31.3	(8.5)%
Food and beverage	13.4	13.8	3.0%
Mall	36.9	28.5	(22.8)%
Convention, ferry, retail and other	20.1	21.5	7.0%

Total net revenues	796.7	846.0	6.2%

Net revenues were US$846.0 million for the three months ended September 30, 2009, an increase of US$49.3 million, or 6.2%, compared to US$796.7 million for the three months ended September 30, 2008. The increase was primarily due to the full quarter of operations of the Plaza Macao, which opened in August 2008. This increase was partially offset by decreases in room and mall revenues primarily due to the global economic downturn and the resulting decrease in consumer spending.

Net casino revenues for the three months ended September 30, 2009 were US$751.0 million, an increase of US$58.9 million, or 8.5%, compared to US$692.1 million for the three months ended September 30, 2008. Net casino revenues of the Sands Macao and Plaza Macao increased by US$31.8 million and US$38.9 million, respectively, as a result of a higher win percentage at the Sands Macao and a full quarter of operations of the Plaza Macao. These increases were partially offset by a decrease of US$11.8 million of net casino revenue in The Venetian Macao.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The following table summarizes the results of our casino activity:

	For the three months ended September 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages and basis points)
The Venetian Macao
Total net casino revenues	432.6	420.8	(2.7)%
Non-rolling chip table games drop	930.6	834.9	(10.3)%
Non-rolling chip table games win percentage	19.7%	23.0%	3.3	pts
Rolling chip volume	9,778.7	9,062.2	(7.3)%
Rolling chip win percentage	3.1%	2.8%	(0.3	) pts
Slot handle	549.9	609.7	10.9%
Slot hold percentage	7.8%	7.5%	(0.3	) pts
Sands Macao
Total net casino revenues	243.6	275.4	13.1%
Non-rolling chip table games drop	652.3	626.4	(4.0)%
Non-rolling chip table games win percentage	17.9%	19.0%	1.1	pts
Rolling chip volume	7,256.4	5,479.1	(24.5)%
Rolling chip win percentage	2.4%	3.4%	1.0	pts
Slot handle	273.1	327.5	19.9%
Slot hold percentage	7.3%	6.6%	(0.7	) pts
Plaza Macao
Total net casino revenues	15.9	54.8	244.7%
Non-rolling chip table games drop	16.7	82.9	396.4%
Non-rolling chip table games win percentage	18.4%	22.3%	3.9	pts
Rolling chip volume	165.2	2,183.7	1,221.9%
Rolling chip win percentage	8.3%	2.3%	(6.0	) pts
Slot handle	7.9	60.6	667.1%
Slot hold percentage	6.4%	5.4%	(1.0	) pts

Net room revenues for the three months ended September 30, 2009 were US$31.3 million, a decrease of US$2.9 million, or 8.5%, compared to US$34.2 million for the three months ended September 30, 2008. This decrease resulted primarily from our introduction of lower room rates at The Venetian Macao in response to declining occupancy resulting from global economic downturn, the outbreak of swine flu in the region and visa restrictions for residents of mainland China. The decrease in net room revenues at The Venetian Macao was partially offset by the full quarter of operations of the Plaza Macao.

The following table summarizes our room activity. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	For the three months ended September 30,
	2008	2009	Percent Change
	(US$, except percentages and basis points)
The Venetian Macao
Gross room revenues (in millions)	51.1	45.0	(11.9)%
Average daily rate	211	198	(6.2)%
Occupancy rate	92.1%	88.1%	(4.0	) pts
Revenue per available room	194	175	(9.8)%
Plaza Macao
Gross room revenues (in millions)	0.5	5.5	1,000.0%
Average daily rate	440	294	(33.2)%
Occupancy rate	31.4%	56.2%	24.8	pts
Revenue per available room	138	165	19.6%

Note:	Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Net food and beverage revenues for the three months ended September 30, 2009 were US$13.8 million, a slight increase of US$0.4 million, or 3.0%, compared to US$13.4 million for the three months ended September 30, 2008.

Mall revenues for the three months ended September 30, 2009 were US$28.5 million, a decrease of US$8.4 million, or 22.8%, compared to US$36.9 million for the three months ended September 30, 2008. The decrease was primarily attributable to the global economic downturn and the resulting decrease in consumer spending.

Net convention, ferry, retail and other revenues for the three months ended September 30, 2009 was US$21.5 million, an increase of US$1.4 million, or 7.0%, compared to US$20.1 million for the three months ended September 30, 2008. The increase was primarily attributable to an increase in ferry revenues resulting from an increase in the number of sailings as we added new vessels.

Operating Expenses

Our operating expenses consist of the following:

	For the three months ended September 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages)
Casino	491.1	493.7	0.5%
Rooms	7.6	5.9	(22.4)%
Food and beverage	11.4	10.2	(10.5)%
Mall	9.8	6.7	(31.6)%
Convention, ferry, retail and other	36.7	31.6	(13.9)%
Provision for doubtful accounts	4.7	13.8	193.6%
General and administrative expense	66.3	56.9	(14.2)%
Corporate expense	7.7	1.7	(77.9)%
Land lease expense	2.9	3.1	6.9%
Pre-opening expense	29.8	12.3	(58.7)%
Depreciation and amortization	69.7	80.1	14.9%
Loss/(gain) on disposal of property and equipment	0.0	(0.3)	—
Fair value losses on financial assets at fair value through profit or loss	0.0	0.5	—
Net foreign exchange gains	(18.4)	(0.4)	(97.8)%

Total operating expenses	719.6	715.8	(0.5)%

Operating expenses were US$715.8 million for the three months ended September 30, 2009, a slight decrease of US$3.8 million, or 0.5%, compared to US$719.6 million for the three months ended September 30, 2008. The decrease in operating expenses was primarily attributable to the decrease in pre-opening expenses and general and administrative expense, partially offset by increases in provision for doubtful accounts and deprecation and amortization expenses, as more fully described below.

Casino expenses for the three months ended September 30, 2009 were US$493.7 million, a slight increase of US$2.6 million, or 0.5%, compared to US$491.1 million for the three months ended September 30, 2008. The increase was primarily due to the increase in total gaming tax and gaming premium of US$15.4 million relating to the increase of gaming revenue. The increase was partially offset by a decrease in payroll-related expenses of US$11.7 million driven by our cost saving initiatives.

Room expenses for the three months ended September 30, 2009 were US$5.9 million, a decrease of US$1.7 million, or 22.4%, compared to US$7.6 million for the three months ended

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

September 30, 2008. Payroll-related expenses decreased by US$1.8 million driven by our cost saving initiatives.

Food and beverage expenses for the three months ended September 30, 2009 were US$10.2 million, a decrease of US$1.2 million, or 10.5%, compared to US$11.4 million for the three months ended September 30, 2008. The decrease in food and beverage related expenses primarily relate to a decrease in payroll-related expenses of US$4.0 million, which were driven by our cost saving initiatives at The Venetian Macao and the Sands Macao. Total expenses attributable to the newly opened Plaza Macao for the three months ended September 30, 2009 increased by US$2.0 million due to the full quarter of operations.

Mall expenses for the three months ended September 30, 2009 were US$6.7 million, a decrease of US$3.1 million, or 31.6%, compared to US$9.8 million for the three months ended September 30, 2008, primarily driven by our cost saving initiatives in payroll, utilities and other maintenance expenses.

Convention, ferry, retail and other expenses for the three months ended September 30, 2009 were US$31.6 million, a decrease of US$5.1 million, or 13.9%, compared to US$36.7 million for the three months ended September 30, 2008. The decrease was primarily driven by our cost saving initiatives in payroll and contract entertainment.

Provision for doubtful accounts was US$13.8 million for the three months ended September 30, 2009 compared to US$4.7 million for the three months ended September 30, 2008. Of the increase, US$8.0 million related to our casino operations as we granted more advances to our premium players in relation to the opening of new properties and US$1.2 million related to mall operations as our tenants experienced difficulties driven by reduced visitation and consumer spending at the properties as a result of the economic downturn.

General and administrative expenses were US$56.9 million for the three months ended September 30, 2009, a decrease of US$9.4 million, or 14.2%, compared to US$66.3 million for the three months ended September 30, 2008. The decrease was primarily driven by our cost saving initiatives in payroll-related expenses, utilities, transportation costs and bank charges, resulting in a decrease of US$10.4 million at the Sands Macao and The Venetian Macao. The decrease was partially offset by US$2.6 million attributable to the full quarter of operations at the newly opened Plaza Macao.

Pre-opening expenses were US$12.3 million for the three months ended September 30, 2009, a decrease of US$17.5 million, or 58.7%, compared to US$29.8 million for the three months ended September 30, 2008. Pre-opening expenses for the three months ended September 30, 2009 were primarily related to costs associated with the suspension of construction at Parcels 5 and 6 of our Cotai Strip development, and maintenance of these construction sites. Pre-opening expenses for the three months ended September 30, 2008 were primarily related to the pre-opening activities at the Plaza Macao.

Depreciation and amortization expense was US$80.1 million for the three months ended September 30, 2009, an increase of US$10.4 million, or 14.9%, compared to US$69.7 million for the three months ended September 30, 2008. The increase was primarily the result of US$8.0 million related to the Plaza Macao and an increase of US$2.1 million related to The Venetian Macao as we began depreciating areas that were not placed in service during the full three months ended September 30, 2008.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Adjusted EBITDAR

The following table summarizes information related to our segments:

	For the three months ended September 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages)
Sands Macao	42.6	75.8	77.9%
The Venetian Macao	135.3	149.5	10.5%
Plaza Macao	2.8	10.1	260.7%
Ferry and other operations	(8.9)	(7.3)	18.0%

Total adjusted EBITDAR	171.8	228.2	32.8%

Adjusted EBITDAR for the three months ended September 30, 2009 was US$228.2 million, an increase of US$56.4 million, or 32.8%, compared to US$171.8 million the three months ended September 30, 2008. This increase was primarily driven by the increase in casino revenues and cost reduction from cost saving initiatives, primarily in payroll, rolling commissions, utilities and other operational areas.

Interest Expense

The following table summarizes information related to interest expense:

	For the three months ended September 30,
	2008	2009
	(US$ in millions)
Interest and other finance cost	45.9	47.4
Less—capitalized interest	(27.3)	(3.9)

Interest expense, net	18.6	43.5

Interest and other finance cost for the three months ended September 30, 2009 was US$47.4 million, an increase of US$1.5 million, or 3.3%, compared to US$45.9 million for the three months ended September 30, 2008. The increase was primarily a result of our Company borrowing US$582.0 million from the LVS Group for repayment of outstanding intercompany payables owed to certain members of the LVS Group. The US$23.4 million decrease in capitalized interest was primarily due to the completion of the Plaza Macao and suspension of Parcels 5 and 6. Capitalized interest is expected to be minimal in 2009 as we have discontinued capitalizing interest on the suspended projects of our Cotai Strip development.

Profit for the Period

As a result of the foregoing, profit increased from US$60.0 million for the three months ended September 30, 2008 to US$86.7 million for the three months ended September 30, 2009.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

RESULTS OF OPERATIONS

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Net Revenues

Our net revenues consisted of the following:

	For the six months ended June 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages)
Casino	1,325.4	1,317.1	(0.6)%
Rooms	67.5	55.5	(17.8)%
Food and beverage	24.5	25.4	3.7%
Mall	48.4	64.1	32.4%
Convention, ferry, retail and other	24.8	38.4	54.8%

Total net revenues	1,490.6	1,500.6	0.7%

Net revenues were US$1,500.6 million for the six months ended June 30, 2009, a slight increase of US$10.0 million, or 0.7%, compared to US$1,490.6 million for the six months ended June 30, 2008. Net revenues increased primarily due to the opening of The Shoppes at Four Seasons, as well as the expansion of our ferry services. This increase was partially offset by decreases in net casino and room revenues primarily due to the global economic downturn, the outbreak of swine flu in the region and visa restrictions for residents of mainland China.

Net casino revenues for the six months ended June 30, 2009 were US$1,317.1 million, a decrease of US$8.3 million, or 0.6%, compared to US$1,325.4 million for the six months ended June 30, 2008. Net casino revenues of the Sands Macao and The Venetian Macao decreased by US$77.7 million and US$5.5 million, respectively, as a result of the global economic downturn that began in the second half of 2008, the outbreak of swine flu in the region and visa restrictions for residents of mainland China. These decreases were partially offset by net casino revenue of US$75.0 million attributable to the opening of the Plaza Macao.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The following table summarizes the results of our casino activity:

	For the six months ended June 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages and basis points)
The Venetian Macao
Total net casino revenues	798.8	793.3	(0.7)%
Non-rolling chip table games drop	1,731.6	1,623.3	(6.3)%
Non-rolling chip table games win percentage	19.9%	23.2%	3.3	pts
Rolling chip volume	18,599.8	18,590.1	(0.1)%
Rolling chip win percentage	3.0%	2.7%	(0.3	) pts
Slot handle	819.9	1,093.8	33.4%
Slot hold percentage	8.3%	7.5%	(0.8	) pts
Sands Macao
Total net casino revenues	526.6	448.9	(14.8)%
Non-rolling chip table games drop	1,381.3	1,208.4	(12.5)%
Non-rolling chip table games win percentage	19.8%	19.1%	(0.7	) pts
Rolling chip volume	11,789.8	9,845.3	(16.5)%
Rolling chip win percentage	2.7%	2.7%	0.0	pts
Slot handle	514.0	577.2	12.3%
Slot hold percentage	8.2%	6.7%	(1.5	) pts
Plaza Macao
Total net casino revenues	—	75.0	—
Non-rolling chip table games drop	—	167.5	—
Non-rolling chip table games win percentage	—	25.2%	—
Rolling chip volume	—	1,125.2	—
Rolling chip win percentage	—	3.2%	—
Slot handle	—	100.0	—
Slot hold percentage	—	5.7%	—

Net room revenues for the six months ended June 30, 2009 were US$55.5 million, a decrease of US$12.0 million, or 17.8%, compared to US$67.5 million for the six months ended June 30, 2008. This decrease resulted primarily from our introduction of lower room rates at The Venetian Macao in response to declining occupancy resulting from global economic downturn, the outbreak of swine flu in the region and visa restrictions for residents of mainland China. The decrease in net room revenues at The Venetian Macao was partially offset by the opening of the Plaza Macao in August 2008.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The following table summarizes our room activity. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	For the six months ended June 30,
	2008	2009	Percent Change
	(US$, except percentages and basis points)
The Venetian Macao
Gross room revenues (in millions)	94.2	79.5	(15.5)%
Average daily rate	228	209	(8.3)%
Occupancy rate	79.4%	76.7%	(2.7	)pts
Revenue per available room	181	160	(11.6)%
Plaza Macao
Gross room revenues (in millions)	—	7.9	—
Average daily rate	—	293	—
Occupancy rate	—	41.5%	—
Revenue per available room	—	122	—

Note:	Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

Net food and beverage revenues for the six months ended June 30, 2009 were US$25.4 million, an increase of US$0.9 million, or 3.7%, compared to US$24.5 million for the six months ended June 30, 2008. The increase was primarily attributable to the opening of the Plaza Macao, which generated revenues of US$3.7 million. This increase was partially offset by a decrease of US$2.8 million in revenues from the Sands Macao and The Venetian Macao, which was primarily due to a decrease in occupancy resulting from the global economic downturn, the outbreak of swine flu in the region and visa restrictions for residents of mainland China.

Mall revenues for the six months ended June 30, 2009 were US$64.1 million, an increase of US$15.7 million, or 32.4%, compared to US$48.4 million for the six months ended June 30, 2008. The increase was primarily attributable to the opening of The Shoppes at Four Seasons, which generated revenues of US$14.1 million, as well as an increase in revenues of US$1.6 million at The Grand Canal Shoppes at The Venetian Macao partially due to increased mall occupancy.

Net convention, ferry, retail and other revenues for the six months ended June 30, 2009 was US$38.4 million, an increase of US$13.6 million, or 54.8%, compared to US$24.8 million for the six months ended June 30, 2008. The increase was primarily attributable to an increase in ferry revenues resulting from an increase in the number of sailings as we added new vessels. An increase in entertainment revenue of US$6.1 million was primarily due to the opening of the Cirque du Soleil show, Zaia, in August 2008. These increases were partially offset by a decrease in convention revenues of US$2.0 million, as well as a decrease in other revenues, primarily due to the global economic downturn, the outbreak of swine flu in the region and visa restrictions for residents of mainland China.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Operating Expenses

Our operating expenses consist of the following:

	For the six months ended June 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages)
Casino	903.1	916.2	1.4%
Rooms	16.2	14.0	(13.7)%
Food and beverage	21.6	22.7	5.1%
Mall	13.7	16.8	22.7%
Convention, ferry, retail and other	46.2	59.7	29.2%
Provision for doubtful accounts	0.9	18.7	1,977.8%
General and administrative expense	146.8	115.9	(21.1)%
Corporate expense	4.3	4.7	9.3%
Land lease expense	5.9	6.1	3.4%
Pre-opening expense	38.1	52.4	37.5%
Depreciation and amortization	123.4	158.4	28.4%
Loss on disposal of property and equipment	1.2	4.9	308.3%
Fair value losses/(gains) on financial assets at fair value through profit or loss	(0.1)	—	—
Net foreign exchange losses/(gains)	(2.6)	0.1	103.9%

Total operating expenses	1,318.7	1,390.5	5.4%

Operating expenses were US$1,390.5 million for the six months ended June 30, 2009, an increase of US$71.8 million, or 5.4%, compared to US$1,318.7 million for the six months ended June 30, 2008. The increase in operating expenses was primarily attributable to the opening of the Plaza Macao, and the expansion of our ferry service operations, as well as provision for doubtful accounts, pre-opening expenses and depreciation and amortization, as more fully described below.

Casino expenses for the six months ended June 30, 2009 were US$916.2 million, an increase of US$13.1 million, or 1.4%, compared to US$903.1 million for the six months ended June 30, 2008. The increase was primarily due to the opening of the Plaza Macao. Casino expenses relating to the newly opened Plaza Macao were US$18.8 million (excluding gaming tax and gaming premium), while other expenses at the Sands Macao and The Venetian Macao increased US$16.0 million, primarily attributable to increased special events and promotions as well as increased commissions paid to Gaming Promoters. These increases were partially offset by a decrease in total gaming tax and gaming premium of US$8.5 million, as a result of lower casino revenues, and a decrease in payroll expenses of US$13.2 million driven by our cost savings initiatives.

Room expenses for the six months ended June 30, 2009 were US$14.0 million, a decrease of US$2.2 million, or 13.7%, compared to US$16.2 million for the six months ended June 30, 2008. Payroll expenses, hotel supplies and other expenses decreased by US$4.8 million due to lower occupancy and our cost savings initiatives, partially offset by a US$2.6 million increase in expenses attributable to the newly opened Plaza Macao.

Food and beverage expenses for the six months ended June 30, 2009 were US$22.7 million, an increase of US$1.1 million, or 5.1%, compared to US$21.6 million for the six months ended June 30, 2008. Expenses relating to the newly opened Plaza Macao for the six months ended June 30, 2009 were US$5.7 million. The increase was partially offset by a US$4.6 million decrease in cost of sales as a result of lower demand for food and beverage services, as well as a reduction in payroll expenses at the Sands Macao and The Venetian Macao driven by our cost savings initiatives.

Mall expenses for the six months ended June 30, 2009 were US$16.8 million, an increase of US$3.1 million, or 22.7%, compared to US$13.7 million for the six months ended June 30, 2008 primarily attributable to the newly opened Plaza Macao.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Convention, ferry, retail and other expenses for the six months ended June 30, 2009 were US$59.7 million, an increase of US$13.5 million, or 29.2%, compared to US$46.2 million for the six months ended June 30, 2008. The increase was primarily attributable to US$8.4 million related to the opening of the Cirque du Soleil show, Zaia, at The Venetian Macao and an increase in ferry expenses of US$5.8 million. These increases were partially offset by a reduction in expenses at the Sands Macao.

Provision for doubtful accounts was US$18.7 million for the six months ended June 30, 2009, an increase of US$17.8 million, compared to US$0.9 million for the six months ended June 30, 2008. Of the increase, US$9.6 million related to our casino operations as we granted more advances to our premium players in relation to the opening of new properties and US$8.2 million related to mall operations as our tenants experienced difficulties driven by reduced visitation and consumer spending at the properties as a result of the economic downturn.

General and administrative expenses were US$115.9 million for the six months ended June 30, 2009, a decrease of US$30.9 million, or 21.1%, compared to US$146.8 million for the six months ended June 30, 2008. The decrease was primarily driven by our cost savings initiatives, resulting in a decrease of US$44.7 million at the Sands Macao and The Venetian Macao. This decrease was primarily related to payroll expenses, utilities, transportation costs and bank charges. The decrease was partially offset by US$15.5 million attributable to the operations at the newly opened Plaza Macao.

Pre-opening expenses were US$52.4 million for the six months ended June 30, 2009, an increase of US$14.3 million, or 37.5%, compared to US$38.1 million for the six months ended June 30, 2008. Pre-opening expenses for the six months ended June 30, 2009 were primarily related to costs associated with the suspension of construction at Parcels 5 and 6 of our Cotai Strip development, and maintenance of these construction sites, as well as costs relating to the Paiza mansions at the Plaza Macao. Pre-opening expenses for the six months ended June 30, 2008 were primarily related to pre-opening activities at the Plaza Macao.

Depreciation and amortization expense was US$158.4 million for the six months ended June 30, 2009, an increase of US$35.0 million, or 28.4%, compared to US$123.4 million for the six months ended June 30, 2008. The increase was primarily the result of US$24.6 million related to the Plaza Macao, and an increase of US$9.1 million related to The Venetian Macao as we began depreciating areas that were not placed in service during the full six months ended June 30, 2008.

Adjusted EBITDAR

The following table summarizes information related to our segments:

	For the six months ended June 30,
	2008	2009	Percent Change
	(US$ in millions, except percentages)
Sands Macao	119.6	111.4	(6.9)%
The Venetian Macao	249.7	230.9	(7.5)%
Plaza Macao	—	9.8	—
Ferry and other operations	(20.1)	(14.4)	28.4%

Total adjusted EBITDAR	349.2	337.7	(3.3)%

Adjusted EBITDAR for the six months ended June 30, 2009 was US$337.7 million, a decrease of US$11.5 million, or 3.3%, compared to US$349.2 million the six months ended June 30, 2008. This decrease was primarily driven by the global economic downturn, the outbreak of swine flu and visa restrictions for residents from mainland China. In addition, provision for doubtful accounts increased significantly. The decrease in adjusted EBITDAR was partially offset by a decrease in general and administrative expenses resulting primarily from our cost savings initiatives.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Interest Expense

The following table summarizes information related to interest expense:

	For the six months ended June 30,
	2008	2009
	(US$ in millions)
Interest and other finance cost	101.1	56.8
Less—capitalized interest	(40.9)	(4.6)

Interest expense, net	60.2	52.2

Interest and other finance cost for the six months ended June 30, 2009 was US$56.8 million, a decrease of US$44.3 million, or 43.8%, compared to US$101.1 million for the six months ended June 30, 2008. The decrease was primarily a result of a reduction in interest rates partially offset by an increase in our borrowings. The US$36.3 million decrease in capitalized interest was primarily due to the completion of the Plaza Macao, suspension of Parcels 5 and 6, and also a decrease in interest rates. Capitalized interest is expected to be minimal in 2009 as we have discontinued capitalizing interest on the suspended projects of our Cotai Strip development.

Profit for the Period

As a result of the foregoing, profit decreased from US$114.0 million for the six months ended June 30, 2008 to US$58.0 million for the six months ended June 30, 2009.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net Revenues

Our net revenues consisted of the following:

	For the year ended December 31,
	2007	2008	Percent Change
	(US$ in millions, except percentages)
Casino	1,846.2	2,669.7	44.6%
Rooms	49.3	140.0	183.9%
Food and beverage	28.1	54.3	93.2%
Mall	24.8	123.0	396.0%
Convention, ferry, retail and other	17.9	66.4	270.9%

Total net revenues	1,966.2	3,053.3	55.3%

Net revenues were US$3,053.3 million for the year ended December 31, 2008, an increase of US$1,087.1 million, or 55.3%, compared to US$1,966.2 million for the year ended December 31, 2007. The increase in net revenues was due primarily to revenues attributable to a full year of operations at The Venetian Macao, which opened in August 2007, and the opening of the Plaza Macao in August 2008. In addition, the expansion of our ferry operations in the second half of 2008 increased visits to our Cotai Strip properties, thereby increasing net revenues.

Net casino revenues for the year ended December 31, 2008 were US$2,669.7 million, an increase of US$823.5 million, or 44.6%, compared to US$1,846.2 million for the year ended December 31, 2007. Revenues resulting from a full year of operation of The Venetian Macao contributed US$1,061.2 million to such increase while the opening of the Plaza Macao contributed US$46.1 million, partially offset by a US$283.8 million decrease at the Sands Macao due primarily to increased competition. Our ferry operations increased visitation to our Cotai Strip properties.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The following table summarizes the results of our casino activity:

	For the year ended December 31,
	2007	2008	Percent Change
	(US$ in millions, except percentages and basis points)
The Venetian Macao
Total net casino revenues	549.3	1,610.5	193.2%
Non-rolling chip table games drop	1,115.8	3,530.1	216.4%
Non-rolling chip table games win percentage	17.3%	19.9%	2.6	pts
Rolling chip volume	17,071.5	36,893.8	116.1%
Rolling chip win percentage	2.6%	3.0%	0.4	pts
Slot handle	490.1	1,941.9	296.2%
Slot hold percentage	7.9%	8.0%	0.1	pts
Sands Macao
Total net casino revenues	1,296.9	1,013.1	(21.9)%
Non-rolling chip table games drop	3,525.6	2,626.9	(25.5)%
Non-rolling chip table games win percentage	18.7%	18.9%	0.2	pts
Rolling chip volume	26,325.3	25,182.2	(4.3)%
Rolling chip win percentage	3.0%	2.6%	(0.4	)pts
Slot handle	1,181.1	1,039.4	(12.0)%
Slot hold percentage	6.9%	7.8%	0.9	pts
Plaza Macao
Total net casino revenues	—	46.1	—
Non-rolling chip table games drop	—	99.8	—
Non-rolling chip table games win percentage	—	21.1%	—
Rolling chip volume	—	630.1	—
Rolling chip win percentage	—	4.5%	—
Slot handle	—	38.2	—
Slot hold percentage	—	5.6%	—

Net room revenues for the year ended December 31, 2008 were US$140.0 million, an increase of US$90.7 million, or 183.9%, compared to US$49.3 million for the year ended December 31, 2007 due primarily to revenues resulting from a full year of operations at The Venetian Macao and the opening of the Plaza Macao. Net room revenues at the Plaza Macao were negatively impacted by a low occupancy rate due to the slow ramp-up of the property.

The following table summarizes the results of our room activity. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	For the year ended December 31,
	2007	2008	Percent Change
	(US$, except percentages and basis points)
The Venetian Macao
Gross room revenues (in millions)	63.4	200.6	216.5%
Average daily rate	221	226	2.3%
Occupancy rate	85.7%	85.3%	(0.4	)pts
Revenue per available room	190	193	1.6%
Plaza Macao
Gross room revenues (in millions)	—	3.7	—
Average daily rate	—	344	—
Occupancy rate	—	32.0%	—
Revenue per available room	—	110	—

Note:	Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Net food and beverage revenues for the year ended December 31, 2008 were US$54.3 million, an increase of US$26.2 million, or 93.2%, compared to US$28.1 million for the year ended December 31, 2007. The increase was primarily attributable to revenues resulting from a full year of operations at The Venetian Macao.

Mall revenues for the year ended December 31, 2008 were US$123.0 million, an increase of US$98.2 million, or 396.0%, compared to US$24.8 million for the year ended December 31, 2007. The increase was primarily attributable to revenues resulting from a full year of operations at The Grand Canal Shoppes at The Venetian Macao.

Net convention, ferry, retail and other revenues for the year ended December 31, 2008 were US$66.4 million, an increase of US$48.5 million, or 270.9%, compared to US$17.9 million for the year ended December 31, 2007. The increase was primarily attributable to revenues resulting from the expansion of our ferry operations as well as a full year of operations at The Venetian Macao.

Operating Expenses

Our operating expenses consisted of the following:

	For the year ended December 31,
	2007	2008	Percent Change
	(US$ in millions, except percentages)
Casino	1,238.0	1,875.4	51.5%
Rooms	13.1	32.2	145.8%
Food and beverage	25.6	47.0	83.8%
Mall	8.3	31.5	279.5%
Convention, ferry, retail and other	24.8	109.4	341.1%
Provision for doubtful accounts	1.2	15.0	1,150.0%
General and administrative expense	146.6	269.0	83.5%
Corporate expense	2.7	14.7	451.5%
Land lease expense	9.8	11.9	21.4%
Pre-opening expense	141.9	112.3	(20.8)%
Depreciation and amortization	104.0	268.2	157.8%
Loss on disposal of property and equipment	0.6	1.6	166.7%
Fair value losses on financial assets at fair value through profit or loss	0.6	0.0	(92.6)%
Net foreign exchange losses/(gains)	5.2	(29.2)	(661.5)%

Total operating expenses	1,722.3	2,759.3	60.2%

Operating expenses for the year ended December 31, 2008 were US$2,759.3 million, an increase of US$1,037.0 million, or 60.2%, compared to US$1,722.3 million for the year ended December 31, 2007. The increase in operating expenses was primarily attributable to a full year of operations at The Venetian Macao, the opening of the Plaza Macao and depreciation and amortization costs, as more fully described below.

Casino expenses for the year ended December 31, 2008 were US$1,875.4 million, an increase of US$637.4 million, or 51.5% compared to US$1,238.0 million for the year ended December 31, 2007. Casino expenses in connection with the opening of the Plaza Macao and the full year of operations of The Venetian Macao for the year ended December 31, 2008 were US$252.3 million (excluding gaming tax and gaming premium). Gaming tax and gaming premium increased by US$415.9 million due to related income from casino revenues.

Room expenses for the year ended December 31, 2008 were US$32.2 million, an increase of US$19.1 million, or 145.8%, compared to US$13.1 million for the year ended December 31, 2007. This

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

increase was primarily due to the expenses resulting from a full year of operations at The Venetian Macao and the opening of the Plaza Macao.

Food and beverage expenses for the year ended December 31, 2008 were US$47.0 million, an increase of US$21.4 million, or 83.8%, compared to US$25.6 million for the year ended December 31, 2007. This increase was due primarily to the expenses resulting from a full year of operations at The Venetian Macao and the opening of the Plaza Macao.

Mall expenses for the year ended December 31, 2008 were US$31.5 million, an increase of US$23.2 million, or 279.5%, compared to US$8.3 million for the year ended December 31, 2007. The increase was primarily attributable to mall expenses associated with a full year of operations at The Grand Canal Shoppes at The Venetian Macao.

Convention, ferry, retail and other expenses for the year ended December 31, 2008 were US$109.4 million, an increase of US$84.6 million, or 341.1%, compared to US$24.8 million for the year ended December 31, 2007. The increase was due primarily to US$46.8 million related to operations of our ferry service as well as US$37.8 million related to a full year of operations at The Venetian Macao.

Provision for doubtful accounts for the year ended December 31, 2008 was US$15.0 million, an increase of US$13.8 million, compared to US$1.2 million for the year ended December 31, 2007. The increase was the result of granting more advances to our premium players in connection with a full year of operations at The Venetian Macao.

General and administrative expenses for the year ended December 31, 2008 were US$269.0 million, an increase of US$122.4 million, or 83.5%, compared to US$146.6 million for the year ended December 31, 2007. The increase was primarily attributable to the full year of operations at The Venetian Macao and the commencement of operations at the Plaza Macao of US$112.0 million and US$9.1 million, respectively. These expenses were mitigated by our cost savings initiatives, which we initiated during the second quarter of 2008.

Corporate expense for the year ended December 31, 2008 was US$14.7 million, an increase of US$12.0 million compared to US$2.7 million for the year ended December 31, 2007. The increase was primarily due to increased payroll expenses as we were building our corporate infrastructure to support our planned growth.

Pre-opening expenses for the year ended December 31, 2008 were US$112.3 million, a decrease of US$29.6 million, or 20.8%, compared to US$141.9 million for the year ended December 31, 2007. Pre-opening expenses for the year ended December 31, 2008 were primarily related to the opening of the Plaza Macao, as well as activities related to our other Cotai Strip developments. Pre-opening expenses for the year ended December 31, 2007 were primarily related to the opening of The Venetian Macao.

Depreciation and amortization expense for the year ended December 31, 2008 was US$268.2 million, an increase of US$164.2 million, or 157.8%, compared to US$104.0 million for the year ended December 31, 2007. The increase was primarily attributable to US$132.3 million at The Venetian Macao and US$16.4 million at the Plaza Macao.

Net foreign exchange gains for the year ended December 31, 2008 were US$29.2 million, compared to net foreign exchange losses of US$5.2 million for the year ended December 31, 2007. The net foreign exchange gains and losses were primarily associated with U.S. dollar denominated debt held in Macau.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Adjusted EBITDAR

The following table summarizes information related to our segments:

	For the year ended December 31,
	2007	2008	Percent Change
	(US$ in millions, except percentages)
Sands Macao	374.1	214.4	(42.7)%
The Venetian Macao	144.7	497.2	243.6%
Plaza Macao	—	7.3	—
Ferry and other operations	(4.4)	(32.9)	(647.7)%

Total Adjusted EBITDAR	514.3	686.0	33.4%

Adjusted EBITDAR for the year ended December 31, 2008 was US$686.0 million, an increase of US$171.7 million, or 33.4%, compared to US$514.3 million for the year ended December 31, 2007. The increase was primarily attributable to a full year of operations at The Venetian Macao. This was partially offset by increased competition which impacted our Sands Macao operations and resulted in an increase in the commission rate for Gaming Promoters.

Interest Expense

The following table summarizes information related to interest expense:

	For the year ended December 31,
	2007	2008
	(US$ in millions)
Interest and other finance cost	196.0	205.2
Less—capitalized interest	(118.9)	(82.3)

Interest expense, net	77.0	122.9

Interest and other finance cost was US$205.2 million for the year ended December 31, 2008, an increase of US$9.2 million, or 4.7%, compared to US$196.0 million for the year ended December 31, 2007. This increase resulted from the substantial increase in our borrowings, which was partially offset by a decrease in interest rates. The decrease in capitalized interest was due primarily to the opening of The Venetian Macao in 2007 and the Plaza Macao in August 2008.

Profit for the Year

As a result of the foregoing, our profit decreased from US$196.1 million for the year ended December 31, 2007 to US$175.7 million for the year ended December 31, 2008.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net Revenues

Our net revenues consisted of the following:

	For the year ended December 31,
	2006	2007	Percent Change
	(US$ in millions, except percentages)
Casino	1,265.2	1,846.2	45.9%
Rooms	0.1	49.3	49,200.0%
Food and beverage	12.9	28.1	117.8%
Mall	—	24.8	—
Convention, ferry, retail and other	2.9	17.9	517.2%

Total net revenues	1,281.1	1,966.2	53.5%

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Net revenues were US$1,966.2 million for the year ended December 31, 2007, an increase of US$685.1 million, or 53.5%, compared to US$1,281.1 million for the year ended December 31, 2006. The increase in net revenues was due primarily to the opening of The Venetian Macao in August 2007. Overall, visitation to The Venetian Macao averaged almost 62,000 visitors per day in the quarter ended December 31, 2007, contributing to the increase in net revenues.

Net casino revenues for the year ended December 31, 2007 were US$1,846.2 million, an increase of US$581.0 million, or 45.9%, compared to US$1,265.2 million for the year ended December 31, 2006. The opening of The Venetian Macao in August 2007 contributed to an increase of US$549.3 million to net casino revenues, while the growth of our casino operations at the Sands Macao contributed to an increase of US$31.7 million. In particular, the opening of the hotel tower at the Sands Macao in September 2007, as well as the launch of various promotional programs, contributed to the increase.

The following table summarizes the results of our casino activity:

	For the year ended December 31,
	2006	2007	Percent Change
	(US$ in millions, except percentages and basis points)
The Venetian Macao
Total net casino revenues	—	549.3	—
Non-rolling chip table games drop	—	1,115.8	—
Non-rolling chip table games win percentage	—	17.3%	—
Rolling chip volume	—	17,071.5	—
Rolling chip win percentage	—	2.6%	—
Slot handle	—	490.1	—
Slot hold percentage	—	7.9%	—
Sands Macao
Total net casino revenues	1,265.2	1,296.9	2.5%
Non-rolling chip table games drop	4,178.7	3,525.6	(15.6)%
Non-rolling chip table games win percentage	18.6%	18.7%	0.1	pts
Rolling chip volume	17,115.0	26,325.3	53.8%
Rolling chip win percentage	3.2%	3.0%	(0.2	)pts
Slot handle	1,048.8	1,181.1	12.6%
Slot hold percentage	7.7%	6.9%	(0.8	)pts

Net room revenues for the year ended December 31, 2007 were US$49.3 million, an increase of US$49.2 million as compared to US$0.1 million for the year ended December 31, 2006. The increase was almost entirely attributable to revenues from The Venetian Macao, which opened in August 2007.

The following table summarizes the results of our room activity. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	For the year ended December 31,
	2006	2007	Percent Change
	(US$, except percentages)
The Venetian Macao
Gross room revenues (in millions)	—	63.4	—
Average daily rate	—	221	—
Occupancy rate	—	85.7%	—
Revenue per available room	—	190	—

Note:	Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Net food and beverage revenues for the year ended December 31, 2007 were US$28.1 million, an increase of US$15.2 million, or 117.8%, compared to US$12.9 million for the year ended December 31, 2006. The increase was primarily attributable to US$14.6 million in revenues from The Venetian Macao and an increase of US$0.6 million at the Sands Macao due to the increased number of visitors.

Mall revenues for the year ended December 31, 2007 were US$24.8 million generated by revenues from the opening of The Grand Canal Shoppes at The Venetian Macao.

Net convention, ferry, retail and other revenues for the year ended December 31, 2007 were US$17.9 million, an increase of US$15.0 million compared to US$2.9 million for the year ended December 31, 2006. The increase was primarily attributable to US$13.6 million related to conventions and entertainment productions at The Venetian Macao.

Operating Expenses

Our operating expenses consisted of the following:

	For the year ended December 31,
	2006	2007	Percent Change
	(US$ in millions, except percentages)
Casino	742.2	1,238.0	66.8%
Rooms	0.2	13.1	6,450.0%
Food and beverage	11.5	25.6	122.6%
Mall	—	8.3	—
Convention, ferry, retail and other	3.0	24.8	726.7%
Provision for doubtful accounts	0.4	1.2	200.0%
General and administrative expense	68.7	146.6	113.5%
Corporate expense	0.4	2.7	575.0%
Land lease expense	0.8	9.8	1,125.0%
Pre-opening expense	34.7	141.9	309.1%
Development expense	2.7	—	—
Depreciation and amortization	35.2	104.0	195.5%
Loss on disposal of property and equipment	1.9	0.6	(68.4%)
Fair value losses on financial assets at fair value through profit or loss	0.5	0.6	20.0%
Net foreign exchange losses	0.7	5.2	642.9%

Total operating expenses	902.8	1,722.3	90.8%

Operating expenses for the year ended December 31, 2007 were US$1,722.3 million, an increase of US$819.5 million, or 90.8%, compared to US$902.8 million for the year ended December 31, 2006. The increase in operating expenses was primarily attributable to expenses in connection with the opening of The Venetian Macao, pre-opening activities, and depreciation and amortization cost as more fully described below.

Casino expenses for the year ended December 31, 2007 were US$1,238.0 million, an increase of US$495.8 million, or 66.8%, compared to US$742.2 million for the year ended December 31, 2006. Casino expenses for the year ended December 31, 2007 were US$109.6 million (excluding gaming tax and gaming premium) at The Venetian Macao. Gaming tax and gaming premium contributed to an increase in expenses of US$322.1 million resulting from an increase in casino revenues. The remaining increase was primarily attributable to additional payroll expenses, special events expense and our rolling chip program at the Sands Macao.

Room expenses for the year ended December 31, 2007 were US$13.1 million, an increase of US$12.9 million, compared to US$0.2 million for the year ended December 31, 2006. This increase was almost entirely attributable to the opening of The Venetian Macao in August 2007.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Food and beverage expenses for the year ended December 31, 2007 were US$25.6 million, an increase of US$14.1 million, or 122.6%, compared to US$11.5 million for the year ended December 31, 2006. This increase was due primarily to the opening of The Venetian Macao in August 2007.

Mall expenses were US$8.3 million for the year ended December 31, 2007, which resulted from operations of The Grand Canal Shoppes at The Venetian Macao.

Convention, ferry, retail and other expenses for the year ended December 31, 2007 were US$24.8 million, an increase of US$21.8 million, compared to US$3.0 million for the year ended December 31, 2006. This increase was due primarily to convention, entertainment and other expenses attributable to the opening of The Venetian Macao in August 2007.

General and administrative expenses for the year ended December 31, 2007 were US$146.6 million, an increase of US$77.9 million, or 113.5%, compared to US$68.7 million for the year ended December 31, 2006. The increase was attributable to the growth of our operating business, particularly the opening of The Venetian Macao.

Pre-opening expenses for the year ended December 31, 2007 were US$141.9 million, an increase of US$107.2 million, or 309.1%, compared to US$34.7 million for the year ended December 31, 2006. Pre-opening expenses for the year ended December 31, 2007 were primarily related to the opening of The Venetian Macao and activities at our other Cotai Strip developments.

Depreciation and amortization expense for the year ended December 31, 2007 was US$104.0 million, an increase of US$68.8 million, or 195.5%, compared to US$35.2 million for the year ended December 31, 2006. The increase was due primarily to US$60.0 million related to the opening of The Venetian Macao and a full year of depreciation related to the Sands Macao podium expansion, which was placed into service in August 2006 and resulted in an increase of US$7.0 million.

Adjusted EBITDAR

The following table summarizes information related to our segments.

	For the year ended December 31,
	2006	2007	Percent Change
	(US$ in millions, except percentages)
Sands Macao	457.7	374.1	(18.3)%
The Venetian Macao	—	144.7	—
Ferry and other operations	—	(4.4)	—

Total Adjusted EBITDAR	457.7	514.3	12.4%

Adjusted EBITDAR for the year ended December 31, 2007 was US$514.3 million, an increase of US$56.6 million, or 12.4%, compared to US$457.7 million for the year ended December 31, 2006. The increase was primarily attributable to the opening of The Venetian Macao, partially offset by increased competition at the Sands Macao.

Interest Expense

The following table summarizes information related to interest expense on long-term debt:

	For the year ended December 31,
	2006	2007
	(US$ in millions)
Interest and other finance cost	84.4	196.0
Less—capitalized interest	(54.1)	(118.9)

Interest expense, net	30.3	77.0

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Interest and other finance cost was US$196.0 million for the year ended December 31, 2007, an increase of US$111.6 million, or 132.2%, compared to US$84.4 million for the year ended December 31, 2006. The increase is primarily the result of the substantial increase in our borrowings. Capitalized interest increased US$64.8 million, primarily related to the construction of The Venetian Macao.

Profit for the Year

As a result of the foregoing, our profit decreased from US$375.8 million for the year ended December 31, 2006 to US$196.1 million for the year ended December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

Historically, we have funded our operations through cash generated from our operations, our debt financings, as well as financial support from the LVS Group. Prior to [•], the LVS Group provided financial support for us in the form of equity contributions, payment of expenses through intercompany payables, shareholders’ loans and LVS’s confirmation that it would not demand our repayment of certain intercompany obligations owed to the LVS Group prior to the earlier of June 30, 2010 or upon completion of [•].

On September 4, 2009, our Company borrowed US$582.0 million from VVDI (II), representing the net proceeds received in connection with VVDI (II)’s issuance of the Bonds. The proceeds of US$582.0 million received by our Company were on-lent by our Company to certain members of our Group by way of intercompany loans in order to repay outstanding intercompany payables owed to certain members of the LVS Group, primarily related to the funding of construction for Parcels 5 and 6 and certain of its other ancillary operations.

As further described in “Future Plans,” upon completion of the [•], our Company will use [US$•] million of the net proceeds received in [•] to repay an additional portion of the shareholders’ loans and intercompany payables owed to the LVS Group, as required by the Listing Rules. The remaining HK$[•] million of the shareholders’ loans and intercompany payables owed to the LVS Group will be converted into equity contributions to our Company. In addition, concurrent with the completion of [•], our obligations under the intercompany shareholder’s loan will be satisfied by our Company through issuance of Shares directly to the Bondholders in connection with the mandatory and automatic exchange of the Bonds for Shares. Immediately upon the completion of [•], we will not have any shareholders’ loans or intercompany payables owed to the LVS Group, save in relation to certain intercompany trade payables to related companies. For further details, please see “Relationship with Our Controlling Shareholders—Independence from the LVS Group.” We use cash primarily for funding capital expenditures and operating costs. Our capital expenditures relate primarily to our Cotai Strip developments consisting of hotels, malls, MICE, gaming and entertainment facilities, and apart-hotels. In the future, we expect to incur significant additional capital expenditures, which we intend to fund through a combination of debt and equity financings, including the proceeds of [•], and internal resources (subject to the requirements of our existing financing arrangements). See “Future Plans.”

As of September 30, 2009, we had cash and cash equivalents of US$394.7 million and restricted cash of US$196.7 million. Except for our discussions to obtain potential supplemental financing for our development of Parcels 5 and 6, we currently have no material external debt financing plans for the next 12 months.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Cash Flows—Summary

Our cash flows consisted of the following:

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30,
	2006	2007	2008	2008	2009	2008	2009
	(US$ in millions)
Net cash generated from operating activities	478.0	269.6	256.2	204.0	282.6	77.5	243.0
Net cash used in investing activities	(1,595.3)	(1,454.8)	(1,918.0)	(895.9)	(244.5)	(645.0)	(117.6)
Net cash generated from/(used in) financing activities	1,237.5	1,346.3	1,637.4	747.9	(115.0)	554.8	(71.8)

Net increase/(decrease) in cash and cash equivalents	120.2	161.1	(24.4)	56.0	(76.8)	(12.6)	53.6

Cash and cash equivalents at beginning of the year/period	158.5	278.5	439.4	439.4	417.8	496.6	340.6
Effect of exchange rate on cash	(0.3)	(0.2)	2.8	1.2	(0.3)	0.3	0.5

Cash and cash equivalents at end of the year/period	278.5	439.4	417.8	496.6	340.6	484.2	394.7

Cash Flows—Operating Activities

We derive most of our operating cash flow from our casino, room and mall operations.

Net cash generated from operating activities for the three months ended September 30, 2009 was US$243.0 million, an increase of US$165.5 million as compared to US$77.5 million for the three months ended September 30, 2008. The increase in net cash generated from operating activities was primarily due to a decrease in trade and other receivables and an increase in profit before tax.

Net cash generated from operating activities for the six months ended June 30, 2009 was US$282.6 million, an increase of US$78.6 million as compared to US$204.0 million for the six months ended June 30, 2008. The increase in net cash generated from operating activities was primarily due to a decrease in trade and other receivables, partially offset by decreases in profit before tax and trade and other payables.

Net cash generated from operating activities for the year ended December 31, 2008 was US$256.2 million, a decrease of US$13.4 million as compared to US$269.6 million for the year ended December 31, 2007. The decrease in net cash generated from operating activities was primarily due to a decrease in profit before tax and higher trade and other receivables due primarily to the increase in our granting of casino credit during the year ended December 31, 2008, partially offset by lower levels of leasehold interest in land payments.

Net cash generated from operating activities for the year ended December 31, 2007 was US$269.6 million, a decrease of US$208.4 million as compared to US$478.0 million for the year ended December 31, 2006. The decrease in net cash generated from operating activities was primarily due to an increase in leasehold interest in land payments related to Parcels 1, 2 and 3 and the Sands Macao hotel tower expansion.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Cash Flows—Investing Activities

Net cash used in investing activities for the three months ended September 30, 2009 was US$117.6 million, which primarily consisted of capital expenditures and an increase in restricted cash. Capital expenditures amounted to US$93.2 million, including US$68.8 million for construction and development activities related to unopened areas and an apart-hotel tower in the Plaza Macao, which is anticipated to be branded and serviced by Four Seasons, and US$12.3 million for Parcels 5 and 6 of our Cotai Strip development. Restricted cash increased US$24.6 million during the three months ended September 30, 2009.

Net cash used in investing activities for the six months ended June 30, 2009 was US$244.5 million, which primarily consisted of capital expenditures and an increase in restricted cash. Capital expenditures amounted to US$210.2 million, including US$128.1 million for construction and development activities related to unopened areas and an apart-hotel tower in the Plaza Macao, US$53.6 million for Parcels 5 and 6 of our Cotai Strip development, and US$28.5 million for other properties and our other Cotai Strip developments. Restricted cash increased US$48.0 million during the six months ended June 30, 2009.

Net cash used in investing activities for the year ended December 31, 2008 was US$1,918.0 million, which primarily consisted of capital expenditures and an increase in restricted cash, partially offset by the settlement of notes receivable. Capital expenditures amounted to US$1,997.8 million, including US$959.1 million for construction and development activities related to Parcels 5 and 6 of our Cotai Strip development, US$503.2 million for the Plaza Macao, US$198.3 million related to our ferry operations, and US$337.2 million for other properties and our other Cotai Strip developments. Restricted cash increased US$64.5 million during the year ended December 31, 2008. Cash generated from investing activities included US$140.5 million in settlement of notes receivable from the LVS Group.

Net cash used in investing activities for the year ended December 31, 2007 was US$1,454.8 million, which primarily consisted of capital expenditures, partially offset by a decrease in restricted cash. Capital expenditures amounted to US$1,736.2 million, including US$880.1 million for construction and development activities related to The Venetian Macao and US$856.1 million for the Plaza Macao and our other Cotai Strip developments. Additionally, net cash used in investing activities included a net increase of US$149.2 million in notes receivables from the LVS Group. Restricted cash decreased US$406.0 million during the year ended December 31, 2007.

Net cash used in investing activities for the year ended December 31, 2006 was US$1,595.3 million, which primarily consisted of capital expenditures and an increase in restricted cash. Capital expenditures amounted to US$1,157.3 million, including US$908.0 million for construction and development activities related to The Venetian Macao and US$249.3 million for the Sands Macao and our other Cotai Strip developments. Restricted cash increased US$465.8 million during the year ended December 31, 2006.

Cash Flows—Financing Activities

For the three months ended September 30, 2009, net cash flows used in financing activities were US$71.8 million, primarily attributable to US$12.5 million in net repayments under our credit facilities, interest paid of US$38.2 million and financing cost paid of US$21.9 million. The Group borrowed US$582.0 million from the LVS Group on September 4, 2009, and repaid outstanding intercompany payables owed by certain members of our Group to the LVS Group.

For the six months ended June 30, 2009, net cash flows used in financing activities were US$115.0 million, primarily attributable to US$127.7 million in net repayments under our credit facilities and interest paid of US$48.8 million, partially offset by proceeds from the LVS Group of US$62.3 million.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

For the year ended December 31, 2008, net cash flows generated from financing activities were US$1,637.4 million, primarily attributable to proceeds from the LVS Group of US$1,163.8 million and borrowings of US$453.7 million under the Macau Credit Facility and US$218.6 million under the Ferry Financing Facility, partially offset by interest paid of US$192.6 million.

For the year ended December 31, 2007, net cash flows generated from financing activities were US$1,346.3 million, primarily attributable to borrowings of US$1,551.0 million under the Macau Credit Facility, partially offset by interest paid of US$181.0 million.

For the year ended December 31, 2006, net cash flows generated from financing activities were US$1,237.5 million, primarily attributable to net borrowings of US$1,250.0 million, partially offset by interest paid of US$74.8 million and payments of deferred financing costs of US$41.2 million.

CAPITAL EXPENDITURES

Capital expenditures were used primarily for new projects, and to renovate, upgrade and maintain existing properties. Set forth below is historical information on our capital expenditures, excluding capitalized interest and construction payables:

	For the year ended December 31,			For the six months ended June 30,		For the three months ended September 30, 2009
	2006	2007	2008	2008	2009
	(US$ in millions)
The Venetian Macao	908.0	880.1	193.7	64.4	7.8	3.9
Sands Macao	98.6	120.0	38.8	23.3	4.7	0.8
Plaza Macao	69.3	279.2	503.2	343.5	128.1	68.8
Ferry Operations	—	34.1	198.3	146.6	14.8	7.2
Parcels 5 and 6	80.8	391.5	959.1	364.4	53.6	12.3
Other	0.6	31.3	104.7	79.0	1.1	0.1

Total capital expenditures	1,157.3	1,736.2	1,997.8	1,021.2	210.2	93.2

Our capital expenditure plans are significant. We plan to restart construction once we have sufficient funds necessary to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with [• ], together with project financing of up to US$1.75 billion that we are currently seeking to obtain from a group of lenders and, to the extent necessary, cash flow from existing and future operations. As of the Latest Practicable Date, we have received aggregate commitments for project financing in the amount of US$1.45 billion from commercial banks and other financial institutions, including from [•], towards the targeted US$1.75 billion of total project financing that we are seeking. Once we recommence construction, we estimate that it will take approximately 18 months to complete construction of Phase I and another 6 months thereafter to complete the internal fit-out of the additional Sheraton hotel tower in Phase II. We will commence construction of Phase III at a future date as demand and market conditions warrant. As of September 30, 2009, we capitalized construction costs of US$1,725.4 million on the development of Parcels 5 and 6 and, if supplemental financing is obtained, we expect to spend an additional US$2.2 billion to complete Phases I and II. We intend to fund our capital expenditure plans through a combination of debt and equity financings and internal resources.

These investment plans are preliminary and subject to change based upon the execution of our business plan, the progress of our capital projects, market conditions and outlook on future business conditions.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

COMMITMENTS AND CONTINGENT LIABILITIES

Capital Commitments

Our capital commitments are set forth below:

	As of December 31,			As of June 30, 2009	As of September 30, 2009
	2006	2007	2008
	(US$ in millions)
Property and equipment
Contracted but not provided for	783.9	1,755.5	1,422.1	289.0	229.2
Authorized but not contracted for	3,493.1	8,408.0	6,296.9	1,898.3	1,893.9

	4,277.0	10,163.5	7,719.0	2,187.3	2,123.1

As of June 30, 2009, we had capital commitments of US$2,187.3 million relating to our completed and on-going development projects, which consisted of construction costs, consultancy costs, other capitalized costs and operating capital expenditures. The capital commitments for The Venetian Macao, the Plaza Macao, Parcels 5 and 6, and other properties, including Parcels 3, 7 and 8, are US$9.6 million, US$115.4 million, US$2,004.8 million and US$57.5 million, respectively. As of September 30, 2009, we had capital commitments of US$2,123.1 million relating to our completed and on-going development projects. The capital commitments for The Venetian Macao, the Plaza Macao, Parcels 5 and 6, and other properties, including Parcels 3, 7 and 8, are US$3.2 million, US$73.2 million, US$1,994.7 million and US$52.0 million, respectively.

Litigation

We have contingent liabilities in respect of legal claims arising in the ordinary course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel and considered that no significant loss will be incurred beyond the amounts provided as of June 30, 2009. Actual results could differ from these estimates; however, in the opinion of management, it is not anticipated that any material liabilities will arise from the contingent liabilities.

WORKING CAPITAL

As of September 30, 2009, being the latest practicable date for the purpose of this working capital statement, we had net current liabilities as follows:

As of September 30, 2009
(unaudited)

(US$ in millions)
Current assets
Inventories	9.9
Trade and other receivables, net	268.6
Restricted cash	196.7
Cash and cash equivalents	394.7

Total current assets	869.9

Current liabilities
Trade and other payable	1,414.0
Current income tax liabilities	0.3
Borrowings	87.9

Total current liabilities	1,502.1

Net current liabilities	(632.3)

Taking into account the financial resources available to our Group, including our internally generated funds, available credit facilities and the estimated net proceeds from [•], along with our plan

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

to restart construction of Parcels 5 and 6 only when supplemental financing is secured, our Directors are of the opinion that we have sufficient working capital for our present requirements for at least the next 12 months from the date of this Document.

DESCRIPTION OF MATERIAL INDEBTEDNESS

To fund our existing projects and to finance our working capital requirements, we and our subsidiaries have entered into loan agreements with various financial institutions. We set forth below a summary of the material terms and conditions of these loans.

Macau Credit Facility

Our indirect subsidiaries, VML US Finance LLC, as Borrower, and VML, as guarantor, entered into the Macau Credit Facility dated May 25, 2006 with a syndicate of lenders, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets, Inc. as co-syndication agents, joint lead arrangers and joint bookrunners, The Bank of Nova Scotia, as administrative agent, and Banco Nacional Ultramarino, S.A. and Sumitomo Mitsui Banking Corporation, as co-documentation agents, as amended on March 5, 2007 and August 12, 2009, respectively. The Macau Credit Facility is guaranteed by VML and certain of its subsidiaries designated as restricted subsidiaries (collectively, the “Guarantors”). The Borrower’s obligations under the Macau Credit Facility and the guarantees of the Guarantors are secured by a first priority security interest in a substantial portion of the Borrower’s and Guarantors’ assets, other than capital stock, assets securing permitted furniture, fixtures and equipment financings, VML’s Subconcession and certain other assets. The Macau Credit Facility consists of three tranches: (i) the Term B Loans, consisting of the Funded Term B Loans, which was a single borrowing at the date of the closing of the Macau Credit Facility on May 25, 2006 and funded on May 26, 2006, and the Delayed Draw Term B Loans, which were available to the Borrower for a period of 12 months following the date of the closing and were fully drawn on May 29, 2007 (the next business day succeeding the 12-month anniversary of the date of the closing); (ii) the Local Term Loans and (iii) the Revolving Loans.

Concurrently with the Macau Credit Facility, LVS, as sponsor, entered into a sponsor agreement (the “Sponsor Agreement”) with The Bank of Nova Scotia on May 25, 2006. The material obligations of LVS under the Sponsor Agreement are: (i) to comply with, and cause its subsidiaries, other than those directly subject to the covenants of the Macau Credit Facility, to comply with the Subconcession Contract and any of our land concession contracts and not take any action inconsistent with the terms of the Subconcession Contract or any of our land concession contracts; (ii) to promptly notify the arrangers and agents under the Macau Credit Facility of any circumstances which could reasonably be expected to cause a failure by LVS or any of its subsidiaries, other than those directly subject to the covenants of the Macau Credit Facility, to maintain proper qualifications, or cause a default under, the Subconcession Contract or any of our land concession contracts; (iii) not to, and cause its subsidiaries other than those directly subject to the covenants of the Macau Credit Facility, not to, modify, restate or alter the Usufruct Agreement unless required by the laws of the MSAR; (iv) to restrict VVDIL from incurring any indebtedness, creating liens or disposing of its equity interest in VML or any of VML’s subsidiaries; and (v) not to, and cause its subsidiaries, other than those directly subject to the covenants of the Macau Credit Facility, not to, transfer, sell, pledge, grant security or otherwise dispose of any equity interests owned by any of them in violation of the Subconcession Contract or any of our land concession contracts.

Amendments on August 12, 2009

The Macau Credit Facility contained certain change of control provisions and events of default related thereto that would have prevented us from pursuing the [•]. We therefore initiated discussions with our lenders to amend these provisions. While doing so, we took the opportunity to amend certain other covenants to improve our liquidity position and enhance our financing flexibility going forward. On August 12, 2009, the Macau Credit Facility was amended to:

•	amend the definition of change of control to permit the [•], provided that upon consummation of the [•], all tranches of loans under the Macau Credit Facility will be permanently repaid on a pro

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

rata basis by US$500.0 million (repayments of outstanding revolving loans will also serve to permanently reduce the corresponding commitments by such repayment amount);

•	change the maximum consolidated total debt to consolidated adjusted EBITDA (each as defined in the Macau Credit Facility) ratio (the “consolidated leverage ratio”) to the levels described below;

•

amend the definition of consolidated adjusted EBITDA to allow for the add-back of certain annualized cost savings that have already been realized, but not fully reflected in consolidated adjusted EBITDA (as defined in the Macau Credit Facility) for the applicable prior 12 month period;

•

provide for the ability to issue up to US$1,000.0 million of first lien secured bonds that are secured pari passu with the Macau Credit Facility, so long as the net proceeds are used to first repay the term loan tranches under the Macau Credit Facility on a pro rata basis with any remainder to repay the revolving loans;

•

provide for the ability to issue up to US$500.0 million of second lien or unsecured bonds, the net proceeds of which can be used for the development of Parcels 5 and 6, provided, that (1) the pro forma consolidated leverage ratio shall not be greater than 3.00 to 1.00, and (2) the maturity date of, and the date any installment of principal is due on, such bonds is after the latest maturity date of any loan under the Macau Credit Facility; and

•

provide for the ability to add a new revolver tranche (the “Delayed Start Revolving Loans”) to the Macau Credit Facility, which would be effective as of, or within one year after the existing revolver maturity date of, May 2011, subject to certain conditions and the willingness of lenders to provide such financing.

Outstanding Amounts

As of September 30, 2009, all loans under the Macau Credit Facility were fully drawn, except for approximately US$129.7 million currently available under the Revolving Loans (including approximately US$6.6 million committed by Lehman Commercial Paper Inc., which we are no longer able to draw upon in the future). As of June 30, 2009, the aggregate outstanding principal amounts drawn under the Macau Credit Facility were:

•	US$94.3 million under the Local Term Loans;

•	US$2,493.8 million under the Term B Loans; and

•	US$570.3 million under the Revolving Loans.

As of the Latest Practicable Date, the total amount of facilities drawn down by the Group from Lehman Commercial Paper Inc. was US$34.9 million, which consisted of (i) US$14.6 million of the outstanding Funded Term B Loans; (ii) US$11.5 million of the outstanding Delayed Draw Term B Loans; and (iii) US$8.8 million of the outstanding Revolving Loans. The inability of Lehman Commercial Paper Inc. to fund its US$6.6 million commitment under our Revolving Loans has had no impact on the timing of repayments of amounts which we borrowed from Lehman Commercial Paper Inc. Our repayments, including any repayments to Lehman, will be made in accordance with the standard repayment terms set forth in the Macau Credit Facility.

Interest Rate

Borrowings under the Macau Credit Facility bear interest, at the Borrower’s option, at either an adjusted Eurodollar rate (or, in the case of the Local Term Loans, adjusted HIBOR) plus a credit spread or at a base rate (which is the higher of (a) the U.S. Dollar prime lending rate announced by the New York office of the administrative agent, with respect to the U.S. Dollar denominated loans; and the Hong Kong Dollar generally applicable prime lending rate announced by the Hong Kong office of the administrative agent, with respect to the Hong Kong dollar or pataca denominated loans, or (b) the rate

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

which is a half of 1.0% in excess of the federal funds effective rate published by the Federal Reserve Bank of New York) plus a credit spread. The credit spread prior to the amendment on August 12, 2009 was 1.25% per annum for loans accruing interest at a base rate, 2.25% per annum for Revolving Loans or Term B Loans accruing interest at an adjusted Eurodollar rate, and 2.25% per annum for Local Term Loans accruing interest at an adjusted HIBOR. As a result of the amendment on August 12, 2009, the credit spread was increased to 5.5% per annum for loans accruing interest at the adjusted Eurodollar rate and adjusted HIBOR, and 4.5% per annum for loans accruing interest at the base rate until the repayment of US$500.0 million aggregate principal amount of the loans under the Macau Credit Facility to the lenders following the completion of [•], and 4.5% per annum thereafter for loans accruing interest at the adjusted Eurodollar rate and adjusted HIBOR, and 3.5% per annum thereafter for loans accruing interest at the base rate. With respect to the Local Term Loans and the Revolving Loans, these credit spreads will be adjusted depending on a consolidated leverage ratio.

Maturity and Repayment

Local Term Loans.    The principal payments on the Local Term Loans of 6.25% of the initial aggregate principal amount, or US$6.25 million, are required to be made in installments on a quarterly basis and commenced in July 2009. The remainder of the loans shall be due in four equal installments on the final three interest payment dates and on the maturity date, which is May 2011.

Term B Loans.    The principal payments on the Term B Loans in an amount of US$6.25 million, equal to 0.25% of the initial aggregate principal amount of the outstanding Term B Loans, are required to be made in installments on each interest payment date for Term Loans and commenced in June 2009. The remainder of the loans shall be due in four equal installments on the final three interest payment dates and on the applicable maturity date, which is May 2012 for the Term B Delayed Draw Loans or May 2013 for the Term B Funded Loans.

Revolving Loans.    The Revolving Loans shall be due on May 2011, provided that prior to or after the maturity date of the Revolving Loans, the Borrower may by written notice to the syndication agent and the administrative agent elect to request the commitment of Delayed Start Revolving Loans in an aggregate amount of the then outstanding commitment of Revolving Loans, which shall then become effective from or within one year after the maturity date of the Revolving Loans, subject to the lenders’ willingness to provide financing and certain other conditions such as the absence of an event of default.

Prepayments

The Borrower may repay the loans at any time in whole or in part (subject to certain minimum amounts if prepaid in part) upon one or five (depending on the type of underlying rates) business days’ prior notice. In addition, the Macau Credit Facility requires the Borrower to make mandatory prepayments of the loans with certain funds, including:

•	the proceeds of asset sales, subject to certain reinvestment rights;

•	insurance proceeds from casualty events, subject to certain reinvestment rights;

•	indebtedness, except for certain indebtedness permitted under the Macau Credit Facility; and

•	a portion of excess cash flow, subject to certain timing and other conditions.

Covenants

Following the amendment on August 12, 2009, the Macau Credit Facility includes the following material financial covenants:

(i)	a consolidated adjusted EBITDA to consolidated interest expense ratio (“consolidated interest coverage ratio”) for any relevant quarter period, each being three months ending

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

March 31, June 30, September 30 and December 31 in each year (the “fiscal quarter”), of not less than 4.00:1.00; and

(ii)	a consolidated leverage ratio of not more than:

•	4.50 to 1.00 for the fiscal quarters ending September 30, 2009 and December 31, 2009;

•	4.00 to 1.00 for the fiscal quarters ending March 31, 2010 and June 30, 2010;

•	3.50 to 1.00 for the fiscal quarters ending September 30, 2010 and December 31, 2010;

•	3.00 to 1.00 for any fiscal quarter ending after December 31, 2010.

The restricted subsidiaries are certain subsidiaries of VML, including VCL, Venetian Macau Finance Company and V-HK Services Limited. The excluded subsidiaries (“Excluded Subsidiaries”) comprise all other subsidiaries of VML, including Venetian Orient Limited, which holds interests in the Cotai Strip development on Parcels 5 and 6, and its subsidiaries. The Macau Credit Facility contains the following additional material covenants, which apply to the Borrower, VML and the restricted subsidiaries:

(i)	limitations on incurrence of indebtedness, subject to, among others, the following material exceptions: (a) unsecured indebtedness up to an aggregate principal amount of US$100.0 million provided that if the consolidated leverage ratio is less than 3.00 to 1.00 after giving effect to such unsecured indebtedness, such indebtedness shall be unlimited, provided further that no installment of principal of such indebtedness shall mature earlier than May 2014; (b) unsecured indebtedness up to an aggregate principal amount of US$50.0 million the proceeds of which are used to finance investments in Excluded Subsidiaries, provided that no installment of principal of such indebtedness shall mature earlier than May 2014; (c) indebtedness corresponding to the contingent obligations permitted under the Macau Credit Facility; (d) subordinated intercompany indebtedness owed to the Borrower, VML or the restricted subsidiaries; (e) intercompany indebtedness constituting an investment under the Macau Credit Facility; (f) indebtedness constituting shareholder subordinated indebtedness incurred for the purpose of contributing to consolidated adjusted EBITDA; (g) indebtedness incurred solely in respect of (x) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances in the ordinary course of business in order to provide security for certain purposes designated therein and (y) bonds securing the performance of judgments or a stay of process in proceedings; provided that all such indebtedness does not exceed an aggregate principal outstanding amount of US$125.0 million and the incurrence of such indebtedness does not result in the incurrence of any obligation for the payment of borrowed money of others; (h) unsecured indebtedness in connection with VML’s acquisition of constructions on Parcels 3, 7 and 8 in an aggregate amount no more than US$50.0 million; (i) indebtedness for the purpose of financing or refinancing the purchase price or cost of construction, installation and/or improvement of property in an aggregate amount no more than US$50.0 million plus refinancing fees; (j) indebtedness associated with any guarantees of payments required to be made to the Macau Government under VML’s Subconcession and the land concession; (k) indebtedness incurred for the purpose of hedging currency or commodity risks; (l) other subordinated indebtedness permitted under the Macau Credit Facility; (m) indebtedness for the financing of furniture, fixture and equipment in an aggregate amount no more than US$350.0 million; and (n) other unsecured indebtedness up to an aggregate principal amount of US$50.0 million, provided that no installment of principal of such indebtedness shall mature earlier than May 2014;

(ii)	limitations on liens or pledges;

(iii)	limitations on investments, joint ventures or the formation of subsidiaries, subject to, among others, the following material exceptions: (a) investments in cash equivalents;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

(b) investments in VML, the Borrower or any restricted subsidiary; (c) investments resulting from an asset swap; (d) investments in the development and construction of hotel resorts in Parcels 5 and 6 in an aggregate principal amount of no more than US$800 million; (e) investments in the Excluded Subsidiaries consisting of (i) cash and cash equivalents of up to US$100.0 million in the aggregate and (ii) guarantees of up to US$200.0 million in the aggregate of indebtedness of any Excluded Subsidiary or joint venture, provided that the consolidated leverage ratio is less than 3.00 to 1.00; (f) other investments in Excluded Subsidiaries of no more than US$50.0 million in the aggregate; (g) reinvestments in Excluded Subsidiaries of the cash flows received from the Excluded Subsidiaries; (h) other investments of no more than US$50.0 million in the aggregate and (i) investments of up to US$200.0 million in the aggregate in Excluded Subsidiaries developing projects on Parcels 3, 7 and 8;

(iv)	limitations on payments of dividends, distributions or other forms of redemption, retirements or similar payments by VML, pursuant to which VML is permitted to pay dividends on its common stock (a) in an amount of up to US$300.0 million in the aggregate in any fiscal year if, after giving effect to such payment, the consolidated leverage ratio is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00, and (b) in an unlimited amount if the consolidated leverage ratio is less than 2.50 to 1.00 after giving effect to such payment;

(v)	limitations on change of control, merger, consolidation, liquidation or asset sales pursuant to which a change of control would occur, if, (a) LVS ceases to directly or indirectly own at least 50.1% of our Shares, subject to any mandatory minority shareholder requirement in Macau, (b) Mr. Sheldon Adelson and his affiliates or related parties cease to beneficially own at least 35.0% of the voting securities of LVS, (c) any person or group of related persons beneficially own a greater percentage of the voting securities of LVS than Mr. Sheldon Adelson and/or his affiliates and related parties, or (d) a change of control occurs under instruments of indebtedness of LVS, Las Vegas Sands, LLC or Venetian Casino Resorts, LLC where the amount of indebtedness recorded in such instrument is in excess of US$75.0 million;

(vi)	limitations on the disposal of subsidiary stock;

(vii)	limitations on the incurrence of consolidated capital maintenance expenditures in any fiscal year of no more than US$105.0 million if the consolidated leverage ratio is greater than 4.00 to 1.00, US$155.0 million if the consolidated leverage ratio is less than 4.00 to 1.00 but greater than 3.00 to 1.00 and US$205.0 million if the consolidated leverage ratio is less than 3.00 to 1.00 but greater than 2.50 to 1.00, provided that these limitations do not apply if the consolidated leverage ratio is less than 2.50 to 1:00; provided further that these limitations are subject to adjustments when we open additional properties; and

(viii)	limitations on substantial changes to the general nature of our business.

Any breach of these covenants could, subject to notice and applicable grace periods, result in an event of default under the Macau Credit Facility which would permit the lenders to accelerate any and all loans outstanding under the Macau Credit Facility.

Events of Default

The Macau Credit Facility contains events of default customary for such financings, including but not limited to non-payment of principal, interest, fees or other amounts when due; breach of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change of control; dissolution; insolvency; bankruptcy events; material judgments; actual or asserted invalidity of the guarantees or security documents; and the loss of the Subconcession and certain land concessions. In addition, the following will constitute events of default under the Macau Credit Facility:

(i)	involuntary or voluntary bankruptcy or insolvency of LVS, one of our Controlling Shareholders;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

(ii)	a change of control event including any sale, pledge or transfer of securities by Sheldon G. Adelson pursuant to which (a) Mr. Adelson and/or his affiliates or related parties ceases to own at least 35.0% of voting securities of LVS, (b) any person or group of related persons owns a greater percentage of the voting securities than Mr. Adelson and/or his affiliates or related parties, or (c) LVS ceases to own, either directly or indirectly, (x) prior to the occurrence of a permitted equity sale, 100% of the common equity interests of VML and (y) following the occurrence of a permitted equity sale, 50.1% of the common equity interests of the VML, subject, in each case, to the Usufruct Agreement and any mandatory minority shareholder requirements in Macau;

(iii)	a change of control (as defined in other debt instruments where the amount of indebtedness recorded in such instrument is in excess of US$75.0 million) of any of LVS, Las Vegas Sands, LLC, Venetian Casino Resort, LLC, the Borrower, VML or any restricted subsidiary has occurred; or

(iv)	LVS contests the validity or enforceability of the Sponsor Agreement or LVS breaches the Sponsor Agreement.

If such events of default were to occur, our payment obligations under the Macau Credit Facility may immediately become due and payable to the lenders. Some of these events of default allow for grace periods and are subject to materiality thresholds.

Compliance with Financial Covenants

The following table sets forth our financial ratios as of June 30, 2009 and as of September 30, 2009:

Financial Ratios	Ratio requirement as of June 30, 2009	As of June 30, 2009	Ratio requirement as of September 30, 2009	As of September 30, 2009
Consolidated interest coverage ratio	Not less than 3.50	5.73	Not less than 4.00	6.47
Consolidated leverage ratio	Not more than 4.00	3.83	Not more than 4.50	3.48

Ferry Financing Facility

Our indirect subsidiary, Cotai Ferry Company Limited (“Cotai Ferry,” formally known as Cotai Waterjets (Macau) Ltd), as borrower, and Banco Nacional Ultramarino S.A. (“BNU”), as lender, entered into a HK$1,209.0 million (US$156.0 million) dual currency term secured facility agreement dated January 17, 2008. The purpose of the Ferry Financing Facility was to finance the purchase of ten ferries, which are respectively owned by ten ferry companies that are subsidiaries of our Group.

As with the Macau Credit Facility, the Ferry Financing Facility contained certain change of control provisions that would have prevented us from pursuing [•]. We therefore initiated discussions with our lenders to amend these provisions. While doing so, we took the opportunity to work with our lenders to remove all financial covenants set forth in the Ferry Financing Facility. We also amended the change of control provisions to conform with the change of control amendments to the Macau Credit Facility and shortened the maturity of the Ferry Financing Facility by 1.5 years. We believe these amendments, which took effect on August 20, 2009, will improve our liquidity position going forward. See “—Covenants.”

Utilization

Cotai Ferry was able to draw down the Ferry Financing Facility within an 18-month availability period beginning from the date of the Ferry Financing Facility by submitting a duly completed utilization

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

report each time Cotai Ferry wanted to draw down a loan. The Ferry Financing Facility provided that the proceeds from the Ferry Financing Facility were to be used to fund the costs incurred by the ferry companies in relation to the purchase of the ferries including progress payments as well as costs incidental to the acquisition of the ferries. Cotai Ferry’s obligations under the Ferry Financing Facility were secured by the ten ferries purchased and were also guaranteed by VML and each of the ferry companies (collectively “Ferry Guarantors”).

Interest Rate

As a result of entering into the addendum to the Ferry Financing Facility dated August 20, 2009, loans under the Ferry Financing Facility now bear interest at HIBOR plus 2.5% if the loans are made in Hong Kong dollars, or LIBOR plus 2.5% if the loans are made in U.S. dollars. Cotai Ferry may select all interest payment period of one, two or three months, and it must pay the accrued interest on the last day of such interest period.

Maturity and Repayment

The Ferry Financing Facility matures in December 2015 and Cotai Ferry is required to make repayments in 26 equal quarterly installments of principal and accrued interest then due commencing in October 2009.

Prepayment

Cotai Ferry may prepay the loans at any time in whole or in part by giving not less than five business days prior notice. If a ferry is lost through destruction, compulsory acquisition by any government, hijacking or theft (“Total Loss”), Cotai Ferry is required to prepay all principal amounts outstanding under the Ferry Financing Facility on a pro rata basis in relation to that ferry upon the earlier of receipt of the insurance proceeds for the ferry and 180 days after the date of the Total Loss. Cotai Ferry is also required to apply all liquidated damages and all insurance proceeds it receives in excess of US$1.0 million to the principal amounts outstanding under the Ferry Financing Facility.

Indemnity and Events of Default

Cotai Ferry is required to indemnify BNU and the trustees under the Ferry Financing Facility (the “Finance Parties”) against any cost, loss or liability incurred as a result of the occurrence of certain events, including but not limited to the following:

•	the occurrence of an event of default;

•	the information produced by Cotai Ferry or any of the Ferry Guarantors being misleading or deceptive in any respect; and

•	any enquiry, investigation or litigation with respect to any of Cotai Ferry or the Ferry Guarantors.

Cotai Ferry is also required to indemnify the Finance Parties against any costs incurred by such Finance Parties as a result of the compliance of any law or regulation made after the date of the Ferry Financing Facility, as well as costs arising out of the currency conversion of any sum paid to the Finance Parties.

The Ferry Financing Facility contains events of default customary for such financings, including but not limited to non-payment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change of control in respect of Cotai Ferry or each of the Ferry Guarantors; dissolution; insolvency; bankruptcy events; material judgments; and actual or asserted invalidity of the guarantees or security documents. In addition, an event of default would occur if VML failed to perform its material obligations under the guarantee, if such guarantee

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

becomes unlawful or if there is a material adverse change with respect to the business or financial condition of Cotai Ferry. Cotai Ferry’s loss of the right to provide ferry services would result in an event of default only if Cotai Ferry failed to secure new rights to provide ferry services after six months of the loss of the right (known as a “discussion period”), during which we are afforded the opportunity to seek a new arrangement that would allow us to resume the provision of ferry services. Based on the advice of our Macau legal advisor, we believe that, should Cotai Ferry lose its rights under its current ferry agreement, the risk of not securing renewed rights within six months of such loss would be remote. Our Macau legal advisor has advised us that even if there is an unfavorable court decision, the Macau Government could opt to undertake the following measures: (i) use existing legal prerogatives entitling the Macau Government not to execute an unfavorable judgment of the court if it is deemed to be contrary to the public interest; and/or (ii) start a public tender process to avoid any of the illegalities alleged in the court proceeding. If the Macau Government exercises its legal prerogative to not execute the court’s judgment and commences a public tender process, we would be allowed to continue ferry operations until such time when the right to operate the ferries is secured. Furthermore, if the Macau Government were to start a public tender process, Cotai Ferry would not be barred from reapplying for rights to provide ferry services in the public tender. Although we are unable to speculate as to what actions the Macau Government will ultimately undertake, we and our Macau counsel believe that there are sufficient options available to us to resecure the ferry agreement should the ferry litigation yield an unfavorable outcome. See “Risk Factors—Risk Relating to Our Cotai Strip Development.”

Upon the occurrence of an event of default, BNU may cancel the Ferry Financing Facility and accelerate the repayment of the outstanding loans and interest, which would require us to repay such amounts with cash-on-hand or to seek any necessary refinancing to repay such amount.

Covenants

As a result of entering into the addendum to the Ferry Financing Facility, dated August 20, 2009, Cotai Ferry is no longer required to comply with any financial covenants.

Accordion Option

The Ferry Financing Facility contained an option pursuant to which Cotai Ferry was permitted to request an increase in the total Ferry Financing Facility available to Cotai Ferry by an additional HK$1,209.0 million (US$156.0 million) to fund the purchase of ten additional ferries (the “Accordion Option”). In July 2008, Cotai Ferry exercised the Accordion Option, with respect to the purchase of four additional ferries, and entered into a supplement to the Ferry Financing Facility with Bank of China Ltd, Macau Branch that increased the Ferry Financing Facility by an additional HK$561.6 million (US$72.5 million). The supplemental credit facility is secured by all ferries and guaranteed by the Ferry Guarantors and additional ferry companies.

Outstanding Amounts

As of September 30, 2009, all loans under the Ferry Financing Facility were fully drawn with an aggregate outstanding principal amount of US$228.5 million.

Motor Vehicle Facility

In March 2008, VML entered into a loan agreement with BNU to borrow MOP200.9 million (US$25.1 million) for the purposes of financing the purchase of certain motor vehicles (the “Motor Vehicle Facility”). The Motor Vehicle Facility is available for draw down until December 31, 2010 and any amount undrawn at the expiry of this period will be cancelled. Loans under the Motor Vehicle Facility bear interest at three-month HIBOR plus 2.25% and interest payment is made quarterly beginning at the end of the first draw down. The Motor Vehicle Facility matures in December 2011 and the repayment of outstanding loans is to be made in four equal installments between March 2011 and December 2011. The Motor Vehicle Facility is secured by all the motor vehicles purchased with the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

loan granted under the Motor Vehicle Facility. BNU may accelerate the repayment of any outstanding loans under the Motor Vehicle Facility if an event of default occurs with respect to VML and is not remedied within 30 days. An event of default includes insolvency, a breach of material obligations under the Motor Vehicle Facility by VML, a material adverse change occurs in respect of the financial conditions of VML, suspension or termination of VML’s core business and actual or threatened legal proceedings against VML. As of September 30, 2009, the aggregate outstanding principal amount drawn under the Motor Vehicle Facility was US$11.0 million.

During the Track Record Period and as of the Latest Practicable Date, our Group has not experienced any delay in the payment of principal or interest or any non-compliance with the original or amended terms and conditions of the Macau Credit Facility, Ferry Financing Facility and Motor Vehicle Facility, including any financial covenants. Other than the amendments to the Macau Credit Facility and the Ferry Financing Facility, as of the Latest Practicable Date, our Group has not entered into any negotiations for changes in repayment schedules or other major terms of these facilities.

As at the Latest Practicable Date, the LVS Group has not provided any security and/or guarantee on our Group’s borrowings.

AGGREGATE INDEBTEDNESS AND OTHER KNOWN CONTRACTUAL OBLIGATIONS

Our Group’s borrowings are summarized as follows:

	As of December 31,			As of June 30, 2009	As of September 30, 2009
	2006	2007	2008

	(audited)	(audited)	(audited)	(audited)	(unaudited)
	(US$ in millions)
Non-current
Bank loans, secured	1,300.0	2,844.8	3,481.4	3,327.2	3,297.6
Notes payable to related companies	124.6	129.2	153.2	174.8	757.5
Finance lease liabilities, secured(1)	0.0	0.1	0.5	0.4	0.3

	1,424.7	2,974.0	3,635.1	3,502.4	4,055.4
Less: deferred financing costs	(37.5)	(38.8)	(36.2)	(30.8)	(45.9)

	1,387.1	2,935.2	3,598.9	3,471.7	4,009.6
Current portion
Bank loans, secured	—	6.3	44.1	70.6	87.7
Finance lease liabilities, secured(1)	0.3	0.0	0.2	0.2	0.2

	0.3	6.3	44.3	70.8	87.9

Total borrowings	1,387.5	2,941.5	3,643.2	3,542.5	4,097.4

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

The maturity of bank loans and notes payable to related companies are as follows:

	As of December 31,			As of June 30, 2009	As of September 30, 2009
	2006	2007	2008
	(US$ in millions)
Bank loans
Repayable within 1 year	—	6.3	44.1	70.6	87.7
Repayable between 1 and 2 years	12.3	50.0	103.8	703.2	877.3
Repayable between 2 and 5 years	129.8	1,928.5	3,274.7	2,529.9	2,376.4
Repayable after 5 years	1,158.0	866.3	102.9	94.1	43.9

	1,300.0	2,851.0	3,525.5	3,397.8	3,385.3
Notes payable to related companies
Repayable within 1 year	—	—	—	—	—
Repayable between 1 and 2 years	—	—	—	—	—
Repayable between 2 and 5 years	—	—	153.2	174.8	757.5
Repayable after 5 years	124.6	129.2	—	—	—

	124.6	129.2	153.2	174.8	757.5

Total bank loans and notes payable	1,424.6	2,980.2	3,678.7	3,572.7	4,142.8

(1)	For finance lease liabilities, see Note 28 to the “Accountant’s Report” set out in Appendix I to this document.

Save as aforesaid or as otherwise disclosed in this document and apart from intra-group liabilities and normal trade payables, we did not have any outstanding loan capital issued and outstanding or agreed to be issued, bank overdrafts, pledges, charges, debentures, mortgages, loans, debt securities or other similar indebtedness or any finance lease commitments, hire purchase commitments, liabilities or acceptances (other than normal trade bills), acceptance creditors or any guarantees or other material contingent liabilities outstanding at the close of business as of September 30, 2009.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions other than interest rate caps.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted under IFRS requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to us and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates and we may change our estimates and assumptions in future evaluations. Changes in these estimates and assumptions may have a material effect on our results of operations and financial condition. We believe that the critical accounting policies discussed below affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Gross casino revenue is the aggregate of gaming wins and losses. We record commissions rebated directly or indirectly through Gaming Promoters to customers, cash discounts and other cash incentives to customers related to gaming play as a reduction to gross casino revenue to obtain net casino revenue. Room revenue is recognized at the time of occupancy. Food and beverage revenue is recognized at the time of service. Convention revenue is recognized when the event is held or the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

related services are rendered. Lease/right of use income from the grant of right of use (net of any incentives given to tenants/retailers) is recognized on a straight-line basis over the terms of the lease/ right of use. Sales of goods are recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the products are delivered to customers and title has passed. Mall management fees are recognized when services are rendered. Entertainment revenue derived from theater shows, concerts and sporting events is recognized at the time of performance. Ferry ticket sales are recognized when the services are rendered. Commission revenues from the selling of tickets and travel packages and providing destination marketing services are recognized when services are rendered. Interest income is recognized on a time-proportion basis using the effective interest method.

Allowance for Doubtful Accounts

Our Group maintains an allowance for doubtful casino, hotel and mall accounts and regularly evaluates the balances. Our Group specifically analyzes the collectability of each account with a balance over a specified dollar amount, based upon the age of the account, the customer’s financial condition, collection history and any other known information, and our Group makes an allowance for trade receivables specifically identified as doubtful. Our Group also monitors regional and global economic conditions and forecasts in its evaluation of the adequacy of the recorded reserves. Table games play is primarily on a cash basis. Credit table games play represented approximately 5.1%, 10.7%, 23.7%, 18.2% and 29.4% in the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively, of total table games play. The proportion of credit play is expected to increase as we open new properties and increase the credit extended to our premium players in order to induce an increase in the level of play and drive gaming volume. Our Group has also been increasing the amount of credit extended to our Gaming Promoters to secure gaming promotion services at our properties. As the credit extended to Gaming Promoters can be offset by commissions payable to such Gaming Promoters, the related allowance for doubtful accounts is not material. As additional credit is extended to premium players and Gaming Promoters, incremental reserves may be required should our management determine that collection of an account is doubtful. Our Group believes that the concentration of its credit risk in casino receivables is mitigated substantially by its credit evaluation process, credit policies, credit control and collection procedures and also believes that no significant credit risk is inherent in our Group’s trade receivables not provided for as of December 31, 2006, 2007 and 2008 and as of June 30, 2009.

Litigation Provisions

We are subject to various claims and legal actions. The accruals for these claims and legal actions are estimated in accordance with IAS 37 “provisions, contingent liabilities and contingent assets.” Based on consultation with our Macau legal counsel, management estimated that no significant loss would be incurred beyond the amounts provided.

Investment Properties

Investment properties, principally comprising buildings and building improvements, are held for long-term rental yields or capital appreciation or both and are not occupied by Group companies. Prior to January 1, 2009, investment properties under construction or development were classified as construction-in-progress and included in property and equipment. Completed properties were transferred to investment properties at their carrying costs and subsequently carried at cost less accumulated depreciation and accumulated impairment losses. Investment properties are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives of 15 to 40 years. The residual values and useful lives of investment properties are reviewed, and adjusted as appropriate, at each balance sheet date. The effects of any revision are included in the combined income statements when the changes arise.

Upon the adoption of IAS 40 (Amendment) on January 1, 2009, investment properties that are currently being constructed or developed are classified as investment properties and stated at cost less accumulated impairment losses.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Property and equipment are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives. Leasehold improvements are amortized over the shorter of the estimated useful lives or the minimum lease term. Our assets are depreciated over the following terms:

Land improvements, buildings and building improvement	15 – 40 years
Ferries	20 years
Furniture, fittings and equipment	3 – 6 years
Vehicles	5 years

Subsequent costs on property and equipment are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to our Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the combined income statements during the period in which they are incurred.

Construction-in-progress represents property and equipment under construction and is stated at cost. This includes the direct costs of purchase, construction and capitalized borrowing costs. Construction-in-progress is not depreciated until such time as the relevant assets are completed and ready for its intended use and when they are transferred to the relevant asset category.

Leasehold Interests in Land

Leasehold interests in land represent payments made for the use of land over an extended period of time. The leasehold interests in land are amortized on a straight-line basis over the expected term of the related lease agreements. Such assets are not considered qualifying assets for purposes of capitalizing interest and as such, are not included in the base used to determine capitalized interest.

Impairment of Non-financial Assets

Assets that have an indefinite useful life are not subject to amortization, and are tested at least annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (i.e., cash generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Financial Assets

Our financial assets are primarily loans and receivables and financial assets at fair value through profit or loss. Purchases and sales of financial assets are recognized on the trade-date—the date on which our Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. The accounting policies adopted with respect to each category of financial assets are set out below.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

Loans and Receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and with no intention of trading. They are included in current assets, except for maturities greater than 12 months after the balance sheet date which are classified as non-current assets.

Financial Assets at Fair Value Through Profit or Loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are classified as held for trading unless they are designated as hedges. Assets in this category are classified as current assets.

Share-Based Compensation

Our Group participates in the equity settled share-based compensation plans of LVS and is a party to a nonqualified share option plan, Las Vegas Sands Corp. 2004 Equity Award Plan (the “2004 Plan”). The plan provides for the granting of share options pursuant to the applicable provisions of the Internal Revenue Code and regulations in the United States of America. LVS adopted the 2004 Plan, to which our Group is a party, for grants of option to purchase its common shares.

The fair value of the employee services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted, excluding the impact of any non-market service and performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period). Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. The total amount expensed is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision of original estimates, if any, in the combined income statements with a corresponding adjustment to payables to LVS through December 31, 2007 and to equity beginning January 1, 2008.

Recent Accounting Pronouncements

See related disclosure at “Accountant’s Report—Notes to the Financial Information—Summary of significant accounting policies—Changes in accounting policies.”

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Our primary exposure to market risk is interest rate risk. Our long-term borrowings are issued at variable rates. We attempt to manage the interest rate risk associated with our variable-rate borrowings through interest rate cap agreements. During the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, our borrowings at variable rate were mainly denominated in United States dollars, Hong Kong dollars and MOP.

During the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, if interest rates on U.S. dollar-denominated borrowings had been 50 basis points higher or lower with all other variables held constant, post-tax profit for the year/period would have been correspondingly higher or lower by US$6.6 million, US$14.4 million, US$16.7 million and US$8.1 million, respectively. During the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, if interest rates on Hong Kong dollar-denominated borrowings had been 50 basis points lower or higher with all other variables held constant, post-tax profit would have been

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

correspondingly lower or higher by nil, nil, US$1.1 million and US$0.6 million, respectively. During the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, if interest rates on MOP-denominated borrowings had been 50 basis points higher or lower with all other variables held constant, post-tax profit would have been correspondingly lower or higher by approximately US$0.5 million, US$0.5 million, US$0.5 million and US$0.3 million, respectively.

Borrowings under our Macau Credit Facility, as amended, bear interest at our election, at either an adjusted Eurodollar rate (or in the case of the local term loan, adjusted HIBOR) plus 5.5% per annum or at an alternative base rate plus 4.5% per annum, and are subject to a downward adjustment of 1.0% per annum following the repayment of US$500.0 million principal amount of loans under the Macau Credit Facility from the proceeds of the completed [•]. Borrowings under the Ferry Financing Facility bears interest at HIBOR plus 2.5% per annum, if borrowings are made in Hong Kong dollars, or LIBOR plus 2.5% per annum, if borrowings are made in U.S. dollars. All borrowings under the Ferry Financing Facility were made in Hong Kong dollars as of June 30, 2009.

We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. Our derivative financial instruments consist exclusively of interest rate cap agreements, which do not qualify for hedge accounting.

To manage exposure to counterparty credit risk in interest rate cap agreements, we enter into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements. Frequently, these institutions are also members of the bank group providing us with credit facilities, which management believes further minimizes the risk of non-performance.

Foreign Exchange Risk

Our foreign currency transactions are mainly denominated in U.S. dollars. The majority of assets and liabilities are denominated in U.S. dollars and MOP, and we have no significant assets and liabilities denominated in other currencies. We are subject to foreign exchange risk arising from future commercial transactions and recognized assets and liabilities that are denominated in a currency other than MOP, which is the functional currency of major operating companies within our Group. We currently do not have a foreign currency hedging policy.

For companies in our Group with MOP as their functional currency, as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, if the U.S. dollar had weakened or strengthened by 1% against the MOP, with all other variables held constant, pre-tax profit would have been correspondingly higher or lower by approximately US$9.5 million, US$27.9 million, US$44.1 million and US$42.6 million, respectively, primarily due to the translation of U.S. dollar-denominated cash and cash equivalents, deposits and borrowings.

INFLATION

In 2006, 2007 and 2008, the inflation rates in Macau were 5.2%, 5.6%, and 8.6%, respectively. We believe that inflation and changing prices have not had a material impact on our sales, revenues or income from continuing operations during the past three fiscal years.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

PROFIT FORECAST FOR THE YEAR ENDING DECEMBER 31, 2009

On the bases and assumptions set out in “Profit Forecast” in Appendix III to this document and, in the absence of unforeseen circumstances, certain profit forecast data of our Group for the year ending December 31, 2009 is set forth below:

	Based on [•]	Based on [•]
Forecast consolidated profit attributable to equity holders of our Company for the year ending December 31, 2009(1)	Not less than US$192.4 million	Not less than US$192.4 million

(1)	The bases and assumptions on which the above profit forecast has been prepared are set out in “Profit Forecast” in Appendix III to this document. Our Directors have prepared the forecast consolidated profit attributable to equity holders of our Company for the year ending December 31, 2009 based on the audited combined results of our Group for the six months ended June 30, 2009, the unaudited combined results based on the management accounts of our Group for the three months ended September 30, 2009 and a forecast of the consolidated results of our Group for the remaining three months ending December 31, 2009. The forecast has been prepared on a basis consistent in all material respects with the accounting policies presently adopted by our Group as set out in Note 2 of Section II of the Accountant’s Report, the text of which is set out in Appendix I to this document.

ADJUSTED EBITDAR FORECAST

The forecast adjusted EBITDAR of our Company has been derived from and on the same bases and assumptions as the “Profit Forecast” in Appendix III to this document. In the absence of unforeseen circumstances, forecast adjusted EBITDAR for the year ending December 31, 2009 will not be less than US$802.9 million.

Adjusted EBITDAR is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation or construed as an alternative to profit or operating profit, or as an indicator of our IFRS operating performance or other combined operations or cash flow data prepared in accordance with IFRS, or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDAR presented in this document may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDAR presented in this document may differ from that adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of adjusted EBITDAR to its most directly comparable IFRS measurement, operating profit for the years ended December 31, 2006, 2007 and 2008, for the six months ended June 30, 2008 and 2009 and for the three months ended September 30, 2008 and 2009, see “—Summary of Results of Operations—Adjusted EBITDAR.”

DIVIDEND POLICY

We do not expect to pay cash dividends on our Shares in the foreseeable future. We intend to retain earnings to finance our operations and the expansion of our business, including the development of additional integrated resorts in Cotai. Our Board of Directors will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions our Board may deem relevant. Our ability to declare and pay dividends on our Shares is also subject to the requirements of Cayman Islands law. Moreover, we are a holding company which is dependent upon the operations of our subsidiaries for cash and the terms of our subsidiaries’ debt and other agreements restrict the ability of our subsidiaries to make dividends or other distributions to us. Specifically, pursuant to the Macau Credit Facility, there are restrictions on VML’s ability to distribute dividends, and dividend distributions by VML are the principal means by which we would have the necessary funds to pay dividends on our Shares for the foreseeable future. Therefore, unless and until we pay cash dividends on our Shares, any gains from your investment in our Shares must come from an increase in the market price of such Shares. There

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

are no restrictions under the Macau Credit Facility, Ferry Financing Facility or the Motor Vehicle Facility on our Company’s ability to pay dividends.

Upon completion of [•] and the mandatory and automatic exchange of Bonds for Shares, there will be no restrictions in any of our loan agreements or other debt instruments that would limit or restrict our ability to pay dividends on our Shares, should we elect to pay cash dividends in the future.

DISTRIBUTABLE RESERVES

As of June 30, 2009, our Company did not have any distributable reserves.

PROPERTY INTERESTS

CB Richard Ellis Limited, an independent valuer, has valued our property interests as of September 30, 2009 at approximately US$10.0 billion. The text of its letter and valuation certificates are set out in Appendix IV to this document.

The table below shows the reconciliation of the net book value of the relevant property interests as of September 30, 2009 to their fair value as of September 30, 2009 as stated in Appendix IV to this document:

US$
(in millions)
Net book value as of June 30, 2009
—Investment properties, net	621.7
—Leasehold interests in land, net	284.5
—Buildings and land, building and leasehold improvements, net	2,518.3
—Furniture, fittings and equipment, net	354.0
—Construction-in-progress	1,917.0

5,695.5
Movement for the period from June 30, 2009 to September 30, 2009	(5.5)
Net book value as of September 30, 2009	5,690.0
Valuation surplus as of September 30, 2009	4,261.5

Valuation amount as of September 30, 2009	9,951.5

NO MATERIAL ADVERSE CHANGE

Our Directors have confirmed that there has been no material adverse change in our financial or trading position since June 30, 2009, being the date of the latest audited combined financial results of our Company as set out in Appendix I to this document.

QUARTERLY REPORTING OF LVS

As a 1934 Act reporting company, LVS is required to file quarterly financial reports. Since we are a material consolidated subsidiary of LVS, LVS’s quarterly reports would contain material information concerning our results of operations. In order to provide our Shareholders with material information that is available to LVS’s shareholders on a quarterly basis, we would need to provide unaudited quarterly financial information in Hong Kong in compliance with Rule 13.09 of the Listing Rules. When LVS releases its press release relating to its quarterly financial information (which will contain financial information relating to our Group) in the U.S., our Company will simultaneously make a Rule 13.09 announcement attaching a copy of such press release. The financial information relating to our Group contained in such press release will be presented in U.S. GAAP and there will not be any reconciliation of such financial information with IFRS. When LVS files its quarterly financial report (which will contain financial information relating to our Group) on Form 10-Q approximately two weeks after the press release of the quarterly financial information, our Company will make a Rule 13.09 announcement

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FINANCIAL INFORMATION

attaching a copy of such Form 10-Q, which will contain financial information relating to our Group presented in U.S. GAAP, and our Company will also disclose in that announcement our Company’s quarterly financial information presented in IFRS. This reporting requirement would impose an additional administrative burden on us in preparing quarterly financial statements. See “Risk Factors—Risks Relating to Our On-Going Operations—LVS, our Controlling Shareholder, is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise have.” Our interim and final reports will comply with all relevant Listing Rule requirements, including as to timing and required content.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

For the purpose of this section, LVS (through Las Vegas Sands, LLC, Venetian Casino Resort, LLC, LVS (Nevada) International Holdings Inc., LVS Dutch Finance CV, LVS Dutch Holding BV, LVS Dutch Intermediate Holding BV, VVDI (I) and VVDI (II)) is a Controlling Shareholder of our Company.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

Immediately following the completion of the [•] and the mandatory and automatic exchange of the Bonds for Shares, LVS (through Las Vegas Sands, LLC, Venetian Casino Resort, LLC, LVS (Nevada) International Holdings Inc., LVS Dutch Finance CV, LVS Dutch Holding BV, LVS Dutch Intermediate Holding BV, VVDI (I) and VVDI (II)) will be indirectly interested in approximately [•]% of our then issued share capital (if the [•] is not exercised) or approximately [•]% of our then issued share capital (if the [•] is exercised in full) and will be our Controlling Shareholder.

Our Business

We are the leading developer, owner and operator of integrated resorts and casinos in Macau as measured by EBITDA for the year ended December 31, 2008 and the six months ended June 30, 2009.(1) VML, our subsidiary, holds one of six concessions or subconcessions permitted by the Macau Government to operate casinos or gaming areas in Macau. We own The Venetian Macao, the Sands Macao, and the Plaza Macao, which contains, amongst others, the Paiza mansions, the Plaza Casino, the Four Seasons Hotel and The Shoppes at Four Seasons. We also own one of the largest convention and exhibition halls in Asia, Macau’s largest entertainment venue, The CotaiArena, and one of three major high speed ferry companies operating between Hong Kong and Macau.

Our business strategy is to develop Cotai and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. Our ultimate plans for Cotai include five interconnected integrated resorts, which leverage a wide range of branded hotel and resort offerings to different segments of the market. When complete, we expect our combined Cotai Strip developments to contain over 20,000 hotel rooms, over 1.6 million square feet of MICE space, over 2.0 million square feet of retail malls, six theaters and other amenities.

LVS Group’s Business

The LVS Group (together with our Group) owns and operates, in addition to our properties in Macau mentioned above, The Venetian Resort Hotel Casino (“The Venetian Las Vegas”), The Palazzo Resort Hotel Casino (“The Palazzo”) and The Sands Expo and Convention Center (the “Sands Expo Center”) in Las Vegas, Nevada and Sands Casino Resort Bethlehem (the “Sands Bethlehem”) in Bethlehem, Pennsylvania. In addition, the LVS Group is developing Marina Bay Sands, an integrated resort in Singapore. The principal members of the LVS Group are set out below:

•	LVS—Listed on the New York Stock Exchange

•	Las Vegas Sands, LLC—Casino operator at The Venetian Las Vegas and The Palazzo

•	Venetian Casino Resort, LLC—Owner of The Venetian Las Vegas and The Palazzo

•	Interface Group-Nevada, Inc—Owner of the Sands Expo Center

•	Marina Bay Sands Pte. Ltd.—Owner and Developer of the Marina Bay Sands

•	Sands Bethworks Gaming, LLC—Owner of the Sands Bethlehem

The current directors of LVS are Mr. Sheldon G. Adelson, Mr. Michael A. Leven, Mr. Jason N. Ader, Mr. Irwin Chafetz, Mr. Charles D. Forman, Mr. George P. Koo, Mr. Jeffrey H. Schwartz and Mr. Irwin A. Siegel. As our Group currently intends to focus its operations in mainland China, Macau, Hong Kong and Taiwan (and their respective territorial seas) (the “Restricted Zone”) only, the Directors

(1)	Based on publicly available information, including company financial reports.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

are of the view that the LVS Group’s business outside the Restricted Zone is not in direct competition with that of our Group.

Transactions with LVS

We have entered into a number of transactions with LVS as a result of the on-going relationship between our Group and LVS and companies directly or indirectly owned or controlled by it from time to time (excluding companies within our Group). Upon [•] and for so long as LVS is a substantial shareholder of our Company, transactions between members of our Group and LVS and its associates (excluding companies within our Group) will constitute connected transactions of our Company under the Listing Rules. Details of these transactions are set out in “Connected Transactions.”

INDEPENDENCE FROM THE LVS GROUP

Having considered all relevant factors, we are satisfied that we can conduct our business independently of the LVS Group after [•]:

Independence of our Board and our Senior Management and Senior Management of the LVS Group

Our Board consists of a total of eight Directors, comprising two executive Directors, three non-executive Directors and three independent non-executive Directors.

For the following reasons, our Directors are of the view that we are able to operate independently from the LVS Group notwithstanding that our three non-executive Directors are also directors of LVS:

(i)	the decision-making mechanism of our Board set out in our Articles of Association provides that, in the event of a conflict of interest or duty, all Directors with a conflicting interest shall absent themselves from that meeting, or part of that meeting, and abstain from voting when a conflicted resolution is to be discussed and voted on;

(ii)	our day-to-day operations are managed by our senior management team, and all non-Board members of our senior management are independent from the LVS Group; and

(iii)	our Board has three independent non-executive Directors with extensive corporate governance and financial experience to serve as independent non-executive Directors of our Company, and to review, enhance and implement measures to manage any conflict of interests between the LVS Group and our Group in order to protect minority shareholders’ interests. Our independent non-executive Directors must approve any resolution relating to connected transactions.

Based on the above, our Board is satisfied that our Board as a whole, together with our senior management team are able to perform the managerial role in our Group independently.

Operational Independence

We have full control over our assets to continue our Casino Gaming Business (as defined below) independently of the LVS Group.

Our Directors and senior management are responsible for the conduct of our business. We have established our own organization structure made up of functional departments, each with specific areas of responsibility. We have also established a set of internal controls to facilitate the effective operation of our business. Transactions with members of the LVS Group are governed by agreements entered into in the ordinary course of our business and on terms which we believe are fair and reasonable. These transactions with the LVS Group have in the past included the provision of global procurement consultancy services, transportation and related logistics services and administrative

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

services provided by the LVS Group to our Group and vice versa. In the event that the LVS Group is unable to provide these services upon reasonable terms, we are entitled to choose a third party who can provide such products or services upon comparable terms. More details on these transactions are set out in “Connected Transactions.” As such, our Board is satisfied that we have been operating independently from the LVS Group during the Track Record Period and thereafter will carry on doing so.

Financial Independence

Our financial auditing system is independent from the LVS Group and employs a sufficient number of dedicated financial accounting personnel responsible for financial auditing of our accounts. We have independent bank accounts and independent tax registration.

Save for certain limited treasury functions (including overseeing the development and implementation of policies and procedures, assisting in the structuring of bank accounts and bank relationship management) and the sharing of treasury systems/software, our treasury operations are handled by our treasury department which operates independently from the LVS Group and shares no other functions or resources with any member of the LVS Group. The functions of our treasury department include financing, treasury and cash management.

Our choice of financial institutions is mainly based on the credit standing of the institutions and the terms offered by them.

Currently, payables and notes payable to related companies mainly consist of shareholders’ advances or loans related to the funding of construction for Parcels 5 and 6, working capital for our ferry operations and other ancillary operations. All such outstanding intercompany shareholders’ loans and intercompany payables to the LVS Group will be settled upon closing of [•]. Upon receipt of the net proceeds from [•], approximately HK$[•] will be on-lent by our Company to our subsidiary, Venetian Orient Limited through a shareholder’s loan. Venetian Orient Limited will then repay in full all shareholders’ loans and intercompany payables it owes to the relevant lenders within the LVS Group. Concurrent with the completion of [•], our obligations under the shareholder’s loan from VVDI (II) will be satisfied by our Company through issuance of Shares directly to the Bondholders in connection with the mandatory and automatic exchange of the Bonds for Shares. Immediately upon the completion of [•], we will not have any shareholders’ loans or intercompany payables owed to the LVS Group, other than nominal intercompany trade payables to related companies with respect to certain services provided by such related companies in the ordinary course of business prior to [•] during the month of November of the types contemplated by the Shared Services Agreement [•], which amounts can only be finalized and determined after the month end close for November 2009. These nominal intercompany trade payables will be repaid after determination within 30-45 days after the end of the month and would not affect our financial independence.

As of the Latest Practicable Date, the LVS Group has not provided any security and/or guarantee on our Group’s borrowings.

Based on the above, our Directors believe that we are able to maintain financial independence from the LVS Group.

NON-COMPETITION DEED

We have entered into the Non-Competition Deed with LVS on November 9, 2009 so as to maintain a clear delineation of the respective businesses of each party with effect from [•], and to formalize the principles for management of potential conflicts between them, so as to permit a proper assessment of the extent of competition arising for our Company as a result of LVS carrying on its businesses, and to enhance the corporate governance of our Company in connection with [•].

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

Pursuant to the Non-Competition Deed, LVS has undertaken to us that it shall not, and shall procure that each of its associates (see definition of “associates” below as used in reference to the Non-Competition Deed) shall not, solely or jointly, without our prior written consent (based on an affirmative vote of a majority of the members of an independent committee of our Board comprising of the then-serving independent non-executive Directors (the “Independent Board Committee”) who do not have, and are not deemed to have, a material interest in the relevant matter) (“our prior written consent”), (i) hold and/or be interested, either directly or indirectly, in any shares or other securities or interest in any company or other business entity (such shares or other securities or interest hereinafter referred to as “Interest”), which engages or is involved in, directly or indirectly, any Casino Gaming Business (as defined below) in the Restricted Zone; or (ii) otherwise, directly or indirectly, engage or be involved or participate or invest in, or provide other support, financial or otherwise, to, (such engagement, involvement, participation or provision of support hereinafter referred to as “Involvement”) any Casino Gaming Business in the Restricted Zone.

For the purposes of the Non-Competition Deed (and the Second Trademark Sub-License Agreement), “Casino Gaming Business” means the design, development, construction, ownership, management and/or operation of casinos or gaming areas (including those casinos or gaming areas which form part of a hotel or an integrated resort) and other similar facilities in which customers are able to gamble by playing games of fortune or chance or other similar games, including, but not limited to, (a) any facilities offering VIP rooms or Gaming Promoter-operated gaming rooms, mass market gaming floors, slot machine operations, or other designated areas where games of fortune or chance are operated or played; (b) any vessels offering on-board casinos or gaming areas which are moored on or traversing over, and any facilities which are built over or which are shore-based but jut out over, any waters comprised in any relevant territorial seas; (c) any facilities offering football pools, sports lotteries and other forms of wagering based on the outcome of sports events, including sports books and other book-making operations; and (d) any facilities directly associated with or ancillary or complementary to the operation of any of the facilities described in paragraphs (a) to (c), including, but not limited to, associated or ancillary or complementary hotels, and integrated resorts, conference, convention, trade show and exhibition facilities, restaurants, bars, food courts, retail outlets, shopping malls, clubs, theaters and other entertainment or sporting facilities, sea, air or land-based transportation operations and piers, wharves and docks.

Notwithstanding the above, it has been agreed that LVS and/or any of its associates may:

(1)	hold and/or be interested in, directly or indirectly, any shares or other securities or interest in our Company, or through our Company, in any shares or other securities or interest in any other member of our Group;

(2)	perform or receive any of the benefits provided under (i) the First Trademark License Agreement; (ii) the Second Trademark Sub-License Agreement; (iii) the Shared Services Agreement; and (iv) such other similar on-going agreements or any amendments thereto which may be entered into between any member of our Group and any member of the LVS Group from time to time;

(3)	hold any Interest in any company which engages or is involved in, directly or indirectly, any Casino Gaming Business in the Restricted Zone, if (i) such company is [•]; (ii) such shares or securities do not exceed 5.0% of such company’s issued and outstanding share capital; (iii) LVS and/or any of its associates are not entitled to appoint a majority of the directors of such company; and (iv) such company shall at all relevant times have at least one other shareholder which (together, where appropriate, with its associates) holds and/or is interested in, directly or indirectly, a larger percentage of shares and securities or other interests in such company than LVS and/or any of its associates and which does not act in concert with LVS and/or its associates in relation to its shares and securities or other interests in such company; and

(4)	hold any Interest in any Casino Gaming Business in the Restricted Zone if the Directors have resolved either that our Group has elected not to hold any Interest or have any

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

Involvement in such Casino Gaming Business in the Restricted Zone, provided that the Independent Board Committee has determined that it is nevertheless in the best interests of our Company and our Shareholders as a whole that (i) LVS and/or any of its associates should be permitted to do so or (ii) our Company enter into a joint venture or other similar alliance or structure with LVS and/or any of its associates in relation to such Casino Gaming Business.

Pursuant to the Non-Competition Deed, LVS has also undertaken to us that it shall not, and shall procure that each of its associates shall not, without our prior written consent, hold any Interest or have any Involvement in any Non-Competing Gaming Business in the Restricted Zone. For the purposes of the Non-Competition Deed, “Non-Competing Gaming Business” means the design, development, construction, ownership, management and/or operation of facilities for the purpose of carrying on gaming businesses other than any Casino Gaming Business, including, but not limited to, horse racing, greyhound racing, jai alai betting and other forms of pari mutuel betting, Chinese lottery and instant lottery. The provisions in (3) and (4) above shall apply with due modifications being made such that references to Casino Gaming Business shall be changed to the Non-Competing Gaming Business.

The Non-Competition Deed does not prevent LVS and/or any of its associates from holding any Interest or having any Involvement in any Casino Gaming Business or Non-Competing Gaming Business outside of the Restricted Zone, or the carrying on of any Permitted LVS Greater China Business. For the purposes of the Non-Competition Deed, “Permitted LVS Greater China Business” means all acts and things done by LVS or any associate of LVS (a) in relation to the ownership and operation of and other dealing with the Adelson Center for U.S. - China Enterprise located in Beijing, China by LVS or any associate of LVS; and/or (b) pursuant to the terms of the entrustment and sponsorship agreements entered into by Venetian (Zhuhai) Hotel Marketing Co., Ltd in relation to the Shaanxi Topsun Sports Club Basketball Team. The Adelson Center for U.S. - China Enterprise is a non-profit organization assisting small- and mid-sized U.S. companies seeking to enter the China market, and helping improve U.S. - China economic relations. The entrustment and sponsorship agreements in relation to the Shaanxi Topsun Sports Club Basketball Team were made as part of the overall promotional strategy of the LVS Group in China to build brand recognition. Neither of these entities or arrangements is related to nor are in competition, or will have any potential competition, with the business of our Company. As such, our Company and LVS have not identified any business reason to inject them into our Group or include them in the Non-Competition Deed.

Pursuant to the Non-Competition Deed, LVS has undertaken that if it or any of its associates becomes aware of any business opportunity relating to any Casino Gaming Business in the Restricted Zone, it shall use commercially reasonable efforts to notify us of such business opportunity as soon as practicable after it or such associate becomes aware of it and to assist our Company its pursuing such business opportunity. To the extent that such business opportunity relating to any Casino Gaming Business in the Restricted Zone is being made available by a third party to LVS and/or any of its associates, LVS shall use commercially reasonable efforts to procure that such business opportunity is first offered to us or (as the case may be) another member of our Group on such terms and conditions which are no less favorable than those offered to LVS or its relevant associates.

Pursuant to the Non-Competition Deed, we have undertaken to LVS on a reciprocal basis that we shall not, and shall procure that each of our associates shall not, solely or jointly or through the representation of any person, enterprise or company, without the prior written consent of LVS (based on an affirmative vote of a majority of the members of the board of directors of LVS who do not have, and are not deemed to have, a material interest in the relevant matter (the “prior written consent of LVS”)), hold an Interest or have any Involvement in any Casino Gaming Business or Non-Competing Gaming Business outside the Restricted Zone. The provisions in the Non-Competition Deed relating to LVS’s non-competition covenants shall apply, with due modifications being made, to our aforementioned non-competition covenants.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

Pursuant to the Non-Competition Deed, we have also confirmed to LVS (for itself and on behalf of each other member of LVS Group) that during the duration of the Non-Competition Deed, we shall not, and shall procure that each of our associates shall not, solely or jointly or through the representation of any person, without the prior written consent of LVS, hold any Interest or have any Involvement in any Internet gaming business whether the portal or the primary users targeted are domiciled within or outside of the Restricted Zone, and whether or not using trademarks licensed from LVS or affiliates of LVS.

For the purposes of the Non-Competition Deed, the associates of LVS shall be determined by applying the definition in the Listing Rules and shall include any member of the LVS Group but, for the avoidance of doubt, disregard our Company or any of our subsidiaries or the interests of our Company or any of our subsidiaries, and the associates of our Company shall be determined by applying the definition in the Listing Rules and shall include any member of our Group but shall disregard any holding company of our Company or any fellow subsidiary of any such holding company or the interests of any such holding company or fellow subsidiary.

The undertakings given by LVS and us under the Non-Competition Deed are effective from [•] and terminate on the earlier of (i) the date on which LVS, through shares held directly or through its associates, ceases to be our Controlling Shareholder and (ii) the date on which [•].

We will disclose in our annual report decisions on matters reviewed by the Independent Board Committee regarding (a) the Business Opportunities offered by LVS to us; and (b) whether any activity or business or proposed activity or business of LVS or any of its associates, directly or indirectly, competes or may lead to competition with the Casino Gaming Business. LVS will make an annual declaration in our annual report on its compliance with the undertakings under the Non-Competition Deed. At least on an annual basis, our independent non-executive Directors will consider whether LVS has complied with the terms set out in the Non-Competition Deed.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

CONTINUING CONNECTED TRANSACTIONS

We have entered into, and will continue to engage in, various transactions with the LVS Group, which will continue from time to time after [•]. After completion of [•], the transactions set out below will be regarded as continuing connected transactions under the Listing Rules.

Overview of the Continuing Connected Transactions

The following are continuing connected transactions entered into between our Group and the LVS Group. A summary of such continuing connected transactions is provided below and further details are provided in subsequent pages.

I.	Continuing Connected Transactions Exempt From Reporting, Announcement and Independent Shareholders’ Approval Requirements Under Listing Rule 14A.33

No.	Nature of Transaction
1.	Reciprocal global procurement consultancy services;
2.	Reciprocal transportation and related logistic services;
3.	Reciprocal administrative and logistics services; and
4.	The trademark license agreement dated May 25, 2006 entered into between VML and VCL (as licensees) with LVS, Las Vegas Sands, LLC and Venetian Casino Resort, LLC (as licensors) (the “First Trademark License Agreement”).

II.	Continuing Connected Transactions Exempt From Independent Shareholders’ Approval Requirements But Subject to Reporting and Announcement Requirements Under Listing Rule 14A.34

No.	Nature of Transaction
1.	Reciprocal design, development and construction consultancy services; and
2.	Joint international marketing and retail leasing, management and marketing services.

III.	Continuing Connected Transactions Subject to Reporting, Announcement and Independent Shareholders’ Approval Requirements Under Listing Rule 14A.35

No.	Nature of Transaction
1.	The Second Trademark Sub-License Agreement

Category I—Continuing Connected Transactions Exempt From Reporting, Announcement and Independent Shareholders’ Approval Requirements Under Listing Rule 14A.33

Since LVS is our Controlling Shareholder, and therefore a connected person with respect to our Company under the Listing Rules, we have entered into the Shared Services Agreement to regulate our relationship with respect to the provision of the shared services set forth in items 1-3 in Category I and Items 1-2 in Category II above. The Shared Services Agreement, the terms and conditions of which are summarized below, contains the principles, guidelines, terms and conditions for the provision of the following products and services (the “Scheduled Products and Services”) by the LVS Group to our Group or our Group to the LVS Group, as applicable.

1.	Reciprocal Global Procurement Consultancy Services

We and the LVS Group have agreed to provide reciprocal global procurement consultancy services in relation to the global procurement of raw materials, furniture, fixtures and equipment, operating supplies and room amenities, among other items, with respect to the design, development, construction, equipping, management and operation of casinos, casino hotels and integrated resorts. The costs and expenses payable by our Group or the LVS Group, as applicable, as set out under the Shared Services Agreement will be calculated on a cost plus basis. Typically, the allocation is done on the basis of the number of rooms or employees for which such raw materials, furniture, fixture and equipment, operating supplies or room amenities

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

are purchased. For the years ending December 31, 2009, 2010 and 2011, the aggregate fees expected to be paid by our Group to the LVS Group on an annual basis for these services will not exceed US$2.0 million, US$1.9 million and US$1.9 million, respectively, based on the historical figures related to such services of US$2.6 million, US$1.8 million and US$2.8 million for the years ended December 31, 2006, 2007 and 2008, respectively, and the extent and volume of the services we expect the LVS Group to provide during such periods. For the years ending December 31, 2009, 2010 and 2011, the aggregate fees expected to be paid by the LVS Group to our Group on an annual basis for these services will not exceed US$0.5 million, US$1.0 million and US$1.0 million, respectively, based on the historical figures related to such services of US$0.6 million, US$1.1 million and US$2.0 million for the years ended December 31, 2006, 2007 and 2008, respectively, and the extent and volume of the services our Group expects to provide the LVS Group during such periods. The aggregate fees expected to be paid by our Group to the LVS Group and vice versa on an annual basis for the reciprocal global procurement consultancy services will not exceed the de minimis thresholds under Rule 14A.33(3) of the Listing Rules, and accordingly will be exempted from the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules.

2.	Reciprocal Transportation and Related Logistics Services

We and the LVS Group have agreed to provide reciprocal transportation and related logistics services in connection with the use of private jets and corporate aircraft owned by the LVS Group or available to the LVS Group under timeshare arrangements with other proprietors controlled by our Controlling Shareholder. These private jets and corporate aircraft are principally used to provide premium flight transportation services to our VIP players and premium players in order to bring them to our properties. The costs and expenses payable by our Group or the LVS Group, as applicable, as set out under the Shared Services Agreement will be calculated on a cost basis. The aggregate fees expected to be paid by our Group to the LVS Group for such transportation and related logistics services for each of the years ending December 31, 2009, 2010 and 2011 is US$1.6 million, US$1.7 million and US$1.9 million, respectively, based on the historical figures related to such services of nil, US$0.5 million and US$1.7 million for the years ended December 31, 2006, 2007 and 2008, respectively, and the extent and volume of the services our Group expects the LVS Group to provide during such periods. The aggregate fees expected to be paid by the LVS Group to our Group for such transportation and related logistics services for each of the years ending December 31, 2009, 2010 and 2011 is US$0.1 million, US$0.1 million and US$0.1 million, respectively, based on the historical figures related to such services of nil, nil and US$0.1 million for the years ended December 31, 2006, 2007 and 2008, respectively, and the extent and volume of the services our Group expects to provide the LVS Group during such periods. The aggregate fees expected to be paid by our Group to the LVS Group and vice versa on an annual basis for the reciprocal transportation and related logistics services will not exceed the de minimis thresholds under Rule 14A.33(3) of the Listing Rules, and accordingly will be exempted from the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules.

3.	Reciprocal Administrative and Logistics Services

We and the LVS Group have agreed to provide reciprocal administrative and logistics services, such as legal and regulatory services, back-office accounting (including payroll processing) and handling of telephone calls relating to hotel reservations, tax and internal audit services, limited treasury functions and other accounting and compliance services. The fees expected to be paid by our Group to the LVS Group and vice versa will be calculated on a cost basis. The cost (which covers salary and benefits) will be allocated on the basis of the hours worked by the employees providing such services. As such, our Directors are of the opinion that the cost of the services are identifiable and may be allocated to the relevant parties on a fair and equitable basis. The sharing of such administrative services on a cost basis is an exempt continuing connected transaction under Rule 14A.33(2) of the Listing Rules.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

Shared Services Agreement

The main terms and conditions of the Shared Services Agreement are summarized below.

Fees. Under the Shared Services Agreement, the price of each of the Scheduled Products and Services provided by the LVS Group to any member of our Group or vice versa shall not exceed (i) the actual costs incurred in providing the relevant Scheduled Products and Services as allocated to the recipient of such products and services on a fair and equitable basis; (ii) the actual costs incurred in providing the relevant Scheduled Products and Services allocated to the recipient of such products and services on a fair and equitable basis plus a fee equal to the statutory minimum mark-up required to be charged with respect to such costs; or (iii) the price of the relevant Scheduled Products and Services in the market, which price shall not be higher than either (a) the demonstrated price charged or quoted by independent third parties for the provision of comparable types of products or services under comparable conditions, in the ordinary course of business, to customers that are unrelated to them; or (b) the price charged by members of the LVS Group or our Group, as applicable, to independent third parties or [•] for the provision of comparable types of products or services.

The fees for the provision of such services will be invoiced by the LVS Group or our Group, as applicable, no earlier than the date incurred and paid, in the absence of dispute, within 45 days of receipt of invoice.

Rights and Obligations.    Pursuant to the Shared Services Agreement, we reserve our right to choose to receive products and services of the same type and scope as the Scheduled Products and Services from independent third parties in lieu of receiving such products and services under the Shared Services Agreement. Similarly, the LVS Group may provide products and services of the same type and scope as the Scheduled Products and Services to other third parties in addition to us. Such rights and obligations shall apply, with due modifications being made, where Scheduled Products and Services are provided by our Group to the LVS Group.

Term and Termination.    The Shared Services Agreement is for a term commencing on [•] and ending on December 31, 2011, being the third financial year end of our Company following [•], provided that (i) we may terminate the Shared Services Agreement at any time by giving at least three months’ prior written notice of termination to LVS or (ii) the Shared Services Agreement shall terminate, amongst other circumstances, (a) when LVS ceases to be our Controlling Shareholder; or (b) our Shares cease to be [•]. The Shared Services Agreement may be renewed by the parties before its expiration for a term not exceeding the third financial year of our Company following the date of commencement of the renewed term, subject to compliance with the Listing Rules.

Implementation Agreements.    Certain service arrangements with members of the LVS Group will be assimilated to the Shared Services Agreement by means of an implementation agreement thereunder with effect from the Listing Date. It is also envisaged that from time to time, and as required, an implementation agreement for a particular type of product or service will be entered into between the LVS Group and members of our Group under which the LVS Group provides the relevant products or services to us or vice versa. Each implementation agreement shall set out the details of the material terms and conditions which shall include, for example, (a) the relevant Scheduled Products and Services to be provided, and (b) the price of the Scheduled Product and Services to be provided.

The term of any implementation agreement shall not exceed the term of the Shared Services Agreement, as such term may be extended from time to time, provided that prior to any extension of the Shared Services Agreement coming into effect, any part of the term or any extension thereof of an implementation agreement which exceeds the original term of the Shared Services Agreement shall remain conditional on the extension of the Shared Services Agreement.

If any waiver which may be granted by the Stock Exchange in relation to the Shared Services Agreement is revoked, cancelled or otherwise becomes invalid, or any applicable requirements of the Listing Rules in relation to connected transactions cannot or can no longer be fulfilled, the Shared

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

Services Agreement and each of the applicable implementation agreements shall immediately be cancelled or terminated, as the case may be, and no party shall thereafter have any liability thereunder save and except for (a) the obligation to pay for any Scheduled Products and Services previously provided prior to such early termination date; and (b) any antecedent breaches of provisions which are compliant with the Listing Rules. Provision of any particular Scheduled Products and Services shall be subject to the maximum annual caps (if any) set out in this section “Connected Transactions”, which caps shall in respect of each year be based on the Scheduled Products and Services actually delivered in that year after taking into account all relevant cancellations, terminations and non-deliveries.

4.	First Trademark License Agreement

Pursuant to the First Trademark License Agreement, the licensors granted to each of the licensees a non-exclusive, fully paid-up, royalty-free license to use its registered trademarks, including the “Sands” and the “Venetian” trademarks in Macau solely in connection with the operation of the Sands Macao and The Venetian Macao and related services. The trademarks that are the subject of the First Trademark License Agreement are identical to those licensed under the Second Trademark Sub-License Agreement. The licensees shall only be permitted to use the licensed marks outside Macau in connection with the advertisement and promotion of the Sands Macao and The Venetian Macao in any media throughout the world. The First Trademark License Agreement shall remain in effect for a term commencing on May 25, 2006 and terminate upon the election of any licensor on the earlier to occur of the following: (i) if any licensee at any time is no longer an affiliate (each licensee shall be deemed to be an “affiliate” of a licensor if any licensor and the persons controlling, controlled by or under common control with such licensor collectively have an aggregate profit share or interest in the equity of such licensee of not less than 50.0%) of at least one licensor or (ii) following any material breach of the First Trademark License Agreement by either licensee that is not cured within the relevant grace period or to the extent such material breach is not capable of being cured within the relevant grace period, the relevant licensee does not commence steps that are reasonably designed to cure such material breach within such period. As the First Trademark License Agreement was entered into as a form of security pursuant to a condition to credit extension under the Macau Credit Facility, in the event that refinancing is obtained for the Macau Credit Facility, the obligation to provide security under the First Trademark License Agreement will cease to exist. Upon termination of the First Trademark License Agreement, our Group will still have the benefit of the Second Trademark Sub-License Agreement and, as indicated above, the trademarks covered are the same. As the licenses granted under the First Trademark License Agreement are royalty-free, the aggregate fees expected to be paid by our Group to the LVS Group on an annual basis under the First Trademark License Agreement will not exceed the de minimis thresholds under Rule 14A.33(3) of the Listing Rules, and accordingly will be exempted from the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules.

Category II—Continuing Connected Transactions Exempt From Independent Shareholders’ Approval Requirements But Subject to Reporting and Announcement Requirements Under Listing Rule 14A.34

1.	Reciprocal Design, Development and Construction Consultancy Services

The LVS Group has also agreed to provide to our Group, and our Group has agreed to provide to the LVS Group, certain design, development and construction consultancy services with respect to the design, development and construction of casino, casino hotel and integrated resort projects of the size and scope which we and the LVS Group currently operate and plan to develop in the future, including those on Parcels 5 and 6. The costs and expenses payable by our Group or the LVS Group, as applicable, under the Shared Services Agreement for such design, development and construction consultancy services will be calculated on a cost plus basis. Typically, the allocation is done on the basis of the estimated salary and benefits for the employees of the LVS Group or our Group, as applicable, and the hours worked by such employees providing such services. The aggregate total consideration expected to be paid for

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

such design, development and construction consultancy services provided by the LVS Group to our Group for each of the years ending December 31, 2009, 2010 and 2011 on an annual basis will not exceed US$1.5 million, US$5.1 million and US$5.0 million, respectively, based on the historical figures related to such services of US$3.2 million, US$5.9 million, US$5.1 million and US$0.6 million for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, respectively, and the extent and volume of the services our Group expects the LVS Group to provide during such periods. The aggregate total consideration expected to be paid for such design, development and construction consultancy services provided by our Group to the LVS Group for each of the years ending December 31, 2009, 2010 and 2011 on an annual basis will not exceed US$3.0 million, US$2.3 million and US$0.7 million, respectively, based on the historical figures related to such services of US$0.3 million, US$0.4 million, US$0.5 million and US$1.5 million for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, respectively, and the extent and volume of the services our Group expects to provide the LVS Group during such periods.

2.	Joint International Marketing and Retail Leasing, Management and Marketing Services

The LVS Group has agreed to provide to our Group joint international marketing services targeting VIP players and premium players who wish to patronize our Group’s properties in addition to those of the LVS Group, and retail leasing, management and marketing services relating to the retail malls owned or operated by our Group. The aggregate total consideration expected to be paid for such services provided by the LVS Group to our Group for each of the years ending December 31, 2009, 2010 and 2011 on an annual basis will not exceed US$19.8 million, US$19.9 million and US$21.0 million, respectively, based on the historical figures related to such services of US$3.5 million, US$14.4 million, US$20.2 million and US$8.0 million for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, respectively, and the extent and volume of the services our Group expects the LVS Group to provide during such periods.

Category III—Continuing Connected Transactions Subject to Reporting, Announcement and Independent Shareholders’ Approval Requirements Under Listing Rule 14A.35

1.	Second Trademark Sub-License Agreement

Pursuant to the Second Trademark Sub-License Agreement, Las Vegas Sands, LLC (as licensor) granted to our Group a license to use the trademarks and the service marks set out in “Statutory and General Information” in Appendix VII to this document (a) in the Restricted Zone for the development, operation and marketing of casinos, hotels, integrated resorts and associated facilities located in the Restricted Zone and (b) in the rest of the world, for the marketing of our business in the Restricted Zone. Nothing in the Second Trademark Sub-Licence Agreement shall grant to the licensee or any permitted sublicensee the right to use any licensed marks for the purpose of carrying on any Internet gaming business, even when the portal or the primary users targeted are domiciled within the Restricted Zone. The Second Trademark Sub-License Agreement shall remain in effect for an initial term of slightly over twelve and a half years commencing from [•] and ending on December 31, 2022, so that its term is aligned with the initial term of VML’s Subconcession which expires on June 26, 2022. The Second Trademark Sub-License Agreement may be renewed upon the agreement of both parties on such terms as the parties may mutually agree, subject to compliance with the Listing Rules.

The parties are permitted to terminate the Second Trademark Sub-License Agreement prior to the expiration of its initial term by mutual agreement. The licensor is also entitled, upon the compulsion of any law of any of the jurisdictions within the Restricted Zone, to terminate the grant of a license. The Second Trademark Sub-License Agreement shall terminate automatically,

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

without any notice to the licensee, in the event that LVS is no longer a Controlling Shareholder, or in the event of any sale of all or substantially all of the assets of the licensee, to any person or legal entity which is not a subsidiary or affiliate of LVS, our Company or the licensor.

Under the Second Trademark Sub-License Agreement: (a) for each of the full fiscal years under the initial term through the full fiscal year ending December 31, 2012, the licensee will pay the licensor an annual royalty at the rate of 1.5% of the total gross revenue of The Venetian Macao, 1.5% of the total gross non-gaming revenue and Paiza-related gaming revenue of the Sands Macao and 1.5% of the total gross gaming revenue of the Plaza Casino at the Plaza Macao (the “Relevant Royalty”), provided that the total royalty payable in respect of those three properties in each such fiscal year will be capped at US$20.0 million per full fiscal year, and (b) for each of the subsequent full fiscal years under the initial term, commencing with the full fiscal year ending December 31, 2013 and ending with the full fiscal year ending December 31, 2022, the licensee will pay the licensor an annual royalty being the lesser of the Relevant Royalty or the annual caps set out below, such annual caps reflecting an increase of 20.0% for each subsequent year (the “Incremental Rate Caps”):

Year	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Cap (US$ in millions)	24.0	28.8	34.6	41.5	49.8	59.7	71.7	86.0	103.2	123.8

Each subsequent Casino Gaming property that we operate which utilizes any of the licensed marks in connection with generating the relevant revenue, will pay (a) for each of the first three fiscal calendar years after commencement of operations of each subsequent property, a royalty fee of 1.5% of the respective gross revenues of the operations in connection with which such licensed marks are used (each, the “Subsequent Casino Gaming Property Royalty”), subject to a US$20.0 million cap per fiscal year, and (b) for the fiscal calendar years thereafter until expiration of the initial term, the licensee will pay the licensor an annual royalty being the lesser of the Subsequent Casino Gaming Property Royalty or the annual caps set out below, such annual caps reflecting an increase of 20.0% for each subsequent year:

Year	1	2	3	4	5	6	7	8	9	10	11
Cap (US$ in millions)	20.0	20.0	20.0	24.0	28.8	34.6	41.5	49.8	59.7	71.7	86.0

Note:	This assumes, for illustrative purposes, that the Casino Gaming properties open on January 1, 2012 and have the right to use the licensed marks for 11 years under the initial term.

The annual caps set out in (a) and (b) above shall apply separately to each of the future Casino Gaming properties which will be developed and operated on Parcels 5 and 6, Parcels 7 and 8, and Parcel 3 to the extent the operations of such Casino Gaming properties utilize any of the licensed marks.

The following table presents a breakdown of the relevant revenues during the Track Record Period:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009

	(US$ in millions)
Total gross revenue of The Venetian Macao(1)	—	807.8	2,383.5	1,162.0	1,142.2
Total gross non-gaming revenue of the Sands Macao(1)	52.7	65.7	81.7	42.1	34.3
Total Paiza-related gaming revenue of the Sands Macao	585.5	356.6	689.1	332.0	286.4
Total gross gaming revenue of the Plaza Casino at the Plaza Macao	—	—	51.2	—	83.7

Total Revenue	638.3	1,230.2	3,205.6	1,536.1	1,546.6

(1)

The gross revenue used in calculating royalty payments as presented above is different from net revenue as shown in the Accountant’s Report set out in Appendix I to this prospectus. Net gaming revenue is arrived at after

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

deducting from gross revenue those commissions rebated directly or indirectly through Gaming Promoters to customers, cash discounts and other cash incentives to customers related to gaming play. Net non-gaming revenue is arrived at after deducting from gross revenue goods and services that are provided to customers on a complimentary basis.

To the extent any monthly royalty payment would cause the aggregate payments for any fiscal year to surpass the Incremental Rate Cap for that particular year, the licensee shall only pay the remaining difference to meet the Incremental Rate Cap for that fiscal year. Royalty payments shall recommence at the start of the next ensuing fiscal year pursuant to the applicable Incremental Rate Cap for that year. All royalties shall be calculated on a monthly basis and paid within 30 days of the end of the prior month. The royalty formula has been agreed based on an assessment of a sampling of royalty rates under trademark license agreements executed or proposed to be executed for comparable transactions where the royalty rate payable under such agreements fell within a range of 1.0% to 3.0% of gross revenues. Based on these comparables, the initial cap of the Relevant Royalty was set at US$20.0 million, which is an effective annual royalty rate of approximately 1.0% of the total gross revenue of The Venetian Macao, the total gross non-gaming revenue of the Sands Macao and the total gross gaming revenue of the Plaza Casino at the Plaza Macao for the fiscal year 2008. The initial cap of the subsequent Casino Gaming Property Royalty was set at US$20.0 million, which is an effective annual royalty rate of approximately 1.0% of the total gross revenue of The Venetian Macao for the fiscal year 2008. Subsequent to the initial term, the 20.0% by which the annual caps will increase for each subsequent year is based on the compound annual growth in the Macau gaming industry from fiscal years 2004 to 2008.

Our Directors consider that such rate is not worse than the rate that could be obtained by our Group under a license granted on normal commercial terms or under similar license agreements made between independent parties. No royalties were paid prior to 2009. Any change to the basis of calculation of the license fee will be subject to the approval of our independent Shareholders unless the Second Trademark Sub-License Agreement is no longer a non-exempt continuing connected transaction requiring independent Shareholders’ approval under the Listing Rules. The Company will disclose in the financial statements included in its interim and annual reports to be issued after [•], the license fees paid in connection with the Second Trademark Sub-License Agreement during the same period.

The licensor agrees not to sell, assign, or otherwise dispose of any licensed mark, other than in the ordinary course of business after reasonable prior consultation with the licensee. In the event that the licensee considers the relevant licensed mark material to the existing business of the licensee or any permitted sublicensee, the licensee shall have the first right to purchase such licensed mark together with all connected intangible assets forming part of the same brand bundle (“Right of First Refusal”) for such consideration as represents the fair market value of such brand bundle as determined by an independent professional trademark evaluator. However, such Right of First Refusal shall be limited only to those instances in which the licensor has decided to sell, assign, or otherwise dispose of the relevant licensed mark in all jurisdictions where the licensor owns them globally in order to avoid a situation in which a particular family of marks is owned by different affiliates or subsidiaries of the licensor in limited geographic jurisdictions.

In addition, the Second Trademark Sub-License Agreement also includes a confirmation that our Group does not owe the licensor or LVS any royalty payments for the prior license of the trademarks covered by the Second Trademark Sub-License Agreement. The purpose of such confirmation is to ensure that our Group has no liability in respect of the claims to historical royalties deemed to be received from our Group and imputed as income to LVS with respect to its U.S. consolidated tax returns pursuant to U.S. transfer pricing rules and regulations. For the avoidance of doubt, the imputed royalty for the six months ended June 30, 2009 shall not count towards the annual cap as the imputed amount was not in fact paid.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

If the Second Trademark Sub-License Agreement is terminated or expires, we will not be able to continue using any of LVS’s trademarks, including the “Sands” and “Venetian” trademarks, and would have to rebrand our businesses. In such an event, our Company believes that it will nevertheless still be able to rebrand itself to an equivalent level within an acceptable period of time with minimal disruption to its business. This is especially the case as our Company believes that since our establishment and opening, our Group’s properties have quickly attracted a high number of visitors coming from different parts of the world. As such, a lot of our Group’s customers are already very familiar with our Group’s properties in Macau in terms of location, the development, the facilities attached, the amenities offered and themes of the properties. Such familiarity of our Group’s properties is likely to reduce any negative impact on our Group’s business should a re-branding exercise be necessary.

At the end of each financial year, the independent non-executive Directors will review the transactions under the Second Trademark Sub-License Agreement for the purpose of stating in the annual report and accounts whether they have been entered into (1) in the ordinary and usual course of business of our Group; (2) either on normal commercial terms or, if there are no sufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favorable to our Group than terms available to or from (as appropriate) independent third parties; and (3) in accordance with the Second Trademark Sub-License Agreement on terms that are fair and reasonable and in the interests of our Shareholders as a whole.

Based on the above, our Directors, including our independent non-executive Directors, are of the opinion that a term exceeding three years is required for the Second Trademark Sub-License Agreement, and that the term of slightly over twelve and a half years, coupled with the termination provisions, is beneficial to our Group, and confirm that it is normal business practice for contracts of this type to be of such duration.

Listing Rules Implication

Category I—Continuing Connected Transactions Exempt From Reporting, Announcement And Independent Shareholders’ Approval Requirements Under Listing Rule 14A.33

As at least one of the relevant applicable percentage ratios set out in the Listing Rules for determining the value of a connected transaction (excluding the profits ratio and the equity capital ratio which are not applicable) for the continuing connected transactions set out in items 1, 2 and 4 in Category I is expected to be less than 0.1% on an annual basis, such transactions are exempt from the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules. The continuing connected transaction set out in item 3 in Category I is an exempt continuing connected transaction under Rule 14A.33(2) of the Listing Rules.

Category II—Continuing Connected Transactions Exempt From Independent Shareholders’ Approval Requirements But Subject to Reporting and Announcement Requirements Under Listing Rule 14A.34

As at least one of the relevant applicable percentage ratios set out in the Listing Rules for determining the value of a connected transaction (excluding the profits ratio and the equity capital ratio which are not applicable) for the continuing connected transactions set out in Category II is expected to be equal to or more than 0.1% but less than 2.5% on an annual basis, such transactions are exempt from the independent shareholders’ approval requirements but are subject to the reporting and announcement requirements under the Listing Rules.

Category III—Continuing Connected Transaction Subject to Reporting, Announcement and Independent Shareholders’ Approval Requirements Under Listing Rule 14A.35

As at least one of the relevant applicable percentage ratios set out in the Listing Rules for determining the value of a connected transaction (excluding the profits ratio and the equity capital ratio

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

which are not applicable) for the continuing connected transaction set out in Category III is expected to be more than 2.5% on an annual basis, such transaction is subject to the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules.

Application for Waiver

As at least one of the relevant applicable percentage ratios set out in the Listing Rules for determining the value of a connected transaction (excluding the profits ratio and the equity capital ratio which are not applicable) for the continuing connected transactions set out in Category II is expected to be equal to or more than 0.1% but less than 2.5% on an annual basis, such transactions are exempt from the independent shareholders’ approval requirements but are subject to the reporting and announcement requirements under the Listing Rules.

As at least one of the relevant applicable percentage ratios set out in the Listing Rules for determining the value of a connected transaction (excluding the profits ratio and the equity capital ratio which are not applicable) for the continuing connected transaction set out in Category III is expected to be more than 2.5% on an annual basis, such transaction is subject to the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules.

As the transactions contemplated under Category II (i.e., the reciprocal design, development and construction consultancy services and the joint international marketing and retail leasing, management and marketing services) and Category III (i.e., the Second Trademark Sub-License Agreement) are entered into in the ordinary course of business on a continuing basis, our Directors are of the view that disclosure and approval of these transactions in full compliance with the Listing Rules would impose unnecessary administrative costs on us and would hence be impracticable. We have accordingly applied for and the Stock Exchange has granted to us a waiver from strict compliance with the announcement and independent shareholders’ approval requirements under Rules 14A.47 and 14A.48 of the Listing Rules, respectively, in connection with the transactions described above for a period of slightly over twelve and a half years for the Second Trademark Sub-Licence Agreement and three financial years for the other transactions following [•], provided that the annual value of the transactions does not exceed the caps for the relevant period specified. We will comply with the requirements set out in Chapter 14A of the Listing Rules, including Listing Rules 14A.35(1), 14A.35(2), 14A.36 to 14A.40 and 14A.45, as amended from time to time, governing such continuing connected transactions.

Upon expiry of the applicable waiver, the Company will be required to comply with the then-applicable requirements of the Listing Rules or, alternatively, obtain any waivers from strict compliance with such requirements, if such waivers are available.

Each of our Directors (including our independent non-executive Directors) is of the view that the continuing connected transactions mentioned above were entered into in the ordinary and usual course of our business upon normal commercial terms, and that the terms of such continuing connected transactions and the annual caps set out above are fair and reasonable and in the interest of our Shareholders as a whole.

As each of the relevant applicable percentage ratios set out in the Listing Rules for determining the value of a connected transaction (excluding the profits ratio and the equity capital ratio which are not applicable) for the continuing connected transactions set out in items 1, 2 and 4 in Category I is expected to be less than 0.1% on an annual basis, such transactions are exempt from the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules. The continuing connected transaction set out in item 3 in Category I is an exempt continuing connected transaction under Rule 14A.33(2) of the Listing Rules. As such, no waiver was applied for in respect of the transactions set out in Category I.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

CONNECTED TRANSACTIONS

Payments by Our Group Which Do Not Constitute Continuing Connected Transactions

The Shared Services Agreement also documents certain historical arrangements in which our Group and the LVS Group have coordinated efforts to obtain insurance coverage and information technology products and services from third-party service providers. These arrangements will continue after [•]. Such arrangements permit our Group together with the LVS Group to leverage our combined negotiating power for such services or coverage.

With respect to insurance coverage, LVS has executed various insurance policies that provide global coverage for its subsidiaries (including coverage for certain members of our Group). We bear that portion of the premiums charged for such insurance coverage that is proportionate to our share of the insurance coverage. In the event of losses suffered by any members of our Group, the indemnification from the insurers under such policies for such losses will be paid to us.

With respect to information technology products and services, LVS has entered into various enterprise level agreements in order to meet the combined requirements of its subsidiaries (including the requirements of members of our Group). We bear that portion of the cost for such information technology products and services which is proportionate to our share of the use of such information technology products and services.

The above arrangements are not considered continuing connected transactions between our Group and the LVS Group as the LVS Group is not providing our Group with any services or products and vice versa.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS AND SENIOR MANAGEMENT

DIRECTORS

Our Board of Directors consists of eight Directors, three of whom are independent non-executive Directors. The following table sets forth certain information concerning our Directors:

Name	Age	Title
Sheldon Gary Adelson	76	Chairman and Non-executive Director
Jeffrey Howard Schwartz	48	Non-executive Director
Irwin Abe Siegel	68	Non-executive Director
Steven Craig Jacobs	46	Chief Executive Officer, President-Macau and Executive Director
Stephen John Weaver	48	Chief Development Officer and Executive Director
Iain Ferguson Bruce	68	Independent Non-executive Director
Yun Chiang	42	Independent Non-executive Director
David Muir Turnbull	54	Independent Non-executive Director

Executive Directors

Steven Craig Jacobs, aged 46, is our Chief Executive Officer, President-Macau and executive Director. Mr. Jacobs has been President-Macau of LVS from May 2009 and has worked with LVS since March 2009. From 1994 through 2008, Mr. Jacobs served as the President and CEO of the Vagus Group Inc (“VGI”), an international management services company specializing in travel and hospitality. Through VGI, Mr. Jacobs assumed a variety of senior executive roles in companies including at Louvre Hotels, U.S. Franchise Systems, Hyatt and Best Western International. Mr. Jacobs holds a Bachelor of Arts from Harvard University. Mr. Jacobs was appointed as our executive Director on August 18, 2009.

Stephen John Weaver, aged 48, is our Chief Development Officer and executive Director. Mr. Weaver joined our Group in August 2005 and has served as the President of Asian Region since October 2006, and is responsible for overseeing all development and government relations activities in Macau, including real estate development transactions, retail mall leasing, and other business development-related activities. He has broad experience in all elements of property development and business management, initially gained through 12 years of private practice as a property lawyer and subsequently in senior management positions with Savills and Jones Lang LaSalle. Mr. Weaver holds a Bachelor of Laws degree from Queensland University of Technology and a Master of Business Administration from the University of Southern Queensland, having completed the relevant long distance learning courses of both universities. Mr. Weaver is a solicitor of the Supreme Court of Queensland and High Court of Australia. Mr. Weaver was appointed as our executive Director on August 18, 2009.

Non-executive Directors

Sheldon Gary Adelson, aged 76, is the Chairman of our Board of Directors and our non-executive Director. Mr. Adelson has been the Chairman of the Board of LVS, Chief Executive Officer and a director of LVS since August 2004. Mr. Adelson has been Chairman of the board, Chief Executive Officer and a director of Las Vegas Sands LLC (or its predecessor) since April 1988, when Las Vegas Sands LLC was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed the Sands Expo Center, which he grew into one of the largest privately owned convention and trade show destinations in the United States before transferring it to LVS in July

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS AND SENIOR MANAGEMENT

2004. He has been President and Chairman of the board of Interface Group Holding Company, Inc. since the mid-1970s and Chairman of the board of LVS’s affiliate Interface-Group Massachusetts, LLC and its predecessors since 1990. Mr. Adelson joined us and was appointed as our Chairman and non-executive Director on August 18, 2009.

Jeffrey Howard Schwartz, aged 48, is our non-executive Director. Mr. Schwartz has been a director of LVS since March 2009. He is the chairman of the board and co-founder of Global Logistic Properties, which controls the largest platform of logistics facilities in Asia. Mr. Schwartz was the chief executive officer of ProLogis, a company listed on the NYSE, from January 2005 through November 2008, and served as the chairman of the board and director of ProLogis from May 2007 through November 2008. Mr. Schwartz also served as a director of ProLogis European Properties, a company listed on both the EuroNext and Luxembourg exchanges. Mr. Schwartz was president of international operations of ProLogis from March 2003 to December 2004, and was Asia president and chief operating officer from March 2002 to December 2004. He had been associated with ProLogis in varying capacities since 1994. Mr. Schwartz was appointed as our non-executive Director on October 14, 2009.

Irwin Abe Siegel, aged 68, is our non-executive Director. Mr. Siegel has been a director of LVS since February 2005. He was a director of Las Vegas Sands, Inc. from February 2005 until July 2005. Mr. Siegel is a certified public accountant and was a partner (specializing in the hospitality industry) in the international accounting and consulting firm of Deloitte & Touche LLP from 1973 to 2003, when he retired. From 1996 through 1999, Mr. Siegel served as the chief executive officer of Deloitte Touche LLP’s operations in the former Soviet Union. Mr. Siegel has been working as a business consultant since 2003. Mr. Siegel has served on the boards of directors of many charitable and civic organizations and is the immediate past president of the Weinstein Hospice in Atlanta, Georgia, U.S.A. Mr. Siegel was appointed as our non-executive Director on October 14, 2009.

Independent Non-executive Directors

Iain Ferguson Bruce, aged 68, is our independent non-executive Director. Mr. Bruce joined KPMG in Hong Kong in 1964 and was elected to its partnership in 1971. He was the senior partner of KPMG from 1991 until his retirement in 1996 and served as chairman of KPMG Asia Pacific from 1993 to 1997. He has been a member of the Institute of Chartered Accountants of Scotland since 1964 and is a fellow of the Hong Kong Institute of Certified Public Accountants. He is also a fellow of The Hong Kong Institute of Directors and a member of The Hong Kong Securities Institute. Mr. Bruce is currently an independent non-executive director of Paul Y. Engineering Group Limited, Tencent Holdings Limited, Vitasoy International Holdings Limited and Wing On Company International Limited, all listed on the Stock Exchange. Mr. Bruce is also a non-executive director of Noble Group Limited, a company listed on the Singapore Exchange Limited, of China Medical Technologies, Inc., a company listed on NASDAQ, and of Yingli Green Energy Holding Company Limited, a company listed on the New York Stock Exchange. Mr. Bruce is a steward of The Hong Kong Jockey Club, an independent non-executive director of Citibank (Hong Kong) Limited and is the Chairman of KCS Limited. Mr. Bruce was appointed as our independent non-executive Director on October 14, 2009. Mr. Bruce has over 44 years of experience in the accounting profession and possesses the accounting and related financial management expertise required under rule 3.10(2) of the Listing Rules.

Chiang Yun, aged 42, is our independent non-executive Director. With over 15 years of private equity investment experience, Ms. Chiang is one of the four founding managing partners of Pacific Alliance Equity Partners, the private equity division of Pacific Alliance Group. Prior to the founding of Pacific Alliance Equity Partners, Ms. Chiang was a Vice President of AIG Global Investment. In addition to currently sitting on the boards of five separate portfolio companies, Ms. Chiang was also a board member of two listed companies in Hong Kong and Thailand, namely China-Hongkong Photo Products Holdings Limited and C.P. Seven Eleven Public Company Limited. Ms. Chiang obtained her Executive Master of Business Administration from The Kellogg Graduate School of Management of Northwestern University and Hong Kong University of Science and Technology and her Bachelor of

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS AND SENIOR MANAGEMENT

Science degree, cum laude, from Virginia Polytechnic Institute and State University, or Virginia Tech. Ms. Chiang was appointed as our independent non-executive Director on October 14, 2009.

David Muir Turnbull, aged 54, is our independent non-executive Director. Mr. Turnbull graduated from Cambridge University in 1976 with a Bachelor of Arts degree with honors in Economics and subsequently obtained a Master of Arts degree. He joined the Swire Group upon graduation and held a variety of senior management positions during his 30 years with the group. Mr. Turnbull also held a number of positions in companies listed on the Stock Exchange including chairman of Swire Pacific Ltd. and Cathay Pacific Airways Ltd. from January 2005 until January 2006, chairman of Hong Kong Aircraft Engineering Company Ltd. from March 1995 until August 2006, non-executive director of the Hongkong and Shanghai Banking Corporation from January 2005 until December 2005, non-executive director of Air China Ltd. from May 2005 until December 2005 and non-executive director of Hysan Development Co. Ltd. from May 2005 until January 2006. From July 2006 to March 2008, Mr. Turnbull also served as a director of Allco Finance Group Limited, a company listed on the Australian Stock Exchange. In July 2008, Mr. Turnbull was appointed as the Executive Chairman of Pacific Basin Shipping Company, a company listed on the Stock Exchange and has served an independent non-executive director since May 2006. In July 2006, he was appointed as an independent non-executive director of Green Dragon Gas Limited, a company listed on the Alternative Investment Market, a sub-market of the London Stock Exchange. In November 2008, he was appointed as the chairman of Seabury Aviation and Aerospace Asia (Hong Kong) Ltd, a subsidiary of Seabury Group LLC. Mr. Turnbull was appointed as our independent non-executive Director on October 14, 2009.

Save as disclosed in this document, none of our Directors has had any relationships with any Directors, senior management or other substantial or Controlling Shareholders of our Company.

Save as disclosed in this document, there is no other information in respect of our Directors that is discloseable pursuant to Rules 13.51(2)(a) to (v) of the Listing Rules and there is no other matter that needs to be brought to the attention of our Shareholders.

SPECIAL ADVISER TO THE BOARD

Michael Alan Leven, aged 71, is Special Adviser to our Board. Mr. Leven is the President and Chief Operating Officer of LVS and its wholly-owned subsidiary, Las Vegas Sands, LLC, having been appointed on April 1, 2009. Mr. Leven has been a member of LVS’s board of directors since August 2004. Mr. Leven has served as the Chief Executive Officer of the Georgia Aquarium since September 2008. From January 2006 through September 2008, Mr. Leven was the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Until December 2006, Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels.

On account of his extensive prior experience in the gaming and hospitality industries, we have appointed Mr. Leven to be Special Adviser to the Board on October 14, 2009. Mr. Leven will attend and participate at meetings of the Board, and be provided notice of meetings of the Board together with materials to be considered by the Board. However, Mr. Leven’s role is only advisory and he does not have the right to vote at any such meetings or to direct any course of action to the Directors, and he will also be required to observe the same duties of confidentiality and fidelity to our Company as a Director would be subject to. Mr. Leven will not receive any compensation from us (or LVS) in connection with his role as Special Adviser to the Board.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS AND SENIOR MANAGEMENT

SENIOR MANAGEMENT

Steven Craig Jacobs, aged 46, is our Chief Executive Officer, President-Macau and executive Director. His biographical details are set out in “—Directors—Executive Directors.”

Stephen John Weaver, aged 48, is our Chief Development Officer and executive Director. His biographical details are set out in “—Directors—Executive Directors.”

Toh Hup Hock, aged 44, is our Chief Financial Officer. He is currently a director of some of our PRC, Cayman, Macau and Hong Kong subsidiaries. Mr. Toh joined our Group in April 2007 after a 15 year career with General Electric Company (“GE”). During his tenure at GE, Mr. Toh held a number of chief financial officer and similar positions in Asia including for GE Lighting Asia, GE Consumer Products Asia, GE Consumer & Industrial Asia and GE Plastics Greater China. Mr. Toh holds a Bachelor of Science in Accounting from Murdoch University and a Masters in Business Administration from the University of Queensland. Mr. Toh is a full member of CPA Australia.

Luís Nuno Mesquita de Melo, aged 45, is our General Counsel and Joint Company Secretary. Mr. Melo holds a law degree from the University of Lisbon’s faculty of law. Mr. Melo originally joined VML as an Associate General Counsel in September 2005, and became Senior Vice-President and General Counsel of VML in September 2008. In October 2008, Mr. Melo became a director of VML and all of its Macau subsidiaries. Mr. Melo joined the Macau Government in 1990 as a lawyer working for the Legislative Modernization Commission working extensively in revising and modernizing the Macau legal system and legislation in preparation for the Administration handover from Portugal to the PRC. He also held various advisory roles to the Legislative Assembly of Macau, including legal adviser to the President, from 1992 to 1997 and the office of Assistant (legal affairs) to the Minister of Economy of Portugal in 1997. In addition, he was also in private practice and was a partner of the law firm J.A. Pinto Ribeiro & Associados from December 1997 to 2005 and a founding partner of Augusto Mateus & Associados, Sociedade de Consultores Lda., a company engaged in economic and consultancy studies and entrepreneurial development and restructuring strategies.

Matthew Pryor, aged 42, has been with our Group since January 2003. He joined our Group as a Director of Construction and Project Management and since then has risen to the position of Senior Vice President-Asia. Mr. Pryor has over 19 years of experience in the strategic development and management of a wide range of construction projects including retail, commercial, residential and hospitality with/for private and public sector clients. Mr. Pryor is a professional associate of the Hong Kong Institute of Surveyors.

Peter P. Wu, aged 36, has been working with our Group since August 2008. Mr. Wu is currently the Vice President of Operations at the Sands Macao. Mr. Wu has over 15 years of supervisory, corporate and senior management experience at privately held and start-up gaming, entertainment and hospitality companies. Prior to joining our Group, Mr. Wu held various senior management positions at Macau Studio City (Hong Kong) Limited, Black Gaming, LLC and Harrah’s Entertainment. Mr. Wu holds a Bachelor of Arts degree in journalism and mass media from Rutgers University in New Jersey, U.S.A. and a Master of Management in hospitality from Cornell University, New York, U.S.A.

Mark Andrew McWhinnie, aged 52, has been working with our Group since June 2006. Mr. McWhinnie currently holds the position of Vice President Hotel Operations, The Venetian Macao Resort Hotel. Prior to joining our Group, Mr. McWhinnie held various general manager and managing director positions in organizations such as Ishin Hotels Group, Presidential Plaza Hotel, Beijing, and Sheraton Resorts, Denarau Island. Mr. McWhinnie holds a Bachelor of Arts degree in hotel and catering management from Strathclyde University, Scotland.

David Reese Sylvester, aged 45, has been working with our Group since October 2005. During his employment, Mr. Sylvester was appointed as Vice President Retail Asia, Sands Retail. Mr. Sylvester has over 20 years of experience in the development and management of shopping centers in the Asia Pacific region. Over the course of his career, he has been involved in more than

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS AND SENIOR MANAGEMENT

40 major retail projects. Prior to working with our Group, Mr. Sylvester was Group General Manager of GIC Real Estate’s retail assets in Australia and China. He had a 12-year career with Jones Lang LaSalle and was previously the head of Jones Lang LaSalle’s international retail leasing for Asia, based in Hong Kong. Mr. Sylvester established his career in the retail industry with Westfield and Lend Lease. Mr. Sylvester was a licensed real estate agent in Victoria, Australia and Hong Kong.

Andrew Billany, aged 47, has been working with our Group since January 2004. He joined as a Director of Special Projects. In January 2007, he was promoted to Vice President of Hotel Operations—Sands. He currently holds the role of Vice President, Parcel 2 and Paiza Macau. Mr. Billany has over 26 years of experience in the hospitality and food and beverage industries. Mr. Billany holds a certificate in cookery for the catering industry from the City and Guilds of London Institute, United Kingdom.

JOINT COMPANY SECRETARIES

Luís Nuno Mesquita de Melo, aged 45, is our General Counsel and Joint Company Secretary. His biographical details are set out in “—Senior Management.”

Ho Siu Pik, aged 45, is our Joint Company Secretary for the purpose of Listing Rule 8.17. Ms. Ho is a director of the Corporate Services Division of Tricor Services Limited and an associate member of both the Institute of Chartered Secretaries and Administrators and the Hong Kong Institute of Chartered Secretaries. Ms. Ho has about 20 years of experience in providing corporate secretarial services.

BOARD COMMITTEES

Audit Committee

We established an audit committee on October 14, 2009 with effect from [•] with written terms of reference in compliance with the Listing Rules. The primary duties of the audit committee are to review and supervise our financial reporting process and internal control systems, to nominate and monitor external auditors and to perform other duties and responsibilities assigned by the Board.

The audit committee consists of three members, namely, Iain Ferguson Bruce (being the chairman with professional qualifications in accountancy) and Chiang Yun, both of whom are independent non-executive Directors, and Irwin Abe Siegel, our non-executive Director.

Remuneration Committee

We established a remuneration committee on October 14, 2009 with effect from the Listing Rules. The primary duties of the remuneration committee are to evaluate and make recommendations to our Board regarding the remuneration of our Directors and senior management.

The remuneration committee consists of three members, namely, David Muir Turnbull (being the chairman of the remuneration committee), Iain Ferguson Bruce and Jeffrey Howard Schwartz.

SHARE OPTION SCHEME

Our Company has conditionally adopted the Share Option Scheme, the purpose of which is to, amongst others, motivate our Directors, senior management and employees to optimize their future contributions to our Group and/or reward them for their past contributions and/or to attract and retain or otherwise maintain on-going relationships with such participants who are significant to or whose contributions are or will be beneficial to the performance, growth or success of our Group. The principal terms of the Share Option Scheme are summarized in “Statutory and General Information—Share Option Scheme” in Appendix VII to this document.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

DIRECTORS AND SENIOR MANAGEMENT

COMPENSATION OF DIRECTORS

The aggregate remuneration received by our Directors (including fees, salaries, contributions to pension schemes, housing allowances, share-based compensation benefits and other allowances and benefits in kind and discretionary bonuses) from us for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009 was approximately US$1.6 million, US$4.0 million, US$2.6 million and US$1.3 million, respectively. Under the arrangements currently in force, we estimate the aggregate remuneration (including fees, salaries, contributions to pension schemes, housing allowances, share-based compensation benefits and other allowances and benefits in kind, excluding discretionary bonuses) payable to our Directors for the year ending December 31, 2009 to be US$5.2 million.

The aggregate amount of salary and other allowances and benefits, share-based compensation benefits, bonus and contribution to pensions schemes paid by us to the five highest paid individuals of our Company during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009 was approximately US$6.2 million, US$12.5 million, US$10.3 million and US$3.3 million, respectively. Further, none of our Directors had waived any remuneration during the same period.

No remuneration was paid by us to our Directors or the five highest paid individuals as an inducement to join or upon joining us or as a compensation for loss of office in respect of the years ended December 31, 2006, 2007 and 2008 or the six months ended June 30, 2009. Further, none of our Directors had waived any remuneration during the same period.

Except as disclosed above, no other payments have been paid or are payable, in respect of the years ended December 31, 2006, 2007 and 2008 or the six months ended June 30, 2009, by us or any of our subsidiaries to our Directors.

The Directors anticipate that they will periodically review the compensation levels of key executives of our Group. Based on our Group’s performance and the executives’ respective contributions to our Group, the Directors may, with the approval of our remuneration committee, grant salary increases or pay bonuses (which may be in the form of cash or share options) to key executives of our Group. These increases or bonuses could result in the incurrence of compensation expense at levels that are significantly higher than those incurred by our Group in prior periods.

The non-executive Directors and the independent non-executive Directors are entitled to receive annual salaries as described in “Statutory and General Information—Further Information About Our Directors and Experts—Particulars of Service Contracts” in Appendix VII to this document and such annual salaries are determined by our remuneration committee. All Directors receive reimbursements from our Company for expenses which are necessarily and reasonably incurred for providing services to our Company or executing matters in relation to the operations of our Company. Our Directors may also receive options to be granted under the Share Option Scheme.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

FUTURE PLANS

FUTURE PLANS

See “Business—Business Strategies” for a detailed description of our future plans.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The following is the text of a report received from the Company’s reporting accountant, PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, for the purpose of incorporation in this document.

[Draft]

[Date]

The Directors

Sands China Ltd.

Dear Sirs

We set out below our report on the financial information (the “Financial Information”) of Sands China Ltd. (the “Company”) and the companies now comprising the group (hereinafter collectively referred to as the “Group”) set out in Sections I to III below, for inclusion in [•]. The Financial Information comprises the combined balance sheets as of December 31, 2006, 2007 and 2008 and as of June 30, 2009, the combined income statements, the combined statements of comprehensive income, the combined statements of changes in equity and the combined statements of cash flows for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (the “Relevant Periods”), and a summary of significant accounting policies and other explanatory notes.

The Company was incorporated in the Cayman Islands on July 15, 2009, as an exempted company with limited liability under the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. Pursuant to a group reorganization as described in Note 1 of Section II headed “Group reorganization and basis of presentation” (the “Reorganization”) below, the Company became the holding company of the companies now comprising the Group.

As of the date of this report, the Company has direct and indirect interests in the companies now comprising the Group as set out in Note 32 of Section II below. All of these companies are private companies.

No audited financial statements have been prepared by the Company as it is newly incorporated and has not been involved in any significant business transactions since its date of incorporation other than the Reorganization.

All companies now comprising the Group have adopted December 31 as their financial year end date. The statutory audited financial statements during the Relevant Periods of the companies now comprising the Group for which there is a statutory audit requirement have been prepared in accordance with relevant accounting principles applicable to their respective place of incorporation. Particulars of and the names of the statutory auditors of these companies are set out in Note 32 of Section II below.

For the purpose of this report, the directors of the Company have prepared combined financial statements of the Company and the companies now comprising the Group for the Relevant Periods (the “Underlying Financial Statements”) in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standard Board. We have audited the Underlying

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Financial Statements for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, in accordance with International Standards on Auditing issued by the International Auditing and Assurance Standards Board (the “IAASB”).

The Financial Information has been prepared based on the Underlying Financial Statements, with no adjustment made thereon, and on the basis set out in Note 1 of Section II below.

Directors’ responsibility

The directors of the Company are responsible for the preparation and the true and fair presentation of the Underlying Financial Statements in accordance with IFRS.

For the financial information for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, the directors of the Company are responsible for the preparation and the true and fair presentation of the financial information in accordance with IFRS. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the financial information that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

For the financial information for the six months ended June 30, 2008, the directors of the Company are responsible for the preparation and the presentation of the financial information in accordance with the basis of presentation set out in Note 1 of Section II below and the accounting policies set out in Note 2 of Section II below which are in conformity with IFRS.

Reporting accountant’s responsibility

For the financial information for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, our responsibility is to express an opinion on the financial information based on our examination and to report our opinion to you. We examined the Underlying Financial Statements used in preparing the financial information, and carried out such additional procedures as we considered necessary in accordance with the Auditing Guideline 3.340 “Prospectuses and the Reporting Accountant” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).

For the financial information for the six months ended June 30, 2008, our responsibility is to express a conclusion on the financial information based on our review and to report our conclusion to you. We conducted our review in accordance with International Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the IAASB. A review of the financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Opinion and review conclusion

In our opinion, the financial information for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, for the purpose of this report, and presented on the basis set out in Note 1 of Section II below, gives a true and fair view of the combined state of affairs of the Group as of December 31, 2006, 2007 and 2008 and June 30, 2009, and of the Group’s combined results and cash flows for the respective years and period then ended.

Based on our review, which does not constitute an audit, nothing has come to our attention that causes us to believe that the financial information for the six months ended June 30, 2008, for the purpose of this report, and presented on the basis set out in Note 1 of Section II below, is not prepared, in all material respects, in accordance with the accounting policies set out in Note 2 of Section II below which are in conformity with IFRS.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

I.	FINANCIAL INFORMATION

The following is the Financial Information of the Group as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, and for each of the years ended December 31, 2006, 2007 and 2008, and each of the six months ended June 30, 2008 and 2009, prepared on the basis set out in Note 1 of Section II.

(a)	Combined Income Statements

		Year ended December 31,			Six months ended June 30,
		2006	2007	2008	2008	2009
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
					(Unaudited)
Net revenues	5	1,281,093	1,966,212	3,053,319	1,490,591	1,500,587
Gaming tax		(562,766)	(884,870)	(1,300,477)	(641,943)	(633,417)
Inventories consumed		(13,023)	(24,003)	(42,241)	(18,033)	(20,408)
Employee benefit expenses	7	(175,567)	(349,247)	(517,910)	(264,559)	(232,856)
Depreciation and amortization		(35,163)	(104,047)	(268,220)	(123,388)	(158,444)
Gaming promoter/agency commissions		(37,763)	(102,810)	(162,051)	(77,735)	(86,827)
Other expenses	8	(78,487)	(257,340)	(468,446)	(193,076)	(258,560)

Operating profit		378,324	243,895	293,974	171,857	110,075
Interest income	5	27,783	29,226	4,801	2,454	281
Interest expense, net of amounts capitalized	9	(30,271)	(77,037)	(122,870)	(60,184)	(52,212)

Profit before income tax		375,836	196,084	175,905	114,127	58,144
Income tax (expenses)/credits	10	(2)	54	(169)	(142)	(167)

Profit for the year/period attributable to equity holders of the Company		375,834	196,138	175,736	113,985	57,977

Earnings per share for profit attributable to equity holders of the Company
—Basic and diluted	11	N/A	N/A	N/A	N/A	N/A

(b)	Combined Statements of Comprehensive Income

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Profit for the year/period attributable to equity holders of the Company	375,834	196,138	175,736	113,985	57,977
Other comprehensive (loss)/income, net of tax:
Currency translation differences	(1,247)	(3,261)	8,410	311	182

Total comprehensive income for the year/period attributable to equity holders of the Company	374,587	192,877	184,146	114,296	58,159

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(c)	Combined Balance Sheets

		As of December 31,			As of June 30, 2009
		2006	2007	2008
	Note	US$’000	US$’000	US$’000	US$’000
ASSETS
Non-current assets
Investment properties, net	13	—	292,726	338,014	621,741
Leasehold interests in land, net	14	8,645	234,579	274,443	284,546
Property and equipment, net	15	2,008,676	3,568,731	5,235,823	5,007,964
Intangible assets, net	17	3,478	5,531	46,222	43,746
Deferred income tax assets	18	—	83	159	152
Financial assets at fair value through profit or loss	19	508	25	—	—
Other assets, net	20	2,354	34,714	60,770	58,216
Trade and other receivables and prepayments, net	23	—	25,132	91,457	61,671
Restricted cash	22	232,072	—	—	—

Total non-current assets		2,255,733	4,161,521	6,046,888	6,078,036

Current assets
Inventories	24	1,663	8,410	10,915	10,119
Trade and other receivables and prepayments, net	23	17,668	239,975	287,947	244,341
Restricted cash	22	233,374	59,202	124,112	172,110
Cash and cash equivalents	21	278,509	439,395	417,769	340,620

Total current assets		531,214	746,982	840,743	767,190

Total assets		2,786,947	4,908,503	6,887,631	6,845,226

EQUITY
Capital and reserves attributable to equity holders of the Company
Combined capital	25	—	—	—	—
Capital reserve	26	80,049	80,049	80,049	80,049
Statutory reserve	26	6,222	6,222	6,222	6,315
Share-based compensation reserve		—	—	17,538	21,387
Currency translation reserve		483	(2,778)	5,632	5,814
Retained earnings		768,219	964,357	1,140,093	1,197,977

Total equity		854,973	1,047,850	1,249,534	1,311,542

LIABILITIES
Non-current liabilities
Trade and other payables	29	282	6,831	12,663	12,872
Borrowings	27	1,387,125	2,935,219	3,598,862	3,471,661

Total non-current liabilities		1,387,407	2,942,050	3,611,525	3,484,533

Current liabilities
Trade and other payables	29	544,225	912,302	1,982,042	1,977,942
Current income tax liabilities		2	31	232	392
Borrowings	27	340	6,270	44,298	70,817

Total current liabilities		544,567	918,603	2,026,572	2,049,151

Total liabilities		1,931,974	3,860,653	5,638,097	5,533,684

Total equity and liabilities		2,786,947	4,908,503	6,887,631	6,845,226

Net current liabilities		(13,353)	(171,621)	(1,185,829)	(1,281,961)

Total assets less current liabilities		2,242,380	3,989,900	4,861,059	4,796,075

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(d)	Combined Statements of Cash Flows

		Year ended December 31,			Six months ended June 30,
		2006	2007	2008	2008	2009
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
					(Unaudited)
Cash flows from operating activities
Cash generated from operations	30	478,049	269,568	256,227	203,988	282,648
Income tax paid		—	—	(44)	(30)	—

Net cash generated from operating activities		478,049	269,568	256,183	203,958	282,648

Cash flows from investing activities
(Increase)/decrease in restricted cash		(465,820)	406,006	(64,480)	(19,291)	(48,003)
Purchases of property and equipment and investment properties		(1,155,527)	(1,712,140)	(1,973,658)	(1,012,494)	(210,896)
Purchases of intangible assets		(1,831)	(24,061)	(24,195)	(8,722)	(915)
Proceeds from disposal of property and equipment		87	26	31	26	1,609
Notes receivable/amounts due from related companies		(50,000)	(174,225)	(5,514)	(2,894)	—
Settlement of notes receivable/amounts due from related companies		50,000	25,000	140,500	140,500	13,440
Interest received		27,783	24,635	9,335	7,012	270

Net cash used in investing activities		(1,595,308)	(1,454,759)	(1,917,981)	(895,863)	(244,495)

Cash flows from financing activities
Payments for financial assets at fair value through profit or loss		(1,000)	(109)	(20)	—	—
Proceeds from borrowings		1,300,000	1,551,000	672,296	367,724	9,885
Proceeds from notes payable to related companies		140,000	—	20,000	—	20,000
Proceeds from advances from related companies		104,464	55,586	1,143,792	478,792	42,252
Repayments of borrowings		(50,000)	—	—	—	(137,569)
Repayments of notes payable to related companies		(139,163)	—	—	—	—
Repayments of advances from related companies		—	(69,856)	—	—	—
Repayments of finance lease liabilities		(847)	(351)	(77)	(8)	(84)
Payments for deferred financing costs		(41,185)	(8,987)	(5,994)	(3,986)	(667)
Interest paid		(74,772)	(181,030)	(192,617)	(94,633)	(48,797)

Net cash generated from/(used in) financing activities		1,237,497	1,346,253	1,637,380	747,889	(114,980)

Net increase/(decrease) in cash and cash equivalents		120,238	161,062	(24,418)	55,984	(76,827)
Cash and cash equivalents at beginning of the year/period		158,536	278,509	439,395	439,395	417,769
Effect of exchange rate of the year/period		(265)	(176)	2,792	1,175	(322)

Cash and cash equivalents at end of the year/period	21	278,509	439,395	417,769	496,554	340,620

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(e)	Combined Statements of Changes in Equity

	Combined capital	Capital reserve	Statutory reserve	Share-based compensation reserve	Currency translation reserve	Retained earnings	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Balance at January 1, 2006	—	80,049	6,222	—	1,730	392,385	480,386
Total comprehensive income	—	—	—	—	(1,247)	375,834	374,587
Share-based compensation granted by the Ultimate Parent Company	—	—	—	5,475	—	—	5,475
Recharge through payables to the Ultimate Parent Company	—	—	—	(5,475)	—	—	(5,475)

Balance at December 31, 2006	—	80,049	6,222	—	483	768,219	854,973
Total comprehensive income	—	—	—	—	(3,261)	196,138	192,877
Share-based compensation granted by the Ultimate Parent Company	—	—	—	11,209	—	—	11,209
Recharge through payables to the Ultimate Parent Company	—	—	—	(11,209)	—	—	(11,209)

Balance at December 31, 2007	—	80,049	6,222	—	(2,778)	964,357	1,047,850
Total comprehensive income	—	—	—	—	8,410	175,736	184,146
Share-based compensation granted by the Ultimate Parent Company	—	—	—	17,538	—	—	17,538

Balance at December 31, 2008	—	80,049	6,222	17,538	5,632	1,140,093	1,249,534
Total comprehensive income	—	—	—	—	182	57,977	58,159
Share-based compensation granted by the Ultimate Parent Company	—	—	—	3,849	—	—	3,849
Transfer to statutory reserve	—	—	93	—	—	(93)	—

Balance at June 30, 2009	—	80,049	6,315	21,387	5,814	1,197,977	1,311,542

For the six months ended June 30, 2008 (Unaudited)
Balance at January 1, 2008	—	80,049	6,222	—	(2,778)	964,357	1,047,850
Total comprehensive income	—	—	—	—	311	113,985	114,296
Share-based compensation granted by the Ultimate Parent Company	—	—	—	8,511	—	—	8,511

Balance at June 30, 2008	—	80,049	6,222	8,511	(2,467)	1,078,342	1,170,657

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

II	NOTES TO THE FINANCIAL INFORMATION

1	Group reorganization and basis of presentation

(a)	Principal activities

Sands China Ltd. (the “Company”) and the companies now comprising the Group are principally engaged in the installation, operation and management of games of fortune and chance in casinos, hotel resort operations and other ancillary services (the “Gaming and Other Related Operations”) in the Macau Special Administrative Region of the People’s Republic of China (“Macau”).

The Group owns and operates the Sands Macao, the first Las Vegas-style casino in Macau, pursuant to a 20-year gaming subconcession.

The Group also owns and operates The Venetian Macao Resort Hotel (“The Venetian Macao”), which anchors the Cotai Strip, the Group’s master-planned development of integrated resort properties in Macau.

In August 2008, the Group opened the Four Seasons Hotel, the Plaza Casino, the Shoppes at Four Seasons (together with the Paiza mansions opened in July 2009 and the apart-hotel tower, referred to as the “Plaza Macao”). The Plaza Macao is located adjacent to The Venetian Macao.

The Group’s other ancillary services include ferry operations and other related operations.

(b)	Organization and reorganization

The Company was incorporated in the Cayman Islands on July 15, 2009 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands as part of the reorganization of Las Vegas Sands Corp. (“LVS” or the “Ultimate Parent Company”) (the “Reorganization”). The Company is an investment holding company. The principal activities of the companies now comprising the Group are set out in Note 32. The Ultimate Parent Company is incorporated in Nevada, the United States of America, and currently listed on the New York Stock Exchange. The address of the Company’s registered office is 87 Mary Street, George Town, Grand Cayman KYI-9005, Cayman Islands.

Prior to the Reorganization, the Gaming and Other Related Operations were carried out by various companies now comprising the Group and were owned or controlled by the Ultimate Parent Company.

For the preparation of the [•], the Reorganization was carried out to transfer the ownership in these companies to the Company. The steps of the Reorganization are summarized below:

•

On September 2, 2009, Venetian Venture Development Intermediate I Limited (“VVDI (I)”), the then intermediate holding company of Venetian Venture Development Intermediate Limited (“VVDIL”), entered into sale and purchase agreements with VVDIL to sell its interests in Cotai WaterJets (HK) Limited and CotaiJet Holdings (II) Limited to VVDIL at HK$1.00 each;

•

On September 28, 2009, VVDIL entered into sale and purchase agreements with VVDI (I) to sell its interests in World Sourcing Services Limited and Venetian Global Holdings Limited to VVDI (I) at HK$4,838,000 and US$1.00, respectively;

•	On September 29, 2009, LVS IP Holdings, LLC was organized under the laws of Nevada as a wholly owned subsidiary of the Company;

•

On November 8, 2009, VVDI (II) entered into a share transfer form pursuant to which VVDI (II) agreed to transfer by means of contribution to the Company the entire interest in VVDIL (including loans and advances previously extended by VVDI (II) to VVDIL that are still outstanding, all its rights as creditor under all such loans and advances) for nil consideration.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Upon the completion of the above reorganization steps, the Company became the holding company of the companies now comprising the Group and holds all the Gaming and other Related Operations in Macau.

(c)	Basis of presentation

The Ultimate Parent Company owned and controlled the companies now comprising the Group before the Reorganization and continues to control these companies after the Reorganization. For the purpose of this report, the Reorganization is considered as a business combination under common control in a manner similar to pooling of interests and the principles of merger accounting under Hong Kong Accounting Guideline 5 “Merger Accounting for Common Control Combination” issued by the HKICPA. The Financial Information includes the combined financial position, results and cash flows of the companies now comprising the Group as if the existing group structure had been in existence throughout the Relevant Periods or since the respective dates of incorporation/establishment or acquisition, whichever is the shorter period.

All significant intra-group transactions and balances have been eliminated on combination.

2	Summary of significant accounting policies

The principal accounting policies applied in the preparation of the Financial Information are set out below. These policies have been consistently applied during the Relevant Periods.

(a)	Basis of preparation

The Financial Information has been prepared in accordance with IFRS under the historical cost convention, as modified by the revaluation of financial assets at fair value through profit or loss. The preparation of the Financial Information in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the Financial Information, are disclosed in Note 4.

As of June 30, 2009, the Group’s current liabilities exceeded its current assets by US$1,282.0 million. The credit agreement entered by VML US Finance LLC (“VMLF”), a subsidiary within the Group (the “Borrower”), and Venetian Macau Limited (“VML”), Venetian Cotai Limited (“VCL”) and certain other subsidiaries within the Group (collectively, the “Guarantors”) dated May 25, 2006 (the “Macau Credit Facility”), requires VML and its restricted companies (collectively, the “Restricted Group”) to comply with certain financial covenants at the end of each quarter, including maintaining a maximum leverage ratio of the consolidated total debt outstanding, as defined in the Macau Credit Facility as discussed in Note 27(a). On August 12, 2009, an amendment was made to the Macau Credit Facility which, among other things, increased the maximum leverage ratios for the quarters beginning after June 30, 2009 (see Note 35). The Ultimate Parent Company has also confirmed its intention not to demand repayment of the balances owed by the Group to other LVS group entities for the twelve months after June 30, 2009, or [•], whichever is earlier, so as to enable the Group to meet its obligations as and when they fall due, save for the amount that the Group may repay to the extent as appropriate using the proceeds from the bond offering of VVDI (II) (see Note 35(c)). As a result of the aforementioned, management believes that the Group will be able to meet its obligations and maintain compliance with the financial covenants for the twelve months after June 30, 2009.

Based on the above, the Financial Information has been prepared on a going concern basis, which assumes, among other things, the realization of assets and satisfaction of liabilities as and when they fall due.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(b)	Changes in accounting policies

During the Relevant Periods, there have been a number of new/revised standards, amendments to standards and interpretations that have come into effect, for which the Group has adopted such at their respective effective dates. The adoption of these new standards, amendments to standards and interpretations has no material impact to the Group except for the adoption of the amendment to IAS 40 “Investment properties” (“IAS 40 (Amendment)”), which changed the Group’s accounting policy in relation to the classification of the Group’s properties that are under construction or development. Pursuant to the amendment, properties that are under construction or development for long-term rental yields, which were previously accounted for under IAS 16 “Property, plant and equipment”, should be classified as investment properties. As a result of the adoption of IAS 40 (Amendment) for the six months ended June 30, 2009, the Group’s properties under construction of US$227.9 million has been reclassified from “Property and equipment, net” to “Investment properties, net” on January 1, 2009. IAS 40 (Amendment) has been applied prospectively.

At the date of authorization of the Financial Information, the following new/revised standards, amendments to standards and interpretations to existing standards have been issued but are not effective for the six months ended June 30, 2009:

Effective for annual periods beginning on or after
IFRSs (Amendments)	Improvements to IFRSs 2009	January 1, 2010

IAS 1 (Amendment)	Presentation of Financial Statements	January 1, 2010

IAS 7 (Amendment)	Statement of Cash Flows	January 1, 2010

IAS 17 (Amendment)	Leases	January 1, 2010

IAS 27 (Revised)	Consolidated and Separate Financial Statements	July 1, 2009

IAS 36 (Amendment)	Impairment of Assets	January 1, 2010

IAS 38 (Amendment)	Intangible Assets	July 1, 2009

IAS 39 (Amendment)	Financial Instruments: Recognition and Measurement	January 1, 2010

IFRS 1 (Amendment)	First-time Adoption of International Financial Reporting Standards	July 1, 2009

IFRS 2 (Amendment)	Share-based Payments	July 1, 2009

IFRS 3 (Revised)	Business Combinations	July 1, 2009

IFRS 5 (Amendment)	Non-current Assets Held for Sale and Discontinued Operations	January 1, 2010

IFRS 8 (Amendment)	Operating Segments	January 1, 2010

IFRIC 9 (Amendment)	Reassessment of Embedded Derivatives	July 1, 2009

IFRIC 16 (Amendment)	Hedges of a Net Investment in a Foreign Operation	July 1, 2009

IFRIC 17	Distribution of Non-cash Assets to Owners	July 1, 2009

IFRIC 18	Transfer of Assets from Customers	July 1, 2009

The Group has not early adopted any of the above standards, interpretations and amendments to the existing standards. Management is in the process of making an assessment of their impact and is not yet in a position to state what impact they would have on the Group’s results of operations and financial positions.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(c)	Consolidation and combination

(i)	Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries of the Group, except for those acquisitions that qualify as business combinations under common control, which are accounted for using merger accounting.

Intra-group transactions, balances and unrealized gains and losses on transactions between group companies are eliminated. Accounting policies of subsidiaries have been changed where necessary in the combined financial statements to ensure consistency with the policies adopted by the Group.

(ii)	Business combinations under common control

The Financial Information incorporates the financial statement items of the combining entities or businesses in which the common control combination occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling party.

The net assets of the combining entities or businesses are combined using the existing book values from the controlling party’s perspective. No amount is recognized with respect to goodwill or any excess of an acquirer’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over its cost at the time of common control combination, to the extent of the contribution of the controlling party’s interest. All differences between the cost of acquisition (fair value of consideration paid) and the amounts at which the assets and liabilities are recorded have been recognized directly in equity as part of the capital reserve.

The combined income statements include the results of each of the combining entities or businesses from the earliest date presented or since the date when combining entities or businesses first came under common control, where this is a shorter period, regardless of the date of the common control combination.

The comparative amounts in the Financial Information are presented as if the entities or businesses had been combined at the earliest date presented or when they first came under common control, whichever is the later.

Intra-group transactions, balances and unrealized gains on transactions between the combining entities or businesses are eliminated. Unrealized losses are also eliminated but considered as an impairment indicator of the asset transferred. Accounting policies of combining entities or businesses have been changed where necessary to ensure consistency with the policies adopted by the Group.

(d)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as a group of senior management that makes strategic decisions.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(e)	Foreign currency translation

(i)	Functional and presentation currency

Items included in the financial statements of each of the Group’s companies are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is Macau Patacas (“MOP”). The Financial Information is presented in United States dollars (“US$”), which is the presentation currency.

(ii)	Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at balance sheet date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the combined income statements.

(iii)	Group companies

The results of operations and financial position of all the Group companies (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•

income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	all resulting exchange differences are recognized as a separate component of equity (currency translation differences).

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, such exchange differences are recognized in the combined income statements as part of the gain or loss on sale.

(f)	Investment properties

Investment properties, principally comprising buildings and building improvements, are held for long-term rental yields or capital appreciation or both and are not occupied by the Group companies. Prior to January 1, 2009, investment properties under construction or development were classified as construction-in-progress and included in property and equipment. Completed properties were transferred to investment properties at their carrying costs and subsequently be carried at cost less accumulated depreciation and accumulated impairment losses. Investment properties are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives of 15 to 40 years. The residual values and useful lives of investment properties are reviewed, and adjusted as appropriate, at each balance sheet date. The effects of any revision are included in the combined income statements when the changes arise.

Upon the adoption of IAS 40 (Amendment) on January 1, 2009, investment properties that are currently being constructed or developed are classified as investment properties and stated at cost less accumulated impairment losses.

(g)	Leasehold interest in land

Leasehold interests in land represent payments made for the use of land over an extended period of time. The total lease payments will be amortized on a straight-line basis over the term of the lease agreement.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(h)	Property and equipment

Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Property and equipment are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the minimum lease term. Other assets are depreciated as follows:

Land improvements, buildings and building improvements	15 – 40 years
Ferries	20 years
Furniture, fittings and equipment	3 – 6 years
Vehicles	5 years

Subsequent costs on property and equipment are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the combined income statements during the period in which they are incurred.

Construction-in-progress represents property and equipment under construction and is stated at cost. This includes the direct costs of purchase, construction and capitalized borrowing costs. Construction-in-progress is not depreciated until such time as the relevant assets are completed and ready for its intended use and when they are transferred to the relevant asset category.

The assets’ residual values and useful lives are reviewed, and adjusted if applicable, at each balance sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within “Other expenses” in the combined income statements.

(i)	Leased assets

Assets acquired pursuant to finance leases and hire purchase contracts that transfer to the Group substantially all the rewards and risks of ownership are accounted for as if purchased.

(j)	Intangible assets

(i)	Trademarks

Acquired trademarks have a finite useful life and are carried at cost less accumulated amortization and accumulated impairment losses. Trademarks are amortized over their estimated useful lives of 7 years.

(ii)	Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives of 4 years.

(iii)	Show production costs

Show production costs include costs of creation, design and initial production of the show. The costs are amortized over the shorter of the contractual run of the show (including any guaranteed renewals), or the estimated useful life of the show, which is assessed at each reporting period.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(k)	Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortization, are tested at least annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (i.e. cash generating units or “CGU”). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

(l)	Financial assets

Classification

The Group classifies its financial assets in the following categories: at fair value through profit or loss and loans and receivables. The classification depends on the purpose for which the financial assets were acquired which management determines at initial recognition.

(i)	Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are classified as held for trading unless they are designated as hedges.

(ii)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and for which management has no intention of trading. They are included in current assets, except for assets with maturities greater than twelve months after the balance sheet date, which are classified as non-current.

Recognition and measurement

Purchases and sales of financial assets are recognized on the date on which the Group commits to purchase or sell the asset (the trade-date). Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognized at fair value and transaction costs are expensed in the combined income statements. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred, and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are carried at amortized cost using the effective interest method.

Gains or losses arising from changes in the fair value of the “Financial assets at fair value through profit or loss” category are presented in the combined income statements within “Other expenses” in the period in which they arise.

The fair values of quoted investments are based on current bid prices. If the market for a financial asset is not active (or for those securities that are unlisted), the Group establishes fair value by using valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis and option pricing models, making maximum use of market inputs and minimum use of entity-specific inputs.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Impairment of financial assets

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Impairment testing of trade and other receivables is described in Note 2(o).

(m)	Cash and cash equivalents

Cash and cash equivalents includes cash in hand and short-term deposits with original maturities of three months or less.

(n)	Inventories

Inventories consist primarily of food, beverage, retail products and tobacco and are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less applicable selling expenses.

(o)	Trade and other receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the assets is reduced through the use of an allowance account, and the amount of the loss is recognized in the combined income statements within “Other expenses”. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against “Other expenses” in the combined income statements.

(p)	Trade payables

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

(q)	Borrowings and financing costs

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the combined income statements over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least twelve months after the balance sheet date.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

A qualifying asset is an asset that takes a substantial period of time to get ready for its intended use (Note 2(h)). Financing costs incurred for the construction of any qualifying asset, less any investment income on the temporary investment of related borrowings, are capitalized during the period that is required to complete and prepare the asset for its intended use. Other financing costs, net of interest income, are expensed.

(r)	Provisions

Provisions are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow of resources will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow of resources with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense.

(s)	Taxation and deferred taxation

The income tax expenses comprise current and deferred tax.

Current income tax is calculated on the basis of the tax laws enacted or substantially enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying values in the Financial Information. Deferred income tax is not accounted for if it arises from initial recognition of an asset or a liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided for temporary differences arising from investments in subsidiaries, except when the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

(t)	Share capital

Ordinary shares are classified as equity.

(u)	Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognized because it is not probable that an outflow of economic resources will be required or the amount of the obligation cannot be measured reliably.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

A contingent liability is not recognized but is disclosed in the Financial Information unless the probability of outflow of resources embodying economic benefits is remote. When a change in the probability of an outflow occurs so that the outflow is probable, it will then be recognized as a provision.

(v)	Employee benefits

(i)	Pension obligations

The Group operates a provident fund scheme, which is funded through payments to an insurance company. The provident fund scheme is a defined contribution plan that is available to all permanent employees after a three-month probation period. The Group contributes 5% of each employee’s base salary to the fund and the employee is eligible to receive 30% of these contributions after working for three consecutive years, gradually increasing to 100% after working for ten years. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due.

(ii)	Share-based compensation

The Group participates in the equity settled share-based compensation plans of LVS and is a party to its nonqualified share option plan, Las Vegas Sands Corp. 2004 Equity Award Plan (the “2004 Plan”). The plan provides for the granting of share options pursuant to the applicable provisions of the Internal Revenue Code and regulations in the United States of America.

The fair value of the employee services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted, excluding the impact of any non-market service and performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period). Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. The total amount expensed is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At each balance sheet date, the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision of original estimates, if any, in the combined income statements with a corresponding adjustment to payables to the Ultimate Parent Company through December 31, 2007 and to equity beginning January 1, 2008 (see Note 34).

(iii)	Social security fund

Full-time employees of the Group are covered by a government-mandated defined contribution plan pursuant to which a fixed amount of retirement benefit would be determined and paid by the Macau Government. Contributions are generally made by both employees and employers by paying a fixed amount on a monthly basis to the Social Security Fund Contribution managed by the Macau Government. The Group funds the entire contribution and has no further commitments beyond its monthly contributions.

(iv)	Annual leave and other paid leave

Through December 31, 2008, employee entitlements to annual leave and sick leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees during the year. Employee entitlement to maternity leave is not recognized until the time of leave.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Beginning January 1, 2009, employee entitlement to sick leave is not recognized until the time of leave, whereas employee entitlements to annual leave and maternity leave remain the same.

(v)	Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date. The Group recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary retrenchment. Benefits falling due more than twelve months after the balance sheet date are discounted to present value.

(w)	Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Group’s activities as described below. The amount of revenue is not considered to be reliably measurable until all contingencies relating to the sale have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

(i)	Casino revenue

Casino revenue is the aggregate of gaming wins and losses. Commissions rebated directly or indirectly through gaming promoters to customers, cash discounts and other cash incentives to customers related to gaming play are recorded as a reduction of gross casino revenue. Gaming promoters are entities that bring in high rollers to casinos and loan them rolling chips.

(ii)	Hotel revenue

Hotel revenue is recognized at the time of occupancy.

(iii)	Food and beverage revenue

Food and beverage revenue is recognized at the time of service.

(iv)	Lease/right of use income

Lease/right of use income from the grant of right of use (net of any incentives given to tenants/retailers) is recognized on a straight-line basis over the terms of the lease/right of use.

(v)	Convention revenue

Convention revenue is recognized when the event is held or the related services are rendered.

(vi)	Retail sales

Sales of goods are recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the products are delivered to customers and title has passed.

The Group has a goods return policy. Sales are recorded net of return and discounts.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(vii)	Mall management fees

Mall management fees are recognized when services are rendered.

(viii)	Entertainment revenue

Entertainment revenue derived from theater shows, concerts and sporting events is recognized at the time of performance.

(ix)	Ferry ticket sales

Ferry ticket sales are recognized when the services are rendered.

(x)	Commission revenue

Commission revenues from the selling of tickets and travel packages and providing destination marketing services are recognized when services are rendered.

(xi)	Interest income

Interest income is recognized on a time-proportion basis using the effective interest method.

(x)	Leases/right of use

(i)	As the lessor/grantor for operating leases/right of use

When assets are leased/granted out under an agreement for the right of use, the asset is included in the combined balance sheets based on the nature of the asset. Lease rental/income from right of use (net of any incentives given to tenants or to retailers) is recognized over the terms of the lease/right of use on a straight-line basis.

(ii)	As the lessee for operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the combined income statements on a straight-line basis over the period of the lease.

(iii)	As the lessee for finance leases

The Group leases certain equipment. Leases of equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased assets and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other payables. The interest element of the finance cost is charged to the combined income statements over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The equipment acquired under a finance lease is depreciated over the shorter of the useful life of the asset and the lease term.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

3	Financial risk management

(a)	Financial risk factors

The Group’s activities expose it to a variety of financial risks: market risk, credit risk and liquidity risk. The Group’s overall risk management program, mainly carried out by a central treasury department, focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

(i)	Market risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates.

Cash flow and fair value interest rate risk

The Group’s primary exposure to market risk is interest rate risk associated with its long-term borrowings, which are all issued at variable rates. The Group attempts to manage the interest rate risk associated with its variable-rate borrowings by use of interest rate cap agreements.

During the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, the Group’s borrowings at variable rate were mainly denominated in “US$”, Hong Kong dollars (“HK$”) and MOP.

As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, if interest rates on US$-denominated borrowings had been 50 basis-point higher/lower with all other variables held constant, post-tax profit for the year/period would have been US$6.6 million, US$14.4 million, US$16.7 million and US$8.1 million lower/higher, respectively. As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, if interest rates on HK$-denominated borrowings had been 50 basis-point higher/lower with all other variables held constant, post-tax profit for the year/period would have been nil, nil, US$1.1 million and US$0.6 million lower/higher, respectively. As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, if interest rates on MOP-denominated borrowings had been 50 basis-point higher/lower with all other variables held constant, post-tax profit would have been approximately US$0.5 million, US$0.5 million, US$0.5 million and US$0.3 million, lower/higher respectively.

The Group does not hold or issue financial instruments for trading purposes and does not enter into derivative transactions that would be considered speculative positions. The Group’s derivative financial instruments consist exclusively of interest rate cap agreements, which do not qualify for hedge accounting.

To manage exposure to counterparty credit risk in interest rate cap agreements, the Group enters into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements. Frequently, these institutions are also members of the bank group providing the Group’s credit facilities, which management believes further minimizes the risk of non-performance.

Foreign exchange risk

The Group’s foreign currency transactions are mainly denominated in US$. The majority of assets and liabilities are denominated in US$ and MOP, and there are no significant assets and liabilities denominated in other currencies. The Group is subject to foreign exchange rate risk arising from future commercial transactions and recognized assets and liabilities that are denominated in a currency other than MOP, which is the functional currency of the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

major operating companies within the Group. The Group currently does not have a foreign currency hedging policy.

For companies with MOP as their functional currency, as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, if the US$ had weakened/strengthened by 1% against the MOP with all other variables held constant, pre-tax profit for the year/period would have been higher/lower by approximately US$9.5 million, US$27.9 million, US$44.1 million and US$42.6 million respectively, mainly as a result of the translation of US$-denominated cash and cash equivalents, deposits and borrowings.

(ii)	Credit risk

Financial instruments, which potentially subject the Group to concentrations of credit risk, consist principally of cash and cash equivalents, restricted cash and trade and other receivables.

The Group maintains cash and cash equivalents, and restricted cash with various credit worthy financial institutions in Macau, Hong Kong, Singapore and the United States of America. Management monitors this credit risk on an on-going basis and does not believe that the Group has any other significant exposure to any individual or institution as of December 31, 2006, 2007 and 2008, and as of June 30, 2009.

Trade receivables are principally comprised of casino, hotel and mall receivables. The Group extends credit to approved customers, tenants and gaming promoters following background checks and investigations of creditworthiness. Business or economic conditions, the legal enforceability of gaming debts, or other significant events in foreign countries could affect the collectibility of receivables from customers and gaming promoters residing in these countries.

The Group maintains an allowance for doubtful casino, hotel and mall accounts and regularly evaluates the balances. The Group specifically analyzes the collectibility of each account with a balance over a specified dollar amount, based upon the age of the account, the customer’s financial condition, collection history and any other known information, and the Group makes an allowance for trade receivables specifically identified as doubtful. The Group also monitors regional and global economic conditions and forecasts in its evaluation of the adequacy of the recorded reserves. Table games play is primarily cash play, as credit play represented approximately 5.1%, 10.7%, 23.7% and 29.4% for the years ended December 31, 2006, 2007, 2008 and the six months ended June 30, 2009, respectively, of total table games play. The Group believes that the concentration of its credit risk in casino receivables is mitigated substantially by its credit evaluation process, credit policies, credit control and collection procedures, and also believes that no significant credit risk is inherent in the Group’s trade receivables not provided for as of December 31, 2006, 2007 and 2008, and as of June 30, 2009 (see Note 23 for further details).

(iii)	Liquidity risk

Liquidity risk is the financial risk arising from the difficulty of selling assets, being unable to pay off liabilities upon maturity, funding growth assets or meeting contractual commitments.

The Macau Credit Facility requires the Restricted Group to comply with certain financial covenants at the end of each quarter, including maintaining a maximum leverage ratio of the consolidated total debt outstanding, as defined in the Macau Credit Facility. Subsequent to June 30, 2009, an amendment was made to the Macau Credit Facility, which, among other things, increased the maximum leverage ratios for the quarters beginning after June 30, 2009. The maximum leverage ratios were increased to 4.5:1.0 for the quarters ending September 30 and December 31, 2009, 4.0:1.0 for the quarters ending March 31 and June 30, 2010 and 3.5:1.0 for the quarters ending September 30 and December 31, 2010. If the Restricted Group is unable to maintain compliance with these financial

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

covenants, the Restricted Group would be in default under the Macau Credit Facility, which would trigger a cross-default under the ferry financings (see Note 27). Any defaults or cross defaults under these agreements would allow the lenders, in each case, to exercise their rights to accelerate the due dates of the indebtedness outstanding. There can be no assurance that the Group would be able to pay or refinance any amounts that may become accelerated under such agreements and other obligations when they fall due, which could force the Group to restructure or alter its operations or debt obligation. In order to comply with the maximum leverage ratio covenants, the Group will utilize cash on hand and cash flows from operations and other measures, including cost-cutting initiatives.

The Group’s financial liabilities, based on the contractual undiscounted cash flows, as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, are as follows:

	Within the first year	In the second year	In the third to fifth year	Over the fifth year	Total
	US$’000	US$’000	US$’000	US$’000	US$’000
At December 31, 2006
Bank borrowings	105,850	118,390	443,047	1,296,310	1,963,597
Notes payable to related companies	6,575	6,911	22,812	141,454	177,752
Finance lease liabilities	347	8	16	—	371
Trade and other payables	544,225	—	282	—	544,507

At December 31, 2007
Bank borrowings	210,621	253,813	2,471,838	917,725	3,853,997
Notes payable to related companies	6,806	7,112	23,534	137,404	174,856
Finance lease liabilities	25	24	44	—	93
Trade and other payables	912,302	732	6,099	—	919,133

At December 31, 2008
Bank borrowings	141,125	200,856	3,447,470	127,449	3,916,900
Notes payable to related companies	6,374	6,588	174,093	—	187,055
Finance lease liabilities	257	269	306	—	832
Trade and other payables	1,982,042	—	12,409	254	1,994,705

At June 30, 2009
Bank borrowings	162,872	793,175	2,651,675	111,120	3,718,842
Notes payable to related companies	5,068	5,151	187,972	—	198,191
Finance lease liabilities	245	251	185	—	681
Trade and other payables	1,977,942	—	12,872	—	1,990,814

(b)	Capital risk management

The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.

The capital structure of the Group consists of debt, which includes borrowings (including current and non-current borrowings as shown in the combined balance sheets), cash and cash equivalents, and equity attributable to shareholders, comprising issued share capital and reserves as disclosed in Notes 25 and 26.

The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio (gearing ratio) at an appropriate level based on its assessment of the current risk and circumstances. This ratio is calculated as the total of borrowings, as shown in the combined balance sheets, divided by total equity.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(c)	Fair value estimation

The carrying amounts of cash and cash equivalents, restricted cash, financial assets at fair value through profit or loss, trade and other receivables, borrowings and payables are assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

4	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a)	Impairment of assets

The Group follows the guidance of IAS 36 “Impairment of Assets” to determine when assets are impaired, which requires significant judgment. In making this judgment, the Group evaluates, among other factors, the duration and extent to which the recoverable amount of assets is less than their carrying balance, including factors such as the industry performance and changes in operational and financing cash flows. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cash flows (a CGU). The recoverable amount of the CGU has been determined based on value-in-use calculations. These calculations require the use of estimates, including operating results, income and expenses of the business, future economic conditions on growth rates and future returns.

Changes in the key assumptions on which the recoverable amount of the assets is based could significantly affect the Group’s financial condition and results of operations.

(b)	Share-based compensation

The Group’s employees participate in equity award plans of LVS. Management of the Group uses the Black-Scholes option-pricing model to determine the total fair value of the options granted, which is based on fair value and various attributes of the underlying shares of LVS. Significant estimates and assumptions are required to be made in determining the parameters for applying the Black-Scholes option-pricing model, including estimates and assumptions regarding the risk-free rate of return, expected dividend yield and volatility of the underlying shares and the expected life of the options. The total fair value of restricted shares (“RSs”) granted is measured on the grant date based on the fair value of the underlying shares of LVS. In addition, the Group is required to estimate the expected percentage of grantees that will remain in employment with the Group at the end of the vesting period. The Group only recognizes an expense for those options or RSs expected to vest over the vesting period during which the grantees become unconditionally entitled to the options or RSs. These estimates and assumptions could have a material effect on the determination of the fair value of the share options and RSs and the amount of such equity awards expected to vest, which may in turn significantly impact the determination of the share-based compensation expense.

The fair value of the options and RSs at the time of grant is to be expensed over the vesting period of the options and RSs based on an accelerated graded attribution approach. Under the accelerated graded attribution approach, each vesting installment of a graded vesting award is treated as a separate share option or RSs grant, which means that each vesting installment will

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

be separately measured and attributed to expense, resulting in accelerated recognition of share-based compensation expense.

(c)	Construction project suspension

The Group had commenced construction or pre-construction on Parcels 3, 5, 6, 7 and 8 of Cotai Strip and had capitalized the costs in the combined balance sheets, but has suspended these projects given the current conditions in the financial markets and the global economy. These disruptions in the financial markets could adversely affect the Group’s ability to raise additional financing required to complete those projects. Should general economic conditions fail to improve, if the Group is unable to obtain sufficient funding such that completion of the suspended projects is not probable, or should management decide to abandon certain projects, all or a portion of the Group’s investment to date on the suspended projects could be lost and would result in an impairment charge. This could adversely affect the financial condition, results of operations or cash flows from these planned facilities.

In addition, under the revised terms of the land concession that covers Parcel 3 approved by the Macau Government on August 20, 2009, the Group is required to complete development of Parcel 3 by April 17, 2013. Management believes that if the Group is unable to complete the development of Parcel 3 by the deadline, it will be able to obtain an extension from the Macau Government. However, no assurances can be given that an extension will be granted. If the Group is not able to meet the April 2013 deadline and that deadline is not extended, the Macau Government has the right to unilaterally terminate the land concession or any properties developed under the land concession for Parcel 3 without compensation to the Group.

(d)	Allowance for doubtful trade receivables

The allowance for doubtful trade receivables represents the Group’s best estimate of the amount of probable credit losses in the Group’s existing trade receivable balance. The Group determines the allowance based on specific customer information, historical write-off experience and current industry and economic data. Account balances are charged off against the allowance when the Group believes it is probable the receivables will not be recovered. Management believes that there are no concentrations of credit risk for which an allowance has not been established. Although management believes that the allowance is adequate, it is possible that the estimated amount of cash collections with respect to trade receivables could change.

(e)	Litigation provisions

The Group is subject to various claims and legal actions. The accruals for these claims and legal actions are estimated in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. Based on consultation with legal counsel, management estimated that no significant loss would be incurred beyond the amounts provided.

(f)	Useful lives of investment properties and property and equipment

The Group depreciates investment properties and property and equipment on a straight-line basis over their estimated useful lives. The estimated useful lives are based on the nature of the assets, as well as current operating strategy and legal considerations, such as contractual life. Future events, such as property expansions, property developments, new competition or new regulations, could result in a change in the manner in which the Group uses certain assets and could have impact on the estimated useful lives of such assets.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

5	Net revenues and interest income

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Net revenues
Casino	1,265,168	1,846,167	2,669,661	1,325,395	1,317,124
Rooms	133	49,292	139,953	67,454	55,477
Food and beverage	12,928	28,076	54,317	24,450	25,446
Mall
—Income from right of use	—	18,974	95,804	37,271	50,961
—Management fees and others	—	5,840	27,234	11,178	13,161
Convention, ferry, retail and other	2,864	17,863	66,350	24,843	38,418

Total net revenues	1,281,093	1,966,212	3,053,319	1,490,591	1,500,587

Interest income
Notes receivable from related companies	673	4,591	46	23	11
Bank deposits	27,110	24,635	4,755	2,431	270

	27,783	29,226	4,801	2,454	281

Total net revenues and interest income	1,308,876	1,995,438	3,058,120	1,493,045	1,500,868

6	Segment information

Management has determined the operating segments based on the reports reviewed by a group of senior management that are used to make strategic decisions. The Group considers the business from a property and service perspective.

The Group’s principal operating and developmental activities occur in Macau, which is the sole geographic area that the Group domiciles. The Group reviews the results of operations for each of its key operating segments, which are also the reportable segments: Sands Macao, The Venetian Macao, the Plaza Macao, Ferry and other operations and Other developments (on Parcels 3, 5, 6, 7 and 8 of the Cotai Strip).

Sands Macao, The Venetian Macao, the Plaza Macao and Other developments derive their revenue primarily from casino, hotel, food and beverage, mall, convention, retail and others sources. Ferry and other operations mainly derive their revenue from the sale of ferry tickets for transportation between Hong Kong and Macau.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The Group’s segment information for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009, and as of December 31, 2006, 2007 and 2008, and June 30, 2009 are as follows:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Net revenues:
Sands Macao	1,281,093	1,314,499	1,032,121	536,510	458,612
The Venetian Macao	—	651,610	1,941,636	948,977	930,912
Plaza Macao	—	—	62,536	—	95,691
Ferry and other operations	—	103	17,026	5,104	15,372
Other developments	—	—	—	—	—

	1,281,093	1,966,212	3,053,319	1,490,591	1,500,587

Adjusted EBITDAR (Unaudited) (Note):
Sands Macao	457,702	374,075	214,434	119,603	111,352
The Venetian Macao	—	144,698	497,166	249,678	230,882
Plaza Macao	—	—	7,329	—	9,820
Ferry and other operations	3	(4,431)	(32,885)	(20,094)	(14,401)
Other developments	—	—	—	—	—

	457,705	514,342	686,044	349,187	337,653

Depreciation and amortization:
Sands Macao	(34,359)	(43,569)	(51,127)	(26,429)	(24,632)
The Venetian Macao	(721)	(60,029)	(192,322)	(93,907)	(103,009)
Plaza Macao	—	(1)	(16,402)	(28)	(24,641)
Ferry and other operations	(82)	(446)	(8,339)	(3,022)	(6,020)
Other developments	(1)	(2)	(30)	(2)	(142)

	(35,163)	(104,047)	(268,220)	(123,388)	(158,444)

Interest expense net of amounts capitalized:
Sands Macao	937	997	1,191	462	604
The Venetian Macao	28,814	75,138	83,020	55,756	23,957
Plaza Macao	—	—	22,198	—	6,319
Ferry and other operations	—	—	7,067	3,795	2,748
Other developments	520	902	9,394	171	18,584

	30,271	77,037	122,870	60,184	52,212

Income tax (expenses)/credits:
Sands Macao	—	—	—	—	—
The Venetian Macao	—	—	—	—	—
Plaza Macao	—	—	—	—	—
Ferry and other operations	(2)	54	(169)	(142)	(167)
Other developments	—	—	—	—	—

	(2)	54	(169)	(142)	(167)

Note: Adjusted EBITDAR is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, development expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, land lease expense, share-based compensation and fair value losses or gains on financial assets at fair value through profit or loss. Adjusted EBITDAR is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDAR should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDAR as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies. In addition, adjusted EBITDAR presented herein may differ from that adjusted EBITDAR presented by LVS for its Macau segment in its filings with the U.S. Securities and Exchange Commission.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

		Year ended December 31,			Six months ended June 30,
		2006	2007	2008	2008	2009
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
					(Unaudited)
Adjusted EBITDAR (unaudited)		457,705	514,342	686,044	349,187	337,653
Share-based compensation granted to employees by the Ultimate Parent Company		(4,096)	(9,641)	(15,163)	(7,310)	(3,457)
Corporate expense	(a)	(352)	(2,674)	(14,747)	(4,291)	(4,692)
Land lease expense		(809)	(9,766)	(11,885)	(5,874)	(6,125)
Pre-opening expense	(b)	(33,183)	(137,975)	(111,435)	(37,893)	(51,956)
Development expense	(c)	(2,652)	—	—	—	—
Depreciation and amortization		(35,163)	(104,047)	(268,220)	(123,388)	(158,444)
Amortization of show production costs		—	—	1,867	—	2,115
Net foreign exchange (losses)/gains		(694)	(5,190)	29,179	2,556	(125)
Loss on disposal of property and equipment		(1,940)	(562)	(1,622)	(1,184)	(4,894)
Fair value (losses)/gains on financial assets at fair value through profit or loss		(492)	(592)	(44)	54	—

Operating profit		378,324	243,895	293,974	171,857	110,075
Interest income		27,783	29,226	4,801	2,454	281
Interest expense, net of amounts capitalized		(30,271)	(77,037)	(122,870)	(60,184)	(52,212)

Profit before income tax		375,836	196,084	175,905	114,127	58,144
Income tax (expenses)/credits		(2)	54	(169)	(142)	(167)

Profit for the year/period attributable to equity holders of the Company		375,834	196,138	175,736	113,985	57,977

(a)	Corporate expense

		Year ended December 31,			Six months ended June 30,
		2006	2007	2008	2008	2009
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
					(Unaudited)
Employee benefit expenses		171	171	4,154	2,014	1,656
Professional fees		—	2,078	2,361	1,596	226
Management fees	33(a)(i)	—	—	7,227	—	2,576
Other expenses		181	425	1,005	681	234

		352	2,674	14,747	4,291	4,692

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(b)	Pre-opening expense

		Year ended December 31,			Six months ended June 30,
		2006	2007	2008	2008	2009
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
					(Unaudited)
Employee benefit expenses		19,065	55,796	37,801	17,169	7,539
Advertising costs		2,537	32,661	6,593	1,817	—
Utilities and fuel costs		28	16,373	2,308	1,383	7
Professional fees		2,786	15,574	6,192	3,196	829
Management fees	33(a)(i)	—	8,178	7,207	4,252	—
Suspension costs	8(a)(i)(1)	—	—	33,581	—	41,848
Other expenses		8,767	9,393	17,753	10,076	1,733

		33,183	137,975	111,435	37,893	51,956

Amounts above exclude share-based compensation granted to employees by the Ultimate Parent Company.

(c)	Development expense

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Employee benefit expenses	1,098	—	—	—	—
Professional fees	876	—	—	—	—
Operating lease payments	145	—	—	—	—
Other expenses	533	—	—	—	—

	2,652	—	—	—	—

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Total assets
Sands Macao	537,988	550,479	592,998	532,130
The Venetian Macao	2,031,497	3,117,094	3,182,554	3,088,753
Plaza Macao	70,246	391,507	973,892	1,060,267
Ferry and other operations	4,318	205,322	277,106	264,303
Other developments	142,898	644,101	1,861,081	1,899,773

	2,786,947	4,908,503	6,887,631	6,845,226

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Total non-current assets
Held locally	2,255,069	4,128,742	5,817,154	5,838,959
Held in foreign countries	156	32,671	229,575	238,925
Deferred income tax assets	—	83	159	152
Financial assets at fair value through profit or loss	508	25	—	—

	2,255,733	4,161,521	6,046,888	6,078,036

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

7	Employee benefit expenses (including directors’ emoluments)

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Wages, salaries, bonus and termination costs	151,861	297,930	448,829	228,206	209,476
Staff meals	10,134	21,757	29,963	15,619	11,672
Share-based compensation granted to employees by the Ultimate Parent Company	4,096	9,641	15,163	7,310	3,457
Pension costs—defined contribution plan	4,299	6,562	17,494	7,065	1,758
Other employee benefit expenses	5,177	13,357	6,461	6,359	6,493

	175,567	349,247	517,910	264,559	232,856

Total amounts of share-based compensation and the amounts capitalized are as below:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Share-based compensation	5,475	11,209	17,538	8,511	3,849
Less: amounts capitalized	(1,379)	(1,568)	(2,375)	(1,201)	(392)

Share-based compensation charged to the combined income statements	4,096	9,641	15,163	7,310	3,457

Other than the share-based compensation of US$0.4 million capitalized for the construction of the apart-hotel tower of the Plaza Macao during the six months ended June 30, 2009, capitalization of share-based compensation ceases upon suspension of the respective Cotai Strip development projects (see also Note 31(d)).

(a)	Pension—defined contribution plan

Contributions totaling US$0.9 million, US$3.5 million, US$3.4 million and US$0.3 million remained payable to the provident fund as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, respectively.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(b)	Directors’ emoluments

The remuneration of the Company’s directors for the year ended December 31, 2006 is as follows:

Year ended December 31, 2006	Fees	Salaries, bonuses, allowance and benefits in kind	Contribution to defined contribution benefit plans	Subtotal	Share-based compensation benefits	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Executive Directors
Steven Craig Jacobs	—	—	—	—	—	—
Stephen John Weaver	—	1,005	—	1,005	606	1,611

Non-executive Directors
Sheldon Gary Adelson	—	—	—	—	—	—
Jeffrey Howard Schwartz	—	—	—	—	—	—
Irwin Abe Siegel	—	—	—	—	—	—

Independent Non-executive Directors
Iain Ferguson Bruce	—	—	—	—	—	—
Yun Chiang	—	—	—	—	—	—
David Muir Turnbull	—	—	—	—	—	—

	—	1,005	—	1,005	606	1,611

The remuneration of the Company’s directors for the year ended December 31, 2007 is as follows:

Year ended December 31, 2007	Fees	Salaries, bonuses, allowance and benefits in kind	Contribution to defined contribution benefit plans	Subtotal	Share-based compensation benefits	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Executive Directors
Steven Craig Jacobs	—	—	—	—	—	—
Stephen John Weaver	—	1,932	—	1,932	2,077	4,009

Non-executive Directors
Sheldon Gary Adelson	—	—	—	—	—	—
Jeffrey Howard Schwartz	—	—	—	—	—	—
Irwin Abe Siegel	—	—	—	—	—	—

Independent Non-executive Directors
Iain Ferguson Bruce	—	—	—	—	—	—
Yun Chiang	—	—	—	—	—	—
David Muir Turnbull	—	—	—	—	—	—

	—	1,932	—	1,932	2,077	4,009

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The remuneration of the Company’s directors for the year ended December 31, 2008 is as follows:

Year ended December 31, 2008	Fees	Salaries, bonuses, allowance and benefits in kind	Contribution to defined contribution benefit plans	Subtotal	Share-based compensation benefits	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Executive Directors
Steven Craig Jacobs	—	—	—	—	—	—
Stephen John Weaver	—	1,387	—	1,387	1,247	2,634

Non-executive Directors
Sheldon Gary Adelson	—	—	—	—	—	—
Jeffrey Howard Schwartz	—	—	—	—	—	—
Irwin Abe Siegel	—	—	—	—	—	—

Independent Non-executive Directors
Iain Ferguson Bruce	—	—	—	—	—	—
Yun Chiang	—	—	—	—	—	—
David Muir Turnbull	—	—	—	—	—	—

	—	1,387	—	1,387	1,247	2,634

The remuneration of the Company’s directors for the six months ended June 30, 2008 is as follows (unaudited):

Six months ended June 30, 2008 (unaudited)	Fees	Salaries, bonuses, allowance and benefits in kind	Contribution to defined contribution benefit plans	Subtotal	Share-based compensation benefits	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Executive Directors
Steven Craig Jacobs	—	—	—	—	—	—
Stephen John Weaver	—	736	—	736	689	1,425

Non-executive Directors
Sheldon Gary Adelson	—	—	—	—	—	—
Jeffrey Howard Schwartz	—	—	—	—	—	—
Irwin Abe Siegel	—	—	—	—	—	—

Independent Non-executive Directors
Iain Ferguson Bruce	—	—	—	—	—	—
Yun Chiang	—	—	—	—	—	—
David Muir Turnbull	—	—	—	—	—	—

	—	736	—	736	689	1,425

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The remuneration of the Company’s directors for the six months ended June 30, 2009 is as follows:

Six months ended June 30, 2009	Fees	Salaries, bonuses, allowance and benefits in kind	Contribution to defined contribution benefit plans	Subtotal	Share-based compensation benefits	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Executive Directors
Steven Craig Jacobs	—	218	—	218	8	226
Stephen John Weaver	—	671	—	671	424	1,095

Non-executive Directors
Sheldon Gary Adelson	—	—	—	—	—	—
Jeffrey Howard Schwartz	—	—	—	—	—	—
Irwin Abe Siegel	—	—	—	—	—	—

Independent Non-executive Directors
Iain Ferguson Bruce	—	—	—	—	—	—
Yun Chiang	—	—	—	—	—	—
David Muir Turnbull	—	—	—	—	—	—

	—	889	—	889	432	1,321

In addition to the directors’ emoluments disclosed above, Sheldon Gary Adelson, received emoluments (inclusive of share-based compensation) from the Ultimate Parent Company, amounting to US$5.8 million, US$3.4 million, US$1.6 million, US$0.8 million (unaudited) and US$0.8 million for the years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009, respectively, part of which is in respect of his services to the Group. No apportionment has been made as the directors consider that it is impracticable to apportion this amount between his services to the Group and his services to the Ultimate Parent Company.

Jeffrey Howard Schwartz and Irwin Abe Siegel received emoluments (inclusive of share-based compensation) from the Ultimate Parent Company, amounting to US$0.2 million, US$0.2 million, US$0.3 million, US$0.1 million (unaudited), US$0.2 million for the years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009 respectively. They were independent non-executive directors of LVS during the Relevant Periods.

Steven Craig Jacobs and Stephen John Weaver were appointed as executive directors of the Company on August 18, 2009.

Sheldon Gary Adelson, Jeffrey Howard Schwartz and Irwin Abe Siegel were appointed as non-executive directors of the Company on August 18, 2009, October 14, 2009 and October 14, 2009 respectively.

Iain Ferguson Bruce, Yun Chiang and David Muir Turnbull were appointed as independent non-executive directors of the Company on October 14, 2009.

None of the directors received or will receive any fees in respect of their services to the Company during the Relevant Periods.

No emoluments were paid to any directors as an inducement to join or upon joining the Group or as compensation for loss of office during the Relevant Periods.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(c)	Five highest paid individuals

For the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the five individuals whose emoluments were the highest in the Group include one director whose emoluments are reflected in the analysis presented above. For the year ended December 31, 2006, none of the five highest paid individuals was a director of the Company. The emoluments payable to the remaining five, four, four, four and four individuals during the Relevant Periods respectively are as follows:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Basic salaries and allowance	1,823	2,330	3,194	1,411	959
Bonus	936	1,505	272	272	71
Share-based compensation	3,435	4,674	4,245	2,092	1,203

	6,194	8,509	7,711	3,775	2,233

The emoluments of the above mentioned individuals, who are non-directors of the Company, with the highest emoluments fall within the following bands:

	Year ended December 31,			Six months ended June 30,
	2006 Number of individuals	2007 Number of individuals	2008 Number of individuals	2008 Number of individuals	2009 Number of individuals
				(Unaudited)
HK$2,000,001 (approximately US$258,000) –HK$2,500,000 (approximately US$323,000)	—	—	—	—	1
HK$3,500,001 (approximately US$452,000) – HK$4,000,000 (approximately US$516,000)	—	—	—	—	1
HK$4,000,001 (approximately US$516,000) – HK$4,500,000 (approximately US$581,000)	—	—	—	1	—
HK$4,500,001 (approximately US$581,000) – HK$5,000,000 (approximately US$645,000)	—	—	—	—	1
HK$5,500,001 (approximately US$710,000) – HK$6,000,000 (approximately US$774,000)	—	—	—	—	1
HK$6,000,001 (approximately US$774,000) – HK$6,500,000 (approximately US$839,000)	1	—	—	—	—
HK$6,500,001 (approximately US$839,000) – HK$7,000,000 (approximately US$903,000)	1	—	—	1	—
HK$7,000,001 (approximately US$903,000) – HK$7,500,000 (approximately US$968,000)	—	—	—	1	—
HK$7,500,001 (approximately US$968,000) – HK$8,000,000 (approximately US$1,032,000)	1	—	—	—	—
HK$8,500,001 (approximately US$1,097,000) – HK$9,000,000 (approximately US$1,161,000)	1	—	1	1	—
HK$10,000,001 (approximately US$1,290,000) – HK$10,500,000 (approximately US$1,355,000)	—	1	—	—	—
HK$12,500,001 (approximately US$1,613,000) – HK$13,000,000 (approximately US$1,677,000)	—	1	—	—	—
HK$13,000,001 (approximately US$1,677,000) – HK$13,500,000 (approximately US$1,742,000)	—	1	—	—	—
HK$13,500,001 (approximately US$1,742,000) – HK$14,000,000 (approximately US$1,806,000)	1	—	1	—	—
HK$15,000,001 (approximately US$1,935,000) – HK$15,500,000 (approximately US$2,000,000)	—	—	1	—	—
HK$17,500,001 (approximately US$2,258,000) – HK$18,000,000 (approximately US$2,323,000)	—	—	1	—	—
HK$23,000,001 (approximately US$2,968,000) – HK$23,500,000 (approximately US$3,032,000)	—	1	—	—	—

	5	4	4	4	4

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

No emoluments were paid to any of the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office during the Relevant Periods.

8	Other expenses

(a)	An analysis of the operating expenses is as follows:

			Year ended December 31,			Six months ended June 30,
			2006	2007	2008	2008	2009
	Note		US$’000	US$’000	US$’000	US$’000	US$’000
						(Unaudited)
Gaming tax			562,766	884,870	1,300,477	641,943	633,417
Inventories consumed			13,023	24,003	42,241	18,033	20,408
Employee benefit expenses			175,567	349,247	517,910	264,559	232,856
Depreciation and amortization			35,163	104,047	268,220	123,388	158,444
Gaming promoter/agency commissions			37,763	102,810	162,051	77,735	86,827
Other expenses	(i	)	78,487	257,340	468,446	193,076	258,560

Operating expenses			902,769	1,722,317	2,759,345	1,318,734	1,390,512

(i)	Analysis of other expenses is as follows:

			Year ended December 31,			Six months ended June 30,
			2006	2007	2008	2008	2009
	Note		US$’000	US$’000	US$’000	US$’000	US$’000
						(Unaudited)
Advertising costs			7,417	32,002	48,457	13,313	18,999
Utilities and fuel costs			10,809	35,922	82,717	35,288	35,646
Professional fees			5,643	20,351	15,495	6,826	3,150
Guest compliments			5,142	14,083	16,342	6,821	7,776
Gaming supplies			5,451	9,984	14,406	7,240	7,019
Land lease expense			809	9,766	11,885	5,874	6,125
Management fees	33(a)(i	)	4,857	14,901	29,493	12,064	13,081
Suspension costs	(1)		—	—	33,581	—	41,848
Auditor’s remuneration			732	1,216	1,667	834	834
Provision for doubtful accounts			448	1,238	15,022	917	18,739
Repairs and maintenance			2,470	4,773	17,251	7,009	7,284
Contract entertainment			1,471	14,428	25,480	6,258	11,637
Operating supplies			4,481	18,446	29,052	14,866	11,519
Operating lease payments			2,841	10,189	21,385	12,044	9,113
Recruitment expenses			1,136	7,787	12,540	5,799	1,866
Tourism and other taxes			499	3,093	8,650	3,200	4,259
Contract labor			1,949	9,015	35,831	12,838	17,431
Insurance			1,441	2,126	8,011	4,695	3,338
Net foreign exchange losses/(gains)			694	5,190	(29,179)	(2,556)	125
Loss on disposal of property and equipment			1,940	562	1,622	1,184	4,894
Fair value losses/(gains) on financial assets at fair value through profit or loss			492	592	44	(54)	—
Other operating expenses			17,765	41,676	68,694	38,616	33,877

			78,487	257,340	468,446	193,076	258,560

(1)	Suspension costs mainly comprised of labor severance and payroll costs, site management and organization costs, demobilization costs and storage charges incurred during the suspension period.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(b)	The operating expenses can also be analyzed as follows:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Casino	742,197	1,238,027	1,875,432	903,087	916,164
Rooms	230	13,081	32,236	16,182	13,958
Food and beverage	11,454	25,589	47,040	21,642	22,655
Mall	—	8,262	31,508	13,667	16,765
Convention, ferry, retail and other	3,009	24,824	109,423	46,184	59,675
Provision for doubtful accounts	448	1,238	15,022	917	18,739
General and administrative expense	68,654	146,608	269,026	146,821	115,872
Corporate expense	352	2,674	14,747	4,291	4,692
Land lease expense	809	9,766	11,885	5,874	6,125
Pre-opening expense	34,675	141,857	112,319	38,107	52,404
Development expense	2,652	—	—	—	—
Depreciation and amortization	35,163	104,047	268,220	123,388	158,444
Net foreign exchange losses/(gains)	694	5,190	(29,179)	(2,556)	125
Loss on disposal of property and equipment	1,940	562	1,622	1,184	4,894
Fair value losses/(gains) on financial assets at fair value through profit or loss	492	592	44	(54)	—

Operating expenses	902,769	1,722,317	2,759,345	1,318,734	1,390,512

9	Interest expense, net of amounts capitalized

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Interest expense relating to land lease payments	—	4,725	3,369	1,829	1,198
Notes payable to related companies	8,109	6,349	5,761	2,932	2,255
Bank borrowings	64,153	168,696	185,247	90,511	46,276
Finance lease liabilities	86	42	35	3	34
Amortization of deferred financing costs	3,655	7,738	8,580	4,367	4,707
Standby fee and bank guarantee charges	8,358	8,425	2,175	1,410	2,379

	84,361	195,975	205,167	101,052	56,849
Less: interest capitalized	(54,090)	(118,938)	(82,297)	(40,868)	(4,637)

Interest expense, net of amounts capitalized	30,271	77,037	122,870	60,184	52,212

Capitalization of interest ceased upon suspension of the respective Cotai Strip development projects (see also Note 31(d)).

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

10	Income tax expenses/(credits)

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Current income tax
Macau complementary tax	—	—	233	136	160
Hong Kong profits tax	2	17	12	25	1
Under-provision in prior year	—	12	—	—	—
Deferred income tax	—	(83)	(76)	(19)	6

Income tax expenses/(credits)	2	(54)	169	142	167

(a)	Macau complementary tax

Macau complementary tax was levied at progressive rates ranging from 3% to 9% on the taxable income not exceeding MOP300,000 (equivalent to US$37,580) and at a fixed rate of 12% on the taxable income in excess of MOP300,000 (equivalent to US$37,580) for the year ended December 31, 2006. Since January 1, 2007, Macau complementary tax is levied at progressive rates ranging from 3% to 9% on the taxable income above MOP32,000 (equivalent to US$4,009) but below MOP300,000 (equivalent to US$37,580), and thereafter at a fixed rate of 12%. Also for the same years, a special complementary tax incentive is provided to effect that tax free income threshold is increased from MOP32,000 to MOP200,000 (equivalent to US$4,009 to US$25,053) with the next MOP100,000 (equivalent to US$12,527) of profit being taxed at a fixed rate of 9% and thereafter at a fixed rate of 12%.

Pursuant to the Despatch No. 250/2004 issued by the Chief Executive of the Macau Government on September 30, 2004, VML was exempted from Macau complementary tax on its gaming activities for five years effective from the 2004 year of assessment. On May 21, 2008, VML was granted, pursuant to the Despatch No. 167/2008 issued by the Chief Executive of the Macau Government, an extension of the tax exemption regarding Macau complementary tax on its gaming activities for an additional five years, which is set to expire in 2013. Regarding the other subsidiaries, during the Relevant Periods, Macau complementary tax is calculated progressively at a maximum of 12% of the estimated assessable profit for that period.

(b)	Hong Kong profits tax

The Group also carries on business in Hong Kong that is subject to the Hong Kong profits tax rate at 17.5% for the years ended December 31, 2006 and 2007, and at 16.5% for the year ended December 31, 2008, and the six months ended June 30, 2008 and 2009.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The tax on the Group’s profit before income tax differs from the theoretical amount that would arise using the domestic tax rates applicable to profits of the combined entities in the respective jurisdictions as follows:

			Year ended December 31,			Six months ended June 30,
			2006	2007	2008	2008	2009
	Note		US$’000	US$’000	US$’000	US$’000	US$’000
						(Unaudited)
Profit before income tax			375,836	196,084	175,905	114,127	58,144

Tax calculated at domestic rates applicable to profits of the combined entities in the respective jurisdictions			44,524	23,348	17,277	12,724	6,234
Tax effects of:
Income not subject to tax	(i	)	(168,250)	(266,808)	(405,008)	(198,194)	(206,553)
Expenses not deductible for tax purposes	(ii	)	113,177	213,869	329,947	150,270	150,022
Amortization of pre-operating expenses previously not recognized			4,693	7,728	664	1,409	3,889
Tax losses for which no deferred income tax assets were recognized			5,854	21,789	57,854	34,015	46,592
Others			4	20	(565)	(82)	(17)

Tax expenses/(credits)			2	(54)	169	142	167

(i)	During the Relevant Periods, VML was exempted from Macau complementary tax on its gaming activities (see also Note 10(a)). Besides, lease/right of use income recorded in VML and VCL were subject to property tax (note (ii)), and should, therefore, be excluded from Macau complementary tax calculations. Accordingly, casino revenues and lease/right of use income and their corresponding expenses incurred were presented as “Income not subject to tax” and “Expenses not deductible for tax purposes” respectively in the calculations above.

(ii)	Lease/right of use income recorded in VML and VCL were exempted from property tax for the first four and six years for the newly constructed buildings in Macau and Cotai Strip respectively pursuant to Article 9(1)(a) of Lei no. 19/78/M.

11	Earnings per share

Earnings per share information is not presented as its inclusion is not considered meaningful due to the Reorganization and the presentation of the results for the years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009, on the combined basis as disclosed in Note 1.

12	Dividend

No dividend has been paid or declared by the Company since its incorporation.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

13	Investment properties, net

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
At the beginning of the year/period	—	—	292,726	338,014
Transfer from property and equipment upon adoption of IAS 40 (Amendment)	—	—	—	227,942
Additions	—	—	5,556	66,134
Transfer from property and equipment	—	296,642	56,322	—
Depreciation	—	(3,918)	(17,606)	(10,369)
Exchange difference	—	2	1,016	20

At the end of the year/period	—	292,726	338,014	621,741

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Cost	—	296,644	359,658	653,759
Accumulated depreciation	—	(3,918)	(21,644)	(32,018)

	—	292,726	338,014	621,741

The Group’s investment properties are revalued by an independent professional qualified valuer on an annual basis. Valuations were based on current prices in an active market for all properties as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Fair value of the investment properties	—	1,890,000	1,995,000	2,212,000

The following amounts have been recognized in the combined income statements:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Mall income	—	24,814	123,038	48,449	64,122

Direct operating expenses arising from investment properties that generate rental income	—	3,524	28,052	8,567	18,174

Direct operating expenses that did not generate rental income	—	4,287	8,851	7,540	6,611

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

14	Leasehold interests in land, net

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
At the beginning of the year/period	6,484	8,645	234,579	274,443
Additions	2,828	235,161	49,596	16,085
Amortization	(651)	(9,533)	(11,647)	(6,006)
Exchange difference	(16)	306	1,915	24

At the end of the year/period	8,645	234,579	274,443	284,546

The Group received a land concession from the Macau Government to build on Parcels 1, 2 and 3 of the Cotai Strip, including the sites on which The Venetian Macao (Parcel 1) and the Plaza Macao (Parcel 2) are located. The Group does not own these land sites; however, the land concession, which has an initial term of 25 years and is renewable at the Group’s option, in accordance with Macau law, grants the Group exclusive use of the land. As specified in the land concession, the Group is required to pay premiums for each parcel, which are either payable in a single lump sum upon acceptance of the land concession by the Macau Government or in seven semi-annual installments bearing interest at 5.0% per annum (provided that the outstanding balance is due upon the completion of the corresponding integrated resort), as well as annual rent for the term of the land concession, which may be revised every five years by the Macau Government.

The Group’s rights arising from the land concession of Sands Macao and Parcels 1 and 2 are collateralized by a first-priority security for the Group’s indebtedness under the Macau Credit Facility (see Note 27 (a)). In addition, the Group’s rights over parcels of land are charged as security to a financial institution for issuing a bank guarantee to the Macau Government to guarantee the payments of the land lease premium.

During the year ended December 31, 2006, the Group made payments of US$2.8 million towards the land premium for Sands Macao.

During the year ended December 31, 2007, the Group made payments of US$163.8 million for the full payment of the land premium for Parcel 1 and partial payments of US$27.9 million and US$29.8 million towards the land premiums for Parcels 2 and 3, respectively. The Group received a credit in the amount of US$24.1 million towards the aggregate land premium related to reclamation work and other works done on the land, and the installation costs of an electrical substation. The Group also made payments on other land concessions during the year ended December 31, 2007.

During the year ended December 31, 2008, the Group made payments of US$12.0 million and US$13.5 million for partial payments of the land premium for Parcels 2 and 3, respectively. The Group also made a payment of US$17.8 million as consideration for the Plaza Macao land concession amendment, which allowed the Group to subdivide the parcel into four separate units under Macau’s horizontal property regime, consisting of retail, hotel/casino, the apart-hotel tower of the Plaza Macao and parking areas. The Group also made payments on other land concessions during the year ended December 31, 2008.

During the six months ended June 30, 2009, the Group made payments of US$6.2 million and US$7.0 million for partial payments of the land premium for Parcels 2 and 3, respectively.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

15	Property and equipment, net

The movements of property and equipment for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2009, are as follows:

	Land improvements	Buildings	Building improvements	Leasehold improvements	Vehicles	Ferries	Furniture, fittings & equipment	Construction- in-progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
At January 1, 2006
Cost	10,425	151,266	45,009	2,714	341	—	64,175	471,984	745,914
Accumulated depreciation	(820)	(9,974)	(3,509)	(926)	(91)	—	(22,227)	—	(37,547)

At January 1, 2006	9,605	141,292	41,500	1,788	250	—	41,948	471,984	708,367

Year ended December 31, 2006
Opening net book amount	9,605	141,292	41,500	1,788	250	—	41,948	471,984	708,367
Additions	—	8,374	707	40	291	—	31,151	1,297,726	1,338,289
Adjustment to project costs	(19)	—	—	—	—	—	—	—	(19)
Disposals	—	(976)	(561)	—	(64)	—	(426)	—	(2,027)
Transfers	—	47,215	29,498	—	—	—	18,763	(95,476)	—
Depreciation	(503)	(7,008)	(3,899)	(769)	(87)	—	(22,069)	—	(34,335)
Exchange difference	(21)	(291)	(109)	(4)	—	—	(89)	(1,085)	(1,599)

Closing net book amount	9,062	188,606	67,136	1,055	390	—	69,278	1,673,149	2,008,676

At December 31, 2006
Cost	10,382	205,483	74,450	2,748	487	—	113,081	1,673,149	2,079,780
Accumulated depreciation	(1,320)	(16,877)	(7,314)	(1,693)	(97)	—	(43,803)	—	(71,104)

At December 31, 2006	9,062	188,606	67,136	1,055	390	—	69,278	1,673,149	2,008,676

Year ended December 31, 2007
Opening net book amount	9,062	188,606	67,136	1,055	390	—	69,278	1,673,149	2,008,676
Additions	—	171	4,622	4,641	13,412	32,586	234,657	1,677,295	1,967,384
Adjustment to project costs	—	(4,332)	—	—	—	—	—	—	(4,332)
Disposals	(7)	—	(159)	(10)	—	—	(412)	—	(588)
Transfers	82,034	971,499	775,737	—	—	—	113,201	(2,239,113)	(296,642)
Depreciation	(2,297)	(16,026)	(22,096)	(2,005)	(671)	(136)	(55,661)	—	(98,892)
Exchange difference	54	(2,588)	(1,373)	(17)	(42)	—	11,946	(14,855)	(6,875)

Closing net book amount	88,846	1,137,330	823,867	3,664	13,089	32,450	373,009	1,096,476	3,568,731

At December 31, 2007
Cost	92,456	1,170,166	853,200	7,308	13,854	32,586	468,312	1,096,476	3,734,358
Accumulated depreciation	(3,610)	(32,836)	(29,333)	(3,644)	(765)	(136)	(95,303)	—	(165,627)

At December 31, 2007	88,846	1,137,330	823,867	3,664	13,089	32,450	373,009	1,096,476	3,568,731

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

	Land improvements	Buildings	Building improvements	Leasehold improvements	Vehicles	Ferries	Furniture, fittings & equipment	Construction- in-progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Year ended December 31, 2008
Opening net book amount	88,846	1,137,330	823,867	3,664	13,089	32,450	373,009	1,096,476	3,568,731
Additions	—	—	—	16,006	4,541	137,515	86,828	1,695,732	1,940,622
Adjustment to project costs	—	—	(2,963)	—	—	—	—	—	(2,963)
Disposals	—	(88)	(64)	(7)	(27)	—	(1,467)	—	(1,653)
Transfers	40,169	239,990	358,138	(6,565)	—	—	47,593	(735,647)	(56,322)
Depreciation	(6,786)	(35,942)	(65,679)	(8,932)	(2,418)	(5,966)	(121,302)	—	(247,025)
Exchange difference	869	9,814	8,921	117	89	—	(9,142)	23,765	34,433

Closing net book amount	123,098	1,351,104	1,122,220	4,283	15,274	163,999	375,519	2,080,326	5,235,823

At December 31, 2008
Cost	133,554	1,420,292	1,217,753	11,599	18,469	170,101	583,993	2,080,326	5,636,087
Accumulated depreciation	(10,456)	(69,188)	(95,533)	(7,316)	(3,195)	(6,102)	(208,474)	—	(400,264)

At December 31, 2008	123,098	1,351,104	1,122,220	4,283	15,274	163,999	375,519	2,080,326	5,235,823

Period ended June 30, 2009
Opening net book amount	123,098	1,351,104	1,122,220	4,283	15,274	163,999	375,519	2,080,326	5,235,823
Transfer to investment properties upon adoption of IAS 40 (Amendment)	—	—	—	—	—	—	—	(227,942)	(227,942)
Additions	—	—	—	187	4,567	40,789	8,024	98,579	152,146
Adjustment to project costs	—	(882)	—	—	—	—	—	—	(882)
Disposals	—	(23)	(1,985)	(60)	—	—	(2,313)	(2,121)	(6,502)
Transfers	2,248	18,061	(36,067)	94	—	—	48,036	(32,372)	—
Depreciation	(4,518)	(20,228)	(38,434)	(953)	(1,306)	(4,599)	(74,935)	—	(144,973)
Exchange difference	7	85	53	5	—	—	(354)	498	294

Closing net book amount	120,835	1,348,117	1,045,787	3,556	18,535	200,189	353,977	1,916,968	5,007,964

At June 30, 2009
Cost	135,812	1,437,540	1,179,493	6,256	23,037	210,890	641,397	1,916,968	5,551,393
Accumulated depreciation	(14,977)	(89,423)	(133,706)	(2,700)	(4,502)	(10,701)	(287,420)	—	(543,429)

At June 30, 2009	120,835	1,348,117	1,045,787	3,556	18,535	200,189	353,977	1,916,968	5,007,964

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Interest expense amounting US$54.1 million, US$118.9 million, US$82.3 million, US$40.9 million (unaudited) and US$4.6 million (Note 9) and other direct costs of US$13.6 million, US$25.4 million, US$34.1 million, US$18.7 million (unaudited) and US$10.1 million have been capitalized for the years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009, respectively.

Equipment includes the following amounts where the Group is the lessee under finance leases:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Cost	2,076	98	666	611
Accumulated depreciation	(1,606)	(18)	(75)	(113)

Net book amount	470	80	591	498

16	Financial instruments by category

		Financial assets at fair value through profit or loss	Loans and receivables	Total
	Note	US$’000	US$’000	US$’000
Assets as per combined balance sheets

At December 31, 2006
Financial assets at fair value through profit or loss	19	508	—	508
Trade and other receivables, net	23	—	12,942	12,942
Restricted cash	22	—	465,446	465,446
Cash and cash equivalents	21	—	278,509	278,509
Deposits	20	—	993	993

Total		508	757,890	758,398

At December 31, 2007
Financial assets at fair value through profit or loss	19	25	—	25
Trade and other receivables, net	23	—	218,510	218,510
Restricted cash	22	—	59,202	59,202
Cash and cash equivalents	21	—	439,395	439,395
Deposits	20	—	2,186	2,186

Total		25	719,293	719,318

At December 31, 2008
Trade and other receivables, net	23	—	253,387	253,387
Restricted cash	22	—	124,112	124,112
Cash and cash equivalents	21	—	417,769	417,769
Deposits	20	—	1,768	1,768

Total		—	797,036	797,036

At June 30, 2009
Trade and other receivables, net	23	—	214,840	214,840
Restricted cash	22	—	172,110	172,110
Cash and cash equivalents	21	—	340,620	340,620
Deposits	20	—	1,170	1,170

Total		—	728,740	728,740

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

		Financial liabilities at amortized cost	Total
	Note	US$’000	US$’000
Liabilities as per combined balance sheets

At December 31, 2006
Trade and other payables	29	479,287	479,287
Borrowings	27	1,387,465	1,387,465

Total		1,866,752	1,866,752

At December 31, 2007
Trade and other payables	29	789,988	789,988
Borrowings	27	2,941,489	2,941,489

Total		3,731,477	3,731,477

At December 31, 2008
Trade and other payables	29	1,875,285	1,875,285
Borrowings	27	3,643,160	3,643,160

Total		5,518,445	5,518,445

At June 30, 2009
Trade and other payables	29	1,877,618	1,877,618
Borrowings	27	3,542,478	3,542,478

Total		5,420,096	5,420,096

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

17	Intangible assets, net

	Trademarks	Computer software	Show production costs	Total
	US$’000	US$’000	US$’000	US$’000
At January 1, 2006
Cost	84	3,855	—	3,939
Accumulated amortization	(20)	(1,175)	—	(1,195)

At January 1, 2006	64	2,680	—	2,744

Year ended December 31, 2006
Balance at January 1, 2006	64	2,680	—	2,744
Additions	—	1,831	—	1,831
Amortization	(12)	(1,082)	—	(1,094)
Exchange difference	—	(3)	—	(3)

Balance at December 31, 2006	52	3,426	—	3,478

At December 31, 2006
Cost	84	5,679	—	5,763
Accumulated amortization	(32)	(2,253)	—	(2,285)

At December 31, 2006	52	3,426	—	3,478

Year ended December 31, 2007
Balance at January 1, 2007	52	3,426	—	3,478
Additions	21	3,631	—	3,652
Amortization	(14)	(1,760)	—	(1,774)
Exchange difference	—	175	—	175

Balance at December 31, 2007	59	5,472	—	5,531

At December 31, 2007
Cost	105	9,475	—	9,580
Accumulated amortization	(46)	(4,003)	—	(4,049)

At December 31, 2007	59	5,472	—	5,531

Year ended December 31, 2008
Balance at January 1, 2008	59	5,472	—	5,531
Additions	—	4,284	40,320	44,604
Amortization	(15)	(2,334)	(1,867)	(4,216)
Exchange difference	—	48	255	303

Balance at December 31, 2008	44	7,470	38,708	46,222

At December 31, 2008
Cost	105	13,849	40,584	54,538
Accumulated amortization	(61)	(6,379)	(1,876)	(8,316)

At December 31, 2008	44	7,470	38,708	46,222

Period ended June 30, 2009
Balance at January 1, 2009	44	7,470	38,708	46,222
Additions	—	1,353	—	1,353
Adjustment to project costs	—	—	(439)	(439)
Amortization	(7)	(1,267)	(2,115)	(3,389)
Exchange difference	—	(3)	2	(1)

Balance at June 30, 2009	37	7,553	36,156	43,746

At June 30, 2009
Cost	106	15,201	40,147	55,454
Accumulated amortization	(69)	(7,648)	(3,991)	(11,708)

At June 30, 2009	37	7,553	36,156	43,746

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

18	Deferred tax assets and liabilities

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off and when the deferred income taxes relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. The following amounts, determined after appropriate offsetting, are shown in the combined balance sheets:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Deferred tax assets	—	124	324	317
Deferred tax liabilities	—	(41)	(165)	(165)

Net deferred tax assets	—	83	159	152

The movements of the deferred tax assets/(liabilities) are as follows:

	Decelerated depreciation allowance	Tax losses	Accelerated tax depreciation	Total
	US$’000	US$’000	US$’000	US$’000
At January 1, 2006	—	—	—	—
Credit for 2006	—	—	—	—

At December 31, 2006	—	—	—	—
Credit/(charge) for 2007	21	103	(41)	83

At December 31, 2007	21	103	(41)	83
Credit/(charge) for 2008	—	200	(124)	76

At December 31, 2008	21	303	(165)	159
Credit/(charge) for the period	6	(13)	—	(7)

At June 30, 2009	27	290	(165)	152

Deferred tax assets are recognized for tax losses carry forwards to the extent that realization of the related tax benefit through future taxable profits is probable. The unrecognized deferred income tax assets in respect of losses that can be carried forward against future taxable income and pre-opening expenses are as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Arising from unused tax losses	17,167	34,750	83,769	89,360
Arising from pre-opening expenses	4,697	12,422	15,856	16,323

	21,864	47,172	99,625	105,683

At December 31, 2006, 2007 and 2008, and at June 30, 2009, subject to the agreement by tax authorities, out of the total unrecognized tax losses of approximately US$17.2 million, US$34.8 million, US$83.8 million and US$89.4 million, respectively, an amount of approximately nil, US$1.0 million, US$3.7 million and US$3.9 million, respectively, can be carried forward indefinitely. The remaining amounts of approximately US$17.2 million, US$33.8 million, US$80.1 million and US$85.5 million respectively will expire in two to five years.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

19	Financial assets at fair value through profit or loss

The Group’s financial assets at fair value through profit or loss are derivative financial instruments, which consist of one to four interest rate cap agreements (collectively, the “Cap Agreements”) that the Group uses to manage the interest rate risk associated with the Group’s variable-rate borrowings (see Note 27). The aggregate notional principal amounts of the outstanding Cap Agreements were US$1.0 billion as of December 31, 2006, and US$1.7 billion as of December 31, 2007 and 2008, and as of June 30, 2009. The Cap Agreements do not qualify for hedge accounting and are stated at fair value based on quoted market values from the financial institutions holding the agreements.

Changes in fair values of financial assets at fair value through profit or loss are recorded in “Other expenses” in the combined income statements (Note 8).

20	Other assets, net

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Deferred leasing fees	—	14,719	27,950	26,381
Less: amortization of deferred leasing fees	—	(1,159)	(6,023)	(8,806)
Tenant improvement allowance	—	9,479	24,930	25,095
Less: amortization of tenant improvement allowance	—	(378)	(2,671)	(4,247)
Other deferred incentive allowance	—	—	3,940	8,965
Less: amortization of other deferred incentive allowance	—	—	(31)	(527)
Deposits	993	2,186	1,768	1,170
Others	1,361	9,867	10,907	10,185

	2,354	34,714	60,770	58,216

The maximum exposure to credit risk at the reporting date for deposits and others is their carrying values. No impairment charges related to these assets were recorded during the years ended December 31, 2006, 2007 and 2008. Impairment charges related to these assets of US$1.0 million were recorded during the six months ended June 30, 2009.

The Group’s deposits are denominated in the following currencies:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
HK$	381	922	985	618
US$	130	129	—	—
MOP	482	1,135	440	220
Renminbi (“RMB”)	—	—	343	332

	993	2,186	1,768	1,170

21	Cash and cash equivalents

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Cash at bank and on hand	278,509	439,395	364,566	340,620
Short-term bank deposits	—	—	53,203	—

	278,509	439,395	417,769	340,620

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The Group’s cash and cash equivalents are denominated in the following currencies:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
HK$	176,462	386,560	244,048	204,665
US$	99,777	30,680	143,041	110,522
MOP	1,593	11,023	16,493	14,056
Singapore Dollar (“SGD”)	677	2,689	9,534	8,207
Japanese Yen (“JPY”)	—	8,307	4,403	2,348
RMB	—	136	250	822

	278,509	439,395	417,769	340,620

The effective interest rates on short-term bank deposits ranged from 0.08% to 0.33%, per annum, for the year ended December 31, 2008. These deposits have an average maturity of 10 to 37 days.

The carrying values of cash equivalents approximate their fair values at each balance sheet date.

The maximum credit exposure of cash and cash equivalents as of December 31, 2006, 2007 and 2008, and June 30, 2009, amounted to US$222.4 million, US$309.5 million, US$345.5 million and US$284.2 million, respectively.

22	Restricted cash

As required by the Group’s Macau Credit Facility (Note 27(a)), certain proceeds drawn under this facility needs to be deposited into restricted bank accounts that are pledged to a disbursement agent for the Macau Credit Facility lenders. This restricted cash will be used for Sands Macao, The Venetian Macao and other Cotai Strip project costs under the disbursement terms specified in the Macau Credit Facility. The disbursement account is subject to a security interest in favor of the lenders under the Macau Credit Facility.

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Restricted cash	465,446	59,202	124,112	172,110
Less: non-current portion	(232,072)	—	—	—

Current portion	233,374	59,202	124,112	172,110

The Group’s restricted cash is denominated in the following currencies:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
US$	431,235	586	103,449	143,597
MOP	34,211	58,616	20,663	1,647
HK$	—	—	—	26,866

	465,446	59,202	124,112	172,110

The maximum exposure to credit risk is the carrying amounts of restricted cash at each balance sheet date.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

23	Trade and other receivables and prepayments, net

	Note		As of December 31,			As of June 30, 2009
			2006	2007	2008
			US$’000	US$’000	US$’000	US$’000
Trade receivables			6,748	46,351	216,388	228,134
Less: provision for doubtful trade receivables			(704)	(1,936)	(17,000)	(32,652)

Trade receivables, net	(a	)	6,044	44,415	199,388	195,482
Notes receivable from related companies			—	141,000	800	800
Prepayments			4,726	32,924	84,321	53,047
Other receivables			6,279	20,762	22,991	15,418
Notes interest receivable from related companies			—	4,591	57	67
Receivables from related companies—non-trade			619	7,742	30,151	3,073
Deferred rent			—	15,578	55,580	63,907
Less: amortization of deferred rent			—	(1,905)	(13,884)	(22,690)
Less: provision for doubtful deferred rent			—	—	—	(3,092)

			17,668	265,107	379,404	306,012

Less: non-current portion
Notes receivable from related companies			—	(500)	(500)	—
Prepayments			—	(20,409)	(62,848)	(36,328)
Deferred rent			—	(4,223)	(28,109)	(25,343)

			—	(25,132)	(91,457)	(61,671)

Current portion			17,668	239,975	287,947	244,341

The Group’s trade and other receivables are denominated in the following currencies:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
HK$	5,903	25,931	197,489	191,685
MOP	6,420	39,264	24,608	19,081
US$	619	153,046	30,790	3,721
RMB	—	269	500	353

	12,942	218,510	253,387	214,840

(a)	Trade receivables, net

The aging analysis of trade receivables, net of provision for doubtful accounts is as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
0 – 30 days	5,538	30,405	148,061	137,142
31 – 60 days	506	6,898	12,671	7,137
61 – 90 days	—	2,470	8,790	9,643
Over 90 days	—	4,642	29,866	41,560

	6,044	44,415	199,388	195,482

The carrying values of trade receivables approximate their fair values at each balance sheet date. The maximum exposure to credit risk is the fair values of trade receivables at each balance sheet date.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Included in trade receivables are casino receivables of US$6.6 million, US$24.9 million, US$185.3 million and US$195.6 million as of December 31, 2006, 2007 and 2008 and as of June 30, 2009, respectively. There is a concentration of credit risk related to gross casino receivables as 88.4%, 64.9%, 33.9% and 36.7% of the casino receivables as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, respectively, were receivables from the top five customers. Other than casino receivables, there is no other concentration of credit risk with respect to trade receivables as the Group has a large number of customers. The Group has policies to mitigate concentration of credit risk (see Note 3(a)(ii)) and believes its provision are adequate.

As of December 31, 2006, 2007 and 2008, and as of June 30, 2009, casino receivables of approximately US$0.6 million, US$18.6 million, US$47.3 million and US$98.0 million, respectively, were past due but not impaired. These relate to a number of independent customers that have a good track record with the Group. Extension of the credit period, with terms and conditions subject to special approvals, have been granted to these customers. The aging analysis of casino receivables that were past due but not impaired based on the original terms is as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Past due 1 – 30 days	625	13,173	9,145	54,867
Past due 31 – 60 days	—	1,233	7,004	1,773
Past due 61 – 90 days	—	329	13,355	8,311
Past due over 90 days	—	3,832	17,818	33,009

	625	18,567	47,322	97,960

Trade receivables other than casino receivables mainly comprised of hotel and mall receivables. As of December 31, 2006, 2007 and 2008 and as of June 30, 2009, these receivables of approximately US$5,000, US$10.7 million, US$24.2 million and US$16.3 million, respectively, were past due but not impaired. These relate to a number of independent customers that have a good track record with the Group. The aging analysis of these trade receivables is as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Past due 1 – 30 days	5	5,540	9,137	6,334
Past due 31 – 60 days	—	3,427	5,044	4,650
Past due 61 – 90 days	—	1,200	4,409	3,870
Past due over 90 days	—	550	5,610	1,442

	5	10,717	24,200	16,296

As of December 31, 2006, 2007 and 2008, and as of June 30, 2009, trade receivables of US$0.7 million, US$1.9 million, US$20.3 million and US$64.7 million were impaired and provided for. The amount of the provision was US$0.7 million, US$1.9 million, US$17.0 million and US$32.7 million as of December 31, 2006, 2007 and 2008, and as of June 30, 2009, respectively. The receivables mainly relate to casino customers and mall retailers, which are in unexpected difficult economic situations. It was assessed that a portion of the receivables is expected to be recovered and thus not impaired. The aging of these receivables provided for is as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Past due 1 – 30 days	528	—	1,090	33
Past due 31 – 60 days	—	—	526	13
Past due 61 – 90 days	—	—	1,196	160
Past due over 90 days	176	1,936	17,498	64,447

	704	1,936	20,310	64,653

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Movement of provision for doubtful trade receivables is as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
At the beginning of the year/period	258	704	1,936	17,000
Provision made for the year/period	2,937	1,792	16,989	20,147
Amounts written-back	(2,489)	(554)	(1,967)	(4,500)
Exchange difference	(2)	(6)	42	5

At the ending of the year/period	704	1,936	17,000	32,652

(b)	Other receivables and deferred rent

The carrying values of other receivables approximate their fair values at each balance sheet date, which also represent the Group’s maximum exposure to credit risk as of December 31, 2006, 2007 and 2008 and June 30, 2009. The Group holds security deposits, bank guarantees and letters of credit for certain other receivables and deferred rent. No impairment charges related to these assets were recorded for the years ended December 31, 2006, 2007 and 2008. Impairment charges of US$3.1 million related to deferred rent were recorded for six months ended June 30, 2009 and included in “Other expenses” in the combined income statements. Amounts are charged to the provision account and generally written off when the recoverability is remote.

24	Inventories

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Food and beverage	1,116	5,074	5,261	4,703
Retail products	76	989	2,228	1,786
Tobacco	199	408	474	430
Ferry parts	—	—	243	867
General operating supplies	272	1,939	2,709	2,333

	1,663	8,410	10,915	10,119

As of December 31, 2006, 2007 and 2008, and as of June 30, 2009, all inventories were carried at cost.

25	Combined capital

Balance represents the combined share capital of VVDIL, Cotai WaterJets (HK) Limited and CotaiJet Holdings (II) Limited.

26	Reserves

(a)	Statutory reserve

The statutory reserve represents amounts set aside from the income statement and is not distributable to shareholders/quotaholders of the Group companies incorporated.

The Macau Commercial Code #432 requires that companies that are limited by shares should set aside a minimum of 10% of the company’s profit after taxation to the statutory reserve until the balance of the reserve reaches a level equivalent to 25% of the company’s capital.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

For companies limited by quotas, the Macau Commercial Code #377 requires that a company should set aside a minimum of 25% of the company’s profit after taxation to the statutory reserve until the balance of the reserve reaches a level equivalent to 50% of the company’s capital.

(b)	Capital reserve

Capital reserve represents the combined share premium of VVDIL, Cotai WaterJets (HK) Limited and CotaiJet Holdings (II) Limited.

27	Borrowings

The Group’s borrowings are summarized as follows:

		As of December 31,			As of June 30, 2009
		2006	2007	2008
	Note(s)	US$’000	US$’000	US$’000	US$’000
Non-current portion
Bank loans, secured	(a),(b),(c)	1,300,000	2,844,750	3,481,400	3,327,218
Notes payable to related companies		124,632	129,187	153,191	174,809
Finance lease liabilities, secured	28	22	61	501	389

		1,424,654	2,973,998	3,635,092	3,502,416
Less: deferred financing costs		(37,529)	(38,779)	(36,230)	(30,755)

		1,387,125	2,935,219	3,598,862	3,471,661

Current portion
Bank loans, secured		—	6,250	44,107	70,628
Finance lease liabilities, secured	28	340	20	191	189

		340	6,270	44,298	70,817

Total borrowings		1,387,465	2,941,489	3,643,160	3,542,478

The maturities of bank loans and notes payable to related companies are as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Bank loans
Repayable within 1 year	—	6,250	44,107	70,628
Repayable between 1 and 2 years	12,250	50,000	103,839	703,247
Repayable between 2 and 5 years	129,750	1,928,500	3,274,707	2,529,897
Repayable after 5 years	1,158,000	866,250	102,854	94,074

Total bank loans	1,300,000	2,851,000	3,525,507	3,397,846

Notes payable to related companies
Repayable between 2 and 5 years	—	—	153,191	174,809
Repayable after 5 years	124,632	129,187	—	—

Total notes payable	124,632	129,187	153,191	174,809

Total bank loans and notes payable	1,424,632	2,980,187	3,678,698	3,572,655

The estimated fair values of the Group’s borrowings as of December 31, 2006, 2007, 2008 and June 30, 2009 were approximately US$1.4 billion, US$3.0 billion, US$2.3 billion and US$3.1 billion, respectively.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The Group’s borrowings are denominated in the following currencies:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
US$	1,287,341	2,841,408	3,312,260	3,208,104
HK$	124	38	219,123	228,956
MOP	100,000	100,043	111,674	105,331
RMB	—	—	103	87

	1,387,465	2,941,489	3,643,160	3,542,478

(a)	On May 25, 2006, VMLF (the “Borrower”), entered into the Macau Credit Facility to finance the construction projects of the Group. The Macau Credit Facility originally consisted of a US$1.2 billion funded term B loan (the “Macau Term B Facility”), a US$700.0 million delayed draw term B loan (the “Macau Term B Delayed Draw Facility”), a US$100.0 million funded local currency term loan (the “Macau Local Term Facility”) and a US$500.0 million revolving credit facility (the “Macau Revolving Facility”). In March 2007, the Macau Credit Facility was amended to expand the use of proceeds and remove certain restrictive covenants. In April 2007, the lenders of the Macau Credit Facility approved a reduction of the interest rate margin for all classes of loans by 50 basis points and the Borrower exercised its rights under the Macau Credit Facility to access the US$800.0 million of incremental facilities under the accordion feature set forth therein, which increased the funded Macau Term B Facility by US$600.0 million, the Macau Revolving Facility by US$200.0 million, and the total Macau Credit Facility to US$3.3 billion. As of June 30, 2009, the Macau Credit Facility had been fully funded except for US$6.6 million committed to be funded by Lehman Brothers Commercial Paper Inc.

The indebtedness under the Macau Credit Facility is guaranteed by VML, VCL and certain other subsidiaries (collectively, the “Guarantors”). The obligations under the Macau Credit Facility and the guarantees of the Guarantors are collateralized by a first-priority security interest in substantially all of the Borrower’s and the Guarantors’ assets, other than (1) capital stock of the Borrower and the Guarantors, (2) assets that secure permitted furniture, fittings and equipment financings, (3) VML’s subconcession agreement and (4) certain other assets.

The Macau Revolving Facility and the Macau Local Term Facility mature on May 25, 2011. The Macau Term B Delayed Draw Facility and the Macau Term B Facility mature on May 25, 2012 and 2013, respectively. The Macau Term B Delayed Draw Facility and the Macau Term B Facility are subject to nominal amortization for the first five and six years, respectively, which commenced in June 2009, with the remainder of the loans payable in four equal quarterly installments in the last year immediately preceding their maturity dates. The Macau Local Term Facility is subject to quarterly amortization in an amount of approximately US$6.3 million per quarter, which has its first repayment made in June 2009, with the remainder of the loan payable in four equal installments in the last year immediately preceding the maturity date.

Borrowings under the Macau Credit Facility bear interest, at the Borrower’s option, at either an adjusted Eurodollar rate (or, in the case of the Macau Local Term Facility, adjusted Hong Kong Inter-bank Offered Rate (“HIBOR”)) or at an alternative base rate, plus a spread of 2.25% per annum or 1.25% per annum, respectively (set at 7.0%, 5.7%, 2.5%, 2.4% per annum for the Macau Local Term Facility and 8.1%, 7.1%, 2.7% and 2.6% per annum for the remainder of the Macau Credit Facility at December 31, 2006, 2007 and 2008, and at June 30, 2009, respectively), and are subject to a downward adjustment of 0.25% per annum from the beginning of the first principal payment if certain maximum leverage ratios are satisfied. The Borrower also pays a standby commitment fee of 0.5% per annum on the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

undrawn amounts under the Macau Revolving Facility. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, the weighted average interest rates for the Macau Local Term Facility were 6.9%, 6.8%, 5.1% and 2.5% per annum, respectively, and the weighted average interest rates for the remainder of the Macau Credit Facility were 8.1%, 7.8%, 5.8% and 2.7% per annum, respectively.

To meet the requirements of the Macau Credit Facility, the Group entered into four separate interest rate cap agreements in September 2006, May 2007, October 2007 and September 2008 (collectively, the “Cap Agreements”—Note 19) with notional amounts of US$1.0 billion, US$325.0 million, US$165.0 million and US$160.0 million, respectively, all of which will expire on September 21, 2009. The provisions of the Cap Agreements entitle the Group to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rate of 6.75% as stated in such agreements. There was no net effect on interest expense as a result of the Cap Agreements for the years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009. On September 24, 2009, the Group entered into a new interest rate cap agreement with a notional amount of US$1,585.0 million. This new interest rate cap agreement was effective on September 21, 2009 and will expire on September 21, 2012. The provisions of this interest rate cap agreement entitle the Group to receive from the counterparty the amounts, if any, by which the selected market interest rates exceed the strike rate of 9.5% as stated in such agreement.

The Macau Credit Facility contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on incurring additional liens, incurring additional indebtedness, making certain investments, paying dividends and making other restricted payments, and acquiring and selling assets. The Macau Credit Facility also requires the Borrower and the Guarantors to comply with financial covenants, including, but not limited to, generating a minimum Consolidated Adjusted EBITDA (as defined under the Macau Credit Facility, in which EBITDA refers to earnings before interest, taxes, depreciation and amortization) for a period of time and, thereafter, ratios of Consolidated Adjusted EBITDA to interest expense and total indebtedness to Consolidated Adjusted EBITDA, as well as maximum annual capital expenditures. The Macau Credit Facility also contains events of default customary for such financings and also sets forth several events relating to the Ultimate Parent Company and Mr. Sheldon Adelson’s ownership in the Ultimate Parent Company, which would constitute an event of default. These events, if not cured or waived, could trigger a cross default in the ferry financing facility (see (b) below) and result in the acceleration of those and other outstanding debt obligation and the enforcement of security and guarantees given in respect of such obligations.

The Macau Credit Facility was subsequently amended on August 12, 2009 (see Note 35(a)).

(b)	In January 2008, in order to finance the purchase of ten ferries, which were respectively owned by ten ferry owning companies that are subsidiaries within the Group, Cotai Ferry Company Limited (“CFCL”), a subsidiary within the Group, entered into a HK$1.2 billion (approximately US$156.0 million at exchange rates in effect on June 30, 2009) secured credit facility, which is available for borrowing for up to 18 months after closing. The proceeds from the secured credit facility were used to finance the construction of ferries. The facility is collateralized by the ferries and is guaranteed by VML. The facility matures in January 2018 and is subject to 34 quarterly payments commencing at the end of the 18-month availability period.

In July 2008, CFCL exercised the accordion option on the secured credit facility agreement that financed the ferry companies’ original ten ferries and executed a supplement to the secured credit facility agreement. The supplement increased the secured credit facility by an additional HK$561.6 million (approximately US$72.5 million at exchange rates in effect on June 30, 2009) of which CFCL has drawn HK$485.0 million and HK$561.6 million as of December 31, 2008 and June 30, 2009, respectively (approximately US$62.6 million and US$72.5 million at exchange rates in effect on December 31, 2008 and June 30, 2009, respectively). The proceeds from this supplemental facility are being used to finance the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

construction of ferries. The supplemental facility is collateralized by all ferries and guaranteed by VML. Net book values of these ferries were US$32.5 million, US$164.0 million and US$200.2 million as of December 31, 2007 and 2008 and June 30, 2009, respectively.

Borrowings under the facility bear interest at the HIBOR plus 2.0% if borrowings are made in HK$ (set at 2.3% and 2.1% as of December 31, 2008 and June 30, 2009, respectively) or the London Interbank Offered Rate (“LIBOR”) plus 2.0% if borrowings are made in US$. The weighted average interest rates for the facility were 4.7% and 2.2% for the year ended December 31, 2008 and the six months June 30, 2009, respectively. The undrawn facility as of December 31, 2008 and June 30, 2009, were US$9.9 million and nil, respectively.

The facility requires CFCL to comply with certain financial covenants, including a leverage ratio of total bank debt to EBITDA and an interest coverage ratio of EBITDA to net finance charges. Measurement of these ratios starts in the second quarter of 2010. Apart from the events of default that are customary for such financing, it is also a default of the facility if there is a material adverse change with respect to the Group’s ferry business. The Group’s loss of the right to provide ferry services would result in an event of default only if the Group fails to secure new rights to provide ferry services after six months of the loss of the right (known as a “discussion period”), during which the Group can seek a new arrangement that would allow it to resume the provision of ferry services.

The secured credit facility agreement for ferry financing was subsequently amended on August 20, 2009 (see Note 35(b)).

(c)	In March 2008, in order to finance the purchase of vehicles, VML entered into a MOP200.9 million (approximately US$25.2 million at exchange rates in effect on June 30, 2009) credit facility, which is available for borrowing until December 31, 2010. The proceeds from the credit facility were used to reimburse VML for cash spent on purchase of vehicles. The facility matures on December 31, 2011, and is subject to interest payments, which commenced in June 2008, with the principal due in four equal quarterly installments in 2011. Borrowings under the facility bear interest at 3-month HIBOR plus 2.25% (set at 3.2% and 2.6% per annum at December 31, 2008 and June 30, 2009, respectively), and the facility is collateralized by the vehicles purchased with this loan. The weighted average interest rate for the facility were 4.5% and 3.2% per annum for the year ended December 31, 2008, and for the six months ended June 30, 2009, respectively. Net book values of these vehicles were MOP66.8 million (approximately US$8.4 million at exchange rates in effect on December 31, 2008) and MOP58.9 million (approximately US$7.4 million at exchange rates in effect on June 30, 2009) as of December 31, 2008 and June 30, 2009, respectively.

28	Finance lease liabilities

The Group is a lessee under finance leases for equipment.

Lease liabilities are effectively secured, as the rights of the leased asset revert to the lessor in the event of default.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The future minimum lease payments (including interest), and the present value of the minimum lease payments under finance lease are as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Minimum lease payments:
Later than 1 year and no later than 2 years	347	25	257	245
Later than 2 years and no later than 5 years	8	24	269	251
Later than 5 years	16	44	306	185

	371	93	832	681
Future finance charges on finance lease obligations	(9)	(12)	(140)	(103)

Present value of finance lease liabilities	362	81	692	578

Present value of minimum lease payments:
Later than 1 year and no later than 2 years	340	20	191	189
Later than 2 years and no later than 5 years	7	21	221	216
Later than 5 years	15	40	280	173

	362	81	692	578

29	Trade and other payables

		As of December 31,			As of June 30, 2009
		2006	2007	2008
	Note	US$’000	US$’000	US$’000	US$’000
Trade payables	(a)	11,085	20,248	21,434	27,714
Construction payables and accruals		233,374	363,282	303,059	285,990
Deposits		19,257	54,035	60,714	66,041
Payables to related companies—non-trade	33(e)	135,610	108,146	1,240,753	1,233,828
Other tax payables		65,220	129,145	119,420	113,196
Notes interest payable to related companies	33(g)	1,255	1,303	1,115	787
Interest payables		596	1,631	937	777
Other payables and accruals		78,110	241,343	247,273	262,481

		544,507	919,133	1,994,705	1,990,814
Less: non-current portion relating to deposits		(282)	(6,831)	(12,663)	(12,872)

Current portion		544,225	912,302	1,982,042	1,977,942

The Group’s trade and other payables are denominated in the following currencies:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
US$	136,053	143,598	1,263,698	1,252,276
MOP	352,644	562,587	516,032	526,141
HK$	55,621	210,571	210,694	210,273
Other currencies	189	2,377	4,281	2,124

	544,507	919,133	1,994,705	1,990,814

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(a)	Trade payables

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
0 – 30 days	5,615	10,673	6,081	7,643
31 – 60 days	3,772	3,705	6,726	8,486
61 – 90 days	664	2,431	2,037	4,205
Over 90 days	1,034	3,439	6,590	7,380

	11,085	20,248	21,434	27,714

30	Note to combined statements of cash flows

Cash generated from operations is as follows:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Profit before income tax	375,836	196,084	175,905	114,127	58,144
Adjustments for:
Interest income	(27,783)	(29,226)	(4,801)	(2,454)	(281)
Interest and other finance costs	27,170	72,283	115,601	56,656	45,291
Depreciation and amortization	35,163	104,047	268,220	123,388	158,444
Amortization of leasehold interests in land	651	9,533	11,647	5,755	6,006
Amortization of deferred financing costs	2,183	3,302	6,394	3,093	4,707
Write-off deferred financing costs	—	—	—	—	777
Amortization of deferred rent	—	1,907	11,902	4,622	8,802
Amortization of other assets	67	1,537	7,147	757	4,853
Loss on disposal of property and equipment	1,940	562	1,622	1,184	4,894
Provision for doubtful accounts	448	1,238	15,022	917	18,739
Share-based compensation expense	—	—	15,163	7,310	3,457
Fair value losses/(gains) on financial assets through profit or loss	492	592	44	(54)	—
Net foreign exchange losses/(gains)	704	3,187	(27,648)	(1,951)	193
Changes in working capital:
Leasehold interests in land, net	(2,828)	(235,161)	(49,596)	(17,655)	(16,085)
Inventories	(440)	(6,766)	(2,414)	(1,793)	796
Trade and other receivables and prepayments, net	(11,813)	(85,290)	(242,074)	(98,279)	19,991
Other assets	148	(33,911)	(32,790)	(6,224)	(2,298)
Trade and other payables	76,111	265,650	(13,117)	14,589	(33,782)

Cash generated from operations	478,049	269,568	256,227	203,988	282,648

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

31	Commitments and contingencies

(a)	Capital commitments

Property and equipment commitments not provided for are as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Contracted but not provided for	783,888	1,755,512	1,422,130	289,036
Authorized but not contracted for	3,493,099	8,407,987	6,296,869	1,898,230

	4,276,987	10,163,499	7,718,999	2,187,266

(b)	Operating lease commitments

(i)	The Group as the lessee

The Group had future aggregate minimum lease payments under non-cancellable operating leases for interests in land and buildings as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
No later than one year	6,963	64,775	52,166	37,183
Later than one year and no later than five years	8,750	62,216	38,288	35,049
Later than five years	2,757	60,385	57,357	54,309

	18,470	187,376	147,811	126,541

(ii)	The Group as the lessor/grantor of the right of use

The future aggregate minimum lease/base fee rent receivables under non-cancelable agreements for land and buildings are as follows:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
No later than one year	156	92,147	135,708	119,654
Later than one year and no later than five years	363	279,768	331,458	264,712
Later than five years	—	81,948	135,057	157,104

	519	453,863	602,223	541,470

(c)	Litigation

The Group has contingent liabilities with respect to legal claims arising in the ordinary course of business in addition to the matter noted below. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel and believes that no significant loss will be incurred beyond the amounts provided for as of June 30, 2009. Actual results could differ from these estimates; however, in the opinion of management, it is not anticipated that any material liabilities will arise from the contingent liabilities.

On January 2, 2008, a Hong Kong ferry operator namely Norte Oeste Expresso Ltd. (“Northwest Express”) filed an action against the Chief Executive of the Macau Government and CFCL, as an interested party, challenging the Macau Government’s agreement with CFCL for the operation of ferry service between Hong Kong and Cotai. The basis of the legal challenge is that under Macau

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

law, any concessions related to the provision of a public service must be awarded through a public tender process. On February 19, 2009, the Court of Second Instance in Macau held that it was unlawful for the Macau Government to enter into the ferry agreement with CFCL without engaging in a public tender process, and that the ferry agreement with CFCL was void. The Group relied on the advice of counsel in obtaining the ferry agreement and believes that it has complied with all applicable laws, procedures and Macau practice. The Group believes that all contracts to operate ferries to and from Macau were entered into in the same fashion as the ferry agreement with CFCL. Accordingly, CFCL and the Macau Government have appealed the decision to the Court of Final Appeal in Macau. The Group will cooperate with the Macau Government during the appeal period to resolve this matter. CFCL expects to continue to operate its ferry service until a decision on the appeal is rendered or the matter is otherwise resolved. If the decision is upheld by the Court of Final Appeal, the CFCL ferry agreement may be void, absent other action by the Macau Government. Based on the advice of the Macau legal advisor, the Group believes that, although uncertain, the outcome of the decision of the Court of Final Appeal is more likely to be unfavorable than favorable. If CFCL is unable to continue to operate its ferry service, the Group will need to develop alternative means of transporting visitors to its Cotai Strip properties. Under the terms of the ferry financing facility (see Note 27(b)), an event of default would occur if, upon losing the right to operate ferry services, the Group is unable to secure renewed rights to provide ferry services within six months of the loss of such right. Accordingly, if the Group is unable to do so, a significant loss of visitors to its Cotai Strip properties may result, which could have a material adverse effect on the Group’s financial condition, results of operations or cash flows. This may also result in a potential impairment charge on the approximately US$244.2 million in capitalized costs related to the Group’s ferry operations as of June 30, 2009.

(d)	Cotai Strip development projects

Given current conditions in the capital markets and the global economy and their impact on the Group’s ongoing operations, the Group announced in November 2008 its revised development plan to suspend its development projects. Should general economic conditions fail to improve, if the Group is unable to obtain sufficient funding such that completion of the suspended projects is not probable, all or a portion of the Group’s investment to date on the suspended projects could be lost and would result in an impairment charge.

The Group has obtained a draft of the land concession contract for Parcels 5 and 6 from the Macau Government and upon successfully obtaining the land concession for Parcels 5 and 6, and will subsequently negotiate the land concession for Parcels 7 and 8. Based on historical experience with the Macau Government with respect to the Group’s land concessions for Sands Macao and Parcels 1, 2 and 3, management believes that the land concessions for Parcels 5, 6, 7 and 8 will be granted. However, if the Group does not obtain these land concessions, the Group could forfeit all or a substantial part of its US$1.8 billion capitalized construction costs as of June 30, 2009, incurred for the developments on Parcels 5, 6, 7 and 8.

The Group had commenced pre-construction on Parcel 3, and has capitalized costs of approximately US$35.6 million as of June 30, 2009. Under the revised terms of the land concession approved by the Macau Government on August 20, 2009 that covers Parcel 3, the Group is required to complete development of Parcel 3 by April 17, 2013. Management believes that if the Group is unable to complete the development of Parcel 3 by the deadline, it will be able to obtain an extension from the Macau Government. However, no assurances can be given that an extension will be granted. If the Group is not able to meet the April 2013 deadline and that deadline is not extended, the Macau Government has the right to unilaterally terminate the land concession and the Group could lose its investment in, and right to operate, any properties developed under the land concession for Parcel 3 without compensation to the Group.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(e)	Construction labor

The Group has utilized imported construction labor quota granted to it by the Macau Department of Labor for purposes of constructing the Cotai Strip properties. The Group is primarily liable for all employer costs associated with persons employed under this grant. Such employees are managed and supervised by various construction companies contracted by the Group to build the Cotai Strip properties. The construction companies are contractually obligated to pay all employer costs and to indemnify the Group for any costs it may incur as a result of the persons employed. In addition, the Group has the right of offsetting such costs against any amounts due to the construction companies. However, the Group may still have the contingency for the payments to the construction labor if the construction companies fail to pay the salaries and the amounts owed by the Group to the construction companies are not sufficient to offset the amounts due to the construction labor. As of June 30, 2009, the Group continued to employ workers under this arrangement with various construction companies.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

32	Particulars of principal subsidiaries

Upon completion of the Reorganization and as of the date of this report, the Group has direct or indirect interests in the following principal subsidiaries:

Name	Place and date of incorporation/ establishment	Principal activities	Particulars of issued share/ registered capital	Effective interests held	Note

Directly held:

Venetian Venture Development Intermediate Limited	Cayman Islands, June 21, 2002	Investment holding	US$1	100%	(a)

LVS IP Holdings, LLC	United States of America, September 29, 2009	Holder of trademark licenses	US$100	100%	(a)

Indirectly held:

VML US Finance LLC	United States of America, January 3, 2006	Financing	Nil	100%	(a)

Cotai Strip Lot 2 Apart Hotel (Macau) Limited	Macau, October 27, 2008	Hotel apartments	MOP4,100,000	100%	(b)
			MOP3,121,000 (preference shares)	100%

Venetian Cotai Hotel Management Limited	Macau, March 12, 2008	Human resources administration	MOP500,000	100%	(b)

Venetian Orient Limited	Macau, February 2, 2006	Hotels and restaurants	MOP100,000	100%	(b)

Venetian Travel Limited	Macau, October 16, 2006	Travel and tourism agency services	MOP1,800,000	100%	(b)

Cotai Retail Concepts Limited	Macau, May 10, 2007	Retail distribution of merchandise	MOP100,000	100%	(b)

Venetian Retail Limited	Macau, June 15, 2007	Mall management	MOP1,500,000	100%	(b)

Cotai Ferry Company Limited	Macau, July 19, 2007	High speed ferry transportation services	MOP1,000,000	100%	(b)

Cotai Human Resources Management Limited	Macau, July 21, 2007	Human resources administration	MOP1,000,000	100%	(b)

Cotai WaterJets (HK) Limited	Hong Kong, July 11, 2007	Holding investments	HK$1	100%	(c)

CotaiJet Holdings (II) Limited	Hong Kong, November 23, 2007	Holding investments	HK$1	100%	(c)

Venetian Macao Finance Company	Cayman Islands, July 23, 2003	Financing (dormant since May 2005)	US$1	100%	(a)

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Name	Place and date of incorporation/ establishment	Principal activities	Particulars of issued share/ registered capital	Effective interests held	Note

V-HK Services Limited	Hong Kong, September 6, 2004	Marketing and customer development services for VML	HK$1	100%	(c)

Venetian Cotai Limited	Macau, November 11, 2004	Hotels, restaurants, shopping mall, and conference and convention	MOP200,000,000	100%	(b)

Venetian Macau Limited	Macau, June 21, 2002	Gaming and other related activities	MOP200,000,000	100%	(b), (e)

Zhuhai Cotai Logistics Hotel Services Co., Ltd.	The People’s Republic of China, September 27, 2007	Procurement, marketing and administrative services	US$4,500,000	100%	(d)

CotaiJet 311 Limited	Cayman Islands, August 14, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 312 Limited	Cayman Islands, August 14, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 313 Limited	Cayman Islands, August 14, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 314 Limited	Cayman Islands, September 12, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 315 Limited	Cayman Islands, September 12, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 316 Limited	Cayman Islands, October 8, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 317 Limited	Cayman Islands, October 8, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 318 Limited	Cayman Islands, October 8, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 319 Limited	Cayman Islands, October 8, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 320 Limited	Cayman Islands, October 8, 2007	Ferry leasing	US$1	100%	(a)

CotaiJet 350 Limited	Cayman Islands, January 21, 2008	Ferry leasing	US$1	100%	(a)

CotaiJet 351 Limited	Cayman Islands, January 21, 2008	Ferry leasing	US$1	100%	(a)

CotaiJet 352 Limited	Cayman Islands, January 21, 2008	Ferry leasing	US$1	100%	(a)

CotaiJet 353 Limited	Cayman Islands, January 21, 2008	Ferry leasing	US$1	100%	(a)

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Notes:

(a)	No audited financial statements were prepared for these companies as they are not required to issue audited financial statements under the local statutory requirements.
(b)	Audited by Lowe Bingham & Matthews—PricewaterhouseCoopers for each of the years ended December 31, 2006, 2007 and 2008.
(c)	Audited by PricewaterhouseCoopers for each of the years ended December 31, 2006, 2007 and 2008.
(d)	Audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company for each of the years ended December 31, 2006, 2007 and 2008.
(e)	10% of the company’s issued share capital is held through an usufruct agreement whereby VVDIL has the sole and exclusive benefit. Accordingly, the profits and losses and assets and liabilities of the company have been consolidated as to 100% thereof into the Financial Information.

33	Related party transactions

For the purposes of this Financial Information, parties are considered to be related to the Group if the party has the ability, directly or indirectly, to exercise significant influence over the Group in making financial and operating decisions, or vice versa. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities, and include entities which are under the significant influence of related parties of the Group where those parties are individuals.

Immediately after the Reorganization, the Group’s immediate holding company is VVDI (II), a company incorporated in the Cayman Islands. LVS is the Group’s ultimate holding company. Related companies represent the group companies of the LVS group.

Save as disclosed elsewhere in the Financial Information, the Group has the following transactions during the Relevant Periods:

(a)	Continuing transactions

(i)	Management fees

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Ultimate Parent Company	—	—	6,448	—	1,361
Fellow subsidiaries	6,131	16,242	22,952	12,208	9,261

	6,131	16,242	29,400	12,208	10,622

Management services are provided by LVS and six other fellow subsidiaries for providing services including but not limited to human resources support, accounting services, sourcing of goods and services, sourcing of tenants for the malls and other various types of marketing and promotion activities for the Group. Management fees are charged on a cost-plus basis, allowing a margin of 5% to 10%.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Management fees disclosed below can be reconciled to the management fees as disclosed in Note 6(a), Note 6(b) and Note 8(a)(i) as follows:

		Year ended December 31,			Six months ended June 30,
		2006	2007	2008	2008	2009
	Note	US$’000	US$’000	US$’000	US$’000	US$’000
					(Unaudited)
Total management fees disclosed in “Related Party Transactions”		6,131	16,242	29,400	12,208	10,622
Less: amounts included as “Deferred leasing fees”		—	(2,359)	(574)	(425)	—
amounts capitalized as “Construction-in-progress”		(1,274)	(1,816)	(2,600)	(1,250)	—

Net amounts expensed in combined income statements		4,857	12,067	26,226	10,533	10,622

Represented by management fees presented within:
Segment information—Corporate expense	6(a)	—	—	7,227	—	2,576
Segment information—Pre-opening expense	6(b)	—	8,178	7,207	4,252	—
Other operating and administrative departments		4,857	3,889	11,792	6,281	8,046

		4,857	12,067	26,226	10,533	10,622

Reconciled to management fees presented within “Other expense” as below:
Net management fees charged by related parties and expensed through income statements		4,857	12,067	26,226	10,533	10,622
Management fees charged by third parties		—	2,834	3,267	1,531	2,459

Total management fees expensed	8(a)(i)	4,857	14,901	29,493	12,064	13,081

(ii)	Interest income

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Ultimate Parent Company	289	—	—	—	—
Fellow subsidiaries	384	4,591	46	23	11

	673	4,591	46	23	11

(iii)	Interest expense

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	US$’000	US$’000	US$’000	US$’000	US$’000
				(Unaudited)
Ultimate Parent Company	7,262	2,664	2,702	1,338	1,579
Intermediate holding companies	847	3,685	3,059	1,594	676

	8,109	6,349	5,761	2,932	2,255

(iv)	Expenses billed to/paid by other LVS group companies

During the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, the Group charged an LVS Group company for certain expenses paid on its behalf at cost of US$1.6 million, US$0.1 million (unaudited) and US$1.2 million, respectively.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Other LVS group companies incurred certain expenses on behalf of the Group. These expenses were reimbursed by the Group at cost.

(b)	Non-continuing transactions

(i)	Legal services

The Group’s previous Managing Director provided legal services to the Group on a regular basis. During the years ended in December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009, the Group paid approximately US$1.1 million, US$1.5 million, US$1.0 million, US$0.7 million (unaudited) and nil for related services, respectively.

(c)	Notes receivable from related companies—non-trade

		As of December 31,			As of June 30, 2009
		2006	2007	2008
	Notes	US$’000	US$’000	US$’000	US$’000
Fellow subsidiaries	(i),(ii)	—	141,000	800	800
Less: non-current portion	(ii)	—	(500)	(500)	—

Current portion		—	140,500	300	800

(i)	The promissory note of US$140.5 million issued by Venetian Marketing Services Limited (“VMSL”), which was originally due on April 30, 2012, was fully paid in January 2008. The note is unsecured and bears interest at a rate or rates per annum equal to the rates applicable to the Macau Credit Facility (Note 27(a)).
(ii)	Two promissory notes issued by Venetian International Marketing Services (HK) Limited (“VIMSL”) include US$0.3 million and US$0.5 million, both of which will be due on February 1, 2010. Both notes are unsecured and bear interest at a rate or rates per annum equal to the rates applicable to the Macau Credit Facility (Note 27(a)).

Upon the completion of [•], the notes receivable, notes interest receivables and receivables from related companies as set out in note (d) and note (e) below will be fully settled.

(d)	Notes interest receivable from related companies—non-trade

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Fellow subsidiaries	—	4,591	57	67

	—	4,591	57	67

(e)	Year-end balances arising from operating expenses paid by/on behalf of and advance to/ from the Group:

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Receivables from related companies:
Fellow subsidiaries	619	7,742	30,151	3,073

Payables to related companies:
Ultimate Parent Company	114,179	40,453	366,220	397,260
Intermediate holding companies	17,943	28,842	871,157	820,194
Fellow subsidiaries	3,488	38,851	3,376	16,374

	135,610	108,146	1,240,753	1,233,828

The receivables and payables are unsecured, interest-free and have no fixed terms of repayment.

Upon the completion of [•], the Group will fully settle the payables to related companies as well as the notes payable and notes interest payable to related companies as set out in note (f) and (g) below.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(f)	Notes payable to related companies

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Ultimate Parent Company	72,842	73,562	94,309	114,804
Intermediate holding company	51,790	55,625	58,881	60,005

	124,632	129,187	153,190	174,809

The promissory note issued by the Group to LVS, the Ultimate Parent Company, which is due on December 18, 2013, as of December 31, 2006, 2007 and 2008 and as of June 30, 2009, amounts to US$72.8 million, US$73.6 million, US$74.3 million and US$74.7 million, respectively, and is unsecured and bears interest at 3.59% per annum.

The promissory note issued to LVS, LLC, an intermediate holding company incorporated in the United States of America, which is due on December 31, 2013, as of December 31, 2006, 2007 and 2008 and as of June 30, 2009, amounts to US$51.8 million, US$55.6 million, US$58.9 million and US$60.0 million, respectively, and is unsecured and bears interest calculated on a daily basis at 3-month LIBOR plus 1.75% per annum, adjusted quarterly.

Interests on the two notes are payable quarterly in arrears. The Group has the option not to pay all or part of interest accrued on the scheduled payment dates. If the Group elects to do so, the unpaid interest is added to the outstanding principal amount of the notes.

The balance due to LVS includes another note issued by the Group which has no fixed terms of repayment. The amount of the note as of December 31, 2006, 2007, 2008 and as of June 30, 2009 is nil, nil, US$20.0 million and US$40.1 million respectively. It is unsecured and bears interest calculated on a daily basis at 3-month LIBOR plus 1.75% per annum, adjusted quarterly.

(g)	Notes interest payable to related parties

	As of December 31,			As of June 30, 2009
	2006	2007	2008
	US$’000	US$’000	US$’000	US$’000
Ultimate Parent Company	312	315	322	443
Intermediate holding companies	943	988	793	344

	1,255	1,303	1,115	787

(h)	Key management personnel remuneration

No transaction has been entered with the directors of the Company (being the key management personnel) during the Relevant Periods other than the emoluments paid to them (being the key management personnel remuneration) as disclosed in Note 7.

(i)	Share-based compensation

The Group participates in the share-based compensation plans of the Ultimate Parent Company (Notes 7 and 34).

34	Share-based compensation

The Company participates in the equity settled share-based compensation plans of LVS and is a party to a nonqualified share option plan, the 2004 Plan, which is described below. The plan provides for the granting of share options pursuant to the applicable provisions of the Internal Revenue Code and regulations in the United States of America.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

LVS adopted the 2004 Plan, to which the Company is a party, for grants of option to purchase its common shares. The purpose of the 2004 Plan is to give LVS and its subsidiaries (collectively the “LVS Group”) a competitive edge in attracting, retaining, and motivating employees, directors and consultants and to provide the LVS Group with a share plan providing incentives directly related to increases in its shareholder value. Any of the LVS Group’s employees, directors or officers and many of its consultants are eligible for awards under the 2004 Plan. The 2004 Plan provides for an aggregate of 26,344,000 shares of LVS’s common shares to be available for awards. The 2004 Plan has a term of ten years and no further awards may be granted after the expiration of the term. LVS’s compensation committee may grant awards of nonqualified share options, incentive (qualified) share options, share appreciation rights, restricted share awards, restricted share units, share bonus awards, performance compensation awards or any combination of the foregoing. As of June 30, 2009, there were 10,081,776 shares available for grant under the 2004 Plan.

Stock option awards are granted with an exercise price equal to the fair market value (as defined in the 2004 Plan) of LVS’s stock on the date of grant. The outstanding stock options generally vest over four years and have ten-year contractual terms. Compensation cost for all stock option grants is net of estimated forfeitures and is recognized on a straight-line basis over the awards’ respective requisite service periods. LVS estimates the fair value of stock options using the Black-Scholes option-pricing model. Expected volatilities are based on a combination of LVS’s historical volatility and the historical volatilities from a selection of companies from LVS’s peer group due to LVS’s lack of historical information. The Group estimated the expected option life based on life of options, exercise prices, current price of the underlying shares and other factors. The risk-free interest rate for periods equal to the expected term of the share options is based on the U.S Treasury yield curve in effect at the time of grant. LVS has no legal or constructive obligation to repurchase or settle the options in cash.

Prior to 2008, LVS charged the Group the share-based compensation expenses equivalent to the fair value of the share options granted by LVS to the directors and employees of the Group. The share- based compensation expenses were charged to consolidated income statement and credited to payables to related companies.

Starting from 2008, LVS ceased to charge the Group the share-based compensation. For the purpose of financial reporting of the Group, share-based compensation expense arising from the granting of share options by LVS to the directors and employees of the Group, to the extent of services rendered to the Group, is deemed to have been allocated to the Group as its expense with the corresponding increase in the share option reserve under equity in the relevant companies comprising the Group.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

Movements in the number of share options outstanding and their related weighted average exercise prices attributable to the employees of the Group as grantees of the share option scheme operated by LVS are as follows:

	Year ended December 31,						Six months ended June 30, 2009
	2006		2007		2008
	Weighted average exercise price(i)	Number of options (’000)(ii)	Weighted average exercise price(i)	Number of options (’000)(ii)	Weighted average exercise price(i)	Number of options (’000)(ii)	Weighted average exercise price(i)	Number of options (’000)(ii)
	US$		US$		US$		US$
Outstanding at January 1	29.93	1,119	43.72	1,492	59.41	1,862	63.36	2,872
Granted	54.34	842	81.71	747	67.72	1,479	7.68	179
Transfer-in(iii)	—	—	39.27	11	60.63	41	56.14	109
Exercised	30.22	(75)	38.64	(195)	34.82	(69)	—	—
Transfer-out(iii)	30.07	(158)	56.83	(52)	65.24	(122)	50.50	(254)
Forfeited	29.58	(235)	39.67	(141)	65.54	(291)	68.63	(654)
Expired	29.00	(1)	—	—	66.38	(28)	62.59	(248)

Outstanding at December 31/ June 30	43.72	1,492	59.41	1,862	63.36	2,872	58.00	2,004

Exercisable at December 31/ June 30	29.55	78	36.26	197	52.26	514	58.59	601

(i)	Exercise price is expressed in US dollars.
(ii)	Number of options represent the number of ordinary shares in LVS into which the options are exercisable.
(iii)	Transfer-in and transfer-out represent movement of options owned by grantees who transferred from other subsidiaries of LVS to the Group, or vice versa.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The above share options outstanding as of the dates indicated have the following remaining contractual lives and exercise prices:

	As of December 31,						As of June 30, 2009
	2006		2007		2008
Exercise price(i)	Number of options outstanding (’000)(ii)	Weighted average remaining contractual life	Number of options outstanding (’000)(ii)	Weighted average remaining contractual life	Number of options outstanding (’000)(ii)	Weighted average remaining contractual life	Number of options outstanding (’000)(ii)	Weighted average remaining contractual life
5.03	—		—		130,000	9.92	40,000	9.43
5.93	—		—		—		5,100	9.54
7.73	—		—		—		174,000	9.97
29.00	563,508	7.96	376,828	6.96	272,487	5.95	173,925	5.46
30.54	21,750	8.80	15,000	7.80	13,500	6.80	2,500	6.30
33.55	—		—		5,000	9.53	5,000	9.04
37.18	60,000	8.53	60,000	7.53	60,000	6.52	60,000	6.03
39.30	—		—		5,000	9.52	5,000	9.02
42.59	455,700	9.03	362,550	8.03	318,100	7.03	228,342	6.53
44.03	—		—		55,000	9.58	105,000	9.08
45.65	15,000	8.91	—		—		—
47.53	86,000	9.12	72,000	8.12	48,250	7.12	31,250	6.62
50.93	—		—		5,000	9.63	5,000	9.13
62.20	120,000	9.32	105,000	8.32	105,000	7.32	—
64.11	—		—		7,500	9.43	7,500	8.93
68.05	20,000	9.43	20,000	8.43	—		—
69.60	—		—		664,500	9.31	407,000	8.81
72.76	—		—		5,000	9.38	—
76.70	—		541,400	9.38	381,375	8.38	255,750	7.88
78.02	—		30,000	9.41	30,000	8.41	30,000	7.92
82.35	100,400	9.86	64,450	8.86	46,050	7.86	31,050	7.36
82.83	—		—		526,000	9.23	384,125	8.73
83.84	—		17,500	9.16	17,500	8.16	—
87.91	—		30,000	9.16	2,500	8.16	—
91.44	—		—		7,500	9.12	—
93.76	—		20,000	9.59	20,000	8.59	20,000	8.09
94.84	50,000	9.95	50,000	8.95	50,000	7.95	—
97.79	—		5,000	9.65	5,000	8.65	5,000	8.16
99.57	—		50,000	9.10	50,000	8.10	—
99.92	—		5,000	9.64	5,000	8.64	—
118.15	—		37,000	9.87	37,000	8.87	28,000	8.37

	1,492,358	8.72	1,861,728	8.41	2,872,262	8.36	2,003,542	8.09

(i)	Exercise price is expressed in US dollars.
(ii)	Number of options represent the number of ordinary shares in LVS into which the options are exercisable.

Options exercised during the years ended December 31, 2006, 2007 and 2008 resulted in 74,918, 194,745 and 68,912 shares, respectively, of the Ultimate Parent Company being issued at weighted average prices of US$30.22, US$38.64, US$34.82, respectively. The related weighted average share prices at the time of exercise were US$70.47, US$101.08, US$83.72 per share during the years ended December 31, 2006, 2007 and 2008, respectively. During the six months ended June 30, 2009, no shares were exercised.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

The significant inputs into the Black-Scholes option-pricing model in determining the fair value of the share options granted by LVS during the years/period presented are as follows:

	Year ended December 31,			Six months ended June 30, 2009
	2006	2007	2008
Risk-free annual interest rate	4.55%	4.51%	2.97%	2.65%
Dividend yield	—	—	—	—
Expected life (years)	6.0	6.0	6.4	6.3
Expected volatility(i)	31.21%	30.66%	36.56%	77.35%
Weighted average share price (US$)	54.34	81.71	67.72	7.68
Weighted average exercise price (US$)	54.34	81.71	67.72	7.68
Weighted average fair value of each share option granted by LVS (US$)	21.57	32.06	27.78	5.18

(i)	Expected volatility is calculated based on a combination of LVS’s historical volatility and the historical volatilities from a selection of LVS’s peer group over the period that has the same length as the expected life of each grant.

Movements in the number of restricted shares outstanding and the respective weighted average grant date fair value attributable to the employees of the Group as grantees of the restricted shares granted by LVS are as follows:

	Year ended December 31,						Six months ended June 30, 2009
	2006		2007		2008
	Weighted average grant date fair value(i)	Number of restricted shares (’000)(ii)	Weighted average grant date fair value(i)	Number of restricted shares (’000)(ii)	Weighted average grant date fair value(i)	Number of restricted shares (’000)(ii)	Weighted average grant date fair value(i)	Number of restricted shares (’000)(ii)
	US$		US$		US$		US$
Outstanding at January 1	37.09	1	63.37	1	78.62	1		—
Granted	63.37	1	78.62	1		—	7.30	14
Vested	37.09	(1)	63.37	(1)		—		—
Cancelled/forfeited		—		—	78.62	(1)		—

Outstanding at December 31/ June 30	63.37	1	78.62	1		—	7.30	14

(i)	Grant date fair value represents the fair value of the ordinary shares of LVS.
(ii)	Number of restricted shares outstanding represents the number of ordinary shares of LVS given to the employees upon vesting.

35	Subsequent events

a.	Macau Credit Facility

On August 12, 2009, the Macau Credit Facility (see Note 27(a)) was amended to:

(i)	change the maximum consolidated total debt to Consolidated Adjusted EBITDA ratio (as defined in the Macau Credit Facility) (the “consolidated leverage ratio”) to the levels described below;

(ii)	amend the definition of “change of control” to permit the [•], provided that upon consummation of [•], the loans under the Macau Credit Facility will be permanently repaid on a pro-rata basis by US$500.0 million (repayments of outstanding revolving loans will also serve to permanently reduce the corresponding commitments by such repayment amount);

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

(iii)	amend the definition of “Consolidated Adjusted EBITDA” to allow for the add-back of certain annualized cost savings that have already been realized, but not fully reflected in Consolidated Adjusted EBITDA of the prior twelve months;

(iv)	provide for the ability to issue up to US$1,000.0 million of first lien secured bonds that are secured pari passu with the Macau Credit Facility, so long as the net proceeds are used to repay the term loan tranches under the Macau Credit Facility on a pro rata basis with any excess net proceeds used to repay the revolving loans;

(v)	provide for the ability to issue up to US$500.0 million of second lien or unsecured bonds, the net proceeds of which can be used for the development of Parcels 5 and 6, provided, that (1) the pro forma consolidated leverage ratio is not greater than 3.00 to 1.00, and (2) the maturity date of, and the date any installment of principal is due on, such bonds is after the latest maturity date of any loan under the Macau Credit Facility; and

(vi)	provide for the ability to add a new revolver tranche to the Macau Credit Facility, which would be effective as of or after the existing revolver maturity date of May 2011 for up to one year thereafter, subject to certain conditions and the willingness of lenders to provide such financing.

Borrowings under the Macau Credit Facility bear interest, at the Borrower’s option, at either an adjusted Eurodollar rate (or, in the case of the Macau Local Term Facility, adjusted HIBOR) plus a credit spread or at a base rate, plus a credit spread. As a result of the amendment on August 12, 2009, the applicable credit spread for the Macau Revolving Facility and the terms loans was increased to 5.5% until the repayment of US$500.0 million principal amount of the loans under the Macau Credit Facility to the lenders from the proceeds of the completed [•], and 4.5% thereafter. These credit spreads will be adjusted depending on a consolidated leverage ratio.

Following the amendment as of August 12, 2009, the Macau Credit Facility includes the following financial covenants:

(i)	a Consolidated Adjusted EBITDA to consolidated interest expense ratio for any relevant quarter period, each being three months ending on March 31, June 30, September 30 and December 31 in each year (the “fiscal quarter”), of not less than 4.00:1.00; and

(ii)	a consolidated leverage ratio of not more than:

•	4.50:1.00 for the fiscal quarters ending September 30, 2009 and December 31, 2009;

•	4.00:1.00 for the fiscal quarters ending March 31, 2010 and June 30, 2010;

•	3.50:1.00 for the fiscal quarters ending September 30, 2010 and December 31, 2010; and

•	3.00:1.00 for any fiscal quarter ending after December 31, 2010.

b.	Ferry Financing

On August 20, 2009, the secured credit facility agreement for ferry financing as stated in Note 27(b) was amended, among others, to remove the requirement to comply with financial covenants and to increase the interest rate to HIBOR plus 2.5% if the loans are made in Hong Kong dollars or LIBOR 2.5% if the loans are made in United States dollars.

c.	On September 4, 2009, VVDI (II), the Group’s immediate holding company, issued the bonds in the principal amount of US$600.0 million to the bondholders, all of whom are independent third parties to the Group. On the same date, the net proceeds of the issued bonds have been transferred to the Group for repaying the Group’s amounts due to the Ultimate Parent Company and the other fellow subsidiaries.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX I	ACCOUNTANT’S REPORT

III.	SUBSEQUENT FINANCIAL STATEMENTS

No audited financial statements have been prepared by the Company or any of the companies now comprising the Group with respect to any period subsequent to June 30, 2009. Same as disclosed in this report, no dividend or distribution has been declared, made or paid by the Company or any of the companies now comprising the Group in respect of any period subsequent to June 30, 2009.

Yours faithfully,

[PricewaterhouseCoopers]

Certified Public Accountants

Hong Kong

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX III	PROFIT FORECAST

The forecast consolidated profit attributable to the equity holders of our Company for the year ending December 31, 2009 is set out in “Financial Information—Profit Forecast for the Year Ending December 31, 2009.”

BASES AND ASSUMPTIONS

Our Directors have prepared the forecast of the consolidated profit attributable to the equity holders of our Company for the year ending December 31, 2009 based on the audited combined results of our Group for the six months ended June 30, 2009, the unaudited combined results based on management accounts of our Group for the three months ended September 30, 2009 and a forecast of the consolidated results of our Group for the remaining three months ending December 31, 2009.

The profit forecast has been prepared on the basis of accounting policies consistent in all material respects with those currently adopted by our Company as summarized in the Accountant’s Report, the text of which is set forth in Appendix I to this document.

Our Directors have adopted the following principal assumptions in the preparation of the profit forecast:

•

there will be no material changes in the existing government policies, political, legal, fiscal, market or economic conditions in the PRC, Hong Kong, Macau or any other countries or territories in which our Group currently operates or which are otherwise material to our business;

•

there will be no changes in legislation, regulations or rules in the PRC, Hong Kong, Macau or any other countries or territories in which our Group operates or with which our Group has arrangements or agreements, which may materially adversely affect our Group’s business or operations;

•	our Group’s operations will not be materially and adversely affected by any of the risk factors set out in “Risk Factors”;

•	there will be no material changes in foreign exchange rates and inflation rates;

•

there will be no material changes in the bases or applicable rates of taxation, surcharges or other government levies in the countries or territories in which our Group operates except as otherwise disclosed in this document; and

•

there will be no wars, military incidents, acts of terrorism, pandemic diseases, natural disasters, or force majeure events, unforeseeable factors or reasons that are beyond our control, which would have a material impact on our Group’s business and operating activities.

III-1

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

The following is the text of a letter with the summary of values and valuation certificate received from CB Richard Ellis Limited, prepared for the purpose of incorporation in the document, in connection with their valuation as at September 30, 2009 of all the property interests of our Group.

[• ] 2009

The Board of Directors, Sands China Ltd., Estrada da Baía de Nossa Senhora da Esperanca The Venetian Macao Resort Hotel Executive Offices, L2 Taipa, Macau	34/F Central Plaza 18 Harbour Road Wanchai, Hong Kong T 852 2820 2800 F 852 2810 0830 852 2820 2800 852 2810 0830 www.cbre.com.hk Estate Agent’s Licence No: C-004065

Dear Sirs,

In accordance with the instructions from Sands China Ltd. (the “Company”) for us to value the Property Interests held by the Company and its subsidiaries (hereinafter together known as the “Group”) in Macau, Hong Kong and the People’s Republic of China (“the PRC”), we confirm that we have carried out an inspection, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the capital values of such Property Interests as at September 30, 2009 (the “date of valuation”).

Our valuation is our opinion of Market Value which is defined to mean “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion.”

Unless otherwise stated, our valuation is prepared in accordance with “The International Valuation Standards, Eighth Edition (2007)” published by the International Valuation Standards Council and the RICS Standards 6th Edition; both of which are consistent with and contain all material details of the basis of valuation set out in the “Hong Kong Guidance Notes on the Valuation of Property Assets” published by The Royal Institution of Chartered Surveyors (Hong Kong Branch) and The Hong Kong Institute of Surveyors.

Apart from the existing hotel management agreement associated with Property No. 2 and the individual leases and occupational arrangements associated with the retail shops located within Properties 1 and 2, our valuation has been made on the assumption that the owner sells the properties on the open market in the absence of a deferred term contract, leaseback, joint venture or any similar arrangement, which would serve to affect the values of the Property Interests.

Comparison is based on prices realized on actual transactions, asking price of comparable properties or offerings. Comparable properties with similar operations, sizes, character and locations are analyzed, and carefully weighted against all respective advantages and disadvantages of each property in order to arrive at a fair comparison of value.

For the Property Interests in Group I, which are held by the Group for operation and/or investment, we have valued each of these Property Interests by comparison approach and by making reference to comparable sales transactions or asking prices as available in the market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

For the Property Interests in Group II, which are held by the Group under development, our valuation has been made on the basis that the property will be developed and completed in accordance with the Group’s latest development schemes provided to us. We have assumed that approvals for these development schemes have been obtained. In arriving at our opinion of value, we have adopted the comparison approach by making reference to comparable sales evidence, asking prices or offerings as available in the relevant market and have also taken into consideration the development costs already spent and to be spent which have been provided by the Group, to reflect the quality of the completed development.

For the Property Interests in Group III, which are held or controlled by the Group for future development, we have also valued each of these Property Interests by the comparison approach assuming sale of each of these Property Interests in its existing state with the benefit of vacant possession and by making reference to comparable sales transactions or asking prices as available in the relevant market.

The Property Interests in Group IV, which are leased by/under license by the Group in the PRC, Macau and Hong Kong, are considered to have no commercial value due mainly to the prohibition against assignment or sub-letting or otherwise due to the lack of substantial profit rent and/or short term nature of the Property Interests.

We have been given the legal opinion provided by the Group’s Macau legal advisor, Leonel Alves’ Law Firm regarding Group I to Group IV properties in Macau and the Group’s Hong Kong legal advisor, Sidley Austin, regarding the leased property in Hong Kong. We have also conducted title searches with respect to Group I to Group IV properties in Macau and Hong Kong. In the course of our valuation for the Property Interests in the PRC, we have relied on the legal opinion provided by the Group’s PRC legal advisor, MWE China Law Offices. We have been provided with extracts from title documents relating to such Property Interests. We have not, however, examined the original documents to verify ownership or existence of any amendment which does not appear on the copies handed to us. All documents have been used for reference only.

We have relied to a considerable extent on information given by the Group, in particular, but not limited to, development schemes, development schedules, planning approvals, building covenants, statutory notices, easements, tenancies, floor areas and business concessions. No on-site measurements have been taken. Dimensions, measurements and areas included in the valuation certificates are only approximations. We have taken every reasonable care both during inspecting the information provided to us and in making relevant enquiries. We have no reason to doubt the truth and accuracy of the information provided to us by the Company, which is material to the valuation. We were also advised by the Group that no material facts have been omitted from the information provided to us. Furthermore, our valuation is on the basis that land concessions, gaming taxation and concessions in Macau will remain in its current form. With respect to land titles in Macau, land concessions generally have 25-year terms, with automatic extensions of 10-year periods indefinitely at the holder’s option thereafter.

Furthermore, we have assumed that the Group will continue to operate the properties in a manner and with best endeavor, to achieve its forecast and ensure that no activities or actions are undertaken that would prejudice or cause the land concessions, gaming concessions or licenses to be detrimentally modified or terminated.

We have assumed that the properties will continue to be operated in compliance with the legal requirements relating to all land concessions, gaming concessions and licenses and that there are no factors, internal to the Group or otherwise, which would affect the continued operation or control of the properties or detrimentally affect values. We have assumed that the properties are freely transferable in the open market and discretionary authorization in the land concession for any transfer will not be unduly withheld.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

Property Interests as instructed for the purpose of the valuation include all real estate, plant and equipment and furniture, fixtures and fittings, and licenses necessary to continue to operate the properties in their current form. We have assumed that all the Property Interests as detailed within Groups I, II and III are owned by the Group.

The land concession for Parcels 1, 2 and 3 requires the Group to complete the proposed development of Parcel 3 by April 17, 2013. Unless this deadline is met or an extension is obtained, the Group may lose its right to continue with the land concession or any properties developed under the land concession for Parcel 3.

We have inspected the properties to such extent as is necessary for the purpose of this valuation. In the course of our inspection, we did not notice any serious defects. However, we have not carried out any structural survey nor any tests were made on the building services. Therefore, we are not able to report whether the properties are free of rot, infestation or any other structural defects.

We have not carried out investigations on the site to determine the suitability of the ground conditions and the services etc. for any future development. This report does not make any allowance for contamination or pollution of the land, if any, which may have occurred as a result of past usage. We have not undertaken archaeological, ecological or environmental surveys. Our valuation is on the basis that these aspects are satisfactory and that no extraordinary expenses or delays will be incurred during the construction period, due to these, or to archaeological or ecological matters.

No allowance has been made in our valuation for any charges, mortgages or amounts owing on the Property Interests nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the Property Interests are free from encumbrances, restrictions and outgoings of an onerous nature which could affect their values.

Unless otherwise stated, all monetary amounts are stated in (United States) Dollars (“US$”). Where necessary, we have converted Patacas (“MOP”) and Hong Kong Dollars (“HK$”) into US$ at the exchange rates of US$1=MOP8.00 and HK$7.75 being the respective rates prevailing at the date of valuation.

We enclose herewith a summary of valuation and our valuation certificate.

Yours faithfully,

For and on behalf of

CB Richard Ellis Limited

Alex PW Leung MRICS Director Valuation & Advisory Services	Robert McIntosh FRICS FAPI Executive Director CBRE Hotels	Danny Mohr AAPI MRICS Executive Director Pan Asia Valuation & Advisory Services

Note:

Mr. Alex Leung is a member of Royal Institution of Chartered Surveyors. He has about 15 years’ valuation experience in the Greater China region.

Mr. Robert McIntosh is a BSc, a Fellow of Royal Institution of Chartered Surveyors, a Fellow of Australian Property Institute and is a qualified valuer with over 30 years’ experience in the valuation of properties across Asia as well as in the UK, Australia, New Zealand and the Pacific. He has extensive experience in the valuation of trade related properties in the hotel and leisure market such as hotels, pubs and casinos.

Mr. Danny Mohr is a member of Royal Institution of Chartered Surveyors, a member of the Australian Property Institute. He has over 25 years’ valuation experience in Asia and Australia. He has extensive experience in the valuation of trade related and investment properties.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

SUMMARY OF VALUES

	Property Interests		Capital Value attributable to the Group as at September 30, 2009
			(US$)
Group I—Property Interests held by the Group for operation and/or investment

1.	The Venetian Macao Resort Hotel in Coloane, Estrada do Istmo, Lote I, The Cotai Strip, Taipa, Macau	Known within the Group as Parcel 1	5,757,500,000

2.	The Plaza Macao (excluding the apart-hotel tower) in Coloane, Estrada Do Istmo, Lote II, The Cotai Strip, Taipa, Macau	Known within the Group as part of Parcel 2	940,000,000

3.	Sands Macao (Casino Hotel) in Macao, Nos. 2037-2413 Avenida Dr. Sut Yat Sen, Macau		2,400,000,000

		Group I Sub-total	9,097,500,000

Group II—Property Interests held or controlled by the Group under development

4.	Apart-Hotel Tower of the Plaza Macao in Coloane, Estrada Do Istmo, Lote II, The Cotai Strip, Taipa, Macau	Known within the Group as part of Parcel 2	769,000,000

5.	Parcels 5 & 6, The Cotai Strip, Taipa, Macau		No commercial value (see note	)

Group III—Property Interests held or controlled by the Group for future development

6.	A parcel in Coloane, Estrada Do Istmo, Lote III, The Cotai Strip, Taipa, Macau	Known within the Group as Parcel 3	85,000,000

7.	Parcels 7 & 8, The Cotai Strip, Taipa, Macau		No commercial value

Group IV—Property Interests leased by / under license by the Group

8.	Shop Unit Nos. 305D & 305E, 3rd Floor, Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong		No commercial value

9.	Units A to G, 5th Floor, Edifício Comercial Zhu Kuan Mansion, No. 105 Avenida Xian Xing Hai, Macau		No commercial value

10.	Lot 25, Novos Aterros do Porto Exterior (Nape), Macau		No commercial value

11.	Balcão No. 5 Macao International Airport, Edifício do Terminal de Passageiros do Aeroporto International de Macau, Taipa (M5), Macau		No commercial value

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

	Property Interests		Capital Value attributable to the Group as at September 30, 2009
(US$)
12.	Units A3 & B3, Nos. 88 to 88D Largo de Pac On; Nos. 603 & 635 Estrada de Pac On; Nos. 43, 53 & 65 da Rua do Progesso; Nos. 98, 116 to 130 da Rua da Riqueza, Taipa, Macau		No commercial value

13.	Units 9E, 11E and 11F, Parking Lot Nos. 1, 2, 3 and 8 on 3rd Floor, The Manhattan, No. 75 Avenida Dr. Sun Yat Sen, Lot 42 DF Taipa, Macau		No commercial value

14.	Unit G5, Ground Floor, Avenida Wai Long, CAM Building, Taipa, Macau		No commercial value

15.	Levels 1-7, 10 and 11, Jet Logistics Centre, Area No. 9-1, Cross-Border Industrial Zone, Zhuhai, Guangdong Province, the People’s Republic of China.		No commercial Value

		Grand Total:	9,951,500,000

Note:	Had the Group obtained proper title for Property No. 5 and the land premium had been fully paid for such Property, the capital value of the property, as at September 30, 2009, is estimated to be US$1,800,000,000. Please refer to pages IV-14 & 15 for details.

The adjusted Grand Total with the inclusion of Property No. 5, if the title was held, is US$11,751,500,000.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I—Property Interests held by the Group for operation and/or investment

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
(US$)
1.	The Venetian Macao Resort Hotel In Coloane, Estrada do Istmo, Lote I, The Cotai Strip, Taipa, Macau Known within the Group as Parcel 1

The Venetian Macao comprises an integrated resort incorporating hotel, casino, retail, restaurants uses in addition to an 1,800-seat capacity theatre and 15,000-seat capacity arena. The development also includes meeting & convention centre areas.

The property has a total gross floor area of approximately 976,693 sq. m. including the resort hotel accommodating approximately 2,905 suites, retail and gaming space, a casino consisting of an area of approximately 2,600 sq. m. and a MICE facility of approximately 112,960 sq. m.

The registered site area of 291,479 sq. m.

The development was completed in 2007.

The development is held for a land use term expiring on April 17, 2032 and renewable thereafter. The Government rent is US$1,862,583 per annum.

The casino having a gross floor area of approximately 2,600 sq. m. together with the gaming facilities will be reverted to the government by June 22, 2022, in case the gaming Subconcession is not renewed.

The property is operated by the Group as a mixed hotel, retail and casino complex. In addition, the theatre features ‘Zaia’ by Cirque du Soleil and the arena hosts world-class concerts and other entertainment events.

Some 74% of the retail spaces are currently leased to various tenants generally for terms of 3 to 5 years for a monthly base rent of approximately US$8.03 million exclusive of management fee with the latest expiring date in June 2023.

5,757,500,000 (100% interests attributable to the Group: 5,757,500,000)

Notes:

i.	The registered concessionaire of the property is Venetian Cotai Limited, except for the 2,600 sq. m. casino which is owned by Venetian Macau Limited.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

ii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•

Venetian Cotai Limited is the sole legitimate holder of the land concession by lease granted by the Macau Government of Parcel 1 as well as the owner of the properties developed on Parcel 1, held under one strata-title unit comprising a 5 star hotel named “The Venetian Macao Resort Hotel”, a shopping mall, a convention and exhibition centre and parking, except the casino which has a separate strata-title and is owned by Venetian Macau Limited.

•	Venetian Cotai Limited mortgaged the rights arising from the land concession to The Bank of Nova Scotia.

•

Venetian Cotai Limited has also restricted its enjoyment of the property by granting rights to use the retail area of the shopping mall to retailers, the ability to grant such rights being not restricted under the mortgage.

•

Venetian Cotai Limited cannot freely transfer the property constructed on Parcel 1 granted by a concession by lease, nor can transfer Parcel 1, because such transfer is subject to the Macau Government’s discretionary authorization, pursuant to Clause 13 of the land concession leasing Parcels 1, 2 and 3.

•

The casino with a gross floor area of 2,600 sq. m. is an independent unit which was transferred to Venetian Macau Limited pursuant to Clause 6 of the land concessions leasing Parcels 1, 2 and 3 and shall revert to the Macau Government, together with the gaming facilities, pursuant to the gaming regulatory framework, upon expiry or termination of the Subconcession Contract.

•	There are not any notices or orders adversely affecting Parcel 1 and the property erected thereon given or served by any competent authority which have not been complied with.

iii.	As advised by the Group, Venetian Cotai Limited has duly paid all the matured installments of the premium arising from the land concession that granted Parcels 1, 2 and 3 with an outstanding land premium of US$41,734,538 to be paid for Parcels 1, 2 and 3 as at September 30, 2009.

iv.	In our valuation, we have assumed the property to be free from any restrictions such as that stated in Note ii. above and it can be freely transferable in the open market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I—Property Interests held by the Group for operation and/or investment

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
(US$)
2.	The Plaza Macao (excluding the apart-hotel tower) In Coloane, Estrada Do Istmo, Lote II, The Cotai Strip, Taipa, Macau Known within the Group as part of Parcel 2

The subject property, together with the apart-hotel tower which is valued under Property No. 4, comprises a mixed-use development, namely the Plaza Macao incorporating a gaming facility, a hotel, an apart-hotel tower and retail spaces.

The property has a total gross floor area of approximately 279,882 sq. m. including the apart-hotel tower.

The registered site area for the whole development is 53,700 sq. m.

The property was completed in 2008.

The property is held for a land use term expiring on April 17, 2032 and renewable thereafter. The Government rent is US$551,471 per annum for the whole Parcel 2.

The hotel is operated under the Four Seasons brand name on a 20-year management contract with Four Seasons Hotel & Resorts Asia Pacific Pte Ltd.

Some 87% of the retail spaces are currently leased to various tenants generally for terms of 3 to 5 years for a monthly base rental of approximately US$2.37 million exclusive of management fee with the latest expiring date in July 2018.

The gaming facility is operated by the Group.

940,000,000 (100% interests attributable to the Group: 940,000,000)

Notes:

i.	The registered concessionaire of the property is Venetian Cotai Limited.

ii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•

Venetian Cotai Limited is the sole legitimate holder of the land concession by lease granted by the Macau Government of Parcel 2 as well as the owner of the properties developed on Parcel 2, held under four different strata-title units: (i) a 5 star hotel named “Four Seasons Hotel”, (ii) an apart-hotel tower, (iii) a shopping mall and (iv) parking.

•	Venetian Cotai Limited mortgaged the rights arising from the land concession to The Bank of Nova Scotia.

•

Venetian Cotai Limited has also restricted its enjoyment of the property by granting rights to use the retail area of the shopping mall to retailers and executing a hotel management agreement with Four Seasons to manage the hotel, the ability to grant such rights and execute such agreements being not restricted under the mortgage.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

•	The hotel management agreement with Four Seasons is legal, valid, binding and enforceable in Macau.

•

Venetian Cotai Limited cannot freely transfer the property constructed on Parcel 2, granted by a concession by lease, because such transfer is subject to the Macau Government’s discretionary authorization, pursuant to Clause 13 of the land concession leasing Parcels 1, 2 and 3. The first transfer of Parcel 2 can be executed without prior approval from the Macau Government provided that such Parcel is not fully developed at the time of the transfer, pursuant to Clause 13(2) of the land concession contract. Any transfer of Parcel 2 thereafter, or transfer of the properties erected on such Parcel after its development is complete, requires prior approval from the Macau Government.

•	There are not any notices or orders adversely affecting Parcel 2 and the property erected thereon given or served by any competent authority which have not been complied with.

iii.	As advised by the Group, Venetian Cotai Limited has duly paid all matured installments of the premium arising from the concession that granted Parcels 1, 2 and 3 with an outstanding land premium of US$41,734,538 to be paid for Parcels 1, 2 and 3 as at September 30, 2009.

iv.	In our valuation, we have assumed the property to be free from any restrictions such as that stated in Note ii. above and it can be freely transferable in the open market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I—Property Interests held by the Group for operation and/or investment

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
(US$)
3.	Sands Macao (Casino Hotel) In Macao, Nos. 2037-2413, Avenida Dr. Sut Yat Sen, Macau

The Sands Macao comprises a mixed-use development incorporating a gaming facility, a hotel, restaurants, a 650-seat theatre as well as meeting and convention centre areas.

The property has a total gross floor area of approximately 136,170 sq. m. including the hotel accommodating approximately 289 suites, gaming area consisting of approximately 21,275 sq. m.

The registered site area is 26,082 sq. m.

The property was completed in various stages, with the first phase in 2004. Additions to the gaming facility and suites were completed between 2004 and 2006. The hotel tower block was completed in 2007.

The property is held for a land use term expiring on December 9, 2028 and renewable thereafter. The Government rent is US$243,346 per annum.

			The property is operated by the Group except for two F&B units which are currently leased to McDonalds & KFC.	2,400,000,000 (100% interests attributable to the Group: 2,400,000,000)

Notes:

i.	The registered concessionaire of the property is Venetian Macau Limited.

ii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•

Venetian Macau Limited is the sole legitimate holder of the land concession by lease granted by the Macau Government of the Sands Macao land as well as the owner of the properties developed on the Sands Macao land.

•	Venetian Macau Limited has duly paid the premium arising from the concession that granted the Sands Macao land.

•	Venetian Macau Limited mortgaged the rights arising from the land concession to The Bank of Nova Scotia.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

•

Venetian Macau Limited has also restricted its enjoyment of the property by granting rights to use the retail area of the shopping mall to retailers, the ability to grant such rights being not restricted under the mortgage.

•

Venetian Macau Limited cannot freely transfer the property constructed on the Sands Macao land granted by a concession by lease, nor can transfer the Sands Macao land, because such transfer is subject to the Macau Government’s discretionary authorization, pursuant to Clause 12 of the land concession leasing the Sands Macao land.

•	There are not any notices or orders adversely affecting the Sands Macao land and the property erected thereon given or served by any competent authority which have not been complied with.

iii.	In our valuation, we have assumed the property to be free from any restrictions such as that stated in Note ii. above and it can be freely transferable in the open market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group II—Property Interests held by the Group under development

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
(US$)
4.	Apart-Hotel Tower of the Plaza Macao In Coloane, Estrada Do Istmo Lote II, The Cotai Strip, Taipa, Macau Known within the Group as part of Parcel 2

The subject property, together with Property No. 2, form a mixed-use development, namely the Plaza Macao.

The registered site area for the whole development is 53,700 sq. m.

The subject property is a 34-level tower block that sits above the retail podium. It features 286 apartments of 2, 3 and 4-bedroom configurations including several duplex designs. As advised by the Group, the floor area of the apartments when completed range from approximately 186 to 455 sq. m. (or 2,000 to 4,900 sq. ft.) and the total gross floor area is approximately 101,028 sq. m.

As advised by the Group, construction costs incurred as at June 30, 2009 was US$307,000,000 and the estimated development costs to completion of the proposed development was approximately US$147,000,000 (excluding marketing, finance and other indirect costs).

The property is held for a land use term expiring on April 17, 2032 and renewable thereafter. The Government rent is US$551,471 per annum for the whole Parcel 2.

			The property is currently at the final stage of construction with completion expected in 4th quarter 2009. Completion of FF&E is expected in 2nd quarter 2010.	769,000,000 (100% interests attributable to the Group: 769,000,000)

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

Notes:

i.	The registered concessionaire of the property is Venetian Cotai Limited.

ii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•

Venetian Cotai Limited is the sole legitimate holder of the land concession by lease granted by the Macau Government of Parcel 2 as well as the owner of the properties developed on Parcel 2, held under four different strata-title units: (i) a 5 star hotel named “Four Seasons Hotel”, (ii) an apart-hotel tower, (iii) a shopping mall and (iv) parking.

•	Venetian Cotai Limited mortgaged the rights arising from the land concession to The Bank of Nova Scotia.

•

Venetian Cotai Limited cannot freely transfer the property constructed on Parcel 2 granted by a concession by lease because such transfer is subject to the Macau Government’s discretionary authorization, pursuant to Clause 13 of the land concession leasing Parcels 1, 2 and 3. The first transfer of Parcel 2 can be executed without prior approval from the Macau Government provided that such Parcel is not fully developed at the time of the transfer, pursuant to Clause 13(2) of the land concession contract. Any transfer of Parcel 2 thereafter, or transfer of the properties erected on such Parcel after its development is complete, requires prior approval from the Macau Government.

•	There are not any notices or orders adversely affecting Parcel 2 and the property erected thereon given or served by any competent authority which have not been complied with.

iii.	As advised by the Group, Venetian Cotai Limited has duly paid all the matured installments of the premium arising from the concession that granted Parcels 1, 2 and 3 with an outstanding land premium of US$41,734,538 to be paid for Parcels 1, 2 and 3 as at September 30, 2009.

iv.	The gross realizable capital value after completion is estimated to be US$1,023,000,000.

v.	The capital value under Note iii. above assumes the property to be free from any restrictions such as that stated in Note ii. above and it can be freely transferable in the open market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group II—Property Interests held or controlled by the Group under development

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
5.	Parcels 5 & 6 The Cotai Strip, Taipa, Macau

A mixed hotel, retail and gaming development in the form of three hotel towers erected on a common podium is partially completed on the subject sites. As advised by the Group, the total gross floor area for the overall development scheme when completed is approximately 1,233,599 sq. m.

The site areas are not available as at September 30, 2009 (see Notes i. below).

The development will be completed in phases. Phases I and II upon completion will have four high class hotels providing a total of about 6,000 rooms, a shopping mall, gaming facility as well as ancillary facilities like theatres, car parking spaces, etc.

As advised by the Group, construction costs incurred as at June 30, 2009 was US$1,700,000,000 and the estimated development costs to completion for Phases I and II of the proposed development including any development conditions, such as pathways and any other facilities or services for public use was approximately US$2,212,000,000 (excluding marketing, finance and other indirect costs, but including costs to prepare the parcels for delay).

The property will be held for a land lease term typical for land concessions in Macau upon completion of the development.

The development of the property has been extensively constructed. However, construction was suspended since late 2008.

Construction to date comprises of the majority of the structural elements of the podium and three hotel towers.

No commercial value (see notes)

Notes:

i.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•

The Group currently does not have legal title to Parcels 5 and 6. The Group will obtain from the Macau Government valid legal title to the sites provided that the Group reaches an agreement with the Macau Government and

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

successfully completes and concludes the land concession formalities, including the payment of land premium calculated for the land concession. The Group is also not paying any Government rent though it entered the sites and has started construction on Parcels 5 and 6.

•

The Group has received the draft of the land concession contract, which provides that development of Parcels 5 and 6 must be completed within 48 months of the publication of the land concession in the M.S.A.R. Office Gazette, for comments on September 14, 2009.

•

Since the Group also started the development of Parcels 1 and 2 before the land concession was granted by the Macau Government, the same procedure is expected to be adopted in relation to Parcels 5 and 6.

ii.	The capital value for Phases I and II of the development after completion is estimated to be US$5,900,000,000.

iii.	Had the Group obtained proper title and the land premium had been fully paid, the capital value for Phases I and II of the development, as at September 30, 2009, is estimated to be US$1,800,000,000.

iv.	The capital values under Notes ii. and iii. assume the property to be free from any restrictions such as that stated in Note i. above and it can be freely transferable in the open market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group III—Property Interests held or controlled by the Group for future development

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
				(US$)
6.	A parcel in Coloane, Estrada Do Istmo, Lote III, The Cotai Strip, Taipa, Macau Known within the Group as Parcel 3

The site is conceptually earmarked for a hotel with gaming area, entertainment, recreation, commerce and restaurants and an apartment-hotel with a total gross floor area of approximately 398,549 sq. m. when completed. However, as advised by the Group development scheme has not been finalized at this stage.

The registered site area is 60,479 sq. m.

The property is held for a land use term expiring on April 17, 2032 and renewable thereafter. The government rent is US$226,796 per annum for the pre-construction period.

Under the terms of the land concession, the Group is required to build and open the development by April 18, 2013.

			The property is currently vacant.	85,000,000

Notes:
i.	The registered concessionaire of the property is Venetian Cotai Limited.

ii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	Venetian Cotai Limited is the sole legitimate holder of the land concession by lease granted by the Macau Government of Parcel 3.

•

The land concession for Parcels 1, 2 and 3 requires the Group to complete the proposed development of Parcel 3 by April 17, 2013. Unless this deadline is met or an extension is obtained, the Macau Government is entitled to forfeit Parcel 3.

•

The first transfer of Parcel 3 can be executed without prior approval from the Macau Government provided that such Parcel is not fully developed at the time of the transfer, pursuant to Clause 13(2) of the land concession contract. Any transfer of Parcel 3 thereafter, or transfer of the property erected on such Parcel after its development is complete, requires prior approval from the Macau Government.

•

In the event of any intended transfer relating to Parcel 3, which is still undeveloped, the Macau Government will have the opportunity to revise the terms of the land concession, including those related to the land premium, thus being able to charge additional land premium.

•	There are not any notices or orders adversely affecting Parcel 3 and the property erected thereon given or served by any competent authority which have not been complied with.

iii.	As advised by the Group, Venetian Cotai Limited has duly paid all the matured installments of the premium arising from the land concession that granted Parcels 1, 2 and 3 with an outstanding land premium of US$41,734,538 to be paid for Parcels 1, 2 and 3 as at September 30, 2009.

iv.	In our valuation, we have assumed the property to be free from any restrictions such as that stated in Note ii. above and it can be freely transferable in the open market.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group III—Property Interests held or controlled by the Group for future development

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
7.	Parcels 7 & 8 The Cotai Strip, Taipa, Macau

The sites are conceptually ear marked for a multi-complex hotel with luxury and mid-scale hotel rooms and suites, a shopping mall, entertainment and gaming development as well as luxury apart-hotels. However, the development scheme has not been finalized at this stage.

The sites are not available as at September 30, 2009 (see note below).

The property will be held for a land lease term typical of land concessions in Macau upon completion of the development.

			The property is currently vacant.	No commercial value

Note:

We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•

The Group currently does not have legal title to Parcels 7 and 8. The Group will obtain from the Macau Government valid legal title to the sites provided that the Group reaches an agreement with the Macau Government and successfully completes and concludes the land concession formalities, including the payment of land premium calculated for the land concession.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
8.	Shop Unit Nos. 305D & 305E, 3rd Floor, Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong 137 / 33,888th equal and undivided shares of and in Inland Lot No. 8517

The property comprises two shop units in an office/ commercial/ pier terminal development comprising two 30-storey office towers over a 12-level commercial/parking podium. The development was completed in 1985.

The gross floor area of the property is about 65.0 sq. m. (700 sq. ft.).

The property is held by the Group under a 3-year lease from October 2, 2008 to October 1, 2011 at a monthly rental of HK$192,500 exclusive of rates, service charges and other outgoings.

			The property is occupied by the Group as ticket office.	No commercial value

Notes:
i.	The registered owner of the property is Shun Tak Centre Limited.

ii.	The property lies within an area zoned as “Commercial” under Central District Outline Zoning Plan.

iii.	We were advised that the registered owner is an independent third party from the Group.

iv.	We have been provided with a legal opinion on the property prepared by the Group’s Hong Kong legal advisor, which contains, inter alia, the following information:

•	The lease agreement is legal, valid, binding upon the tenant and the landlord, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
9.	Units A to G, 5th Floor, Edifício Comercial Zhu Kuan Mansion, No. 105 Avenida Xian Xing Hai, Macau

The property comprises office units in a 22-storey tower completed in 1997.

The gross floor area of the property is about 1,032.8 sq. m. (11,117 sq. ft.).

The property is held by the Group under a 3-year lease from December 1, 2007 to November 30, 2010 at a monthly rental of HK$105,611.50 exclusive of management fees, air conditioning and other utility charges. There is an option term of 2 years.

			The property is occupied by the Group as an office.	No commercial value

Notes:

i.	The registered owner of the property is Companhia de Fomento Predial Capitalsino Limitada.

ii.	We were advised that the registered owner is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	The lease agreement is legal, valid, binding upon the tenant and the landlord, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
10.	Lot 25 Novos Aterros do Porto Exterior (Nape), Macau	The property comprises an open space within an area of about 7,200 sq. m. (77,500 sq. ft.). The property is held by the Group under a monthly lease from July 1, 2003 at a monthly rental of MOP40,000.	The property is occupied by the Group for vehicle parking.	No commercial value

Notes:

i.	The registered concessionaire of the property is Sociedade “Macau-Obras de Aterro Limitada”.

ii.	We were advised that the registered concessionaire is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	The lease agreement is legal, valid, binding upon the tenant and the landlord, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
11.	Balcão No. 5 Macao International Airport, Edifício do Terminal de Passageiros do Aeroporto International de Macau, Taipa (M5), Macau

The property comprises a service counter at the terminal of the Macau International Airport completed in 1995. The gross floor area of the property is about 4.0 sq. m. (43 sq. ft.).

The property is held by the Group under a one year license commencing from March 16, 2007 at a monthly license fee of MOP7,000 inclusive of utility charges and cleaning fees. The license is subject to 90 days’ notice to terminate the license.

			The property is occupied by the Group for marketing and promotion purposes.	No commercial value

Notes:

i.	The registered concessionaire of the property is CAM - Sociedade do Aeroporto Internacional de Macau, S.A.R.L..

ii.	We were advised that the registered concessionaire is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	The license agreement is legal, valid, binding upon the licensee and the licensor, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
12.	Units A3 & B3, Nos. 88 to 88D Largo de Pac On; Nos. 603 & 635 Estrada de Pac On; Nos. 43, 53 & 65 da Rua do Progesso; Nos. 98, 116 to 130 da Rua da Riqueza, Taipa, Macau

The property comprises two industrial units within a 5-level industrial building completed in 1991.

The gross floor area of the property is about 6,038.6 sq. m. (65,000 sq. ft.).

The property is held by the Group under a 2-year lease from August 1, 2008 to July 31, 2010 at a monthly rental of HK$390,000 for the first year and HK$520,000 for the second year inclusive of management fee and cargo lift maintenance fee and others. There is an option term of 2 years.

			The property is occupied by the Group as warehouse.	No commercial value

Notes:

i.	The registered concessionaire of the property is Empresa de Fomento Industrial e Comercial Lightex, Limitada.

ii.	We were advised that the registered concessionaire is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	The lease agreement is legal, valid, binding upon the tenant and the landlord, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
13.	Units 9E, 11E and 11F, Parking Lot Nos. 1, 2, 3 and 8 on 3rd Floor, The Manhattan, No. 75 Avenida Dr. Sun Yat Sen, Taipa, Macau

The properties comprise three residential units and four car parking lots within a 37-storey residential development completed in 2008.

The total net area of the properties is about 323.4 sq. m. (3,481 sq. ft.).

The properties are held by the Group under three separate 24-month leases all from July 26, 2009 at a total monthly rental of HK$48,000 exclusive of management charges and others. There are options to renew after the current terms.

			The properties are occupied by the Group as aviation accommodation.	No commercial value

Notes:

i.	The registered owners of the properties are:

•	Unit 9E and Parking Lot No. 8 - Peter Edvard Raftell and Hanna Kristina Raftell.

•	Unit 11E and Parking Lot No. 2, 3 - Cheung Ka Ming.

•	Unit 11F and Parking Lot No. 1 - Cheng Hei Ming.

ii.	We were advised that each of the registered owner is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	The lease agreement is legal, valid, binding upon the tenant and the landlord, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
14.	Unit G5, Ground Floor, Avenida Wai Long, CAM Building, Taipa, Macau

The property comprises an office unit in an office building.

The gross floor area of the property is about 76.6 sq. m. (824 sq. ft.).

The property is held by the Group under a 3-year lease from August 1, 2007 to July 31, 2010 at a monthly rental of HK$12,372.70 exclusive of management charges, air conditioning, other utility charges, outgoings, any rates and taxes and other charges, automatically renewable for 1 year period thereafter.

			The property is occupied by the Group as aviation office.	No commercial value

Notes:

i.	The registered concessionaire of the property is CAM-Sociedade do Aeroporto Internacional de Macau, S.A.R.L..

ii.	We were advised that the registered concessionaire is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s Macau legal advisor, which contains, inter alia, the following information:

•	The lease agreement is legal, valid, binding upon the tenant and the landlord, and is enforceable in accordance with its terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV—Property Interests leased by / under license by the Group

	Property	Description and tenure	Details of occupancy	Capital Value attributable to the Group as at September 30, 2009
15.	Levels 1-7,10 and 11, Jet Logistics Centre, Area No. 9-1, Cross-Border Industrial Zone, Zhuhai, Guangdong Province, the People’s Republic of China

The property is an 11-storey industrial building completed in December 2006.

The gross floor area of the property is about 12,854 sq. m.

The property is held by the Group under a lease transfer agreement and the supplemental agreement from November 1, 2007 to July 31, 2022 at a monthly rental of RMB505,014.65 exclusive of management fees. The rental is subject to review every three years.

			The property is occupied by the Group as warehouse and ancillary office.	No commercial value

Notes:

i.	The landlord of the property is .

ii.	We were advised that the registered owner is an independent third party from the Group.

iii.	We have been provided with a legal opinion on the property prepared by the Group’s PRC legal advisor, which contains, inter alia, the following information:

•	The lease transfer agreement and the supplemental agreement are in compliance with the applicable laws and regulations in the People’s Republic of China.

•	The lease transfer agreement and the supplemental agreement are legal, valid, binding upon the tenant and the landlord, and are enforceable in accordance with their respective terms.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX V	SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING

PROCEDURES, SYSTEMS AND CONTROLS

The following is the text of a report received from our Company’s independent consultants, PricewaterhouseCoopers Ltd., for the purpose of incorporation in this document.

INDEPENDENT ASSURANCE REPORT

To: The Directors of Sands China Ltd.

We have been engaged to perform a limited assurance engagement for the period from July 1, 2007 to June 30, 2009 on Venetian Macau Limited’s (“VML”), being the holder of the subconcession and a subsidiary of Sands China Ltd. (the “Company”), anti-money laundering (“AML”) control procedures compliance with the following AML statutes and guidelines (collectively known as “AML statutes and guidelines”):

a.	Instruction No. 2/2006 (“DICJ Instruction No. 2/2006”) issued pursuant to the power conferred by article 4.3 of Administrative Regulation 34/2003, and based on the terms of article 2.2 of Administrative Regulation 7/2006 by the Director of Gaming Inspection and Coordination Bureau (“DICJ”) under the Secretariat for Economy and Finance of the Macau Special Administrative Region of the People’s Republic of China (“Macau”) on November 13, 2006;

b.	Paragraph 1 and 3 of Article 34 of the Gaming Law (Law no. 16/2001);

c.	Paragraph 6 of Article 30 of the Gaming Promoters Regulation (Administrative Regulation no. 6/2002); and

d.	Anti-Money Laundering and Combating The Financing of Terrorism Guideline on Large Cash Transactions issued by the Monetary Authority of Macau (“AMCM”).

Directors’ Responsibility

The directors of VML are responsible for designing, implementing and maintaining internal controls relevant to the compliance with the above AML statutes and guidelines. Accordingly, VML has set out its internal controls system, policy and control procedures in an Internal Control Systems manual which was submitted to the DICJ and was authorized for adoption on August 23, 2007 as the basis for VML to meet the requirements of the DICJ’s Instruction No. 2/2006. Under the DICJ Instruction No. 2/2006, VML is required to approve the internal rules and procedures of combating money laundering and financing of terrorism, taking into consideration the applicable Macau legal dispositions, namely, the Laws No. 2/2006, Law No. 3/2006 and the Administrative Regulation No. 7/2006.

PricewaterhouseCoopers Ltd.’s Responsibility

It is our responsibility to express a conclusion on whether any matters have come to our attention that causes us to believe that VML’s AML control procedures do not comply, in all material respects, with the above AML statutes and guidelines based on the results of our work performed. We report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX V	SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING

PROCEDURES, SYSTEMS AND CONTROLS

We conducted our work in accordance with the Hong Kong Standard on Assurance Engagements 3000 “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” issued by the Hong Kong Institute of Certified Public Accountants. This Standard requires that we comply with ethical requirements and plan and perform the assurance engagement to obtain limited assurance whether any matters have come to our attention that causes us to believe that VML’s AML control procedures do not comply in all material respects with AML statutes and guidelines.

In a limited assurance engagement the evidence-gathering procedures are more limited than for a reasonable assurance engagement, and therefore less assurance is obtained than in a reasonable assurance engagement. The procedures selected depend on our judgment, including the assessment of VML’s risks of material non compliance with the AML statutes and guidelines. A summary of work performed to assess VML’s control procedures against AML statues and guidelines is listed below:

1.	Assessed control procedures on identification of money laundering risk and indicators of suspicious activity;

2.	Assessed VML’s AML controls, communication, organization awareness and training to staff;

3.	Assessed control procedures on identifying, recording and reporting large sum transactions with a value equal to or more than MOP 500,000 or equivalent;

4.	Assessed control procedures on identifying, recording and reporting suspicious transactions which indicate any activity of money laundering or funding terrorism;

5.	Assessed record retention and information confidentiality control procedures;

6.	Assessed the control procedures on reporting the practice of criminal activities, including money laundering, by the gaming promoters;

7.	Assessed whether an annual audit of VML’s financial statements has been performed by an independent and reputable external auditor approved by the DICJ and the Finance Services Bureau of Macau;

8.	Assessed whether the previous year end financial statements and relevant statistics were reported to the DICJ not less than 30 days before the Annual General Meeting; and

9.	Assessed the control procedures on monitoring large cash transactions in the exchange counters.

Inherent Limitation

We draw attention to the fact that the procedures performed, and the report, include certain inherent limitations that can influence the reliability of the information. Accordingly errors or irregularities may occur and not be detected. Such procedures cannot guarantee protection against fraudulent collusion. It should be noted that we cannot guarantee that any regulatory authority would not reach an alternative conclusion (based upon its own interpretation of the legislation, regulations, and prevailing industry practices), nor can our findings be considered legal advice. Furthermore, our conclusion is based on historical information and the projection of any information contained in our conclusion to any future period is subject to the risk that changes in procedures or circumstances may alter their validity.

Conclusion

Based on our limited assurance engagement, nothing has come to our attention that causes us to believe that VML’s AML control procedures do not comply, in all material respects, with AML statutes and guidelines for the period from July 1, 2007 to June 30, 2009.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX V	SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING

PROCEDURES, SYSTEMS AND CONTROLS

Other Matters

Without qualifying our conclusion above, we wish to draw to your attention that VML is undertaking certain initiatives to continuously monitor and improve its AML control procedures. This will further improve VML’s compliance with certain specific AML statutes and guidelines. Such initiatives include feasibility studies into system changes to enhance the reporting of aggregated large sum transactions as well as implementing a more comprehensive monitoring of patron information provided by gaming promoters.

Restriction on Use and Distribution

Our report is intended solely for the use of the Company in connection with [•]. This report may not be suitable for other purposes. This report is not intended to be, and should not be distributed to or used for any other purpose.

[Name]

Director

For and on behalf of PricewaterhouseCoopers Ltd.

Hong Kong, [Date]

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

Set out below is a summary of certain provisions of the Memorandum and Articles of Association of our Company and of certain aspects of Cayman Companies Law.

Our Company was incorporated in the Cayman Islands as an exempted company with limited liability on July 15, 2009 under the Cayman Companies Law. The Memorandum of Association (the “Memorandum”) and the Articles of Association (the “Articles”) comprise its constitution.

1.	MEMORANDUM OF ASSOCIATION

(a)	The Memorandum states, inter alia, that the liability of members of our Company is limited to the amount, if any, for the time being unpaid on the Shares respectively held by them and that the objects for which our Company is established are unrestricted (including acting as an investment company), and that our Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided in section 27(2) of the Cayman Companies Law and in view of the fact that our Company is an exempted company that our Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of our Company carried on outside the Cayman Islands.

(b)	Our Company may by special resolution alter its Memorandum with respect to any objects, powers or other matters specified therein.

2.	ARTICLES OF ASSOCIATION

The Articles were adopted pursuant to a shareholder’s resolution passed on November 8, 2009, conditional upon and with effect from the [•]. The following is a summary of certain provisions of the Articles:

(a)	Directors

(i)	Composition of the board

Unless otherwise determined by our Company in general meeting, the number of directors shall not be less than three. There is no maximum number of directors.

(ii)	Power to allot and issue Shares and warrants

Subject to the Articles, any direction that may be given by our Company in general meeting and, where applicable, the Listing Rules and without prejudice to any special rights or restrictions for the time being attached to any Shares or any class of Shares, all Shares for the time being unissued shall be under the control of the Directors who may designate, re-designate, offer, issue, allot and dispose of the same to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine but so that no Shares shall be issued at a discount; and grant options with respect to such Shares and issue warrants, convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for any class of Shares or securities in the capital of our Company on such terms as they may from time to time determine, and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

Neither our Company nor the board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

(iii)	Power to dispose of the assets of our Company or any subsidiary

There are no specific provisions in the Articles relating to the disposal of the assets of our Company or any of its subsidiaries. The Directors may, however, exercise all powers and do all acts and things which may be exercised or done or approved by our Company and which are not required by the Articles or the Cayman Companies Law to be exercised or done by our Company in general meeting.

(iv)	Compensation or payments for loss of office

Pursuant to the Articles, payments to any Director or past Director of any payment by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must be approved by our Company in general meeting.

(v)	Loans and provision of security for loans to Directors

There are provisions in the Articles restricting the making of loans or provision of security to Directors.

(vi)	Disclosure of interests in contracts with our Company or any of its subsidiaries.

A Director may hold any other office or place of profit with our Company (except that of the auditor of our Company) in conjunction with his office of Director for such period and, subject to the Articles, upon such terms as the board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) in addition to any remuneration provided for by or pursuant to any other Articles. A Director may be or become a director or other officer of, or otherwise interested in, any company promoted by our Company or any other company in which our Company may be interested, and shall not be liable to account to our Company or the members for any remuneration, profits or other benefits received by him as a director, officer or member of, or from his interest in, such other company. Subject as otherwise provided by the Articles, the board may also cause the voting power conferred by the shares in any other company held or owned by our Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favor of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

Subject to the Cayman Companies Law and the Articles, no Director or proposed or intended Director shall be disqualified by his office from contracting with our Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to our Company or the members for any remuneration, profit or other benefits realized by any such contract or arrangement by reason of such Director holding that office or the fiduciary relationship thereby established. A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with our Company shall declare the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case, at the first meeting of the board after he knows that he is or has become so interested.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

A Director shall not vote (nor be counted in the quorum) on any resolution of the board approving any contract or arrangement or other proposal in which he or any of his associates is materially interested, but this prohibition shall not apply to any of the following matters, namely:

(aa)	any contract or arrangement for giving to such Director or his associate(s) any security or indemnity in respect of money lent by him or any of his associates or obligations incurred or undertaken by him or any of his associates at the request of or for the benefit of our Company or any of its subsidiaries;

(bb)	any contract or arrangement for the giving of any security or indemnity to a third party in respect of a debt or obligation of our Company or any of its subsidiaries for which the Director or his associate(s) has himself/themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;

(cc)	any contract or arrangement concerning an offer of Shares or debentures or other securities of or by our Company or any other company which our Company may promote or be interested in for subscription or purchase, where the Director or his associate(s) is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

(dd)	any contract or arrangement in which the Director or his associate(s) is/are interested in the same manner as other holders of Shares or debentures or other securities of our Company by virtue only of his/their interest in Shares or debentures or other securities of our Company;

(ee)	any contract or arrangement concerning any other company in which the Director or his associate(s) is/are interested only, whether directly or indirectly, as an officer or executive or a shareholder or in which the Director and any of his associates are not in aggregate beneficially interested in five percent. or more of the issued Shares or of the voting rights of any class of Shares of such company (or of any third company through which his interest or that of any of his associates is derived); or

(ff)	any proposal or arrangement concerning the adoption, modification or operation of a Share option scheme, a pension fund or retirement, death, or disability benefits scheme or other arrangement which relates both to Directors, his associates and employees of our Company or of any of its subsidiaries and does not provide in respect of any Director, or his associate(s), as such any privilege or advantage not accorded generally to the class of persons to which such scheme or fund relates.

(vii)	Remuneration

The ordinary remuneration of the Directors shall from time to time be determined by our Company in general meeting, such sum (unless otherwise directed by the resolution by which it is voted) to be divided amongst the Directors in such proportions and in such manner as the board may agree or, failing agreement, equally, except that any Director holding office for only a portion of the period in respect of which the remuneration is payable shall only rank in such division in proportion to the time during such period for which he held office. The Directors shall also be entitled to be prepaid or repaid all traveling, hotel and incidental expenses reasonably expected to be incurred or incurred by them in attending any board meetings, committee meetings or general meetings or separate meetings of any class of Shares or of debentures of our Company or otherwise in connection with the discharge of their duties as Directors.

Any Director who, by request, goes or resides abroad for any purpose of our Company or who performs services which in the opinion of the board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the board may determine and such extra

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

remuneration shall be in addition to or in substitution for any ordinary remuneration as a Director. An executive Director appointed to be a managing director, joint managing director, deputy managing director or other executive officer shall receive such remuneration (whether by way of salary, commission or participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the board may from time to time decide. Such remuneration may be either in addition to or in lieu of his remuneration as a Director.

(viii)	Retirement, appointment and removal

At each annual general meeting, one-third of the Directors for the time being (or if their number is not a multiple of three, then the number nearest to but not less than one third) will retire from office by rotation provided that every Director shall be subject to retirement at least once every three years. The Directors to retire in every year will be those who have been longest in office since their last re-election or appointment but as between persons who became or were last re-elected Directors on the same day those to retire will (unless they otherwise agree among themselves) be determined by lot. There are no provisions relating to retirement of Directors upon reaching any age limit.

The Directors shall have the power from time to time and at any time to appoint any person as a Director either to fill a casual vacancy on the board or as an addition to the existing board. Any Director appointed to fill a casual vacancy shall hold office until the first general meeting of members after his appointment and be subject to re-election at such meeting and any Director appointed as an addition to the existing board shall hold office only until the next following annual general meeting of our Company and shall then be eligible for re-election. Neither a Director nor an alternate Director is required to hold any Shares in our Company by way of qualification.

A Director may be removed by an ordinary resolution of our Company before the expiration of his period of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and our Company) and may by ordinary resolution appoint another in his place.

The office of Director shall also be vacated if:

(aa)	the Director resigns his office by notice in writing to our Company at its registered office or its head office;

(bb)	an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and the Directors resolve that his office be vacated;

(cc)	the Director, without leave, is absent from meetings of Directors (unless an alternate Director appointed by him attends in his place) for a continuous period of 12 months, and the Directors resolve that his office be vacated;

(dd)	the Director becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

(ee)	the Director ceases to be or is prohibited from being a director by law or by virtue of any provisions in the Article; or

(ff)	the Director is removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) then in office.

The Directors may from time to time appoint any person, whether or not a Director to hold such office in our Company as the Directors may think necessary for the administration of our Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if our Company by resolution resolves that his tenure of office be terminated.

The Directors may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation.

(ix)	Borrowing powers

The board may exercise all the powers of our Company to borrow money and to mortgage or charge all or part of its undertaking, property and uncalled capital or any part thereof, and subject to the Cayman Companies Law, to issue debentures, debenture stock, and other securities whenever money is borrowed or as security for any debt, liability or obligation of our Company or of any third party.

Note: These provisions, in common with the Articles in general, can be varied with the sanction of a special resolution of our Company.

(x)	Proceedings of the Board

The board may meet together with (either within or outside the Cayman Islands) for the dispatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a second or casting vote.

(xi)	Register of Directors and Officers

The Cayman Companies Law and the Articles provide that our Company is required to maintain at its registered office a register of Directors and officers which is not available for inspection by the public. A copy of such register must be filed with the Registrar of Companies in the Cayman Islands and any change must be notified to the Registrar within thirty days of any change in such Directors or officers.

(b)	Alterations to constitutional documents / Change of Name

The Articles may be altered or amended by our Company in general meeting by special resolution. The Cayman Companies Law provides that a special resolution shall be required to alter the provisions of the Memorandum, to amend the Articles or to change the name of our Company.

(c)	Alteration of capital

Our Company may from time to time by ordinary resolution in accordance with the relevant provisions of the Cayman Companies Law:

(i)	increase its capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

(ii)	consolidate and divide all or any of its capital into Shares of larger amount than its existing Shares;

(iii)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(iv)	subdivide its Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; or

(v)	cancel any Shares which, at the date of passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the Shares so cancelled.

Our Company may by special resolutions reduce its Share capital and any capital redemption reserve in any manner authorized by law.

(d)	Variation of rights of existing Shares or classes of Shares

Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than three-fourths of the issued Shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such class by a majority of not less than three-fourths of the votes cast at such a meeting. To every such separate meeting all the provisions of the Articles relating to general meetings of our Company or to the proceedings thereat shall mutatis mutandis, apply except that the necessary quorum shall be two persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that class, every shareholder of the class Share on a poll have one vote for each share of the class held by him.

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any class by our Company.

(e)	Transfer of Shares

Transfers of Shares may be effected by an instrument of transfer in the usual common form or in such other form as the Directors may approve, which is consistent with the standard form of transfer as prescribed by the Stock Exchange and approved by the Directors. All instruments of transfer must be left at the registered office of our Company or at such other place as the Directors may appoint. The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the board may dispense with the execution of the instrument of transfer by the transferee in any case in which it thinks fit, in its discretion, to do so and the transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the register of members in respect thereof. The board may also resolve either generally or in any particular case, upon request by either the transferor or the transferee, to accept mechanically executed transfers.

The board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share which is not fully paid up, and it may also refuse to register any transfer of any Share to more than four joint holders or any transfer of any Share on which our Company has a lien.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

The board may decline to recognize any instrument of transfer unless a fee of such maximum sum as the Stock Exchange may determine to be payable or such lesser sum as the Directors may from time to time require is paid to our Company in respect thereof, the instrument of transfer, if applicable, is properly stamped, is in respect of only one class of Shares and is lodged at the relevant registration office or registered office or such other place at which the principal register is kept accompanied by the relevant share certificate(s) and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do).

The registration of transfers may, on 14 days’ notice being given by advertisement published on the Stock Exchange’s website, or, subject to and in accordance with the Listing Rules, by electronic communication in the manner in which notices may be served by our Company by electronic means as provided in the Articles or by advertisement published in any newspapers, be suspended and the register of Shares closed at such times for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended or the register of Shares closed for more than 30 days in any calendar year.

(f)	Unsuitable Persons and Compulsory Redemption

In the event that our Company or a Subsidiary receives a written notice (“Gaming Authority Notice”) from a Gaming Authority to whose jurisdiction our Company or the Subsidiary is subject, or our Company receives from the Controlling Shareholder (as defined in the Listing Rules) of our Company a copy of a Gaming Authority Notice from a Gaming Authority to whose jurisdiction such Controlling Shareholder is subject, setting out the name of a Person who is considered to be an Unsuitable Person, then forthwith upon our Company serving a copy of such Gaming Authority Notice on the relevant parties, and until the Shares Owned or Controlled by such Person or its Affiliate are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person or any Affiliate of an Unsuitable Person shall: (i) sell all of the Shares, or allow the redemption or repurchase of the Shares by our Company, within such period of time as may be specified by a Gaming Authority; (ii) not be entitled to receive any dividend (save for any dividend declared prior to any receipt of a Gaming Authority Notice but not yet paid), interest or other distribution of any kind with regard to the Shares, (iii) not be entitled to receive any remuneration in any form from our Company or a Subsidiary for services rendered or otherwise, or (iv) not be entitled to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such shares. In this sub-paragraph (f), “relevant parties” means the Person considered by the Gaming Authority to be Unsuitable to be a Shareholder, any intermediaries or representatives of such Person, any entities through which such Person holds an interest in Shares or other third parties to whom disclosure of the aforementioned notice of the Gaming Authority is necessary or expedient.

Subject to applicable laws and regulations, including but not limited to the Listing Rules and The Code on Share Repurchases issued by the SFC, Shares Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to compulsory redemption by our Company, out of funds legally available therefor, by a resolution of the Board of Directors, to the extent required by the Gaming Authority making the determination of Unsuitability or to the extent deemed necessary or advisable by the Board of Directors having regard to relevant Gaming Laws. If a Gaming Authority requires our Company, or if the Board of Directors deems it necessary or advisable, to redeem the Shares of a Shareholder under this Article, our Company shall give a Redemption Notice to such Shareholder and shall redeem on the Redemption Date the number of shares specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice. Upon such compulsory redemption under this sub-paragraph (f) being exercised by our Company against a Shareholder, such Shareholder will be entitled to receive the Redemption Price in respect of his shares so redeemed, and from the day on which such compulsory redemption is effected, shall have no other Shareholder’s rights except the right to

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

receive the Redemption Price and the right to receive any dividends declared prior to any receipt of any Gaming Authority Notice under the Articles but not yet paid provided, however, that upon service of a copy of the Gaming Authority Notice on any relevant party, such Shareholder’s rights will be limited as set out in items (i) to (iv) of the preceding paragraph.

The Articles provide that if any Shares are held in street name, by a nominee, an agent or in trust, the record holder of the Shares may be required by our Company to disclose to it the identity of the beneficial owner of the Shares. Our Company may thereafter be required to disclose the identity of the beneficial owner to a Gaming Authority. The Articles also require each record holder of the Shares to render maximum assistance to our Company in determining the identity of the beneficial owner. A failure of a record holder to disclose the identity of the beneficial owner of shares of our Company may constitute grounds for a Gaming Authority to find the record holder unsuitable.

Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless our Company and its Subsidiaries for any and all losses, costs, and expenses, including legal fees, incurred by our Company and its Subsidiaries as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of shares, the neglect, refusal or other failure to comply with this sub-paragraph (f), or failure to promptly divest itself of any shares when required by the Gaming Laws or this sub-paragraph (f).

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purpose of this paragraph, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting shares, by agreement’s contract’s agency, or otherwise;

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities that are affiliates of our Company, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws;

“Gaming Activities” mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise;

“Gaming Authority” means any international, foreign, federal, state, local and other regulatory and licensing body or agency with authority over gaming including, but not limited to, the conduct of Gaming Activities,

“Gaming Jurisdiction” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted;

“Gaming Laws” means all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming Activities within any Gaming Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Gaming Authority thereunder;

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities;

“Own” “Ownership” or “Control” mean ownership of record, beneficial ownership or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of shares, by agreement, contract, agency or other manner;

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

“Person” means an individual, partnership, corporation, limited liability company, trust or any other entity;

“Redemption Date” means the date specified in the Redemption Notice as the date on which the shares Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by our Company;

“Redemption Notice” means that notice of redemption given by our Company to an Unsuitable Person or an Affiliate of an Unsuitable Person pursuant to this sub-paragraph (f). Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of shares to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates, if any, for such shares shall be surrendered for payment, and (v) any other requirements of surrender of the certificates;

“Redemption Price” means the price to be paid by our Company for the Shares to be redeemed pursuant to this sub-paragraph (f), which shall be that price (if any) required to be paid by the Gaming Authority making the finding of Unsuitability, or if such Gaming Authority does not require a certain price to be paid, that amount determined by the Board of Directors to be the fair value of the shares to be redeemed; provided, however, that the price per Share represented by the Redemption Price shall in no event be in excess of the closing sales price per share on the Stock Exchange on the trading date immediately before the Redemption Notice is deemed given by our Company to the Unsuitable Person or an Affiliate of an Unsuitable Person. The Redemption Price shall be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the Board of Directors otherwise determines;

“Unsuitable Person” means a Person who (i) is determined by a Gaming Authority to be Unsuitable to Own or Control any Shares, whether directly or indirectly, or (ii) causes our Company or any Affiliated Company to lose or to be threatened with the loss of any Gaming License, or (iii) in the sole discretion of the Board of Directors of our Company, is deemed likely to jeopardize our Company’s or any Affiliated Company’s application for, receipt of approval for, right to the use of, or entitlement to, any Gaming License, and “Unsuitability” shall be construed accordingly;

(g)	Power for our Company to purchase its own Shares

Our Company is empowered by the Cayman Companies Law and the Articles to purchase its own Shares subject to certain restrictions and the Board may only exercise this power on behalf of our Company subject to any applicable requirements of the Listing Rules.

(h)	Power for any subsidiary of our Company to own Shares in our Company

There are no provisions in the Articles relating to ownership of Shares in our Company by a subsidiary.

(i)	Requirements for annual general meetings

An annual general meeting of our Company must be held in each year, other than the year of adoption of the Articles (within a period of not more than 15 months after the holding of the last preceding annual general meeting or a period of 18 months from the date of adoption of the Articles) at such time and place as may be determined by the board.

(j)	Notices of meetings and business to be conducted thereat

An annual general meeting shall be called by notice of not less than 21 clear days and not less than 20 clear business days and any extraordinary general meeting at which it is proposed to

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

pass a special resolution shall be called by notice of at least 21 clear days and not less than 10 clear business days. All other extraordinary general meetings shall be called by notice of at least 14 clear days and not less than 10 clear business days. The notice shall specify the time, place, and agenda of the meeting, particulars of the resolutions to be considered at the meeting and in the case of special business (as defined in the Articles) the general nature of that business. Notice of every general meeting shall be given to all members of our Company (except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the share register), our Company’s auditors, each Director and alternate Director, the Stock Exchange, and such other person(s) to whom such notice is required to be given in accordance with the Listing Rules.

Notwithstanding that a meeting of our Company is called by shorter notice than that mentioned above, if permitted by the Listing Rules, it shall be deemed to have been duly called if it is so agreed:

(i)	in the case of a meeting called as an annual general meeting, by all members of our Company entitled to attend and vote thereat or their proxies; and

(ii)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. in nominal value of the issued Shares giving that right.

All business carried out at a general meeting shall be deemed special with the exception of

(a)	declaration and sanctioning a dividend;

(b)	the consideration of the accounts, balance sheets, and any report of the Directors or of our Company’s auditors;

(c)	the election of Directors whether by rotation or otherwise in the place of those retiring;

(d)	the appointment of our Company’s auditors and other officers;

(e)	the fixing of the remuneration of our company’s auditors, and the voting of remuneration or extra remuneration to the Directors;

(f)	the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued Shares in the capital of our Company representing not more than 20 per cent. in nominal value of its then existing issued share capital; and

(g)	the granting of any mandate or authority to the Directors to repurchase securities of our Company.

No special business shall be transacted at any general meeting without the consent of all members of our Company entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(k)	Quorum for meetings and separate class meetings

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman.

Save as otherwise provided by the Articles the quorum for a general meeting shall be two members present in person (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy and entitled to vote. In respect of a separate class meeting (other than an adjourned meeting) convened to sanction the modification of class rights the necessary quorum shall be two persons holding or representing by proxy not less than one-third in nominal value of the issued Shares of that class.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

A corporation being a member shall be deemed for the purpose of the Articles to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting of our Company or at any relevant general meeting of any class of members of our Company.

(l)	Special / Ordinary resolution-majorities required

Pursuant to the Articles, a special resolution of our Company must be passed by a majority of not less than three-fourths of such members as, being entitled so to do, vote in person or, in the case of such members being corporations, by their duly authorized representatives or, where proxies are allowed, by proxy at a general meeting of which notice, specifying the intention to propose the resolution as a special resolution, has been duly given, or in writing by all members of our Company entitled to vote at a general meeting of our Company.

A copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands within fifteen days of being passed.

An ordinary resolution is defined in the Articles to mean a resolution passed by a simple majority of such members as, being entitled to do so, vote in person or, in the case of such members being corporations, by their duly authorized representatives or, where proxies are allowed, by proxy at a general meeting held in accordance with the Articles, or in writing by all members of our Company entitled to vote at a general meeting of our Company.

(m)	Voting rights

Subject to any special rights or restrictions as to voting for the time being attached to any Shares by or in accordance with the Articles, at any general meeting on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every fully paid Share of which he is the holder but so that no amount paid up or credited as paid up on a Share in advance of calls or installments is treated for the foregoing purposes as paid up on the Share. A member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

At any general meeting a resolution put to the vote of the members is to be decided by way of a poll.

If a recognized clearing house (or its nominee(s)) is a member of our Company, it may authorize such person or persons as it thinks fit to act as its representative(s) or proxy(ies) at any meeting of our Company or at any meeting of any class of members of our Company provided that, if more than one person is so authorized, the authorization or proxy form shall specify the number and class of Shares in respect of which each such person is so authorized. A person authorized pursuant to this provision shall be entitled to exercise the same powers on behalf of the recognized clearing house as that clearing house or its nominee could exercise if it were an individual member of our Company.

Where our Company has any knowledge that any shareholder is, under the Listing Rules, required to abstain from voting on any particular resolution of our Company or restricted to voting only for or only against any particular resolution of our Company, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

(n)	Proxies

Any member of our Company entitled to attend and vote at a meeting of our Company is entitled to appoint another person as his proxy to attend and vote instead of him. A member who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

behalf at a general meeting of our Company or at a class meeting. A proxy need not be a member of our Company and shall be entitled to exercise the same powers on behalf of a member who is an individual and for whom he acts as proxy as such member could exercise. In addition, a proxy shall be entitled to exercise the same powers on behalf of a member which is a corporation and for which he acts as proxy as such member could exercise.

(o)	Accounts and audit

The board shall cause true accounts to be kept of the sums of money received and expended by our Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of our Company and of all other matters required by the Cayman Companies Law or necessary to give a true and fair view of our Company’s affairs and to explain its transactions.

The accounting records shall be kept at the registered office or at such other place or places as the board decides and shall always be open to inspection by any Director. No member (other than a Director) shall have any right to inspect any accounting record or book or document of our Company except as conferred by law or authorized by the board or our Company in general meeting.

A copy of every balance sheet and profit and loss account (including every document required by law to be annexed thereto) which is to be laid before our Company at its general meeting, together with a printed copy of the Directors’ report and a copy of the auditors’ report, shall not less than twenty-one days before the date of the meeting and at the same time as the notice of annual general meeting be sent to every person entitled to receive notices of general meetings of our Company under the provisions the Articles; however, subject to compliance with all applicable laws, including the Listing Rules, our Company may send to such persons a summary financial statement derived from our Company’s annual accounts and the Directors’ report instead provided that any such person may by notice in writing served on our Company, demand that our Company sends to him, in addition to a summary financial statement, a complete printed copy of our Company’s annual financial statement and the Directors’ report thereon.

Auditors shall be appointed and the terms and tenure of such appointment and their duties at all times regulated in accordance with the provisions of the Articles. The remuneration of the auditors shall be fixed by our Company in general meeting or in such manner as the members may determine.

The financial statements of our Company shall be audited by the auditor in accordance with generally accepted auditing standards. The auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the auditor shall be submitted to the members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the auditor should disclose this fact and name such country or jurisdiction.

(p)	Dividends and other methods of distribution

Subject to the Cayman Companies Law, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by the board.

The Articles provide dividends may be declared and paid out of the profits of our Company, realized or unrealized, or from any reserve set aside from profits which the Directors determine is no longer needed. With the sanction of an ordinary resolution dividends may also be declared and paid out of Share premium account or any other fund or account which can be authorized for this purpose in accordance with the Cayman Companies Law.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

Except in so far as the rights attaching to, or the terms of issue of, any Share may otherwise provide, (i) all dividends shall be declared and paid according to the amounts paid up on the Shares in respect whereof the dividend is paid but no amount paid up on a Share in advance of calls shall for this purpose be treated as paid up on the Share and (ii) all dividends shall be apportioned and paid pro rata according to the amount paid up on the Shares during any portion or portions of the period in respect of which the dividend is paid. The Directors may deduct from any dividend or other monies payable to any member or in respect of any Shares all sums of money (if any) presently payable by him to our Company on account of calls or otherwise.

Whenever the board or our Company in general meeting has resolved that a dividend be paid or declared on the share capital of our Company, the board may further resolve either (a) that such dividend be satisfied wholly or in part in the form of an allotment of Shares credited as fully paid up, provided that the shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment, or (b) that shareholders entitled to such dividend will be entitled to elect to receive an allotment of Shares credited as fully paid up in lieu of the whole or such part of the dividend as the board may think fit. Our Company may also upon the recommendation of the board by an ordinary resolution resolve in respect of any one particular dividend of our Company that it may be satisfied wholly in the form of an allotment of Shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of Shares may be paid by check or warrant sent through the post addressed to the holder at his registered address, or in the case of joint holders, addressed to the holder whose name stands first in the register of our Company in respect of the Shares at his address as appearing in the register or addressed to such person and at such addresses as the holder or joint holders may in writing direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such Shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to our Company. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the Shares held by such joint holders.

Whenever the board or our Company in general meeting has resolved that a dividend be paid or declared the board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by the board for the benefit of our Company until claimed and our Company shall not be constituted a trustee in respect thereof. All dividends or bonuses unclaimed for six years after having been declared may be forfeited by the board and shall revert to our Company.

No dividend or other monies payable by our Company on or in respect of any Share shall bear interest against our Company.

(q)	Inspection of register of members

Pursuant to the Articles the register and any branch register of members shall be open to inspection for at least two hours on every business day by members without charge. Any branch register held in Hong Kong shall during normal business hours (subject to such reasonable restrictions as the directors may impose) be open to inspection by a member without charge and any other person on payment of such fee not exceeding HK$2.50 (or such higher amount as may from time to time be permitted under the Listing Rules) as the directors may determine for each inspection.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

(r)	Call on Shares and forfeiture of Shares

Subject to the Articles and to the terms of allotment, the board may from time to time make such calls upon the members in respect of any moneys unpaid on the Shares held by them (whether on account of the nominal value of the Shares or by way of premium). A call may be made payable either in one lump sum or by installments. If the sum payable in respect of any call or installment is not paid on or before the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per cent. per annum from the day appointed for the payment thereof to the time of actual payment, but the board may waive payment of such interest wholly or in part. The board may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the moneys uncalled and unpaid or installments payable upon any Shares held by him, and upon all or any of the moneys so advanced our Company may pay interest at such rate as the board may decide.

If a member fails to pay any call on the day appointed for payment thereof, the board may serve not less than fourteen clear days’ notice on him requiring payment of so much of the call as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment and stating that, in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any Share in respect of which notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the board to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited Shares and not actually paid before the date of forfeiture.

A person whose Shares have been forfeited shall cease to be a member in respect of the forfeited Shares but shall, notwithstanding, remain liable to pay to our Company all moneys which, at the date of forfeiture, were payable by him to our Company in respect of the Shares, but this liability shall cease if and when our Company receives payment in full of the amount unpaid on the Shares forfeited.

(s)	Rights of the minorities in relation to fraud or oppression

There are no provisions in the Articles relating to rights of minority shareholders in relation to fraud or oppression. However, certain remedies are available to shareholders of our Company under Cayman law, as summarized in paragraph 3(f) of this Appendix VI.

(t)	Procedures on liquidation

A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution, except where our Company is to be wound up voluntarily because it is unable to pay its debts as they fall due. In such case the resolution shall be an ordinary resolution.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of Shares (i) if our Company shall be wound up and the assets available for distribution amongst the members of our Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the Shares held by them respectively and (ii) if our Company shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the Shares held by them respectively.

If our Company shall be wound up (whether the liquidation is voluntary or compelled by the court) the liquidator may, with the authority of an ordinary resolution and any other sanction required by

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

the Cayman Companies Law divide among the members in specie or kind the whole or any part of the assets of our Company whether the assets shall consist of property of one kind or shall consist of properties of different kinds and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the like authority, shall think fit, but so that no contributory shall be compelled to accept any Shares or other property in respect of which there is a liability.

(u)	Untraceable members

Pursuant to the Articles, our Company may sell any of the Shares of a member who is untraceable if (i) all checks or warrants in respect of dividends of the Shares in question (being not less than three in total number) for any sum payable in cash to the holder of such Shares have remained uncashed for a period of 12 years; (ii) upon the expiry of the 12 year period, our Company has not during that time received any indication of the existence of the member; and (iii) our Company has caused an advertisement to be published in accordance with the Listing Rules giving notice of its intention to sell such Shares and a period of three months, or such shorter period as may be permitted by the Stock Exchange, has elapsed since the date of such advertisement and the Stock Exchange has been notified of such intention. The net proceeds of any such sale shall belong to our Company and upon receipt by our Company of such net proceeds, it shall become indebted to the former member of our Company for an amount equal to such net proceeds.

(v)	Subscription rights reserve

The Articles provide that to the extent that it is not prohibited by and is in compliance with the Cayman Companies Law, if warrants to subscribe for shares have been issued by our Company and our Company does any act or engages in any transaction which would result in the subscription price of such warrants being reduced below the par value of a share, a subscription rights reserve shall be established and applied in paying up the difference between the subscription price and the par value of a share on any exercise of the warrants.

3.	CAYMAN COMPANIES LAW

Our Company is incorporated in the Cayman Islands subject to the Cayman Companies Law and, therefore, operates subject to Cayman Islands law. Set out below is a summary of certain provisions of Cayman Islands company law, although this does not purport to contain all applicable qualifications and exceptions or to be a complete review of all matters of Cayman Islands company law and taxation, which may differ from equivalent provisions in jurisdictions with which interested parties may be more familiar.

(a)	Operations

As an exempted company, our Company’s operations must be conducted mainly outside the Cayman Islands. Our Company is required to file an annual return each year with the Registrar of Companies of the Cayman Islands and pay a fee which is based on the amount of its authorized share capital.

(b)	Share Capital

The Cayman Companies Law provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

premiums on those shares shall be transferred to an account, to be called the “share premium account.” At the option of a company, these provisions may not apply to premiums on shares of that company allotted pursuant to any arrangement in consideration of the acquisition or cancellation of shares in any other company and issued at a premium. The Cayman Companies Law provides that the share premium account may be applied by the company subject to the provisions, if any, of its memorandum and articles of association in (a) paying distributions or dividends to members; (b) paying up unissued shares of the company to be issued to members as fully paid bonus shares; (c) the redemption and repurchase of shares (subject to the provisions of section 37 of the Cayman Companies Law); (d) writing-off the preliminary expenses of the company; (e) writing-off the expenses of, or the commission paid or discount allowed on, any issue of shares or debentures of the company; and (f) providing for the premium payable on redemption or purchase of any shares or debentures of the company.

No distribution or dividend may be paid to members out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid, the company will be able to pay its debts as they fall due in the ordinary course business.

The Cayman Companies Law provides that, subject to confirmation by the Grand Court of the Cayman Islands (the “Court”), a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, by special resolution reduce its share capital in any way.

The Memorandum and Articles of Association of our Company conditionally adopted on November 8, 2009 (the “Articles”) include certain protections for holders of special classes of shares, requiring their consent to be obtained before their rights may be varied. The consent of the specified proportions of the holders of the issued shares of that class or the sanction of a resolution passed at a separate meeting of the holders of those shares is required.

(c)	Financial Assistance to Purchase Shares of a Company or its Holding Company

Subject to all applicable laws, our Company may give financial assistance to Directors and employees of our Company, its subsidiaries, its holding company or any subsidiary of such holding company in order that they may buy Shares in our Company or shares in any subsidiary or holding company. Further, subject to all applicable laws, our Company may give financial assistance to a trustee for the acquisition of Shares in our Company or shares in any such subsidiary or holding company to be held for the benefit of employees of our Company, its subsidiaries, any holding company of our Company or any subsidiary of any such holding company (including salaried Directors).

There is no statutory restriction in the Cayman Islands on the provision of financial assistance by a company to another person for the purchase of, or subscription for, its own or its holding company’s shares. Accordingly, a company may provide financial assistance if the Directors of the company consider, in discharging their duties of care and acting in good faith, for a proper purpose and in the interests of the company, that such assistance can properly be given. Such assistance should be on an arm’s-length basis.

(d)	Purchase of Shares and Warrants by a Company and its Subsidiaries

Subject to the provisions of the Cayman Companies Law, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the company or a shareholder. In addition, such a company may, if authorized to do so by its articles of association, purchase its own shares, including any redeemable shares. However, if the articles of association do not authorize the manner or purchase, a company cannot purchase any of its own shares unless the manner of purchase has first been authorized by an ordinary resolution of the company. At no time may a company redeem or purchase its shares unless they

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

are fully paid. A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any member of the company holding shares. A payment out of capital by a company for the redemption or purchase of its own shares is not lawful unless immediately following the date on which the payment is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business.

A company is not prohibited from purchasing and may purchase its own warrants subject to and in accordance with the terms and conditions of the relevant warrant instrument or certificate. There is no requirement under Cayman Islands law that a company’s memorandum or articles of association contain a specific provision enabling such purchases and the Directors of a company may rely upon the general power contained in its memorandum of association to buy and sell and deal in personal property of all kinds.

Under Cayman Islands law, a subsidiary may hold shares in its holding company and, in certain circumstances, may acquire such shares.

(e)	Dividends and Distributions

With the exception of section 34 of the Cayman Companies Law, there are no statutory provisions relating to the payment of dividends. Based upon English case law, which is regarded as persuasive in the Cayman Islands, dividends may be paid only out of profits. In addition, section 34 of the Cayman Companies Law permits, subject to a solvency test and the provisions, if any, of the company’s memorandum and articles of association, the payment of dividends and distributions out of the share premium account.

(f)	Protection of Minorities

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

In the case of a company (not being a bank) having a share capital divided into shares, the Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine into the affairs of the company and to report thereon in such manner as the Court shall direct.

Any shareholder of a company may petition the Court which may make a winding up order if the Court is of the opinion that it is just and equitable that the company should be wound up. Or, as an alternative to a winding-up order, the Court may make the following orders: (a) an order regulating the conduct of the company’s affairs in the future; (b) an order requiring the company to refrain from doing or continuing an act complained of by the petitioner or to do an act which the petitioner has complained it has omitted to do; (c) an order authorizing civil proceedings to be brought in the name of and on behalf of the company by the petitioner on such terms as the Court may direct; or (d) an order providing for the purchase of the shares of any members of the company by other members or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly.

Generally claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

(g)	Management

The Cayman Companies Law contains no specific restrictions on the power of directors to dispose of assets of a company. However, as a matter of general law, every officer of a company,

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

which includes a director, managing director and secretary, in exercising his powers and discharging his duties must do so honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(h)	Accounting and Auditing Requirements

A company shall cause proper books of account to be kept with respect to (i) all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place; (ii) all sales and purchases of goods by the company; and (iii) the assets and liabilities of the company. Proper books of account shall not be deemed to be kept if there are not kept such books as are necessary to give a true and fair view of the state of the company’s affairs and to explain its transactions.

(i)	Exchange Control

There are no exchange control regulations or currency restrictions in the Cayman Islands.

(j)	Taxation

Pursuant to section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, our Company has obtained an undertaking from the Governor-in-Cabinet:

(i)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciation shall apply to our Company or its operations; and

(ii)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of our Company.

The undertaking for our Company is for a period of 20 years from the date of issuance. The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties.

(k)	Stamp Duty on Transfers

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

(l)	Loans to Directors

There is no express provision in the Cayman Companies Law prohibiting the making of loans by a company to any of its directors.

(m)	Inspection of Corporate Records

Members of our Company will have no general right under the Cayman Companies Law to inspect or obtain copies of the register of members or corporate records of our Company. They will, however, have such rights as may be set out in our Company’s Articles.

An exempted company may, subject to the provisions of its articles of association, maintain its principal register of members and any branch registers at such locations, whether within or without the Cayman Islands, as the directors may, from time to time, think fit. There is no

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

requirement under the Cayman Companies Law for an exempted company to make any returns of members to the Registrar of Companies of the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection.

(n)	Winding Up

A company may be wound up by either an order of the Court, voluntarily or subject to the supervision of the Court. The Court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Court, just and equitable to do so.

A company may be wound up voluntarily (a) when the period (if any) fixed for the duration of the company by its memorandum or articles of association expires; (b) if the event (if any) occurs, on the occurrence of which the memorandum or articles of association provide that the company is to be wound up; (c) if the company resolves by special resolution that it be wound up voluntarily; or (d) if the company resolves by ordinary resolution that it be wound up voluntarily because it is unable to pay its debts as they fall due. In the case of a voluntary winding up, such company shall from the commencement of its winding up, cease to carry on its business except so far as it may be beneficial for its winding up.

For the purpose of conducting the proceedings in winding up a company and assisting the Court therein, there may be appointed one or more than one person to be called an official liquidator or official liquidators of our Company. The Court may appoint to such office such person or persons, either provisionally or otherwise, as it thinks fit, and if more persons than one are appointed to such office, the Court shall declare whether any act hereby required or authorized to be done by the official liquidator is to be done by all or any one or more of such persons. The Court may also determine whether any and what security is to be given by an official liquidator on his appointment; if no official liquidator is appointed, or during any vacancy in such office, all the property of the company shall be in the custody of the Court. A person may qualify as an official liquidator if that person holds the qualifications specified in the Insolvency Practitioners Regulations of the Cayman Islands. The Court may appoint a foreign practitioner to act jointly with a qualified insolvency practitioner.

In the case of a members’ voluntary winding up of a company, unless one or more persons have been designated as liquidator or liquidators of the company in the company’s memorandum and articles of association, the company in general meeting must appoint one or more liquidators for the purpose of winding up the affairs of the company and distributing its assets.

Upon the appointment of a liquidator, the responsibility for the company’s affairs rests entirely in his hands and no future executive action may be carried out without his approval. A liquidator’s duties are to collect the assets of the company (including the amount (if any) due from the contributories), settle the list of creditors and, subject to the rights of preferred and secured creditors and to any subordination agreements or rights of set-off or netting of claims, discharge the company’s liability to them (pari passu if insufficient assets exist to discharge the liabilities in full) and to settle the list of contributories (shareholders) and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.

As soon as the affairs of the company are fully wound up, the liquidator must make up an account of the winding up, showing how the winding up has been conducted and the property of the company has been disposed of, and thereupon call a general meeting of the company for the purposes of laying before it the account and giving an explanation for it. At least 21 days before the meeting the liquidator must send a notice specifying the time, place and object of the meeting to each contributory in any manner authorized by the company’s articles of association and published in the Cayman Islands Gazette.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY

AND CAYMAN COMPANIES LAW

(o)	Reconstructions

There are statutory provisions which facilitate reconstructions and amalgamations approved by a majority in number representing seventy-five per cent in value of shareholders or class of shareholders or creditors, as the case may be, as are present at a meeting called for such purpose and thereafter sanctioned by the Court. While a dissenting shareholder would have the right to express to the Court his view that the transaction for which approval is sought would not provide the shareholders with a fair value for their shares, the Court is unlikely to disapprove the transaction on that ground alone in the absence of evidence of fraud or bad faith on behalf of management.

(p)	Mergers and Consolidations

The Cayman Companies Law provides that any two or more Cayman Islands companies limited by shares (other than segregated portfolio companies) may merge or consolidate in accordance with the Cayman Companies Law. The Cayman Companies Law also allows one or more Cayman Islands companies to merge or consolidate with one or more foreign companies (provided that the laws of the foreign jurisdiction permit such merger or consolidation), where the surviving or consolidated company will be a Cayman Islands company.

To effect a merger or consolidation the directors of each constituent company must approve a written plan of merger or consolidation in accordance with the Cayman Companies Law. The Plan must then be authorized by each constituent company by a shareholder resolution by a majority in number representing 75% in value of the shareholders voting together as one class. If the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, the plan must be authorized by each constituent company by a special resolution of the shareholders voting together as one class.

Where a parent is merging with one or more of its Cayman Islands subsidiaries, shareholder consent is not required.

(q)	Compulsory Acquisition

Where an offer is made by a company for the shares of another company and, within four months of the offer, the holders of not less than ninety per cent of the shares which are the subject of the offer accept, the offeror may at any time within two months after the expiration of the said four months, by notice in the prescribed manner require the dissenting shareholders to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholder to show that the Court should exercise its discretion, which it will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

(r)	Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime).

4.	GENERAL

Any person wishing to have a detailed summary of the Cayman Companies Law or advice on the differences between it and the laws of any jurisdiction with which he is more familiar is recommended to seek independent legal advice.

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

A.	FURTHER INFORMATION ABOUT OUR GROUP

1.	Incorporation of Our Company

We were incorporated in the Cayman Islands under the Cayman Companies Law as an exempted company with limited liability on July 15, 2009. We have established a principal place of business in Hong Kong at Level 39, One Exchange Square, 8 Connaught Place, Central, Hong Kong and were registered with the Registrar of Companies in Hong Kong as a non-Hong Kong company under Part XI of the Companies Ordinance on October 8, 2009. Steven Craig Jacob and Luis Nuno Mesquita de Melo have been appointed the authorized representative of our Company for the acceptance of service of process and notices on behalf of our Company in Hong Kong.

As we are incorporated in the Cayman Islands, our corporate structure and Articles of Association are subject to the relevant laws and regulations of the Cayman Islands. A summary of the relevant laws and regulations of the Cayman Islands and of the Articles of Association is set out in “Summary of the Constitution of Our Company and Cayman Companies Law” in Appendix VI to this document.

2.	Changes in the Share Capital of Our Company

As of the date of our incorporation, our initial authorized share capital was US$50,000 divided into 5,000,000 Shares of US$0.01 each.

On July 15, 2009, 1 share with the par value of US$0.01 was issued to Walkers Nominees Limited. This share was transferred to VVDI (II) on July 16, 2009.

[• ]

Other than pursuant to the exercise of [•], there is no intention to issue any of the authorized but unissued share capital of our Company and, without the prior approval of the Shareholders in general meeting.

Save for aforesaid and as mentioned in “—Resolutions in Writing of the Sole Shareholder of Our Company Passed on November 8, 2009” below, there has been no alteration in the share capital of our Company since its incorporation.

3.	Resolutions in Writing of the Sole Shareholder of Our Company Passed on November 8, 2009

Pursuant to the written resolutions passed by the sole Shareholder of our Company on November 8, 2009, amongst others:

(a)	our Company approved and adopted the Articles of Association conditional upon [• ];

(b)	the authorized share capital of our Company was increased from US$50,000 to [• ] by the creation of an additional [•] Shares;

[•]

4.	Corporate Reorganization

The companies comprising our Group underwent the Reorganization in preparation for [•]. Please refer to the section “History and Reorganization” for further details.

VII-1

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

5.	Changes in the Share Capital of Subsidiaries

Our Company’s subsidiaries are referred to in the Accountant’s Report, the text of which is set out in Appendix I to this document. Save for the subsidiaries mentioned in Appendix I to this document, our Company has no other subsidiaries.

There has been no alteration in the share capital of any of the subsidiaries of our Company within the two years immediately preceding the date of this document.

6.	[•]

B.	FURTHER INFORMATION ABOUT OUR BUSINESS

1.	Summary of Material Contracts

We have entered into the following contracts (not being contracts entered into in the ordinary course of business) within the two years preceding the date of this document that are or may be material:

(i)	the Non-Competition Deed;

(ii)	the Shared Services Agreement;

(iii)	the Second Trademark Sub-License Agreement;

(iv)	the Deed of Subordination dated September 4, 2009 entered into between Citicorp International Limited (as trustee), LVS, Las Vegas Sands, LLC, Venetian Casino Resort, LLC and Venetian Marketing, Inc. (as subordinated creditors), and VVDI(II), VVDIL, VML, VCL, VML US Finance LLC, Venetian Macau Finance Company, the Company, Cotai Ferry, Venetian Orient Limited, Venetian Travel Limited and Venetian Retail Limited (the companies) pursuant to which each of the subordinated creditors agreed to subordinate the intercompany and shareholders’ loans made available by the subordinated creditors to the companies;

(v)	the Addendum to the Ferry Financing Facility and supplement to the Ferry Financing Facility dated August 20, 2009 entered into between Cotai Ferry (as borrower), Banco Nacional Ultramarino S.A and Bank of China Limited, Macau Branch ) (as lenders), Cotai WaterJets (HK), Cotaijet 311 Ltd., Cotaijet 312 Ltd., Cotaijet 313 Ltd., Cotaijet 314 Ltd., Cotaijet 315 Ltd., Cotaijet 316 Ltd., Cotaijet 317 Ltd., Cotaijet 318 Ltd., Cotaijet 319 Ltd., and Cotaijet 320 Ltd. (each as an original guarantor), Cotaijet Holdings (II) Limited, Cotaijet 350 Ltd., Cotaijet 351 Ltd., Cotaijet 352 Ltd., and Cotaijet 353 Ltd. (each as an additional guarantor) pursuant to which amendments were made to the Ferry Financing Facility. See “Financial Information-Description of Material Indebtedness-Ferry Financing Facility”;

(vi)	the Second Amendment to Credit Agreement dated August 12, 2009 entered into between VML US Finance LLC (as borrower), VML, The Bank of Nova Scotia (as administrative agent for the lenders) and a syndicate of lenders pursuant to which certain provisions of the Macau Credit Facility were amended. A summary of the amendments made is set out in “Financial Information-Description of Material Indebtedness-Macau Credit Facility”;

(vii)	the amendment to the land concession for Parcels 1, 2 and 3 dated October 24, 2008 entered into between the Macau Government, VCL and VML. See “Business-Land Concessions;

(viii)	the sale and purchase agreement dated September 2, 2009 entered into between VVDI (I) and VVDIL pursuant to which VVDI (I) agreed to sell and VVDIL agreed to purchase (i) the entire issued share capital of Cotai WaterJets (HK) at a consideration of HK$1.00; and (ii) the entire issued share capital of CotaiJet Holdings at a consideration of HK$1.00;

VII-2

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(ix)	the sale and purchase agreement dated September 28, 2009 entered into between VVDIL and VVDI (I) pursuant to which VVDIL agreed to sell and VVDI (I) agreed to purchase the entire issued share capital of World Sourcing at a consideration of HK$4,838,000;

(x)	the sale and purchase agreement dated September 28, 2009 entered into between VVDIL and VVDI (I) pursuant to which VVDIL agreed to sell and VVDI (I) agreed to purchase the entire issued share capital of Venetian Global at a consideration of US$1.00;

(xi)	the share transfer form dated [• ], 2009 entered into between VVDI (II) and our Company pursuant to which VVDI (II) agreed to transfer by means of contribution to our Company the entire issued share capital of VVDIL for nil consideration;

(xii)	the Novated and Restated Subordinated Promissory Note dated November 9, 2009 entered into between the Company (as maker), Las Vegas Sands, LLC (as payee) and VCL pursuant to which the Second Amended and Restated Subordinated Promissory Note dated March 27, 2006 entered into between VML (as maker) and Las Vegas Sands, LLC (as payee), as assigned by VML to VCL pursuant to the Transfer, Assignment and Assumption Agreement dated December 29, 2006, was amended such that the repayment obligation of the principal amount of US$50.0 million owed by VCL to Las Vegas Sands, LLC was assigned to and assumed by our Company;

(xiii)	the Novated and Restated Subordinated Promissory Note dated November 9, 2009 entered into between the Company (as maker), LVS (as payee) and VCL, pursuant to which the Amended and Restated Subordinated Promissory Note dated May 18, 2006 entered into between VML and Venetian Macau Finance Company (both as makers) and LVS (as payee), as assigned by VML and Venetian Macau Finance Company to VCL pursuant to the Transfer, Assignment and Assumption Agreement dated December 29, 2006, was amended such that the repayment obligation of the principal amount of US$71,951,472.40 owed by VCL to LVS was assigned to and assumed by our Company;

(xiv)	the Novated and Restated Subordinated Promissory Note dated November 9, 2009 entered into between our Company (as maker), LVS (as payee) and VML US Finance LLC pursuant to which the Amended and Restated Subordinated Promissory Note dated June 24, 2009 entered into between VML US Finance LLC (as maker) and LVS (as payee) was amended such that the repayment obligation of the principal amount of US$20.0 million owed by VML US Finance LLC to LVS was assigned to and assumed by our Company;

(xv)	the Novated and Restated Subordinated Promissory Noted dated November 9, 2009 entered into between our Company (as maker), LVS (as payee) and VML US Finance LLC pursuant to which the Amended and Restated Subordinated Promissory Note dated December 28, 2008 entered into between VML US Finance LLC (as maker) and LVS (as payee) was amended such that the repayment obligation of the principal amount of US$20.0 million owed by VML US Finance LLC to LVS was assigned to and assumed by our Company;

(xvi)	the promissory note dated September 4, 2009 entered into between our Company (as maker) and VVDI(II) (as payee) for the US$582.0 million received by VVDI(II) from the issue of the Bonds which were on-lent to our Company by way of an intercompany shareholder’s loan; and

(xvii)	[•].

VII-3

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

2.	Intellectual Property Rights of Our Group

(a)	As of the Latest Practicable Date, the following trademarks which were material in relation to the Group’s business were licensed to our Group:

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

The PAIZA	LAS VEGAS SANDS CORP.	41	November 5, 2003 – November 5, 2010	N/11820	Macau

The PAIZA CLUB	LAS VEGAS SANDS CORP.	41	November 5, 2003 – November 5, 2010	N/11821	Macau

	LAS VEGAS SANDS CORP.	42	December 7, 2005 – December 7, 2012	N/18227	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	February 10, 2003 – February 10, 2017	N/10488 (cl 35) N/10489 (cl 41) N/10490 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	February 10, 2003 – February 10, 2017	N/10491 (cl 35) N/10492 (cl 41) N/10493 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	February 10, 2003 – February 10, 2017	N/10494 (cl 35) N/10495 (cl 41) N/10496 (cl 42)	Macau

U PIN	LAS VEGAS SANDS CORP.	41	November 5, 2003 – November 5, 2010	N/11822	Macau

U PIN KOI LOK POU	LAS VEGAS SANDS CORP.	41	February 5, 2004 – February 5, 2011	N/11823	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10380 (cl 35) N/10381 (cl 41) N/10408 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10382 (cl 35) N/10383 (cl 41) N/10384 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10385 (cl 35) N/10386 (cl 41) N/10387 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10388 (cl 35) N/10389 (cl 41) N/10390 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10391 (cl 35) N/10393 (cl 41) N/10395 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10396 (cl 35) N/10397 (cl 41) N/10398 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	February 5, 2004 – February 5, 2011	N/12408 (cl 35) N/12407 (cl 41) N/12406 (cl 42)	Macau

VII-4

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

	LAS VEGAS SANDS CORP.	35, 41, 42	February 5, 2004 – February 5, 2011	N/12411 (cl 35) N/12410 (cl 41) N/12409 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	May 11, 2004 – May 11, 2011	N/13008 (cl 35) N/13010 (cl 41) N/13009 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	May 11, 2004 – May 11, 2011	N/13011 (cl 35) N/13012 (cl 41) N/13013 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10399 (cl 35) N/10400 (cl 41) N/10401 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10402 (cl 35) N/10403 (cl 41) N/10404 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10405 (cl 35) N/10406 (cl 41) N/10407 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10409 (cl 35) N/10410 (cl 41) N/10411 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	January 10, 2003 – January 10, 2017	N/10412 (cl 35) N/10413 (cl 41) N/10414 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	35, 41, 42	February 10, 2003 – February 10, 2017	N/10485 (cl 35) N/10486 (cl 41) N/10487 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	39	May 30, 2007 – May 30, 2014	N/25968	Macau

	LAS VEGAS SANDS CORP.	39	May 30, 2007 – May 30, 2014	N/25969	Macau

	LAS VEGAS SANDS CORP.	39	May 30, 2007 – May 30, 2014	N/25972	Macau

	LAS VEGAS SANDS CORP.	3	November 22, 2005 – November 22, 2012	N/16216	Macau

	LAS VEGAS SANDS CORP.	14	November 22, 2005 – November 22, 2012	N/16217	Macau

	LAS VEGAS SANDS CORP.	16	November 22, 2005 – November 22, 2012	N/16218	Macau

	LAS VEGAS SANDS CORP.	18	November 22, 2005 – November 22, 2012	N/16219	Macau

	LAS VEGAS SANDS CORP.	32	November 22, 2005 – November 22, 2012	N/16220	Macau

	LAS VEGAS SANDS CORP.	33	November 22, 2005 – November 22, 2012	N/16221	Macau

VII-5

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

	LAS VEGAS SANDS CORP.	34	November 22, 2005 – November 22, 2012	N/16222	Macau

	LAS VEGAS SANDS CORP.	35	November 22, 2005 – November 22, 2012	N/16223	Macau

	LAS VEGAS SANDS CORP.	36	November 22, 2005 – November 22, 2012	N/16224	Macau

	LAS VEGAS SANDS CORP.	37	November 22, 2005 – November 22, 2012	N/16225	Macau

	LAS VEGAS SANDS CORP.	39	November 22, 2005 – November 22, 2012	N/16226	Macau

	LAS VEGAS SANDS CORP.	41	November 22, 2005 – November 22, 2012	N/16227	Macau

	LAS VEGAS SANDS CORP.	42	November 22, 2005 – November 22, 2012	N/16228	Macau

	LAS VEGAS SANDS CORP.	3, 6, 9, 14, 18, 20, 21, 25, 28, 32, 33, 34	May 8, 2006 – May 8, 2013	N/16440 (cl 3) N/16441 (cl 6) N/16442 (cl 9) N/16443 (cl 14) N/16444 (cl 18) N/16445 (cl 20) N/16446 (cl 21) N/16447 (cl 25) N/16448 (cl 28) N/16449 (cl 32) N/16450 (cl 33) N/16451 (cl 34) N/16452 (cl 35) N/16453 (cl 39) N/16454 (cl 41) N/16455 (cl 42)	Macau

	LAS VEGAS SANDS CORP.	39, 41, 43	December 14, 2008 – December 13, 2018	4634588 (cl 39) 4634589 (cl 41) 4634590 (cl 43)	China

	LAS VEGAS SANDS CORP.	39, 41, 43	December 14, 2008 – December 13, 2018	4634315 (cl 39) 4634316 (cl 41) 4634587 (cl 43)	China

	LAS VEGAS SANDS CORP.	35, 41	May 28, 2004 – May 27, 2014	3330106 (cl 35)	China

			December 21, 2007 – December 20, 2017	3395912 (cl 41)	China

COTAI STRIP	LAS VEGAS SANDS CORP.	3, 6, 9, 14, 18, 20, 21, 25, 28, 32, 33, 34, 35, 44	March 17, 2005 – March 16, 2015	300387856AA	Hong Kong

VII-6

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

	LAS VEGAS SANDS CORP.	36, 39, 41, 43, 44	August 3, 2005 – August 2, 2015	300470114	Hong Kong

COTAI STRIP	LAS VEGAS SANDS CORP.	39, 41, 43, 44	August 16, 2006 – August 15, 2016	01224632	Taiwan

COTAI STRIP	LAS VEGAS SANDS CORP.	35, 36	July 16, 2009 – July 15, 2019	01371323	Taiwan

COTAI STRIP	LAS VEGAS SANDS CORP.	3, 6, 9, 14, 18, 20, 21, 25, 28, 32, 33, 34, 35, 39, 41, 43, 44, 45	June 28, 2008 – June 27, 2018	4546182 (cl 03)	China
			December 21, 2007 – December 20, 2017	4546183 (cl 06)
			December 21, 2007 – December 20, 2017	4546186 (cl 09)

			July 21, 2008 – July 20, 2018	4546190 (cl 14)

			November 28, 2008 – November 27, 2018	4546175 (cl 18)

			July 14, 2008 – July 13, 2018	4546174 (cl 20)

			July 28, 2008 – July 27, 2018	4546173 (cl 21)

			November 28, 2008 – November 27, 2018	4546172 (cl 25)

			January 28, 2009 – January 27, 2019	4546171 (cl 28)

			October 28, 2007 – October 27, 2017	4546185 (cl 32)

			October 28, 2007 – October 27, 2017	4546170 (cl 33)

			October 28, 2007 – October 27, 2017	4546169 (cl 34)

			October 7, 2008 – October 6, 2018	4546189 (cl 35)

			October 7, 2008 – October 6, 2018	4546191 (cl 39)

			October 7, 2008 – October 6, 2018	4546168 (cl 41)

			October 7, 2008 – October 6, 2018	4546167 (cl 43)

			October 7, 2008 – October 6, 2018	4546166 (cl 44)

			October 7, 2008 – October 6, 2018	4546160 (cl 45)

VII-7

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

SANDS	LAS VEGAS SANDS CORP.	39, 41, 43, 45	April 29, 2008 – April 28, 2018	301104380	Hong Kong

	LAS VEGAS SANDS CORP.	39, 41, 43, 45	May 2, 2008 – May 1, 2018	301108025	Hong Kong

	LAS VEGAS SANDS CORP.	35, 39, 41, 43	February 6, 2008 – February 5, 2018	301048130	Hong Kong

	LAS VEGAS SANDS CORP.	35, 39, 41, 43	April 29, 2008 – April 28, 2018	301104353	Hong Kong

	LAS VEGAS SANDS CORP.	36, 39, 41, 43, 44	August 3, 2005 – August 2, 2015	300470141	Hong Kong

	LAS VEGAS SANDS CORP.	36, 39, 41, 43, 44	August 3, 2005 – August 2, 2015	300470132	Hong Kong

	LAS VEGAS SANDS CORP.	3, 6, 9, 14, 16, 18, 20, 21, 25, 28, 29, 30, 34, 39, 41, 43, 44, 45	January 7, 2008 – January 6, 2018	301026666	Hong Kong

THE VENETIAN	LAS VEGAS SANDS CORP.	3, 6, 9, 14, 16, 18, 20, 21, 25, 28, 29, 30, 34, 35, 44, 45	July 16, 2009 – July 15, 2019	01371211	Taiwan

THE VENETIAN	LAS VEGAS SANDS CORP.	36, 39, 41, 43	February 16, 2009 – February 15, 2019	01351223	Taiwan

	LAS VEGAS SANDS CORP.	36, 39, 41, 43	February 16, 2009 – February 15, 2019	01351220	Taiwan

	LAS VEGAS SANDS CORP.	3, 9, 16, 18, 21, 25, 28	June 1, 2009 – May 31, 2019	01365514	Taiwan

	LAS VEGAS SANDS CORP.	36, 39, 41, 43	February 16, 2009 – February 15, 2019	01351221	Taiwan

VII-8

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

	LAS VEGAS SANDS CORP.	3, 6, 9, 14, 16, 18, 20, 21, 25, 28, 29, 30, 34, 35, 44, 45	July 1, 2009 – June 30, 2019	01369258	Taiwan

	LAS VEGAS SANDS CORP.	36, 39, 41, 43	February 16, 2009 – February 15, 2019	01351222	Taiwan

PAIZA	LAS VEGAS SANDS CORP.	3, 16, 21, 25, 34, 41, 43, 45	August 13, 2007 – August 12, 2017	300933282	Hong Kong

	LAS VEGAS SANDS CORP.	3, 16, 21, 25, 34, 41, 43, 45	August 13, 2007 – August 12, 2017	300933273	Hong Kong

GRAND CANAL SHOPS	LAS VEGAS SANDS CORP.	35, 36, 41	August 3, 2005 – August 2, 2015	300470123	Hong Kong

	LAS VEGAS SANDS CORP.	16, 35, 41, 43, 44	April 29, 2008 – April 28, 2018	301104371	Hong Kong

THE COTAI STRIP COTAIJET	LAS VEGAS SANDS CORP.	39	August 2, 2007 – August 1, 2017	300926497	Hong Kong

	LAS VEGAS SANDS CORP.	39, 41, 45	May 14, 2008 – May 13, 2018	301115540	Hong Kong

	LAS VEGAS SANDS CORP.	12, 16, 39, 45	September 4, 2008 – September 3, 2018	301195425	Hong Kong

	LAS VEGAS SANDS CORP.	16, 39, 45	September 4, 2008 – September 3, 2018	301195434	Hong Kong

	LAS VEGAS SANDS CORP.	18, 20, 21, 35, 39, 41, 43	September 4, 2008 – September 3, 2018	301195470	Hong Kong

	LAS VEGAS SANDS CORP.	18, 20, 21, 39	September 4, 2008 – September 3, 2018	301195452	Hong Kong

	LAS VEGAS SANDS CORP.	12, 16, 18, 20, 21, 39, 45	September 4, 2008 – September 3, 2018	301195489	Hong Kong

	LAS VEGAS SANDS CORP.	18, 20, 21, 35, 41, 43	September 4, 2008 – September 3, 2018	301195443	Hong Kong

VII-9

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

	LAS VEGAS SANDS CORP.	39, 41	December 1, 2008 – November 30, 2018	01340941	Taiwan

THE COTAI STRIP COTAIJET	LAS VEGAS SANDS CORP.	39, 41	September 1, 2008 – August 31, 2018	01327777	Taiwan

	LAS VEGAS SANDS CORP.	41, 43	July 16, 2009 – July 15, 2019	01371325	Taiwan

A. B.	LAS VEGAS SANDS CORP.	9, 12, 16, 18, 20, 21, 35, 39, 41, 43	September 3, 2008 – September 2, 2018	301194543	Hong Kong

COTAI STRIP COTAITRAVEL	LAS VEGAS SANDS CORP.	39	July 16, 2009 – July 15, 2019	01370977	Taiwan

	LAS VEGAS SANDS CORP.	39	July 16, 2009 – July 15, 2019	01370978	Taiwan

COTAI STRIP COTAIARENA	LAS VEGAS SANDS CORP.	41, 43	July 16, 2009 – July 15, 2019	01371326	Taiwan

COTAI STRIP COTAIREWARDS CLUB	LAS VEGAS SANDS CORP.	35, 41	July 16, 2009 – July 15, 2019	01371322	Taiwan

	LAS VEGAS SANDS CORP.	35, 41	July 16, 2009 – July 15, 2019	01371324	Taiwan

	LAS VEGAS SANDS CORP.	12	August 24, 2009 – August 24, 2016	N/35268	Macau

	LAS VEGAS SANDS CORP.	12	August 24, 2009 – August 24, 2016	N/35274	Macau

	LAS VEGAS SANDS CORP.	12	August 24, 2009 – August 24, 2016	N/35280	Macau

	LAS VEGAS SANDS CORP.	12	August 24, 2009 – August 24, 2016	N/35283	Macau

	LAS VEGAS SANDS CORP.	12	August 24, 2009 – August 24, 2016	N/35294	Macau

The Group is also licensed to use marks similar to the ones disclosed above which are registered or under application in countries outside the Restricted Zone, for the purpose of marketing its businesses within the Restricted Zone.

VII-10

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(b)	As of the Latest Practicable Date, the following trademarks which were material in relation to the Group’s business were owned by our Group:

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

COTAI PLAZA CASINO	Venetian Macau Limited	12	July 10, 2008 – July 9, 2018	301157085	Hong Kong

COTAI PLAZA CASINO	Venetian Macau Limited	41	January 9, 2008 – January 8, 2018	301028411	Hong Kong

	Venetian Travel Limited	39	July 30, 2007 – July 30, 2014	N/25980	Macau

	Venetian Travel Limited	39	February 2, 2009 – February 2, 2016	N/25978	Macau

	Venetian Macau Limited	41	December 7, 2005 – December 7, 2012	N/18228	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12909	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12910	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12911	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12912	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12913	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12914	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12915	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/12916	Macau

	Venetian Macau Limited	42	May 11, 2004 – May 11, 2011	N/13006	Macau

	Venetian Macau Limited	41	May 11, 2004 – May 11, 2011	N/13007	Macau

	Venetian Macau Limited	43	January 9, 2007 – January 9, 2014	N/23365	Macau

VII-11

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

BAR FLORIAN / LOK IAN PA (C.C.) /	Venetian Cotai Limited	43	March 28, 2008 – March 28, 2015	N31739	Macau

IMPERIAL HOUSE / DIM SUM / TAI WONG TIM SAM (C.C.) /	Venetian Cotai Limited	43	March 28, 2008 – March 28, 2015	N/31740	Macau

CAN TON / HEI UT (C.C.)	Venetian Cotai Limited	43	March 28, 2008 – March 28, 2015	N/31741	Macau

BELLINI / LOUNGE / PAK LEI CHAO LONG (C.C.) /	Venetian Cotai Limited	43	March 28, 2008 – March 28, 2015	N/31742	Macau

RED DRAGON NOODLES / CHEK LONG MIN KUN (C.C.) /	Venetian Cotai Limited	43	March 28, 2008 – March 28, 2015	N/31743	Macau

	Venetian Cotai Limited	39	April 23, 2008 – April 23, 2015	N/31066	Macau

	Venetian Cotai Limited	39	April 23, 2008 – April 23, 2015	N/31067	Macau

	Venetian Cotai Limited	39	April 23, 2008 – April 23, 2015	N/31065	Macau

	Venetian Cotai Limited	39	April 23, 2008 – April 23, 2015	N/31064	Macau

	Venetian Cotai Limited	39	August 2, 2007 – August 1, 2017	300926488	Hong Kong

COTAIJET	Venetian Cotai Limited	39	August 2, 2007 – August 1, 2017	300926479	Hong Kong

	Venetian Cotai Limited	39	August 2, 2007 – August 1, 2017	300926505	Hong Kong

	Venetian Cotai Limited	39, 41	December 1, 2008 – November 30, 2018	01340940	Taiwan

COTAIJET	Venetian Cotai Limited	39, 41	October 1, 2008 – September 30, 2018	01332109	Taiwan

VII-12

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Material Trademark	Registered Owner	Class	Validity Period	Registration No.	Place of Registration

	Venetian Macau Limited	35, 39, 41, 43, 45	May 25, 2009 – May 25, 2016	N/40581 (cl.35) N/40582 (39) N/40583 (41) N/40584 (43) N/40585 (45)	Macau

The Group is also licensed to use marks similar to the ones disclosed above which are registered or under application in countries outside the Restricted Zone, for the purpose of marketing its businesses within the Restricted Zone.

Save as aforesaid, there are no other trademarks or intellectual property rights which are material in relation to our business.

C.	FURTHER INFORMATION ABOUT OUR DIRECTORS AND EXPERTS

1.	Particulars of Service Contracts

(a)	Executive Directors

Each of the executive Directors has entered into an appointment letter with our Company under which they agreed to act as executive Directors for an initial term of [•] years commencing from their respective date of appointment, which may be terminated by not less than [•] months’ notice in writing served by either the executive Director or our Company.

The appointments of the executive Directors are subject to the provisions of retirement and rotation of Directors under the Articles.

Under Mr. Stephen John Weaver’s existing employment contract with Venetian Marketing Services Limited, he is also entrusted with responsibilities with respect to retail leasing activities in Marina Bay Sands, which is not part of our Group. Such leasing is approximately 80.0% completed, and expected to be completed by [• ] 2010. Mr. Weaver’s remuneration in respect of such responsibilities is borne by companies in the LVS Group and our Company does not have any obligation to pay him, nor does our Company receive any reimbursement from any LVS Group companies in respect of such remuneration. Mr. Weaver is not expected to spend significant amounts of time on the completion of these responsibilities. Proposals to lease in Singapore are unlikely to be in direct competition with proposals to lease in Macau, since retail outlets in the two geographical locations address very different consumer demographics and the marketing space, location, estimated traffic, vicinity to unfriendly competition and other retail metrics will unlikely be comparable in any particular case. Accordingly, we consider that there is no potential conflict or competition with respect to the position of our Company for Mr. Weaver to continue discharging and complete such responsibilities owed to Marina Bay Sands. Mr. Weaver’s transitional duties in this regard are subject to review by the General Counsel of our Company from time to time, and in the event that our Company considers that there may be a conflict with his duties to our Company in respect of any particular leasing proposal, then Mr. Weaver and LVS have agreed that he will not be involved in the handling of the proposal considered by our Company to create a conflict for him. With regard to Mr. Weaver’s duties as a Director of our Company, until such time when his remuneration under such contract is settled by LVS at the end of such contract, currently expected to be [•] 2010, Mr. Weaver will, if required under our Articles of Association, the Cayman Companies Law or the Listing Rules or other regulatory requirement, recuse in respect of any resolution of our Board where the counterparty is a member of the LVS Group or the transaction is one in which a member of LVS Group is materially interested otherwise than through LVS’s shareholding in our Company.

VII-13

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(b)	Non-executive Directors and Independent Non-executive Directors

Each of the non-executive Directors and the independent non-executive Directors has signed an appointment letter with our Company for a term of [•] years with effect from their respective date of appointment. Under their respective appointment letters, the non-executive Directors are not entitled to any director’s fee, and each of the independent non-executive Directors is entitled to a fixed director’s fee. The appointments are subject to the provisions of retirement and rotation of Directors under the Articles.

(c)	Others

(i)	Save as disclosed above, none of the Directors has entered into any service contract with any member of our Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation other than statutory compensation).

(ii)	During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, the aggregate of the remuneration received by our Directors (including fees, salaries, contributions to pension schemes, housing allowances, share-based compensation benefits and other allowances and benefits in kind and discretionary bonuses) from us was approximately US$1.6 million, US$4.0 million, US$2.6 million and US$1.3 million, respectively. Details of the Directors’ remuneration are also set out in note 7 of the “Accountant’s Report” set out in Appendix I to this document.

(iii)	Under the arrangements currently in force, the aggregate of the remuneration (including fees, salaries, contributions to pension schemes, housing allowances, share-based compensation benefits and other allowances and benefits in kind, excluding discretionary bonuses) payable to our Directors for the year ending December 31, 2009 is estimated to be approximately US$5.2 million.

(iv)	None of the Directors or any past directors of any members of our Group has been paid any sum of money for the three years ended December 31, 2008 (i) as an inducement to join or upon joining our Company or (ii) for loss of office as a director of any member of our Group or of any other office in connection with the management of the affairs of any member of our Group.

(v)	There has been no arrangement under which a Director has waived or agreed to waive any remuneration or benefits in kind for the three years ended December 31, 2008.

(vi)	None of the Directors has been or is interested in the promotion of, or in the property proposed to be acquired by, our Company, and no sum has been paid or agreed to be paid to any of them in cash or shares or otherwise by any person either to induce him to become, or to qualify him as, a Director, or otherwise for services rendered by him in connection with the promotion or formation of our Company.

2.	Competing Interest of the Directors

Please refer to “Relationship with Our Controlling Shareholders.”

3.	Fees or Commissions Received

Save as disclosed in this document, none of the Directors or any of the persons whose names are listed in “Other Information—Consents of Experts” in this Appendix VII had received any commissions, discounts, agency fee, brokerages or other special terms in connection with the issue or sale of any capital of any member of our Group within the two years immediately preceding the date of this document.

4.	Disclaimers

Save as disclosed this document:

(a)	none of our Directors has any direct or indirect interest in the promotion of our Company, or in any assets which have within the two years immediately preceding the date of this

VII-14

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

document, been acquired or disposed of by or leased to any member of our Group, or are proposed to be acquired or disposed of by or leased to any member of our Group;

(b)	none of our Directors, is materially interested in any contract or arrangement subsisting at the date of this document which is significant in relation to the business of our Group taken as a whole;

(c)	none of the Directors has any existing or proposed service contracts with any member of our Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)); and

(d)	none of the Directors, their respective associates or shareholders of our Company is interested in more than 5.0% of the issued share capital of our Company has any interests in the five largest suppliers of our Group.

D.	SHARE OPTION SCHEME

The following is a summary of the principal terms of the Share Option Scheme conditionally adopted by our Shareholders on November 8, 2009.

(a)	Purpose

The Share Option Scheme provides a means through which our Group may attract able persons to enter and remain in the employ of our Group and provides a means whereby employees, directors and consultants of our Group can acquire and maintain Share ownership, thereby strengthening their commitment to the welfare of our Group and promoting an identity of interest between Shareholders and these persons.

(b)	Who may join

Participation shall be limited to the following persons (the “Eligible Persons”) who have entered into an option agreement with us or who have received written notification from the committee established by our Board to administer the Equity Award Plan adopted by our Board on November 8, 2009 (the “Committee”), or from a person designated by the Committee, that they have been selected to participate in the Share Option Scheme:

(i)	any individual regularly employed by us or any of our subsidiaries, provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument related thereto;

(ii)	director of our Company or any of our subsidiaries; or

(iii)	consultant or advisor to our Company or any of our subsidiaries,

such individual as set out in (i) to (iii) above having an annual salary of at least HK$1,162,500 or its equivalent.

(c)	Acceptance of an offer of options to subscribe for Shares granted pursuant to the Share Option Scheme

Each option granted under the Share Option Scheme shall be evidenced by an option agreement. Except as specifically provided otherwise in such option agreement, each option granted under the Share Option Scheme shall be subject to the following terms and conditions:

(i)	each option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii)

no Shares shall be delivered pursuant to any exercise of an option until we have received full payment of the exercise price (the “Option Price”) per Share for each option therefor. Each option shall cease to be exercisable, as to any Share, when the

VII-15

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

grantee purchases the Share or exercises a related share appreciation right or when the option expires.

(iii)	subject to paragraph (i) below, options shall not be transferable by the grantee except by will or the laws of descent and distribution and shall be exercisable during the grantee’s lifetime only by him.

(iv)	each option shall vest and become exercisable by the grantee in accordance with the vesting schedule established by the Committee and set forth in the option agreement.

(v)	an option agreement may, but need not, include a provision whereby a grantee may elect, at any time before the termination of the grantee’s employment with us, to exercise the option as to any part or all of the Shares subject to the option prior to the full vesting of the option. Any unvested Shares so purchased may, subject to law, be subject to a share repurchase option in favor of us or to any other restriction the Committee determines to be appropriate.

The exercise of any option shall be subject to our Shareholders in general meeting approving any necessary increase in the authorized share capital of our Company.

Shares shall be deemed to have been used in settlement of options whether they are actually delivered or the Fair Market Value (as defined below) equivalent of such shares is paid in cash, provided however, that Shares delivered (either directly or by means of attestation) in full or partial payment of the Option Price (as defined in paragraph (f) below) shall be deducted from the number of Shares delivered to the grantee pursuant to such option for purposes of determining the number of Shares acquired pursuant to the Share Option Scheme.

“Fair Market Value” on a given date means [•].

(d)	Maximum number of Shares

The maximum number of Shares or other share-based awards may be granted (including Shares in respect of which options, whether exercised or still outstanding, have already been granted) under the Share Option Scheme and under any other plans of our Company must not in aggregate exceed 10.0% of the total number of Shares in issue immediately upon completion of the [•] and the [•], being [•] Shares (the “Scheme Limit”), excluding for this purpose Shares which would have been issuable pursuant to options which have lapsed in accordance with the terms of the Share Option Scheme (or any other share option schemes of our Company). Subject to the issue of a circular by our Company and the approval of our Shareholders in general meeting and/or such other requirements prescribed under the Listing Rules from time to time, the Board may:

(i)	renew this limit at any time to 10.0% of the Shares then in issue (the “New Scheme Limit”) as of the date of the approval by our Shareholders in general meeting; and/or

(ii)	grant options beyond the Scheme Limit to Eligible Persons specifically identified by the Board. The circular issued by our Company to our Shareholders shall contain a generic description of the specified Eligible Persons who may be granted such options, the number and terms of the options to be granted, the purpose of granting options to the specified Eligible Persons with an explanation as to how the options serve such purpose, the information required under Rule 17.02(2)(d) and the disclaimer required under Rule 17.02(4) of the Listing Rules.

Notwithstanding the foregoing, the Shares which may be issued upon exercise of all outstanding options and other share-based awards granted and yet to be exercised under the Share Option Scheme and any other plans of our Company at any time shall not exceed 30.0% of the Shares in issue from time to time (the “Maximum Limit”). No options shall be granted under any schemes of our Company (including the Share Option Scheme) if this will result in the Maximum Limit being exceeded. In order to prevent substantial enlargement or

VII-16

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

dilution of a grantee’s rights in a manner consistent with the purposes of the Share Option Scheme, the Committee shall make an equitable adjustment or substitution to the number, price or kind of a Share or other consideration subject to such scheme or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of our Company by reason of share or extraordinary cash dividends, share splits, reverse share splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any option or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrant equitable adjustment because it interferes with the intended operation of the Share Option Scheme, provided however, that the manner of any such equitable adjustment shall be determined by the Committee in its sole discretion in compliance with the Listing Rules and their decision shall be final and conclusive and binding on us and the grantees.

(e)	Maximum number of options to any one individual

The total number of Shares issued and which may fall to be issued upon exercise of the options granted under the Share Option Scheme and any other share option schemes of our Company (including both exercised, outstanding options and Shares which were the subject of options which have been granted and accepted under the Share Option Scheme or any other scheme of our Company) to each Eligible Person in any 12-month period up to the Date of Grant shall not exceed 1.0% of the Shares in issue as of the Date of Grant. Any further grant of options in excess of this 1.0% limit shall be subject to:

(i)	the issue of a circular by our Company containing the identity of the Eligible Person, the numbers of and terms of the options to be granted (and options previously granted to such participant), the information as required under Rules 17.02(2)(d) and the disclaimer required under 17.02(4) of the Listing Rules; and

(ii)	the approval of our Shareholders in general meeting and/or other requirements prescribed under the Listing Rules from time to time with such Eligible Person and his associates (as defined in the Listing Rules) abstaining from voting. The numbers and terms (including the exercise price) of options to be granted to such person must be fixed before our Shareholders’ approval unless provided otherwise in the Listing Rules, the date on which the Committee grants or the date of the meeting at which the Committee proposes to grant the options to such Eligible Person shall be taken as the Date of Grant for the purpose of determining the Option Price of the Shares.

(f)	Price of Shares

The exercise price (“Option Price”) per Share for each option shall be set by the Committee at the time of grant but shall not be less than the highest of:

(i)	the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange on the Date of Grant which must be a business day;

(ii)	the average of the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the 5 business days immediately preceding the Date of Grant; and

(iii)	the nominal value of a Share,

[•]

The Option Price shall be payable (i) in cash and/or Shares valued at the Fair Market Value at the time the Option is exercised (including by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to us), (ii) in the

VII-17

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

discretion of the Committee, either (a) in other property having a fair market value on the date of exercise equal to the Option Price or (b) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to us an amount of loan proceeds, or proceeds from the sale of the Shares subject to the Option, sufficient to pay the Option Price or (iii) by such other method as the Committee may allow.

(g)	Granting options to connected persons

Any grant of options to a director, chief executive or substantial shareholder (as defined in the Listing Rules) of our Company or any of their respective associates is required to be approved by the independent non-executive Directors (excluding any independent non-executive Director who is the grantee of the Options in question). If the Committee proposes to grant options to a substantial shareholder or any independent non-executive Director or their respective associates (as defined in the Listing Rules) which will result in the number of Shares issued and to be issued upon exercise of options granted and to be granted (including options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant:

(i)	representing in aggregate over 0.1% of the Shares in issue or such other percentage as may be from time to time provided under the Listing Rules; and

(ii)	having an aggregate value in excess of HK$5.0 million or such other sum as may be from time to time provided under the Listing Rules, based on the closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange at the date of each grant, such further grant of options will be subject to the approval of the independent non-executive Directors as referred to in this paragraph, the issue of a circular by our Company and the approval of our Shareholders in general meeting on a poll at which all connected persons of our Company shall abstain from voting in favor, and/or such other requirements prescribed under the Listing Rules from time to time. Any vote taken at the meeting to approve the grant of such options shall be taken as a poll.

The circular to be issued by our Company to our Shareholders pursuant to the above paragraph shall contain the following information:

(i)	the details of the number and terms (including the exercise price) of the options to be granted to each selected Eligible Person which must be fixed before our Shareholders’ meeting and the date of Board meeting for proposing such further grant shall be taken as the date of grant for the purpose of calculating the exercise price of such options;

(ii)	a recommendation from the independent non-executive Directors (excluding any independent non-executive Director who is the grantee of the options) to the independent Shareholders as to voting;

(iii)	the information required under Rule 17.02(2)(c) and (d) and the disclaimer required under Rule 17.02(4) of the Listing Rules; and

(iv)	the information required under Rule 2.17 of the Listing Rules.

(h)	Restrictions on the times of grant of Options

A grant of options may not be made after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been announced pursuant to the requirements of the Listing Rules. In particular, no options may be granted during the period commencing one month immediately preceding the earlier of:

(i)	the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of our Company’s results for any

VII-18

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

year, half-year, quarterly or other interim period (whether or not required under the Listing Rules); and

(ii)	the deadline for our Company to publish an announcement of the results for any year, or half-year, or quarterly or other interim period (whether or not required under the Listing Rules),

and ending on the date of actual publication of such results announcement, and where an option is granted to a Director or a “relevant employee” (as defined below):

(iii)	no options shall be granted during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(iv)	during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

“Relevant employee” as used in this paragraph (h) shall include any employee of the Company or a director or employee of a subsidiary or holding company of the Company who, because of such office or employment, is likely to be in possession of unpublished price sensitive information in relation to the Company or its securities.

(i)	Rights are personal to grantee

Each option shall be exercisable only by a grantee during the grantee’s lifetime, or, if permissible under applicable law, by the grantee’s legal guardian or representative. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a grantee other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against our Company or any of our subsidiaries; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(j)	Duration of the Share Option Scheme

No option may be vested more than 10 years after the Date of Grant (the “Option Period”). Subject to earlier termination by our Company in general meeting or by the Board, the Share Option Scheme shall be valid and effective for a period of 10 years from [•].

(k)	Performance target

A grantee may be required to achieve any performance targets as the Committee may then specify in the grant before any options granted under the Share Option Scheme can be exercised.

(l)	Rights on ceasing employment/death

(i)	Death/Disability. If the grantee’s employment with the Company and its subsidiaries terminates on account of the grantee’s death or by the Company or any Subsidiary due to disability, the unvested portion of the option shall expire on the date of termination and the vested portion of the option shall remain exercisable by the grantee through the earlier of (A) the expiration of the Option Period or (B) one year following the date of termination on account of death or disability.

(ii)

Termination Other than due to Death/Disability or for Cause (as defined below).    If the grantee’s employment with the Company and its subsidiaries is terminated for any reason other than on account of the grantee’s death or by the Company or any

VII-19

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

subsidiary due to disability or for Cause, the unvested portion of the option shall expire on the date of termination and the vested portion of the option shall remain exercisable by the grantee through the earlier of (A) the expiration of the Option Period or (B) ninety (90) days following such termination.

“Cause” shall have the definition in any existing employment, consulting or any other agreement between the grantee and our Company or any of our subsidiaries or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the grantee has ceased to perform his duties to our Company, or any of our subsidiaries (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the Committee’s determination that the grantee has engaged or is about to engage in conduct materially injurious to our Company or any of our subsidiaries, (iii) the grantee having been convicted of, or pleading guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (iv) the failure of the grantee to follow the lawful instructions of the Board or his direct superiors or (v) in the case of a grantee who is a Non-Employee Director, the grantee ceasing to be a member of the Board in connection with the grantee engaging in any of the activities described in clauses (i) through (iv) above,

(m)	Rights on dismissal

If the grantee’s employment with the Company and its Subsidiaries is terminated by the Company or any Subsidiary for Cause, both the unvested and the vested portions of the Option shall terminate on the date of such termination.

(n)	Rights on a general offer or a scheme of arrangement

If a general offer, whether by way of a takeover offer, share repurchase offer or scheme of arrangement or otherwise in like manner is made to all the holders of Shares, or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror, our Company shall use all reasonable endeavors to procure that such offer is extended to all the grantees on the same terms, with appropriate changes, and assuming that they will become, by the vesting and exercise in full of the options granted to them (whether or not they have become exercisable), Shareholders. If such offer (other than a scheme of arrangement) becomes or is declared unconditional or such scheme of arrangement is formally proposed to the Shareholders, a grantee shall, notwithstanding any other terms on which his options were granted, be entitled to exercise his option (to the extent not already exercised) to its full extent or to the extent specified in the grantee’s notice to our Company in exercise of his option at any time up to the close of such offer or the record date for entitlements under a scheme of arrangement. Subject to the above, an option (to the extent not already exercised) will lapse automatically on the date on which such offer closes or the record date for entitlements under a scheme of arrangement.

(o)	Rights on winding-up

In the event a notice is given by our Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up our Company, our Company shall on the same date as or soon after it despatches such notice to each of our Shareholders give notice thereof to all grantees and thereupon, each grantee (or in the case of his death, his legal personal representative(s)) shall be entitled to exercise all or any of his options (to the extent not already exercised) at any time not later than two business days prior to the proposed general meeting of our Company referred to above by giving notice in writing to our Company, accompanied by a remittance for the full amount of the aggregate Option Price for the Shares in respect of which the notice is given, whereupon our Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting, allot the relevant Shares to the grantee credited as fully paid and register the grantee as holder thereof.

VII-20

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(p)	Rights on compromise or arrangement between our Company and its members or creditors

If a compromise or arrangement between our Company and its members or creditors is proposed for the purposes of a scheme for the restructuring of our Company or its amalgamation with any other companies pursuant to the laws of the jurisdiction in which our Company was incorporated, our Company shall give notice to all the grantees of the options on the same day as it gives notice of the meeting to its members or creditors summoning the meeting to consider such a scheme or arrangement and any grantee may by notice in writing to our Company accompanied by a remittance for the full amount of the aggregate subscription price for the Shares in respect of which the notice is given (such notice to be received by our Company not later than two business days prior to the proposed meeting), exercise the option to its full extent or to the extent specified in the notice and our Company shall as soon as possible in any event no later than the business day immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the grantee which falls to be issued upon on such exercise of the option credited as fully paid and register the grantee as a holder thereof.

With effect from the date of such meeting, the rights of all grantees to exercise their respective options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all options shall, to the extent that they have not been exercised, lapse. If for any reason such compromise or arrangement does not become effective and is terminated or lapses, the rights of grantees to exercise their respective options shall with effect from the date of the making of the order by the relevant court be restored in full as if such compromise or arrangement had not been proposed by us.

(q)	Ranking of Shares

The Shares to be allotted and issued upon the exercise of an option will not carry voting rights until completion of the registration of the grantee (or any other person nominated by the grantee) as the holder thereof. Subject to the aforesaid, Shares allotted and issued on the exercise of options will rank pari passu and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation as attached to the other fully paid Shares in issue on the date of issue, save that they will not rank for any dividend or other distribution declared or recommended or resolved to be paid or made by reference to a record date falling on or before the date of issue.

(r)	Effect of alterations to capital

In order to prevent substantial enlargement or dilution of a grantee’s rights in a manner consistent with the purposes of the Share Option Scheme, the Committee shall make an equitable adjustment or substitution to the number, price or kind of a Share or other consideration subject to such scheme or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of our Company by reason of share or extraordinary cash dividends, share splits, reverse share splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any option or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrant equitable adjustment because it interferes with the intended operation of the Share Option Scheme, provided however, that the manner of any such equitable adjustment shall be determined by the Committee in its sole discretion in compliance with the Listing Rules and their decision shall be final and conclusive and binding on us and the grantees.

VII-21

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Notwithstanding the above, in the event of any of the following:

(i)	our Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by Shareholders in a form other than shares or other equity interests of the surviving entity;

(ii)	all or substantially all of our assets are acquired by another person;

(iii)	the reorganization or liquidation of our Company; or

(iv)	our Company shall enter into a written agreement to undergo an event described in paragraphs (r)(i), (ii) or (iii) above,

then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding options and cause the holders thereof to be paid, in cash or Shares, or any combination thereof, the value of such options based upon the price per Share received or to be received by other Shareholders in the event. The terms of this paragraph may be varied by the Committee in any particular Award agreement.

(s)	Effect of Change in Control

Except to the extent provided in a particular option agreement:

(i)	In the event of a Change in Control (as defined below), notwithstanding any provision of the Share Option Scheme or any applicable option agreement to the contrary, the Committee may in its discretion provide that all options shall become immediately exercisable with respect to 100 per cent of the shares subject to such option;

“Change in Control” shall, unless in the case of a particular option where the applicable option agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(a)	the acquisition by any individual, entity or group of beneficial ownership of 50% or more (on a fully diluted basis) of either (1) our then outstanding Shares, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares (the “Outstanding Company Shares”) or (2) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided however, that for purposes of the Share Option Scheme, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by us or any of our subsidiaries, (II) any acquisition by any employee benefit plan sponsored or maintained by us or any of our subsidiaries, (III) any acquisition by Mr. Adelson or any related party or any group of which Mr. Adelson or a related party is a member (a “Designated Holder”), (IV) any acquisition which complies with clauses (1) and (2) of this paragraph, (V) in respect of an option held by a particular grantee, any acquisition by the grantee or any group of persons including the grantee (or any entity controlled by the grantee or any group of persons including the grantee); or (VI) LVS ceases to be a Controlling Shareholder of the Company;

(b)	individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board ) shall be an Incumbent Director;

(c)	the dissolution or liquidation of our Company;

VII-22

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(d)	the sale, transfer or other disposition of all or substantially all of the business or assets of our Company, other than any such sale, transfer or other disposition to one or more Designated Holders; or

(e)	the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving our Company that requires the approval of the Shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (a) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, and (b) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(ii)	in addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding options and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such options based upon the price per Share received or to be received by other Shareholders in the event.

(iii)	our obligations under the Share Option Scheme shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of our Company, or upon any successor corporation or organization succeeding to substantially all of our assets and business. We agree that we will make appropriate provisions for the preservation of grantees’ rights under the Share Option Scheme in any agreement or plan which we may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

(t)	Expiry of option

Without prejudice to paragraphs (r) and (s), an option shall lapse automatically and not vest (to the extent not already vested) after the earliest of:

(i)	the date of expiry of the option;

(ii)	the expiry of any of the periods referred to in paragraphs (l), (m), (n) or (o);

(iii)	the date on which the scheme of arrangement of our Company referred to in paragraph (p) becomes effective;

(iv)	subject to paragraph (o), the date of commencement of the winding-up of our Company; or

(v)	the date on which the Board shall exercise the our Company’s right to cancel the option at any time after the grantee commits a breach of paragraph (i) above or the options are cancelled in accordance with paragraph (u) below.

VII-23

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(u)	Cancellation of options

The Committee may, to the extent consistent with the terms of the Share Option Scheme, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any option theretofore granted or the associated option agreement, prospectively or retroactively, provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any grantee or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected grantee, holder or beneficiary; and provided further that, without Shareholder approval, no amendment or modification may reduce the Option Price of any option.

(v)	Amendment and Termination of the Share Option Scheme

The Board may amend, alter, suspend, discontinue, or terminate the Share Option Scheme or any portion thereof at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without Shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Share Option Scheme (including as necessary to comply with any applicable stock exchange listing requirement), and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any grantee or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected grantee, holder or beneficiary. The termination date of the Share Option Scheme, following which no options may be granted thereunder, is 10 years from the [•], provided that such termination shall not affect options then outstanding, and the terms and conditions of the Share Option Scheme shall continue to apply to such options.

(w)	Administration of the Board

The Share Option Scheme shall be subject to the administration of the Committee whose decision as to all matters arising in relation to the Share Option Scheme or its interpretation or effect (save as otherwise provided herein) shall be final and binding on all parties. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(x)	Disclosure in annual and interim reports

Our Company will disclose details of the Share Option Scheme in its annual and interim reports including the number of options, date of grant, exercise price, exercise period and vesting period during the financial year/period in the annual/ interim reports in accordance with the Listing Rules in force from time to time.

(y)	Present status of the Share Option Scheme

As of the Latest Practicable Date, no option had been granted or agreed to be granted under the Share Option Scheme.

[•].

E.	OTHER INFORMATION

1.	Litigation

There have not been any disputes, claims or legal proceedings relating to the Subconcession to which any of the companies in our Group are parties or under which any of the companies in our Group may become liable to make any payment or be responsible for any loss. LVS has confirmed to

VII-24

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

our Company that, save as disclosed below, there have not been any disputes, claims or legal proceedings relating to the Subconcession to which any of the companies in the LVS Group are parties or under which they may become liable to make any payment or be responsible for any loss.

Our Company is not a party to the dispute or proceedings forming the subject of the CDC Settlement. The settlement arose from an action filed by Clive Basset Jones, Darryl Steven Turok (a/k/a Dax Turok) and Cheong Jose Vai Chi (a/k/a Cliff Cheong) on January 26, 2006 against LVS, Las Vegas Sands, LLC, Venetian Venture Development, LLC and various unspecified individuals and companies in the District Court of Clark County, Nevada. The plaintiffs asserted breach of an agreement to pay a success fee in an amount equal to 5% of the ownership interest in VML, the entity that owns and operates the Macao gaming subconcession, as well as other related claims. In April 2006, LVS was dismissed as a party without prejudice based on a stipulation to do so between the parties. The impact of the settlement on our Company is the change in percentage shareholding of LVS in our Company, which has been disclosed on [•]. LVS has obtained from the counterparties to the confidential settlement agreement their consent with respect to such disclosure on [•].

Our Company understands from LVS that on June 30, 2008, the District Court of Clark County in Nevada entered a judgment against LVS in the amount of $58.6 million, including pre-judgment interest, in relation to a quantum meruit claim for the alleged value of consulting and other services provided by the plaintiff and his group in connection with LVS’s successful acquisition of a gaming concession in Macau. Our Company is not party to such dispute or proceedings or such judgment. Our Company understands from LVS that LVS believes it has factual, evidentiary and procedural grounds on which to pursue an appeal and that LVS is continuing to take vigorous action to appeal such judgment.

Further, our Company understands from LVS that proceedings were also previously commenced on February 5, 2007, by a party called Asian American Entertainment Corporation, Limited against certain companies in the LVS Group seeking damages and disgorgement of profits in relation to an alleged breach of a contract pursuant to which the plaintiff and LVS were to jointly develop hotels and casinos in Macau under any gaming concession successfully obtained by the joint venture parties. As we understand from LVS, the original action comprised several other claims which were subsequently held to have become time-barred, and at this point in time, the proceedings in respect of the one remaining claim, as described above, are in the preliminary discovery phase, and trial is not likely to occur until late 2010 or early 2011. Our Company is not party to such dispute or such proceedings.

Save and except as disclosed in “Business—Legal Proceedings,” as of the Latest Practicable Date, we are not aware of any other litigation or arbitration proceedings of material importance pending or threatened against us or any of our Directors that could have a material adverse effect on our financial condition or results of operations.

2.	Taxation of Holders of Shares

(a)	Hong Kong

The sale, purchase and transfer of Shares registered with our Company’s Hong Kong branch register of members will be subject to Hong Kong stamp duty and the current rate charged on each of the purchaser and seller is 0.1% of the consideration of, or if higher, the fair value of the Shares being sold or transferred. Profits from dealings in the Shares arising in or derived from Hong Kong may also be subject to Hong Kong profits tax for persons who carry on a business of trading or dealing in securities in Hong Kong. No Hong Kong stamp duty will be levied on the transfer of shares that are registered on a share register outside Hong Kong.

VII-25

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed ‘‘Warning’’ on the cover of this Web Proof Information Pack.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(b)	Consultation with Professional Advisers

Intending holders of the Shares are recommended to consult their professional advisers if they are in doubt as to the taxation implications of subscribing for, purchasing, holding or disposing of or dealing in the Shares. It is emphasized that none of our Company, or the Directors can accept responsibility for any tax effect on, or liabilities of, holders of Shares resulting from their subscription for, purchase, holding or disposal of or dealing in Shares or exercise of any rights attaching to them.

3.	Binding Effect

This document shall have the effect, if an application is made in pursuance of this document, of rendering all persons concerned bound by all of the provisions (other than the penal provisions) of sections 44A and 44B of the Companies Ordinance insofar as applicable.

4.	Miscellaneous

(a)	Save as disclosed in this document, within the two years immediately preceding the date of this document:

(i)	no share or loan capital of our Company or any of our subsidiaries has been issued or agreed to be issued or is proposed to be fully or partly paid either for cash or a consideration other than cash;

(ii)	no share or loan capital of our Company or any of our subsidiaries is under option or is agreed conditionally or unconditionally to be put under option;

(iii)	no founders or management or deferred shares of our Company or any of our subsidiaries have been issued or agreed to be issued;

(iv)	no commissions, discounts, brokerages or other special terms have been granted or agreed to be granted in connection with the issue or sale of any share or loan capital of our Company or any of our subsidiaries; and

(v)	no commission has been paid or is payable for subscription, agreeing to subscribe, procuring subscription or agreeing to procure subscription of any share in our Company or any of our subsidiaries.

(b)	Our Directors confirm that:

(i)	there has been no material adverse change in the financial or trading position or prospects of our Group since June 30, 2009 (being the date to which the latest audited combined financial statements of our Group were prepared); and

(ii)	there has not been any interruption in the business of our Group which may have or has had a significant effect on the financial position of our Group in the 12 months preceding the date of this document.

(c)	No company within our Group is presently listed on any stock exchange or traded on any trading system.

(d)	The Directors have been advised that, under the Cayman Companies Law, the use of a Chinese name by our Company for identification purposes only does not contravene the Cayman Companies Law.

VII-26